EXHIBIT 4


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                             BCAP TRUST LLC 2007-AA3

                       MORTGAGE PASS-THROUGH CERTIFICATES

                                 SERIES 2007-AA3

                                 TRUST AGREEMENT

                                      among

                                    BCAP LLC,
                                   Depositor,

                             WELLS FARGO BANK, N.A.,
                                    Custodian

                                       and

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                     Trustee

                                Dated May 1, 2007

================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions.......................................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans......................................
Section 2.02  Acceptance by the Custodian of the Mortgage Loans.................
Section 2.03  Execution and Delivery of Certificates............................
Section 2.04  REMIC Matters.....................................................
Section 2.05  Representations and Warranties of the Depositor...................
Section 2.06  Representations and Warranties of the Custodian...................

                                   ARTICLE III

                                 TRUST ACCOUNTS

Section 3.01  Distribution Account and Excess Reserve Fund Accounts.............
Section 3.02  Investment of Funds in the Distribution Account...................

                                   ARTICLE IV

                                  DISTRIBUTIONS

Section 4.01  Priorities of Distribution........................................
Section 4.02  Monthly Statements to Certificateholders..........................
Section 4.03  Allocation of Applied Realized Loss Amounts.......................
Section 4.04  Certain Matters Relating to the Determination of LIBOR............
Section 4.05  Supplemental Interest Accounts and Posted Collateral Accounts.....
Section 4.06  Interest Rate Cap Accounts........................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates..................................................
Section 5.02  Certificate Register; Registration of Transfer and
               Exchange of Certificates.........................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates.................
Section 5.04  Persons Deemed Owners.............................................
Section 5.05  Access to List of Certificateholders' Names and Addresses.........
Section 5.06  Maintenance of Office or Agency...................................

                                   ARTICLE VI

                                  THE DEPOSITOR

Section 6.01  Respective Liabilities of the Depositor...........................
Section 6.02  Merger or Consolidation of the Depositor..........................
Section 6.03  Limitation on Liability of the Depositor and Others...............
Section 6.04  Option to Purchase Defaulted Mortgage Loans.......................

                                   ARTICLE VII

                                SERVICER DEFAULT

Section 7.01  Events of Default.................................................
Section 7.02  Trustee to Act; Appointment of Successor..........................
Section 7.03  Notification to Certificateholders................................

                                  ARTICLE VIII

      CONCERNING THE TRUSTEE, THE CUSTODIAN, VARIOUS TAX MATTERS, SERVICING
                          REPORTS AND PERIODIC FILINGS

Section 8.01  Duties of the Trustee.............................................
Section 8.02  [Reserved]........................................................
Section 8.03  Certain Matters Affecting the Trustee.............................
Section 8.04  Trustee and Custodian Not Liable for Certificates or
               Mortgage Loans...................................................
Section 8.05  Trustee May Own Certificates......................................
Section 8.06  Trustee's and Custodian's Fees and Expenses.......................
Section 8.07  Eligibility Requirements for the Trustee..........................
Section 8.08  Resignation and Removal of the Trustee............................
Section 8.09  Successor Trustee.................................................
Section 8.10  Merger or Consolidation of the Trustee............................
Section 8.11  Appointment of Co-Trustee or Separate Trustee.....................
Section 8.12  Tax Matters.......................................................
Section 8.13  Annual Reports on Assessment of Compliance with
               Servicing Criteria; Annual Independent Public Accountants'
               Attestation Report...............................................
Section 8.14  Periodic Filings..................................................
Section 8.15  Tax Classification of the Excess Reserve Fund Accounts,
               the Supplemental Interest Account, Interest Rate Cap
               Agreements and the Interest Rate Swap Agreements.................
Section 8.16  Subcontractors....................................................
Section 8.17  Custodial Responsibilities........................................
Section 8.18  Limitations on Custodial Responsibilities.........................

                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination upon Liquidation or Purchase of the
               Mortgage Loans...................................................
Section 9.02  Final Distribution on the Certificates............................
Section 9.03  Additional Termination Requirements...............................

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01 Amendment.........................................................
Section 10.02 Recordation of Agreement; Counterparts............................
Section 10.03 Governing Law.....................................................
Section 10.04 Intention of Parties..............................................
Section 10.05 Notices...........................................................
Section 10.06 Severability of Provisions........................................
Section 10.07 Limitation on Rights of Certificateholders........................
Section 10.08 Certificates Nonassessable and Fully Paid.........................
Section 10.09 Waiver of Jury Trial..............................................
Section 10.10 Regulation AB Compliance; Intent of the Parties;
               Reasonableness...................................................
Section 10.11 Third Party Rights................................................

SCHEDULES
---------

Schedule I  Mortgage Loan Schedule

EXHIBITS
--------

EXHIBIT A      Form of Class A and Class M Certificates

EXHIBIT B      Form of Class I-P Certificates

EXHIBIT C      Form of Class R Certificates

EXHIBIT D      Form of Class CE Certificates

EXHIBIT E      Form of Request for Release

EXHIBIT F      Form of Initial Certification of Custodian

EXHIBIT G      Form of Document Certification and Exception Report of Custodian

EXHIBIT H      Form of Residual Transfer Affidavit

EXHIBIT I      Form of Transferor Certificate

EXHIBIT J      Form of Rule 144A Letter

EXHIBIT K      Form of Certification to be Provided with Form 10-K

EXHIBIT L      Form of Trustee Certification to be Provided to Depositor

EXHIBIT M-1    Wells Fargo Sale and Servicing Agreement

EXHIBIT M-2    Countrywide Sale Agreement

EXHIBIT N      Countrywide Servicing Agreement

EXHIBIT O-1    Wells Fargo Assignment Agreement

EXHIBIT O-2    Countrywide Assignment Agreement

EXHIBIT P-1    Group I Interest Rate Cap Agreement

EXHIBIT P-2    Group II Interest Rate Cap Agreement

EXHIBIT P-3    Group I Interest Rate Swap Agreement

EXHIBIT P-4    Group II Interest Rate Swap Agreement

EXHIBIT Q      Servicing Criteria

EXHIBIT R      Additional Form 10-D Disclosure

EXHIBIT S      Additional Form 10-K Disclosure

EXHIBIT T      Form 8-K Disclosure Information

EXHIBIT U      Additional Disclosure Notification

EXHIBIT V      Amendment Reg AB

EXHIBIT W      Representation Letter

            THIS TRUST AGREEMENT, dated as of May 1, 2007 (this "Agreement"), is hereby executed by and between BCAP LLC, a Delaware limited liability company (the "Depositor"), WELLS FARGO BANK, N.A., as custodian (in such capacity, the "Custodian"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (the "Trustee").

                              W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Trustee shall elect that eight segregated asset pools within the Trust Fund (exclusive of (i) the Interest Rate Swap Agreements and Interest Rate Cap Agreements, (ii) the Supplemental Interest Accounts, (iii) the Excess Reserve Fund Accounts, (iv) the right of the Group I Offered Certificates to receive Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts and the obligation to pay Class I-IO Shortfalls and in the case of the Class I-A-1B Certificates, the obligation to pay the Group I Cap Fee and (v) the right of the Group II Offered Certificates to receive Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts, the obligation to pay Class II-IO Shortfalls and in the case of the Class II-A-1B Certificates, the obligation to pay the Group II Cap Fee) be treated for federal income tax purposes as comprising eight REMICs (each, with respect to Group I, a "Group I Trust REMIC" or, in the alternative, the Group I Pooling Tier REMIC-1, the Group I Pooling Tier REMIC-2, the Group I Lower Tier REMIC and the Group I Upper Tier REMIC, respectively, and with respect to Group II, a "Group II Trust REMIC" or, in the alternative, the Group II Pooling Tier REMIC-1, the Group II Pooling Tier REMIC-2, the Group II Lower Tier REMIC and the Group II Upper Tier REMIC, respectively).

            Each Class of Group I Certificates (other than the Class I-R and Class I-P Certificates), other than the right of each Class of Group I Offered Certificates to receive Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts and the obligation to pay Class I-IO Shortfalls (and in the case of the Class I-A-1B Certificates subject to the obligation to pay the Group I Cap Fee to the Holder of the Class I-CE Certificates) and the right of the Class I-CE Certificates to receive payments from the Group I Interest Rate Swap Agreement and Group I Interest Rate Cap Agreement, and the right to receive Class I-IO Shortfalls and the Group I Cap Fee, represents ownership of a regular interest in the Group I Upper Tier REMIC for purposes of the REMIC Provisions. Each Class of Group II Certificates (other than the Class II-R Certificates), other than the right of each Class of Group II Offered Certificates to receive Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts and the obligation to pay Class II-IO Shortfalls (and in the case of the Class II-A-1B Certificates subject to the obligation to pay the Group II Cap Fee to the Holder of the Class II-CE Certificates) and the right of the Class II-CE Certificates to receive payments from the Group II Interest Rate Swap Agreement and Group II Interest Rate Cap Agreement, and the right to receive Class II-IO Shortfalls and the Group II Cap Fee, represents ownership of a regular interest in the Group II Upper Tier REMIC for purposes of the REMIC Provisions. The Class I-R Certificates represent ownership of the sole Class of residual interest in each of the Group I Pooling Tier REMIC-1, the Group I Pooling Tier REMIC-2, the Group I Lower Tier REMIC and the Group I Upper Tier REMIC for purposes of the REMIC Provisions and the Class II-R Certificates represent ownership of the sole Class of residual interest in each of the Group II Pooling Tier REMIC-1, the Group II Pooling Tier REMIC-2, the Group II Lower Tier REMIC and the Group II Upper Tier REMIC. The Startup Day for each Trust REMIC is the Closing Date. The latest possible maturity date for each regular interest is the latest date referenced in Section 2.04.

            The Group I Upper Tier REMIC shall hold as assets the several Classes of uncertificated Group I Lower Tier Regular Interests, set out below. The Group I Lower Tier REMIC shall hold as assets the several Classes of uncertificated the Group I Pooling Tier REMIC-2 Regular Interests. The Group I Pooling Tier REMIC-2 shall hold as assets the several Classes of uncertificated Group I Pooling Tier REMIC-1 Regular Interests. The Group I Pooling Tier REMIC-1 shall hold as assets the assets relating to Loan Group I (exclusive of (i) the Group I Interest Rate Swap Agreement and Group I Interest Rate Cap Agreement,
(ii) the Group I Supplemental Interest Account, (iii) the Group I Excess Reserve Fund Account, and (iv) the right of the Group I Offered Certificates to receive Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts and the obligation to pay Class I-IO Shortfalls, and in the case of the Class I-A-1B Certificates, the obligation to the Group I Cap
Fee).

            The Group II Upper Tier REMIC shall hold as assets the several Classes of uncertificated Group II Lower Tier Regular Interests, set out below. The Group II Lower Tier REMIC shall hold as assets the several Classes of uncertificated Group II Pooling Tier REMIC-2 Regular Interests. The Group II Pooling Tier REMIC-2 shall hold as assets the several Classes of uncertificated Group II Pooling Tier REMIC-1 Regular Interests. The Group II Pooling Tier REMIC-1 shall hold as assets the assets relating to Loan Group II (exclusive of (i) the Group II Interest Rate Swap Agreement and Group II Interest Rate Cap Agreement, (ii) the Group II Supplemental Interest Account, (iii) the Group II Excess Reserve Fund Account, and (iv) the right of the Group II Offered Certificates to receive Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts and the obligation to pay Class II-IO Shortfalls, and in the case of the Class II-A-1B Certificates, the obligation to the Group II Cap Fee).

            For federal income tax purposes, each Class of Group I Offered Certificates represents beneficial ownership of a regular interest in the Group I Upper Tier REMIC and the right to receive Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts, subject to the obligation to pay Class I-IO Shortfalls, and in the case of the Class I-A-1B Certificates, the obligation to the Group I Cap Fee, and the Class I-CE Certificates represent beneficial ownership of two regular interests in the Group I Upper Tier REMIC, the Group I Excess Reserve Fund Account, the Group I Supplemental Interest Account, the Group I Interest Rate Cap Agreement and the Group I Interest Rate Swap Agreement, and the Class I-P Certificates represents beneficial ownership of the Prepayment Premiums related to the Group I Mortgage Loans, which portions of the Trust Fund shall be treated as a grantor trust.

            For federal income tax purposes, each Class of Group II Offered Certificates represents beneficial ownership of a regular interest in the Group II Upper Tier REMIC and the right to receive Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts, subject to the obligation to pay Class II-IO Shortfalls and in the case of the Class II-A-1B Certificates, the obligation to the Group II Cap Fee, and the Class II-CE Certificates represent beneficial ownership of two regular interests in the Group II Upper Tier REMIC, the Group II Excess Reserve Fund Account, the Group II Supplemental Interest Account, the Group II Interest Rate Cap Agreement and the Group II Interest Rate Swap Agreement, which portions of the Trust Fund shall be treated as a grantor trust.

                          Group I Pooling Tier REMIC-1

            The Group I Pooling Tier REMIC-1 shall issue the following interests in the Group I Pooling Tier REMIC-1, and each such interest, other than the Class PTI-1-R Interest, is hereby designated as a regular interest in the Group I Pooling Tier REMIC-1. The Group I Pooling Tier REMIC-1 shall also issue the Class PTI-1-R Interest. The Class PTI-1-R Interest is hereby designated as the sole Class of residual interest in the Group I Pooling Tier REMIC-1.

                                                          Initial Group I
                                                           Pooling Tier
Group I Pooling Tier         Group I Pooling Tier            REMIC-1
  REMIC-1 Interest          REMIC-1 Interest Rate        Principal Amount
  ----------------          ---------------------        ----------------
  Class PTI-1-1                       (1)               $    5,527,521.00
  Class PTI-1-2A                      (2)               $    5,584,574.50
  Class PTI-1-2B                      (3)               $    5,584,574.50
  Class PTI-1-3A                      (2)               $    6,730,076.05
  Class PTI-1-3B                      (3)               $    6,730,076.05
  Class PTI-1-4A                      (2)               $    6,569,975.06
  Class PTI-1-4B                      (3)               $    6,569,975.06
  Class PTI-1-5A                      (2)               $    6,413,678.96
  Class PTI-1-5B                      (3)               $    6,413,678.96
  Class PTI-1-6A                      (2)               $    6,261,097.42
  Class PTI-1-6B                      (3)               $    6,261,097.42
  Class PTI-1-7A                      (2)               $    6,112,142.19
  Class PTI-1-7B                      (3)               $    6,112,142.19
  Class PTI-1-8A                      (2)               $    5,966,727.17
  Class PTI-1-8B                      (3)               $    5,966,727.17
  Class PTI-1-9A                      (2)               $    5,824,768.30
  Class PTI-1-9B                      (3)               $    5,824,768.30
  Class PTI-1-10A                     (2)               $    5,686,183.47
  Class PTI-1-10B                     (3)               $    5,686,183.47
  Class PTI-1-11A                     (2)               $    5,550,892.56
  Class PTI-1-11B                     (3)               $    5,550,892.56
  Class PTI-1-12A                     (2)               $    5,418,817.35
  Class PTI-1-12B                     (3)               $    5,418,817.35
  Class PTI-1-13A                     (2)               $    5,289,881.45
  Class PTI-1-13B                     (3)               $    5,289,881.45
  Class PTI-1-14A                     (2)               $    5,164,010.31
  Class PTI-1-14B                     (3)               $    5,164,010.31
  Class PTI-1-15A                     (2)               $    5,041,131.13
  Class PTI-1-15B                     (3)               $    5,041,131.13
  Class PTI-1-16A                     (2)               $    4,921,172.86
  Class PTI-1-16B                     (3)               $    4,921,172.86
  Class PTI-1-17A                     (2)               $    4,804,066.12
  Class PTI-1-17B                     (3)               $    4,804,066.12
  Class PTI-1-18A                     (2)               $    4,689,743.16
  Class PTI-1-18B                     (3)               $    4,689,743.16
  Class PTI-1-19A                     (2)               $    4,578,137.91
  Class PTI-1-19B                     (3)               $    4,578,137.91
  Class PTI-1-20A                     (2)               $    4,469,185.76
  Class PTI-1-20B                     (3)               $    4,469,185.76
  Class PTI-1-21A                     (2)               $    4,362,823.71
  Class PTI-1-21B                     (3)               $    4,362,823.71
  Class PTI-1-22A                     (2)               $    4,258,990.27
  Class PTI-1-22B                     (3)               $    4,258,990.27
  Class PTI-1-23A                     (2)               $    4,157,625.32
  Class PTI-1-23B                     (3)               $    4,157,625.32
  Class PTI-1-24A                     (2)               $    4,058,670.26
  Class PTI-1-24B                     (3)               $    4,058,670.26
  Class PTI-1-25A                     (2)               $    3,962,067.84
  Class PTI-1-25B                     (3)               $    3,962,067.84
  Class PTI-1-26A                     (2)               $    3,867,762.16
  Class PTI-1-26B                     (3)               $    3,867,762.16
  Class PTI-1-27A                     (2)               $    3,775,698.68
  Class PTI-1-27B                     (3)               $    3,775,698.68
  Class PTI-1-28A                     (2)               $    3,685,824.11
  Class PTI-1-28B                     (3)               $    3,685,824.11
  Class PTI-1-29A                     (2)               $    3,598,086.47
  Class PTI-1-29B                     (3)               $    3,598,086.47
  Class PTI-1-30A                     (2)               $    3,512,435.00
  Class PTI-1-30B                     (3)               $    3,512,435.00
  Class PTI-1-31A                     (2)               $    3,428,820.12
  Class PTI-1-31B                     (3)               $    3,428,820.12
  Class PTI-1-32A                     (2)               $    3,347,193.45
  Class PTI-1-32B                     (3)               $    3,347,193.45
  Class PTI-1-33A                     (2)               $    3,267,507.77
  Class PTI-1-33B                     (3)               $    3,267,507.77
  Class PTI-1-34A                     (2)               $    3,189,716.94
  Class PTI-1-34B                     (3)               $    3,189,716.94
  Class PTI-1-35A                     (2)               $    3,113,775.98
  Class PTI-1-35B                     (3)               $    3,113,775.98
  Class PTI-1-36A                     (2)               $    3,039,640.91
  Class PTI-1-36B                     (3)               $    3,039,640.91
  Class PTI-1-37A                     (2)               $    2,967,268.83
  Class PTI-1-37B                     (3)               $    2,967,268.83
  Class PTI-1-38A                     (2)               $    2,896,617.85
  Class PTI-1-38B                     (3)               $    2,896,617.85
  Class PTI-1-39A                     (2)               $    2,827,647.09
  Class PTI-1-39B                     (3)               $    2,827,647.09
  Class PTI-1-40A                     (2)               $    2,760,316.60
  Class PTI-1-40B                     (3)               $    2,760,316.60
  Class PTI-1-41A                     (2)               $    2,694,587.44
  Class PTI-1-41B                     (3)               $    2,694,587.44
  Class PTI-1-42A                     (2)               $    2,630,421.54
  Class PTI-1-42B                     (3)               $    2,630,421.54
  Class PTI-1-43A                     (2)               $    2,567,781.77
  Class PTI-1-43B                     (3)               $    2,567,781.77
  Class PTI-1-44A                     (2)               $    2,506,631.84
  Class PTI-1-44B                     (3)               $    2,506,631.84
  Class PTI-1-45A                     (2)               $    2,446,936.38
  Class PTI-1-45B                     (3)               $    2,446,936.38
  Class PTI-1-46A                     (2)               $    2,388,660.80
  Class PTI-1-46B                     (3)               $    2,388,660.80
  Class PTI-1-47A                     (2)               $    2,331,771.37
  Class PTI-1-47B                     (3)               $    2,331,771.37
  Class PTI-1-48A                     (2)               $    2,276,235.16
  Class PTI-1-48B                     (3)               $    2,276,235.16
  Class PTI-1-49A                     (2)               $    2,222,020.00
  Class PTI-1-49B                     (3)               $    2,222,020.00
  Class PTI-1-50A                     (2)               $    2,169,094.51
  Class PTI-1-50B                     (3)               $    2,169,094.51
  Class PTI-1-51A                     (2)               $    2,117,428.01
  Class PTI-1-51B                     (3)               $    2,117,428.01
  Class PTI-1-52A                     (2)               $    2,066,990.61
  Class PTI-1-52B                     (3)               $    2,066,990.61
  Class PTI-1-53A                     (2)               $    2,017,753.10
  Class PTI-1-53B                     (3)               $    2,017,753.10
  Class PTI-1-54A                     (2)               $    1,969,686.93
  Class PTI-1-54B                     (3)               $    1,969,686.93
  Class PTI-1-55A                     (2)               $    1,977,293.51
  Class PTI-1-55B                     (3)               $    1,977,293.51
  Class PTI-1-56A                     (2)               $    4,468,929.24
  Class PTI-1-56B                     (3)               $    4,468,929.24
  Class PTI-1-57A                     (2)               $   10,128,460.83
  Class PTI-1-57B                     (3)               $   10,128,460.83
  Class PTI-1-58A                     (2)               $   13,419,311.65
  Class PTI-1-58B                     (3)               $   13,419,311.65
  Class PTI-1-59A                     (2)               $    1,207,934.31
  Class PTI-1-59B                     (3)               $    1,207,934.31
  Class PTI-1-60A                     (2)               $    1,179,140.29
  Class PTI-1-60B                     (3)               $    1,179,140.29
  Class PTI-1-61A                     (2)               $    1,151,031.64
  Class PTI-1-61B                     (3)               $    1,151,031.64
  Class PTI-1-62A                     (2)               $    1,123,592.07
  Class PTI-1-62B                     (3)               $    1,123,592.07
  Class PTI-1-63A                     (2)               $    1,096,805.66
  Class PTI-1-63B                     (3)               $    1,096,805.66
  Class PTI-1-64A                     (2)               $    1,070,656.91
  Class PTI-1-64B                     (3)               $    1,070,656.91
  Class PTI-1-65A                     (2)               $    1,045,130.61
  Class PTI-1-65B                     (3)               $    1,045,130.61
  Class PTI-1-66A                     (2)               $    1,020,212.00
  Class PTI-1-66B                     (3)               $    1,020,212.00
  Class PTI-1-67A                     (2)               $      995,886.61
  Class PTI-1-67B                     (3)               $      995,886.61
  Class PTI-1-68A                     (2)               $      972,140.34
  Class PTI-1-68B                     (3)               $      972,140.34
  Class PTI-1-69A                     (2)               $      948,959.43
  Class PTI-1-69B                     (3)               $      948,959.43
  Class PTI-1-70A                     (2)               $      926,330.42
  Class PTI-1-70B                     (3)               $      926,330.42
  Class PTI-1-71A                     (2)               $      904,240.18
  Class PTI-1-71B                     (3)               $      904,240.18
  Class PTI-1-72A                     (2)               $      882,675.92
  Class PTI-1-72B                     (3)               $      882,675.92
  Class PTI-1-73A                     (2)               $    1,702,700.66
  Class PTI-1-73B                     (3)               $    1,702,700.66
  Class PTI-1-74A                     (2)               $      821,015.32
  Class PTI-1-74B                     (3)               $      821,015.32
  Class PTI-1-75A                     (2)               $      801,432.77
  Class PTI-1-75B                     (3)               $      801,432.77
  Class PTI-1-76A                     (2)               $      782,316.55
  Class PTI-1-76B                     (3)               $      782,316.55
  Class PTI-1-77A                     (2)               $      763,655.57
  Class PTI-1-77B                     (3)               $      763,655.57
  Class PTI-1-78A                     (2)               $    2,677,651.02
  Class PTI-1-78B                     (3)               $    2,677,651.02
  Class PTI-1-79A                     (2)               $    3,745,329.85
  Class PTI-1-79B                     (3)               $    3,745,329.85
  Class PTI-1-80A                     (2)               $    3,029,460.09
  Class PTI-1-80B                     (3)               $    3,029,460.09
  Class PTI-1-81A                     (2)               $      519,377.83
  Class PTI-1-81B                     (3)               $      519,377.83
  Class PTI-1-82A                     (2)               $      506,989.46
  Class PTI-1-82B                     (3)               $      506,989.46
  Class PTI-1-83A                     (2)               $      494,896.08
  Class PTI-1-83B                     (3)               $      494,896.08
  Class PTI-1-84A                     (2)               $      483,090.72
  Class PTI-1-84B                     (3)               $      483,090.72
  Class PTI-1-85A                     (2)               $      471,566.49
  Class PTI-1-85B                     (3)               $      471,566.49
  Class PTI-1-86A                     (2)               $      460,316.73
  Class PTI-1-86B                     (3)               $      460,316.73
  Class PTI-1-87A                     (2)               $      449,334.91
  Class PTI-1-87B                     (3)               $      449,334.91
  Class PTI-1-88A                     (2)               $      438,614.64
  Class PTI-1-88B                     (3)               $      438,614.64
  Class PTI-1-89A                     (2)               $      428,149.71
  Class PTI-1-89B                     (3)               $      428,149.71
  Class PTI-1-90A                     (2)               $      417,934.04
  Class PTI-1-90B                     (3)               $      417,934.04
  Class PTI-1-91A                     (2)               $      407,961.71
  Class PTI-1-91B                     (3)               $      407,961.71
  Class PTI-1-92A                     (2)               $      398,226.92
  Class PTI-1-92B                     (3)               $      398,226.92
  Class PTI-1-93A                     (2)               $      388,724.04
  Class PTI-1-93B                     (3)               $      388,724.04
  Class PTI-1-94A                     (2)               $      379,447.52
  Class PTI-1-94B                     (3)               $      379,447.52
  Class PTI-1-95A                     (2)               $      370,391.99
  Class PTI-1-95B                     (3)               $      370,391.99
  Class PTI-1-96A                     (2)               $      361,552.20
  Class PTI-1-96B                     (3)               $      361,552.20
  Class PTI-1-97A                     (2)               $      352,923.02
  Class PTI-1-97B                     (3)               $      352,923.02
  Class PTI-1-98A                     (2)               $      344,499.42
  Class PTI-1-98B                     (3)               $      344,499.42
  Class PTI-1-99A                     (2)               $      336,276.52
  Class PTI-1-99B                     (3)               $      336,276.52
  Class PTI-1-100A                    (2)               $      328,249.55
  Class PTI-1-100B                    (3)               $      328,249.55
  Class PTI-1-101A                    (2)               $      320,413.83
  Class PTI-1-101B                    (3)               $      320,413.83
  Class PTI-1-102A                    (2)               $      312,764.83
  Class PTI-1-102B                    (3)               $      312,764.83
  Class PTI-1-103A                    (2)               $      305,298.09
  Class PTI-1-103B                    (3)               $      305,298.09
  Class PTI-1-104A                    (2)               $      298,009.30
  Class PTI-1-104B                    (3)               $      298,009.30
  Class PTI-1-105A                    (2)               $      290,894.18
  Class PTI-1-105B                    (3)               $      290,894.18
  Class PTI-1-106A                    (2)               $      283,948.64
  Class PTI-1-106B                    (3)               $      283,948.64
  Class PTI-1-107A                    (2)               $      277,168.63
  Class PTI-1-107B                    (3)               $      277,168.63
  Class PTI-1-108A                    (2)               $      270,550.19
  Class PTI-1-108B                    (3)               $      270,550.19
  Class PTI-1-109A                    (2)               $      264,089.51
  Class PTI-1-109B                    (3)               $      264,089.51
  Class PTI-1-110A                    (2)               $      257,782.81
  Class PTI-1-110B                    (3)               $      257,782.81
  Class PTI-1-111A                    (2)               $      251,626.44
  Class PTI-1-111B                    (3)               $      251,626.44
  Class PTI-1-112A                    (2)               $      245,616.81
  Class PTI-1-112B                    (3)               $      245,616.81
  Class PTI-1-113A                    (2)               $      239,750.43
  Class PTI-1-113B                    (3)               $      239,750.43
  Class PTI-1-114A                    (2)               $    1,198,143.25
  Class PTI-1-114B                    (3)               $    1,198,143.25
  Class PTI-1-115A                    (2)               $      205,282.02
  Class PTI-1-115B                    (3)               $      205,282.02
  Class PTI-1-116A                    (2)               $    8,368,593.66
  Class PTI-1-116B                    (3)               $    8,368,593.66
  Class PTI-1-R                       (4)                         (4)

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Group I Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Group I Pooling Tier REMIC-1 Interest Rate") equal to the Group I Pooling Tier REMIC-1 Net WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Group I Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Group I Pooling Tier REMIC-1 Interest Rate") equal to the product of (i) 2 and (ii) the Group I Pooling Tier REMIC-1 Net WAC Rate, subject to a maximum rate of 10.00%.

(3) For any Distribution Date (and the related Interest Accrual Period), this Group I Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Group I Pooling Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Group I Pooling Tier REMIC-1 Net WAC Rate over (B) 10.00%.

(4) The Class PTI-1-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the Trustee shall first pay from the Trust Fund out of Group I and charge as an expense of the Group I Pooling Tier REMIC-1 all expenses of the Trust relating to Group I for such Distribution Date. Such expense shall be allocated in the same manner as Realized Losses in Loan Group I.

            On each Distribution Date, the interest distributable in respect of the Group I Mortgage Loans for such Distribution Date shall be deemed to be distributed to the Group I Pooling Tier REMIC-1 Regular Interests at the rates shown above.

            On each Distribution Date, Realized Losses for Loan Group I, Subsequent Recoveries for Loan Group I and payments of principal in respect of the Group I Mortgage Loans shall be allocated to the outstanding Group I Pooling Tier REMIC-1 Regular Interest with the lowest numerical denomination until the Group I Pooling Tier REMIC-1 Principal Amount of such interest or interests, as the case may be, is reduced to zero, provided that, with respect to Group I Pooling Tier REMIC-1 Regular Interests with the same numerical denomination, such Realized Losses for Loan Group I and payments of principal shall be allocated pro rata between such Group I Pooling Tier REMIC-1 Regular Interests.

                          Group II Pooling Tier REMIC-1

            The Group II Pooling Tier REMIC-1 shall issue the following interests in the Group II Pooling Tier REMIC-1, and each such interest, other than the Class PTII-1-R Interest, is hereby designated as a regular interest in the Group II Pooling Tier REMIC-1. The Group II Pooling Tier REMIC-1 shall also issue the Class PTII-1-R Interest. The Class PTII-1-R Interest is hereby designated as the sole Class of residual interest in the Group II Pooling Tier REMIC-1.

                                                            Initial Group II
                                                               Pooling Tier
   Group II Pooling Tier        Group II Pooling Tier            REMIC-1
      REMIC-1 Interest          REMIC-1 Interest Rate       Principal Amount
   ---------------------        ---------------------       ----------------
      Class PTII-1-1                     (1)               $    8,452,511.84
      Class PTII-1-2A                    (2)               $    5,122,165.24
      Class PTII-1-2B                    (3)               $    5,122,165.24
      Class PTII-1-3A                    (2)               $    7,539,591.31
      Class PTII-1-3B                    (3)               $    7,539,591.31
      Class PTII-1-4A                    (2)               $    7,360,595.11
      Class PTII-1-4B                    (3)               $    7,360,595.11
      Class PTII-1-5A                    (2)               $    7,185,846.31
      Class PTII-1-5B                    (3)               $    7,185,846.31
      Class PTII-1-6A                    (2)               $    7,015,244.17
      Class PTII-1-6B                    (3)               $    7,015,244.17
      Class PTII-1-7A                    (2)               $    6,848,690.31
      Class PTII-1-7B                    (3)               $    6,848,690.31
      Class PTII-1-8A                    (2)               $    6,686,088.73
      Class PTII-1-8B                    (3)               $    6,686,088.73
      Class PTII-1-9A                    (2)               $    6,527,345.65
      Class PTII-1-9B                    (3)               $    6,527,345.65
      Class PTII-1-10A                   (2)               $    6,372,369.58
      Class PTII-1-10B                   (3)               $    6,372,369.58
      Class PTII-1-11A                   (2)               $    6,221,071.13
      Class PTII-1-11B                   (3)               $    6,221,071.13
      Class PTII-1-12A                   (2)               $    6,073,363.09
      Class PTII-1-12B                   (3)               $    6,073,363.09
      Class PTII-1-13A                   (2)               $    5,929,160.26
      Class PTII-1-13B                   (3)               $    5,929,160.26
      Class PTII-1-14A                   (2)               $    5,788,379.54
      Class PTII-1-14B                   (3)               $    5,788,379.54
      Class PTII-1-15A                   (2)               $    5,650,939.70
      Class PTII-1-15B                   (3)               $    5,650,939.70
      Class PTII-1-16A                   (2)               $    5,516,761.53
      Class PTII-1-16B                   (3)               $    5,516,761.53
      Class PTII-1-17A                   (2)               $    5,385,767.63
      Class PTII-1-17B                   (3)               $    5,385,767.63
      Class PTII-1-18A                   (2)               $    5,257,882.48
      Class PTII-1-18B                   (3)               $    5,257,882.48
      Class PTII-1-19A                   (2)               $    5,133,032.33
      Class PTII-1-19B                   (3)               $    5,133,032.33
      Class PTII-1-20A                   (2)               $    5,011,145.18
      Class PTII-1-20B                   (3)               $    5,011,145.18
      Class PTII-1-21A                   (2)               $    4,892,150.74
      Class PTII-1-21B                   (3)               $    4,892,150.74
      Class PTII-1-22A                   (2)               $    4,775,980.39
      Class PTII-1-22B                   (3)               $    4,775,980.39
      Class PTII-1-23A                   (2)               $    4,662,567.13
      Class PTII-1-23B                   (3)               $    4,662,567.13
      Class PTII-1-24A                   (2)               $    4,551,845.55
      Class PTII-1-24B                   (3)               $    4,551,845.55
      Class PTII-1-25A                   (2)               $    4,443,751.81
      Class PTII-1-25B                   (3)               $    4,443,751.81
      Class PTII-1-26A                   (2)               $    4,338,223.55
      Class PTII-1-26B                   (3)               $    4,338,223.55
      Class PTII-1-27A                   (2)               $    4,235,199.93
      Class PTII-1-27B                   (3)               $    4,235,199.93
      Class PTII-1-28A                   (2)               $    4,134,621.51
      Class PTII-1-28B                   (3)               $    4,134,621.51
      Class PTII-1-29A                   (2)               $    4,036,430.28
      Class PTII-1-29B                   (3)               $    4,036,430.28
      Class PTII-1-30A                   (2)               $    3,940,569.62
      Class PTII-1-30B                   (3)               $    3,940,569.62
      Class PTII-1-31A                   (2)               $    3,846,984.22
      Class PTII-1-31B                   (3)               $    3,846,984.22
      Class PTII-1-32A                   (2)               $    3,755,620.12
      Class PTII-1-32B                   (3)               $    3,755,620.12
      Class PTII-1-33A                   (2)               $    3,666,424.60
      Class PTII-1-33B                   (3)               $    3,666,424.60
      Class PTII-1-34A                   (2)               $    3,579,346.24
      Class PTII-1-34B                   (3)               $    3,579,346.24
      Class PTII-1-35A                   (2)               $    3,494,334.78
      Class PTII-1-35B                   (3)               $    3,494,334.78
      Class PTII-1-36A                   (2)               $    3,411,341.20
      Class PTII-1-36B                   (3)               $    3,411,341.20
      Class PTII-1-37A                   (2)               $    3,330,317.61
      Class PTII-1-37B                   (3)               $    3,330,317.61
      Class PTII-1-38A                   (2)               $    3,251,217.28
      Class PTII-1-38B                   (3)               $    3,251,217.28
      Class PTII-1-39A                   (2)               $    3,173,994.58
      Class PTII-1-39B                   (3)               $    3,173,994.58
      Class PTII-1-40A                   (2)               $    3,098,604.96
      Class PTII-1-40B                   (3)               $    3,098,604.96
      Class PTII-1-41A                   (2)               $    3,025,004.92
      Class PTII-1-41B                   (3)               $    3,025,004.92
      Class PTII-1-42A                   (2)               $    2,953,152.01
      Class PTII-1-42B                   (3)               $    2,953,152.01
      Class PTII-1-43A                   (2)               $    2,883,004.77
      Class PTII-1-43B                   (3)               $    2,883,004.77
      Class PTII-1-44A                   (2)               $    2,814,522.72
      Class PTII-1-44B                   (3)               $    2,814,522.72
      Class PTII-1-45A                   (2)               $    2,747,666.36
      Class PTII-1-45B                   (3)               $    2,747,666.36
      Class PTII-1-46A                   (2)               $    2,682,397.13
      Class PTII-1-46B                   (3)               $    2,682,397.13
      Class PTII-1-47A                   (2)               $    2,618,677.35
      Class PTII-1-47B                   (3)               $    2,618,677.35
      Class PTII-1-48A                   (2)               $    2,556,470.26
      Class PTII-1-48B                   (3)               $    2,556,470.26
      Class PTII-1-49A                   (2)               $    2,495,739.97
      Class PTII-1-49B                   (3)               $    2,495,739.97
      Class PTII-1-50A                   (2)               $    2,436,451.44
      Class PTII-1-50B                   (3)               $    2,436,451.44
      Class PTII-1-51A                   (2)               $    2,378,570.44
      Class PTII-1-51B                   (3)               $    2,378,570.44
      Class PTII-1-52A                   (2)               $    2,322,063.61
      Class PTII-1-52B                   (3)               $    2,322,063.61
      Class PTII-1-53A                   (2)               $    2,266,898.30
      Class PTII-1-53B                   (3)               $    2,266,898.30
      Class PTII-1-54A                   (2)               $    2,292,190.05
      Class PTII-1-54B                   (3)               $    2,292,190.05
      Class PTII-1-55A                   (2)               $    2,158,590.85
      Class PTII-1-55B                   (3)               $    2,158,590.85
      Class PTII-1-56A                   (2)               $    2,107,306.58
      Class PTII-1-56B                   (3)               $    2,107,306.58
      Class PTII-1-57A                   (2)               $    5,285,640.04
      Class PTII-1-57B                   (3)               $    5,285,640.04
      Class PTII-1-58A                   (2)               $    6,686,162.76
      Class PTII-1-58B                   (3)               $    6,686,162.76
      Class PTII-1-59A                   (2)               $   40,220,734.49
      Class PTII-1-59B                   (3)               $   40,220,734.49
      Class PTII-1-60A                   (2)               $    8,116,296.75
      Class PTII-1-60B                   (3)               $    8,116,296.75
      Class PTII-1-61A                   (2)               $      622,687.61
      Class PTII-1-61B                   (3)               $      622,687.61
      Class PTII-1-62A                   (2)               $      607,900.77
      Class PTII-1-62B                   (3)               $      607,900.77
      Class PTII-1-63A                   (2)               $      593,464.87
      Class PTII-1-63B                   (3)               $      593,464.87
      Class PTII-1-64A                   (2)               $      579,371.58
      Class PTII-1-64B                   (3)               $      579,371.58
      Class PTII-1-65A                   (2)               $      565,612.80
      Class PTII-1-65B                   (3)               $      565,612.80
      Class PTII-1-66A                   (2)               $      552,180.57
      Class PTII-1-66B                   (3)               $      552,180.57
      Class PTII-1-67A                   (2)               $      539,067.16
      Class PTII-1-67B                   (3)               $      539,067.16
      Class PTII-1-68A                   (2)               $      526,264.98
      Class PTII-1-68B                   (3)               $      526,264.98
      Class PTII-1-69A                   (2)               $      513,766.68
      Class PTII-1-69B                   (3)               $      513,766.68
      Class PTII-1-70A                   (2)               $      501,565.02
      Class PTII-1-70B                   (3)               $      501,565.02
      Class PTII-1-71A                   (2)               $      489,652.98
      Class PTII-1-71B                   (3)               $      489,652.98
      Class PTII-1-72A                   (2)               $      478,023.70
      Class PTII-1-72B                   (3)               $      478,023.70
      Class PTII-1-73A                   (2)               $      922,257.11
      Class PTII-1-73B                   (3)               $      922,257.11
      Class PTII-1-74A                   (2)               $      444,765.99
      Class PTII-1-74B                   (3)               $      444,765.99
      Class PTII-1-75A                   (2)               $      434,202.16
      Class PTII-1-75B                   (3)               $      434,202.16
      Class PTII-1-76A                   (2)               $      423,889.10
      Class PTII-1-76B                   (3)               $      423,889.10
      Class PTII-1-77A                   (2)               $      413,820.84
      Class PTII-1-77B                   (3)               $      413,820.84
      Class PTII-1-78A                   (2)               $      440,039.29
      Class PTII-1-78B                   (3)               $      440,039.29
      Class PTII-1-79A                   (2)               $      393,484.56
      Class PTII-1-79B                   (3)               $      393,484.56
      Class PTII-1-80A                   (2)               $      439,380.24
      Class PTII-1-80B                   (3)               $      439,380.24
      Class PTII-1-81A                   (2)               $      402,577.05
      Class PTII-1-81B                   (3)               $      402,577.05
      Class PTII-1-82A                   (2)               $   12,792,541.93
      Class PTII-1-82B                   (3)               $   12,792,541.93
      Class PTII-1-83A                   (2)               $      901,333.41
      Class PTII-1-83B                   (3)               $      901,333.41
      Class PTII-1-R                     (4)                         (4)

--------------------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Group II Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Group II Pooling Tier REMIC-1 Interest Rate") equal to the Group II Pooling Tier REMIC-1 Net WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Group II Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Group II Pooling Tier REMIC-1 Interest Rate") equal to the product of (i) 2 and (ii) the Group II Pooling Tier REMIC-1 Net WAC Rate, subject to a maximum rate of 10.00%.

(3) For any Distribution Date (and the related Interest Accrual Period), this Group II Pooling Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Group II Pooling Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Group II Pooling Tier REMIC-1 Net WAC Rate over (B) 10.00%.

(4) The Class PTII-1-R Interest shall not have a principal balance and shall not bear interest.


            On each Distribution Date, the Trustee shall first pay from the Trust Fund out of Group II and charge as an expense of the Group II Pooling Tier REMIC-1 all expenses of the Trust relating to Group II for such Distribution Date. Such expense shall be allocated in the same manner as Realized Losses in Loan Group II.

            On each Distribution Date, the interest distributable in respect of the Group II Mortgage Loans for such Distribution Date shall be deemed to be distributed to the Group II Pooling Tier REMIC-1 Regular Interests at the rates shown above.

            On each Distribution Date, Realized Losses for Loan Group II, Subsequent Recoveries for Loan Group II and payments of principal in respect of the Group II Mortgage Loans shall be allocated to the outstanding Group II Pooling Tier REMIC-1 Regular Interest with the lowest numerical denomination until the Group II Pooling Tier REMIC-1 Principal Amount of such interest or interests, as the case may be, is reduced to zero, provided that, with respect to the Group II Pooling Tier REMIC-1 Regular Interests with the same numerical denomination, such Realized Losses in Loan Group II and payments of principal shall be allocated pro rata between such Group II Pooling Tier REMIC-1 Regular Interests.

                          Group I Pooling Tier REMIC-2

            The Group I Pooling Tier REMIC-2 shall issue the following interests in the Group I Pooling Tier REMIC-2, and each such interest, other than the Class PTI-2-R Interest, is hereby designated as a regular interest in the Group I Pooling Tier REMIC-2. The Class PTI-2-R Interest is hereby designated as the sole Class of residual interest in the Group I Pooling Tier REMIC-2 and shall be represented by the Class I-R Certificates.

                                             Group I             Group I             Group I             Group I
                          Group I         Pooling Tier        Corresponding       Corresponding       Corresponding
  Group I Pooling      Pooling Tier      REMIC-2 Initial       Pooling Tier        Pooling Tier         Scheduled
    Tier REMIC-2          REMIC-2           Principal           REMIC-2 IO           REMIC-1            Crossover
      Interest         Interest Rate         Amount              Interest        Regular Interest   Distribution Date
--------------------   -------------    -----------------   ------------------   ----------------   -----------------
Class PTI-2-1               (1)         $    5,527,521.00           N/A                 N/A                 N/A
Class PTI-2-2A              (2)         $    5,584,574.50     Class PTI-2-IO-2          N/A                 N/A
Class PTI-2-2B              (3)         $    5,584,574.50           N/A                 N/A                 N/A
Class PTI-2-3A              (2)         $    6,730,076.05     Class PTI-2-IO-3          N/A                 N/A
Class PTI-2-3B              (3)         $    6,730,076.05           N/A                 N/A                 N/A
Class PTI-2-4A              (2)         $    6,569,975.06     Class PTI-2-IO-4          N/A                 N/A
Class PTI-2-4B              (3)         $    6,569,975.06           N/A                 N/A                 N/A
Class PTI-2-5A              (2)         $    6,413,678.96     Class PTI-2-IO-5          N/A                 N/A
Class PTI-2-5B              (3)         $    6,413,678.96           N/A                 N/A                 N/A
Class PTI-2-6A              (2)         $    6,261,097.42     Class PTI-2-IO-6          N/A                 N/A
Class PTI-2-6B              (3)         $    6,261,097.42           N/A                 N/A                 N/A
Class PTI-2-7A              (2)         $    6,112,142.19     Class PTI-2-IO-7          N/A                 N/A
Class PTI-2-7B              (3)         $    6,112,142.19           N/A                 N/A                 N/A
Class PTI-2-8A              (2)         $    5,966,727.17     Class PTI-2-IO-8          N/A                 N/A
Class PTI-2-8B              (3)         $    5,966,727.17           N/A                 N/A                 N/A
Class PTI-2-9A              (2)         $    5,824,768.30     Class PTI-2-IO-9          N/A                 N/A
Class PTI-2-9B              (3)         $    5,824,768.30           N/A                 N/A                 N/A
Class PTI-2-10A             (2)         $    5,686,183.47    Class PTI-2-IO-10          N/A                 N/A
Class PTI-2-10B             (3)         $    5,686,183.47           N/A                 N/A                 N/A
Class PTI-2-11A             (2)         $    5,550,892.56    Class PTI-2-IO-11          N/A                 N/A
Class PTI-2-11B             (3)         $    5,550,892.56           N/A                 N/A                 N/A
Class PTI-2-12A             (2)         $    5,418,817.35    Class PTI-2-IO-12          N/A                 N/A
Class PTI-2-12B             (3)         $    5,418,817.35           N/A                 N/A                 N/A
Class PTI-2-13A             (2)         $    5,289,881.45    Class PTI-2-IO-13          N/A                 N/A
Class PTI-2-13B             (3)         $    5,289,881.45           N/A                 N/A                 N/A
Class PTI-2-14A             (2)         $    5,164,010.31    Class PTI-2-IO-14          N/A                 N/A
Class PTI-2-14B             (3)         $    5,164,010.31           N/A                 N/A                 N/A
Class PTI-2-15A             (2)         $    5,041,131.13    Class PTI-2-IO-15          N/A                 N/A
Class PTI-2-15B             (3)         $    5,041,131.13           N/A                 N/A                 N/A
Class PTI-2-16A             (2)         $    4,921,172.86    Class PTI-2-IO-16          N/A                 N/A
Class PTI-2-16B             (3)         $    4,921,172.86           N/A                 N/A                 N/A
Class PTI-2-17A             (2)         $    4,804,066.12    Class PTI-2-IO-17          N/A                 N/A
Class PTI-2-17B             (3)         $    4,804,066.12           N/A                 N/A                 N/A
Class PTI-2-18A             (2)         $    4,689,743.16    Class PTI-2-IO-18          N/A                 N/A
Class PTI-2-18B             (3)         $    4,689,743.16           N/A                 N/A                 N/A
Class PTI-2-19A             (2)         $    4,578,137.91    Class PTI-2-IO-19          N/A                 N/A
Class PTI-2-19B             (3)         $    4,578,137.91           N/A                 N/A                 N/A
Class PTI-2-20A             (2)         $    4,469,185.76    Class PTI-2-IO-20          N/A                 N/A
Class PTI-2-20B             (3)         $    4,469,185.76           N/A                 N/A                 N/A
Class PTI-2-21A             (2)         $    4,362,823.71    Class PTI-2-IO-21          N/A                 N/A
Class PTI-2-21B             (3)         $    4,362,823.71           N/A                 N/A                 N/A
Class PTI-2-22A             (2)         $    4,258,990.27    Class PTI-2-IO-22          N/A                 N/A
Class PTI-2-22B             (3)         $    4,258,990.27           N/A                 N/A                 N/A
Class PTI-2-23A             (2)         $    4,157,625.32    Class PTI-2-IO-23          N/A                 N/A
Class PTI-2-23B             (3)         $    4,157,625.32           N/A                 N/A                 N/A
Class PTI-2-24A             (2)         $    4,058,670.26    Class PTI-2-IO-24          N/A                 N/A
Class PTI-2-24B             (3)         $    4,058,670.26           N/A                 N/A                 N/A
Class PTI-2-25A             (2)         $    3,962,067.84    Class PTI-2-IO-25          N/A                 N/A
Class PTI-2-25B             (3)         $    3,962,067.84           N/A                 N/A                 N/A
Class PTI-2-26A             (2)         $    3,867,762.16    Class PTI-2-IO-26          N/A                 N/A
Class PTI-2-26B             (3)         $    3,867,762.16           N/A                 N/A                 N/A
Class PTI-2-27A             (2)         $    3,775,698.68    Class PTI-2-IO-27          N/A                 N/A
Class PTI-2-27B             (3)         $    3,775,698.68           N/A                 N/A                 N/A
Class PTI-2-28A             (2)         $    3,685,824.11    Class PTI-2-IO-28          N/A                 N/A
Class PTI-2-28B             (3)         $    3,685,824.11           N/A                 N/A                 N/A
Class PTI-2-29A             (2)         $    3,598,086.47    Class PTI-2-IO-29          N/A                 N/A
Class PTI-2-29B             (3)         $    3,598,086.47           N/A                 N/A                 N/A
Class PTI-2-30A             (2)         $    3,512,435.00    Class PTI-2-IO-30          N/A                 N/A
Class PTI-2-30B             (3)         $    3,512,435.00           N/A                 N/A                 N/A
Class PTI-2-31A             (2)         $    3,428,820.12    Class PTI-2-IO-31          N/A                 N/A
Class PTI-2-31B             (3)         $    3,428,820.12           N/A                 N/A                 N/A
Class PTI-2-32A             (2)         $    3,347,193.45    Class PTI-2-IO-32          N/A                 N/A
Class PTI-2-32B             (3)         $    3,347,193.45           N/A                 N/A                 N/A
Class PTI-2-33A             (2)         $    3,267,507.77    Class PTI-2-IO-33          N/A                 N/A
Class PTI-2-33B             (3)         $    3,267,507.77           N/A                 N/A                 N/A
Class PTI-2-34A             (2)         $    3,189,716.94    Class PTI-2-IO-34          N/A                 N/A
Class PTI-2-34B             (3)         $    3,189,716.94           N/A                 N/A                 N/A
Class PTI-2-35A             (2)         $    3,113,775.98    Class PTI-2-IO-35          N/A                 N/A
Class PTI-2-35B             (3)         $    3,113,775.98           N/A                 N/A                 N/A
Class PTI-2-36A             (2)         $    3,039,640.91    Class PTI-2-IO-36          N/A                 N/A
Class PTI-2-36B             (3)         $    3,039,640.91           N/A                 N/A                 N/A
Class PTI-2-37A             (2)         $    2,967,268.83    Class PTI-2-IO-37          N/A                 N/A
Class PTI-2-37B             (3)         $    2,967,268.83           N/A                 N/A                 N/A
Class PTI-2-38A             (2)         $    2,896,617.85    Class PTI-2-IO-38          N/A                 N/A
Class PTI-2-38B             (3)         $    2,896,617.85           N/A                 N/A                 N/A
Class PTI-2-39A             (2)         $    2,827,647.09    Class PTI-2-IO-39          N/A                 N/A
Class PTI-2-39B             (3)         $    2,827,647.09           N/A                 N/A                 N/A
Class PTI-2-40A             (2)         $    2,760,316.60    Class PTI-2-IO-40          N/A                 N/A
Class PTI-2-40B             (3)         $    2,760,316.60           N/A                 N/A                 N/A
Class PTI-2-41A             (2)         $    2,694,587.44    Class PTI-2-IO-41          N/A                 N/A
Class PTI-2-41B             (3)         $    2,694,587.44           N/A                 N/A                 N/A
Class PTI-2-42A             (2)         $    2,630,421.54    Class PTI-2-IO-42          N/A                 N/A
Class PTI-2-42B             (3)         $    2,630,421.54           N/A                 N/A                 N/A
Class PTI-2-43A             (2)         $    2,567,781.77    Class PTI-2-IO-43          N/A                 N/A
Class PTI-2-43B             (3)         $    2,567,781.77           N/A                 N/A                 N/A
Class PTI-2-44A             (2)         $    2,506,631.84    Class PTI-2-IO-44          N/A                 N/A
Class PTI-2-44B             (3)         $    2,506,631.84           N/A                 N/A                 N/A
Class PTI-2-45A             (2)         $    2,446,936.38    Class PTI-2-IO-45          N/A                 N/A
Class PTI-2-45B             (3)         $    2,446,936.38           N/A                 N/A                 N/A
Class PTI-2-46A             (2)         $    2,388,660.80    Class PTI-2-IO-46          N/A                 N/A
Class PTI-2-46B             (3)         $    2,388,660.80           N/A                 N/A                 N/A
Class PTI-2-47A             (2)         $    2,331,771.37    Class PTI-2-IO-47          N/A                 N/A
Class PTI-2-47B             (3)         $    2,331,771.37           N/A                 N/A                 N/A
Class PTI-2-48A             (2)         $    2,276,235.16    Class PTI-2-IO-48          N/A                 N/A
Class PTI-2-48B             (3)         $    2,276,235.16           N/A                 N/A                 N/A
Class PTI-2-49A             (2)         $    2,222,020.00    Class PTI-2-IO-49          N/A                 N/A
Class PTI-2-49B             (3)         $    2,222,020.00           N/A                 N/A                 N/A
Class PTI-2-50A             (2)         $    2,169,094.51    Class PTI-2-IO-50          N/A                 N/A
Class PTI-2-50B             (3)         $    2,169,094.51           N/A                 N/A                 N/A
Class PTI-2-51A             (2)         $    2,117,428.01    Class PTI-2-IO-51          N/A                 N/A
Class PTI-2-51B             (3)         $    2,117,428.01           N/A                 N/A                 N/A
Class PTI-2-52A             (2)         $    2,066,990.61    Class PTI-2-IO-52          N/A                 N/A
Class PTI-2-52B             (3)         $    2,066,990.61           N/A                 N/A                 N/A
Class PTI-2-53A             (2)         $    2,017,753.10    Class PTI-2-IO-53          N/A                 N/A
Class PTI-2-53B             (3)         $    2,017,753.10           N/A                 N/A                 N/A
Class PTI-2-54A             (2)         $    1,969,686.93    Class PTI-2-IO-54          N/A                 N/A
Class PTI-2-54B             (3)         $    1,969,686.93           N/A                 N/A                 N/A
Class PTI-2-55A             (2)         $    1,977,293.51    Class PTI-2-IO-55          N/A                 N/A
Class PTI-2-55B             (3)         $    1,977,293.51           N/A                 N/A                 N/A
Class PTI-2-56A             (2)         $    4,468,929.24    Class PTI-2-IO-56          N/A                 N/A
Class PTI-2-56B             (3)         $    4,468,929.24           N/A                 N/A                 N/A
Class PTI-2-57A             (2)         $   10,128,460.83    Class PTI-2-IO-57          N/A                 N/A
Class PTI-2-57B             (3)         $   10,128,460.83           N/A                 N/A                 N/A
Class PTI-2-58A             (2)         $   13,419,311.65    Class PTI-2-IO-58          N/A                 N/A
Class PTI-2-58B             (3)         $   13,419,311.65           N/A                 N/A                 N/A
Class PTI-2-59A             (2)         $    1,207,934.31    Class PTI-2-IO-59          N/A                 N/A
Class PTI-2-59B             (3)         $    1,207,934.31           N/A                 N/A                 N/A
Class PTI-2-60A             (2)         $    1,179,140.29    Class PTI-2-IO-60          N/A                 N/A
Class PTI-2-60B             (3)         $    1,179,140.29           N/A                 N/A                 N/A
Class PTI-2-61A             (2)         $    1,151,031.64    Class PTI-2-IO-61          N/A                 N/A
Class PTI-2-61B             (3)         $    1,151,031.64           N/A                 N/A                 N/A
Class PTI-2-62A             (2)         $    1,123,592.07    Class PTI-2-IO-62          N/A                 N/A
Class PTI-2-62B             (3)         $    1,123,592.07           N/A                 N/A                 N/A
Class PTI-2-63A             (2)         $    1,096,805.66    Class PTI-2-IO-63          N/A                 N/A
Class PTI-2-63B             (3)         $    1,096,805.66           N/A                 N/A                 N/A
Class PTI-2-64A             (2)         $    1,070,656.91    Class PTI-2-IO-64          N/A                 N/A
Class PTI-2-64B             (3)         $    1,070,656.91           N/A                 N/A                 N/A
Class PTI-2-65A             (2)         $    1,045,130.61    Class PTI-2-IO-65          N/A                 N/A
Class PTI-2-65B             (3)         $    1,045,130.61           N/A                 N/A                 N/A
Class PTI-2-66A             (2)         $    1,020,212.00    Class PTI-2-IO-66          N/A                 N/A
Class PTI-2-66B             (3)         $    1,020,212.00           N/A                 N/A                 N/A
Class PTI-2-67A             (2)         $      995,886.61    Class PTI-2-IO-67          N/A                 N/A
Class PTI-2-67B             (3)         $      995,886.61           N/A                 N/A                 N/A
Class PTI-2-68A             (2)         $      972,140.34    Class PTI-2-IO-68          N/A                 N/A
Class PTI-2-68B             (3)         $      972,140.34           N/A                 N/A                 N/A
Class PTI-2-69A             (2)         $      948,959.43    Class PTI-2-IO-69          N/A                 N/A
Class PTI-2-69B             (3)         $      948,959.43           N/A                 N/A                 N/A
Class PTI-2-70A             (2)         $      926,330.42    Class PTI-2-IO-70          N/A                 N/A
Class PTI-2-70B             (3)         $      926,330.42           N/A                 N/A                 N/A
Class PTI-2-71A             (2)         $      904,240.18    Class PTI-2-IO-71          N/A                 N/A
Class PTI-2-71B             (3)         $      904,240.18           N/A                 N/A                 N/A
Class PTI-2-72A             (2)         $      882,675.92    Class PTI-2-IO-72          N/A                 N/A
Class PTI-2-72B             (3)         $      882,675.92           N/A                 N/A                 N/A
Class PTI-2-73A             (2)         $    1,702,700.66    Class PTI-2-IO-73          N/A                 N/A
Class PTI-2-73B             (3)         $    1,702,700.66           N/A                 N/A                 N/A
Class PTI-2-74A             (2)         $      821,015.32    Class PTI-2-IO-74          N/A                 N/A
Class PTI-2-74B             (3)         $      821,015.32           N/A                 N/A                 N/A
Class PTI-2-75A             (2)         $      801,432.77    Class PTI-2-IO-75          N/A                 N/A
Class PTI-2-75B             (3)         $      801,432.77           N/A                 N/A                 N/A
Class PTI-2-76A             (2)         $      782,316.55    Class PTI-2-IO-76          N/A                 N/A
Class PTI-2-76B             (3)         $      782,316.55           N/A                 N/A                 N/A
Class PTI-2-77A             (2)         $      763,655.57    Class PTI-2-IO-77          N/A                 N/A
Class PTI-2-77B             (3)         $      763,655.57           N/A                 N/A                 N/A
Class PTI-2-78A             (2)         $    2,677,651.02    Class PTI-2-IO-78          N/A                 N/A
Class PTI-2-78B             (3)         $    2,677,651.02           N/A                 N/A                 N/A
Class PTI-2-79A             (2)         $    3,745,329.85    Class PTI-2-IO-79          N/A                 N/A
Class PTI-2-79B             (3)         $    3,745,329.85           N/A                 N/A                 N/A
Class PTI-2-80A             (2)         $    3,029,460.09    Class PTI-2-IO-80          N/A                 N/A
Class PTI-2-80B             (3)         $    3,029,460.09           N/A                 N/A                 N/A
Class PTI-2-81A             (2)         $      519,377.83    Class PTI-2-IO-81          N/A                 N/A
Class PTI-2-81B             (3)         $      519,377.83           N/A                 N/A                 N/A
Class PTI-2-82A             (2)         $      506,989.46    Class PTI-2-IO-82          N/A                 N/A
Class PTI-2-82B             (3)         $      506,989.46           N/A                 N/A                 N/A
Class PTI-2-83A             (2)         $      494,896.08    Class PTI-2-IO-83          N/A                 N/A
Class PTI-2-83B             (3)         $      494,896.08           N/A                 N/A                 N/A
Class PTI-2-84A             (2)         $      483,090.72    Class PTI-2-IO-84          N/A                 N/A
Class PTI-2-84B             (3)         $      483,090.72           N/A                 N/A                 N/A
Class PTI-2-85A             (2)         $      471,566.49    Class PTI-2-IO-85          N/A                 N/A
Class PTI-2-85B             (3)         $      471,566.49           N/A                 N/A                 N/A
Class PTI-2-86A             (2)         $      460,316.73    Class PTI-2-IO-86          N/A                 N/A
Class PTI-2-86B             (3)         $      460,316.73           N/A                 N/A                 N/A
Class PTI-2-87A             (2)         $      449,334.91    Class PTI-2-IO-87          N/A                 N/A
Class PTI-2-87B             (3)         $      449,334.91           N/A                 N/A                 N/A
Class PTI-2-88A             (2)         $      438,614.64    Class PTI-2-IO-88          N/A                 N/A
Class PTI-2-88B             (3)         $      438,614.64           N/A                 N/A                 N/A
Class PTI-2-89A             (2)         $      428,149.71    Class PTI-2-IO-89          N/A                 N/A
Class PTI-2-89B             (3)         $      428,149.71           N/A                 N/A                 N/A
Class PTI-2-90A             (2)         $      417,934.04    Class PTI-2-IO-90          N/A                 N/A
Class PTI-2-90B             (3)         $      417,934.04           N/A                 N/A                 N/A
Class PTI-2-91A             (2)         $      407,961.71    Class PTI-2-IO-91          N/A                 N/A
Class PTI-2-91B             (3)         $      407,961.71           N/A                 N/A                 N/A
Class PTI-2-92A             (2)         $      398,226.92    Class PTI-2-IO-92          N/A                 N/A
Class PTI-2-92B             (3)         $      398,226.92           N/A                 N/A                 N/A
Class PTI-2-93A             (2)         $      388,724.04    Class PTI-2-IO-93          N/A                 N/A
Class PTI-2-93B             (3)         $      388,724.04           N/A                 N/A                 N/A
Class PTI-2-94A             (2)         $      379,447.52    Class PTI-2-IO-94          N/A                 N/A
Class PTI-2-94B             (3)         $      379,447.52           N/A                 N/A                 N/A
Class PTI-2-95A             (2)         $      370,391.99    Class PTI-2-IO-95          N/A                 N/A
Class PTI-2-95B             (3)         $      370,391.99           N/A                 N/A                 N/A
Class PTI-2-96A             (2)         $      361,552.20    Class PTI-2-IO-96          N/A                 N/A
Class PTI-2-96B             (3)         $      361,552.20           N/A                 N/A                 N/A
Class PTI-2-97A             (2)         $      352,923.02    Class PTI-2-IO-97          N/A                 N/A
Class PTI-2-97B             (3)         $      352,923.02           N/A                 N/A                 N/A
Class PTI-2-98A             (2)         $      344,499.42    Class PTI-2-IO-98          N/A                 N/A
Class PTI-2-98B             (3)         $      344,499.42           N/A                 N/A                 N/A
Class PTI-2-99A             (2)         $      336,276.52    Class PTI-2-IO-99          N/A                 N/A
Class PTI-2-99B             (3)         $      336,276.52           N/A                 N/A                 N/A
Class PTI-2-100A            (2)         $      328,249.55    Class PTI-2-IO-100         N/A                 N/A
Class PTI-2-100B            (3)         $      328,249.55           N/A                 N/A                 N/A
Class PTI-2-101A            (2)         $      320,413.83    Class PTI-2-IO-101         N/A                 N/A
Class PTI-2-101B            (3)         $      320,413.83           N/A                 N/A                 N/A
Class PTI-2-102A            (2)         $      312,764.83    Class PTI-2-IO-102         N/A                 N/A
Class PTI-2-102B            (3)         $      312,764.83           N/A                 N/A                 N/A
Class PTI-2-103A            (2)         $      305,298.09    Class PTI-2-IO-103         N/A                 N/A
Class PTI-2-103B            (3)         $      305,298.09           N/A                 N/A                 N/A
Class PTI-2-104A            (2)         $      298,009.30    Class PTI-2-IO-104         N/A                 N/A
Class PTI-2-104B            (3)         $      298,009.30           N/A                 N/A                 N/A
Class PTI-2-105A            (2)         $      290,894.18    Class PTI-2-IO-105         N/A                 N/A
Class PTI-2-105B            (3)         $      290,894.18           N/A                 N/A                 N/A
Class PTI-2-106A            (2)         $      283,948.64    Class PTI-2-IO-106         N/A                 N/A
Class PTI-2-106B            (3)         $      283,948.64           N/A                 N/A                 N/A
Class PTI-2-107A            (2)         $      277,168.63    Class PTI-2-IO-107         N/A                 N/A
Class PTI-2-107B            (3)         $      277,168.63           N/A                 N/A                 N/A
Class PTI-2-108A            (2)         $      270,550.19    Class PTI-2-IO-108         N/A                 N/A
Class PTI-2-108B            (3)         $      270,550.19           N/A                 N/A                 N/A
Class PTI-2-109A            (2)         $      264,089.51    Class PTI-2-IO-109         N/A                 N/A
Class PTI-2-109B            (3)         $      264,089.51           N/A                 N/A                 N/A
Class PTI-2-110A            (2)         $      257,782.81    Class PTI-2-IO-110         N/A                 N/A
Class PTI-2-110B            (3)         $      257,782.81           N/A                 N/A                 N/A
Class PTI-2-111A            (2)         $      251,626.44    Class PTI-2-IO-111         N/A                 N/A
Class PTI-2-111B            (3)         $      251,626.44           N/A                 N/A                 N/A
Class PTI-2-112A            (2)         $      245,616.81    Class PTI-2-IO-112         N/A                 N/A
Class PTI-2-112B            (3)         $      245,616.81           N/A                 N/A                 N/A
Class PTI-2-113A            (2)         $      239,750.43    Class PTI-2-IO-113         N/A                 N/A
Class PTI-2-113B            (3)         $      239,750.43           N/A                 N/A                 N/A
Class PTI-2-114A            (2)         $    1,198,143.25    Class PTI-2-IO-114         N/A                 N/A
Class PTI-2-114B            (3)         $    1,198,143.25           N/A                 N/A                 N/A
Class PTI-2-115A            (2)         $      205,282.02    Class PTI-2-IO-115         N/A                 N/A
Class PTI-2-115B            (3)         $      205,282.02           N/A                 N/A                 N/A
Class PTI-2-116A            (2)         $    8,368,593.66    Class PTI-2-IO-116         N/A                 N/A
Class PTI-2-116B            (3)         $    8,368,593.66           N/A                 N/A                 N/A
Class PTI-2-IO-2            (4)                 (4)                 N/A            Class PTI-1-2A        June 2007
Class PTI-2-IO-3            (4)                 (4)                 N/A            Class PTI-1-3A        July 2007
Class PTI-2-IO-4            (4)                 (4)                 N/A            Class PTI-1-4A       August 2007
Class PTI-2-IO-5            (4)                 (4)                 N/A            Class PTI-1-5A     September 2007
Class PTI-2-IO-6            (4)                 (4)                 N/A            Class PTI-1-6A      October 2007
Class PTI-2-IO-7            (4)                 (4)                 N/A            Class PTI-1-7A      November 2007
Class PTI-2-IO-8            (4)                 (4)                 N/A            Class PTI-1-8A      December 2007
Class PTI-2-IO-9            (4)                 (4)                 N/A            Class PTI-1-9A      January 2008
Class PTI-2-IO-10           (4)                 (4)                 N/A           Class PTI-1-10A      February 2008
Class PTI-2-IO-11           (4)                 (4)                 N/A           Class PTI-1-11A       March 2008
Class PTI-2-IO-12           (4)                 (4)                 N/A           Class PTI-1-12A       April 2008
Class PTI-2-IO-13           (4)                 (4)                 N/A           Class PTI-1-13A        May 2008
Class PTI-2-IO-14           (4)                 (4)                 N/A           Class PTI-1-14A        June 2008
Class PTI-2-IO-15           (4)                 (4)                 N/A           Class PTI-1-15A        July 2008
Class PTI-2-IO-16           (4)                 (4)                 N/A           Class PTI-1-16A       August 2008
Class PTI-2-IO-17           (4)                 (4)                 N/A           Class PTI-1-17A     September 2008
Class PTI-2-IO-18           (4)                 (4)                 N/A           Class PTI-1-18A      October 2008
Class PTI-2-IO-19           (4)                 (4)                 N/A           Class PTI-1-19A      November 2008
Class PTI-2-IO-20           (4)                 (4)                 N/A           Class PTI-1-20A      December 2008
Class PTI-2-IO-21           (4)                 (4)                 N/A           Class PTI-1-21A      January 2009
Class PTI-2-IO-22           (4)                 (4)                 N/A           Class PTI-1-22A      February 2009
Class PTI-2-IO-23           (4)                 (4)                 N/A           Class PTI-1-23A       March 2009
Class PTI-2-IO-24           (4)                 (4)                 N/A           Class PTI-1-24A       April 2009
Class PTI-2-IO-25           (4)                 (4)                 N/A           Class PTI-1-25A        May 2009
Class PTI-2-IO-26           (4)                 (4)                 N/A           Class PTI-1-26A        June 2009
Class PTI-2-IO-27           (4)                 (4)                 N/A           Class PTI-1-27A        July 2009
Class PTI-2-IO-28           (4)                 (4)                 N/A           Class PTI-1-28A       August 2009
Class PTI-2-IO-29           (4)                 (4)                 N/A           Class PTI-1-29A     September 2009
Class PTI-2-IO-30           (4)                 (4)                 N/A           Class PTI-1-30A      October 2009
Class PTI-2-IO-31           (4)                 (4)                 N/A           Class PTI-1-31A      November 2009
Class PTI-2-IO-32           (4)                 (4)                 N/A           Class PTI-1-32A      December 2009
Class PTI-2-IO-33           (4)                 (4)                 N/A           Class PTI-1-33A      January 2010
Class PTI-2-IO-34           (4)                 (4)                 N/A           Class PTI-1-34A      February 2010
Class PTI-2-IO-35           (4)                 (4)                 N/A           Class PTI-1-35A       March 2010
Class PTI-2-IO-36           (4)                 (4)                 N/A           Class PTI-1-36A       April 2010
Class PTI-2-IO-37           (4)                 (4)                 N/A           Class PTI-1-37A        May 2010
Class PTI-2-IO-38           (4)                 (4)                 N/A           Class PTI-1-38A        June 2010
Class PTI-2-IO-39           (4)                 (4)                 N/A           Class PTI-1-39A        July 2010
Class PTI-2-IO-40           (4)                 (4)                 N/A           Class PTI-1-40A       August 2010
Class PTI-2-IO-41           (4)                 (4)                 N/A           Class PTI-1-41A     September 2010
Class PTI-2-IO-42           (4)                 (4)                 N/A           Class PTI-1-42A      October 2010
Class PTI-2-IO-43           (4)                 (4)                 N/A           Class PTI-1-43A      November 2010
Class PTI-2-IO-44           (4)                 (4)                 N/A           Class PTI-1-44A      December 2010
Class PTI-2-IO-45           (4)                 (4)                 N/A           Class PTI-1-45A      January 2011
Class PTI-2-IO-46           (4)                 (4)                 N/A           Class PTI-1-46A      February 2011
Class PTI-2-IO-47           (4)                 (4)                 N/A           Class PTI-1-47A       March 2011
Class PTI-2-IO-48           (4)                 (4)                 N/A           Class PTI-1-48A       April 2011
Class PTI-2-IO-49           (4)                 (4)                 N/A           Class PTI-1-49A        May 2011
Class PTI-2-IO-50           (4)                 (4)                 N/A           Class PTI-1-50A        June 2011
Class PTI-2-IO-51           (4)                 (4)                 N/A           Class PTI-1-51A        July 2011
Class PTI-2-IO-52           (4)                 (4)                 N/A           Class PTI-1-52A       August 2011
Class PTI-2-IO-53           (4)                 (4)                 N/A           Class PTI-1-53A     September 2011
Class PTI-2-IO-54           (4)                 (4)                 N/A           Class PTI-1-54A      October 2011
Class PTI-2-IO-55           (4)                 (4)                 N/A           Class PTI-1-55A      November 2011
Class PTI-2-IO-56           (4)                 (4)                 N/A           Class PTI-1-56A      December 2011
Class PTI-2-IO-57           (4)                 (4)                 N/A           Class PTI-1-57A      January 2012
Class PTI-2-IO-58           (4)                 (4)                 N/A           Class PTI-1-58A      February 2012
Class PTI-2-IO-59           (4)                 (4)                 N/A           Class PTI-1-59A       March 2012
Class PTI-2-IO-60           (4)                 (4)                 N/A           Class PTI-1-60A       April 2012
Class PTI-2-IO-61           (4)                 (4)                 N/A           Class PTI-1-61A        May 2012
Class PTI-2-IO-62           (4)                 (4)                 N/A           Class PTI-1-62A        June 2012
Class PTI-2-IO-63           (4)                 (4)                 N/A           Class PTI-1-63A        July 2012
Class PTI-2-IO-64           (4)                 (4)                 N/A           Class PTI-1-64A       August 2012
Class PTI-2-IO-65           (4)                 (4)                 N/A           Class PTI-1-65A     September 2012
Class PTI-2-IO-66           (4)                 (4)                 N/A           Class PTI-1-66A      October 2012
Class PTI-2-IO-67           (4)                 (4)                 N/A           Class PTI-1-67A      November 2012
Class PTI-2-IO-68           (4)                 (4)                 N/A           Class PTI-1-68A      December 2012
Class PTI-2-IO-69           (4)                 (4)                 N/A           Class PTI-1-69A      January 2013
Class PTI-2-IO-70           (4)                 (4)                 N/A           Class PTI-1-70A      February 2013
Class PTI-2-IO-71           (4)                 (4)                 N/A           Class PTI-1-71A       March 2013
Class PTI-2-IO-72           (4)                 (4)                 N/A           Class PTI-1-72A       April 2013
Class PTI-2-IO-73           (4)                 (4)                 N/A           Class PTI-1-73A        May 2013
Class PTI-2-IO-74           (4)                 (4)                 N/A           Class PTI-1-74A        June 2013
Class PTI-2-IO-75           (4)                 (4)                 N/A           Class PTI-1-75A        July 2013
Class PTI-2-IO-76           (4)                 (4)                 N/A           Class PTI-1-76A       August 2013
Class PTI-2-IO-77           (4)                 (4)                 N/A           Class PTI-1-77A     September 2013
Class PTI-2-IO-78           (4)                 (4)                 N/A           Class PTI-1-78A      October 2013
Class PTI-2-IO-79           (4)                 (4)                 N/A           Class PTI-1-79A      November 2013
Class PTI-2-IO-80           (4)                 (4)                 N/A           Class PTI-1-80A      December 2013
Class PTI-2-IO-81           (4)                 (4)                 N/A           Class PTI-1-81A      January 2014
Class PTI-2-IO-82           (4)                 (4)                 N/A           Class PTI-1-82A      February 2014
Class PTI-2-IO-83           (4)                 (4)                 N/A           Class PTI-1-83A       March 2014
Class PTI-2-IO-84           (4)                 (4)                 N/A           Class PTI-1-84A       April 2014
Class PTI-2-IO-85           (4)                 (4)                 N/A           Class PTI-1-85A        May 2014
Class PTI-2-IO-86           (4)                 (4)                 N/A           Class PTI-1-86A        June 2014
Class PTI-2-IO-87           (4)                 (4)                 N/A           Class PTI-1-87A        July 2014
Class PTI-2-IO-88           (4)                 (4)                 N/A           Class PTI-1-88A       August 2014
Class PTI-2-IO-89           (4)                 (4)                 N/A           Class PTI-1-89A     September 2014
Class PTI-2-IO-90           (4)                 (4)                 N/A           Class PTI-1-90A      October 2014
Class PTI-2-IO-91           (4)                 (4)                 N/A           Class PTI-1-91A      November 2014
Class PTI-2-IO-92           (4)                 (4)                 N/A           Class PTI-1-92A      December 2014
Class PTI-2-IO-93           (4)                 (4)                 N/A           Class PTI-1-93A      January 2015
Class PTI-2-IO-94           (4)                 (4)                 N/A           Class PTI-1-94A      February 2015
Class PTI-2-IO-95           (4)                 (4)                 N/A           Class PTI-1-95A       March 2015
Class PTI-2-IO-96           (4)                 (4)                 N/A           Class PTI-1-96A       April 2015
Class PTI-2-IO-97           (4)                 (4)                 N/A           Class PTI-1-97A        May 2015
Class PTI-2-IO-98           (4)                 (4)                 N/A           Class PTI-1-98A        June 2015
Class PTI-2-IO-99           (4)                 (4)                 N/A           Class PTI-1-99A        July 2015
Class PTI-2-IO-100          (4)                 (4)                 N/A           Class PTI-1-100A      August 2015
Class PTI-2-IO-101          (4)                 (4)                 N/A           Class PTI-1-101A    September 2015
Class PTI-2-IO-102          (4)                 (4)                 N/A           Class PTI-1-102A     October 2015
Class PTI-2-IO-103          (4)                 (4)                 N/A           Class PTI-1-103A     November 2015
Class PTI-2-IO-104          (4)                 (4)                 N/A           Class PTI-1-104A     December 2015
Class PTI-2-IO-105          (4)                 (4)                 N/A           Class PTI-1-105A     January 2016
Class PTI-2-IO-106          (4)                 (4)                 N/A           Class PTI-1-106A     February 2016
Class PTI-2-IO-107          (4)                 (4)                 N/A           Class PTI-1-107A      March 2016
Class PTI-2-IO-108          (4)                 (4)                 N/A           Class PTI-1-108A      April 2016
Class PTI-2-IO-109          (4)                 (4)                 N/A           Class PTI-1-109A       May 2016
Class PTI-2-IO-110          (4)                 (4)                 N/A           Class PTI-1-110A       June 2016
Class PTI-2-IO-111          (4)                 (4)                 N/A           Class PTI-1-111A       July 2016
Class PTI-2-IO-112          (4)                 (4)                 N/A           Class PTI-1-112A      August 2016
Class PTI-2-IO-113          (4)                 (4)                 N/A           Class PTI-1-113A    September 2016
Class PTI-2-IO-114          (4)                 (4)                 N/A           Class PTI-1-114A     October 2016
Class PTI-2-IO-115          (4)                 (4)                 N/A           Class PTI-1-115A     November 2016
Class PTI-2-IO-116          (4)                 (4)                 N/A           Class PTI-1-116A     December 2016
Class PTI-2-R               (5)                 (5)                 N/A                  N/A                N/A

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Group I Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Group I Pooling Tier REMIC-2 Interest Rate") equal to the weighted average of the Group I Pooling Tier REMIC-1 Interest Rates on the Group I Pooling Tier REMIC-1 Regular Interests and having an "A" in their Class designation, provided that, on each Distribution Date on which interest is distributable on the Group I Corresponding Pooling Tier REMIC-2 IO Interest, this Group I Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate equal to Group I Swap LIBOR subject to a maximum rate equal to the weighted average of the Group I Pooling Tier REMIC-1 Interest Rates on the Group I Pooling Tier REMIC-1 Regular Interests and having an "A" in their Class designation.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Group I Pooling Tier REMIC-2 Interest Rate") equal to the weighted average of the Group I Pooling Tier REMIC-1 Interest Rates on the Group I Pooling Tier REMIC-1 Regular Interests and having a "B" in their Class designation.

(3) Each Group I Pooling Tier REMIC-2 IO Interest is an interest-only interest and does not have a principal balance but has a notional balance ("Group I Pooling Tier REMIC-2 IO Notional Balance") equal to the Group I Pooling Tier REMIC-1 Principal Amount of the Group I Corresponding Pooling Tier REMIC-1 Regular Interest. From the Closing Date through and including the Group I Corresponding Scheduled Crossover Distribution Date, each Group I Pooling Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Group I Corresponding Pooling Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Group I Pooling Tier REMIC-1 Interest Rate for the Group I Corresponding Pooling Tier REMIC-1 Regular Interest over (ii) Group I Swap LIBOR. After the related Group I Corresponding Scheduled Crossover Distribution Date, the Group I Pooling Tier REMIC-2 IO Interest shall not accrue interest.

(4) The Class PTI-2-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Group I Mortgage Loans for such Distribution Date shall be distributed to the Group I Pooling Tier REMIC-2 Regular Interests at the Group I Pooling Tier REMIC-2 Interest Rates shown above.

            On each Distribution Date, Realized Losses for Loan Group I, Subsequent Recoveries for Loan Group I and payments of principal in respect of the Group I Mortgage Loans shall be allocated to the then outstanding Group I Pooling Tier REMIC-2 Regular Interests (other than the Group I Pooling Tier REMIC-2 IO Interests) with the lowest numerical denomination until the Group I Pooling Tier REMIC-2 Principal Amount of such interest or interests, as the case may be, is reduced to zero, provided that, for Group I Pooling Tier REMIC-2 Regular Interests Mortgage Loans with the same numerical denomination, such Realized Losses for Loan Group I, Subsequent Recoveries for Loan Group I and payments of principal shall be allocated pro rata between such Group I Pooling Tier REMIC-2 Regular Interests.

                          Group II Pooling Tier REMIC-2

            The Group II Pooling Tier REMIC-2 shall issue the following interests in the Group II Pooling Tier REMIC-2, and each such interest, other than the Class PTII-2-R Interest, is hereby designated as a regular interest in the Group II Pooling Tier REMIC-2. The Class PTII-2-R Interest is hereby designated as the sole Class of residual interest in the Group II Pooling Tier REMIC-2 and shall be represented by the Class II-R Certificates.

                                            Group II             Group I              Group I              Group I
      Group II           Group II         Pooling Tier        Corresponding        Corresponding        Corresponding
      Pooling          Pooling Tier      REMIC-2 Initial       Pooling Tier         Pooling Tier          Scheduled
    Tier REMIC-2          REMIC-2           Principal           REMIC-2 IO            REMIC-1             Crossover
      Interest         Interest Rate         Amount              Interest         Regular Interest    Distribution Date
--------------------   -------------    -----------------   ------------------    ----------------    -----------------
Class PTII-2-1A             (1)         $    8,452,511.84          N/A                  N/A                  N/A
Class PTII-2-2A             (2)         $    5,122,165.24   Class PTII-2-IO-2           N/A                  N/A
Class PTII-2-2B             (3)         $    5,122,165.24          N/A                  N/A                  N/A
Class PTII-2-3A             (2)         $    7,539,591.31   Class PTII-2-IO-3           N/A                  N/A
Class PTII-2-3B             (3)         $    7,539,591.31          N/A                  N/A                  N/A
Class PTII-2-4A             (2)         $    7,360,595.11   Class PTII-2-IO-4           N/A                  N/A
Class PTII-2-4B             (3)         $    7,360,595.11          N/A                  N/A                  N/A
Class PTII-2-5A             (2)         $    7,185,846.31   Class PTII-2-IO-5           N/A                  N/A
Class PTII-2-5B             (3)         $    7,185,846.31          N/A                  N/A                  N/A
Class PTII-2-6A             (2)         $    7,015,244.17   Class PTII-2-IO-6           N/A                  N/A
Class PTII-2-6B             (3)         $    7,015,244.17          N/A                  N/A                  N/A
Class PTII-2-7A             (2)         $    6,848,690.31   Class PTII-2-IO-7           N/A                  N/A
Class PTII-2-7B             (3)         $    6,848,690.31          N/A                  N/A                  N/A
Class PTII-2-8A             (2)         $    6,686,088.73   Class PTII-2-IO-8           N/A                  N/A
Class PTII-2-8B             (3)         $    6,686,088.73          N/A                  N/A                  N/A
Class PTII-2-9A             (2)         $    6,527,345.65   Class PTII-2-IO-9           N/A                  N/A
Class PTII-2-9B             (3)         $    6,527,345.65          N/A                  N/A                  N/A
Class PTII-2-10A            (2)         $    6,372,369.58   Class PTII-2-IO-10          N/A                  N/A
Class PTII-2-10B            (3)         $    6,372,369.58          N/A                  N/A                  N/A
Class PTII-2-11A            (2)         $    6,221,071.13   Class PTII-2-IO-11          N/A                  N/A
Class PTII-2-11B            (3)         $    6,221,071.13          N/A                  N/A                  N/A
Class PTII-2-12A            (2)         $    6,073,363.09   Class PTII-2-IO-12          N/A                  N/A
Class PTII-2-12B            (3)         $    6,073,363.09          N/A                  N/A                  N/A
Class PTII-2-13A            (2)         $    5,929,160.26   Class PTII-2-IO-13          N/A                  N/A
Class PTII-2-13B            (3)         $    5,929,160.26          N/A                  N/A                  N/A
Class PTII-2-14A            (2)         $    5,788,379.54   Class PTII-2-IO-14          N/A                  N/A
Class PTII-2-14B            (3)         $    5,788,379.54          N/A                  N/A                  N/A
Class PTII-2-15A            (2)         $    5,650,939.70   Class PTII-2-IO-15          N/A                  N/A
Class PTII-2-15B            (3)         $    5,650,939.70          N/A                  N/A                  N/A
Class PTII-2-16A            (2)         $    5,516,761.53   Class PTII-2-IO-16          N/A                  N/A
Class PTII-2-16B            (3)         $    5,516,761.53          N/A                  N/A                  N/A
Class PTII-2-17A            (2)         $    5,385,767.63   Class PTII-2-IO-17          N/A                  N/A
Class PTII-2-17B            (3)         $    5,385,767.63          N/A                  N/A                  N/A
Class PTII-2-18A            (2)         $    5,257,882.48   Class PTII-2-IO-18          N/A                  N/A
Class PTII-2-18B            (3)         $    5,257,882.48          N/A                  N/A                  N/A
Class PTII-2-19A            (2)         $    5,133,032.33   Class PTII-2-IO-19          N/A                  N/A
Class PTII-2-19B            (3)         $    5,133,032.33          N/A                  N/A                  N/A
Class PTII-2-20A            (2)         $    5,011,145.18   Class PTII-2-IO-20          N/A                  N/A
Class PTII-2-20B            (3)         $    5,011,145.18          N/A                  N/A                  N/A
Class PTII-2-21A            (2)         $    4,892,150.74   Class PTII-2-IO-21          N/A                  N/A
Class PTII-2-21B            (3)         $    4,892,150.74          N/A                  N/A                  N/A
Class PTII-2-22A            (2)         $    4,775,980.39   Class PTII-2-IO-22          N/A                  N/A
Class PTII-2-22B            (3)         $    4,775,980.39          N/A                  N/A                  N/A
Class PTII-2-23A            (2)         $    4,662,567.13   Class PTII-2-IO-23          N/A                  N/A
Class PTII-2-23B            (3)         $    4,662,567.13          N/A                  N/A                  N/A
Class PTII-2-24A            (2)         $    4,551,845.55   Class PTII-2-IO-24          N/A                  N/A
Class PTII-2-24B            (3)         $    4,551,845.55          N/A                  N/A                  N/A
Class PTII-2-25A            (2)         $    4,443,751.81   Class PTII-2-IO-25          N/A                  N/A
Class PTII-2-25B            (3)         $    4,443,751.81          N/A                  N/A                  N/A
Class PTII-2-26A            (2)         $    4,338,223.55   Class PTII-2-IO-26          N/A                  N/A
Class PTII-2-26B            (3)         $    4,338,223.55          N/A                  N/A                  N/A
Class PTII-2-27A            (2)         $    4,235,199.93   Class PTII-2-IO-27          N/A                  N/A
Class PTII-2-27B            (3)         $    4,235,199.93          N/A                  N/A                  N/A
Class PTII-2-28A            (2)         $    4,134,621.51   Class PTII-2-IO-28          N/A                  N/A
Class PTII-2-28B            (3)         $    4,134,621.51          N/A                  N/A                  N/A
Class PTII-2-29A            (2)         $    4,036,430.28   Class PTII-2-IO-29          N/A                  N/A
Class PTII-2-29B            (3)         $    4,036,430.28          N/A                  N/A                  N/A
Class PTII-2-30A            (2)         $    3,940,569.62   Class PTII-2-IO-30          N/A                  N/A
Class PTII-2-30B            (3)         $    3,940,569.62          N/A                  N/A                  N/A
Class PTII-2-31A            (2)         $    3,846,984.22   Class PTII-2-IO-31          N/A                  N/A
Class PTII-2-31B            (3)         $    3,846,984.22          N/A                  N/A                  N/A
Class PTII-2-32A            (2)         $    3,755,620.12   Class PTII-2-IO-32          N/A                  N/A
Class PTII-2-32B            (3)         $    3,755,620.12          N/A                  N/A                  N/A
Class PTII-2-33A            (2)         $    3,666,424.60   Class PTII-2-IO-33          N/A                  N/A
Class PTII-2-33B            (3)         $    3,666,424.60          N/A                  N/A                  N/A
Class PTII-2-34A            (2)         $    3,579,346.24   Class PTII-2-IO-34          N/A                  N/A
Class PTII-2-34B            (3)         $    3,579,346.24          N/A                  N/A                  N/A
Class PTII-2-35A            (2)         $    3,494,334.78   Class PTII-2-IO-35          N/A                  N/A
Class PTII-2-35B            (3)         $    3,494,334.78          N/A                  N/A                  N/A
Class PTII-2-36A            (2)         $    3,411,341.20   Class PTII-2-IO-36          N/A                  N/A
Class PTII-2-36B            (3)         $    3,411,341.20          N/A                  N/A                  N/A
Class PTII-2-37A            (2)         $    3,330,317.61   Class PTII-2-IO-37          N/A                  N/A
Class PTII-2-37B            (3)         $    3,330,317.61          N/A                  N/A                  N/A
Class PTII-2-38A            (2)         $    3,251,217.28   Class PTII-2-IO-38          N/A                  N/A
Class PTII-2-38B            (3)         $    3,251,217.28          N/A                  N/A                  N/A
Class PTII-2-39A            (2)         $    3,173,994.58   Class PTII-2-IO-39          N/A                  N/A
Class PTII-2-39B            (3)         $    3,173,994.58          N/A                  N/A                  N/A
Class PTII-2-40A            (2)         $    3,098,604.96   Class PTII-2-IO-40          N/A                  N/A
Class PTII-2-40B            (3)         $    3,098,604.96          N/A                  N/A                  N/A
Class PTII-2-41A            (2)         $    3,025,004.92   Class PTII-2-IO-41          N/A                  N/A
Class PTII-2-41B            (3)         $    3,025,004.92          N/A                  N/A                  N/A
Class PTII-2-42A            (2)         $    2,953,152.01   Class PTII-2-IO-42          N/A                  N/A
Class PTII-2-42B            (3)         $    2,953,152.01          N/A                  N/A                  N/A
Class PTII-2-43A            (2)         $    2,883,004.77   Class PTII-2-IO-43          N/A                  N/A
Class PTII-2-43B            (3)         $    2,883,004.77          N/A                  N/A                  N/A
Class PTII-2-44A            (2)         $    2,814,522.72   Class PTII-2-IO-44          N/A                  N/A
Class PTII-2-44B            (3)         $    2,814,522.72          N/A                  N/A                  N/A
Class PTII-2-45A            (2)         $    2,747,666.36   Class PTII-2-IO-45          N/A                  N/A
Class PTII-2-45B            (3)         $    2,747,666.36          N/A                  N/A                  N/A
Class PTII-2-46A            (2)         $    2,682,397.13   Class PTII-2-IO-46          N/A                  N/A
Class PTII-2-46B            (3)         $    2,682,397.13          N/A                  N/A                  N/A
Class PTII-2-47A            (2)         $    2,618,677.35   Class PTII-2-IO-47          N/A                  N/A
Class PTII-2-47B            (3)         $    2,618,677.35          N/A                  N/A                  N/A
Class PTII-2-48A            (2)         $    2,556,470.26   Class PTII-2-IO-48          N/A                  N/A
Class PTII-2-48B            (3)         $    2,556,470.26          N/A                  N/A                  N/A
Class PTII-2-49A            (2)         $    2,495,739.97   Class PTII-2-IO-49          N/A                  N/A
Class PTII-2-49B            (3)         $    2,495,739.97          N/A                  N/A                  N/A
Class PTII-2-50A            (2)         $    2,436,451.44   Class PTII-2-IO-50          N/A                  N/A
Class PTII-2-50B            (3)         $    2,436,451.44          N/A                  N/A                  N/A
Class PTII-2-51A            (2)         $    2,378,570.44   Class PTII-2-IO-51          N/A                  N/A
Class PTII-2-51B            (3)         $    2,378,570.44          N/A                  N/A                  N/A
Class PTII-2-52A            (2)         $    2,322,063.61   Class PTII-2-IO-52          N/A                  N/A
Class PTII-2-52B            (3)         $    2,322,063.61          N/A                  N/A                  N/A
Class PTII-2-53A            (2)         $    2,266,898.30   Class PTII-2-IO-53          N/A                  N/A
Class PTII-2-53B            (3)         $    2,266,898.30          N/A                  N/A                  N/A
Class PTII-2-54A            (2)         $    2,292,190.05   Class PTII-2-IO-54          N/A                  N/A
Class PTII-2-54B            (3)         $    2,292,190.05          N/A                  N/A                  N/A
Class PTII-2-55A            (2)         $    2,158,590.85   Class PTII-2-IO-55          N/A                  N/A
Class PTII-2-55B            (3)         $    2,158,590.85          N/A                  N/A                  N/A
Class PTII-2-56A            (2)         $    2,107,306.58   Class PTII-2-IO-56          N/A                  N/A
Class PTII-2-56B            (3)         $    2,107,306.58          N/A                  N/A                  N/A
Class PTII-2-57A            (2)         $    5,285,640.04   Class PTII-2-IO-57          N/A                  N/A
Class PTII-2-57B            (3)         $    5,285,640.04          N/A                  N/A                  N/A
Class PTII-2-58A            (2)         $    6,686,162.76   Class PTII-2-IO-58          N/A                  N/A
Class PTII-2-58B            (3)         $    6,686,162.76          N/A                  N/A                  N/A
Class PTII-2-59A            (2)         $   40,220,734.49   Class PTII-2-IO-59          N/A                  N/A
Class PTII-2-59B            (3)         $   40,220,734.49          N/A                  N/A                  N/A
Class PTII-2-60A            (2)         $    8,116,296.75   Class PTII-2-IO-60          N/A                  N/A
Class PTII-2-60B            (3)         $    8,116,296.75          N/A                  N/A                  N/A
Class PTII-2-61A            (2)         $      622,687.61   Class PTII-2-IO-61          N/A                  N/A
Class PTII-2-61B            (3)         $      622,687.61          N/A                  N/A                  N/A
Class PTII-2-62A            (2)         $      607,900.77   Class PTII-2-IO-62          N/A                  N/A
Class PTII-2-62B            (3)         $      607,900.77          N/A                  N/A                  N/A
Class PTII-2-63A            (2)         $      593,464.87   Class PTII-2-IO-63          N/A                  N/A
Class PTII-2-63B            (3)         $      593,464.87          N/A                  N/A                  N/A
Class PTII-2-64A            (2)         $      579,371.58   Class PTII-2-IO-64          N/A                  N/A
Class PTII-2-64B            (3)         $      579,371.58          N/A                  N/A                  N/A
Class PTII-2-65A            (2)         $      565,612.80   Class PTII-2-IO-65          N/A                  N/A
Class PTII-2-65B            (3)         $      565,612.80          N/A                  N/A                  N/A
Class PTII-2-66A            (2)         $      552,180.57   Class PTII-2-IO-66          N/A                  N/A
Class PTII-2-66B            (3)         $      552,180.57          N/A                  N/A                  N/A
Class PTII-2-67A            (2)         $      539,067.16   Class PTII-2-IO-67          N/A                  N/A
Class PTII-2-67B            (3)         $      539,067.16          N/A                  N/A                  N/A
Class PTII-2-68A            (2)         $      526,264.98   Class PTII-2-IO-68          N/A                  N/A
Class PTII-2-68B            (3)         $      526,264.98          N/A                  N/A                  N/A
Class PTII-2-69A            (2)         $      513,766.68   Class PTII-2-IO-69          N/A                  N/A
Class PTII-2-69B            (3)         $      513,766.68          N/A                  N/A                  N/A
Class PTII-2-70A            (2)         $      501,565.02   Class PTII-2-IO-70          N/A                  N/A
Class PTII-2-70B            (3)         $      501,565.02          N/A                  N/A                  N/A
Class PTII-2-71A            (2)         $      489,652.98   Class PTII-2-IO-71          N/A                  N/A
Class PTII-2-71B            (3)         $      489,652.98          N/A                  N/A                  N/A
Class PTII-2-72A            (2)         $      478,023.70   Class PTII-2-IO-72          N/A                  N/A
Class PTII-2-72B            (3)         $      478,023.70          N/A                  N/A                  N/A
Class PTII-2-73A            (2)         $      922,257.11   Class PTII-2-IO-73          N/A                  N/A
Class PTII-2-73B            (3)         $      922,257.11          N/A                  N/A                  N/A
Class PTII-2-74A            (2)         $      444,765.99   Class PTII-2-IO-74          N/A                  N/A
Class PTII-2-74B            (3)         $      444,765.99          N/A                  N/A                  N/A
Class PTII-2-75A            (2)         $      434,202.16   Class PTII-2-IO-75          N/A                  N/A
Class PTII-2-75B            (3)         $      434,202.16          N/A                  N/A                  N/A
Class PTII-2-76A            (2)         $      423,889.10   Class PTII-2-IO-76          N/A                  N/A
Class PTII-2-76B            (3)         $      423,889.10          N/A                  N/A                  N/A
Class PTII-2-77A            (2)         $      413,820.84   Class PTII-2-IO-77          N/A                  N/A
Class PTII-2-77B            (3)         $      413,820.84          N/A                  N/A                  N/A
Class PTII-2-78A            (2)         $      440,039.29   Class PTII-2-IO-78          N/A                  N/A
Class PTII-2-78B            (3)         $      440,039.29          N/A                  N/A                  N/A
Class PTII-2-79A            (2)         $      393,484.56   Class PTII-2-IO-79          N/A                  N/A
Class PTII-2-79B            (3)         $      393,484.56          N/A                  N/A                  N/A
Class PTII-2-80A            (2)         $      439,380.24   Class PTII-2-IO-80          N/A                  N/A
Class PTII-2-80B            (3)         $      439,380.24          N/A                  N/A                  N/A
Class PTII-2-81A            (2)         $      402,577.05   Class PTII-2-IO-81          N/A                  N/A
Class PTII-2-81B            (3)         $      402,577.05          N/A                  N/A                  N/A
Class PTII-2-82A            (2)         $   12,792,541.93   Class PTII-2-IO-82          N/A                  N/A
Class PTII-2-82B            (3)         $   12,792,541.93          N/A                  N/A                  N/A
Class PTII-2-83A            (2)         $      901,333.41   Class PTII-2-IO-83          N/A                  N/A
Class PTII-2-83B            (3)         $      901,333.41          N/A                  N/A                  N/A
Class PTII-2-IO-2           (4)                 (4)                N/A            Class PTII-1-2A         June 2007
Class PTII-2-IO-3           (4)                 (4)                N/A            Class PTII-1-3A         July 2007
Class PTII-2-IO-4           (4)                 (4)                N/A            Class PTII-1-4A        August 2007
Class PTII-2-IO-5           (4)                 (4)                N/A            Class PTII-1-5A      September 2007
Class PTII-2-IO-6           (4)                 (4)                N/A            Class PTII-1-6A       October 2007
Class PTII-2-IO-7           (4)                 (4)                N/A            Class PTII-1-7A       November 2007
Class PTII-2-IO-8           (4)                 (4)                N/A            Class PTII-1-8A       December 2007
Class PTII-2-IO-9           (4)                 (4)                N/A            Class PTII-1-9A       January 2008
Class PTII-2-IO-10          (4)                 (4)                N/A            Class PTII-1-10A      February 2008
Class PTII-2-IO-11          (4)                 (4)                N/A            Class PTII-1-11A       March 2008
Class PTII-2-IO-12          (4)                 (4)                N/A            Class PTII-1-12A       April 2008
Class PTII-2-IO-13          (4)                 (4)                N/A            Class PTII-1-13A        May 2008
Class PTII-2-IO-14          (4)                 (4)                N/A            Class PTII-1-14A        June 2008
Class PTII-2-IO-15          (4)                 (4)                N/A            Class PTII-1-15A        July 2008
Class PTII-2-IO-16          (4)                 (4)                N/A            Class PTII-1-16A       August 2008
Class PTII-2-IO-17          (4)                 (4)                N/A            Class PTII-1-17A     September 2008
Class PTII-2-IO-18          (4)                 (4)                N/A            Class PTII-1-18A      October 2008
Class PTII-2-IO-19          (4)                 (4)                N/A            Class PTII-1-19A      November 2008
Class PTII-2-IO-20          (4)                 (4)                N/A            Class PTII-1-20A      December 2008
Class PTII-2-IO-21          (4)                 (4)                N/A            Class PTII-1-21A      January 2009
Class PTII-2-IO-22          (4)                 (4)                N/A            Class PTII-1-22A      February 2009
Class PTII-2-IO-23          (4)                 (4)                N/A            Class PTII-1-23A       March 2009
Class PTII-2-IO-24          (4)                 (4)                N/A            Class PTII-1-24A       April 2009
Class PTII-2-IO-25          (4)                 (4)                N/A            Class PTII-1-25A        May 2009
Class PTII-2-IO-26          (4)                 (4)                N/A            Class PTII-1-26A        June 2009
Class PTII-2-IO-27          (4)                 (4)                N/A            Class PTII-1-27A        July 2009
Class PTII-2-IO-28          (4)                 (4)                N/A            Class PTII-1-28A       August 2009
Class PTII-2-IO-29          (4)                 (4)                N/A            Class PTII-1-29A     September 2009
Class PTII-2-IO-30          (4)                 (4)                N/A            Class PTII-1-30A      October 2009
Class PTII-2-IO-31          (4)                 (4)                N/A            Class PTII-1-31A      November 2009
Class PTII-2-IO-32          (4)                 (4)                N/A            Class PTII-1-32A      December 2009
Class PTII-2-IO-33          (4)                 (4)                N/A            Class PTII-1-33A      January 2010
Class PTII-2-IO-34          (4)                 (4)                N/A            Class PTII-1-34A      February 2010
Class PTII-2-IO-35          (4)                 (4)                N/A            Class PTII-1-35A       March 2010
Class PTII-2-IO-36          (4)                 (4)                N/A            Class PTII-1-36A       April 2010
Class PTII-2-IO-37          (4)                 (4)                N/A            Class PTII-1-37A        May 2010
Class PTII-2-IO-38          (4)                 (4)                N/A            Class PTII-1-38A        June 2010
Class PTII-2-IO-39          (4)                 (4)                N/A            Class PTII-1-39A        July 2010
Class PTII-2-IO-40          (4)                 (4)                N/A            Class PTII-1-40A       August 2010
Class PTII-2-IO-41          (4)                 (4)                N/A            Class PTII-1-41A     September 2010
Class PTII-2-IO-42          (4)                 (4)                N/A            Class PTII-1-42A      October 2010
Class PTII-2-IO-43          (4)                 (4)                N/A            Class PTII-1-43A      November 2010
Class PTII-2-IO-44          (4)                 (4)                N/A            Class PTII-1-44A      December 2010
Class PTII-2-IO-45          (4)                 (4)                N/A            Class PTII-1-45A      January 2011
Class PTII-2-IO-46          (4)                 (4)                N/A            Class PTII-1-46A      February 2011
Class PTII-2-IO-47          (4)                 (4)                N/A            Class PTII-1-47A       March 2011
Class PTII-2-IO-48          (4)                 (4)                N/A            Class PTII-1-48A       April 2011
Class PTII-2-IO-49          (4)                 (4)                N/A            Class PTII-1-49A        May 2011
Class PTII-2-IO-50          (4)                 (4)                N/A            Class PTII-1-50A        June 2011
Class PTII-2-IO-51          (4)                 (4)                N/A            Class PTII-1-51A        July 2011
Class PTII-2-IO-52          (4)                 (4)                N/A            Class PTII-1-52A       August 2011
Class PTII-2-IO-53          (4)                 (4)                N/A            Class PTII-1-53A     September 2011
Class PTII-2-IO-54          (4)                 (4)                N/A            Class PTII-1-54A      October 2011
Class PTII-2-IO-55          (4)                 (4)                N/A            Class PTII-1-55A      November 2011
Class PTII-2-IO-56          (4)                 (4)                N/A            Class PTII-1-56A      December 2011
Class PTII-2-IO-57          (4)                 (4)                N/A            Class PTII-1-57A      January 2012
Class PTII-2-IO-58          (4)                 (4)                N/A            Class PTII-1-58A      February 2012
Class PTII-2-IO-59          (4)                 (4)                N/A            Class PTII-1-59A       March 2012
Class PTII-2-IO-60          (4)                 (4)                N/A            Class PTII-1-60A       April 2012
Class PTII-2-IO-61          (4)                 (4)                N/A            Class PTII-1-61A        May 2012
Class PTII-2-IO-62          (4)                 (4)                N/A            Class PTII-1-62A        June 2012
Class PTII-2-IO-63          (4)                 (4)                N/A            Class PTII-1-63A        July 2012
Class PTII-2-IO-64          (4)                 (4)                N/A            Class PTII-1-64A       August 2012
Class PTII-2-IO-65          (4)                 (4)                N/A            Class PTII-1-65A     September 2012
Class PTII-2-IO-66          (4)                 (4)                N/A            Class PTII-1-66A      October 2012
Class PTII-2-IO-67          (4)                 (4)                N/A            Class PTII-1-67A      November 2012
Class PTII-2-IO-68          (4)                 (4)                N/A            Class PTII-1-68A      December 2012
Class PTII-2-IO-69          (4)                 (4)                N/A            Class PTII-1-69A      January 2013
Class PTII-2-IO-70          (4)                 (4)                N/A            Class PTII-1-70A      February 2013
Class PTII-2-IO-71          (4)                 (4)                N/A            Class PTII-1-71A       March 2013
Class PTII-2-IO-72          (4)                 (4)                N/A            Class PTII-1-72A       April 2013
Class PTII-2-IO-73          (4)                 (4)                N/A            Class PTII-1-73A        May 2013
Class PTII-2-IO-74          (4)                 (4)                N/A            Class PTII-1-74A        June 2013
Class PTII-2-IO-75          (4)                 (4)                N/A            Class PTII-1-75A        July 2013
Class PTII-2-IO-76          (4)                 (4)                N/A            Class PTII-1-76A       August 2013
Class PTII-2-IO-77          (4)                 (4)                N/A            Class PTII-1-77A     September 2013
Class PTII-2-IO-78          (4)                 (4)                N/A            Class PTII-1-78A      October 2013
Class PTII-2-IO-79          (4)                 (4)                N/A            Class PTII-1-79A      November 2013
Class PTII-2-IO-80          (4)                 (4)                N/A            Class PTII-1-80A      December 2013
Class PTII-2-IO-81          (4)                 (4)                N/A            Class PTII-1-81A      January 2014
Class PTII-2-IO-82          (4)                 (4)                N/A            Class PTII-1-82A      February 2014
Class PTII-2-IO-83          (4)                 (4)                N/A            Class PTII-1-83A       March 2014
Class PTII-2-R              (5)                 (5)                N/A                  N/A                  N/A

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Group II Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Group II Pooling Tier REMIC-2 Interest Rate") equal to the weighted average of the Group II Pooling Tier REMIC-1 Interest Rates on the Group II Pooling Tier REMIC-1 Regular Interests and having an "A" in their Class designation, provided that, on each Distribution Date on which interest is distributable on the Group II Corresponding Pooling Tier REMIC-2 IO Interest, this Group II Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate equal to Group II Swap LIBOR subject to a maximum rate equal to the weighted average of the Group II Pooling Tier REMIC-1 Interest Rates on the Group II Pooling Tier REMIC-1 Regular Interests and having an "A" in their Class designation.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Group II Pooling Tier REMIC-2 Interest Rate") equal to the weighted average of the Group II Pooling Tier REMIC-1 Interest Rates on the Group II Pooling Tier REMIC-1 Regular Interests and having a "B" in their Class designation.

(3) Each Group II Pooling Tier REMIC-2 IO Interest is an interest-only interest and does not have a principal balance but has a notional balance ("Group II Pooling Tier REMIC-2 IO Notional Balance") equal to the Group II Pooling Tier REMIC-1 Principal Amount of the Group II Corresponding Pooling Tier REMIC-1 Regular Interest. From the Closing Date through and including the Group II Corresponding Scheduled Crossover Distribution Date, each Group II Pooling Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Group II Corresponding Pooling Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Group II Pooling Tier REMIC-1 Interest Rate for the Group II Corresponding Pooling Tier REMIC-1 Regular Interest over (ii) Group II Swap LIBOR. After the related Group II Corresponding Scheduled Crossover Distribution Date, the Group II Pooling Tier REMIC-2 IO Interest shall not accrue interest.

(4) The Class PTII-2-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Group II Mortgage Loans for such Distribution Date shall be distributed to the Group II Pooling Tier REMIC-2 Regular Interests at the Group II Pooling Tier REMIC-2 Interest Rates shown above.

            On each Distribution Date, Realized Losses for Loan Group II, Subsequent Recoveries for Loan Group II and payments of principal in respect of the Group II Mortgage Loans shall be allocated to the then outstanding Group II Pooling Tier REMIC-2 Regular Interests (other than the Group II Pooling Tier REMIC-2 IO Interests) with the lowest numerical denomination until the Group II Pooling Tier REMIC-2 Principal Amount of such interest or interests, as the case may be, is reduced to zero, provided that, for the Group II Pooling Tier REMIC-2 Regular Interests Mortgage Loans with the same numerical denomination, such Realized Losses for Loan Group II, Subsequent Recoveries for Loan Group II and payments of principal shall be allocated pro rata between such Group II Pooling Tier REMIC-2 Regular Interests.

                            Group I Lower Tier REMIC

            The Group I Lower Tier REMIC shall issue the following interests, and each such interest, other than the Class I-LT-R Interest, is hereby designated as a regular interest in the Group I Lower Tier REMIC. The Class I-LT-R Interest is hereby designated as the sole Class of residual interest in the Group I Lower Tier REMIC and shall be represented by the Class I-R Certificates.

                                                                                         Group I
     Group I                                                                       Corresponding Upper
Lower Tier REMIC     Group I Lower Tier         Initial Group I Lower Tier          Tier REMIC Regular
Class Designation    REMIC Interest Rate          REMIC Principal Amount                 Interest
------------------   -------------------   ------------------------------------    -------------------
Class LT-I-A-1A              (1)           1/2 Group I Corresponding Upper Tier           I-A-1A
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-A-1B              (1)           1/2 Group I Corresponding Upper Tier           I-A-1B
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-A-2               (1)           1/2 Group I Corresponding Upper Tier            I-A-2
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-M-1               (1)           1/2 Group I Corresponding Upper Tier            I-M-1
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-M-2               (1)           1/2 Group I Corresponding Upper Tier            I-M-2
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-M-3               (1)           1/2 Group I Corresponding Upper Tier            I-M-3
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-M-4               (1)           1/2 Group I Corresponding Upper Tier            I-M-4
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-M-5               (1)           1/2 Group I Corresponding Upper Tier            I-M-5
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class LT-I-M-6               (1)           1/2 Group I Corresponding Upper Tier            I-M-6
                                           REMIC Regular Interest initial
                                           Class Principal Balance
Class I-LT-Accrual           (1)           1/2 Group I Pool Stated Principal                N/A
                                           Balance plus 1/2 Group I Subordinated
                                           Amount
Class I-LT-IO                (2)                             (2)                            N/A
Class I-LT-R                 (3)                             (3)                            N/A


------------

(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the Group I Lower Tier REMIC Net WAC Rate.

(2) This Group I Lower Tier Regular Interest is an interest-only interest and does not have a Group I Lower Tier REMIC Principal Amount. On each Distribution Date, this Group I Lower Tier Regular Interest shall be entitled to receive all interest distributable on the Group I Pooling Tier REMIC-2 IO Interests.

(3) The Class I-LT-R Interest is the sole Class of residual interest in the Group I Lower Tier REMIC and it does not have a principal amount or an interest rate.

            Each Group I Lower Tier Regular Interest is hereby designated as a regular interest in the Group I Lower Tier REMIC. The Class LT-I-A-1A, Class LT-I-A-1B, Class LT-I-A-2, Class LT-I-M-1, Class LT-I-M-2, Class LT-I-M-3, Class LT-I-M-4, Class LT-I-M-5 and Class LT-I-M-6 Interests are hereby designated the Group I-LT Accretion Directed Classes (the "Group I-LT Accretion Directed Classes").

            On each Distribution Date, 50% of the increase in the Group I Subordinated Amount shall be payable as a reduction of the Group I Lower Tier REMIC Principal Amount of the Group I-LT Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Group I Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Group I Corresponding Class) and shall be accrued and added to the Group I Lower Tier REMIC Principal Amount of the Class I-LT-Accrual Interest. On each Distribution Date, the increase in the Group I Lower Tier REMIC Principal Amount of the Class I-LT-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class I-LT-Accrual Interest. In the event that: (i) 50% of the increase in the Group I Subordinated Amount exceeds (ii) interest accruals on the Class I-LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Group I Subordinated Amount for purposes of determining the amount of interest accrual on the Class I-LT-Accrual Interest payable as principal on the Group I-LT Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Group I Mortgage Loans and all Subsequent Recoveries for Loan Group I allocable to principal shall be allocated (i) 50% to the Class I-LT-Accrual Interest and (ii) 50% to the Group I-LT Accretion Directed Classes (such principal payments and Subsequent Recoveries for Loan Group I shall be allocated among such Group I-LT Accretion Directed Classes in an amount equal to 50% of the principal amounts and Subsequent Recoveries for Loan Group I allocated to their respective Group I Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class I-CE Interest that result in the reduction in the Group I Subordinated Amount shall be allocated to the Class I-LT-Accrual Interest (until paid in full).

            Reductions to Group I Lower Tier REMIC Principal Amounts as a result of Realized Losses in Loan Group I and increases in Group I Lower Tier REMIC Principal Amounts as a result of Subsequent Recoveries for Loan Group I shall be applied so that after all distributions have been made on each Distribution Date
(i) the Group I Lower Tier REMIC Principal Amount of each Group I-LT Accretion Directed Class is equal to 50% of the Class Certificate Balance of its Group I Corresponding Class and (ii) the Class I-LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Group I Mortgage Loans plus 50% of the Group I Subordinated Amount. Any increase in the Class Certificate Balance of a Class of Group I Offered Certificates as a result of a Subsequent Recovery in Loan Group I shall increase the Group I Lower Tier Principal Amount of the Group I Corresponding Class of Group I Lower Tier Regular Interest by 50% of such increase, and the remaining 50% of such increase shall increase the Group I Lower-Tier Principal Amount of the Class I-LT-Accrual Interest.

                          Group II Lower Tier REMIC

            The Group II Lower Tier REMIC shall issue the following interests, and each such interest, other than the Class II-LT-R Interest, is hereby designated as a regular interest in the Group II Lower Tier REMIC. The Class II-LT-R Interest is hereby designated as the sole Class of residual interest in the Group II Lower Tier REMIC and shall be represented by the Class II-R Certificates.

                                                                                     Group II
    Group II          Group II Lower                                            Corresponding Upper
Lower Tier REMIC        Tier REMIC          Initial Group II Lower Tier         Tier REMIC Regular
Class Designation     Interest Rate           REMIC Principal Amount                 Interest
-------------------   --------------   --------------------------------------   -------------------
Class LT-II-A-1A           (1)         1/2 Group II Corresponding Upper Tier          II-A-1A
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-A-1B           (1)         1/2 Group II Corresponding Upper Tier          II-A-1B
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-A-2            (1)         1/2 Group II Corresponding Upper Tier          II-A-2
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-1            (1)         1/2 Group II Corresponding Upper Tier          II-M-1
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-2            (1)         1/2 Group II Corresponding Upper Tier          II-M-2
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-3            (1)         1/2 Group II Corresponding Upper Tier          II-M-3
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-4            (1)         1/2 Group II Corresponding Upper Tier          II-M-4
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-5            (1)         1/2 Group II Corresponding Upper Tier          II-M-5
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-6            (1)         1/2 Group II Corresponding Upper Tier          II-M-6
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-7            (1)         1/2 Group II Corresponding Upper Tier          II-M-7
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-8            (1)         1/2 Group II Corresponding Upper Tier          II-M-8
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class LT-II-M-9            (1)         1/2 Group II Corresponding Upper Tier          II-M-9
                                       REMIC Regular Interest initial
                                       Class Principal Balance
Class II-LT-Accrual        (1)         1/2 Group II Pool Stated Principal               N/A
                                       Balance plus 1/2 Group II Subordinated
                                       Amount
Class II-LT-IO             (2)                           (2)                            N/A
Class II-LT-R              (3)                           (3)                            N/A


------------

(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the Group II Lower Tier REMIC Net WAC Rate.

(2) This Group II Lower Tier Regular Interest is an interest-only interest and does not have a Group II Lower Tier REMIC Principal Amount. On each Distribution Date, this Group II Lower Tier Regular Interest shall be entitled to receive all interest distributable on the Group II Pooling Tier REMIC-2 IO Interests.

(3) The Class II-LT-R Interest is the sole Class of residual interest in the Group II Lower Tier REMIC and it does not have a principal amount or an interest rate.

            Each Group II Lower Tier Regular Interest is hereby designated as a regular interest in the Group II Lower Tier REMIC. The Class LT-II-A-1A, Class LT-II-A-1B, Class LT-II-A-2, Class LT-II-M-1, Class LT-II-M-2, Class LT-II-M-3, Class LT-II-M-4, Class LT-II-M-5, Class LT-II-M-6, Class LT-II-M-7, Class LT-II-M-8 and Class LT-II-M-9 Interests are hereby designated the Group II-LT Accretion Directed Classes (the "Group II-LT Accretion Directed Classes").

            On each Distribution Date, 50% of the increase in the Group II Subordinated Amount shall be payable as a reduction of the Group II Lower Tier REMIC Principal Amount of the Group II-LT Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Group II Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Group II Corresponding Class) and shall be accrued and added to the Group II Lower Tier REMIC Principal Amount of the Class II-LT-Accrual Interest. On each Distribution Date, the increase in the Group II Lower Tier REMIC Principal Amount of the Class II-LT-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class II-LT-Accrual Interest. In the event that: (i) 50% of the increase in the Group II Subordinated Amount exceeds (ii) interest accruals on the Class II-LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Group II Subordinated Amount for purposes of determining the amount of interest accrual on the Class II-LT-Accrual Interest payable as principal on the Group II-LT Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Group II Mortgage Loans and all Subsequent Recoveries for Loan Group II allocable to principal shall be allocated (i) 50% to the Class I-LT-Accrual Interest and (ii) 50% to the Group II-LT Accretion Directed Classes (such principal payments and Subsequent Recoveries for Loan Group II shall be allocated among such Group II-LT Accretion Directed Classes in an amount equal to 50% of the principal amounts and Subsequent Recoveries for Loan Group II allocated to their respective Group II Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class II-CE Interest that result in the reduction in the Group II Subordinated Amount shall be allocated to the Class II-LT-Accrual Interest (until paid in full).

            Reductions to Group II Lower Tier REMIC Principal Amounts as a result of Realized Losses in Loan Group II and increases in Group II Lower Tier REMIC Principal Amounts as a result of Subsequent Recoveries for Loan Group II shall be applied so that after all distributions have been made on each Distribution Date (i) the Group II Lower Tier REMIC Principal Amount of each Group II-LT Accretion Directed Class is equal to 50% of the Class Certificate Balance of its Group II Corresponding Class and (ii) the Class II-LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Group II Mortgage Loans plus 50% of the Group II Subordinated Amount. Any increase in the Class Certificate Balance of a Class of Group II Offered Certificates as a result of a Subsequent Recovery in Loan Group II shall increase the Group II Lower Tier Principal Amount of the Group II Corresponding Class of Group II Lower Tier Regular Interest by 50% of such increase, and the remaining 50% of such increase shall increase the Group II Lower-Tier Principal Amount of the Class II-LT-Accrual Interest.

                            Group I Upper Tier REMIC

            The Group I Upper Tier REMIC shall issue the following Classes of Group I Upper Tier REMIC Regular Interests and each such interest, other than the Class I-UT-R Interest, is hereby designated as a regular interest in the Group I Upper Tier REMIC. The Class I-UT-R Interest is hereby designated as the sole Class of residual interests in the Group I Upper Tier REMIC and shall be represented by the Class I-R Certificates.


  Group I Upper          Group I       Group I Initial Upper
   Tier REMIC       Upper Tier REMIC    Tier REMIC Principal   Group I Corresponding
Class Designation     Interest Rate            Amount          Class of Certificates
-----------------   ----------------   ---------------------   ---------------------
Class I-A-1A               (1)             $225,000,000.00          Class I-A-1
Class I-A-1B               (1)             $261,173,000.00          Class I-A-2
Class I-A-2                (1)              $54,019,000.00          Class I-A-3
Class I-M-1                (1)              $11,345,000.00          Class I-M-1
Class I-M-2                (1)               $5,527,000.00          Class I-M-2
Class I-M-3                (1)               $3,782,000.00          Class I-M-3
Class I-M-4                (1)               $3,200,000.00          Class I-M-4
Class I-M-5                (1)               $7,563,000.00          Class I-M-5
Class I-M-6                (1)               $4,654,000.00          Class I-M-6
Class I-IO                 (2)                   (2)
Class I-CE                 (3)                   (3)                Class I-CE (3)
Class I-UT-R               (4)                   (4)                Class I-R


-----------

(1) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the Group I WAC Cap and in the case of the Class I-A-1B Interest inclusive of the rate in clause (i) of the Group I Cap Fee Rate) for the Group I Corresponding Class of Certificates and (ii) the Group I Upper Tier REMIC Net WAC Rate.

(2) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date, the Class I-IO Interest shall be entitled to receive all interest distributable on the Class I-LT-IO Interest. This interest shall be beneficially owned by the holders of the Class I-CE Certificates and shall be held as an asset of the Group I Supplemental Interest Account.

(3) The Class I-CE Interest has an initial principal balance of $5,527,520.95 but it will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class I-CE Interest shall have a notional principal balance equal to the aggregate of the Group I Lower Tier Principal Amounts of the Group I Lower Tier Regular Interests (other than the Class I-LT-IO Interest) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class I-CE Interest shall bear interest at a rate equal to the excess, if any, of the Group I Lower Tier REMIC Net WAC Rate over the product of (i) 2 and (ii) the weighted average Group I Lower Tier REMIC Interest Rate of the Group I Lower Tier Regular Interests (other than Class I-LT-IO Interest), where the Group I Lower Tier REMIC Interest Rate on the Group I Class LT-Accrual Interest is subject to a cap equal to zero and each Group I-LT Accretion Directed Class is subject to a cap equal to the Group I Upper Tier Interest Rate on its Group I Corresponding Class of Group I Upper Tier Regular Interest (provided in the case of the Class I-A-1B Interest, such cap shall be increased by the rate described under the clause (i) of the Group I Cap Fee Rate). With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class I-CE Interest shall be deferred in an amount equal to any increase in the Group I Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(4) The Class I-UT-R Interest does not have an interest rate or a principal balance.

            On each Distribution Date, interest distributable in respect of the Group I Lower Tier Interests for such Distribution Date shall be deemed to be distributed on the interests in the Group I Upper Tier REMIC at the rates shown above, provided that the Class I-IO Interest shall be entitled to receive interest before any other interest in the Group I Upper Tier REMIC.

            On each Distribution Date, all Realized Losses for Loan Group I, Subsequent Recoveries for Loan Group I and all payments of principal shall be allocated to the Group I Upper Tier Interests until the outstanding principal balance of each such interest equals the outstanding Class Certificate Balance of the Group I Corresponding Class of Certificates as of such Distribution Date.

                            Group II Upper Tier REMIC

            The Group II Upper Tier REMIC shall issue the following Classes of Group II Upper Tier REMIC Regular Interests and each such interest, other than the Class II-UT-R Interest, is hereby designated as a regular interest in the Group II Upper Tier REMIC. The Class II-UT-R Interest is hereby designated as the sole Class of residual interests in the Group II Upper Tier REMIC and shall be represented by the Class II-R Certificates.

                                         Group II
    Group II            Group II       Initial Upper       Corresponding
Upper Tier REMIC    Upper Tier REMIC     Tier REMIC          Class of
Class Designation     Interest Rate    Principal Amount    Certificates
-----------------   ----------------   ----------------   ---------------
Class II-A-1A              (1)             $430,000,000   Class II-A-1A
Class II-A-1B              (1)             $112,456,000   Class II-A-1B
Class II-A-2               (1)              $60,273,000   Class II-A-2
Class II-M-1               (1)              $12,679,000   Class II-M-1
Class II-M-2               (1)               $5,852,000   Class II-M-2
Class II-M-3               (1)               $4,551,000   Class II-M-3
Class II-M-4               (1)               $3,901,000   Class II-M-4
Class II-M-5               (1)               $2,926,000   Class II-M-5
Class II-M-6               (1)               $2,276,000   Class II-M-6
Class II-M-7               (1)               $2,276,000   Class II-M-7
Class II-M-8               (1)               $2,276,000   Class II-M-8
Class II-M-9               (1)               $2,276,000   Class II-M-9
Class II-IO                (2)               (2)
Class II-CE                (3)               (3)          Class II-CE (3)
Class II-UT-R              (4)               (4)          Class II-R

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the Group II WAC Cap and in the case of the Class II-A-1B Interest inclusive of the rate in clause (i) of the Group II Cap Fee Rate) for the Group II Corresponding Class of Certificates and
      (ii) the Group II Upper Tier REMIC Net WAC Rate.

(2) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date, the Class II-IO Interest shall be entitled to receive all interest distributable on the Class II-LT-IO Interest. This interest shall be beneficially owned by the holders of the Class II-CE Certificates and shall be held as an asset of the Group II Supplemental Interest Account.

(3) The Class II-CE Interest has an initial principal balance of $8,451,224.84 but it will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class II-CE Interest shall have a notional principal balance equal to the aggregate of the Group II Lower Tier Principal Amounts of the Lower Tier Regular Interests (other than the Class II-LT-IO Interest) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class II-CE Interest shall bear interest at a rate equal to the excess, if any, of the Group II Lower Tier REMIC Net WAC Rate over the product of (i) 2 and (ii) the weighted average Group II Lower Tier REMIC Interest Rate of the Group II Lower Tier Regular Interests (other than Class II-LT-IO Interest), where the Group II Lower Tier REMIC Interest Rate on the Class II-LT-Accrual Interest is subject to a cap equal to zero and each Group II-LT Accretion Directed Class is subject to a cap equal to the Group II Upper Tier Interest Rate on its Group II Corresponding Class of Group II Upper Tier Regular Interest (provided in the case of the Class II-A-1B Interest, such cap shall be increased by the rate described under the clause (i) of the Group II Cap Fee Rate. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class II-CE Interest shall be deferred in an amount equal to any increase in the Group II Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(4) The Class II-UT-R Interest does not have an interest rate or a principal balance.

            On each Distribution Date, interest distributable in respect of the Group II Lower Tier Interests for such Distribution Date shall be deemed to be distributed on the interests in the Group II Upper Tier REMIC at the rates shown above, provided that the Class II-IO Interest shall be entitled to receive interest before any other interest in the Group II Upper Tier REMIC.

            On each Distribution Date, all Realized Losses for Loan Group II, Subsequent Recoveries for Loan Group II and all payments of principal shall be allocated to the Group II Upper Tier Interests until the outstanding principal balance of each such interest equals the outstanding Class Certificate Balance of the Group II Corresponding Class of Certificates as of such Distribution Date.

                                  Certificates

                                   Class Pass-    Class Certificate
              Class Designation    Through Rate         Balance
              ------------------   ------------   -----------------
              Class I-A-1A (5)          (1)         $243,086,500.00
              Class I-A-1B (5)          (2)         $243,086,500.00
              Class I-A-2(5)            (1)          $54,019,000.00
              Class I-M-1 (5)           (1)          $11,345,000.00
              Class I-M-2 (5)           (1)           $5,527,000.00
              Class I-M-3 (5)           (1)           $3,782,000.00
              Class I-M-4 (5)           (1)           $3,200,000.00
              Class I-M-5 (5)           (1)           $7,563,000.00
              Class I-M-6 (5)           (1)           $4,654,000.00
              Class I-CE                (3)            (3)
              Class I-R                 (4)            (4)
              Class II-A-1A (10)        (6)            $271,228,000
              Class II-A-1B (10)        (7)            $271,228,000
              Class II-A-2 (10)         (6)             $60,273,000
              Class II-M-1 (10)         (6)             $12,679,000
              Class II-M-2 (10)         (6)              $5,852,000
              Class II-M-3 (10)         (6)              $4,551,000
              Class II-M-4 (10)         (6)              $3,901,000
              Class II-M-5 (10)         (6)              $2,926,000
              Class II-M-6 (10)         (6)              $2,276,000
              Class II-M-7 (10)         (6)              $2,276,000
              Class II-M-8 (10)         (6)              $2,276,000
              Class II-M-9 (10)         (6)              $2,276,000
              Class II-CE               (8)            (8)
              Class II-R                (9)            (9)]

------------

(1) The Class I-A-1A, Class I-A-2, Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class I-M-5, and Class I-M-6 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Group I WAC Cap.

(2) The Class I-A-1B will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Group I WAC Cap; provided, however, that the Group I Interest Rate Cap Agreement will effectively make the Class I-A-1B Certificates not subject to the Group I WAC Cap.

(3) The Class I-CE Certificates will represent beneficial ownership of the Class I-CE Interest, the Class I-IO Interest, the right to receive Class I-IO Shortfalls and the Group I Cap Fee (subject to the obligation to pay same to the Group I Cap Provider), amounts in the Group I Supplemental Interest Account, subject to the obligation to pay Group I Net Swap Payments to the Group I Swap Provider and Group I Basis Risk Carry Forward Amounts to the Group I Offered Certificates and, without duplication, Group I Upper Tier Carry Forward Amounts to the Group I Offered Certificates. For federal income tax purposes, the Trustee will treat a Class I-CE Certificateholder's obligation to make payments to the Group I Offered Certificates of Group I Basis Risk Carry Forward Amounts from the Group I Excess Reserve Fund Account and the Group I Supplemental Interest Account and, without duplication, Group I Upper Tier Carry Forward Amounts from the Group I Supplemental Interest Account and the right to receive Class I-IO Shortfalls and the Group I Cap Fee (subject to the obligation to pay same to the Group I Cap Provider) as payments made or received pursuant to a notional principal contract between the Class I-CE Certificateholders and the holder of each Class of Group I Offered Certificates. Such rights of the Class I-CE Certificateholders and Group I Offered Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code. The Class I-CE Certificates do not have a Class Certificate Balance.

(4) The Class I-R Certificates do not have a principal balance or an interest rate. The Class I-R Certificates represent the residual interest in each Group I Trust REMIC.

(5) Each of these Certificates will represent not only the ownership of the Corresponding Class of Group I Upper Tier REMIC Regular Interest but also the right to receive payments from the Group I Excess Reserve Fund Account and Group I Supplemental Interest Account in respect of any Group I Basis Risk Carry Forward Amounts and, without duplication, from the Group I Supplemental Interest Account in respect of Group I Upper Tier Carry Forward Amounts. Each of these Certificates will also be subject to the obligation to pay Class I-IO Shortfalls and in the case of the Class I-A-1B Certificates, the Group I Cap Fee as described in Section 8.15. For federal income tax purposes, any amount distributed on the Group I Offered Certificates on any such Distribution Date in excess of the amount distributable on their Corresponding Class of Group I Upper Tier Regular Interest on such Distribution Date and the Group I Cap Fee shall be treated as having been paid from the Group I Excess Reserve Fund Account or the Group I Supplemental Interest Account, as applicable, and any amount distributable on such Group I Corresponding Class of Group I Upper Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Group I Corresponding Class of Certificates on such Distribution Date shall be treated as having been paid to the Group I Supplemental Interest Account, all pursuant to, and as further provided in
      Section 8.15. For federal income tax purposes, the Trustee will treat a Group I Offered Certificateholder's right to receive payments from the Group I Excess Reserve Fund Account and Group I Supplemental Interest Account subject to the obligation to pay Class I-IO Shortfalls and the obligation to pay the Group I Cap Fee to the holder of the Class I-CE Certificates as payments made or received pursuant to a notional principal contract between the Class I-CE Certificateholders and each Class of Group I Offered Certificates.

(6) The Class II-A-1A, Class II-A-2, Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Group II WAC Cap.

(7) The Class II-A-1B will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Group II WAC Cap; provided, however, that the Group II Interest Rate Cap Agreement will effectively make the Class II-A-1B Certificates not subject to the Group II WAC Cap.

(8) The Class II-CE Certificates will represent beneficial ownership of the Class II-CE Interest, the Class II-IO Interest, the right to receive Class II-IO Shortfalls and the Group II Cap Fee (subject to the obligation to pay same to the Group II Cap Provider), amounts in the Group II Supplemental Interest Account, subject to the obligation to pay Group II Net Swap Payments to the Group II Swap Provider and Group II Basis Risk Carry Forward Amounts to the Group II Offered Certificates and, without duplication, Group II Upper Tier Carry Forward Amounts to the Group II Offered Certificates. For federal income tax purposes, the Trustee will treat a Class II-CE Certificateholder's obligation to make payments to the Group II Offered Certificates of Group II Basis Risk Carry Forward Amounts from the Group II Excess Reserve Fund Account and the Group II Supplemental Interest Account and, without duplication, Group II Upper Tier Carry Forward Amounts from the Group II Supplemental Interest Account and the Group II Cap Fee (subject to the obligation to pay same to the Group II Cap Provider) as payments made or received pursuant to a notional principal contract between the Class II-CE Certificateholders and the holder of each Class of Group II Offered Certificates. Such rights of the Class II-CE Certificateholders and Group II Offered Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code. The Class II-CE Certificates do not have a Class Certificate Balance.

(9) The Class II-R Certificates do not have a principal balance or an interest rate. The Class II-R Certificates represent the residual interest in each Group II Trust REMIC.

(10) Each of these Certificates will represent not only the ownership of the Group II Corresponding Class of Group II Upper Tier REMIC Regular Interest but also the right to receive payments from the Group II Excess Reserve Fund Account and Group II Supplemental Interest Account in respect of any Group II Basis Risk Carry Forward Amounts and, without duplication, from the Group II Supplemental Interest Account in respect of Group II Upper Tier Carry Forward Amounts. Each of these Certificates will also be subject to the obligation to pay Class II-IO Shortfalls and in the case of the Class II-A-1B Certificates, the Group II Cap Fee as described in
      Section 8.15. For federal income tax purposes, any amount distributed on the Group II Offered Certificates on any such Distribution Date in excess of the amount distributable on their Group II Corresponding Class of Group II Upper Tier Regular Interest on such Distribution Date and the Group II Cap Fee shall be treated as having been paid from the Group II Excess Reserve Fund Account or the Group II Supplemental Interest Account, as applicable, and any amount distributable on such Group II Corresponding Class of Group II Upper Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Group II Corresponding Class of Certificates on such Distribution Date shall be treated as having been paid to the Group II Supplemental Interest Account, all pursuant to, and as further provided in Section 8.15. For federal income tax purposes, the Trustee will treat an Offered Certificateholder's right to receive payments from the Group II Excess Reserve Fund Account and Group II Supplemental Interest Account subject to the obligation to pay Class II-IO Shortfalls and the obligation to pay the Group II Cap Fee to the holder of the Class II-CE Certificates as payments made or received pursuant to a notional principal contract between the Class II-CE Certificateholders and each Class of Group II Offered Certificates.

            The minimum denomination for each Class of the Offered Certificates will be $25,000 initial Certificate Balance, with integral multiples of $1 in excess thereof except that one Certificate in each Class may be issued in a different amount. The minimum denomination for (a) the Class I-R Certificates will be a 100% Percentage Interest in such Class, (b) the Class II-R Certificates will be a 100% Percentage Interest in such Class, (c) the Class I-CE Certificates will be a 1% Percentage Interest in such Class, (d) the Class I-P Certificates will be a 1% Percentage Interest in such Class and (e) the Class II-CE Certificates will be a 1% Percentage Interest in such Class.

Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates                     All Classes of Certificates other
                                            than the Physical Certificates.

Class I-A Certificates                      Class I-A-1A, Class I-A-1B and Class
                                            I-A-2 Certificates.

Class I-M Certificates                      Class I-M-1, Class I-M-2, Class
                                            I-M-3, Class I-M-4, Class I-M-5 and
                                            Class I-M-6 Certificates.

Class II-A Certificates                     Class II-A-1A, Class II-A-1B and
                                            Class II-A-2 Certificates.

Class II-M Certificates                     Class II-M-1, Class II-M-2, Class
                                            II-M-3, Class II-M-4, Class II-M-5,
                                            Class II-M-6, Class II-M-7, Class
                                            II-M-8 and Class II-M-9
                                            Certificates.

Class A Certificates                        Class I-A-1A, Class I-A-1B, Class
                                            I-A-2, Class II-A-1A, Class II-A-1B
                                            and Class II-A-2 Certificates.

Class M Certificates                        Class I-M-1, Class I-M-2, Class
                                            I-M-3, Class I-M-4, Class I-M-5,
                                            Class I-M-6, Class II-M-1, Class
                                            II-M-2, Class II-M-3, Class II-M-4,
                                            Class II-M-5, Class II-M-6, Class
                                            II-M-7, Class II-M-8 and Class
                                            II-M-9 Certificates.

ERISA-Restricted Certificates               The Physical Certificates and any
                                            Certificate with a rating below the
                                            lowest applicable permitted rating
                                            under the Underwriters' Exemption.

Group I Certificates                        Class I-A-1A, Class I-A-1B, Class
                                            I-A-2, Class I-M-1, Class I-M-2,
                                            Class I-M-3, Class I-M-4, Class
                                            I-M-5, Class I-M-6, Class I-R, Class
                                            I-P and Class I-CE Certificates.

Group I Offered Certificates                Class I-A-1A, Class I-A-1B, Class
                                            I-A-2, Class I-M-1, Class I-M-2,
                                            Class I-M-3, Class I-M-4, Class
                                            I-M-5 and Class I-M-6 Certificates.

Group I Principal Certificates              The Group I Offered Certificates.

Group I Subordinated Certificates           Class I-M-1, Class I-M-2, Class
                                            I-M-3, Class I-M-4, Class I-M-5 and
                                            Class I-M-6 Certificates.

Group II Certificates                       Class II-A-1, Class II-A-2, Class
                                            II-M-1, Class II-M-2, Class II-M-3,
                                            Class II-M-4, Class II-M-5, Class
                                            II-M-6, Class II-M-7, Class II-M-8,
                                            Class II-M-9, Class II-R and Class
                                            II-CE Certificates.

Group II Offered Certificates               Class II-A-1A, Class II-A-1B, Class
                                            II-A-2, Class II-M-1, Class II-M-2,
                                            Class II-M-3, Class II-M-4, Class
                                            II-M-5, Class II-M-6, Class II-M-7,
                                            Class II-M-8 and Class II-M-9
                                            Certificates.

Group II Principal Certificates             The Group II Offered Certificates.

Group II Subordinated Certificates          Class II-M-1, Class II-M-2, Class
                                            II-M-3, Class II-M-4, Class II-M-5,
                                            Class II-M-6, Class II-M-7, Class
                                            II-M-8 and Class II-M-9
                                            Certificates.

Offered Certificates                        The Group I Offered and Group II
                                            Offered Certificates.

Physical Certificates                       The Class I-R, Class I-CE, Class
                                            I-P, Class II-R and Class II-CE
                                            Certificates.

Principal Certificates                      The Group I Principal Certificates
                                            and Group II Principal Certificates.

Private Certificates                        The Class I-R, Class I-CE, Class
                                            I-P, Class II-R and Class II-CE
                                            Certificates.

Rating Agencies                             Moody's, DBRS and S&P.

Regular Certificates                        All Classes of Certificates other
                                            than the Class I-R, Class I-CE,
                                            Class I-P, Class II-R and Class
                                            II-CE Certificates.

Residual Certificates                       The Class I-R and Class II-R
                                            Certificates.

Subordinated Certificates                   The Group I Subordinated
                                            Certificates and Group II
                                            Subordinated Certificates

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. Capitalized terms used herein but not defined herein shall have the meanings given them in the related Servicing Agreement or related Sale Agreement, as applicable. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Account: Any of the Distribution Account, the Investment Account, the Collection Account, the Group I Supplemental Interest Account, the Group II Supplemental Interest Account, the Group I Posted Collateral Account, the Group II Posted Collateral Account, the Group I Interest Rate Cap Account or the Group II Interest Rate Cap Account. Each Account shall be an Eligible Account.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of Offered Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class' share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.01.

            Additional Disclosure Notification: As defined in Section 8.14(b).

            Additional Form 10-D Disclosure: As defined in Section 8.14(b).

            Additional Form 10-K Disclosure: As defined in Section 8.14(c).

            Adjusted Net Mortgage Interest Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Interest Rate less the applicable Expense Fee Rate.

            Advance: Any Monthly Advance or Servicing Advance.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Trust Agreement and all amendments or supplements hereto.

            Amendment Reg AB: The Amendment Reg AB to the Master Loan Purchase and Servicing Agreement, dated as of August 30, 2006, among Barclays Bank PLC and Countrywide Home Loans, Inc., and the Amendment Reg AB to the Master Loan Purchase and Servicing Agreement, dated as of February 26, 2007, among Barclays Bank PLC and Countrywide Home Loans, Inc., copies of which are attached hereto as Exhibit U.

            Analytics Company: Intex Solutions, Inc., or any other bond analytics service provider identified to the Trustee by the Depositor.

            Applied Realized Loss Amount: With respect to any Group I Certificate, a Group I Applied Realized Loss Amount and with respect to any Group II Certificate, a Group II Applied Realized Loss Amount.

            Assignment Agreements: The Countrywide Assignment Agreement and the Wells Fargo Assignment Agreement.

            Assignment of Mortgage: An executed assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of New York or California, (b) the State in which each Servicer's servicing operations are located or (c) any State in which the Trustee's Corporate Trust Office is located, are authorized or obligated by law or executive order to be closed.

            Certificate: Any one of the Certificates executed by the Trustee in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Principal Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and reduced by any Applied Realized Loss Amounts applicable to such Class of Certificates; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery for the related Loan Group is distributed, the Class Certificate Balances of any Class or Classes of Certificates of such Group that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery for such Loan Group distributed on such Distribution Date (up to the amount of Applied Realized Loss Amounts allocated to such Class or Classes). The Class I-CE, Class I-R, Class I-P, Class II-CE and Class II-R Certificates have no Certificate Balance.

            Certificate Group: The Group I Certificates or Group II Certificates, as applicable.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any Affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Trustee is entitled to rely conclusively on a certification of the Depositor or any Affiliate of the Depositor in determining which Certificates are registered in the name of an Affiliate of the Depositor.

            Class: All Certificates bearing the same class designation as set forth in this Agreement.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Class Certificate Balances of all Certificates of such Class as of such date.

            Class I-A Certificates: As specified in the Preliminary Statement.

            Class I-A Principal Distribution Amount: With respect to any Distribution Date is the excess of (a) the aggregate Class Certificate Balance of the Class I-A Certificates immediately prior to such Distribution Date over
(b) the lesser of (x) 85.70% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date and (y) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over the Group I Overcollateralization Floor.

            Class I-CE Certificates: All Certificates bearing the Class designation of "Class I-CE."

            Class I-CE Distributable Amount: On any Distribution Date, the sum of (i) as a distribution in respect of interest, the amount of interest that has accrued on the Class I-CE Interest (as set forth in the Preliminary Statement) and not applied as a Group I Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus (without duplication), (ii) as a distribution in respect of principal, any portion of the principal balance of the Class I-CE Interest that is distributable as a Group I Subordination Reduction Amount, minus (iii) any Group I Defaulted Swap Termination Payment payable from Group I Available Funds to the Group I Swap Provider and any amounts paid from the Group I Excess Reserve Fund Account to pay Group I Basis Risk Carry Forward Amounts.

            Class I-CE Interest: The Group I Upper Tier REMIC Regular Interest represented by the Class I-CE Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class I-IO Interest: As specified in the Preliminary Statement.

            Class I-IO Shortfalls: As defined in Section 8.15. For the avoidance of doubt, the Class I-IO Shortfall for any Distribution Date shall equal the amount payable to the Class I-CE Certificates in respect of amounts due to the Group I Swap Provider on such Distribution Date (other than Group I Defaulted Swap Termination Payments) in excess of the amount payable on the Class I-CE Interest (prior to reduction for any Group I Basis Risk Payments or Group I Defaulted Swap Termination Payments) or Class I-IO Interest on such Distribution Date, all as further provided in Section 8.15.

            Class I-LT-R Interest: The sole Class of "residual interest" in the Group I Lower Tier REMIC evidenced by the Class I-R Certificates.

            Class I-M Certificates: As specified in the Preliminary Statement.

            Class I-M-1 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class I-A Certificates (after taking into account the distribution of the Class I-A Principal Distribution Amount for such Distribution Date) and (b) the Class Certificate Balance of the Class I-M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 89.60% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over the Group I Overcollateralization Floor.

            Class I-M-2 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class I-A Certificates (after taking into account the distribution of the Class I-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class I-M-1 Certificates (after taking into account the distribution of the Class I-M-1 Principal Distribution Amount for such Distribution Date) and (c) the Class Certificate Balance of the Class I-M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (a) 91.50% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date and
(b) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over the Group I Overcollateralization Floor.

            Class I-M-3 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class I-A Certificates (after taking into account the distribution of the Class I-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class I-M-1 Certificates (after taking into account the distribution of the Class I-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class I-M-2 Certificates (after taking into account the distribution of the Class I-M-2 Principal Distribution Amount for such Distribution Date) and (d) the Class Certificate Balance of the Class I-M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 92.80% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over the Group I Overcollateralization Floor.

            Class I-M-4 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class I-A Certificates (after taking into account the distribution of the Class I-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class I-M-1 Certificates (after taking into account the distribution of the Class I-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class I-M-2 Certificates (after taking into account the distribution of the Class I-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class I-M-3 Certificates (after taking into account the distribution of the Class I-M-3 Principal Distribution Amount for such Distribution Date) and (e) the Class Certificate Balance of the Class I-M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (a) 93.90% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date and
(b) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over the Group I Overcollateralization Floor.

            Class I-M-5 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class I-A Certificates (after taking into account the distribution of the Class I-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class I-M-1 Certificates (after taking into account the distribution of the Class I-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class I-M-2 Certificates (after taking into account the distribution of the Class I-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class I-M-3 Certificates (after taking into account the distribution of the Class I-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class I-M-4 Certificates (after taking into account the distribution of the Class I-M-4 Principal Distribution Amount for such Distribution Date) and (f) the Class Certificate Balance of the Class I-M-5 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 96.50% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over the Group I Overcollateralization Floor.

            Class I-M-6 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class I-A Certificates (after taking into account the distribution of the Class I-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class I-M-1 Certificates (after taking into account the distribution of the Class I-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class I-M-2 Certificates (after taking into account the distribution of the Class I-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class I-M-3 Certificates (after taking into account the distribution of the Class I-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class I-M-4 Certificates (after taking into account the distribution of the Class I-M-4 Principal Distribution Amount for such Distribution Date), (f) the Class Certificate Balance of the Class I-M-5 Certificates (after taking into account the distribution of the Class I-M-5 Principal Distribution Amount for such Distribution Date) and (g) the Class Certificate Balance of the Class I-M-6 Certificates immediately prior to such Distribution Date over (ii) the lesser of (a) 98.10% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date and
(b) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over the Group I Overcollateralization Floor.

            Class I-P Certificates: All Certificates bearing the class designation of "Class I-P."

            Class I-R Certificates: All Certificates bearing the Class designation of "Class I-R."

            Class I-UT-R Interest: The sole Class of "residual interest" in the Group I Upper Tier REMIC evidenced by the Class I-R Certificates.

            Class II-A Certificates: As specified in the Preliminary Statement.

            Class II-A Principal Distribution Amount: With respect to any Distribution Date is the excess of (a) the aggregate Class Certificate Balance of the Class II-A Certificates immediately prior to such Distribution Date over
(b) the lesser of (x) 85.40% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and (y) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-CE Certificates: All Certificates bearing the Class designation of "Class II-CE."

            Class II-CE Distributable Amount: On any Distribution Date, the sum of (i) as a distribution in respect of interest, the amount of interest that has accrued on the Class II-CE Interest (as set forth in the Preliminary Statement) and not applied as a Group II Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus (without duplication), (ii) as a distribution in respect of principal, any portion of the principal balance of the Class II-CE Interest that is distributable as a Group II Subordination Reduction Amount, minus (iii) any Group II Defaulted Swap Termination Payment payable from Group II Available Funds to the Group II Swap Provider and any amounts paid from the Group II Excess Reserve Fund Account to pay Group II Basis Risk Carry Forward Amounts.

            Class II-CE Interest: The Group II Upper Tier REMIC Regular Interest represented by the Class II-CE Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class II-IO Interest: As specified in the Preliminary Statement.

            Class II-IO Shortfalls: As defined in Section 8.15. For the avoidance of doubt, the Class II-IO Shortfall for any Distribution Date shall equal the amount payable to the Class II-CE Certificates in respect of amounts due to the Group II Swap Provider on such Distribution Date (other than Group II Defaulted Swap Termination Payments) in excess of the amount payable on the Class II-CE Interest (prior to reduction for any Group II Basis Risk Payments or Group II Defaulted Swap Termination Payments) or Class II-IO Interest on such Distribution Date, all as further provided in Section 8.15.

            Class II-LT-R Interest: The sole Class of "residual interest" in the Group II Lower Tier REMIC evidenced by the Class II-R Certificates.

            Class II-M Certificates: As specified in the Preliminary Statement.

            Class II-M-1 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date) and (b) the Class Certificate Balance of the Class II-M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 89.30% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-2 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date) and (c) the Class Certificate Balance of the Class II-M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (a) 91.10% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and
(b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-3 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date) and (d) the Class Certificate Balance of the Class II-M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 92.50% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-4 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for such Distribution Date) and (e) the Class Certificate Balance of the Class II-M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (a) 93.70% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and
(b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-5 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for such Distribution Date) and (f) the Class Certificate Balance of the Class II-M-5 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 94.60% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-6 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for such Distribution Date), (f) the Class Certificate Balance of the Class II-M-5 Certificates (after taking into account the distribution of the Class II-M-5 Principal Distribution Amount for such Distribution Date) and (g) the Class Certificate Balance of the Class II-M-6 Certificates immediately prior to such Distribution Date over (ii) the lesser of (a) 95.30% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and
(b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-7 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for such Distribution Date), (f) the Class Certificate Balance of the Class II-M-5 Certificates (after taking into account the distribution of the Class II-M-5 Principal Distribution Amount for such Distribution Date), (g) the Class Certificate Balance of the Class II-M-6 Certificates (after taking into account the distribution of the Class II-M-6 Principal Distribution Amount for such Distribution Date) and (h) the Class Certificate Balance of the Class II-M-7 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 96.00% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-8 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for such Distribution Date), (f) the Class Certificate Balance of the Class II-M-5 Certificates (after taking into account the distribution of the Class II-M-5 Principal Distribution Amount for such Distribution Date), (g) the Class Certificate Balance of the Class II-M-6 Certificates (after taking into account the distribution of the Class II-M-6 Principal Distribution Amount for such Distribution Date), (h) the Class Certificate Balance of the Class II-M-7 Certificates immediately prior to such Distribution Date and (i) the Class Certificate Balance of the Class II-M-8 Certificates immediately prior to such Distribution Date over (ii) the lesser of (a) 96.70% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and
(b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-9 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for such Distribution Date), (f) the Class Certificate Balance of the Class II-M-5 Certificates (after taking into account the distribution of the Class II-M-5 Principal Distribution Amount for such Distribution Date), (g) the Class Certificate Balance of the Class II-M-6 Certificates (after taking into account the distribution of the Class II-M-6 Principal Distribution Amount for such Distribution Date), (h) the Class Certificate Balance of the Class II-M-7 Certificates (after taking into account the distribution of the Class II-M-7 Principal Distribution Amount for such Distribution Date), (i) the Class Certificate Balance of the Class II-M-8 Certificates (after taking into account the distribution of the Class II-M-8 Principal Distribution Amount for such Distribution Date) and (j) the Class Certificate Balance of the Class II-M-9 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(a) 97.40% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date and (b) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over the Group II Overcollateralization Floor.

            Class II-R Certificates: All Certificates bearing the Class designation of "Class II-R."

            Class II-UT-R Interest: The sole Class of "residual interest" in the Group II Upper Tier REMIC evidenced by the Class II-R Certificates.

            Class A Certificates: As specified in the Preliminary Statement.

            Class M Certificates: As specified in the Preliminary Statement.

            Class PTI-1-R Interest: The sole Class of "residual interest" in the Group I Pooling Tier REMIC-1 as described in the Preliminary Statement and the related footnote thereto.

            Class PTI-2-R Interest: The sole Class of "residual interest" in the Group I Pooling Tier REMIC-2 as described in the Preliminary Statement and the related footnote thereto.

            Class PTII-1-R Interest: The sole Class of "residual interest" in the Group II Pooling Tier REMIC-1 as described in the Preliminary Statement and the related footnote thereto.

            Class PTII-2-R Interest: The sole Class of "residual interest" in the Group II Pooling Tier REMIC-2 as described in the Preliminary Statement and the related footnote thereto.

            Closing Date: May 31, 2007.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: The "Custodial Account" as defined in each Servicing Agreement.

            Commission: The U.S. Securities and Exchange Commission.

            Compensating Interest: For any Distribution Date and Loan Group, the lesser of (a) the Prepayment Interest Shortfall for such Loan Group, if any, for such Distribution Date, with respect to voluntary Principal Prepayments for such Loan Group by the Mortgagor (excluding any payments made upon liquidation of the Mortgage Loan in the related Loan Group), and (b) in the case of Loan Group II and Countrywide Servicing only, one half of the lesser of (1) the Servicing Fee payable to Countrywide Servicing for such Distribution Date and (2) the Servicing Fee actually received by Countrywide Servicing for such Distribution Date.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Corporate Trust Office: The designated office of the Trustee in the State of California at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attn: Trust Administration-BC0703, facsimile no. (714) 247-6478, and which is the address to which notices to and correspondence with the Trustee should be directed.

            Countrywide Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of the Closing Date, among Countrywide Home Loans Servicing LP, Countrywide Home Loans Inc., the Trustee, the Sponsors and the Depositor, relating to the Group II Mortgage Loans, a copy of which is attached hereto as Exhibit P-2.

            Countrywide Home Loans: Countrywide Home Loans, Inc., a New York corporation, and its successors in interest.

            Countrywide Sale Agreement: With respect to Countrywide Mortgage Loans purchased prior to February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Master Mortgage Loan Purchase Agreement, dated August 30, 2006, between Barclays Bank PLC and Countrywide Home Loans, Inc. as amended by Amendment Reg AB and with respect to Countrywide Mortgage Loans purchased on or after February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Master Mortgage Loan Purchase Agreement, dated as of February 26, 2007, in each case by and between Barclays Bank PLC and Countrywide Home Loans, Inc. as amended by Amendment Reg AB.

            Countrywide Servicing: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors in interest.

            Countrywide Servicing Agreement: With respect to Countrywide Mortgage Loans purchased prior to February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Servicing Agreement, dated August 30, 2006, between Barclays Bank PLC and Countrywide Servicing, as amended by Amendment Reg AB and with respect to Countrywide Mortgage Loans purchased on or after February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Servicing Agreement, dated as of February 26, 2007, in each case by and between Barclays Bank PLC and Countrywide Home Loans, Inc. as amended by Amendment Reg AB.

            Cumulative Loss Percentages: (A) With respect to any Distribution Date and Loan Group I, the percentages set forth below:

Distribution Date Occurring In              Cumulative Loss Percentage
------------------------------   ---------------------------------------------
June 2009 through May 2010       0.35% for the first month, plus an additional
                                 1/12th of 0.40% for each month thereafter

June 2010 through May 2011       0.75% for the first month, plus an additional
                                 1/12th of 0.25% for each month thereafter

June 2011 through May 2012       1.00% for the first month, plus an additional
                                 1/12th of 0.00% for each month thereafter

June 2012 through May 2013       1.00% for the first month, plus an additional
                                 1/12th of 0.25% for each month thereafter

June 2013 and thereafter         1.25% with respect to June 2013

(B) With respect to any Distribution Date and Loan Group II, the percentages set forth below:

Distribution Date Occurring In              Cumulative Loss Percentage
------------------------------   ---------------------------------------------
June 2009 through May 2010       0.25% for the first month, plus an additional
                                 1/12th of 0.40% for each month thereafter

June 2010 through May 2011       0.55% for the first month, plus an additional
                                 1/12th of 0.25% for each month thereafter

June 2011 through May 2012       0.95% for the first month, plus an additional
                                 1/12th of 0.00% for each month thereafter

June 2012 through May 2013       1.40% for the first month, plus an additional
                                 1/12th of 0.10% for each month thereafter

June 2013 and thereafter         1.50% with respect to June 2013

            Custodial File: With respect to each Mortgage Loan, all Mortgage Loan Documents which are delivered to, and received by, the Custodian or which at any time comes into the possession of the Custodian.

            Custodian: Wells Fargo Bank, N.A., a national banking association, and its successors in interest and, if any successor custodian is appointed hereunder, such successor.

            Custodian Fee: With respect to any Distribution Date (commencing with the June 2007 Distribution Date), the amount charged by the Custodian to the Trustee for custodial services with respect to the Mortgage Loans performed by the Custodian during the preceding calendar month (commencing with the month of June 2007), based on a custodial fee schedule furnished by the Custodian to the Trustee.

            Cut-off Date: May 1, 2007.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

            DBRS: DBRS, Inc. and its successors, and if such company shall for any reason no longer perform the functions of a securities rating agency, "DBRS" shall be deemed to refer to any other "nationally recognized statistical rating organization" as set forth on the most current list of such organizations released by the Commission. For purposes of Section 10.05(b) the address for notices to DBRS shall be DBRS, Inc., 140 Broadway, 35th Floor, New York, New York 10005, or such other address as DBRS may hereafter furnish to the Depositor, the Custodian and the Trustee.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Deleted Mortgage Loan: A Mortgage Loan which is purchased or repurchased by the applicable Original Loan Seller, the Purchasers or the Depositor in accordance with the terms of the applicable Sale Agreement, the applicable Assignment Agreement, the Representation Letter or this Agreement, as applicable, or which is, in the case of a substitution pursuant to the applicable Sale Agreement or the applicable Assignment Agreement, replaced or to be replaced with a substitute mortgage loan.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: BCAP LLC, a Delaware limited liability company, and its successors in interest.

            Depositor Float Period: With respect to any Distribution Date and the related amounts in the Distribution Account, the period commencing on the Servicer Remittance Date and ending prior to the third Business Day immediately preceding such Distribution Date.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated "P-1" by Moody's, "R-1 (high)" by DBRS and "A-1" by Standard & Poor's.

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Servicer Remittance Date, the Business Day immediately preceding such Servicer Remittance Date.

            Disqualified Non-U.S. Person: With respect to a Residual Certificate, (i) any Non-U.S. Person or agent thereof other than a Non-U.S. Person that holds the Residual Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Trustee with an effective IRS Form W-8ECI, or (ii) any domestic entity classified as a partnership under the Code if any of its direct or indirect partners (other than through a U.S. corporation) are (or are permitted to be under the applicable partnership agreement) Disqualified Non-U.S. Persons, unless such Person described in (i) or (ii) above has delivered to both the transferor and the Trustee an opinion of a nationally recognized tax counsel to the effect that the transfer of the Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

            Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.01(b) in the name of the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, Series 2007-AA3." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Date: The 25th day of each month or, if such day is not a Business Day, the immediately succeeding Business Day, commencing in June 2007.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which that Distribution Date occurs and ending on the first day of the calendar month in which that Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee. Each Eligible Account shall be a separate account.

            Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "P-1" by Moody's or "R-1" by DBRS (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Trustee) (in each case to the extent they are designated as Rating Agencies in the Preliminary Statement).

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2007-5, 72 Fed. Reg. 13130 (2007) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Event of Default: With respect to each Servicer, as defined in the related Servicing Agreement.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate and any lender paid mortgage insurance premium rate applicable to such Mortgage Loan.

            Expense Fees: As to each Mortgage Loan, the fees calculated by reference to the Expense Fee Rate.

            Fannie Mae: The Federal National Mortgage Association, and its successors in interest.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Group I Certificates is the Distribution Date occurring in April 2037 and the Final Scheduled Distribution Date for each Class of Group II Certificates is the Distribution Date occurring in May 2047.

            Force Majeure Event: As defined in Section 8.18(l).

            Form 8-K Disclosure Information: As defined in Section 8.14(g).

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, and its successors in interest.

            Gross Margin: The fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

            Group: With respect to the Certificates, the related Certificate Group and with respect to the Mortgage Loans, the related Loan Group.

            Group I: With respect to Certificates, the Group I Certificates and with respect to Mortgage Loans, the Group I Mortgage Loans.

            Group I 60+ Day Delinquent Mortgage Loan: With respect to any Distribution Date and each Group I Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the related Due Period, two months or more delinquent (as calculated in accordance with the MBA method), each Group I Mortgage Loan in foreclosure, each REO Property relating to Group I and each Group I Mortgage Loan for which the Mortgagor has filed for bankruptcy.

            Group I Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the Group I Principal Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date.

            Group I Available Funds: With respect to any Distribution Date and the Group I Mortgage Loans, to the extent received by the Trustee (x) the sum of
(i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Group I Mortgage Loans in the related Due Period and received by the related Servicer on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries received by the related Servicer on the Group I Mortgage Loans during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Group I Mortgage Loans received by the related Servicer during the related Prepayment Period together with all Compensating Interest paid by the related Servicer in connection therewith (excluding any Prepayment Premiums); (iv) all Substitution Adjustment Amounts with respect to substitutions of Group I Mortgage Loans that occur on or prior to the related Determination Date; (v) all amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Group I Mortgage Loan repurchased on or prior to the related Determination Date; and (vi) the proceeds received with respect to the termination of the Loan Group I pursuant to clause (a) of Section 9.01; reduced by (y) amounts in reimbursement for Advances previously made with respect to the Group I Mortgage Loans and other amounts as to which the related Servicer, the Depositor, the Custodian or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

            Group I Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Group I Principal Remittance Amount for such Distribution Date over (ii) the Group I Excess Subordinated Amount, if any, for such Distribution Date.

            Group I Basis Risk Carry Forward Amount: With respect to (A) each Class of Group I Principal Certificates, as of any Distribution Date, the sum of
(x) if on such Distribution Date the Pass-Through Rate for any Class of Group I Principal Certificates is based upon the Group I WAC Cap, the excess, if any, of
(i) the Accrued Certificate Interest Distribution Amount such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate (and in the case of the Class I-A-1B Certificates, the Pass-Through Rate in effect if the Group I Interest Rate Cap Agreement is not in effect) not been subject to the Group I WAC Cap, over (ii) the Accrued Certificate Interest Distribution Amount payable on such Class of Certificates at the Group I WAC Cap for such Distribution Date and (y) the portion of any such excess described in clause (x) for such Class of Certificates from all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Pass-Through Rate (and in the case of the Class I-A-1B Certificates, the Pass-Through Rate in effect if the Group I Interest Rate Cap Agreement is not in effect) for such Class of Certificates for such Distribution Date, without giving effect to the Group I WAC Cap and (B) the Group I Cap Provider is the sum of, if applicable, (x) the excess of (i) the amount of the Group I Cap Fee that would otherwise have been payable on that Distribution Date had the Group I Cap Fee Rate not been subject to the Group I Maximum Cap Fee Rate, over (ii) the amount of the Group I Cap Fee payable to the Group I Cap Provider under the Group I Interest Rate Cap Agreement and (y) the unpaid portion of any such excess described in clause (x) from prior distribution dates (and related accrued interest at the then Group I Cap Fee Rate, without giving effect to the Group I Maximum Cap Fee Rate).

            Group I Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Group I Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class I-CE Distributable Amount (prior to any reduction for (x) amounts paid from the Group I Excess Reserve Fund Account to pay any Group I Basis Risk Carry Forward Amount or (y) any Group I Defaulted Swap Termination Payment).

            Group I Cap Fee: For any Distribution Date, an amount equal to the product of (i) the Group I Cap Fee Rate and (ii) the Class Certificate Balance of the Class I-A-1B Certificates.

            Group I Cap Fee Rate: For any Distribution Date, an amount equal to the lesser of (i) 0.070% (or 2 times such rate on or after the Distribution Date immediately following the Group I Optional Termination Date) and (ii) the Group I Maximum Cap Fee Rate.

            Group I Cap Provider: Barclays Bank PLC, a bank authorized and regulated by the United Kingdom's Financial Services Authority and a member of the London Stock Exchange, and its successors in interest.

            Group I Certificates: As specified in the Preliminary Statement.

            Group I Corresponding Class: The Class of interests in the Group I Lower Tier REMIC or Group I Upper Tier REMIC created under this Agreement that corresponds to the Class of interests in the other such Group I Trust REMIC, as applicable, or to a Class of Certificates in the manner set out below:

      Group I Corresponding   Group I Corresponding
         Lower Tier REMIC        Upper Tier REMIC     Group I Corresponding
         Regular Interest        Regular Interest     Class of Certificates
      ---------------------   ---------------------   ---------------------
         Class LT-I-A-1A           Class I-A-1A           Class I-A-1A
         Class LT-I-A-1B           Class I-A-1B           Class I-A-1B
          Class LT-I-A-2            Class I-A-2            Class I-A-2
          Class LT-I-M-1            Class I-M-1            Class I-M-1
          Class LT-I-M-2            Class I-M-2            Class I-M-2
          Class LT-I-M-3            Class I-M-3            Class I-M-3
          Class LT-I-M-4            Class I-M-4            Class I-M-4
          Class LT-I-M-5            Class I-M-5            Class I-M-5
          Class LT-I-M-6            Class I-M-6            Class I-M-6

            Group I Corresponding Pooling Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Group I Corresponding Pooling Tier REMIC-2 IO Interest: As described in the Preliminary Statement.

            Group I Corresponding Scheduled Crossover Distribution Date: The Distribution Date in the month and year specified in the Preliminary Statement corresponding to a Group I Pooling Tier REMIC-2 IO Interest.

            Group I Cumulative Loss Trigger Event: If, with respect to any Distribution Date, the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses in Loan Group I incurred since the Cut-off Date through the last day of the related Due Period, divided by (y) the Group I Cut-off Date Pool Principal Balance, exceeds the applicable Cumulative Loss Percentages for Loan Group I.

            Group I Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Group I Mortgage Loans as of the Cut-off Date.

            Group I Defaulted Swap Termination Payment: Any Group I Swap Termination Payment required to be paid by the Trust out of the Group I Available Funds to the Group I Swap Provider pursuant to the Group I Interest Rate Swap Agreement as a result of an "Event of Default" (as defined in the Group I Interest Rate Swap Agreement) with respect to which the Group I Swap Provider is the defaulting party or a Termination Event (as defined in the Group I Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Group I Interest Rate Swap Agreement)) with respect to which the Group I Swap Provider is the sole Affected Party (as defined in the Group I Interest Rate Swap Agreement).

            Group I Delinquency Trigger Event: With respect to any Distribution Date, the circumstances in which the quotient (expressed as a percentage) of (x) the rolling three month average of the aggregate unpaid principal balance of Group I 60+ Day Delinquent Mortgage Loans, divided by (y) the aggregate unpaid principal balance of the Group I Mortgage Loans, as of the last day of the related Due Period, equals or exceeds 40.00% of the prior period's Group I Senior Enhancement Percentage.

            Group I Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.01(a) in the name of the Trustee for the benefit of the Group I Regular Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3." Funds in the Group I Excess Reserve Fund Account shall be held in trust for the Group I Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Group I Excess Reserve Fund Account shall not be invested.

            Group I Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Group I Subordinated Amount for such Distribution Date over (b) the Group I Specified Subordinated Amount for such Distribution Date.

            Group I Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Group I Total Monthly Excess Spread for such Distribution Date and (y) the related Group I Overcollateralization Deficiency for such Distribution Date.

            Group I Interest Rate Cap Account: The separate account created pursuant to Section 4.06 of this Agreement relating to the Group I Interest
Rate Cap Agreement. The Account is created and maintained by the Trustee for the benefit of the Class I-A-1B Certificateholders and designated "Deutsche Bank National Trust Company in the name of registered holders of BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, Series 2007-AA3, Class I-A-1B."

            Group I Interest Rate Cap Agreement: The interest rate cap agreement, dated as of May 31, 2007, between the Group I Cap Provider and the Trustee, a copy of which is attached hereto as Exhibit O-1.

            Group I Interest Rate Swap Agreement: The interest rate swap agreement, dated as of May 31, 2007, between the Group I Swap Provider and the Trustee, a copy of which is attached hereto as Exhibit O-2.

            Group I Interest Remittance Amount: With respect to any Distribution Date and the Group I Mortgage Loans, that portion of Group I Available Funds attributable to interest received or advanced with respect to the Group I Mortgage Loans, net of the fees payable to the related Servicer, with respect to such Distribution Date.

            Group I Lower Tier Regular Interest: Each of the Class LT-I-A-1A, Class LT-I-A-1B, Class LT-I-A-2, Class LT-I-M-1, Class LT-I-M-2, Class LT-I-M-3, Class LT-I-M-4, Class LT-I-M-5, Class LT-I-M-6, Class LT-I-IO and Class LT-I-Accrual Interests, as described in the Preliminary Statement.

            Group I Lower Tier REMIC: As described in the Preliminary Statement.

            Group I Lower Tier REMIC Interest Rate: As described in the Preliminary Statement.

            Group I Lower Tier REMIC Principal Amount: The principal balance of each Group I Lower Tier Regular Interest, determined as set forth in the Preliminary Statement. The Group I Lower Tier REMIC Principal Amount shall be computed to at least eight (8) decimal places.

            Group I Lower Tier REMIC Net WAC Rate: A per annum variable rate equal to the weighted average of the Group I Pooling Tier REMIC-2 Interest Rates of the Group I Pooling Tier REMIC-2 Regular Interests (other than the Group I Pooling Tier REMIC-2 IO Interests).

            Group I Lower Tier Principal Amount: As described in the Preliminary Statement.

            Group I-LT Accretion Directed Classes: As described in the Preliminary Statement.

            Group I Maximum Cap Fee Rate: For any Distribution Date, a per annum rate equal to the excess, if any, of (1) a rate equal to the lesser of (a) One-Month LIBOR plus 0.210% (or 2 times such rate on or after the Group I Optional Termination Date) and (b) the Group I WAC Cap for such Distribution Date, over (2) One-Month LIBOR plus 0.140% (or 2 times such rate on or after the Group I Optional Termination Date).

            Group I Mortgage Loan: Each Mortgage Loan listed on the Mortgage Loan Schedule as a Group I Mortgage Loan.

            Group I Net Monthly Excess Cash Flow: For any Distribution Date, the amount remaining for distribution pursuant to Section 4.01(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Group I Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Group I Prepayment Interest Shortfalls for such Distribution Date exceeds the Compensating Interest payments for Loan Group I made with respect to such Distribution Date.

            Group I Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Group I Swap Termination Payment) payable by the Trust to the Group I Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Group I Interest Rate Swap Agreement).

            Group I Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Group I Swap Termination Payment) made by the Group I Swap Provider to the Trust on the related Floating Rate Payer Payment Date (as defined in the Group I Interest Rate Swap Agreement), or any amount withdrawn from the applicable reserve account referred to in the fourth full paragraph of
Section 4.05 that is required under that paragraph be treated as a Group Net I Swap Receipt for purposes of determining the distributions from the Group I Supplemental Interest Account.

            Group I Offered Certificates: As specified in the Preliminary Statement.

            Group I Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Group I Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Group I Cut-off Date Pool Principal Balance.

            Group I Overcollateralization Floor: An amount equal to 0.50% of the Group I Cut-off Date Pool Principal Balance.

            Group I Pooling Tier REMIC-1: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-1 Interest Rate: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-1 Net WAC Rate: With respect to the Group I Mortgage Loans as of any Distribution Date, a per annum rate equal to (a) the weighted average of the Adjusted Net Mortgage Interest Rates then in effect on the beginning of the related Due Period on the Group I Mortgage Loans multiplied by (b) 30 divided by the actual number of days in the related Interest Accrual Period.

            Group I Pooling Tier REMIC-1 Principal Amount: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-2: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-2 Interest Rate: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-2 IO Interest: Any of the Group I Pooling Tier REMIC-2 Regular Interests with the designation "IO" in its name.

            Group I Pooling Tier REMIC-2 IO Notional Balance: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-2 Principal Amount: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC-2 Regular Interest: As described in the Preliminary Statement.

            Group I Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Group I Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Group I Posted Collateral Account: The separate Account created and maintained by the Trustee pursuant to Section 4.05 in the name of the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company for the benefit of the registered holders of BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, Series 2007-AA3." Funds in the Group I Posted Collateral Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement and under the Group I Interest Rate Swap Agreement.

            Group I Prepayment Interest Shortfall: With respect to any Servicer Remittance Date, the sum of, for each Group I Mortgage Loan that was, during the related Principal Prepayment Period, the subject of a Principal Prepayment that was applied by the applicable Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Principal Prepayment Period, an amount equal to the product of (a) the Mortgage Interest Rate net of the applicable Servicing Fee Rate for such Mortgage Loan,
(b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and
(d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the related Principal Prepayment Period.

            Group I Principal Certificates: As specified in the Preliminary Statement.

            Group I Principal Distribution Amount: For any Distribution Date, the sum of (i) the Group I Basic Principal Distribution Amount for such Distribution Date and (ii) the Group I Extra Principal Distribution Amount for such Distribution Date.

            Group I Principal Remittance Amount: With respect to any Distribution Date and the Group I Mortgage Loans, the amount equal to the sum of the following amounts (without duplication): (i) all scheduled payments of principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds allocable to principal and received during the related Principal Prepayment Period with respect to Loan Group I; (iii) all Principal Prepayments allocable to principal and received during the related Principal Prepayment Period for Loan Group I; (iv) all amounts received with respect to such Distribution Date representing the portion of the purchase price allocable to principal in connection with a purchase or repurchase of a Deleted Mortgage Loan in Loan Group I; (v) principal portion of all amounts received with respect to such Distribution Date as a Substitution Adjustment Amount and received in connection with the substitution of a Group I Mortgage Loan; and
(vi) the allocable portion of the proceeds received with respect to the termination of Loan Group I pursuant to clause (a) of Section 9.01 (to the extent such proceeds relate to principal).

            Group I Replacement Swap Provider Payment: As defined in Section
4.05.

            Group I Specified Subordinated Amount: With respect to each Distribution Date (i) prior to the Group I Stepdown Date, an amount equal to 0.95% of the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the Cut-off Date, (ii) on or after the Group I Stepdown Date, if there is no Group I Trigger Event in effect, the greater of (a) 1.90% of the aggregate Stated Principal Balance of the Group I Mortgage Loans for the related Distribution Date (after taking into account all principal received on the Group I Mortgage Loans that is distributed on such Distribution Date) and (b) the Group I Overcollateralization Floor and (iii) on or after the Group I Stepdown Date, if a Group I Trigger Event is in effect, the Group I Specified Subordinated Amount for the prior Distribution Date. When the Class Certificate Balance of each Class of Group I Offered Certificates has been reduced to zero, the Group I Specified Subordinated Amount will thereafter equal zero.

            Group I Stepdown Date: The later to occur of (i) the earlier to occur of (a) the Distribution Date in June 2010 and (b) the Distribution Date immediately following the Distribution Date on which the aggregate Class Certificate Balances of the Class I-A Certificates have been reduced to zero and
(ii) the first Distribution Date on which the Group I Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Group I Mortgage Loans applied to reduce the Stated Principal Balance of the Group I Mortgage Loans for the applicable Distribution Date but prior to any applications of Group I Principal Distribution Amount to the Group I Certificates on such Distribution Date) is greater than or equal to the Group I Senior Specified Enhancement Percentage.

            Group I Subordinated Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date over (b) the Class Certificate Balances of the Group I Principal Certificates as of such Distribution Date (after giving effect to the payment of the Group I Principal Remittance Amount on such Certificates on that Distribution Date).

            Group I Subordinated Certificates: As specified in the Preliminary Statement.

            Group I Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Group I Excess Subordinated Amount and (b) the Group I Net Monthly Excess Cash Flow.

            Group I Supplemental Interest Account: The separate account created pursuant to Section 4.05 of this Agreement consisting of (i) the Group I Interest Rate Swap Agreement, (ii) the Class I-IO Interest, (iii) the right to receive Class I-IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.05 and (iv) the right to receive the Group I Cap Fee, subject to the obligation to pay such fee to the Group I Cap Provider. The Account is created and maintained by the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company in the name of registered holders of BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, Series 2007-AA3."

            Group I Swap LIBOR: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as used in the Group I Interest Rate Swap Agreement), (ii) two, and (iii) the quotient of
(a) the actual number of days in the Interest Accrual Period for the Group I Offered Certificates divided by (b) 30.

            Group I Swap Provider: Barclays Bank PLC, a bank authorized and regulated by the United Kingdom's Financial Services Authority and a member of the London Stock Exchange, and its successors in interest.

            Group I Swap Termination Payment: Any payment payable by the Trust or the Group I Swap Provider upon termination of the Group I Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Group I Interest Rate Swap Agreement) or a Termination Event (as defined in the Group I Interest Rate Swap Agreement).

            Group I Termination Price: As defined in Section 9.01.

            Group I Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest collected (prior to the Servicer Remittance Date) or advanced on the Group I Mortgage Loans for Due Dates during the related Due Period (net of Expense Fees) over (ii) the sum of
(A) the interest payable to the Group I Principal Certificates on such Distribution Date pursuant to Section 4.01(a)(i), (B) any Group I Net Swap Payments payable to the Group I Swap Provider and (C) any Group I Swap Termination Payment (other than a Group I Defaulted Swap Termination Payment) payable to the Group I Swap Provider from Group I Available Funds.

            Group I Trigger Event: Either a Group I Cumulative Loss Trigger Event or a Group I Delinquency Trigger Event.

            Group I Trust REMIC: Any of the Group I Pooling Tier REMIC-1, the Group I Pooling Tier REMIC-2, the Group I Lower Tier REMIC or the Group I Upper Tier REMIC, as applicable.

            Group I Upper Tier Carry Forward Amount: With respect to each Class of Group I Offered Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Group I Upper Tier REMIC Interest Rate for the Group I Corresponding Class of Group I Upper Tier REMIC Regular Interest is based upon the Group I Upper Tier REMIC Net WAC Rate, the excess, if any, of (i) the Accrued Certificate Interest such Class of Group I Offered Certificates would otherwise be entitled to receive on such Distribution Date taking into account the Group I WAC Cap, over (ii) the Accrued Certificate Interest Distribution Amount such Class of Group I Upper Tier REMIC Regular Interest would otherwise be entitled to receive on such Distribution Date taking into account the Group I Upper Tier REMIC Net WAC Rate (and in the case of the Class I-A-1B Interest, reducing the related margin of such Group I Upper Tier REMIC Regular Interest by the Group I Cap Fee Rate for such Distribution Date) and (B) the Group I Upper Tier Carry Forward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Group I Upper Tier REMIC Interest Rate for such Class of Certificates for such Distribution Date, without giving effect to the Group I Upper Tier REMIC Net WAC Rate.

            Group I Upper Tier REMIC: As described in the Preliminary Statement.

            Group I Upper Tier REMIC Net WAC Rate: For any Distribution Date, the weighted average of the Group I Lower Tier REMIC Interest Rate of the Group I Lower Tier Regular Interests (other than the Class I-LT-IO Interest), weighted on the basis of the Group I Lower Tier REMIC Principal Amounts.

            Group I Upper Tier REMIC Regular Interest: As described in the Preliminary Statement.

            Group I WAC Cap: With respect to Loan Group I as of any Distribution Date, a per annum rate equal to: the weighted average of the Adjusted Net Mortgage Interest Rates then in effect on the beginning of the related Due Period on the Group I Mortgage Loans minus the product of (A) the Group I Net Swap Payment plus any Group I Swap Termination Payment (other than a Group I Defaulted Swap Termination Payment), made to the Group I Swap Provider from Group I Available Funds, if any, expressed as a percentage equal to a fraction, the numerator of which is equal to the Group I Net Swap Payment plus any Group I Swap Termination Payment (other than a Group I Defaulted Swap Termination Payment) made to the Group I Swap Provider from Group I Available Funds and the denominator of which is equal to the aggregate Stated Principal Balance of the Group I Mortgage Loans at the beginning of that Due Period and (B) 12 multiplied by (ii) 30 divided by the actual number of days in the related Interest Accrual Period.

            Group II: With respect to Certificates, the Group II Certificates and with respect to Mortgage Loans, the Group II Mortgage Loans.

            Group II 60+ Day Delinquent Mortgage Loan: With respect to any Distribution Date and each Group II Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the related Due Period, two months or more delinquent (as calculated in accordance with the MBA method), each Group II Mortgage Loan in foreclosure, each REO Property relating to Group II and each Group II Mortgage Loan for which the Mortgagor has filed for bankruptcy.

            Group II Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the Group II Principal Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date.

            Group II Available Funds: With respect to any Distribution Date and the Group II Mortgage Loans, to the extent received by the Trustee (x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Group II Mortgage Loans in the related Due Period and received by the related Servicer on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries received by the related Servicer on the Group II Mortgage Loans during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Group II Mortgage Loans received by the related Servicer during the related Prepayment Period together with all Compensating Interest paid by the related Servicer in connection therewith (excluding any Prepayment Premiums); (iv) all Substitution Adjustment Amounts with respect to substitutions of Group II Mortgage Loans that occur on or prior to the related Determination Date; (v) all amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Group II Mortgage Loan repurchased on or prior to the related Determination Date; and (vi) the proceeds received with respect to the termination of the Loan Group II pursuant to clause (a) of Section 9.01; reduced by (y) amounts in reimbursement for Advances previously made with respect to the Group II Mortgage Loans and other amounts as to which the related Servicer, the Depositor, the Custodian or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

            Group II Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Group II Principal Remittance Amount for such Distribution Date over (ii) the Group II Excess Subordinated Amount, if any, for such Distribution Date.

            Group II Basis Risk Carry Forward Amount: With respect to (A) each Class of Group II Principal Certificates, as of any Distribution Date, the sum of (x) if on such Distribution Date the Pass Through Rate for any Class of Group II Principal Certificates is based upon the Group II WAC Cap, the excess, if any, of (i) the Accrued Certificate Interest Distribution Amount such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass Through Rate (and in the case of the Class II-A-1B Certificates, the Pass-Through Rate in effect if the Group II Interest Rate Cap Agreement is not in effect) not been subject to the Group II WAC Cap, over (ii) the Accrued Certificate Interest Distribution Amount payable on such Class of Certificates at the Group II WAC Cap for such Distribution Date and (y) the portion of any such excess described in clause (x) for such Class of Certificates from all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Pass Through Rate (and in the case of the Class II-A-1B Certificates, the Pass-Through Rate in effect if the Group II Interest Rate Cap Agreement is not in effect) for such Class of Certificates for such Distribution Date, without giving effect to the Group II WAC Cap and (B) the Group II Cap Provider is the sum of, if applicable, (x) the excess of (i) the amount of Group II Cap Fee that would otherwise have been payable on that Distribution Date had the Group II Cap Fee Rate not been subject to the Group II Maximum Cap Fee Rate, over (ii) the amount of the Group II Cap Fee payable to the Group II Cap Provider under the Group II Interest Rate Cap Agreement and (y) the unpaid portion of any such excess described in clause (x) from prior distribution dates (and in the case of the Class II-A-1B Interest, reducing the related margin of such Group II Upper Tier REMIC Regular Interest by the Group II Cap Fee Rate for such Distribution Date).

            Group II Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Group II Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class II-CE Distributable Amount (prior to any reduction for (x) amounts paid from the Group II Excess Reserve Fund Account to pay any Group II Basis Risk Carry Forward Amount or (y) any Group II Defaulted Swap Termination Payment).

            Group II Cap Fee: For any Distribution Date, an amount equal to the product of (i) the Group II Cap Fee Rate and (ii) the Class Certificate Balance of the Class II-A-1B Certificates.

            Group II Cap Fee Rate: For any Distribution Date, an amount equal to the lesser of (i) 0.070% (or 2 times such rate on or after the Distribution Date immediately following the Group II Optional Termination Date) and (ii) the Group II Maximum Cap Fee Rate.

            Group II Certificates: As specified in the Preliminary Statement.

            Group II Corresponding Class: The Class of interests in the Group II Lower Tier REMIC or Group II Upper Tier REMIC created under this Agreement that corresponds to the Class of interests in the other such Group II Trust REMIC, as applicable, or to a Class of Certificates in the manner set out below:

     Group II Corresponding   Group II Corresponding
        Lower Tier REMIC         Upper Tier REMIC      Group II Corresponding
        Regular Interest         Regular Interest       Class of Certificates
     ----------------------   ----------------------   ----------------------
        Class LT-II-A-1A          Class II-A-1A             Class II-A-1A
        Class LT-II-A-1B          Class II-A-1B             Class II-A-1B
         Class LT-II-A-2           Class II-A-2              Class II-A-2
         Class LT-II-M-1           Class II-M-1              Class II-M-1
         Class LT-II-M-2           Class II-M-2              Class II-M-2
         Class LT-II-M-3           Class II-M-3              Class II-M-3
         Class LT-II-M-4           Class II-M-4              Class II-M-4
         Class LT-II-M-5           Class II-M-5              Class II-M-5
         Class LT-II-M-6           Class II-M-6              Class II-M-6
         Class LT-II-M-7           Class II-M-7              Class II-M-7
         Class LT-II-M-8           Class II-M-8              Class II-M-8
         Class LT-II-M-9           Class II-M-9              Class II-M-9

            Group II Corresponding Pooling Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Group II Corresponding Pooling Tier REMIC-2 IO Interest: As described in the Preliminary Statement.

            Group II Corresponding Scheduled Crossover Distribution Date: The Distribution Date in the month and year specified in the Preliminary Statement corresponding to a Group II Pooling Tier REMIC-2 IO Interest.

            Group II Cumulative Loss Trigger Event: If, with respect to any Distribution Date, the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses in Loan Group II incurred since the Cut-off Date through the last day of the related Due Period, divided by (y) the Group II Cut-off Date Pool Principal Balance, exceeds the applicable Cumulative Loss Percentages for Loan Group II.

            Group II Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Group II Mortgage Loans as of the Cut-off Date.

            Group II Defaulted Swap Termination Payment: Any Group II Swap Termination Payment required to be paid by the Trust out of the Group II Available Funds to the Group II Swap Provider pursuant to the Group II Interest Rate Swap Agreement as a result of an "Event of Default" (as defined in the Group II Interest Rate Swap Agreement) with respect to which the Group II Swap Provider is the defaulting party or a Termination Event (as defined in the Group II Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Group II Interest Rate Swap Agreement )) with respect to which the Group II Swap Provider is the sole Affected Party (as defined in the Group II Interest Rate Swap Agreement).

            Group II Delinquency Trigger Event: With respect to any Distribution Date, the circumstances in which the quotient (expressed as a percentage) of (x) the rolling three month average of the aggregate unpaid principal balance of Group II 60+ Day Delinquent Mortgage Loans, divided by (y) the aggregate unpaid principal balance of the Group II Mortgage Loans, as of the last day of the related Due Period, equals or exceeds 40.00% of the prior period's Group II Senior Enhancement Percentage.

            Group II Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.01(a) in the name of the Trustee for the benefit of the Group II Regular Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3." Funds in the Group II Excess Reserve Fund Account shall be held in trust for the Group II Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Group II Excess Reserve Fund Account shall not be invested.

            Group II Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Group II Subordinated Amount for such Distribution Date over (b) the Group II Specified Subordinated Amount for such Distribution Date.

            Group II Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Group II Total Monthly Excess Spread for such Distribution Date and (y) the related Group II Overcollateralization Deficiency for such Distribution Date.

            Group II Interest Rate Cap Account: The separate account created pursuant to Section 4.06 of this Agreement relating to the Group II Interest Rate Cap Agreement. The Account is created and maintained by the Trustee for the benefit of the Class II-A-1B Certificateholders and designated "Deutsche Bank National Trust Company in the name of registered holders of BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, Series 2007-AA3, Class II-A-1B."

            Group II Interest Rate Swap Agreement: The interest rate swap agreement, dated as of May 31, 2007, between the Group II Swap Provider and the Trustee, a copy of which is attached hereto as Exhibit O-2.

            Group II Interest Remittance Amount: With respect to any Distribution Date and the Group II Mortgage Loans, that portion of Group II Available Funds attributable to interest received or advanced with respect to the Group II Mortgage Loans, net of the fees payable to the related Servicer with respect to such Distribution Date.

            Group II Lower Tier Regular Interest: Each of the Class LT-II-A-1A, Class LT-II-A-1B, Class LT-II-A-2, Class LT-II-M-1, Class LT-II-M-2, Class LT-II-M-3, Class LT-II-M-4, Class LT-II-M-5, Class LT-II-M-6, Class LT-II-M-7, Class LT-II-M-8, Class LT-II-M-9, Class LT-II-IO and Class LT-II-Accrual Interests, as described in the Preliminary Statement.

            Group II Lower Tier REMIC: As described in the Preliminary
Statement.

            Group II Lower Tier REMIC Interest Rate: As described in the Preliminary Statement.

            Group II Lower Tier REMIC Principal Amount: The principal balance of each Group II Lower Tier Regular Interest, determined as set forth in the Preliminary Statement. The Group II Lower Tier REMIC Principal Amount shall be computed to at least eight (8) decimal places.

            Group II Lower Tier REMIC Net WAC Rate: A per annum variable rate equal to the weighted average of the Group II Pooling Tier REMIC-2 Interest Rates of the Group II Pooling Tier REMIC-2 Regular Interests (other than the Group II Pooling Tier REMIC-II-2 IO Interests).

            Group II Lower Tier Principal Amount: As described in the Preliminary Statement.

            Group I-LT Accretion Directed Classes: As described in the Preliminary Statement.

            Group II Maximum Cap Fee Rate: For any Distribution Date, a per annum rate equal to the excess, if any, of (1) a rate equal to the lesser of (a) One-Month LIBOR plus 0.220% (or 2 times such rate on or after the Group II Optional Termination Date) and (b) the Group II WAC Cap for such Distribution Date, over (2) One-Month LIBOR plus 0.150% (or 2 times such rate on or after the Group II Optional Termination Date).

            Group II Net Monthly Excess Cash Flow: For any Distribution Date, the amount remaining for distribution pursuant to Section 4.01(b)(iii) (before giving effect to distributions pursuant to such subsection).

            Group II Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Group II Prepayment Interest Shortfalls for such Distribution Date exceeds the Compensating Interest payments for Loan Group II made with respect to such Distribution Date.

            Group II Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Group II Swap Termination Payment) payable by the Trust to the Group II Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Group II Interest Rate Swap Agreement).

            Group II Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Group II Swap Termination Payment) made by the Group II Swap Provider to the Trust on the related Floating Rate Payer Payment Date (as defined in the Group II Interest Rate Swap Agreement), or any amount withdrawn from the applicable reserve account referred to in the fifth full paragraph of Section 4.05 that is required under that paragraph be treated as a Group Net I Swap Receipt for purposes of determining the distributions from the Group II Supplemental Interest Account.

            Group II Offered Certificates: As specified in the Preliminary Statement.

            Group II Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Group II Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Group II Cut-off Date Pool Principal Balance.

            Group II Overcollateralization Floor: An amount equal to 0.50% of the Group II Cut-off Date Pool Principal Balance.

            Group II Pooling Tier REMIC-1: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-1 Interest Rate: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-1 Net WAC Rate: With respect to the Group II Mortgage Loans as of any Distribution Date, a per annum rate equal to
(a) the weighted average of the Adjusted Net Mortgage Interest Rates then in effect on the beginning of the related Due Period on the Group II Mortgage Loans multiplied by (b) 30 divided by the actual number of days in the related Interest Accrual Period.

            Group II Pooling Tier REMIC-1 Principal Amount: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-2: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-2 Interest Rate: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-2 IO Interest: Any of the Group II Pooling Tier REMIC-2 Regular Interests with the designation "IO" in its name.

            Group II Pooling Tier REMIC-2 IO Notional Balance: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-2 Principal Amount: As described in the Preliminary Statement.

            Group II Pooling Tier REMIC-2 Regular Interest: As described in the Preliminary Statement.

            Group II Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Group II Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Group II Posted Collateral Account: The separate Account created and maintained by the Trustee pursuant to Section 4.05 in the name of the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company for the benefit of the registered holders of BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, Series 2007-AA3." Funds in the Group II Posted Collateral Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement and under the Group II Interest Rate Swap Agreement.

            Group II Prepayment Interest Shortfall: With respect to any Servicer Remittance Date, the sum of, for each Group II Mortgage Loan that was, during the related Principal Prepayment Period, the subject of a Principal Prepayment that was applied by the applicable Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Principal Prepayment Period, an amount equal to the product of (a) the Mortgage Interest Rate net of the applicable Servicing Fee Rate for such Mortgage Loan,
(b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and
(d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the related Principal Prepayment Period.

            Group II Principal Certificates: As specified in the Preliminary Statement.

            Group II Principal Distribution Amount: For any Distribution Date, the sum of (i) the Group II Basic Principal Distribution Amount for such Distribution Date and (ii) the Group II Extra Principal Distribution Amount for such Distribution Date.

            Group II Principal Remittance Amount: With respect to any Distribution Date and the Group II Mortgage Loans, the amount equal to the sum of the following amounts (without duplication): (i) all scheduled payments of principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds allocable to principal and received during the related Principal Prepayment Period with respect to Loan Group II; (iii) all Principal Prepayments allocable to principal and received during the related Principal Prepayment Period for Loan Group II; (iv) all amounts received with respect to such Distribution Date representing the portion of the purchase price allocable to principal in connection with a purchase or repurchase of a Deleted Mortgage Loan in Loan Group II; (v) principal portion of all amounts received with respect to such Distribution Date as a Substitution Adjustment Amount and received in connection with the substitution of a Group II Mortgage Loan; and
(vi) the allocable portion of the proceeds received with respect to the termination of Loan Group II pursuant to clause (a) of Section 9.01 (to the extent such proceeds relate to principal).

            Group II Replacement Swap Provider Payment: As defined in Section 4.05.

            Group II Specified Subordinated Amount: With respect to each Distribution Date (i) prior to the Group II Stepdown Date, an amount equal to 1.30% of the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the Cut-off Date, (ii) on or after the Group II Stepdown Date, if there is no Group II Trigger Event in effect, the greater of (a) 2.60% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for the related Distribution Date (after taking into account all principal received on the Group II Mortgage Loans that is distributed on such Distribution Date) and (b) the Group II Overcollateralization Floor and (iii) on or after the Group II Stepdown Date, if a Group II Trigger Event is in effect, the Group II Specified Subordinated Amount for the prior Distribution Date. When the Class Certificate Balance of each Class of Group II Offered Certificates has been reduced to zero, the Group II Specified Subordinated Amount will thereafter equal zero.

            Group II Stepdown Date: The later to occur of (i) the earlier to occur of (a) the Distribution Date in June 2010 and (b) the Distribution Date immediately following the Distribution Date on which the aggregate Class Certificate Balances of the Class II-A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Group II Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Group II Mortgage Loans applied to reduce the Stated Principal Balance of the Group II Mortgage Loans for the applicable Distribution Date but prior to any applications of Group II Principal Distribution Amount to the Group II Certificates on such Distribution Date) is greater than or equal to the Group II Senior Specified Enhancement Percentage.

            Group II Swap LIBOR: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as used in the Group II Interest Rate Swap Agreement), (ii) two, and (iii) the quotient of
(a) the actual number of days in the Interest Accrual Period for the Group II Offered Certificates divided by (b) 30.

            Group II Subordinated Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date over (b) the Class Certificate Balances of the Group II Principal Certificates as of such Distribution Date (after giving effect to the payment of the Group II Principal Remittance Amount on such Certificates on that Distribution Date).

            Group II Subordinated Certificates: As specified in the Preliminary Statement.

            Group II Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Group II Excess Subordinated Amount and (b) the Group II Net Monthly Excess Cash Flow.

            Group II Supplemental Interest Account: The separate account created pursuant to Section 4.05 of this Agreement consisting of (i) the Group II Interest Rate Swap Agreement, (ii) the Class II-IO Interest, (iii) the right to receive Class II-IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.05 and (iv) the right to receive Group II Cap Fee, subject to the obligation to pay such fee to the Group II Cap Provider. The Account is created and maintained by the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company in the name of registered holders of BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, Series 2007-AA3."

            Group II Swap Provider: Barclays Bank PLC, a bank authorized and regulated by the United Kingdom's Financial Services Authority and a member of the London Stock Exchange, and its successors in interest.

            Group II Swap Termination Payment: Any payment payable by the Trust or the Group II Swap Provider upon termination of the Group II Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Group II Interest Rate Swap Agreement) or a Termination Event (as defined in the Group II Interest Rate Swap Agreement).

            Group II Termination Price: As defined in Section 9.01.

            Group II Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest collected (prior to the Servicer Remittance Date) or advanced on the Group II Mortgage Loans for Due Dates during the related Due Period (net of Expense Fees) over (ii) the sum of
(A) the interest payable to the Group II Principal Certificates on such Distribution Date pursuant to Section 4.01(b)(i), (B) any Group II Net Swap Payments payable to the Group II Swap Provider and (C) any Group II Swap Termination Payment (other than a Group II Defaulted Swap Termination Payment) payable to the Group II Swap Provider from Group II Available Funds.

            Group II Trigger Event: Either a Group II Cumulative Loss Trigger Event or a Group II Delinquency Trigger Event.

            Group II Trust REMIC: Any of the Group II Pooling Tier REMIC-1, the Group II Pooling Tier REMIC-2, the Group II Lower Tier REMIC or the Group II Upper Tier REMIC, as applicable.

            Group II Upper Tier Carry Forward Amount: With respect to each Class of Group II Offered Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Group II Upper Tier REMIC Interest Rate for the Group II Corresponding Class of Group II Upper Tier REMIC Regular Interest is based upon the Group II Upper Tier REMIC Net WAC Rate, the excess, if any, of
(i) the Accrued Certificate Interest such Class of Group II Offered Certificates would otherwise be entitled to receive on such Distribution Date taking into account the Group II WAC Cap, over (ii) the Accrued Certificate Interest such Class of Group II Upper Tier REMIC Regular Interest would otherwise be entitled to receive on such Distribution Date taking into account the Group II Upper Tier REMIC Net WAC Rate (and in the case of the Class II-A-1B Interest, reducing the related margin of such Group II Upper Tier REMIC Regular Interest by the Group II Cap Fee Rate for such Distribution Date) and (B) the Group II Upper Tier Carry Forward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Group II Upper Tier REMIC Interest Rate for such Class of Certificates for such Distribution Date, without giving effect to the Group II Upper Tier REMIC Net WAC Rate.

            Group II Upper Tier REMIC: As described in the Preliminary
Statement.

            Group II Upper Tier REMIC Net WAC Rate: For any Distribution Date, the weighted average of the Group II Lower Tier REMIC Interest Rate of the Group II Lower Tier Regular Interests (other than the Class II-LT-IO Interest), weighted on the basis of the Group II Lower Tier REMIC Principal Amounts.

            Group II Upper Tier REMIC Regular Interest: As described in the Preliminary Statement.

            Group II WAC Cap: With respect to the Group II Mortgage Loans as of any Distribution Date, a per annum rate equal to: the weighted average of the Adjusted Net Mortgage Interest Rates then in effect on the beginning of the related Due Period on the Group II Mortgage Loans minus the product of (A) the Group II Net Swap Payment plus any Group II Swap Termination Payment (other than a Group II Defaulted Swap Termination Payment) made to the Group II Swap Provider from Group II Available Funds, if any, expressed as a percentage equal to a fraction, the numerator of which is equal to the Group II Net Swap Payment plus any Group II Swap Termination Payment (other than a Group II Defaulted Swap Termination Payment) made to the Group II Swap Provider from Group II Available Funds and the denominator of which is equal to the aggregate Stated Principal Balance of the Group II Mortgage Loans at the beginning of that Due Period and
(B) 12 multiplied by (ii) 30 divided by the actual number of days in the related Interest Accrual Period.

            Index: As to each Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such in the related Mortgage Note.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Class of Group I Principal Certificates and the Group I Corresponding Class of Group I Lower Tier Regular Interests and any Distribution Date and with respect to each Class of Group II Principal Certificates and the Group II Corresponding Class of Group II Lower Tier Regular Interests and any Distribution Date, the period commencing on the Distribution Date occurring in the month preceding the month in which the current Distribution Date occurs and ending on the day immediately preceding the current Distribution Date (or, in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date). With respect to the Class I-LT-Accrual Interest, Class I-LT-IO Interest, each Group I Pooling Tier REMIC-1 Regular Interest, Group I Pooling Tier REMIC-2 Regular Interest, Class II-LT-Accrual Interest, Class II-LT-IO Interest, each Group II Pooling Tier REMIC-1 Regular Interest and Group II Pooling Tier REMIC-2 Regular Interest and any Distribution Date, the calendar month preceding such Distribution Date. For purposes of computing interest accruals on each Class of Principal Certificates, each Interest Accrual Period has the actual number of days in such month and each year is assumed to have 360 days.

            Investment Account: As defined in Section 3.02(a).

            LIBOR: With respect to any Interest Accrual Period for the Offered Certificates, the rate determined by the Trustee on the related LIBOR Determination Date on the basis of the offered rate for one month U.S. dollar deposits as such rate appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Reuters Page LIBOR01, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Trustee (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar deposits of leading European banks.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the Offered Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which was liquidated in the Principal Prepayment Period preceding the month of such Distribution Date and as to which the applicable Servicer has certified to the Trustee that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, including any Subsequent Recoveries.

            Loan Group: Either of Loan Group I or Loan Group II.

            Loan Group I: The Group I Mortgage Loans.

            Loan Group II: The Group II Mortgage Loans.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            MERS Loan: Any Mortgage Loan registered with MERS on the MERS
System.

            MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

            Monthly Advance: As defined in the applicable Servicing Agreement.

            Monthly Statement: The statement made available to the Certificateholders pursuant to Section 4.02.

            Moody's: Moody's Investors Service, Inc. and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Servicers, the Custodian and the Trustee.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note, including all riders thereto.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of the related Sale Agreement and the related Servicing Agreement, each Mortgage Loan originally sold and subject to the Sale Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Custodial File, the Servicing File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Premiums and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

            Mortgage Loan Documents: The mortgage loan documents pertaining to each Mortgage Loan.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Trustee and Custodian and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan as of the Cut-off Date: (1) the applicable Original Loan Seller's Mortgage Loan number;
(2) the address, city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgagor is self-employed; (4) a code indicating whether the Mortgaged Property is owner-occupied, investment property or a second home;
(5) a code indicating whether the Mortgaged Property is a single family residence, two family residence, three-family residence, four family residence, condominium, manufactured housing or planned unit development; (6) the purpose of the Mortgage Loan; (7) the type of Mortgage Loan; (8) the Mortgage Interest Rate at origination; (9) the current Mortgage Interest Rate; (10) the name of the applicable Servicer; (11) the Servicing Fee Rate; (12) the current Scheduled Payment; (13) the original term to maturity; (14) the remaining term to maturity; (15) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (16) the loan-to-value ratio at origination; (17) the actual principal balance of the Mortgage Loan as of the Cut-off Date; (18) social security number of the Mortgagor; (19) a code indicating whether the Mortgaged Property is a leasehold estate; (20) the Due Date of the Mortgage Loan; (21) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy and the name of the insurer; (22) the certificate number of the Primary Mortgage Insurance Policy; (23) the amount of coverage of the Primary Mortgage Insurance Policy, and if it is a lender-paid Primary Mortgage Insurance Policy, the premium rate; (24) the type of appraisal; (25) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (26) documentation type (including asset and income type); (27) first payment date; (28) the schedule of the payment delinquencies in the prior 12 months; (29) FICO score; (30) the Mortgagor's name; (31) the stated maturity date; (32) the original principal amount of the mortgage; (33) the "pay through" date or the date of the last payment made; (34) the Gross Margin of the Mortgage Loan and (35) the Loan Group of such Mortgage Loan. With respect to the Mortgage Loans in each Loan Group in the aggregate:
(1) the number of Mortgage Loans in such Loan Group; (2) the current aggregate outstanding principal balance of the Mortgage Loans in such Loan Group; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans in such Loan Group; and (4) the weighted average maturity of the Mortgage Loans in such Loan Group.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

            Mortgage Rate: The annual rate of interest borne on a Mortgage Note.

            Mortgaged Property: The real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Net Prepayment Interest Shortfalls: With respect to any Group I Certificate, the Group I Net Prepayment Interest Shortfalls and with respect to any Group II Offered Certificate, the Group II Net Prepayment Interest Shortfalls.

            NIM Issuer: The entity established as the issuer of NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class I-CE Certificates, Class II-CE Certificates or the Class I-P Certificates.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Permitted Transferee: A Person other than a Permitted
Transferee.

            Nonrecoverable Monthly Advance: Any Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the applicable Servicer or any successor Servicer including the Trustee as successor servicer, will not or, in the case of a proposed Monthly Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in the good faith business judgment of the applicable Servicer or any successor Servicer including the Trustee as successor servicer, will not or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 9.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the related Servicer or the related Original Loan Seller, and delivered to the Trustee, as required by the applicable Servicing Agreement or applicable Sale Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the applicable Servicer, reasonably acceptable to the Trustee (and/or such other Persons as may be set forth herein); provided, that any Opinion of Counsel relating to (a) qualification of any Trust REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the applicable Servicer or the Trustee of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the applicable Servicer or the Trustee of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the applicable Servicer or Trustee of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Original Loan Sellers: Countrywide Home Loans, in its capacity as seller under the Countrywide Sale Agreement and Wells Fargo, in its capacity as Seller under the Wells Fargo Sale and Servicing Agreement.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

                  (i) Certificates theretofore canceled by the Trustee or
            delivered to the Trustee for cancellation; and

                  (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            Pass-Through Margin: With respect to each Class of Regular Certificates, the following percentages:

                             ------------------------
                             Class I-A-1A      0.210%
                             Class I-A-1B*     0.140%
                             Class I-A-2       0.270%
                             Class I-M-1       0.350%
                             Class I-M-2       0.380%
                             Class I-M-3       0.480%
                             Class I-M-4       0.740%
                             Class I-M-5       1.100%
                             Class I-M-6       1.500%
                             Class II-A-1A     0.220%
                             Class II-A-1B**   0.150%
                             Class II-A-2      0.280%
                             Class II-M-1      0.370%
                             Class II-M-2      0.400%
                             Class II-M-3      0.520%
                             Class II-M-4      0.800%
                             Class II-M-5      1.100%
                             Class II-M-6      1.250%
                             Class II-M-7      1.500%
                             Class II-M-8      1.500%
                             Class II-M-9      1.500%
                             ------------------------

-----------

* Reflects the Pass-Through Margin in effect if the Group I Interest Rate Cap Agreement is in effect. If the Group I Interest Rate Cap Agreement is not in effect, the Pass-Through Margin will be 0.210%.

** Reflects the Pass-Through Margin in effect if the Group II Interest Rate Cap Agreement is in effect. If the Group II Interest Rate Cap Agreement is not in effect, the Pass-Through Margin will be 0.220%.

   On the first Distribution Date after the Group I Optional Termination Date, the Pass-Through Margins for the Group I Offered Certificates shall increase to the rate set forth below:

                             ----------------------
                             Class I-A-1A    0.420%
                             Class I-A-1B*   0.280%
                             Class I-A-2     0.540%
                             Class I-M-1     0.525%
                             Class I-M-2     0.570%
                             Class I-M-3     0.720%
                             Class I-M-4     1.110%
                             Class I-M-5     1.650%
                             Class I-M-6     2.250%
                             ----------------------

-----------

* Reflects the Pass-Through Margin in effect if the Group I Interest Rate Cap Agreement is in effect. If the Group I Interest Rate Cap Agreement is not in effect, the stepped up Pass-Through Margin will be 0.420%.

            On the first Distribution Date after the Group II Optional Termination Date, the Pass-Through Margins for the Group II Offered Certificates shall increase to the rate set forth below:

                             ------------------------
                             Class II-A-1A     0.440%
                             Class II-A-1B**   0.300%
                             Class II-A-2      0.560%
                             Class II-M-1      0.555%
                             Class II-M-2      0.600%
                             Class II-M-3      0.780%
                             Class II-M-4      1.200%
                             Class II-M-5      1.650%
                             Class II-M-6      1.875%
                             Class II-M-7      2.250%
                             Class II-M-8      2.250%
                             Class II-M-9      2.250%
                             ------------------------

-----------

** Reflects the Pass-Through Margin in effect if the Group II Interest Rate Cap Agreement is in effect. If the Group II Interest Rate Cap Agreement is not in effect, the stepped up Pass-Through Margin will be 0.440%.

            Pass-Through Rate: For each Class of Certificates, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the applicable Servicer or the Trustee, or any of their respective Affiliates:

                  (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by any Depository Institution and rated P-1 by Moody's, R-1 (high) by DBRS and A-1+ by S&P;

                  (iii) repurchase obligations with respect to any security
            described in clause (i) above entered into with a Depository Institution (acting as principal);

                  (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                  (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                  (vi) units of money market funds, including money market funds advised by the Depositor or the Trustee or an Affiliate thereof, that are rated, if rated by Moody's, at least "Aaa" by Moody's, at least "AAA" by DBRS, and, at least "AAAm" or "AAAm-G" by Standard & Poor's; and

                  (vii) if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is a Disqualified Non-U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Posted Collateral Account: Either of the Group I Posted Collateral Account or the Group II Posted Collateral Account.

            Prepayment Interest Shortfall: With respect to Loan Group I, the Group I Prepayment Interest Shortfall and with respect to Loan Group II, the Group II Prepayment Interest Shortfall.

            Prepayment Premium: Any prepayment premium, penalty or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a Principal Prepayment, to the extent permitted by law.

            Principal Certificates: As specified in the Preliminary Statement.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, including any Prepayment Premium, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Prepayment Period: With respect to any Distribution Date, the calendar month preceding the month in which that Distribution Date occurs.

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated May 30, 2007, relating to the Offered Certificates.

            PTCE: As defined in Section 5.02(b).

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: A planned unit development.

            Purchaser: Either Barclays Bank PLC, a public limited company registered in England and Wales, and its successors in interest or Sutton Funding LLC, a Delaware limited liability company, and its successors in interest.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor and the Trustee.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the applicable Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of any amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, that, for any Certificate issued in definitive form, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such applicable Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            REO Disposition: The final sale by the applicable Servicer of any REO Property.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Reportable Event: As defined in Section 8.13(g).

            Representation Letter: The Side Letter, dated as of May 31, 2007, by and between Barclays Bank PLC and the Depositor, a copy of which is attached hereto as Exhibit V.

            Repurchase Price: With respect to any Mortgage Loan, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid to the date of repurchase, (iii) all unreimbursed Servicing Advances and (iv) all expenses incurred by the Trustee arising out of the Trustee's enforcement of the applicable Person's repurchase obligation under the applicable Sale Agreement or under the Representation Letter.

            Request for Release: The Request for Release submitted by the applicable Servicer to the Custodian, substantially in the form of Exhibit D.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate, or any other officer in the corporate trust department of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers with direct responsibility for the administration of this Agreement and also, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

            Reuters Page LIBOR01: The display page currently so designated on the Reuters 3000 Xtra Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Rule 144A Letter: As defined in Section 5.02(b).

            Sale Agreements: The Countrywide Sale Agreement and the Wells Fargo Sale and Servicing Agreement.

            Sarbanes Certification: As defined in Section 8.14(c).

            Sarbanes-Oxley Act: means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Securities Act: The Securities Act of 1933, as amended.

            Servicer Remittance Date: With respect to any Distribution Date, the 18th day (or if such 18th day is not a Business Day, the first Business Day immediately succeeding such 18th day) of the month in which such Distribution Date occurs.

            Servicers: Countrywide Servicing in its capacity as servicer under the Countrywide Servicing Agreement and the related Assignment Agreement, or any successor servicer appointed pursuant thereto, and Wells Fargo in its capacity as servicer under the Wells Fargo Sale and Servicing Agreement and the related Assignment Agreement, or any successor servicer appointed pursuant thereto.

            Servicing Advances: As defined in the applicable Servicing
Agreement.

            Servicing Agreements: The Countrywide Servicing Agreement and the Wells Fargo Sale and Servicing Agreement.

            Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, which as of the Closing Date are listed on Exhibit P hereto.

            Servicing Fee: As defined in the applicable Servicing Agreement.

            Servicing Fee Rate: With respect to each Mortgage Loan, the per annum rate for such Mortgage Loan specified on the Mortgage Loan Schedule.

            Servicing File: The "Credit File" as defined in the applicable Servicing Agreement.

            Servicing Function Participant: As defined in Section 8.13(a).

            Similar Law: As defined in Section 5.02(b).

            Sponsor: Either of (i) Barclays Bank PLC, a public limited company registered in England and Wales and regulated by the United Kingdom's Financial Services Authority or (ii) Sutton Funding LLC, a Delaware limited liability company.

            Standard & Poor's or S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041,
Attention: Residential Mortgage Surveillance Group - BCAP LLC Trust 2007-AA3, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Servicers and the Trustee.

            Startup Day: As defined in Section 2.04.

            Stated Principal Balance: As to each Mortgage Loan and as of any Determination Date, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, minus (ii) all amounts previously remitted to the Trustee with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received or advanced prior to the related Servicer Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Principal Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Subcontractor: Any third-party or Affiliated vendor, subcontractor or other Person utilized by a Servicer, a Subservicer or the Trustee that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans.

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subservicer: Any Person that services Mortgage Loans on behalf of the applicable Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the applicable Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB.

            Subsequent Recoveries: Amounts received with respect to any Liquidated Mortgage Loan after it has become a Liquidated Mortgage Loan.

            Substitution Adjustment Amount: With respect to any Sale Agreement or with respect to a Mortgage Loan substituted by the related Purchaser, an amount of cash received from the applicable Original Loan Seller in connection with a substitution for a Deleted Mortgage Loan.

            Supplemental Interest Account: Either of the Group I Supplemental Interest Account or Group II Supplemental Interest Account.

            Swap Provider: Either of the Group I Swap Provider or Group II Swap Provider, as applicable.

            Tax Matters Person: The Holder of the Class I-R Certificate is designated as "tax matters person" of the Group I Pooling Tier REMIC-1, the Group I Pooling Tier REMIC-2, the Group I Lower Tier REMIC and the Group I Upper Tier REMIC, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1. The Holder of the Class II-R Certificate is designated as "tax matters person" of the Group II Pooling Tier REMIC-1, the Group II Pooling Tier REMIC-2, the Group II Lower Tier REMIC and the Group II Upper Tier REMIC in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            10-K Filing Deadline: As defined in Section 8.14(c).

            Termination Price: Either the Group I Termination Price or the Group II Termination Price.

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal received on or with respect thereto after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or before the related Cut-off Date; (ii) the Excess Reserve Fund Accounts, Supplemental Interest Accounts, Collection Accounts, Posted Collateral Accounts and the Distribution Account, and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the rights of the Depositor under the Interest Rate Swap Agreements and the Interest Rate Cap Agreements; (v) the rights of the Trust under the Assignment Agreements, the Countrywide Servicing Agreement, the Wells Fargo Sale and Servicing Agreement and the Countrywide Sale Agreement; (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing; and (vii) the Representation Letter.

            Trust REMIC: Any Group I Trust REMIC or Group II Trust REMIC, as applicable.

            Trustee: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Trustee Float Period: With respect to any Distribution Date and the related amounts in the Distribution Account, the period commencing on the third Business Day immediately preceding such Distribution Date and ending on such Distribution Date.

            Underwriters' Exemption: Any exemption listed in footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487 (2002), or amended by Prohibited Transaction Exemption 2002-19, 67 Fed. Reg. 14979, or any successor exemption.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from prior Distribution Dates remaining unpaid immediately prior to the current Distribution Date and (b) interest on the amount in clause
(a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Unpaid Realized Loss Amount: With respect to any Class of Certificates and as to any Distribution Date, is the excess of (i) the Applied Realized Loss Amounts with respect to such Class over (ii) the sum of (a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates, and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recoveries on all previous Distribution Dates. Any amounts distributed to a Class of Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class I-CE Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class I-R Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (c) 1% of all Voting Rights shall be allocated to the Class II-CE Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (d) 1% of all Voting Rights shall be allocated to the Class II-R Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (e) 1% of all Voting Rights shall be allocated to the Class I-P Certificates, if any, and (f) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Class Certificate Balances of their respective Certificates on such date.

            Wells Fargo: Wells Fargo Bank, N.A., a national banking association, and its successors in interest.

            Wells Fargo Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of the Closing Date, among Wells Fargo Bank, N.A., the Trustee and the Depositor, relating to the Group I Mortgage Loans, a copy of which is attached hereto as Exhibit N-1.

            Wells Fargo Sale and Servicing Agreement: The Seller's Warranties and Servicing Agreement, dated as of March 1, 2007, by and between the Depositor and Wells Fargo, a copy of which is attached hereto as Exhibit L-1.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to the Custodian for the benefit of the Certificateholders the following documents or instruments with respect to each applicable Mortgage Loan so assigned:

            (i) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

            (ii) the original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

            (iii) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording;

            (iv) except with respect to a MERS Loan, originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided, that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

            (v) originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

            (vi) an original or copy of a title insurance policy or evidence of title;

            (vii) to the extent applicable, an original power of attorney; and

            (viii) a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

            The Depositor shall deliver to the Custodian the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 120 days from the Closing Date.

            From time to time, pursuant to the applicable Sale Agreement, each Original Loan Seller may forward to the Custodian additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan, in accordance with the terms of such Sale Agreement. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the "Custodial File."

            On or prior to the Closing Date, the Depositor shall deliver to the Custodian Assignments of Mortgages (except in the case of MERS Loans), in blank, for each applicable Mortgage Loan. On the Closing Date, the Original Loan Seller will submit the Assignments of Mortgage for recordation, at such Original Loan Seller's expense, pursuant to the applicable Sale Agreement.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within the time period and in the manner specified in the related Sale Agreement, the Trustee, upon written notice from the Custodian of such failure, shall take or cause to be taken such remedial actions under such Sale Agreement against the related Original Loan Seller as may be permitted to be taken thereunder, including, without limitation, if applicable, the repurchase by such Original Loan Seller of such Mortgage Loan. The foregoing repurchase remedy shall not apply in the event that an Original Loan Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that such Original Loan Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of such Original Loan Seller, confirming that such document has been accepted for recording.

            Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the related Original Loan Seller shall be deemed to have been satisfied upon delivery by such Original Loan Seller to the Custodian prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "BCAP LLC Trust 2007-AA3" and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement.

            (d) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans and the Interest Rate Swap Agreements) pursuant to Section 2.01(a). The Trustee on behalf of the Trust is hereby authorized to enter into the Interest Rate Swap Agreements.

            (e) If at any time the Trustee has received written notice of a breach under the Representation Letter, the Countrywide Sale Agreement, the Countrywide Servicing Agreement or the Wells Fargo Sale and Servicing Agreement, as applicable, the Trustee shall enforce the rights of the Trust under such agreement with respect to such breach.

            Section 2.02 Acceptance by the Custodian of the Mortgage Loans. The Custodian shall acknowledge on the Closing Date receipt by the Custodian of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, for the benefit of all present and future Certificateholders in accordance with this Trust Agreement. The Custodian acknowledges that it will maintain possession of the related Mortgage Notes in California, Minnesota or Salt Lake City, Utah.

            Prior to and as a condition to the Closing Date, the Custodian shall deliver via facsimile (with original to follow the next Business Day) to the Depositor and the Trustee an Initial Certification, or as the Depositor agrees to, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan. The Custodian shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            The Custodian shall deliver to the Trustee, the Depositor, the Servicers and the Original Loan Sellers a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, within 90 days after the Closing Date to the effect that, as to each applicable Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents required to be delivered to it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2), (8), (32) and (34) of the Mortgage Loan Schedule respecting such Mortgage Loan is correct; and each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement.

            The Custodian shall retain possession and custody of each applicable Custodial File in accordance with and subject to the terms and conditions set forth herein. The applicable Servicer shall promptly deliver to the Custodian, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of such Servicer from time to time.

            The Trustee shall enforce the obligation of each Original Loan Seller to cure or repurchase Mortgage Loans that do not conform to the requirements of Sections 2.01 and 2.02 as determined in the Custodian's review as required herein by notifying the applicable Original Loan Seller to correct or cure such default. If the applicable Original Loan Seller fails or is unable to correct or cure the defect or breach within the period set forth in the applicable agreement, the Trustee shall notify the Depositor of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor of such failure by the applicable party to correct or cure, the Trustee, upon receipt of written notice from the Custodian, shall notify the Depositor and the Depositor will cause the applicable Original Loan Seller to repurchase the Mortgage Loan. The Trustee shall enforce the obligation of each Original Loan Seller under the related Sale Agreement to cure or repurchase Mortgage Loans for which there is a defect or a breach of a representation or warranty thereunder of which a Responsible Officer of the Trustee has received written notice, by notifying the applicable party to correct or cure such default. If, within ten (10) Business Days of receipt of such notice by such party, such party fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee, on behalf of the Trust, against the applicable Servicer, the applicable Original Loan Seller and the related Purchaser, as applicable, under this Agreement, the applicable Sale Agreement or the applicable Servicing Agreement, as the case may be, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies. The Trustee will be reimbursed by the Trust for all costs and expenses incurred by it in enforcing such legal remedies.

            In the event that a Mortgage Loan shall have been repurchased pursuant to a Sale Agreement or the Representation Letter, a Request for Release substantially in form and substance of Exhibit D hereto, shall be delivered to the Custodian and the Custodian shall release within two Business Days the related Custodial File to such Person as directed in writing by the applicable Servicer or the Depositor.

            Upon the payment in full of any Mortgage Loan, or upon the receipt by the applicable Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Servicer will notify the Trustee and the Custodian in the manner specified in the related Servicing Agreement and shall request delivery to it of the Custodial File by submitting a Request for Release, which Request for Release may be in an electronic format in a form acceptable to the Custodian. Upon receipt of such certification and Request for Release, the Custodian shall promptly release the related Custodial File to the applicable Servicer within two (2) Business Days.

            From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the Custodian shall, upon request of the related Servicer and delivery to, and receipt by, the Custodian of a Request for Release in the manner specified in the related Servicing Agreement which Request for Release may be in an electronic format in a form acceptable to the Custodian, release the related Custodial File to the applicable Servicer within three (3) Business Days from the receipt of the applicable Request for Release, and the Trustee shall, at the direction of such Servicer (which may be by a Request for Release), execute such documents as shall be necessary to the prosecution of any such proceedings.

            Section 2.03 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, the Trustee has executed and delivered to or upon the order of the Depositor, the Certificates in authorized Denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.04 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" of each Trust REMIC for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" of the regular interests in each Group I Trust REMIC is the Distribution Date occurring in April 2037, which is the Distribution Date in the month following the month in which the latest maturity date of any Group I Mortgage Loan occurs. The "latest possible maturity date" of the regular interests in each Group II Trust REMIC is the Distribution Date occurring in May 2047, which is the Distribution Date in the month following the month in which the latest maturity date of any Group II Mortgage Loan occurs.

            Amounts distributable to the Class I-CE Certificates (prior to any reduction for any Group I Basis Risk Payment, Group I Net Swap Payment or Group I Swap Termination Payment), exclusive of any amounts received from the Group I Swap Provider, shall be deemed paid from the Group I Upper Tier REMIC in respect of the Class I-CE Interest and the Class I-IO Interest to the Holders of the Class I-CE Certificates prior to distribution of any Group I Basis Risk Payments to the Group I Offered Certificates or Group I Swap Termination Payment to the Group I Swap Provider.

            Amounts distributable to the Class II-CE Certificates (prior to any reduction for any Group II Basis Risk Payment, Group II Net Swap Payment or Group II Swap Termination Payment), exclusive of any amounts received from the Group II Swap Provider, shall be deemed paid from the Group II Upper Tier REMIC in respect of the Class II-CE Interest and the Class II-IO Interest to the Holders of the Class II-CE Certificates prior to distribution of any Group II Basis Risk Payments to the Group II Offered Certificates or Group II Swap Termination Payment to the Group II Swap Provider.

            For federal income tax purposes, any amount distributed on the Group I Offered Certificates on any Distribution Date in excess of the amount distributable on their Group I Corresponding Class of Group I Upper Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Group I Excess Reserve Fund Account or the Group I Supplemental Interest Account, as applicable, and any amount distributable on such Group I Corresponding Class of Group I Upper Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Group I Corresponding Class of Group I Offered Certificates on such Distribution Date shall be treated as having been paid to the Group I Supplemental Interest Account as a Class I-IO Shortfall or as the Group I Cap Fee, all pursuant to and as further provided in
Section 8.15.

            For federal income tax purposes, any amount distributed on the Group II Offered Certificates on any Distribution Date in excess of the amount distributable on their Group II Corresponding Class of Group II Upper Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Group II Excess Reserve Fund Account or the Group II Supplemental Interest Account, as applicable, and any amount distributable on such Group II Corresponding Class of Group II Upper Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Group II Corresponding Class of Group II Offered Certificates on such Distribution Date shall be treated as having been paid to the Group II Supplemental Interest Account as a Class II-IO Shortfall or as the Group II Cap Fee, all pursuant to and as further provided in
Section 8.15.

            Section 2.05 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Custodian and the Trustee that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite company action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of, or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been received or obtained on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the certificate of formation or limited liability company agreement of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that would materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 10.04.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the respective Custodial Files to the Custodian, and shall inure to the benefit of the Trustee on behalf of the Certificateholders.

            Section 2.06 Representations and Warranties of the Custodian.

            The Custodian hereby represents and warrants to the Depositor and the Trustee, as of the Closing Date:

            (a) The Custodian is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Custodian or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (b) The Custodian has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of the Custodian the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Custodian, enforceable against the Custodian in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) The execution and delivery of this Agreement by the Custodian, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of the Custodian and will not result in a material breach of any term or provision of the articles of association or bylaws of the Custodian.

                                   ARTICLE III

                                 TRUST ACCOUNTS

            Section 3.01 Distribution Account and Excess Reserve Fund Accounts.
(a) The Trustee shall establish and maintain the Group I Excess Reserve Fund Account, on behalf of the Class I-CE Certificateholders, to receive any Group I Basis Risk Payment and to secure their limited recourse obligation to pay to the Group I Offered Certificateholders any Group I Basis Risk Carry Forward Amounts (prior to using any Group I Net Swap Receipts). For the avoidance of doubt, any Group I Basis Risk Carry Forward Amounts shall be paid to the Group I Principal Certificates first from the Group I Excess Reserve Fund Account and then from the Group I Supplemental Interest Account. On each Distribution Date, the Trustee shall deposit the amount of any Group I Basis Risk Payment received by it for such date into the Group I Excess Reserve Fund Account. The Group I Excess Reserve Fund Account shall be a non-interest bearing account.

            The Trustee shall establish and maintain the Group II Excess Reserve Fund Account, on behalf of the Class II-CE Certificateholders, to receive any Group II Basis Risk Payment and to secure their limited recourse obligation to pay to the Group II Offered Certificateholders any Group II Basis Risk Carry Forward Amounts (prior to using any Group II Net Swap Receipts). For the avoidance of doubt, any Group II Basis Risk Carry Forward Amounts shall be paid to the Group II Principal Certificates first from the Group II Excess Reserve Fund Account and then from the Group II Supplemental Interest Account. On each Distribution Date, the Trustee shall deposit the amount of any Group II Basis Risk Payment received by it for such date into the Group II Excess Reserve Fund Account. The Group II Excess Reserve Fund Account shall be a non-interest bearing account.

            On each Distribution Date on which there exists a Group I Basis Risk Carry Forward Amount on any Class or Classes of Group I Principal Certificates, the Trustee shall (1) withdraw from the Distribution Account, to the extent of funds available therefor in the Distribution Account, and deposit in the Group I Excess Reserve Fund Account, as set forth in Section 4.01(a)(iii)(D), the lesser of (x) the Class I-CE Distributable Amount (without regard to the reduction in clause (iii) of the definition thereof with respect to Group I Basis Risk Carry Forward Amount or any Group I Defaulted Swap Termination Payment) (to the extent remaining after the distributions specified in Sections 4.01(a)(iii)(A)-(C)) and
(y) the aggregate Group I Basis Risk Carry Forward Amounts of the Group I Principal Certificates for such Distribution Date and (2) withdraw from the Group I Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Group I Principal Certificates the related Group I Basis Risk Carry Forward Amount. Such payments shall be allocated to those Classes based upon the amount of Group I Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.01(a)(iii)(E).

            On each Distribution Date on which there exists a Group II Basis Risk Carry Forward Amount on any Class or Classes of Group II Principal Certificates, the Trustee shall (1) withdraw from the Distribution Account, to the extent of funds available therefor in the Distribution Account, and deposit in the Group II Excess Reserve Fund Account, as set forth in Section 4.01(b)(iii)(D), the lesser of (x) the Class II-CE Distributable Amount (without regard to the reduction in clause (iii) of the definition thereof with respect to Group II Basis Risk Carry Forward Amount or any Group II Defaulted Swap Termination Payment) (to the extent remaining after the distributions specified in Sections 4.01(b)(iii)(A)-(C)) and (y) the aggregate Group II Basis Risk Carry Forward Amounts of the Group II Principal Certificates for such Distribution Date and (2) withdraw from the Group II Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Group II Principal Certificates the related Group II Basis Risk Carry Forward Amount. Such payments shall be allocated to those Classes based upon the amount of Group II Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.01(b)(iii)(E).

            The Trustee shall account for the Excess Reserve Fund Accounts as assets of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Group I Excess Reserve Fund Account are the Class I-CE Certificateholders. The beneficial owners of the Group II Excess Reserve Fund Account are the Class II-CE Certificateholders. For all federal income tax purposes, amounts transferred by the Group I Upper Tier REMIC to the Group I Excess Reserve Fund Account shall be treated as distributions by the Trustee to the Class I-CE Certificateholders in respect of the Class I-CE Interest and then contributed by the Class I-CE Certificateholders to the Group I Excess Reserve Fund Account. For all federal income tax purposes, amounts transferred by the Group II Upper Tier REMIC to the Group II Excess Reserve Fund Account shall be treated as distributions by the Trustee to the Class II-CE Certificateholders in respect of the Class II-CE Interest and then contributed by the Class II-CE Certificateholders to the Group II Excess Reserve Fund Account.

            Any Group I Basis Risk Carry Forward Amounts distributed by the Trustee to the Group I Principal Certificateholders or to the Group I Cap Provider pursuant to Section 4.01(a)(iii)(E) from the Group I Excess Reserve Fund Account shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class I-CE Certificates (in respect of the Class I-CE Interest or the Class I-IO Interest, respectively) and then to the respective Class or Classes of Group I Principal Certificates or the Group I Cap Provider, as applicable. In addition, the Trustee shall account for the Group I Principal Certificateholders' rights to receive payments of Group I Basis Risk Carry Forward Amounts from the Group I Excess Reserve Fund Account (along with payments of Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts from the Group I Supplemental Interest Account) and obligation to pay Class I-IO Shortfalls to the Group I Supplemental Interest Account as rights and obligations in a limited recourse notional principal contract between the Class I-CE Certificateholders and the Holders of each such Class. Any Group II Basis Risk Carry Forward Amounts distributed by the Trustee to the Group II Principal Certificateholders from the Group II Excess Reserve Fund Account or to the Group II Cap Provider pursuant to Section 4.01(b)(iii)(E) shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class II-CE Certificates (in respect of the Class II-CE Interest or the Class II-IO Interest, respectively) and then to the respective Class or Classes of Group II Principal Certificates or the Group II Cap Provider, as applicable. In addition, the Trustee shall account for the Group II Principal Certificateholders' rights to receive payments of Group II Basis Risk Carry Forward Amounts from the Group II Excess Reserve Fund Account (along with payments of Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts from the Group II Supplemental Interest Account) and obligation to pay Class II-IO Shortfalls to the Group II Supplemental Interest Account as rights and obligations in a limited recourse notional principal contract between the Class II-CE Certificateholders and the Holders of each such Class. Funds in the Excess Reserve Fund Accounts shall remain uninvested.

            Notwithstanding any provision contained in this Agreement, the Trustee shall not be required to make any distributions from the Excess Reserve Fund Accounts except as expressly set forth in this Section 3.01(a).

            (b) The Trustee shall establish and maintain the Distribution Account on behalf of the Certificateholders, which shall be a non-interest bearing trust account. The Trustee shall, promptly upon receipt on the Business Day received, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the applicable Servicer to the Trustee pursuant to the applicable Servicing Agreement; and

            (ii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that the applicable Servicer shall remit any amount not required to be remitted pursuant to the applicable Servicing Agreement, and the applicable Servicer pursuant to an Officer's Certificate directs the Trustee in writing to withdraw such amount from the Distribution Account, the Trustee shall return such funds to the applicable Servicer. All funds deposited in the Distribution Account shall be held by the Trustee in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.01. In no event shall the Trustee incur liability for withdrawals from the Distribution Account at the direction of a Servicer.

            The Trustee may invest the funds in the Distribution Account in one or more Permitted Investments in accordance with Section 3.02. The Trustee may withdraw from the Distribution Account any income or gain earned from the investment of funds deposited therein during the Trustee Float Period for its own benefit.

            Section 3.02 Investment of Funds in the Distribution Account. (a) The Trustee may (but shall not be obligated to) invest funds in the Distribution Account during the Trustee Float Period (for purposes of this Section 3.02, such Account is referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand or maturing on such Distribution Date, in the case of an investment that is an obligation of the Trustee, no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee. The Trustee shall be entitled to sole possession over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent, together with any document of transfer necessary to transfer title to such investment to the Trustee. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trustee may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the Distribution Account held by the Trustee during the Trustee Float Period shall be subject to the Trustee's withdrawal in the manner set forth in Section 8.06.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. Notwithstanding the foregoing, the Trustee shall be liable to the Trust for any such loss on any funds it has invested under this
Section 3.02 only during the Trustee Float Period, and the Trustee shall deposit funds in the amount of such loss in the Distribution Account promptly after such loss is incurred.

            (d) The Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation is not payable or reimbursable under Section 8.06 of this Agreement.

            (e) In order to comply with its duties under the USA Patriot Act of 2001 and other laws, rules and regulations applicable to banking institutions, including those related to the funding of terrorist activities and money laundering, the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee upon its request from time to time such party's complete name, address, tax identification number and such other identifying information together with copies of such party's constituting documentation, securities disclosure documentation and such other identifying documentation as may be available for such party.

            (f) On or prior to each Distribution Date, the Custodian shall deliver an invoice to the Trustee (which may be provided electronically), setting forth the amount of the Custodian Fee for the related Distribution Date. The Trustee shall remit the Custodian Fee to the Custodian payable out of the compensation payable hereunder to the Trustee.

            (g) In consideration for ongoing obligations hereunder with respect to the Trust Fund, the Depositor may (but shall not be obligated to) direct the Trustee, in writing, to invest funds from Group I Mortgage Loans in the Distribution Account during the Depositor Float Period, in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand or maturing on the third Business Day immediately preceding such Distribution Date, in the case of an investment that is an obligation of the Depositor no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. In consideration for ongoing obligations hereunder with respect to the Trust Fund, the Depositor may (but shall not be obligated to) direct the Trustee, in writing, to invest funds from Group II Mortgage Loans in the Distribution Account during the Depositor Float Period, in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand or maturing on the third Business Day immediately preceding such Distribution Date, in the case of an investment that is an obligation of the Depositor no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. If the Depositor does not direct the Trustee to invest the funds from either Group of Mortgage Loans in the Distribution Account, then the funds will remain uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account during the Depositor Float Period shall be made in the name of the Depositor. The Depositor shall be entitled to sole possession over each such investment during the Depositor Float Period, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Depositor or its agent, together with any document of transfer necessary to transfer title to such investment to the Depositor. In the event amounts on deposit in the Distribution Account during the Depositor Float Period are at any time invested in a Permitted Investment payable on demand, the Depositor may:

                  (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                  (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Distribution Account.

            (h) The Depositor shall be liable to the Trust for any such loss on any funds it has invested under this Section 3.02, and the Depositor shall remit such funds to the Trustee promptly after such loss is incurred for deposit in the Distribution Account. In no event shall the Trustee have any liability or responsibility for the selection of investments and any losses incurred thereon, and shall have no obligation to invest or reinvest any funds in the absence of timely written direction.

            (i) Interest earned on investments of funds in the Distribution Account with respect to funds on deposit during the Depositor Float Period shall be held for the Depositor with the Trustee until the interest may be distributed directly to the Depositor on the Distribution Date in the month following the applicable Depositor Float Period.

                                   ARTICLE IV

                                  DISTRIBUTIONS

            Section 4.01 Priorities of Distribution. (a) Distributions on Group I Certificates. On each Distribution Date, the Trustee will make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Group I Available Funds remaining and, on such Distribution Date, shall make distributions on the Group I Certificates in accordance with such allocation:

            (i) holders of each Class of Group I Principal Certificates , the Cap Provider under the Group I Interest Rate Cap Agreement and to the Group I Supplemental Interest Account in the following order of priority:

                  (A) from the Group I Interest Remittance Amount, to the Group
            I Supplemental Interest Account, the sum of (x) all Group I Net Swap Payments and (y) any Group I Swap Termination Payment owed to the Group I Swap Provider (to the extent not previously received by the Group I Swap Provider as a Group I Replacement Swap Provider Payment) other than a Group I Defaulted Swap Termination Payment, if any;

                  (B) concurrently, on a pro rata basis based upon their
            respective entitlements, to the Holders of the Class I-A Certificates and the Cap Provider under the Group I Interest Rate Cap Agreement, as follows:

                        (1) to the Class I-A-1A Certificates any related Accrued
                  Certificate Interest and any Unpaid Interest Amounts for such Class, as applicable;

                        (2) to the Class I-A-1B Certificates and the Cap
                  Provider, any related Accrued Certificate Interest and the Group I Cap Fee payable under the Group I Interest Rate Cap Agreement, respectively, for such Distribution Date, and any Unpaid Interest Amounts for such Class and any unpaid Group I Cap Fees payable under the Group I Interest Rate Cap Agreement from prior Distribution Dates, as applicable;

                        (3) to the Class I-A-2 Certificates any related Accrued
                  Certificate Interest and any Unpaid Interest Amounts for such Class, as applicable;

                  (C) from any remaining Group I Interest Remittance Amount, to the Class I-M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (D) from any remaining Group I Interest Remittance Amount, to the Class I-M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (E) from any remaining Group I Interest Remittance Amount, to the Class I-M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (F) from any remaining Group I Interest Remittance Amount, to the Class I-M-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (G) from any remaining Group I Interest Remittance Amount, to the Class I-M-5 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

                  (H) from any remaining Group I Interest Remittance Amount, to the Class I-M-6 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

            (ii) (A) on each Distribution Date (1) prior to the Group I Stepdown Date or (2) with respect to which a Group I Trigger Event is in effect, to the Group I Supplemental Interest Account and to the Holders of the related Class or Classes of Group I Principal Certificates then entitled to distributions of principal, from Group I Available Funds remaining after making distributions pursuant to clause (i) above, an amount equal to the Group I Principal Distribution Amount in the following order of priority:

                        (1) to the extent unpaid after the distributions
                  pursuant to clause (i)(A) above, to the Group I Supplemental Interest Account, the sum of (x) all Group I Net Swap Payments and (y) any Group I Swap Termination Payment (to the extent not previously received by the Group I Swap Provider as a Group I Replacement Swap Provider Payment), other than a Group I Defaulted Swap Termination Payment, owed to the Group I Swap Provider, if any;

                        (2) concurrently, to the Class I-A-1A, Class I-A-1B and
                  Class I-A-2 Certificates, pro rata, based on their respective Class Certificate Balances, until their respective Class Certificate Balances are reduced to zero; and

                        (3) sequentially to the Class I-M-1, Class I-M-2, Class
                  I-M-3, Class I-M-4, Class I-M-5 and Class I-M-6 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

                  (B) on each Distribution Date (1) on and after the Group I
            Stepdown Date and (2) as long as a Group I Trigger Event is not in effect, to the Group I Supplemental Interest Account and to the Holders of the related Class or Classes of Group I Principal Certificates then entitled to distribution of principal, from Group I Available Funds remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Group I Principal Distribution Amount in the following amounts and order of priority:

                        (1) to the extent unpaid after the distributions
                  pursuant to clause (i)(A) above, to the Group I Supplemental Interest Account, the sum of (x) all Group I Net Swap Payments and (y) any Group I Swap Termination Payment (to the extent not previously received by the Group I Swap Provider as a Group I Replacement Swap Provider Payment), other than a Group I Defaulted Swap Termination Payment, owed to the Group I Swap Provider, if any;

                        (2) to the Class I-A Certificates, the lesser of (x) the
                  excess of (i) the Group I Principal Distribution Amount over
                  (ii) the amounts distributed to the Group I Supplemental Interest Account in clause (ii)(B)(1) above and (y) the Class I-A Principal Distribution Amount, pro rata based on their respective Class Certificate Balances, until their respective Class Certificate Balances are reduced to zero;

                        (3) to the Class I-M-1 Certificates, the lesser of (x)
                  the excess of (i) the Group I Principal Distribution Amount over (ii) the amounts distributed to the Group I Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class I-A Certificateholders in clause
                  (ii)(B)(2) above and (y) the Class I-M-1 Principal Distribution Amount until their Class Certificate Balance has been reduced to zero;

                        (4) to the Class I-M-2 Certificates, the lesser of (x)
                  the excess of (i) the Group I Principal Distribution Amount over (ii) the amounts distributed to the Group I Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class I-A Certificateholders in clause
                  (ii)(B)(2) above and to the Class I-M-1 Certificateholders in clause (ii)(B)(3) above and (y) the Class I-M-2 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (5) to the Class I-M-3 Certificates, the lesser of (x)
                  the excess of (i) the Group I Principal Distribution Amount over (ii) the amounts distributed to the Group I Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class I-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class I-M-1 Certificateholders in clause (ii)(B)(3) above and to the Class I-M-2 Certificateholders in clause (ii)(B)(4) above and (y) the Class I-M-3 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (6) to the Class I-M-4 Certificates, the lesser of (x)
                  the excess of (i) the Group I Principal Distribution Amount over (ii) the amounts distributed to the Group I Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class I-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class I-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class I-M-2 Certificateholders in clause (ii)(B)(4) above and to the Class I-M-3 Certificateholders in clause (ii)(B)(5) above and (y) the Class I-M-4 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (7) to the Class I-M-5 Certificates, the lesser of (x)
                  the excess of (i) the Group I Principal Distribution Amount over (ii) the amounts distributed to the Group I Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class I-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class I-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class I-M-2 Certificateholders in clause (ii)(B)(4) above, to the Class I-M-3 Certificateholders in clause (ii)(B)(5) above and to the Class I-M-4 Certificateholders in clause (ii)(B)(6) above and (y) the Class I-M-5 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero; and

                        (8) to the Class I-M-6 Certificates, the lesser of (x)
                  the excess of (i) the Group I Principal Distribution Amount over (ii) the amounts distributed to the Group I Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class I-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class I-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class I-M-2 Certificateholders in clause (ii)(B)(4) above, to the Class I-M-3 Certificateholders in clause (ii)(B)(5) above, to the Class I-M-4 Certificateholders in clause (ii)(B)(6) above and to the Class I-M-5 Certificateholders in clause (ii)(B)(7) above and
                  (y) the Class I-M-6 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, amounts on deposit in the Group I Excess Reserve Fund Account, shall be distributed in the following order of priority:

                  (A) sequentially, to the Holders of the Class I-M-1, Class
            I-M-2, Class I-M-3, Class I-M-4, Class I-M-5 and Class I-M-6 Certificates, in that order, any Unpaid Interest Amount for each such Class;

                  (B) among the Class I-A Certificates, first, pro rata, based on their respective Unpaid Realized Loss Amounts to the Class I-A-1A and Class I-A-1B Certificates and then to the Class I-A-2 Certificates, in an amount equal to the Unpaid Realized Loss Amount for each such Class:

                  (C) sequentially, to the Holders of the Class I-M-1, Class
            I-M-2, Class I-M-3, Class I-M-4, Class I-M-5 and Class I-M-6 Certificates, in that order, any Unpaid Realized Loss Amount for each such Class;

                  (D) to the Group I Excess Reserve Fund Account, the amount of any Group I Basis Risk Payment (without regard to any Group I Net Swap Receipts) for such Distribution Date;

                  (E) from funds on deposit in the Group I Excess Reserve Fund
            Account with respect to that Distribution Date, an amount equal to any remaining unpaid Group I Basis Risk Carry Forward Amount with respect to the Group I Principal Certificates for that Distribution Date, first, concurrently to the Class I-A Certificates, pro rata, based on their respective Class Certificate Balances immediately prior to that Distribution Date, up to their respective unpaid remaining Group I Basis Risk Carry Forward Amounts (provided that, if for any Distribution Date, after the allocation of the remaining unpaid Group I Basis Risk Carry Forward Amounts to the Class I-A Certificates, the remaining unpaid Group I Basis Risk Carry Forward Amounts for any of the Class I-A Certificates is reduced to zero, any amount of remaining unpaid Group I Basis Risk Carry Forward Amounts that would have been allocated to that Class I-A Certificate for that Distribution Date will instead be allocated, pro rata, based on their respective remaining unpaid Group I Basis Risk Carry Forward Amounts, to the other Class I-A Certificates to the extent the other Class I-A Certificates have any remaining unpaid Group I Basis Risk Carry Forward Amounts), and, second, sequentially to the Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class I-M-5 and Class I-M-6 Certificates, in that order, in each case up to their respective unpaid remaining Group I Basis Risk Carry Forward Amounts; provided that any Group I Basis Risk Carry Forward Amounts that are allocable to the Class I-A-1B Certificates under this clause (E) will be paid to the Group I Cap Provider to the extent of
            (1) any payments made by the Group I Cap Provider under the Group I Interest Rate Cap Agreement and not previously reimbursed hereunder, plus (2) any Group I Basis Risk Carry Forward Amount with respect to the Group I Cap Provider;

                  (F) to the Group I Supplemental Interest Account, the amount of any Group I Defaulted Swap Termination Payment owed to the Group I Swap Provider;

                  (G) to the Class I-CE Certificates, the remainder of the Class
            I-CE Distributable Amount not distributed pursuant to Sections 4.01(a)(iii)(A)-(F); and

                  (H) to the Class I-R Certificates, any remaining amount, in respect of each Group I Trust REMIC.

            In addition, with respect to each Distribution Date, any Group I Cap Payments on deposit in the Group I Interest Rate Cap Account pursuant to Section
4.06 shall be distributed to the Class I-A-1B Certificates on such Distribution Date.

            If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class I-A Certificates does not receive in full the related Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amount or the Group I Cap Provider does not receive in full the Group I Cap Fee, if any, then such shortfall will be allocated to the Holders of such Classes or the Group I Cap Provider, with interest thereon, on future Distribution Dates, as an Unpaid Interest Amount, subject to the priorities described above.

            On each Distribution Date, prior to the distribution on any other Class of Certificates, the Trustee is required to distribute to the Holders of the Class I-P Certificates all amounts representing Prepayment Premiums in respect of the Group I Mortgage Loans received during the related Prepayment Period.

            In addition, notwithstanding the foregoing, on any Distribution Date after the Distribution Date on which the Class Certificate Balance of a Class of Offered Certificates or the notional amount of the Group I Interest Rate Cap Agreement has been reduced to zero, that Class of Certificates or the Group I Interest Rate Cap Agreement, as applicable, will be retired and will no longer be entitled to distributions, including distributions in respect of Unpaid Interest Amounts, unpaid remaining Group I Basis Risk Carry Forward Amounts or Unpaid Realized Loss Amounts for the Group I Principal Certificates or the Group I Cap Fee or unpaid remaining Group I Basis Risk Carry Forward Amounts for the Group I Cap Provider.

            (b) Distributions on Group II Certificates. On each Distribution Date, the Trustee will make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Group II Available Funds remaining and, on such Distribution Date, shall make distributions on the Group II Certificates in accordance with such allocation:

            (i) Holders of each Class of Group II Principal Certificates, the Cap Provider under the Group II Interest Rate Cap Agreement and to the Group II Supplemental Interest Account in the following order of priority:

                  (A) from the Group II Interest Remittance Amount, to the Group
            II Supplemental Interest Account, the sum of (x) all Group II Net Swap Payments and (y) any Group II Swap Termination Payment owed to the Group II Swap Provider (to the extent not previously received by the Group II Swap Provider as a Group II Replacement Swap Provider Payment) other than a Group II Defaulted Swap Termination Payment, if any;

                  (B) concurrently, on a pro rata basis based upon their
            respective entitlements, to the Holders of the Class II-A Certificates and the Cap Provider under the Group I Interest Rate Cap Agreement, as follows:

                        (1) to the Class II-A-1A Certificates any related
                  Accrued Certificate Interest and any Unpaid Interest Amounts for such Class, as applicable;

                        (2) to the Class II-A-1B Certificates and the Cap
                  Provider, any related Accrued Certificate Interest and the Group II Cap Fee payable under the Group II Interest Rate Cap Agreement, respectively, for such Distribution Date, and any Unpaid Interest Amounts for such Class and any unpaid Group II Cap Fees payable under the Group II Interest Rate Cap Agreement from prior Distribution Dates, as applicable;

                        (3) to the Class II-A-2 Certificates any related Accrued
                  Certificate Interest and any Unpaid Interest Amounts for such Class, as applicable;

                  (C) from any remaining Group II Interest Remittance Amount, to the Class II-M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (D) from any remaining Group II Interest Remittance Amount, to the Class II-M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (E) from any remaining Group II Interest Remittance Amount, to the Class II-M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (F) from any remaining Group II Interest Remittance Amount, to the Class II-M-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (G) from any remaining Group II Interest Remittance Amount, to the Class II-M-5 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (H) from any remaining Group II Interest Remittance Amount, to the Class II-M-6 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (I) from any remaining Group II Interest Remittance Amount, to the Class II-M-7 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (J) from any remaining Group II Interest Remittance Amount, to the Class M-8 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

                  (K) from any remaining Group II Interest Remittance Amount, to the Class M-9 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

            (ii) (A) on each Distribution Date (1) prior to the Group II Stepdown Date or (2) with respect to which a Group II Trigger Event is in effect, to the Group II Supplemental Interest Account and to the Holders of the related Class or Classes of Group II Principal Certificates then entitled to distributions of principal, from Group II Available Funds remaining after making distributions pursuant to clause (i) above, an amount equal to the Group II Principal Distribution Amount in the following order of priority:

                        (1) to the extent unpaid after the distributions
                  pursuant to clause (i)(A) above, to the Group II Supplemental Interest Account, the sum of (x) all Group II Net Swap Payments and (y) any Group II Swap Termination Payment (to the extent not previously received by the Group II Swap Provider as a Group II Replacement Swap Provider Payment), other than a Group II Defaulted Swap Termination Payment, owed to the Group II Swap Provider, if any;

                        (2) concurrently, to the Class II-A-1A, Class II-A-1B
                  and Class II-A-2 Certificates, pro rata, based on their respective Class Certificate Balances, until their respective Class Certificate Balances are reduced to zero; and

                        (3) sequentially to the Class II-M-1, Class II-M-2,
                  Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

            (B) on each Distribution Date (1) on and after the Group II Stepdown Date and (2) as long as a Group II Trigger Event is not in effect, to the Group II Supplemental Interest Account and to the Holders of the related Class or Classes of Group II Principal Certificates then entitled to distribution of principal, from Group II Available Funds remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Group II Principal Distribution Amount in the following amounts and order of priority:

                        (1) to the extent unpaid after the distributions
                  pursuant to clause (i)(A) above, to the Group II Supplemental Interest Account, the sum of (x) all Group II Net Swap Payments and (y) any Group II Swap Termination Payment (to the extent not previously received by the Group II Swap Provider as a Group II Replacement Swap Provider Payment), other than a Group II Defaulted Swap Termination Payment, owed to the Group II Swap Provider, if any;

                        (2) to the Class II-A Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and (y) the Class II-A Principal Distribution Amount, allocated pro rata based on their Class Certificate Balances until their respective Class Certificate Balances are reduced to zero;

                        (3) to the Class II-M-1 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above and (y) the Class II-M-1 Principal Distribution Amount until their Class Certificate Balance has been reduced to zero;

                        (4) to the Class II-M-2 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above and to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above and (y) the Class II-M-2 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (5) to the Class II-M-3 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above and to the Class II-M-2 Certificateholders in clause (ii)(B)(4) above and (y) the Class II-M-3 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (6) to the Class II-M-4 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(4) above and to the Class II-M-3 Certificateholders in clause (ii)(B)(5) above and (y) the Class II-M-4 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (7) to the Class II-M-5 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(4) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(5) above and to the Class II-M-4 Certificateholders in clause (ii)(B)(6) above and (y) the Class II-M-5 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (8) to the Class II-M-6 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(4) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(5) above, to the Class II-M-4 Certificateholders in clause (ii)(B)(6) above and to the Class II-M-5 Certificateholders in clause (ii)(B)(7) above and (y) the Class II-M-6 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (9) to the Class II-M-7 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(4) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(5) above, to the Class II-M-4 Certificateholders in clause (ii)(B)(6) above, to the Class II-M-5 Certificateholders in clause (ii)(B)(7) and to the Class II-M-6 Certificateholders in clause (ii)(B)(8) above and (y) the Class II-M-7 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (10) to the Class II-M-8 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(4) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(5) above, to the Class II-M-4 Certificateholders in clause (ii)(B)(6) above, to the Class II-M-5 Certificateholders in clause (ii)(B)(7) above, to the Class II-M-6 Certificateholders in clause
                  (ii)(B)(8) above and to the Class II-M-7 Certificateholders in clause (ii)(B)(9) above and (y) the Class II-M-8 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero; and

                        (11) to the Class II-M-9 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Group II Supplemental Interest Account in clause (ii)(B)(1) above and the amounts distributed to the Class II-A Certificateholders in clause
                  (ii)(B)(2) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(4) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(5) above, to the Class II-M-4 Certificateholders in clause (ii)(B)(6) above, to the Class II-M-5 Certificateholders in clause (ii)(B)(7) above, to the Class II-M-6 Certificateholders in clause
                  (ii)(B)(8) above and to the Class II-M-7 Certificateholders in clause (ii)(B)(9) above and to the Class II-M-8 Certificateholders in clause (ii)(B)(10) above and (y) the Class II-M-9 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, amounts on deposit in the Group II Excess Reserve Fund Account, shall be distributed in the following order of priority:

                  (A) sequentially, to the Holders of the Class II-M-1, Class
            II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates, in that order, any Unpaid Interest Amount for each such Class;

                  (B) among the Class II-A Certificates, first, pro rata, based on their respective Unpaid Realized Loss Amounts to the Class II-A-1A and Class II-A-1B Certificates and then to the Class II-A-2 Certificates, in an amount equal to the Unpaid Realized Loss Amount for each such Class;

                  (C) sequentially, to the Holders of the Class II-M-1, Class
            II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates, in that order, any Unpaid Realized Loss Amount for each such Class;

                  (D) to the Group II Excess Reserve Fund Account, the amount of any Group II Basis Risk Payment (without regard to any Group II Net Swap Receipts) for such Distribution Date;

                  (E) from funds on deposit in the Group II Excess Reserve Fund
            Account with respect to that Distribution Date, an amount equal to any remaining unpaid Group II Basis Risk Carry Forward Amount with respect to the Group II Principal Certificates for that Distribution Date, first, concurrently to the Class II-A Certificates, pro rata, based on their respective Class Certificate Balances immediately prior to that Distribution Date, up to their respective unpaid remaining Group II Basis Risk Carry Forward Amounts (provided that, if for any Distribution Date, after the allocation of the remaining unpaid Group II Basis Risk Carry Forward Amounts to the Class II-A Certificates, the remaining unpaid Group II Basis Risk Carry Forward Amounts for any of the Class II-A Certificates is reduced to zero, any amount of remaining unpaid Group II Basis Risk Carry Forward Amounts that would have been allocated to that Class II-A Certificate for that Distribution Date will instead be allocated, pro rata, based on their respective remaining unpaid Group II Basis Risk Carry Forward Amounts, to the other Class II-A Certificates to the extent the other Class II-A Certificates have any remaining unpaid Group II Basis Risk Carry Forward Amounts), and, second, sequentially to the Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates, in that order, in each case up to their respective unpaid remaining Group II Basis Risk Carry Forward Amounts; provided that any Group II Basis Risk Carry Forward Amounts that are allocable to the Class II-A-1B Certificates under this clause (E) will be paid to the Group II Cap Provider to the extent of (1) any payments made by the Group II Cap Provider under the Group II Interest Rate Cap Agreement and not previously reimbursed hereunder plus (2) any Group II Basis Risk Carry Forward Amount with respect to the Group II Cap Provider;

                  (F) to the Group II Supplemental Interest Account, the amount of any Group II Defaulted Swap Termination Payment owed to the Group II Swap Provider;

                  (G) to the Holders of the Class II-CE Certificates, the
            remainder of the Class II-CE Distributable Amount not distributed pursuant to Sections 4.01(b)(iii)(A)-(F); and

                  (H) to the Holders of the Class II-R Certificates, any
            remaining amount, in respect of each Group II Trust REMIC.

            In addition, with respect to each Distribution Date, any Group II Cap Payments on deposit in the Group II Interest Rate Cap Account pursuant to
Section 4.06 shall be distributed to the Class II-A-1B Certificates on such Distribution Date.

            If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class II-A Certificates does not receive in full the related Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amount or the Group II Cap Provider does not receive in full the Group II Cap Fee, if any, then such shortfall will be allocated to the Holders of such Classes or the Group II Cap Provider, with interest thereon, on future Distribution Dates, as an Unpaid Interest Amount, subject to the priorities described above.

            In addition, notwithstanding the foregoing, on any Distribution Date after the Distribution Date on which the Class Certificate Balance of a Class of Offered Certificates or the notional amount of the Group II Interest Rate Cap Agreement has been reduced to zero, that Class of Certificates or the Group II Interest Rate Cap Agreement, as applicable, will be retired and will no longer be entitled to distributions, including distributions in respect of Unpaid Interest Amounts, unpaid remaining Group II Basis Risk Carry Forward Amounts or Unpaid Realized Loss Amounts for the Group II Principal Certificates or the Group II Cap Fee or unpaid remaining Group II Basis Risk Carry Forward Amounts for the Group II Cap Provider.

            (c) On any Distribution Date, any Relief Act Interest Shortfalls for Loan Group I for such Distribution Date and Group I Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee as a reduction in the following order:

            (i) First, to the portion of the Class I-CE Distributable Amount allocable to interest; and

            (ii) Second, pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class I-A and Class I-M Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            (d) On any Distribution Date, any Relief Act Interest Shortfalls for Loan Group II for such Distribution Date and Group II Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee as a reduction in the following order:

            (i) First, to the portion of the Class II-CE Distributable Amount allocable to interest; and

            (ii) Second, pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class II-A and Class II-M Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments made or received under the Interest Rate Swap Agreements and the Interest Rate Cap Agreements and payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

            Section 4.02 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Trustee shall make available to each Certificateholder, the Servicers, the Depositor and each Rating Agency a statement based in part on information provided by the applicable Servicer setting forth with respect to the related distribution:

            (i) the actual Distribution Date, the related Record Date, the Interest Accrual Period(s) for each Class for such Distribution Date and the LIBOR Determination Date for such Interest Accrual Period;

            (ii) the amount of Group I Available Funds and Group II Available Funds;

            (iii) (A) the amount of Group I Available Funds allocable to principal, the Group I Principal Remittance Amount (separately identifying the components thereof) and the Group I Principal Distribution Amount (and the calculation thereof) and (B) the amount of Group II Available Funds allocable to principal, the Group II Principal Remittance Amount (separately identifying the components thereof) and the Group II Principal Distribution Amount (and the calculation thereof);

            (iv) the amount of Group I Available Funds allocable to interest and each Group I Interest Remittance Amount and the amount of Group II Available Funds allocable to interest;

            (v) the amount of any Unpaid Interest Amount for each Class included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk Carry Forward Amount for each Class of Group I Certificates, the amount of such Group I Basis Risk Carry Forward Amount covered by withdrawals from the Group I Excess Reserve Fund Account or the Group I Supplemental Interest Account, any Group II Basis Risk Carry Forward Amount covered by withdrawals from the Group II Excess Reserve Fund Account or the Group II Supplemental Interest Account on such Distribution Date;

            (vi) for each Loan Group, the aggregate amount of any Principal Prepayments and repurchase proceeds included in the distributions to Certificateholders;

            (vii) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation of the shortfall as between principal and interest, including any Group I Basis Risk Carry Forward Amount not covered by amounts in the Group I Excess Reserve Fund Account or the Group I Supplemental Interest Account and any Group II Basis Risk Carry Forward Amount not covered by amounts in the Group II Excess Reserve Fund Account or the Group II Supplemental Interest Account;

            (viii) the Class Certificate Balance of each Class of Certificates before and after giving effect to the distribution of principal on such Distribution Date and the aggregate amount of all Advances recovered during the related Due Period;

            (ix) the Group I Pool Stated Principal Balance and Group II Pool Stated Principal Balance for the related Distribution Date;

            (x) the amount of the Expense Fees paid to or retained by the Servicers or the Trustee with respect to such Distribution Date, in each case, identifying the general purpose of such fees;

            (xi) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (xii) for each Loan Group, the amount of Advances included in the distribution on such Distribution Date and the aggregate amount of Advances reported by the Servicers (and the Trustee as successor servicer and any other successor servicer, if applicable) as outstanding as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (xiii) for each Loan Group, the number and aggregate outstanding principal balances of Mortgage Loans in such Loan Group (1) as to which the Scheduled Payment is delinquent (as calculated in accordance with the MBA method) 30 to 59 days, 60 to 89 days, 90 or more days, and in such other periods and for such times as required by Regulation AB, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (xiv) for each Loan Group, for each of the preceding 12 calendar months, or all calendar months since the related Cut-off Date, whichever is less, the aggregate dollar amount of the Scheduled Payments for such Loan Group (A) due on all Outstanding Mortgage Loans in such Loan Group on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month (as calculated in accordance with the MBA method);

            (xv) for each Loan Group, with respect to any Mortgage Loans in such Loan Group that became REO Properties during the preceding calendar month, the aggregate number of such Mortgage Loans and the aggregate outstanding principal balance of such Mortgage Loans as of the close of business on the Determination Date preceding such Distribution Date of the REO Properties;

            (xvi) for each Loan Group, the total number and outstanding principal balance of any REO Properties in such Loan Group (and market value, if available) as of the close of business on the Determination Date preceding such Distribution Date;

            (xvii) whether a Trigger Event has occurred and is continuing (including the calculation demonstrating the existence of the Trigger Event);

            (xviii) the amount on deposit in each Excess Reserve Fund Account and the Supplemental Interest Account (after giving effect to distributions on such Distribution Date);

            (xix) in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xx) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation of it to the related
      Certificateholders with respect to Unpaid Interest Amounts, Applied Realized Loss Amounts, Basis Risk Carry Forward Amounts;

            (xxi) with respect to each Loan Group, the amount of any Net Swap Payments, Net Swap Receipts, Swap Termination Payments or Defaulted Swap Termination Payments;

            (xxii) LIBOR and Swap LIBOR;

            (xxiii) with respect to each Loan Group, the Subordinated Amount and Specified Subordinated Amount;

            (xxiv) with respect to each Loan Group, the Cumulative Loss Percentage and the aggregate amount of Realized Losses used to calculate the Cumulative Loss Percentage;

            (xxv) the amount distributed on the Class I-CE and the Class II-CE Certificates;

            (xxvi) for each Loan Group, with respect to each Class of Certificates, any amounts not covered by Compensating Interest on such Distribution Date;

            (xxvii) for each Loan Group, the number of Mortgage Loans in the applicable Loan Group with respect to which a reduction in the mortgage interest rate has occurred pursuant to the Relief Act, as well as the amount of any Interest Shortfalls during the related due period; both in the aggregate and for each Class of certificates in the applicable loan group;

            (xxviii) if provided by the applicable Servicer, for the applicable Loan Group, any material changes to methodology regarding calculations of delinquencies and charge offs;

            (xxix) if provided by the applicable Servicer, for the applicable Loan Group, any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time;

            (xxx) if provided by the applicable Servicer, for the applicable Loan Group, material breaches of pool asset representations or warranties or transaction covenants;

            (xxxi) if provided by the applicable Servicer, for the applicable Loan Group, if applicable, information regarding any new issuance of asset backed securities backed by the same asset pool, any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable;

            (xxxii) if provided by the applicable Servicer, for the applicable Loan Group, any material changes in the solicitation, credit granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets;

            (xxxiii) the amount of any Subsequent Recoveries for each Loan Group for such Distribution Date; and

            (xxxiv) for each Loan Group, the number of Mortgage Loans in such Loan Group at the beginning and end of the applicable reporting period, the pool factor, and the weighted average interest rate, and weighted average remaining term.

            In addition, each Form 10-D prepared and filed by the Trustee pursuant to Section 8.12 shall include the following information with respect to the related distribution:

                  (i) material breaches of Mortgage Loan representations and warranties of which the Trustee has actual knowledge or has received written notice; and

                  (ii) material breaches of any covenants under this Agreement of which the Trustee has actual knowledge or has received written notice.

            (b) The Trustee's responsibility for providing the above statement to the Certificateholders, each Rating Agency and the Depositor is limited, if applicable, to the availability, timeliness and accuracy of the information derived from the Servicers. The Trustee shall make available the above statement via the Trustee's internet website. The Trustee's website will initially be located at https://www.tss.db.com/invr and assistance in using the website can be obtained by calling the Trustee's investor relations desk at 1-800-735-7777. A paper copy of the above statement will also be made available upon request. Parties that are unable to use the website are entitled to have a paper copy mailed to them via first class mail by calling the investor relations desk and indicating such. The Trustee may change the way the monthly statements to Certificateholders are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access the Trustee's internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee will not be liable for the dissemination of information in accordance with this Agreement.

            The Trustee shall make available to each Analytics Company via the Trustee's internet website each statement to Certificateholders prepared pursuant to this Section 4.02(b). The Trustee shall cooperate in good faith with the Depositor and the Servicers to reconcile any discrepancies in such statements, and the Trustee shall provide any corrections to such statements to each Analytics Company as soon as reasonably practicable after the related Distribution Date.

            The Trustee will also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the monthly statement to Certificateholders and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) Within a reasonable period of time after the end of each calendar year, the Trustee shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(iii) and (a)(v) of this Section 4.02 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time in effect.

            (d) Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments made or received under the Interest Rate Swap Agreements, the Interest Rate Cap Agreements and payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

            Section 4.03 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts relating to Loan Group I shall be allocated by the Trustee to the most junior Class of Group I Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof and after the Class Certificate Balance of each Class of Group I Subordinated Certificates is reduced to zero, first to the Class I-A-2 Certificates and then, on a pro rata basis, to the Class I-A-1A and Class I-A-1B Certificates, until the Class Certificate Balance of each such Class is reduced to zero. Any Applied Realized Loss Amounts relating to Loan Group II shall be allocated by the Trustee to the most junior Class of Group II Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof and after the Class Certificate Balance of each Class of Group II Subordinated Certificates is reduced to zero, first to the Class II-A-2 Certificates and then, on a pro rata basis, to the Class II-A-1A and Class II-A-1B Certificates, until the Class Certificate Balance of each such Class is reduced to zero.

             In the event, Applied Realized Loss Amounts are allocated to any Class of Certificates, their Class Certificate Balances shall be reduced by the amount so allocated and no funds shall be distributed with respect to the written down amounts or with respect to interest or Group I Basis Risk Carry Forward Amounts or Group II Basis Risk Carry Forward Amounts on the written down amounts on that Distribution Date or any future Distribution Dates, even if funds are otherwise available therefor.

            Notwithstanding the foregoing, the Class Certificate Balance of each Class of Certificates of a Group that has been previously reduced by Applied Realized Loss Amounts will be increased, in that order or seniority, by the amount of the Subsequent Recoveries for the related Loan Group (but not in excess of the Applied Realized Loss Amount allocated to the applicable Class of Certificates).

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Trustee in accordance with the definition of LIBOR. Until all of the Principal Certificates are paid in full, the Trustee shall at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Trustee initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Trustee and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Trustee should terminate its appointment as Reference Bank, the Trustee shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Trustee shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            (i) The Pass-Through Rate for each Class of Principal Certificates for each Interest Accrual Period shall be determined by the Trustee on each LIBOR Determination Date so long as the Principal Certificates are Outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the Principal Certificates in the table relating to the Certificates in the Preliminary Statement. The Trustee shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the Principal Certificates by the Trustee shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

            Section 4.05 Supplemental Interest Accounts and Posted Collateral Accounts. On the Closing Date, the Trustee shall establish and maintain in its name, (i) a separate non-interest bearing trust account for the benefit of the holders of the Group I Principal Certificates (the "Group I Supplemental Interest Account") as a part of the Trust Fund and (ii) a separate non-interest bearing trust account for the benefit of the holders of the Group II Principal Certificates (the "Group II Supplemental Interest Account") as a part of the Trust Fund. The Supplemental Interest Accounts shall be Eligible Accounts, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement. Funds in the Supplemental Interest Accounts shall remain uninvested.

            On any Distribution Date, Group I Swap Termination Payments, Group I Net Swap Payments owed to the Group I Swap Provider and Group I Net Swap Receipts for that Distribution Date will be deposited into the Group I Supplemental Interest Account. With respect to any Distribution Date, funds in the Group I Supplemental Interest Account will be distributed in the following order of priority:

            (i) to the Group I Swap Provider, the sum of (x) all Group I Net Swap Payments and (y) any Group I Swap Termination Payment (to the extent not previously received by the Group I Swap Provider as a Group I Replacement Swap Provider Payment), other than a Group I Defaulted Swap Termination Payment, to the Group I Swap Provider, if any, owed for that Distribution Date;

            (ii) concurrently, to the Class I-A-1A, Class I-A-1B and Class I-A-2 Certificates, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts, pro rata, based on their respective entitlements to those amounts to the extent unpaid from Group I Available Funds;

            (iii) sequentially, to the Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class I-M-5 and Class I-M-6 Certificates, in that order, to pay Accrued Certificate Interest and, if applicable, Unpaid Interest Amounts for such Classes to the extent unpaid from other Group I Available Funds;

            (iv) to the Group I Principal Certificates and the Group I Cap Provider, to pay any Group I Basis Risk Carry Forward Amounts as described, and in the same manner and priority as set forth in Section 4.01(a)(iii)(E) above, to the extent unpaid from other Group I Available Funds (including funds on deposit in the Group I Excess Reserve Fund Account), provided, that any Group I Basis Risk Carry Forward Amount allocable to the Class I-A-1B Certificates under this clause (iv) from Group I Net Swap Receipts will be paid to the Group I Cap Provider to the extent of (1) any payments made by the Group I Cap Provider under the Group I Interest Rate Cap Agreement and not previously reimbursed, plus
      (2) any Group I Basis Risk Carry Forward Amount with respect to the Group I Cap Provider;

            (v) first to the Class I-A Certificates, and then sequentially to the Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class I-M-5 and Class I-M-6 Certificates, in that order, to pay principal as described, and in the same manner and order of priority as set forth, in Section 4.01(a)(ii)(A) or 4.01(a)(ii)(B) above, as applicable, but only to the extent necessary to restore the Group I Subordinated Amount to the Group I Specified Subordinated Amount as a result of current or prior Realized Losses in Loan Group I not previously reimbursed, after giving effect to payments and distributions from other Group I Available Funds;

            (vi) among the Class I-A Certificates, first, pro rata to the Class I-A-1A and Class I-A-1B Certificates and then to the Class I-A-2 Certificates, in each case in an amount equal to the remaining Unpaid Realized Loss Amount for such Class, to the extent unpaid from Group I Available Funds;

            (vii) sequentially, to the Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class I-M-5 and Class I-M-6 Certificates, in that order, to pay any Unpaid Realized Loss Amounts, in each case in an amount equal to the remaining Unpaid Realized Loss Amount for each such Class, to the extent unpaid from other Group I Available Funds;

            (viii) to the Group I Swap Provider, any Group I Defaulted Swap Termination Payment owed to the Group I Swap Provider for that Distribution Date; and

            (ix) to the Holders of the Class I-CE Certificates, any remaining amounts.

            On any Distribution Date, Group II Swap Termination Payments, Group II Net Swap Payments owed to the Group II Swap Provider and Group II Net Swap Receipts for that Distribution Date will be deposited into the Group II Supplemental Interest Account. With respect to any Distribution Date, funds in the Group II Supplemental Interest Account will be distributed in the following order of priority:

            (i) to the Group II Swap Provider, the sum of (x) all Group II Net Swap Payments and (y) any Group II Swap Termination Payment (to the extent not previously received by the Group II Swap Provider as a Group II Replacement Swap Provider Payment), other than a Group II Defaulted Swap Termination Payment, to the Group II Swap Provider, if any, owed for that Distribution Date;

            (ii) concurrently, to the Class II-A-1A, Class II-A-1B and Class II-A-2 Certificates, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts, pro rata, based on their respective entitlements to those amounts to the extent unpaid from Group II Available Funds;

            (iii) sequentially, to the Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates, in that order, to pay Accrued Certificate Interest and, if applicable, Unpaid Interest Amounts to the extent unpaid from other Group II Available Funds;

            (iv) to the Group II Principal Certificates, to pay any Group II Basis Risk Carry Forward Amounts as described, and in the same manner and priority as set forth in Section 4.01(b)(iii)(E) above, to the extent unpaid from other Group II Available Funds (including funds on deposit in the Group II Excess Reserve Fund Account), provided, that any Group II Basis Risk Carry Forward Amount allocable to the Class II-A-1B Certificates under this clause (iv) from Group II Net Swap Receipts will be paid to the Group II Cap Provider to the extent of (1) any payments made by the Group II Cap Provider under the Group II Interest Rate Cap Agreement and not previously reimbursed, plus (2) any Group II Basis Risk Carry forward Amount with respect to the Group II Cap Provider;

            (v) to the Class II-A Certificates and then sequentially to the Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates, in that order, to pay principal as described, and in the same manner and order of priority as set forth, in Section 4.01(b)(ii)(A) or 4.01(b)(ii)(B) above, as applicable, but only to the extent necessary to restore the Group II Subordinated Amount to the Group II Specified Subordinated Amount as a result of current or prior Realized Losses for Loan Group II not previously reimbursed, after giving effect to payments and distributions from other Group II Available Funds;

            (vi) among the Class II-A Certificates, first, pro rata to the Class II-A-1A and Class II-A-1B Certificates and then to the Class II-A-2 Certificates, in each case in an amount equal to the remaining Unpaid Realized Loss Amount for such Class, to the extent unpaid from Group II Available Funds;

            (vii) sequentially, to the Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6, Class II-M-7, Class II-M-8 and Class II-M-9 Certificates, in that order, to pay any Unpaid Realized Loss Amounts, in each case in an amount equal to the remaining Unpaid Realized Loss Amount for each such Class, to the extent unpaid from other Group II Available Funds;

            (viii) to the Group II Swap Provider, any Group II Defaulted Swap Termination Payment owed to the Group II Swap Provider for that Distribution Date; and

            (ix) to the Holders of the Class II-CE Certificates, any remaining amounts.

            Notwithstanding any other provision in this Agreement, in the event that the Group I Interest Rate Swap Agreement is terminated and the Trust enters into a replacement interest rate swap agreement and the Trust is entitled to receive a payment from a replacement swap provider, the Trustee shall direct the replacement swap provider to make such payment (the "Group I Replacement Swap Provider Payment") to the Group I Supplemental Interest Account. The Group I Swap Provider shall be entitled to receive from the Group I Supplemental Interest Account the lesser of (x) the amount so received from the Group I Replacement Swap Provider and (y) any Group I Swap Termination Payment owed to the Group I Swap Provider (to the extent not already paid by the Trust) that is being replaced immediately upon receipt of the Group I Replacement Swap Provider Payment, regardless of whether the date of receipt thereof is a Distribution Date; provided that to the extent that the Group I Replacement Swap Provider Payment is less than the Group I Swap Termination Payment owed to the Group I Swap Provider, any remaining amounts will be paid to the Group I Swap Provider on the subsequent Distribution Date (unless the Group I Replacement Swap Provider Payment is paid to the Group I Swap Provider on a Distribution Date, in which case such remaining amounts will be paid on such Distribution Date) in accordance with the priority of payments described in Section 4.01 of this Agreement. For the avoidance of doubt, the parties agree that the Group I Swap Provider shall have first priority to any Group I Replacement Swap Provider Payment over the payment by the Trust to Certificateholders, any Servicer, the Custodian, the Trustee or any other Person.

            Notwithstanding any other provision in this Agreement, in the event that the Group II Interest Rate Swap Agreement is terminated and the Trust enters into a replacement interest rate swap agreement and the Trust is entitled to receive a payment from a replacement swap provider, the Trustee shall direct the replacement swap provider to make such payment (the "Group II Replacement Swap Provider Payment") to the Group II Supplemental Interest Account. The Group II Swap Provider shall be entitled to receive from the Group II Supplemental Interest Account the lesser of (x) the amount so received from the Group II Replacement Swap Provider and (y) any Group II Swap Termination Payment owed to the Group II Swap Provider (to the extent not already paid by the Trust) that is being replaced immediately upon receipt of the Group II Replacement Swap Provider Payment, regardless of whether the date of receipt thereof is a Distribution Date; provided that to the extent that the Group II Replacement Swap Provider Payment is less than the Group II Swap Termination Payment owed to the Group II Swap Provider, any remaining amounts will be paid to the Group II Swap Provider on the subsequent Distribution Date (unless the Group II Replacement Swap Provider Payment is paid to the Group II Swap Provider on a Distribution Date, in which case such remaining amounts will be paid on such Distribution Date) in accordance with the priority of payments described in
Section 4.01 of this Agreement. For the avoidance of doubt, the parties agree that the Group II Swap Provider shall have first priority to any Group II Replacement Swap Provider Payment over the payment by the Trust to Certificateholders, any Servicer, the Custodian, the Trustee or any other Person.

            Notwithstanding the foregoing, in the event that the Trust receives a Group I Swap Termination Payment and a successor Group I Swap Provider cannot be obtained, then the Trustee shall deposit the Group I Swap Termination Payment into a separate non-interest bearing reserve account that constitutes a part of the Group I Supplemental Interest Account. On each subsequent Distribution Date (so long as funds are available in the applicable reserve account), the Trustee shall withdraw from such reserve account and deposit into the Group I Supplemental Interest Account an amount equal to the amount of any Group I Net Swap Receipt due the Trust under the Group I Interest Rate Swap Agreement (calculated in accordance with the terms of the original Group I Interest Rate Swap Agreement) and treat such amount as a Group I Net Swap Receipt for purposes of determining the distributions from the Group I Supplemental Interest Account.

            Notwithstanding the foregoing, in the event that the Trust receives a Group II Swap Termination Payment and a successor Group II Swap Provider cannot be obtained, then the Trustee shall deposit the Group II Swap Termination Payment into a separate non-interest bearing reserve account that constitutes part of the Group II Supplemental Interest Account. On each subsequent Distribution Date (so long as funds are available in the applicable reserve account), the Trustee shall withdraw from such reserve account and deposit into the Group II Supplemental Interest Account an amount equal to the amount of any Group II Net Swap Receipt due the Trust under the Group II Interest Rate Swap Agreement (calculated in accordance with the terms of the original Group II Interest Rate Swap Agreement) and treat such amount as a Group II Net Swap Receipt for purposes of determining the distributions from the Group II Supplemental Interest Account.

            Upon termination of the Trust, any amounts remaining in the Supplemental Interest Accounts shall be distributed pursuant to the priorities set forth in this Section 4.05 for the related Group.

            The Trustee shall account for the Supplemental Interest Accounts as assets of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Group I Supplemental Interest Account are the Class I-CE Certificateholders. The beneficial owners of the Group II Supplemental Interest Account are the Class II-CE Certificateholders. For federal income tax purposes, (I) Group I Net Swap Payments and Group I Swap Termination Payments payable to the Group I Swap Provider from Group I Available Funds shall be deemed to be paid to the Group I Supplemental Interest Account from the Group I Upper Tier REMIC, first, by the Holder of the Class I-CE Certificates (in respect of the Class I-IO Interest and, if applicable, Class I-CE Interest) and second, other than any Group I Defaulted Swap Termination Payment, by the Holders of the applicable Class or Classes of Group I Offered Certificates (in respect of Class I-IO Shortfalls) as and to the extent provided in Section 8.15 and (II) the Group I Cap Fee shall be deemed payable by the Holder of the Class I-A-1B Certificates to the Holder of the Class I-CE Certificates, and from the Holder of the Class I-CE Certificates to the Group I Cap Provider. The beneficial owners of the Group II Supplemental Interest Account are the Class II-CE Certificateholders. For federal income tax purposes, (I) Group II Net Swap Payments and Group II Swap Termination Payments payable to the Group II Swap Provider from Group II Available Funds shall be deemed to be paid to the Group II Supplemental Interest Account from the Group II Upper Tier REMIC, first, by the Holder of the Class II-CE Certificates (in respect of the Class II-IO Interest and, if applicable, Class II-CE Interest) and second, other than any Group II Defaulted Swap Termination Payment, by the Holders of the applicable Class or Classes of Group II Offered Certificates (in respect of Class II-IO Shortfalls) as and to the extent provided in Section 8.15 and (II) the Group II Cap Fee shall be deemed payable by the Holder of the Class II-A-1B Certificates to the Holder of the Class II-CE Certificates, and from the Holder of the Class II-CE Certificates to the Group II Cap Provider.

            Any Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts distributed by the Trustee to the Group I Offered Certificateholders or Group I Cap Provider from the Group I Excess Reserve Fund Account or the Group I Supplemental Interest Account shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class I-CE Certificates (in respect of the Class I-CE Interest or the Class I-IO Interest, respectively) and then to the respective Class or Classes of Group I Offered Certificates or Group I Cap Provider. In addition, the Trustee shall account for the rights of Holders of each Class of Group I Offered Certificates to receive payments of Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts from the Group I Supplemental Interest Account (along with Group I Basis Risk Carry Forward Amounts payable from the Group I Excess Reserve Fund Account) and the obligations to pay Class I-IO Shortfalls to the Group I Supplemental Interest Account (and in the case of the Class I-A-1B Certificates, the obligation to pay the Group I Cap Fee) as rights and obligations in a separate limited recourse notional principal contract between the Class I-CE Certificateholders and of Holders of each such Class.

            Any Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts distributed by the Trustee to the Group II Offered Certificateholders or Group II Cap Provider from the Group II Excess Reserve Fund Account or the Group II Supplemental Interest Account shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class II-CE Certificates (in respect of the Class II-CE Interest or the Class II-IO Interest, respectively) and then to the respective Class or Classes of Group II Offered Certificates or Group II Cap Provider. In addition, the Trustee shall account for the rights of Holders of each Class of Group II Offered Certificates to receive payments of Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts from the Group II Supplemental Interest Account (along with Group II Basis Risk Carry Forward Amounts payable from the Group II Excess Reserve Fund Account) and the obligations to pay Class II-IO Shortfalls to the Group II Supplemental Interest Account (and in the case of the Class II-A-1B Certificates, the obligation to pay the Group II Cap Fee) as rights and obligations in a separate limited recourse notional principal contract between the Class II-CE Certificateholders and of Holders of each such Class.

            The Group I Supplemental Interest Account shall be an "outside reserve fund" for federal income tax purposes and not an asset of any Group I Trust REMIC. Furthermore, the Holders of the Class I-CE Certificates shall be the beneficial owners of the Group I Supplemental Interest Account for all federal income tax purposes, and shall be taxable on all income earned thereon, and any amounts reimbursed from the Group I Upper Tier REMIC to the Group I Supplemental Interest Account shall be treated as having been distributed to the Holders of the Class I-CE Certificates.

            The Group II Supplemental Interest Account shall be an "outside reserve fund" for federal income tax purposes and not an asset of any Group II Trust REMIC. Furthermore, the Holders of the Class II-CE Certificates shall be the beneficial owners of the Group II Supplemental Interest Account for all federal income tax purposes, and shall be taxable on all income earned thereon, and any amounts reimbursed from the Group II Upper Tier REMIC to the Group II Supplemental Interest Account shall be treated as having been distributed to the Holders of the Class II-CE Certificates.

            In the event a Swap Provider does not deliver the Delivery Amount (as defined in each Interest Rate Swap Agreement) to the Trustee, the Trustee shall provide notice of such failure to the Swap Provider within one Business Day of such failure.

            With respect to the failure of a Swap Provider or a Cap Provider to perform any of its obligations under the related Interest Rate Swap Agreement or the related Interest Rate Cap Agreement, the breach by such Swap Provider or such Cap Provider of any of its representations and warranties made pursuant to such Interest Rate Swap Agreement or such Interest Rate Cap Agreement, or the termination of either of the Interest Rate Swap Agreements or either of the Interest Rate Cap Agreements, the Trustee shall send any notices and make any demands, on behalf of the Trust as are required under such Interest Rate Swap Agreement or such Interest Rate Cap Agreement, as applicable.

            The Depositor shall cause any replacement swap provider to provide a copy of the related replacement interest rate swap agreement to the Trustee.

            On the Closing Date, the Trustee pursuant to the Group I Interest Rate Swap Agreement shall open and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the Group I Certificates (the "Group I Posted Collateral Account") as a part of the Trust Fund. The Group I Posted Collateral Account shall be an Eligible Account and funds on deposit therein shall be held separate and apart from and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement. Funds in the Group I Posted Collateral Account shall be invested at the direction of the Group I Swap Provider as provided in the Group I Interest Rate Swap Agreement and the Group I Swap Provider shall be responsible for all losses incurred in connection with investments thereof. On the Closing Date, the Trustee pursuant to the Group II Interest Rate Swap Agreement shall open and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the Group II Certificates (the "Group II Posted Collateral Account") as a part of the Trust Fund. The Group II Posted Collateral Account shall be an Eligible Account and funds on deposit therein shall be held separate and apart from and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement. Funds in the Group II Posted Collateral Account shall be invested at the direction of the Group II Swap Provider as provided in the Group II Interest Rate Swap Agreement and the Group II Swap Provider shall be responsible for all losses incurred in connection with investments thereof. In no event shall the Trustee have any liability or responsibility for the selection of investments and any losses incurred thereon, and shall have no obligation to invest or reinvest any funds in the absence of timely written direction.

            Section 4.06 Interest Rate Cap Accounts. The Trustee shall establish and maintain in its name, (i) a separate non-interest bearing trust account for the benefit of the holders of the Class I-A-1B Certificates (the "Group I Interest Rate Cap Account") as a part of the Trust Fund and (ii) a separate non-interest bearing trust account for the benefit of the holders of the Class II-A-1B Certificates (the "Group II Interest Rate Cap Account") as a part of the Trust Fund. The Interest Rate Cap Accounts shall be Eligible Accounts, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement. Funds in the Interest Rate Cap Accounts shall remain uninvested.

            On each Distribution Date, any Group I Cap Payments remitted by the Group I Cap Provider for that Distribution Date will be deposited into the Group I Interest Rate Cap Account. With respect to any Distribution Date, Group I Cap Payments in the Group I Interest Rate Cap Account will be distributed to the Class I-A-1B Certificates.

            On each Distribution Date, any Group II Cap Payments remitted by the Group II Cap Provider for that Distribution Date will be deposited into the Group II Interest Rate Cap Account. With respect to any Distribution Date, Group II Cap Payments in the Group II Interest Rate Cap Account will be distributed to the Class II-A-1B Certificates.

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Trustee to register the Class I-CE and Class II-CE Certificates in the name of the Depositor or its designee.

            Subject to Section 9.02 respecting the final distribution on the Certificates, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Trustee at least five Business Days prior to the related Record Date or (y) by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Trustee by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the direction of the Depositor, or any Affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections
(b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Trustee shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Trustee in accordance with the Trustee's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In determining whether a transfer is being made pursuant to an effective registration statement, the Trustee shall be entitled to rely solely upon a written notice to such effect from the Depositor. Except with respect to (i) the transfer of the Class I-CE, Class I-P or Class II-CE Certificates or the Residual Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class I-CE, Class I-P or Class II-CE Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class I-CE, Class I-P or Class II-CE Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Trustee in writing the facts surrounding the transfer in substantially the form set forth in Exhibit I (the "Transferor Certificate") and either (i) there shall be delivered to the Trustee a letter in substantially the form of Exhibit J (the "Rule 144A Letter") or (ii) there shall be delivered to the Trustee at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. As directed by the Depositor, the Trustee shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Depositor shall cooperate with the Trustee and the applicable Servicer in providing the Rule 144A information referenced in the preceding sentence, including providing to the Trustee such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably determine to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the applicable Servicer and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of the Class I-CE, Class I-P or Class II-CE Certificates or the Residual Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class I-CE, Class I-P or Class II-CE Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class I-CE, Class I-P or Class II-CE Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Trustee shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Trustee (in the event such Certificate is a Private Certificate, such requirement is satisfied only by the Trustee's receipt of a representation letter from the transferee substantially in the form of Exhibit J), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a Person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, or (ii) in the case of an ERISA-Restricted Certificate other than a Class I-P Certificate or a Residual Certificate that has been the subject of an ERISA-Qualifying Underwriting, and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Class I-P Certificate or Residual Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to
Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other Person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Depositor, the Trustee, the Servicers, the Custodian or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee, the Custodian or the Servicers to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Physical Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Trustee by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA-Restricted Certificate, other than a Class I-P Certificate or Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Class I-P Certificate or Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            None of the Class I-P Certificate or the Residual Certificates may be sold to any employee benefit plan subject to Title I of ERISA, any plan subject to Section 4975 of the Code, or any plan subject to any Similar Law or any Person investing on behalf or with plan assets of such plan.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Trustee shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Trustee in accordance with the foregoing requirements.

            As long as an Interest Rate Swap Agreement for a Group is in effect, each beneficial owner of a Certificate of such Group other than an ERISA Restricted Certificate of such Group, or any interest therein, shall be deemed to have represented that either (i) it is not a Plan or (ii) the acquisition and holding of the Certificate are eligible for the exemptive relief available under at least one of (i) Department of Labor Prohibited Transaction Class Exemption ("PTCE") 84-14 (for transactions by independent "qualified professional asset managers"), (ii) PTCE 91-38 (for transactions by bank collective investment funds), (iii) PTCE 90-1 (for transactions by insurance company pooled separate accounts), (iv) PTCE 95-60 (for transactions by insurance company general accounts) or (v) PTCE 96-23 (for transactions effected by "in-house asset managers") or similar exemption under similar law. As long as the Group I Interest Rate Cap Agreement or the Group II Interest Rate Cap Agreement is in effect, each beneficial owner of a Class I-A-1B Certificate or Class II-A-1B Certificate, as applicable, shall be deemed to have made one of the representations in the preceding sentence.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this
      Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Trustee, the Custodian or the Servicers, to the effect that the elimination of such restrictions will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are Outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository;
(iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and
(vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Trustee or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository of its intent to terminate the book-entry system through the Depository and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Trustee of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Trustee shall issue the Definitive Certificates. None of the Depositor or the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Trustee with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Trustee shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Trustee, duly executed by the Certificateholder or his attorney duly authorized in writing (with copies directly (other than with respect to a Residual Certificate) to the applicable Swap Provider and the applicable Cap Provider). The Trustee shall forward any such IRS Form (other than with respect to a Residual Certificate) received to the applicable Swap Provider or applicable Cap Provider. Each Private Certificateholder by its purchase of a Certificate is deemed to consent to any such IRS Form being so forwarded. The Trustee shall be required to forward any tax certification received by it to the applicable Swap Provider and the Cap Provider at the last known address provided to it, and, subject to
Article VIII hereof, shall not be liable for the receipt of such tax certification by the applicable Swap Provider or applicable Cap Provider, nor any action taken or not taken by the applicable Swap Provider or applicable Cap Provider with respect to such tax certification. Upon the request of a Swap Provider or the Cap Provider, the Trustee shall forward the name and address and Percentage Interest held in the Private Certificates for each Private Certificateholder to the applicable Swap Provider or applicable Cap Provider at the last known address provided to it. The Trustee shall have no duty to take any action to correct any misstatement or omission in any tax certification provided to it and forwarded to the applicable Swap Provider or applicable Cap Provider; provided however, if the Trustee has actual knowledge that a tax certificate or name and address information provided to it by a Private Certificateholder contains a misstatement or omission (including by reason of the applicable Swap Provider or applicable Cap Provider informing it of the misstatement or omission), it shall notify the applicable Swap Provider or applicable Cap Provider of the misstatement or omission, and when it receives a corrected form or name and address information from the Holder of the Private Certificate it shall forward the corrected form and/or name and address information to the applicable Swap Provider or applicable Cap Provider.

            (g) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Trustee in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this
Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Trustee, the Depositor and any agent of the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and the Trustee, the Depositor, nor any agent of the Depositor or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or applicable Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, the applicable Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Trustee initially designates its offices located at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention:
Transfer Unit. The Trustee shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                                  THE DEPOSITOR

            Section 6.01 Respective Liabilities of the Depositor. The Depositor shall be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor. The Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Any Person into which the Depositor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor shall be a party, or any Person succeeding to the business of the Depositor, shall be the successor of the Depositor, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 6.03 Limitation on Liability of the Depositor and Others. Neither the Depositor nor any of its directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor or any such Person against any breach of representations or warranties made by it herein or protect the Depositor or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor and any director, officer, employee, Affiliate or agent of the Depositor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor and any director, officer, employee or agent of the Depositor shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates or any other unanticipated or extraordinary expense, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Trustee to undertake such actions for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Depositor and the Trustee, if applicable, shall be entitled to be reimbursed therefor out of the Distribution Account.

            Section 6.04 Option to Purchase Defaulted Mortgage Loans. The Depositor shall have the option, but is not obligated, to purchase from the Trust any Mortgage Loan that is 90 days or more delinquent. The purchase price therefor, which shall be deposited in the Distribution Account, shall be 100% of the unpaid principal balance of such Mortgage Loan, plus all related accrued and unpaid interest, and the amount of any unreimbursed Servicing Advances made by the applicable Servicer related to the applicable Mortgage Loan.

                                   ARTICLE VII

                                SERVICER DEFAULT

            Section 7.01 Events of Default. If an Event of Default described in the applicable Servicing Agreement shall occur with respect to the related Servicer then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, or at the direction of Certificateholders entitled to a majority of the Voting Rights the Trustee shall, by notice in writing to such Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of such Servicer under such Servicing Agreement and in and to the Mortgage Loans serviced by such Servicer and the proceeds thereof. The Holders of Certificates evidencing at least 66% of the Voting Rights of Certificates affected by an Event of Default may waive such Event of Default; provided, however, that (a) an Event of Default with respect to a Servicer's obligation to make Monthly Advances may be waived only by all of the holders of the Certificates affected by such Event of Default and (b) no such waiver is permitted that would materially adversely affect any non-consenting Certificateholder. On and after the receipt by a Servicer of such written notice of termination, all authority and power of a Servicer hereunder, whether with respect to the applicable Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of each Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the applicable Mortgage Loans and related documents, or otherwise.

            Section 7.02 Trustee to Act; Appointment of Successor. Within 90 days after the Trustee gives, and a Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall, subject to and to the extent provided in Section 7.03, and subject to the rights of the Trustee to appoint a successor Servicer pursuant to this Section 7.02, be the successor to such Servicer in its capacity as servicer under the related Servicing Agreement or comparable new agreement with the successor and the transactions set forth or provided for herein and in such Servicing Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Servicer by the terms and provisions thereof and applicable law including the obligation to make Monthly Advances or Servicing Advances pursuant to such Servicing Agreement (it being understood and agreed that if such Servicer fails to make an Advance, the Trustee as successor Servicer shall do so unless a determination has been made that such Advance would constitute a Nonrecoverable Monthly Advance or a Nonrecoverable Servicing Advance). As compensation therefor, the Trustee shall be entitled to all funds relating to the Mortgage Loans that such Servicer would have been entitled to charge to the Collection Account if such Servicer had continued to act under the related Servicing Agreement including, if such Servicer was receiving the Servicing Fee at the Servicing Fee Rate set forth in such Servicing Agreement (as set forth in the Mortgage Loan Schedule with respect to the related Mortgage Loans), such Servicing Fee and the income on investments or gain related to the Collection Account. It is understood and acknowledged by the parties hereto that there will be a period of transition before the transfer of servicing obligations is fully effective. Notwithstanding the foregoing, the Trustee will have a period (not to exceed 90 days) to complete the transfer of all servicing data and correct or manipulate such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise enable the Trustee to service the Mortgage Loans in accordance with accepted servicing practices.

            Notwithstanding the foregoing, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Monthly Advances and Servicing Advances pursuant to a servicing agreement, or if it is otherwise unable to so act, or, at the written request of Certificateholders entitled to a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to related Servicer under such Servicing Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of such Servicer. No such appointment of a successor to a Servicer hereunder shall be effective until the Depositor shall have consented thereto. Any successor to a Servicer shall be an institution which is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, which has a net worth of at least $25,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such terminated Servicer, (other than liabilities of such terminated Servicer incurred prior to termination of such Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to a Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to this Section 7.02, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it, the Depositor and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to such Servicer from investments. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other successor to a Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            Any successor Servicer shall be responsible for giving notice to the related Mortgagors of such change of Servicer, in accordance with applicable federal and state law, and shall, during the term of its service as Servicer, maintain in force the policy or policies that such Servicer is required to maintain pursuant to the related Servicing Agreement. In no event shall the Trustee be responsible for paying the costs and expenses of transferring the servicing of the Mortgage Loans.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to a Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

            (b) Promptly after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders and each Rating Agency notice of each such Event of Default hereunder known to the Trustee, unless such Event of Default shall have been cured or waived.

                                  ARTICLE VIII

  CONCERNING THE TRUSTEE, THE CUSTODIAN, VARIOUS TAX MATTERS, SERVICING REPORTS
                              AND PERIODIC FILINGS

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

            Unless an Event of Default known to the Trustee has occurred and is continuing:

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            The Trustee shall be permitted to utilize one or more Subcontractors for the performance of certain of its obligations under this Agreement, provided that the Trustee complies with Section 8.16. The Trustee shall indemnify the Depositor and the Sponsors and any director, officer, employee or agent of the Depositor or the Sponsors and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Trustee to perform any of its obligations under Section 8.16, including without limitation any failure by the Trustee to identify pursuant to Section 8.16 any Subcontractor that is a Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee.

            Section 8.02 [Reserved].

            Section 8.03 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01:

            (a) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, opinions (including an Opinion of Counsel), certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (c) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than as issuer of the investment security and with respect to the investment of funds in the Distribution Account during the Trustee Float Period).

            (h) unless a Responsible Officer of the Trustee has actual knowledge of the occurrence of a Event of Default, the Trustee shall not be deemed to have knowledge of an Event of Default, until a Responsible Officer of the Trustee shall have received written notice thereof;

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby;

            (j) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act;

            (k) the Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder;

            (l) notwithstanding anything to the contrary in the applicable Servicing Agreement, the Trustee shall not consent to the related Servicer's request of assigning the Servicing Agreement or the servicing rights thereunder to any other party; and

            (m) should the Trustee deem the nature of any action required on its part to be unclear, the Trustee may require prior to such action that it be provided by the Depositor with reasonable further instructions.

            Section 8.04 Trustee and Custodian Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. Neither the Trustee nor the Custodian makes any representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Trustee, the Trustee's execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor or the Servicers of any funds paid to the Depositor or the Servicers in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or the Servicers.

            The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become a successor Servicer).

            The Trustee executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.05 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.06 Trustee's and Custodian's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee may withdraw from the Distribution Account on each Distribution Date any interest or investment income earned on funds deposited in the Distribution Account during the Trustee Float Period. On each Distribution Date, the Trustee shall pay the Custodian the Custodian Fee out of the interest or investment income earned on funds deposited in the Distribution Account during the Trustee Float Period as described in the previous sentence. The obligations of the Trustee under this
Section 8.06 shall survive the resignation, termination or removal of the Custodian for payment of the Custodian Fee accrued prior to such termination, resignation or removal. The Trustee and any director, officer, employee, or agent of the Trustee shall be indemnified by the Trust Fund and held harmless against any loss, liability, or expense (including reasonable attorneys' fees) resulting from any error in any tax or information return prepared by the Servicers or incurred in connection with any claim or legal action relating to:

            (a) this Agreement,

            (b) the Certificates, or

            (c) the performance of any of the Trustee's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of a Servicer's obligations in connection with the related Servicing Agreement for which that Servicer has completed performance of its obligation to indemnify the Trustee pursuant to such Servicing Agreement, (ii) resulting from any breach of an Original Loan Seller's obligations in connection with the related Sale Agreement for which it has completed performance of its obligation to indemnify the Trustee pursuant to such Sale Agreement, or (iii) incurred because of willful misfeasance, bad faith, or negligence in the performance of any of the Trustee's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misfeasance, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

                  (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

                  (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee, Registrar or paying agent under this Agreement or for any other routine expenses incurred by the Trustee; provided, however, no expense shall be reimbursed hereunder if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.07 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation, banking association or other association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.07 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this
Section 8.07, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.08. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its Affiliates or with the applicable Servicer and its Affiliates; provided, however, that such entity cannot be an Affiliate of the Depositor or of the applicable Servicer other than the Trustee in its role as successor to the applicable Servicer.

            Section 8.08 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicers, the Custodian and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.09, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.09 meeting the qualifications set forth in Section 8.07. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.07 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the Trustee and one copy to the successor trustee.

            The Holders of Certificates entitled to a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys in fact duly authorized, one complete set of which shall be delivered to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.08 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.09.

            Section 8.09 Successor Trustee. Any successor trustee appointed as provided in Section 8.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.09 unless at the time of its acceptance, the successor trustee is eligible under Section 8.07 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.09, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.10 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.07 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Trustee under this Agreement by any Person
(i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall notify the Depositor of such succession or appointment and shall furnish to the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary for the Trustee to accurately and timely report, pursuant to Section 8.14(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 8.11 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 8.11, such powers, duties, obligations, rights and trusts as the Trustee may consider appropriate. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.09 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under
Section 8.09.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the applicable Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the applicable Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection and indemnity to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the applicable Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.12 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions. In furtherance of such intention, the Trustee covenants and agrees that it shall act as agent (and the Trustee is hereby appointed to act as agent) on behalf of each Trust REMIC and that in such capacity it shall:

            (a) prepare, sign and file, in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare, sign and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all Trust REMICs and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) on or prior to the Closing Date, apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for the grantor trust and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (d) deliver or cause to be delivered the federal taxpayer identification number of the grantor trust on a correct, complete and duly executed IRS Form W-9 of the grantor trust to the Swap Providers and Cap Providers promptly upon receipt of such number after applying for it pursuant to 8.12(c) above and, in any event, no later than the first Payment Date under the Interest Rate Swap Agreements and the Interest Rate Cap Agreements, and, if requested by the Swap Provider or Cap Provider, an applicable IRS Form W-8IMY if permitted or required under applicable law;

            (e) make an election that each Trust REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (f) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (g) provide information necessary for the computation of tax imposed on the Transfer of a Residual Certificate to a Person that is a "Non-Permitted Transferee," or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (h) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are Outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (i) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (j) pay, from the sources specified in the last paragraph of this
Section 8.12, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on each Trust REMIC before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (k) cause federal, state or local income tax or information returns to be signed by the Trustee or, if required by applicable tax law, such other Person as may be required to sign such returns by the Code or state or local laws, regulations or rules;

            (l) maintain records relating to each of the Trust REMICs, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; and

            (m) as and when necessary and appropriate, represent each Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of any Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it at the expense of the Trust, which expense shall be paid or reimbursed to the Trustee.

            The Holder of the largest Percentage Interest of the Class I-R Certificates shall act as Tax Matters Person for each Group I Trust REMIC and the Holder of the largest Percentage Interest of the Class II-R Certificates shall act as Tax Matters Person for each Group II Trust REMIC, in each case within the meaning of Treasury Regulations Section 1.860F-4(d), and the Trustee is hereby designated as agent of such Certificateholder for such purpose (or if the Trustee is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Trustee shall, as and when necessary and appropriate, represent each Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of any Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Trustee shall treat the rights of the Class I-P Certificateholders to receive Group I Prepayment Charges, the Class I-CE Certificateholders to receive amounts in the Group I Excess Reserve Fund Account and the Group I Supplemental Interest Account (subject, other than in the case of the Class I-CE Certificates, to the obligation to pay Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts) and the rights of the Group I Offered Certificateholders to receive Group I Basis Risk Carry Forward Amounts and, without duplication, Group I Upper Tier Carry Forward Amounts as the beneficial ownership of interests in a grantor trust, and not as an obligation of any Group I Trust REMIC created hereunder, for federal income tax purposes.

            The Trustee shall treat the rights of the Class II-CE Certificateholders to receive amounts in the Group II Excess Reserve Fund Account and the Group II Supplemental Interest Account (subject, other than in the case of the Class II-CE Certificates, to the obligation to pay Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts) and the rights of the Group II Offered Certificateholders to receive Group II Basis Risk Carry Forward Amounts and, without duplication, Group II Upper Tier Carry Forward Amounts as the beneficial ownership of interests in a grantor trust, and not as an obligation of any Group II Trust REMIC created hereunder, for federal income tax purposes. The Trustee shall file or cause to be filed with the IRS together with Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class I-P Certificateholders, the Class I-CE Certificateholders, the Group I Offered Certificateholders, the Class II-CE Certificateholders and the Group II Offered Certificateholders the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Trustee to perform its duties under this Agreement, the Depositor shall provide to the Trustee within ten days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Trustee concerning (i) the value to each Class of Group I Certificates of the right to receive Group I Basis Risk Carry Forward Amounts from the Group I Excess Reserve Fund Account and Group I Basis Risk Carry Forward Amounts or, without duplication, Group I Upper Tier Carry Forward Amounts from the Group I Supplemental Interest Account and (ii) the value to each Class of Group II Certificates of the right to receive Group II Basis Risk Carry Forward Amounts from the Group II Excess Reserve Fund Account and Group II Basis Risk Carry Forward Amounts or, without duplication, Group II Upper Tier Carry Forward Amounts from the Group II Supplemental Interest Account. Unless otherwise advised by the Depositor, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder allocating the purchase price of an initial Offered Certificateholder between such right and the related Upper Tier Regular Interest. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor any additional information or data that the Trustee may, from time to time, reasonably request to enable the Trustee to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans after the Closing Date or any information that the applicable Servicer is required to provide to the Trustee. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims, or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide, pursuant to this paragraph, accurate information or data to the Trustee on a timely basis.

            The Trustee shall not (i) cause the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement) or
(iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a Trust REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee receives an Opinion of Counsel (at the expense of the Trust Fund, but in no event at the expense of the Trustee), to the effect that the contemplated action will not, with respect to the Trust Fund, result in the imposition of a tax upon either Trust REMIC created hereunder or endanger the status of any Trust REMIC.

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Group I Pooling-Tier REMIC 1 or the Group II Pooling-Tier REMIC 1, as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee if such tax arises out of or results from negligence of the Trustee in the performance of any of its obligations under this Agreement, (ii) the related Servicer, in the case of any such minimum tax, and otherwise if such tax arises out of or results from a breach by such Servicer of any of its obligations under the applicable Servicing Agreement, (iii) the applicable Original Loan Seller if such tax arises out of or results from such Original Loan Seller's obligation to repurchase a Mortgage Loan pursuant to the applicable Sale Agreement or (iv) in all other cases, or if the Trustee, the applicable Servicer or the applicable Original Loan Seller fails to honor its obligations under the preceding clause (i), (ii), or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.01(a) and Section 4.01(b).

            For as long as each Trust REMIC shall exist, the Trustee shall act as specifically required herein, and the Trustee shall comply with any directions of the Depositor stating that such directions are being given to assure such continuing treatment. In particular, the Trustee shall not (a) sell or authorize the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a purchase or repurchase of the Mortgage Loans pursuant to this Agreement or (b) accept any contribution to any Trust REMIC after the Startup Day without receipt of an Opinion of Counsel that such action described in clause (a) or (b) will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

            Section 8.13 Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants' Attestation Report.

            (a) Not later than March 15th of each calendar year commencing in 2008, the Trustee and Custodian shall deliver, and the Trustee and the Custodian shall cause each Subcontractor utilized by the Trustee or the Custodian, as applicable, and determined by the Trustee or the Custodian, as applicable, pursuant to Section 8.16 to be "participating in a servicing function" within the meaning of Item 1122 of Regulation AB (in each case, a "Servicing Function Participant"), to deliver, each at its own expense, to the Depositor, a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such party of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such party used the Servicing Criteria to assess compliance with the applicable Servicing Criteria, (C) such party's assessment of compliance with the applicable Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 8.14, including, if there has been any material instance of noncompliance with the applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Person's assessment of compliance with the applicable Servicing Criteria as of and for such period. Each such assessment of compliance report shall be addressed to the Depositor and signed by an authorized officer of such Person, and shall address each of the applicable Servicing Criteria set forth on Exhibit P hereto, or as set forth in the notification furnished to the Depositor pursuant to Section 8.14(c). The Trustee and Custodian each hereby acknowledges and agrees that its assessments of compliance will cover the items identified on Exhibit P hereto as being covered by the Trustee and Custodian, as applicable. The parties to this Agreement acknowledge that where a particular Servicing Criteria has multiple components, each party's assessment of compliance and related attestation of compliance) will relate only to those components that are applicable to such party. Promptly after receipt of each such report on assessment of compliance, the Depositor shall review each such report and, if applicable, consult with the Trustee or Custodian, as applicable, as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by the Trustee or Custodian, as applicable), as the case may be. Neither the Trustee nor the Custodian shall be required to cause the delivery of any such assessments by March 15th in any given year so long as Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year, as notified in writing by the Depositor.

            (b) Not later than March 15th of each calendar year commencing in 2008, the Trustee and Custodian shall cause, and the Trustee and Custodian shall cause each Servicing Function Participant utilized by such Person, to cause, each at its own expense, a registered public accounting firm (which may also render other services to such party) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Depositor, with a copy to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Person, which includes an assertion that such Person has complied with the Servicing Criteria applicable to it pursuant to Section 8.13(a) and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, that attests to and reports on such Person's assessment of compliance with the Servicing Criteria applicable to it. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Neither the Trustee nor the Custodian shall not be required to cause the delivery of any such attestation required by this paragraph in any given year so long as Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year, as notified in writing by the Depositor.

            (c) No later than February 1 of each fiscal year, commencing in 2008, the Trustee and Custodian shall notify the Depositor as to the name of each Servicing Function Participant utilized by it during the preceding calendar year, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant in each case, to the extent of any change from the prior year's notice, if any. When the Trustee or Custodian submits its assessment pursuant to Section 8.13(a), the Trustee or Custodian will also at such time include the assessment (and related attestation pursuant to Section 8.13(b)) of each Servicing Function Participant utilized by it.

            Section 8.14 Periodic Filings. (a) The Trustee and the Custodian shall reasonably cooperate with the Depositor in connection with the reporting requirements of the Trust under the Exchange Act. The Trustee shall prepare for execution by the Depositor any Forms 10-D and 10-K and certain Form 8-K's (not to include any Form 8-K related to the filing of this Agreement and any amendments thereto), required by the Exchange Act and the rules and regulations of the Commission thereunder, in order to permit the timely filing thereof, and the Trustee shall file (via the Commission's Electronic Data Gathering and Retrieval System, or EDGAR) such Forms executed by the Depositor.

            (b) Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Trustee shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit Q and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit Q hereto, within 5 calendar days after the related Distribution Date, the parties, to the extent described on Exhibit Q, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-D Disclosure, the form and substance of the Additional Form 10-D Disclosure described on Exhibit T applicable to such party (and shall include with such Additional Form 10-D Disclosure an Additional Disclosure Notification in the form attached hereto as Exhibit T (such form, the "Additional Disclosure Notification")), and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Q (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit or procure from such parties any Additional Forma 10-D Disclosure information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.14(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 10-D prepared by it.

            After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor for approval and execution. No later than 2 Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 8.14(f)(ii). Form 10-D requires the Depositor to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-D, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. The Depositor shall notify the Trustee in writing, as soon as reasonably practicable but no later than 5 Business Days prior to the 15th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to the questions should be "no." The Trustee shall be entitled to rely on such instructions in preparing and/or filing any such Form 10-D. The Depositor acknowledges that the performance by the Trustee of its duties under this
Section 8.14(b) related to the timely preparation and filing of Form 10-D is contingent upon the Servicers (including Subcontractors and Servicing Function Participants), the Depositor and the Custodian observing all applicable deadlines in the performance of their duties under this Section 8.14(b). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-D, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            (c) On or before 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline"), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for each Servicer and each Subservicer engaged by such Servicer, as described under the applicable Servicing Agreement, (ii)(A) the annual reports on assessment of compliance with servicing criteria for the Trustee, each Servicer, the Custodian, each Subservicer engaged by the Servicers and each Servicing Function Participant utilized by the Servicers, the Custodian or the Trustee, as described under Section 8.13 or the applicable Servicing Agreement, as the case may be, and (B) if any such report on assessment of compliance with servicing criteria identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or such report on assessment of compliance with servicing criteria is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for the Trustee, each Servicer, the Custodian, each Subservicer engaged by the Servicers and each Servicing Function Participant utilized by the Servicers, the Custodian or the Trustee, as described under
Section 8.13, and (B) if any registered public accounting firm attestation report identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a certification in the form attached hereto as Exhibit J, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes Certification"), which shall be signed by the senior officer of the Depositor in charge of securitization. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit R and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit R hereto, no later than March 1 of each year (or, in the case of applicable Servicer, March 5th of each year) that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, the parties, to the extent described on Exhibit R, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-K Disclosure, the form and substance of the Additional Form 10-K Disclosure described on Exhibit R applicable to such party (and shall include with such Additional Form 10-K Disclosure an Additional Disclosure Notification in the form attached hereto as Exhibit T), and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit from such parties any Additional Form 10-K Disclosure information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.14(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 10-K prepared by it.

            After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor for approval and execution. Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-K, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. The Depositor shall notify the Trustee in writing by March 1st if the answer to the questions should be "no." The Trustee shall be entitled to rely on such instructions in preparing and/or filing any such Form 10-K. No later than 5:00 p.m. EST on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.14(f)(ii). The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.14(c) related to the timely preparation and filing of Form 10-K is contingent upon the Depositor observing all applicable deadlines in the performance of its duties under this Section 8.14(c) and Section 8.14(d) and is contingent upon each Servicer (and any Subservicer or Servicing Function Participant engaged by such Servicer) observing all applicable deadlines in the performance of its duties under the applicable Servicing Agreement. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party hereto or any Subservicer or Servicing Function Participant engaged by any such party hereto (other than the Trustee or any Servicing Function Participant utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (d) In connection with the execution of a Sarbanes Certification, the Trustee shall sign a certification (in the form attached hereto as Exhibit K, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) for the benefit of the Depositor and its officers, directors and Affiliates. Each such certification shall be delivered to the Depositor no later than March 10th of each year (or if such day is not a Business Day, the immediately preceding Business Day) and the Depositor shall deliver the Sarbanes Certification no later than the time set forth for the delivery to the Trustee of the signed Form 10-K pursuant to Section 8.14(c) for such year. In the event that prior to the filing date of the Form 10-K in March of each year, the Trustee has actual knowledge of information material to the Sarbanes Certification, that party shall promptly notify the Depositor. In addition, the Trustee shall indemnify and hold harmless the Depositor and the Sponsors and their officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Trustee's obligations under this
Section 8.14(d) or the Trustee's material misstatement, material omission, negligence, bad faith or willful misconduct in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then the Trustee agrees in connection with a breach of the Trustee's obligations under this Section 8.14(d) or the Trustee's material misstatement, material omission, negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor and the Sponsors as a result of the losses, claims, damages or liabilities of the Depositor and the Sponsors in such proportion as is appropriate to reflect the relative fault of the Depositor and the Sponsor on the one hand and the Trustee on the other. The obligations of the Trustee under this Section 8.14(d) shall apply to the Trustee whether or not such Trustee is acting as Trustee at the time such certification is required to be delivered. The indemnification and contribution obligations set forth in this Section 8.14(d) shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee.

            (e) Upon any filing of Form 10-D, Form 10-K or Form 8-K with the Commission, the Trustee shall promptly deliver to the Depositor a copy of each such executed report, statement or information.

            (f) (i) The obligations set forth in paragraphs (a) through (d) of this Section 8 shall only apply with respect to periods for which reports are required to be filed with respect to the Trust under the Exchange Act. On or prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification with respect to the Trust, with a copy to the Depositor. At the start of any fiscal year, including any fiscal year after the filing of a Form 15 Suspension Notification, if the number of Holders of the Offered Certificates of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Trustee shall recommence preparing and filing reports on Form 10-K, 10-D and 8-K as required pursuant to this Section 8.14 and the parties hereto shall again have the obligations set forth in this Section 8.14.

            (ii) In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Trustee will promptly notify the Depositor. In the case of Form 10-D and 10-K, the Depositor and Trustee will thereupon prepare and file, and the other parties shall cooperate in connection with such preparation and filing, a Form 12b-25 and a 10-D/A and 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and, upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, in connection with any Additional Form 10-D Disclosure (other than, in the case of Form 10-D, for the purpose of restating any Monthly Statement), Additional Form 10-K Disclosure or Form 8-K Disclosure Information, the Trustee will notify the Depositor and such other parties to the transaction as are affected by such amendment, and the Depositor and the Trustee shall prepare and file, and such other parties will cooperate in connection with such preparation and filing, any necessary Form 8-K/A, 10-D/A or 10-K/A. Any Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an officer or a senior officer of the Depositor. The Depositor acknowledges that the performance by the Trustee of its duties under this
      Section 8.14(f) related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Depositor observing all applicable deadlines in the performance of its duties under this Section 8.14 and is contingent upon each Servicer observing all applicable deadlines in the performance of its duties under the applicable Servicing Agreement. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Trustee's inability or failure to obtain or receive, on a timely basis, any information from any party hereto or any Subservicer or any Servicing Function Participant engaged by any such party hereto (other than the Trustee or any Servicing Function Participant utilized by the Trustee) needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (g) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), and also if requested by the Depositor, the Trustee shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (other than the initial Form 8-K) ("Form 8-K Disclosure Information") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit R and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

            As set forth on Exhibit S hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than the end of business (New York City time) on the 2nd Business Day after the occurrence of a Reportable Event the parties, to the extent described on Exhibit S, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Form 8-K Disclosure Information, the form and substance of the Form 8-K Disclosure Information described on Exhibit S applicable to such party (and shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit T, and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit S (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.14(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 8-K prepared by it.

            After preparing the Form 8-K, the Trustee shall no later than 12:00 noon (New York City time) on the 3rd Business Day after the Reportable Event but in no case without having had notice for 24 hours forward electronically a draft copy of the Form 8-K to the Depositor for review. No later than 12:00 noon (New York City time) on the 4th Business Day after the Reportable Event, an officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.14(f)(ii). The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.14(g) related to the timely preparation, arrangement for execution and filing of Form 8-K is contingent upon the Depositor observing all applicable deadlines in the performance of its duties under this Section 8.14(g). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

            (h) The Trustee shall have no liability for any loss, expense, damage or claim arising out of or resulting from (i) the accuracy or inaccuracy of any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information (excluding any information therein provided by the Trustee or any Subcontractor utilized by the Trustee) provided to the Trustee in connection with the preparation of Forms 10-D, 10-K and 8-K pursuant to this
Section 8.14, or (ii) the failure of the Depositor to approve for filing any Forms 10-D, 10-K and 8-K required to be prepared by the Trustee pursuant to this
Section 8.14, in either case, not resulting from the Trustee's own negligence, bad faith or misconduct.

            (i) Any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information required to be provided to the Trustee shall be sent (by email at DBSec.Notifications@db.com in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee, the Depositor and the party providing such information. With respect to any notice required to be delivered by the Trustee to the Depositor pursuant to
Section 8.14 of this Agreement, the Trustee may deliver such notice, notwithstanding any contrary provision in Section 9.05, via facsimile to 212-412-7519 or telephonically by calling the General Counsel at 212-412-4000. The signing party at the Depositor can be contacted at 200 Park Avenue, New York, New York 10166, Attention: General Counsel, Facsimile: (212) 412-7519, or such other address as to which the Depositor has provided prior written notice to the Trustee.

            Section 8.15 Tax Classification of the Excess Reserve Fund Accounts, the Supplemental Interest Account, Interest Rate Cap Agreements and the Interest Rate Swap Agreements. For federal income tax purposes, the Trustee shall treat the Group I Excess Reserve Fund Account, the Group I Supplemental Interest Account, the Group I Interest Rate Swap Agreement and the Group I Interest Rate Cap Agreement as beneficially owned by the holders of the Class I-CE Certificates and shall treat such portion of the Trust Fund as part of a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code. For federal income tax purposes, the Trustee shall treat the Group II Excess Reserve Fund Account, the Group II Supplemental Interest Account, the Group II Interest Rate Swap Agreement and the Group II Interest Rate Cap Agreement as beneficially owned by the holders of the Class II-CE Certificates and shall treat such portion of the Trust Fund as part of a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code.

            The Trustee shall treat the rights that each Class of Group I Offered Certificates has to receive payments of Basis Risk Carry Forward Amounts from the Group I Excess Reserve Fund Account and, to the extent not paid from the Group I Excess Reserve Fund Account from the Group I Supplemental Interest Account (including, without duplication, Group I Upper Tier Carry Forward Amounts), and the obligation to pay Class I-IO Shortfalls (and in the case of the Holders of the Class I-A-1B Certificates, the obligation to pay the Group I Cap Fee Rate) to the Group I Supplemental Interest Account as rights and obligations under a notional principal contract between the Class I-CE Certificateholders and each such Class and beneficially owned by each such Class through the grantor trust. The Trustee shall treat the rights that each Class of Group II Offered Certificates has to receive payments of Basis Risk Carry Forward Amounts from the Group II Excess Reserve Fund Account and, to the extent not paid from the Group II Excess Reserve Fund Account from the Group II Supplemental Interest Account (including, without duplication, Group II Upper Tier Carry Forward Amounts), and the obligation to pay Class II-IO Shortfalls (and in the case of the Holders of the Class II-A-1B Certificates, the obligation to pay the Group II Cap Fee Rate) to the Group II Supplemental Interest Account as rights and obligations under a notional principal contract between the Class II-CE Certificateholders and each such Class and beneficially owned by each such Class through the grantor trust. Accordingly, (i) each Class of Group I Offered Certificates will be comprised of two components - a Group I Upper Tier REMIC Regular Interest and an interest in a notional principal contract, subject to the obligation to pay Class I-IO Shortfalls (and in the case of the Holders of the Class I-A-1B Certificates, the obligation to pay the Group I Cap Fee Rate), and (ii) the Class I-CE Certificates will be comprised of the following components: two Group I Upper Tier REMIC Regular Interests (the Class I-CE Interest and the Class I-IO Interest), an interest in the Group I Excess Reserve Fund Account, subject to the obligation to pay Group I Basis Risk Carry Forward Amounts, and ownership of the Group I Supplemental Interest Account, the Group I Interest Rate Swap Agreement and the right to receive Class I-IO Shortfalls and the Group I Cap Fee, subject to the obligation to pay Group I Basis Risk Carry Forward Amounts (including, without duplication, Group I Upper Tier Carry Forward Amounts), the Group I Cap Fee to the Cap Provider, Group I Net Swap Payments and Group I Swap Termination Payment, (iii) each Class of Group II Offered Certificates will be comprised of two components - a Group II Upper Tier REMIC Regular Interest and an interest in an interest rate cap contract, subject to the obligation to pay Class II-IO Shortfalls (and in the case of the Holders of the Class I-A-1B Certificates, the obligation to pay the Group I Cap Fee Rate), and (iv) the Class II-CE Certificates will be comprised of the following components - two Group II Upper Tier REMIC Regular Interests (the Class II-CE Interest and the Class II-IO Interest), an interest in the Group II Excess Reserve Fund Account, subject to the obligation to pay Group II Basis Risk Carry Forward Amounts, and ownership of the Group II Supplemental Interest Account, the Group II Interest Rate Swap Agreement and the right to receive Class II-IO Shortfalls and the Group II Cap Fee, subject to the obligation to pay Group II Basis Risk Carry Forward Amounts (including, without duplication, Group II Upper Tier Carry Forward Amounts), the Group II Cap Fee to the Cap Provider, Group II Net Swap Payments and Group II Swap Termination Payments. The Trustee shall allocate the issue price for a Class of Certificates among the respective components for purposes of determining the issue price of each Group I Upper Tier REMIC Regular Interest or Group II Upper Tier REMIC Regular Interest based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder of an Offered Certificate to receive the related Group I Basis Risk Carry Forward Amount or Group II Basis Risk Carry Forward Amount, as applicable, for purposes of allocating the purchase price of an initial Offered Certificateholder between such right and the related Group I Upper Tier REMIC Regular Interest or Group II Upper Tier REMIC Regular Interest.

            Holders of Group I Offered Certificates shall also be treated as having agreed to pay, on each Distribution Date, to the Holders of the Class I-CE Certificates an aggregate amount equal to the excess, if any, of (i) Group I Net Swap Payments and Group I Swap Termination Payments (other than Group I Defaulted Swap Termination Payments) over (ii) the sum of amounts payable on the Class I-CE Interest available for such payments and amounts payable on the Class I-IO Interest (such excess, a "Class I-IO Shortfall"), first from interest and then from principal distributable on the Group I Offered Certificates. A Class I-IO Shortfall payable from interest collections shall be allocated pro rata among such Group I Offered Certificates based on the amount of interest otherwise payable to such Class of Group I Offered Certificates, and a Class I-IO Shortfall payable from principal collections shall be allocated in reverse sequential order beginning with the most subordinate Class of Group I Offered Certificates then Outstanding. In addition, holders of the Class I-A-1B Certificates shall also be treated as having agreed to pay the Group I Cap Fee Rate from amounts payable under the related Group I Upper-Tier REMIC Regular Interest to the Class I-CE Certificateholders pursuant to the notional principal contract described above.

            Any payments of Class I-IO Shortfalls shall be treated for tax purposes as having been received by the Holders of such Class of Group I Offered Certificates in respect of the corresponding Group I Upper Tier Regular Interest and as having been paid by such Holders to the Holders of the Class I-CE Certificates through the Group I Supplemental Interest Account.

            Holders of Group II Offered Certificates shall also be treated as having agreed to pay, on each Distribution Date, to the Holders of the Class II-CE Certificates an aggregate amount equal to the excess, if any, of (i) Group II Net Swap Payments and Group II Swap Termination Payments (other than Group II Defaulted Swap Termination Payments) over (ii) the sum of amounts payable on the Class II-CE Interest available for such payments and amounts payable on the Class II-IO Interest (such excess, a "Class II-IO Shortfall"), first from interest and then from principal distributable on the Group II Offered Certificates. A Class II-IO Shortfall payable from interest collections shall be allocated pro rata among such Group II Offered Certificates based on the amount of interest otherwise payable to such Class of Group II Offered Certificates, and a Class II-IO Shortfall payable from principal collections shall be allocated in reverse sequential order beginning with the most subordinate Class of Group II Offered Certificates then Outstanding. In addition, holders of the Class II-A-1B Certificates shall also be treated as having agreed to pay the Group II Cap Fee Rate from amounts payable under the related Group II Upper-Tier REMIC Regular Interest to the Class II-CE Certificateholders pursuant to the notional principal contract described above.

            Any payments of Class II-IO Shortfalls shall be treated for tax purposes as having been received by the Holders of such Class of Group II Offered Certificates in respect of the corresponding Group II Upper Tier Regular Interest and as having been paid by such Holders to the Holders of the Class II-CE Certificates through the Group II Supplemental Interest Account.

            Section 8.16 Subcontractors

            (a) Subject to the conditions set forth in this Section 8.16(a) and
Section 8.17(c), each of the Trustee and the Custodian is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. The Trustee or the Custodian, as applicable, shall promptly upon request provide to the Depositor and the Trustee a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor utilized by the Trustee or the Custodian, specifying, not later than the date specified for delivery of the annual report on assessment of compliance set forth in Section 8.13(a) (i) the identity of each such Subcontractor, if any, that is "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph. As a condition to the utilization by the Trustee or the Custodian of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Trustee or the Custodian, as applicable, shall cause any such Subcontractor used by the Trustee or Custodian for the benefit of the Depositor to comply with the provisions of Section 8.14 of this Agreement to the same extent as if such Subcontractor were the Trustee or Custodian, as applicable. The Trustee and Custodian shall be responsible for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 8.14, in each case as and when required to be delivered.

            Section 8.17 Custodial Responsibilities.

            (a) The Custodian shall provide access to the Mortgage Loan Documents in possession of the Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Trustee, the Certificateholders, the FDIC and the supervisory agents and examiners of the FDIC, such access being afforded only upon two (2) Business Days' prior written request and during normal business hours at the office of the Custodian. The Custodian shall allow representatives of the above entities to photocopy any of the records and documentation relating to the Mortgage Loans and REO Property and shall provide equipment for that purpose at the expense of the person requesting such access.

            (b) The Custodian may resign from its obligations hereunder upon 60 days' prior written notice to the Trustee, the Depositor and the Servicers. Such resignation shall take effect upon (i) the appointment of a successor Custodian reasonably acceptable to the Depositor within such 60 day period; and (ii) delivery of all Mortgage Loan Files to the successor Custodian. The Trustee shall have the right, but not the obligation, to become the successor Custodian. If no successor Custodian is appointed within 60 days after written notice of the Custodian's resignation is received by the Trustee, the Custodian may petition a court of competent jurisdiction to appoint a successor Custodian.

            Upon such resignation and appointment of successor Custodian, the Custodian shall, at the Custodian's expense, promptly transfer to the successor Custodian, as directed in writing by the Trustee, all applicable Mortgage Files being administered under this Agreement. Notwithstanding the foregoing, the Trust Fund, not the Custodian, shall bear the costs relating to the transfer of Mortgage Files if the Custodian shall resign with cause (including the Custodian's resignation due to the failure of the Custodian to be paid all fees and expenses due to the Custodian hereunder).

            (c) For so long as reports are required to be filed with the Commission under the Exchange Act with respect to the Trust, the Custodian shall not utilize any Subcontractor for the performance of its duties hereunder if such Subcontractor would be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB without the prior written consent of the Depositor, in its sole discretion.

            (d) The Custodian and any of its directors, officers, employees or agents shall be indemnified by the Trust Fund and held harmless against any and all loss, claim, damage, fee, fine, penalty, liability, or expense (including attorneys' fees and expenses) incurred in connection with any claim or legal action relating to this Agreement or the performance of any of the Custodian's duties under this Agreement other than any loss, liability, or expense directly resulting from the willful misconduct, bad faith, or negligence in the performance of any of the Custodian's duties under this Agreement. This indemnity shall survive the termination or assignment of this Agreement or the earlier resignation or removal of the Custodian. Except as otherwise provided in this Agreement or a separate letter agreement between the Depositor and the Custodian, the Custodian shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Custodian in the ordinary course of its duties as Custodian under this Agreement or for any other expenses incurred by the Custodian; provided, however, that no expense shall be reimbursed by the Trust Fund under this Agreement if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            (e) The Custodian shall indemnify the Depositor, the Sponsors, the Trustee and any director, officer, employee, agent and affiliate of the Depositor, the Sponsors or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonably and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them sustain directly resulting from (i) the failure of the Custodian to deliver when required any assessment of compliance or accountant's attestation report required to be delivered by the Custodian or (ii) any material misstatement or material omission contained in any assessment of compliance or accountant's attestation report delivered by the Custodian. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Custodian.

            Section 8.18 Limitations on Custodial Responsibilities.

            (a) The Custodian shall be under no duty or obligation to inspect, review or examine the Mortgage Files to determine that the contents thereof are appropriate for the represented purpose or that they have been actually recorded or that they are other than what they purport to be on their face.

            (b) The Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for the Custodian's compensation or for reimbursement of expenses.

            (c) The Custodian shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, adequacy, perfection or priority of any lien upon or security interest in any Mortgage File.

            (d) The duties and obligations of the Custodian shall only be such as are expressly set forth in this Agreement or as set forth in a written amendment to this Agreement executed by the parties hereto or their successors and assigns. In the event that any provision of this Agreement implies or requires that action or forbearance be taken by a party, but is silent as to which party has the duty to act or refrain from acting, the parties agree that the Custodian shall not be the party required to take the action or refrain from acting. In no event shall the Custodian have any responsibility to ascertain or take action except as expressly provided herein.

            (e) The Custodian makes no representations and shall have no responsibilities (except as expressly set forth herein) as to the validity, sufficiency, value, genuineness, ownership or transferability of any of the Mortgage Loans.

            (f) The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection therewith, except in the case of its grossly negligent performance or omission or its bad faith or willful misconduct.

            (g) The Custodian shall not be responsible to verify (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any document in the Mortgage File or of any Mortgage Loans or
(ii) the collectibility, insurability, effectiveness including the authority or capacity of any Person to execute or issue any document in the Mortgage File, or suitability of any Mortgage Loans.

            (h) The Custodian shall have no obligation to verify the receipt of any such documents the existence of which was not made known to the Custodian by receipt of the Mortgage File.

            (i) The Custodian shall have no obligation to determine whether the recordation of any document is necessary.

            (j) Except as set forth in Section 8.17(e), in no event shall the Custodian or its directors, affiliates, officers, agents, and employees be held liable for any special, indirect or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

            (k) In order to comply with laws, rules and regulations applicable to banking institutions, including those related to the funding of terrorists activities and money laundering, the Custodian is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Custodian. Accordingly, each of the parties agrees to provide to the Custodian upon its request from time to time such party's complete name, address, tax identification number and such other identifying information together with copies of such party's constituting documentation, securities disclosure documentation and such other identifying documentation as may be available for such party.

            (l) The Custodian shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, governmental or regulatory actions, fire, communication line failures, computer viruses, power failures, or earthquakes (each a "Force Majeure Event"). The Custodian agrees that it will use commercially reasonable efforts to mitigate the effects of the Force Majeure Event. The Custodian further agrees that it shall give notice (including a reasonable description of such Force Majeure Event) to the other parties hereto within a reasonable time but in no event later than two (2) Business Days of the Custodian having notice or knowledge of such Force Majeure Event and use its best efforts to resume performance as promptly as practicable under the circumstances.

            (m) Nothing in this Agreement shall be deemed to impose on the Custodian any duty to qualify to do business in any jurisdiction, other than (i) any jurisdiction where any Mortgage File is or may be held by the Custodian from time to time hereunder, and (ii) any jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a material adverse effect on the Custodian or its property or business or on the ability of the Custodian to perform it duties hereunder.

            (n) The Custodian shall have no responsibility nor duty with respect to any Mortgage File while such Mortgage File is not in its possession. If the Custodian requests instructions from the Trustee with respect to any act, action or failure to act in connection with this Agreement, the Custodian shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Custodian shall have received written instructions from the Trustee, the Servicers or the Depositor with respect to a Mortgage File without incurring any liability therefore to the Trustee or any other person.

            (o) Any Person into which the Custodian may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Custodian shall be a party, or any person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto anything herein to the contrary notwithstanding.

            (p) The Custodian shall not be liable with respect to any action taken or omitted to be taken in accordance with the written direction, instruction, acknowledgement, consent or any other communication from the Trustee or any agent of the Trustee. In the event the terms of this Agreement and the instructions of the Trustee conflict, the Trustee's instructions shall control.

            (q) In the event that (i) Trustee, any of the Servicers, the Depositor, or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Mortgage File, or (ii) a third party shall institute any court proceeding by which any Mortgage File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by applicable law, continue to hold and maintain under the terms of this Agreement all the Mortgage Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon the final determination of such court, the Custodian shall dispose of such Mortgage File as directed by the Trustee or Depositor in writing, consistent with such determination of such court. Expenses of the Custodian incurred as a result of such proceedings shall be paid by the Trust Fund.

            (r) The Custodian may consult with counsel of its choice and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel.

            (s) Notwithstanding anything to the contrary, the Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 9.03, the obligations and responsibilities of the Depositor, the Custodian and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) (I) the purchase on or after the Group I Optional Termination Date, by the Holder of a majority percentage interest in the Class I-R Certificates, at the price (the "Group I Termination Price") equal to the sum of (i) 100% of the unpaid principal balance of each Group I Mortgage Loan (other than in respect of REO Property for such Group) plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, and (ii) the lesser of (x) the appraised value of any REO Property in Group I as determined by the higher of two appraisals completed by two independent appraisers selected by the applicable Servicer at the expense of such Servicer and (y) the unpaid principal balance of each Group I Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (iii) all unreimbursed Monthly Advances, Servicing Advances and indemnification payments payable to the applicable Servicer for Loan Group I, (iv) any Group I Swap Termination Payment owed to the Group I Swap Provider pursuant to the Group I Interest Rate Swap Agreement, and (v) any unreimbursed indemnification payments payable to the Trustee under this Agreement and (II) the purchase on or after the Group II Optional Termination Date, by the Holder of a majority percentage interest in the Class II-R Certificates, at the price (the "Group II Termination Price") equal to the sum of (i) 100% of the unpaid principal balance of each Group II Mortgage Loan (other than in respect of REO Property for such Group) plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, and (ii) the lesser of (x) the appraised value of any REO Property in Group II as determined by the higher of two appraisals completed by two independent appraisers selected by the applicable Servicer at the expense of such Servicer and (y) the unpaid principal balance of each Group II Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (iii) all unreimbursed Monthly Advances, Servicing Advances and indemnification payments payable to the applicable Servicer in Loan Group II, (iv) any Group II Swap Termination Payment owed to the Group II Swap Provider pursuant to the Group II Interest Rate Swap Agreement, and (v) any unreimbursed indemnification payments payable to the Trustee and Custodian under this Agreement; and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Section 9.02 Final Distribution on the Certificates. If, on any Servicer Remittance Date, the applicable Servicer notifies the Trustee that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Account, the Trustee shall promptly send a Notice of Final Distribution to the applicable Certificateholders and the Swap Provider. If the electing Person elects to terminate a Loan Group pursuant to clause (a) of Section 9.01, by no later than the 10th day of the month of the final distribution, the Trustee upon request by the electing Person will notify the Depositor of the final Distribution Date for such Loan Group and of the applicable repurchase price of the Mortgage Loans in such Loan Group and the related REO Properties.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event the electing Person purchases the Mortgage Loans in a Loan Group (and REO Properties) pursuant to Section 9.01(a), such electing Person is required to remit to the Trustee the applicable Termination Price on the Servicer Remittance Date immediately preceding the applicable final Distribution Date. Upon such final deposit with respect to the Trust Fund and the receipt by the Custodian (with a copy to the Trustee) of the Request for Release, the Custodian shall promptly release to such electing Person or its designee the Custodial Files for the Mortgage Loans in the related Loan Group.

            Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section
4.01 for the related Group, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, an amount up to an amount equal to (i) as to each Class of Regular Certificates, the Class Certificate Balance thereof plus for each such Class accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to Section 4.01 for the related Group, (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account for the related Loan Group after application pursuant to clause (i) above (other than the amounts retained to meet claims, which retained amounts shall also be released to the Residual Certificates, as applicable, as and to the extent such amounts shall no longer be required to be so retained). The foregoing provisions are intended to distribute to each Class of Regular Certificates any accrued and unpaid interest and principal to which they are entitled based on the Pass-Through Rates and actual Class Certificate Balances or notional principal balances set forth in the Preliminary Statement upon liquidation of the Trust.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class I-R Certificateholders shall be entitled to all unclaimed funds and other assets of Loan Group I which remain subject hereto and the Class II-R Certificateholders shall be entitled to all unclaimed funds and other assets of Loan Group II which remain subject hereto.

            Section 9.03 Additional Termination Requirements. In the event the electing Person elects to purchase the Mortgage Loans in a Loan Group as provided in Section 9.01, the related Trust REMICs shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense of the electing Person, to the effect that the failure to comply with the requirements of this Section
9.03 will not (i) result in the imposition of taxes on "prohibited transactions" on any Trust REMIC as defined in Section 860F of the Code, or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are
Outstanding:

            (a) The Trustee shall sell all of the assets of a Loan Group to the person electing to terminate such Loan Group or its designee, and, by the next Distribution Date after such sale, the Trustee shall distribute to the related Certificateholders the proceeds of such sale in complete liquidation of each of the related Trust REMICs; and

            (b) The Trustee shall attach a statement to the final federal income tax return for each of the terminated Trust REMICs stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90 day liquidation period for each such Trust REMIC was the date on which the Trustee sold the assets of the Trust Fund to the electing Person.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01 Amendment. This Agreement may be amended from time to time by the Trustee, the Depositor and the Custodian (and the Trustee may request an amendment or consent to any amendment of the Servicing Agreement) without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein, or to supplement any provision in this Agreement which may be inconsistent with any other provision herein or in the Servicing Agreement, (iii) to add to the duties of the Depositor, the Custodian or the Trustee (or with respect to the applicable Servicing Agreement of the related Servicer), (iv) to add any other provisions with respect to matters or questions arising hereunder or under the Servicing Agreement, or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement or in the applicable Servicing Agreement; provided that any action pursuant to clause (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall be an expense of the requesting party, but in any case shall not be an expense of the Trustee, the Custodian or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Custodian and the Depositor also may at any time and from time to time amend this Agreement (and the Trustee shall request the related Servicer to amend the applicable Servicing Agreement), without the consent of the Certificateholders, to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the REMIC Provisions, (ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided, that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Custodian and the Trustee and the Trustee shall request the related Servicer to amend the applicable Servicing Agreement) with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66-2/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66-2/3%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then Outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement or the Servicing Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on any Trust REMIC or the Certificateholders or cause any such Trust REMIC to fail to qualify as a REMIC or the grantor trust to fail to qualify as a grantor trust at any time that any Certificates are Outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies, the Swap Providers and the Cap Provider (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 10.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the related Servicer under the applicable Servicing Agreement, any Certificate beneficially owned by the Depositor or any of its Affiliates or by the Original Loan Sellers or any of its Affiliates shall be deemed not to be Outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section 10.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement or the Servicing Agreements requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee to enter into an amendment which modifies its obligations or liabilities without its consent and in all cases without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee or the Trust Fund), satisfactory to the Trustee that
(i) such amendment is permitted and is not prohibited by this Agreement or the Servicing Agreement and that all requirements for amending this Agreement or the Servicing Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 10.01.

            Notwithstanding the Trustee's consent to, or request for, any amendment of the Servicing Agreement pursuant to the terms of this Section 10.01, the Servicing Agreement cannot be amended without the consent of the applicable Servicer.

            Notwithstanding the foregoing, any amendment to this Agreement shall require the prior written consent of the Swap Providers and the Cap Providers if such amendment materially and adversely affects the rights or interests of the Swap Providers and the Cap Providers.

            The Trustee may, but shall not be obligated to, enter into any amendment which negatively affects the Trustee's own rights, duties or immunities under this Agreement.

            Section 10.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation shall be effected by the Depositor at the expense of the Trust, but only if an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders is delivered to the Depositor.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 10.04 Intention of Parties. It is the express intent of the Trustee and the Depositor that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, either of such assets are held to be the property of the Depositor, or if for any other reason this Agreement is held or deemed to create a security interest in either of such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and
(ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 10.05 Notices. (a) The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the applicable Servicer or the Trustee and the appointment of any successor;

            (iv) the repurchase or substitution of Mortgage Loans pursuant to this Agreement or the Sale Agreement;

            (v) any notice of a repurchase of a Mortgage Loan pursuant to this Agreement or a Sale Agreement; and

            (vi) the final payment to Certificateholders.

            (b) In addition, the Trustee shall promptly make available on its internet website to each Rating Agency copies of the following:

            (i) each report to Certificateholders described in Section 4.02;

            (ii) the related Servicer's annual statement of compliance and the accountant's attestation described in the applicable Servicing Agreement; and

            (c) All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor, BCAP LLC, 200 Park Avenue, New York, New York 10166,
Attention: General Counsel, Facsimile: (212) 412-7519, or such other address as the Depositor may hereafter furnish to the applicable Servicer and the Trustee;
(b) in the case of the Trustee to 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration-BCAP 2007-AA3. or in each case such other address as the Trustee may hereafter furnish to the Depositor; (c) In the case of the Custodian, to Wells Fargo Bank, National Association, 24 Executive Park, Suite 100, Irvine, California 92614 Attention: Corporate Trust Services or such other addresses as may be hereafter furnished to the Swap Providers and the other parties hereto in writing; (d) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency; (e) in the case of Countrywide, to 4500 Park Granada, Calabasas, California 91302, Attention Darren Bigby (f) in the case of Countrywide Servicing in its capacity as Servicer, to Countrywide Home Loans Servicing LP, 400 Countrywide Way, Simi Valley, California 93065,
Attention: Lupe Montero, Fax: 805-520-5615, Email: lupe_montero@countrywide.com; and (f) in the case of Wells Fargo, as a Servicer, 1 Home Campus, MAC S2401-06T, Des Moines, Iowa 50328-001 Attention: John Brown, Facsimile No. (515) 213-7121, with a copy to General Counsel, or such other address as may be hereafter furnished to the other parties hereto and the Swap Providers in writing;. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 10.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.07, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.08 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 10.09 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

            Section 10.10 Regulation AB Compliance; Intent of the Parties; Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with all reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Trust, the Trustee shall cooperate fully with the Depositor to deliver to the Depositor (including its assignees or designees), any and all statements, reports, certifications, records and any other information available to such party and reasonably necessary in the good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Trustee, reasonably believed by the Depositor to be necessary in order to effect such compliance.

            Section 10.11 Third Party Rights. Each of the Swap Providers and the Cap Providers, and each Person entitled to indemnification hereunder who is not a party hereto, shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto and shall have the right to enforce its rights under this Agreement.

                                      * * *

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       BCAP LLC

                                       By: /s/ Scott Wede
                                          --------------------------------------
                                          Name:  Scott Wede
                                          Title: Vice President &
                                                 Chief Accounting Officer

                                       WELLS FARGO BANK, N.A., as Custodian

                                       By: /s/ Patrick M. Gorrien
                                          --------------------------------------
                                          Name:  Patrick M. Gorrien
                                          Title: Vice President

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as Trustee

                                       By: /s/ Amy Stoddard
                                          --------------------------------------
                                          Name:  Amy Stoddard
                                          Title: Authorized Signer

                                       By: /s/ Barbara Campell
                                          --------------------------------------
                                          Name:  Barbara Campell
                                          Title: Vice President

                                   SCHEDULE I

                             Mortgage Loan Schedule

                                    EXHIBIT A

 FORM OF CLASS I-A-1A, CLASS I-A-1B, CLASS I-A-2, CLASS II-A-1A, CLASS II-A-1B, CLASS II-A-2, CLASS I-M-1, CLASS I-M-2, CLASS I-M-3, CLASS I-M-4, CLASS I-M-5,
   CLASS I-M-6, CLASS II-M-1, CLASS II-M-2, CLASS II-M-3, CLASS II-M-4, CLASS II-M-5, CLASS II-M-6, CLASS II-M-7, CLASS II-M-8 and CLASS II-M-9 CERTIFICATES.

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

AS LONG AS THE [GROUP I][GROUP II] INTEREST RATE SWAP AGREEMENT IS IN EFFECT, EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23 OR A COMPARABLE EXEMPTION AVAILABLE UNDER SIMILAR LAW.

Certificate No.                  :

Cut-off Date                     : May 1, 2007

First Distribution Date          : June 25, 2007

Initial Certificate Balance of
this Certificate
("Denomination")                 :

Initial Certificate Balances of
all Certificates of this Class   : [I-A-1A] $225,000,000  [II-A-1A] $430,000,000
                                   [I-A-1B] $261,173,000  [II-A-1B] $112,456,000
                                   [I-A-2] $54,019,000    [II-A-2] $60,273,000
                                   [I-M-1] $11,345,000    [II-M-1] $12,679,000
                                   [I-M-2] $5,527,000     [II-M-2] $5,852,000
                                   [I-M-3] $3,782,000     [II-M-3] $4,551,000
                                   [I-M-4] $3,200,000     [II-M-4] $3,901,000
                                   [I-M-5] $7,563,000     [II-M-5] $2,926,000
                                   [I-M-6] $4,654,000     [II-M-6] $2,276,000
                                                          [II-M-7] $2,276,000
                                                          [II-M-8] $2,276,000
                                                          [II-M-9] $2,276,000

CUSIP                            : [I-A-1A] 05530V AA7    [II-A-1A] 05530VAN9
                                   [I-A-1B] 05530V AB5    [II-A-1B] 05530VAP4
                                   [I-A-2] 05530V AC3     [II-A-2]05530VAQ2
                                   [I-M-1] 05530V AD1     [II-M-1]05530VAR0
                                   [I-M-2] 05530V AE9     [II-M-2]05530VAS8
                                   [I-M-3] 05530V AF6     [II-M-3]05530VAT6
                                   [I-M-4] 05530V AG4     [II-M-4]05530VAU3
                                   [I-M-5] 05530V AH2     [II-M-5]05530VAV1
                                   [I-M-6] 05530V AJ8     [II-M-6]05530VAW9
                                                          [II-M-7] 05530VAX7
                                                          [II-M-8] 05530VAY5
                                                          [II-M-9] 05530VAZ2

ISIN                             : [I-A-1A] US05530VAA70  [II-A-1A] US05530VAN91
                                   [I-A-1B] US05530VAB53  [II-A-1B] US05530VAP40
                                   [I-A-2] US05530VAC37   [II-A-2] US05530VAQ23
                                   [I-M-1] US05530VAD10   [II-M-1] US05530VAR06
                                   [I-M-2] US05530VAE92   [II-M-2] US05530VAS88
                                   [I-M-3] US05530VAF67   [II-M-3] US05530VAT61
                                   [I-M-4] US05530VAG41   [II-M-4] US05530VAU35
                                   [I-M-5] US05530VAH24   [II-M-5] US05530VAV18
                                   [I-M-6] US05530VAJ89   [II-M-6] US05530VAW90
                                                          [II-M-7] US05530VAX73
                                                          [II-M-8] US05530VAY56
                                                          [II-M-9] US05530VAZ22

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA3
               Mortgage Pass-Through Certificates, Series 2007-AA3
  [Class I-A-1A] [Class I-A-1B] I[Class I-A-2] [Class II-A-1A] [Class II-A-1B]
   [Class II-A-2] [Class I-M-1][Class I-M-2] [Class I-M-3][Class I-M-4] [Class I-M-5][Class I-M-6] [Class II-M-1][Class II-M-2] [Class II-M-3][Class II-M-4]
    [Class II-M-5][Class II-M-6] [Class II-M-7][Class II-M-8] [Class II-M-9]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Class Certificate Balance at any time may be less than the Class Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [__________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as custodian (the "Custodian"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee

                                       By:____________________________________

Authenticated:

By:____________________________________
   Authorized Signatory of
   DEUTSCHE BANK NATIONAL TRUST COMPANY,
   not in its individual capacity,
   but solely as Trustee

                                    BCAP LLC
                             BCAP LLC Trust 2007-AA3
               Mortgage Pass-Through Certificates, Series 2007-AA3

            This Certificate is one of a duly authorized issue of Certificates designated as BCAP LLC Trust 2007-AA3 Mortgage Pass Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the office designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee and the Depositor and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the [Group I ][Group II] Mortgage Loans is less than or equal to 10% of the [Group I][Group II] Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining [Group I ][Group II] Mortgage Loans in and all property acquired in respect of the [Group I ][Group II] Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_____________________________________________________________________________.

Dated:

                                        ______________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS
                          -------------------------

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ______, or, if mailed by check, to _____________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT B

                         FORM OF CLASS I-P CERTIFICATES

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF
EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT J TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

NO TRANSFER OF ANY CLASS I-P CERTIFICATES SHALL BE MADE UNLESS THE PROPOSED TRANSFEREE OF SUCH CLASS I-P CERTIFICATE PROVIDES TO THE TRUSTEE THE APPROPRIATE TAX CERTIFICATION FORM (I.E., IRS FORM W-9 OR IRS FORM W-8BEN, W-8IMY, W-8EXP OR W-8ECI, AS APPLICABLE (OR ANY SUCCESSOR FORM THERETO)) AND AGREES TO UPDATE SUCH FORMS (I) UPON EXPIRATION OF ANY SUCH FORM, (II) AS REQUIRED UNDER THEN APPLICABLE U.S. TREASURY REGULATIONS AND (III) PROMPTLY UPON LEARNING THAT SUCH FORM HAS BECOME OBSOLETE OR INCORRECT, AS A CONDITION TO SUCH TRANSFER. UNDER THE AGREEMENT, UPON RECEIPT OF ANY SUCH TAX CERTIFICATION FORM FROM A TRANSFEREE OF ANY CLASS I-P CERTIFICATE, THE TRUSTEE SHALL FORWARD SUCH TAX CERTIFICATION FORM PROVIDED TO IT TO THE SWAP PROVIDER AND THE CAP PROVIDER. EACH HOLDER OF A CLASS I-P CERTIFICATE AND EACH TRANSFEREE THEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE TRUSTEE FORWARDING TO THE SWAP PROVIDER AND THE CAP PROVIDER ANY SUCH TAX CERTIFICATION FORM IT HAS PROVIDED AND UPDATED IN ACCORDANCE WITH THESE TRANSFER RESTRICTIONS. ANY PURPORTED SALES OR TRANSFERS OF ANY CLASS I-P CERTIFICATE TO A TRANSFEREE WHICH DOES NOT COMPLY WITH THESE REQUIREMENTS SHALL BE DEEMED NULL AND VOID UNDER THIS AGREEMENT.

Certificate No.                   :               I-P-1

Cut-off Date                      :               May 1, 2007

First Distribution Date           :               June 25, 2007

Percentage Interest of this
Certificate ("Denomination")      :               [___]%

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA3
               Mortgage Pass-Through Certificates, Series 2007-AA3

                                    Class I-P

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Custodian or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") among BCAP LLC, as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), and Wells Fargo Bank, N.A., as custodian (the "Custodian"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purpose, or such other location specified in the notice to Certificateholders.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA, Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law"), or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee

                                       By:____________________________________

Authenticated:

By:____________________________________
   Authorized Signatory of
   DEUTSCHE BANK NATIONAL TRUST COMPANY,
   not in its individual capacity,
   but solely as Trustee

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA3
               Mortgage Pass-Through Certificates, Series 2007-AA3

            This Certificate is one of a duly authorized issue of Certificates designated as BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Custodian and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the [Group I ][Group II] Mortgage Loans is less than or equal to 10% of the [Group I][Group II] Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining [Group I ][Group II] Mortgage Loans in and all property acquired in respect of the [Group I ][Group II] Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_____________________________________________________________________________.

Dated:

                                        ______________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS
                          -------------------------

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ______, or, if mailed by check, to _____________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT C

                  FORM OF [CLASS I-R][CLASS II-R] CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN MULTIPLE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                   :          R

Cut-off Date                      :          May 1, 2007

First Distribution Date           :          June 25, 2007

CUSIP                             :          R [__________________]

ISIN                              :          R [_________________]

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA3
               Mortgage Pass-Through Certificates, Series 2007-AA3

                             [Class I-R][Class II-R]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Class Certificate Balance at any time may be less than the Class Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [____________] is the registered owner of the Percentage Interest specified above of any monthly distributions due to the [Class I-R][Class II-R] Certificates pursuant to a Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N. A., as custodian (the "Custodian") and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this [Class I-R][Class II-R] Certificate at the office designated by the Trustee for such purposes.

            No transfer of a [Class I-R][Class II-R] Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this [Class I-R][Class II-R] Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this [Class I-R][Class II-R] Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this [Class I-R][Class II-R] Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this [Class I-R][Class II-R]Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this [Class I-R][Class II-R] Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under
Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit I to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class [Class I-R][Class II-R] Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this [Class I-R][Class II-R] Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, Trustee or agent in connection with any Transfer of this [Class I-R][Class II-R] Certificate, (C) not to cause income with respect to the [Class I-R][Class II-R] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this [Class I-R][Class II-R] Certificate or to cause the Transfer of the Ownership Interest in this [Class I-R][Class II-R] Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this [Class I-R][Class II-R] Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee

                                       By:____________________________________

Authenticated:

By:____________________________________
   Authorized Signatory of
   DEUTSCHE BANK NATIONAL TRUST COMPANY,
   not in its individual capacity,
   but solely as Trustee

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as BCAP LLC Trust 2007-AA3 Mortgage Pass Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the monthly immediately preceding the month in which such Distribution Date occurs.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the office designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor, and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the [Group I][Group II] Mortgage Loans is less than or equal to 10% of the [Group I][Group II] Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the [Group I][Group II] Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_____________________________________________________________________________.

Dated:

                                        ______________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS
                          -------------------------

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ______, or, if mailed by check, to _____________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT D

                  FORM OF [CLASS I-CE][CLASS II-CE] CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS TWO "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR CERTIFICATE IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT J TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT-REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR IF THE TRANSFEREE IS AN INSURANCE COMPANY AND THE CERTIFICATE HAS BEEN THE SUBJECT OF AN ERISA-QUALIFYING UNDERWRITING, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE SATISFY THE REQUIREMENTS FOR EXEMPTIVE RELIEF UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

NO TRANSFER OF ANY [CLASS I-CE][ CLASS II-CE] CERTIFICATES SHALL BE MADE UNLESS THE PROPOSED TRANSFEREE OF SUCH [CLASS I-CE][ CLASS II-CE] CERTIFICATE PROVIDES TO THE TRUSTEE THE APPROPRIATE TAX CERTIFICATION FORM (I.E., IRS FORM W-9 OR IRS FORM W-8BEN, W-8IMY, W-8EXP OR W-8EC1, AS APPLICABLE (OR ANY SUCCESSOR FORM THERETO)) AND AGREES TO UPDATE SUCH FORMS (I) UPON EXPIRATION OF ANY SUCH FORM,
(II) AS REQUIRED UNDER THEN APPLICABLE U.S. TREASURY REGULATIONS AND (III) PROMPTLY UPON LEARNING THAT SUCH FORM HAS BECOME OBSOLETE OR INCORRECT, AS A CONDITION TO SUCH TRANSFER. UNDER THE AGREEMENT, UPON RECEIPT OF ANY SUCH TAX CERTIFICATION FORM FROM A TRANSFEREE OF ANY [CLASS I-CE][ CLASS II-CE] CERTIFICATE, THE TRUSTEE SHALL FORWARD SUCH TAX CERTIFICATION FORM PROVIDED TO IT TO THE SWAP PROVIDER AND THE CAP PROVIDER. EACH HOLDER OF A [CLASS I-CE][ CLASS II-CE] CERTIFICATE AND EACH TRANSFEREE THEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE TRUSTEE FORWARDING TO THE SWAP PROVIDER AND THE CAP PROVIDER ANY SUCH TAX CERTIFICATION FORM IT HAS PROVIDED AND UPDATED IN ACCORDANCE WITH THESE TRANSFER RESTRICTIONS. ANY PURPORTED SALES OR TRANSFERS OF ANY [CLASS I-CE][ CLASS II-CE] CERTIFICATE TO A TRANSFEREE WHICH DOES NOT COMPLY WITH THESE REQUIREMENTS SHALL BE DEEMED NULL AND VOID UNDER THIS AGREEMENT.

Certificate No.                   :      CE

Cut-off Date                      :      May 1, 2007

First Distribution Date           :      June 25, 2007

Percentage Interest of this
Certificate ("Denomination")      :      100%

CUSIP                             :      [_________________]

ISIN                              :      [_________________]

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA3
               Mortgage Pass-Through Certificates, Series 2007-AA3

                           [CLASS I-CE][ CLASS II-CE]

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_______________________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Denomination of this Certificate by the aggregate of the Denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as custodian (the "Custodian") and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the office designated by the Trustee for such purposes or the office or agency maintained by the Trustee.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor. No transfer of a Certificate of this Class shall be made unless the Trustee shall have received either (i) a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law") or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee, or (ii) if the transferee is an insurance company and the certificate has been the subject of an ERISA-Qualifying Underwriting, a representation letter that it is purchasing such Certificates with the assets of its general account and that the purchase and holding of such Certificates satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60, or (iii) in the case of a Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments) or a plan subject to Similar Law, or a Trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Trustee, the Depositor or the Trust Fund, addressed to the Trustee and the Depositor to the effect that the purchase and holding of such Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee to any obligation in addition to those expressly undertaken in this Agreement or to any liability.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee

                                       By:____________________________________

Authenticated:

By:____________________________________
   Authorized Signatory of
   DEUTSCHE BANK NATIONAL TRUST COMPANY,
   not in its individual capacity,
   but solely as Trustee

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as BCAP LLC Trust 2007-AA3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the office designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Depositor, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the [Group I] [Group II] Mortgage Loans is less than or equal to 10% of the Cut-off Date Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining [Group I] [Group II] Mortgage Loans and all property acquired in respect of the [Group I] [Group II] Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_____________________________________________________________________________.

Dated:

                                        ______________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS
                          -------------------------

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ______, or, if mailed by check, to _____________________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE
                   (for Wells Fargo Bank, N.A., as custodian)

            In connection with the administration of the Mortgage Loans held by you as trustee, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:
-------------------------------------



Mortgage Loan Number:
---------------------



Send Custodial File to:
-----------------------



Reason for Requesting Documents (check one)
-------------------------------------------


_______     1.    Mortgage Loan Paid in Full. (The requestor hereby certifies that all amounts received in connection therewith have been credited to the Collection Account pursuant to the Trust
                  Agreement.)

_______     2.    Mortgage Loan Repurchased Pursuant to any or all of the Trust
                  Agreement, the applicable Servicing Agreements or the Assignment Agreements. (The requestor hereby certifies that the Repurchase Price (as defined in the applicable agreement) has been credited to the Collection Account pursuant to the Trust Agreement.)

_______     3.    Mortgage Loan Liquidated by _________________. (The requestor hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account pursuant to the Trust
                  Agreement.)

_______     4.    Mortgage Loan in Foreclosure.

_______     5.    Other (explain).


            If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

            Capitalized terms not defined herein shall have the meanings set forth in the Trust Agreement, dated as of May 1, 2007 (the "Trust Agreement"), between BCAP LLC, as depositor, Wells Fargo Bank, N.A., as custodian, and Deutsche Bank National Trust Company, as trustee.

            I, the undersigned, hereby certify that the above statements are true and correct and set my name hereof on this __ day of ___________, 200_.

                                    [REQUESTOR]

                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:

            If box 4 or 5 above is checked, upon our return of all of the above documents to you as the trustee, please acknowledge your receipt by signing in the space indicated below, and returning this form, if requested.

WELLS FARGO BANK, N.A.,
as a Custodian

By:
   -----------------------
   Name:
   Title

                                    EXHIBIT F

                   FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                     [date]

[Depositor]

Wells Fargo Bank, National Association
24 Executive Park, Suite 100
Irvine, California  92614

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California  92705

Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, California 91302
Attn:  Mr. Darren Bigby

Wells Fargo Bank, National Association
1 Home Campus MAC X2401-06T
Des Moines, Iowa 50328-0001

      Re: Trust Agreement, dated as of May 1, 2007, among BCAP LLC, as depositor, Wells Fargo Bank, N.A., as custodian and Deutsche Bank National Trust Company, as trustee
            -----------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, certifies that it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) except with respect to a MERS Loan, a duly executed Assignment of the Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                       WELLS FARGO BANK, N.A. not in its
                                          individual capacity, but solely as
                                          Custodian

                                       By:_________________________________
                                          Name:
                                          Title:

                                    EXHIBIT G

                         FORM OF DOCUMENT CERTIFICATION
                        AND EXCEPTION REPORT OF CUSTODIAN

                                     [date]

[Depositor]

[Servicer]

[Original Loan Seller]

_____________________

_____________________

      Re: Trust Agreement, dated as of May 1, 2007, among BCAP LLC, as depositor, Wells Fargo Bank, N.A., as custodian and Deutsche Bank National Trust Company, as trustee

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, hereby certifies that as to each Mortgage Loan (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (a) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

            (b) The original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

            (c) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording with the standard Fannie Mae/FHLMC Condominium Rider or PUD Rider be attached if the mortgaged property is a condominium or is located in a PUD;

            (d) except with respect to a MERS Loan, originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

            (e) originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

            (f) an original or copy of a title insurance policy, a certificate of title, or attorney's opinion of title and abstract of title;

            (g) to the extent applicable, (1) an original power of attorney, or a certified copy thereof, in either case with evidence of recordation thereon if necessary to maintain the lien of the Mortgage or if the document to which such power of attorney relates is required to be recorded, or, if recordation is not so required, an original or copy of such power of attorney, and (2) an original or copy of any surety agreement or guaranty agreement;

            (h) for each Mortgage Loan with respect to which the Mortgagor's name as it appears on the note does not match the borrower's name on the mortgage loan schedule, one of the following: the original of the assumption agreement, or a certified copy thereof, in either case with evidence of recording thereon if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not so required, an original or copy of such assumption agreement;

            (i) a security agreement, chattel mortgage or equivalent document executed in connection with the mortgage, if any.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items 2, 8, 31 and 32 of the Mortgage Loan Schedule accurately reflects information set forth in the Custodial File.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                       WELLS FARGO BANK, N.A., not in its
                                          individual capacity, but solely as
                                          Custodian

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT H

                       FORM OF RESIDUAL TRANSFER AFFIDAVIT

                            BCAP LLC Trust 2007-AA3,
               Mortgage Pass-Through Certificates, Series 2007-AA3

STATE OF          )
                  ) ss.:
COUNTY OF         )

            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a [Class I-R][Class II-R] Certificate (the "Certificate") issued pursuant to the Trust Agreement (the "Agreement"), between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as custodian (the "Custodian") and Deutsche Bank National Trust Company, as trustee (the "Trustee"). Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor, and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass through entity an affidavit that such record holder is a Permitted Transferee and the pass through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit I to the Agreement (a "Transferor Certificate") to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

            7. The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            12. Check one of the following:

            |_| The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

                  (i) the present value of any consideration given to the
            Transferee to acquire such Certificate;

                  (ii) the present value of the expected future distributions on such Certificate; and

                  (iii) the present value of the anticipated tax savings
            associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee:

            |_| The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly:

                  (i) the Transferee is an "eligible corporation," as defined in
            U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

                  (ii) at the time of the transfer, and at the close of the
            Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

                  (iii) the Transferee will transfer the Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and
            (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations;
            and

                  (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            |_| None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this ____ day of _______, 20__.


                                    _______________________________
                                    Print Name of Transferee


                                    By:______________________________
                                       Name:
                                       Title:

[Corporate Seal]

ATTEST:


_______________________________

[Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ____ day of ________, 20__.


                                    ___________________________
                                          NOTARY PUBLIC


                                    My Commission expires the __ day
                                    of _________, 20__

                                  EXHIBIT I

                        FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

BCAP LLC
200 Park Avenue
New York, New York  10166
Attention:  Ian Sterling

DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211-3658
Attention: Transfer Unit

            Re:   BCAP LLC Trust 2007-AA3,
                  Mortgage Pass-Through Certificates Series 2007-AA3, Class [o]
                  -------------------------------------------------------------

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (A) we have no knowledge the Transferee is not a Permitted Transferee and (B) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (C) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.


                                       Very truly yours,


                                       ---------------------------------
                                       Print Name of Transferor


                                       By:
                                          ------------------------------
                                          Authorized Officer

                                    EXHIBIT J

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

BCAP LLC
200 Park Avenue
New York, New York  10166
Attention: Ian Sterling

DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attn: Transfer Unit

Barclays Bank PLC,
as Swap Provider
200 Park Avenue
New York, New York 10166
Attn: BCAP 2007-AA3

            Re:   BCAP LLC Trust 2007-AA3,
                  Mortgage Pass-Through Certificates Series 2007-AA3, Class [o]
                  -------------------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are purchasing a Class I-A-1A Certificate, Class I-A-1B Certificate, Class I-A-2 Certificate, Class II-A-1A Certificate, Class II-A-1B Certificate, Class II-A-2 Certificate, Class I-M-1 Certificate, Class I-M-2 Certificate, Class I-M-3 Certificate, Class I-M-4 Certificate, Class I-M-5 Certificate, Class I-M-6 Certificate, Class II-M-1 Certificate, Class II-M-2 Certificate, Class II-M-3 Certificate, Class II-M-4 Certificate, Class II-M-5 Certificate, Class II-M-6 Certificate, Class II-M-7 Certificate, Class II-M-8 Certificate or Class II-M-9 Certificate, or we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a plan subject to any federal, state or local law materially similar to the foregoing provisions of ERISA or the Code, nor are we acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such acquisition, or, with respect to a Class I-CE or Class II-CE Certificate that has been the subject of an ERISA-Qualifying Underwriting, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and the purchase and holding of such Certificates satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

            Our taxpayer identification number is [_]. We attach hereto IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9, as applicable. We hereby consent to the attached Forms being provided to the Swap Providers and the Cap Providers.

                                                            ANNEX 1 TO EXHIBIT J

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
            --------------------------------------------------------

            [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $___________(1) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Broker-dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan as provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.


                                       -----------------------------------------
                                         Print Name of Transferee


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Date:

------------
(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                                            ANNEX 2 TO EXHIBIT J

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
            --------------------------------------------------------

           [For Transferees That are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

____ The Buyer owned $___________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $__________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.


                                       -----------------------------------------
                                         Print Name of Transferee


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       IF AN ADVISER:


                                       -----------------------------------------
                                         Print Name of Buyer


                                       Date:
                                            ------------------------------------

                                    EXHIBIT K

                          SARBANES-OXLEY CERTIFICATION

                                     [DATE]

BCAP TRUST LLC 2007-AA3
[                   ]

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705

Re:   BCAP TRUST LLC 2007-AA3

I, [identify the certifying individual], certify that:

            1. I have reviewed the report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of BCAP TRUST LLC 2007-AA3 (the "Exchange Act periodic reports");

            2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4. [I am responsible for reviewing the activities performed by the servicer(s) and based on my knowledge and the compliance review(s) conducted in preparing the servicer compliance statement(s) required in this report under
Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicer(s) [has/have] fulfilled [its/their] obligations under the servicing agreement(s) in all material respects and]

            5. All of the reports on assessment of compliance with servicing criteria for ABS and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

            [In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties [name of servicer, sub-servicer, co-servicer, depositor or trustee].]

            Date:
                 -------------


                                                --------------------------------
                                                [Signature]
                                                [Title]

                                    EXHIBIT L

                        FORM OF TRUSTEE CERTIFICATION TO
                            BE PROVIDED TO DEPOSITOR

            Re: BCAP LLC Trust 2007-AA3 (the "Trust") Mortgage Pass-Through Certificates Series 2007-AA3, issued pursuant to the Trust Agreement, dated as of May 1, 2007 (the "Trust Agreement"), between BCAP LLC, as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee, and Wells Fargo Bank, National Association, as custodian

            The Trustee hereby certifies to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [___] (the "Annual Report"), and all reports on Form 10-D required to be filed in respect of the period covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, it being understood that the Trustee is not responsible for verifying the accuracy or completeness of information in the Reports (a) provided by Persons other than the Trustee or any Subcontractor utilized by the Trustee or (b) relating to Persons other than the Trustee or any Subcontractor utilized by the Trustee as to which a Responsible Officer of the Trustee does not have actual knowledge;

            3. Based on my knowledge, the distribution information required to be provided by the Trustee under the Trust Agreement for inclusion in the Reports is included in the Reports; and

            4. The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and its related attestation report on assessment of compliance with servicing criteria required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

Date:

By:
   Name:
   Title:

Date:
     ------------------------------

DEUTSCHE BANK NATIONAL TRUST
    COMPANY

By:
   --------------------------------
    [Signature]
    [Title]

                                   EXHIBIT M-1

                    WELLS FARGO SALE AND SERVICING AGREEMENT

                                BARCLAYS BANK PLC

                                    Purchaser

                                       and

                             WELLS FARGO BANK, N.A.

                                     Company

                   -------------------------------------------

                   SELLER'S WARRANTIES AND SERVICING AGREEMENT

                            Dated as of March 1, 2007

                   -------------------------------------------

                  Fixed Rate and Adjustable Rate Mortgage Loans

                                TABLE OF CONTENTS

ARTICLE I....................................................................1

DEFINITIONS..................................................................1

ARTICLE II..................................................................14

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND
RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS.........................14

ARTICLE III.................................................................19

REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH..........................19

ARTICLE IV..................................................................41

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS..............................41

ARTICLE V...................................................................58

PAYMENTS TO PURCHASER.......................................................58

ARTICLE VI..................................................................60

GENERAL SERVICING PROCEDURES................................................60

ARTICLE VII.................................................................64

COMPANY TO COOPERATE........................................................64

ARTICLE VIII................................................................65

THE COMPANY.................................................................65

ARTICLE IX..................................................................67

AGENCY TRANSFERS, SECURITIZATION TRANSACTIONS AND WHOLE LOAN TRANSFERS......67

ARTICLE X...................................................................78

DEFAULT.....................................................................78

ARTICLE XI..................................................................80

TERMINATION.................................................................80

ARTICLE XII.................................................................81

MISCELLANEOUS PROVISIONS....................................................81

                                    EXHIBITS

            Exhibit A         Mortgage Loan Schedule
                              (WFHM 2007-PA06(A))
            Exhibit A-1       Mortgage Loan Schedule
                              (WFHM 2007-PA06(B))
            Exhibit A-2       Mortgage Loan Schedule
                              (WFHM 2007-PA06(C))
            Exhibit A-3       Mortgage Loan Schedule
                              (WFHM 2007-PA07(A))
            Exhibit A-4       Mortgage Loan Schedule
                              (WFHM 2007-PA07(B))
            Exhibit B         Custodial Agreement
            Exhibit C         Contents of Each Mortgage File and Servicing
                              File
            Exhibit D         Data File Elements
            Exhibit E         Form of Opinion of Counsel
            Exhibit F         Servicing Criteria
            Exhibit G         Sarbanes Certification
            Exhibit H         Form of Assignment, Assumption and Recognition
                              Agreement
            Exhibit I         Form of Indemnification and Contribution
                              Agreement
            Exhibit J         Form of Officer's Certificate
            Exhibit K         Freddie Mac Representations and Warranties

      This is a Seller's Warranties and Servicing Agreement for fixed rate and adjustable rate, residential, first lien mortgage loans, dated and effective as of March 1, 2007, and is executed between Barclays Bank PLC, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").

                               W I T N E S S E T H

      WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser certain pools of first lien, fixed rate and adjustable rate mortgage loans (each a "Pool" and collectively, the "Mortgage Loans") which have an aggregate outstanding principal balance as of the close of business on the Cut-off Date, after deduction of payments due on or before such date, whether or not received, as indicated on the Mortgage Loan Schedules, which are annexed hereto as Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4;

      WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

      WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans.

      NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

      Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

      Adjustable Rate Mortgage Loan: A Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

      Adjustment Date: As to each Adjustable Rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

      Agency/Agencies: Fannie Mae, Freddie Mac or GNMA, or any of them as applicable.

      Agency Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Securitization Transaction or Whole Loan Transfer.

      Agreement: This Seller's Warranties and Servicing Agreement and all exhibits, amendments and supplements hereto.

      ALTA: The American Land Title Association or any successor thereto.

      Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

      Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser, or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

      Assignment of Mortgage Note and Pledge Agreement: With respect to a Cooperative Loan, an assignment of the Mortgage Note and Pledge Agreement.

      Assignment of Proprietary Lease: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Apartment is located to effect the assignment of such Proprietary Lease.

      Balloon Loan: A Mortgage Loan for which the Monthly Payments will not fully amortize the mortgage loan by the end of the term, at which time the balance of the principal is due in a lump sum.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located are authorized or obligated by law or executive order to be closed.

      Buydown Agreement: An agreement between the Company and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

      Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the Mortgagor's funds in the early years of a Mortgage Loan.

      Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

      Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

      Closing Date: March 28, 2007.

      Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

      Commission: The United States Securities and Exchange Commission.

      Commitment Letter: That certain letter agreement (i) dated as of February 12, 2007, relating to WFHM 2007-PA06 Pool and (ii) dated as of February 13, 2007, relating to WFHM 2007-PA07 Pool, each between the Company and the Purchaser.

      Company: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

      Company Information: As defined in Section 9.01(e)(i)(A).

      Company Mortgage Loan: A Mortgage Loan that has been underwritten in accordance with the Underwriting Guidelines.

      Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

      Convertible Mortgage Loan: An Adjustable Rate Mortgage Loan that by its terms and subject to certain conditions contained in the related Mortgage or Mortgage Note allows the Mortgagor to convert the adjustable Mortgage Loan Interest Rate on such Adjustable Rate Mortgage Loan to a fixed Mortgage Loan Interest Rate.

      Cooperative: The entity that holds title (fee or an acceptable leasehold estate) to all of the real property that the Project comprises, including the land, separate dwelling units and all common areas.

      Cooperative Apartment: The specific dwelling unit relating to a Cooperative Loan.

      Cooperative Lien Search: A search for (a) federal tax liens, mechanics' liens, lis pendens, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Company if the Cooperative Loan is a refinanced Mortgage Loan, (b) filings of financing statements and (c) the deed of the Project into the Cooperative.

      Cooperative Loan: A Mortgage Loan that is secured by Cooperative Shares and a Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment.

      Cooperative Shares: The shares of stock issued by a Cooperative, owned by the Mortgagor, and allocated to a Cooperative Apartment.

      Covered Loan: A Mortgage Loan categorized as "Covered" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.7, Appendix E, revised July 1, 2006 (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002).

      Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

      Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit B.

      Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

      Cut-off Date: March 1, 2007.

      Data File: The electronic data file prepared by the Company and delivered to the Purchaser including the data fields set forth on Exhibit D, with respect to each Mortgage Loan.

      Deleted Mortgage Loan: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

      Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

      Determination Date: The Business Day immediately preceding the related Remittance Date.

      Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending on the first day of the month of the Remittance Date.

      Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

      Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

      Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

      Event of Default: Any one of the conditions or circumstances enumerated in
Section 10.01.

      Exception Mortgage Loan: A mortgage loan that has been underwritten in accordance with the Underwriting Guidelines, but for which one or more exceptions to those guidelines have been allowed.

      Exchange Act: The Securities and Exchange Act of 1934, as amended.

      Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

      FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

      Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to
Section 4.12.

      First Remittance Date: April 18, 2007.

      Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

      Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the related Mortgage Loan Schedule.

      High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law or (c) a "High Cost" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.7, Appendix E, revised July 1, 2006.

      Index: With respect to any Adjustable Rate Mortgage Loan, the index identified on the related Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

      Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

      Interest Only Mortgage Loan: A Mortgage Loan for which an interest-only payment feature is allowed during the interest-only period set forth in the related Mortgage Note.

      Lender Paid Mortgage Insurance Policy or LPMI Policy: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefore.

      Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

      Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the lesser of Purchase Price or Appraised Value of the Mortgaged Property.

      Maximum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note which is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

      MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

      MERS Mortgage Loan: Any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage has been registered with MERS on the MERS System

      MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

      MIN: The Mortgage Identification Number used to identify mortgage loans registered under MERS.

      Minimum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth in the related Mortgage Note which is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

      Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

      Monthly Payment: The scheduled monthly payment of principal and interest, or in the case of an Interest Only Mortgage Loan, payments of (i) interest or
(ii) principal and interest, as applicable, on a Mortgage Loan.

      Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or the Pledge Agreement securing the Mortgage Note for a Cooperative Loan.

      Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit C annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

      Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

      Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note from time to time in accordance with the provisions of the Mortgage Note.

      Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. The Mortgage Loans shall include the Adjustable Rate Mortgage Loans, the Company Mortgage Loans, the Exception Mortgage Loans and the Third-Party Mortgage Loans.

      Mortgage Loan Documents: With respect to a Mortgage Loan, the documents listed as items 1 through 11 on Exhibit C attached hereto.

      Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

      Mortgage Loan Schedule: For each Pool, a schedule of Mortgage Loans annexed hereto as Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company's Mortgage Loan number; (2) the city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, a Cooperative Apartment, planned unit development or condominium; (4) the Mortgage Interest Rate as of the Cut-off Date; (5) the Mortgage Loan Remittance Rate as of the Cut-off Date; (6) the Monthly Payment as of the Cut-off Date; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) the Loan-to-Value Ratio; (12) the next Adjustment Date immediately following the Cut-off Date; (13) the lifetime Periodic Interest Rate Cap; (14) the Index; (15) the type of Adjustable Rate Mortgage Loan; (16) the Maximum Mortgage Interest Rate; (17) the first Adjustment Date immediately following origination; (18) whether the Mortgage Loan is convertible or not; (19) a code indicating the mortgage guaranty insurance company; and (20) the Servicing Fee Rate.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including any addendum, attachment, allonge, amendment, supplement or modification thereto.

      Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, or with respect to a Cooperative Loan, the Cooperative Apartment.

      Mortgagor: The obligor on a Mortgage Note.

      Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and certified by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

      Periodic Interest Rate Cap: As to each Adjustable Rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date pursuant to the terms of the Mortgage Note.

      Person: Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

      Pledge Agreement: With respect to a Cooperative Loan, the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease.

      Pledge Instruments: With respect to a Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Mortgage Note and Pledge Agreement.

      Pledged Asset Mortgage Loan: A Mortgage Loan for which the Mortgagor has pledged financial assets as partial collateral for the Mortgage Loan, in lieu of a cash down payment.

      PMI Policy: A policy of primary mortgage guaranty insurance evidenced by an electronic form and certificate number issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans. The premiums on a PMI Policy may be paid (i) by the Mortgagor or (ii) by the Company from its own funds, without reimbursement, in the case of an LPMI Policy. If the premiums are paid by the Company, the PMI Policy is an LPMI Policy.

      Prepayment Penalty: Payments penalties, fees or charges calculated pursuant to the Mortgage Note and due pursuant to the terms of the Mortgage Loan as the result of a Principal Prepayment of the Mortgage Loan, not otherwise due thereon in respect of principal or interest.

      Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Principal Prepayment Period: The calendar month preceding the month in which the related Remittance Date occurs.

      Project: With respect to a Cooperative Loan, all real property owned by the related Cooperative including the land, separate dwelling units and all common areas.

      Proprietary Lease: With respect to a Cooperative Loan, a lease on a Cooperative Apartment evidencing the possessory interest of the Mortgagor in such Cooperative Apartment.

      Purchase Price: The purchase price percentage for the Mortgage Loans as specified in the related Commitment Letter and as may be adjusted pursuant to the related Commitment Letter.

      Purchaser: Barclays Bank PLC, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

      Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

      Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchased or post-purchased quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

      Qualified Depository: A deposit account or accounts maintained with a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's Ratings Services or Prime-1 by Moody's Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein.

      Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

      Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than, and not more than two percent (2%) greater, than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan and
(v) comply with each representation and warranty set forth in Sections 3.01 and 3.02.

      Rating Agency: Each of Fitch, Inc., Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Dominion Bond Rating Service, Inc., or any successor thereto.

      Recognition Agreement: An agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

      Reconstitution: Any Securitization Transaction, Agency Transfer or Whole Loan Transfer.

      Reconstitution Agreement: The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer, Agency Transfer or Securitization Transaction.

      Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be reconstituted as part of an Agency Transfer, Securitization Transaction or Whole Loan Transfer pursuant to Section
9.01 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate.

      Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

      REMIC: A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month, beginning with the First Remittance Date.

      REO Disposition: The final sale by the Company of any REO Property.

      REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

      REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

      Repurchase Price: A price equal to (i) the Stated Principal Balance of the Mortgage Loan as of the date on which such repurchase takes place, plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser through the last day of the month in which such repurchase takes place, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

      Securities Act: The Securities Act of 1933, as amended.

      Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

      Servicer: As defined in Section 9.01(e)(iii).

      Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08 (excluding the Company's obligation to pay the premiums on LPMI Policies) and Section 4.10.

      Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

      Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

      Servicing Fee Rate: 0.250% per annum per Mortgage Loan.

      Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents which are delivered to the Custodian pursuant to Section 2.03.

      Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

      Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

      Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

      Stock Certificate: With respect to a Cooperative Loan, a certificate evidencing ownership of the Cooperative Shares issued by the Cooperative.

      Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

      Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

      Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

      Subsidy Account: An account maintained by the Company specifically to hold all Subsidy Funds to be applied to individual Subsidy Loans.

      Subsidy Funds: With respect to any Subsidy Loans, funds contributed by the employer of a Mortgagor in order to reduce the payments required from the Mortgagor for a specified period in specified amounts.

      Subsidy Loan: Any Mortgage Loan subject to a temporary interest subsidy agreement pursuant to which the monthly interest payments made by the related Mortgagor will be less than the scheduled monthly interest payments on such Mortgage Loan, with the resulting difference in interest payments being provided by the employer of the Mortgagor. Each Subsidy Loan will be identified as such in the related Data File.

      Tax Service Contract: A transferable contract maintained for the Mortgaged Property with a tax service provider for the purpose of obtaining current information from local taxing authorities relating to such Mortgaged Property.

      Third-Party Mortgage Loan: A mortgage loan that has been underwritten in accordance with the related Third-Party Underwriting Guidelines.

      Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

      Third-Party Underwriting Guidelines: The underwriting guidelines of a Third-Party Originator, as amended from time to time, applicable to the related Third-Party Mortgage Loans, as provided to the Purchaser by the Company.

      Underwriting Guidelines: The underwriting guidelines of the Company, a copy of which has been delivered by the Company to the Purchaser.

      Unverified Information: With respect to the Mortgage Loans identified on the related Data File, information regarding the Mortgagor's income, source of income, or assets that is stated on the loan application by the Mortgagor but not verified in the origination process, pursuant to the applicable Underwriting Guidelines.

      Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans other than a Securitization Transaction or Agency Transfer.

                                   ARTICLE II

      CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND
               RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.01 Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing Files.

      The Company, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of the Company in and to the Mortgage Loans. Pursuant to Section 2.03, the Company has delivered the Mortgage Loan Documents for each Mortgage Loan to the Custodian.

      The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian. The possession of each Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03 or 6.02. All such costs associated with the release, transfer and re-delivery of any Mortgage Files and/or Servicing Files shall be the responsibility of the Purchaser (unless in connection with Section 3.03 or 6.02).

      In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause the MERS System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS System to identify the Purchaser as the beneficial owner of such Mortgage Loan.

Section 2.02 Books and Records; Transfers of Mortgage Loans.

      From and after the sale of the Mortgage Loans to the Purchaser all rights arising out of the Mortgage Loans, including, but not limited to, all funds received on or in connection with the Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

      The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae or Freddie Mac Selling and Servicing Guide, as amended from time to time.

      The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

      The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transferee of a Mortgage Loan shall be recognized by the Company hereunder unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the last Business Day of the month. If such notification is not received as specified above, the Company's duties to remit and report as required by Section 5 shall begin with the next Due Period.

Section 2.03 Custodial Agreement; Delivery of Documents.

      The Company has delivered to the Custodian those Mortgage Loan Documents as required by this Agreement with respect to each Mortgage Loan.

      The Custodian has certified its receipt of all such Mortgage Loan Documents required to be delivered pursuant to this Agreement, as evidenced by the trust receipt or initial certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser will be responsible for the fees and expenses of the Custodian.

      The Company shall be responsible for paying any costs in connection with recording the initial Assignment of Mortgage, if necessary or at the direction of the Purchaser. The Purchaser shall be responsible for paying any costs in connection with any subsequent recordings for the Assignments of Mortgage.

      The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one (1) week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

      In the event the public recording office is delayed in returning any original document, the Company shall deliver to the Custodian within one hundred eighty (180) days (successive thirty (30) day extensions may be obtained with the consent of the Purchaser, which consent shall not be unreasonably withheld, up to a maximum of two hundred forty (240) days) of its submission for recordation, a copy of such document and an Officer's Certificate, which shall
(i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver the document to the Custodian by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

      Prior to Company's receipt of the Purchase Price, as adjusted pursuant to the related Commitment Letter, the Purchaser shall cause the Custodian to act as bailee for the sole and exclusive benefit of the Company pursuant to the Custodial Agreement and act only in accordance with Company's instructions. Upon the Company's receipt of the Purchase Price, as adjusted pursuant to the related Commitment Letter, the Company shall provide notification to the Custodian to release the ownership of the Mortgage Loan Documents specified above to the Purchaser. Such notification shall be in a form of a written notice by facsimile or other electronic media, with a copy sent to the Purchaser. Subsequent to such release, such Mortgage Loan Documents shall be retained by the Custodian for the benefit of the Purchaser. All Mortgage Loan Documents related to Mortgage Loans not purchased by the Purchaser on the Closing Date shall be maintained by the Custodian for the benefit of the Company and shall be returned to the Company within two (2) Business Days after the Closing Date.

      In the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the Company immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

Section 2.04 Examination of Mortgage Files.

      Prior to the Closing Date, the Company shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Company's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Company. Such examination may be made by the Purchaser at any time before or after the Closing Date or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time after the Closing Date upon prior reasonable notice to the Company. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief or remedy as provided under this Agreement.

Section 2.05 Closing.

      The closing for the purchase and sale of the Mortgage Loans, shall take place on the Closing Date. At the Purchaser's option, the closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in Person, at such place as the parties shall agree.

      The closing shall be subject to each of the following conditions:

      (a) at least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser the related Data File and related Mortgage Loan Schedule;

      (b) all of the representations and warranties of the Company under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement;

      (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

      (d) the Company shall have delivered and released to the Custodian under this Agreement all documents required pursuant to this Agreement; and

      (e) all other terms and conditions of this Agreement shall have been complied with.

      Subject to the foregoing conditions, the Purchaser shall pay to the Company on the Closing Date the Purchase Price by wire transfer of immediately available funds to the account designated by the Company.

Section 2.06 Closing Documents.

      With respect to the Mortgage Loans, the closing documents shall consist of fully executed originals of the following documents:

      (a)   this Agreement, dated as of the Cut-off Date, in two counterparts;

      (b)   a copy of the Custodial Agreement;

      (c) the Mortgage Loan Schedules, one copy to be attached to each counterpart of this Agreement;

      (d)   a trust receipt, as required under the Custodial Agreement;

      (e) an Opinion of Counsel of the Company, in the form of Exhibit E hereto;

      (f) an Officer's Certificate of the Company, in the form of Exhibit J hereto, including all attachments thereto; and

      (g)   the Commitment Letters.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

Section 3.01 Company Representations and Warranties.

      The Company hereby represents and warrants to the Purchaser that, as of the Closing Date:

      (a)   Due Organization and Authority.

            The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

      (b)   Ordinary Course of Business.

            The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, who is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

      (c)   No Conflicts.

            Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

      (d)   Ability to Service.

            The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is a HUD approved mortgagee and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

      (e)   Reasonable Servicing Fee; Fair Consideration.

            The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. The consideration received by the Company upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonable equivalent value for the Mortgage Loans;

      (f)   Ability to Perform.

            The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

      (g)   No Litigation Pending.

            There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

      (h)   No Consent Required.

            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date;

      (i)   Selection Process.

            The Mortgage Loans were selected from among the outstanding adjustable rate and fixed rate, one- to four-family mortgage loans in the Company's mortgage banking portfolio at the Closing Date as to which the representations and warranties set forth in Section
            3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

      (j)   No Untrue Information.

            Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

      (k)   Sale Treatment.

            The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

      (l)   No Material Change.

            There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company's most recent financial statements;

      (m)   No Brokers' Fees.

            The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans;

      (n)   MERS.

            The Company is a member of MERS in good standing; and

      (o)   Insured Depository Institution.

            The Company is an "insured depository institution" as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended.

Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

      As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the Closing Date:

      (a)   Mortgage Loans as Described.

            The information set forth in the Mortgage Loan Schedules attached hereto as Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4 and the information contained on the Data Files delivered to the Purchaser is true and correct; provided that the Company makes no representation or warranty as to the accuracy of Unverified Information;

      (b)   Payments Current.

            All payments required to be made up to the Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been thirty
            (30) days delinquent more than one (1) time within twelve (12) months prior to the Closing Date;

      (c)   No Outstanding Charges.

            There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced, or solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

      (d)   Original Terms Unmodified.

            The terms of the Mortgage Note and Mortgage, and with respect to each Cooperative Loan, the related Pledge Agreement, Proprietary Lease and Pledge Instruments, have not been impaired, waived, altered or modified in any respect from the date of origination, except by a written instrument which has been recorded or registered with the MERS System, if necessary, to protect the interests of the Purchaser and maintain the lien priority of the Mortgage and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

      (e)   No Defenses.

            The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

      (f)   No Satisfaction of Mortgage.

            The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission;

      (g)   Validity of Mortgage Loan Documents.

            The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

            With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;

      (h)   No Fraud.

            No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, or the Mortgagor (except with respect to the accuracy of Unverified Information), or to the best of the Company's knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

      (i)   Compliance with Applicable Laws.

            Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection and privacy, equal credit opportunity, disclosure or predatory, abusive and fair lending laws applicable to the Mortgage Loan have been complied with. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

      (j)   Location and Type of Mortgaged Property.

            The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or a Cooperative Apartment, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project, mixed use property or planned unit development shall conform with the applicable Fannie Mae or Freddie Mac requirements, or the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling. As of the respective appraisal date for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, and, to the best of the Company's knowledge, since the date of such appraisal, no portion of the Mortgaged Property was being used for commercial purposes outside of the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable;

      (k)   Valid First Lien.

            The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

            (1) the lien of current real property taxes and assessments not yet due and payable;

            (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and
                  (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

            With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor's pro rata share of the Cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

      (l)   Full Disbursement of Proceeds.

            The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, as allowed under the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (m)   Consolidation of Future Advances.

            Any future advances made prior to the Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Company shall not make future advances after the Cut-off Date;

      (n)   Ownership.

            The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

      (o)   Origination/Doing Business.

            The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution that is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

      (p)   LTV, PMI Policy.

            Each Mortgage Loan has an LTV as specified on the related Mortgage Loan Schedule. Except as set forth on the related Data File, if the LTV of the Mortgage Loans was greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy. If the Mortgage Loan is insured by a PMI Policy which is not an LPMI Policy, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 U.S.C ss.4901, et seq. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac. Any Mortgage Loan subject to a PMI Policy or an LPMI Policy obligates the Mortgagor or the Company to maintain the PMI Policy or LPMI Policy, as applicable, and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

      (q)   Title Insurance.

            The Mortgage Loan is covered by an ALTA lender's title insurance policy (or in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance) or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of Paragraph (k) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Additionally, such lender's title insurance policy includes no exceptions regarding ingress, egress or encroachments that impact the value or the marketability of the Mortgaged Property. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

      (r)   No Defaults.

            There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

      (s)   No Mechanics' Liens.

            There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (q) above;

      (t)   Location of Improvements; No Encroachments.

            Except as insured against by the title insurance policy referenced in Paragraph (q) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (u)   Payment Terms.

            Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than sixty (60) days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. Except with respect to the Interest Only Mortgage Loans, each Mortgage Loan is payable in equal monthly installments of principal and interest, with interest calculated and payable in arrears, sufficient (except with respect to Balloon Loans) to amortize the Mortgage Loan fully by the stated maturity date set for in the Mortgage Note over an original term to maturity of not more than thirty (30) years. With respect to each Balloon Loan, the Mortgage Loan is payable in equal monthly installments of principal and interest based on a fifteen (15), thirty (30) or forty (40) year amortization schedule, as set forth in the related Mortgage Note, and a final lump sum payment substantially greater than the preceding Monthly Payment is required which is sufficient to amortize the remaining principal balance of the Balloon Loan. No Balloon Loan has an original stated maturity of less than seven (7) years. As to each Adjustable Rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than the Periodic Interest Rate Cap on any Adjustment Date, and will in no event exceed the Maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Note for such Mortgage Loan. As to each Adjustable Rate Mortgage Loan that is not an Interest Only Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each Interest Only Mortgage Loan, the interest-only period shall not exceed fifteen
            (15) years (or such other period specified on the related Data File) and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage and to pay interest at the related Mortgage Interest Rate. As to each Adjustable Rate Mortgage Loan, if the related Mortgage Interest Rate changes on an Adjustment Date or, with respect to an Interest Only Mortgage Loan, on an Adjustment Date following the related interest-only period, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Adjustable Rate Mortgage Loan contains terms or provisions which would result in negative amortization;

      (v)   Customary Provisions.

            The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

      (w)   Occupancy of the Mortgaged Property.

            As of the date of origination, the Mortgaged Property was lawfully occupied and as of the Closing Date, to the best of Company's knowledge, the Mortgaged Property is lawfully occupied under applicable law;

      (x)   No Additional Collateral.

            Except with respect to Pledged Asset Mortgage Loans, the Mortgage
            Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Paragraph (k) above;

      (y)   Deeds of Trust.

            In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

      (z)   Acceptable Investment.

            The Company has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

      (aa)  Transfer of Mortgage Loans.

            If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment of Mortgage, upon the insertion of the name of the assignee and recording information, is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

      (bb)  Mortgaged Property Undamaged.

            The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

      (cc)  Collection Practices; Escrow Deposits.

            The origination, servicing and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

      (dd)  No Condemnation.

            There is no proceeding pending or to the best of the Company's knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

      (ee)  The Appraisal.

            The Mortgage File includes an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Company who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

      (ff)  Insurance.

            The Mortgaged Property (and, with respect to any Cooperative Loan, the related Project) securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier and such policy conforms to the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

      (gg)  Servicemembers Civil Relief Act.

            The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, as amended, or similar state laws;

      (hh)  No Graduated Payments or Contingent Interests.

            The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. No Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan;

      (ii)  No Construction Loans.

            No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

      (jj)  Underwriting.

            (i) Each Company Mortgage Loan was underwritten in accordance with the Underwriting Guidelines;

            (ii) Each Third-Party Mortgage Loan was underwritten in accordance with the Third-Party Underwriting Guidelines;

            (iii) Each Exception Mortgage Loan was underwritten in accordance with the Underwriting Guidelines, subject to the exceptions allowed; and

            (iv) Each Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

      (kk)  No Bankruptcy.

            No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and as of the Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

      (ll)  The Mortgagor.

            The Mortgagor is one or more natural Persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable;

      (mm)  Interest Calculation.

            Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

      (nn)  Environmental Status.

            There is no pending action or proceeding directly involving the Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to the use and enjoyment of the Mortgaged Property;

      (oo)  No High Cost Loans.

            No Mortgage Loan is a High Cost Loan or Covered Loan;

      (pp)  Anti-Money Laundering Laws.

            The Company has complied with all applicable anti-money laundering laws and regulations, (the "Anti-Money Laundering Laws"), and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the "Executive Order") or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the "OFAC Regulations") or in violation of the Executive Order or the OFAC Regulations, and as of the origination date of the related Mortgage Loan, no Mortgagor was subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a "blocked person" for purposes of the OFAC Regulations;

      (qq)  Single Premium Credit Life Insurance.

            No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

      (rr)  Buydown Mortgage Loans.

            With respect to each Mortgage Loan that is a Buydown Mortgage Loan:

            (i) On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable;

            (ii) The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

            (iii) The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan;

            (iv) As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae or Freddie Mac guidelines or the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, regarding buydown agreements.

      (ss)  Cooperative Loans.

            With respect to each Cooperative Loan

            (i) The Cooperative Shares are held by a Person as a tenant-stockholder in a Cooperative. Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same. The Proprietary Lease term expires no less than five years after the Mortgage Loan term or such other term acceptable to Fannie Mae or Freddie Mac;

            (ii) A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Cooperative is located and such search has not revealed information which would materially and adversely affect the Cooperative Loan;

            (iii) (a) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (b) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (c) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (d) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (e) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (f) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple or under a leasehold that complies with the requirements of the Fannie Mae or Freddie Mac guidelines or the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

            (iv) The Company has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor; and

            (v) Each Stock Power (i) has all signatures guaranteed or (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Company undertakes to convert the ownership of the collateral securing the related Cooperative Loan.

      (tt)  Delivery of Mortgage Files.

            The Mortgage Loan Documents required to be delivered by the Company have been delivered to the Custodian in accordance with this Agreement. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit C, except for such documents the originals of which have been delivered to the Custodian or for such documents where the originals of which have been sent for recordation. With respect to each Mortgage Loan for which a lost note affidavit has been delivered to the Custodian in place of the original Mortgage Note, the related Mortgage Note is no longer in existence, and, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan or of the related Mortgage by or on behalf of the Purchaser will not be affected by the absence of the original Mortgage Note;

      (uu)  Credit Reporting.

            With respect to each Mortgage Loan, the Company has furnished complete information on the related borrower credit files to Equifax, Experian and Trans Union Credit Information Company, in accordance with the Fair Credit Reporting Act and its implementing regulations;

      (vv)  Pledged Asset Mortgage Loan.

            No Mortgage Loan is a Pledged Asset Mortgage Loan;

      (ww)  Indiana.

            There is no Mortgage Loan that was originated on or after January 1, 2005, which is a "high cost home loan" as defined under the Indiana Home Loan Practices Act (I.C. 24-9);

      (xx)  Leasehold Estate.

            With respect to each Mortgage Loan secured in whole or in part by the interest of the Mortgagor as a lessee under a ground lease of the related Mortgaged Property (a "Ground Lease") and not be a fee interest in such Mortgaged Property:

            (i) The Mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease;

            (ii) The Ground Lease is in full force and effect;

            (iii) The Mortgagor is not in default under any provision of the lease;

            (iv) The lessor under the Ground Lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

            (v) The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least five (5) years;

            (vi) The Mortgagee under the Mortgage Loan is given at least sixty
            (60) days' notice of any default and an opportunity to cure any defaults under the Ground Lease or to take over the Mortgagor's rights under the Ground Lease;

            (vii) The Ground Lease does not contain any default provisions that could result in forfeiture or termination of the Ground Lease except for non-payment of the Ground Lease or a court order;

            (viii) The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor;

            (ix) The Ground Lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged; and

            (x) The execution, delivery and performance of the Mortgage do not require consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease;

      (yy)  Tax Service Contract.

            Each Mortgage Loan shall have a Tax Service Contract which shall have a term of the life of the Mortgage Loan. Each such Tax Service Contract shall be fully transferable, without penalty, premium or cost to the Purchaser or its designee; provided, however, in the event of termination under Section 11.02 herein, the Company shall be required to reimburse the Purchaser for all costs and expenses incurred by the Purchaser or its designee in connection wit the assignment of any such Tax Service Contract;

      (zz)  Due on Sale.

            The Mortgage contains an enforceable provision, to the extent not prohibited by applicable law as of the date of such Mortgage, for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

      (aaa) Arbitration.

            With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction; and

      (bbb) Georgia Fair Lending Act.

            There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, that is secured by property located in the State of Georgia. There is no Mortgage Loan that was originated on or after March 7, 2003, that is a "high cost home loan" as defined under the Georgia Fair Lending Act.

Section 3.03 Repurchase.

      It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

      Within ninety (90) days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01, and such breach cannot be cured within ninety (90) days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price.

      Notwithstanding the above paragraphs, within sixty (60) days of the earlier of either discovery by, or notice to, the Company of any breach of the representations or warranties set forth in clauses (oo), (qq), (uu), (aaa) or
(bbb) of Section 3.02 or any of the representations or warranties set forth in Exhibit K attached hereto, the Company shall repurchase such Mortgage Loan at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such breach within 120 days of the Closing Date, the Company shall, if the breach cannot be cured, at the Purchaser's option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan within ninety (90) days of the written notice of the breach or the failure to cure, whichever is later. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the Remittance Date immediately following the Principal Prepayment Period in which such Repurchase Price is received, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

      At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. If the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall cause MERS to designate on the MERS System to remove the Purchaser as the beneficial holder with respect to such Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the respective Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the respective Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by
Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. With respect to any Deleted Mortgage Loan, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

      For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

      In addition to such repurchase or substitution obligation, the Company shall indemnify the Purchaser and its present and former directors, officer, employees and agents and hold them harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this Section 3.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

      Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

      The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a Subservicer or a Subcontractor, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Company shall be responsible for any and all acts of a Subservicer and a Subcontractor, and the Company's utilization of a Subservicer or a Subcontractor shall in no way relieve the liability of the Company under this Agreement.

      Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, the Company shall not make any future advances, other than Servicing Advances, with respect to a Mortgage Loan. The Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on such Mortgage Loan, unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent. In the event that no default exists or is imminent, the Company shall request written consent from the Purchaser to permit such a modification and the Purchaser shall provide written consent or notify the Company of its objection to such modification within three (3) Business Days of its receipt of the Company's request. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

      The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS System, or cause the removal from MERS registration of any Mortgage Loan on the MERS System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

      In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

      The Company shall cause to be maintained for each Cooperative Loan a copy of the financing statements and shall file and such financing statements and continuation statements as necessary, in accordance with the Uniform Commercial Code applicable in the jurisdiction in which the related Cooperative Apartment is located, to perfect and protect the security interest and lien of the Purchaser.

Section 4.02 Liquidation of Mortgage Loans.

      In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to
Section 4.01 and remains delinquent for a period of ninety (90) days or any other default continues for a period of ninety (90) days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

      Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

      After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03 Collection of Mortgage Loan Payments.

      Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04 Establishment of and Deposits to Custodial Account.

      The Company shall segregate and hold all funds collected and received in connection with a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Mortgage Loans - P & I." The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. The Custodial Account shall at all times be insured to the fullest extent allowed by applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

      The Company shall deposit in the Custodial Account within two (2) Business Days of Company's receipt, and retain therein, the following collections received by the Company and payments made by the Company after the Cut-off Date, other than payments of principal and interest due on or before the Cut-off Date, or received by the Company prior to the Cut-off Date but allocable to a period subsequent thereto:

      (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

      (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

      (iii) all Liquidation Proceeds;

      (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with
            Section 4.14), Section 4.11 and Section 4.15;

      (v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

      (vi) any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.03, 6.01 or 6.02;

      (vii) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

      (viii) with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

      (ix)  any amounts required to be deposited by the Company pursuant to
            Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy;

      (x) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16;

      (xi) with respect to Buydown Mortgage Loans and Subsidy Loans, an amount from the Escrow Account that when added to the amount received from the Mortgagor for such month, equal the full Monthly Payment due under the related Mortgage Note; and

      (xii) any Prepayment Penalties received with respect to any Mortgage Loan.

      The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05 Permitted Withdrawals From Custodial Account.

      The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

      (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

      (ii) to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this sub clause (ii) being limited to amounts received on the related Mortgage Loan which represent late Monthly Payments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

      (iii) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this sub clause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

      (iv)  to pay itself interest on funds deposited in the Custodial Account;

      (v) to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 8.01;

      (vi) to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

      (vii) to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

      (viii)to remove funds inadvertently placed in the Custodial Account by the Company; and

      (ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

      In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06 Establishment of and Deposits to Escrow Account.

      The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

      The Company shall deposit in the Escrow Account or Accounts within two (2) Business Days of Company's receipt, and retain therein:

      (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

      (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property;

      (iii) all payments on account of Buydown Funds or Subsidy Funds; and

      (iv) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

      The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section
4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

      Withdrawals from the Escrow Account or Accounts may be made by the Company only:

      (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

      (ii) to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

      (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

      (iv) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

      (v) for application to the restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

      (vi) to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

      (vii) to remove funds inadvertently placed in the Escrow Account by the Company;

      (viii) to transfer payment on account of Buydown Funds and/or Subsidy Funds to the Custodial Account, as applicable; and

      (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

Section 4.08 Payment of Taxes, Insurance and Other Charges.

      With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Company shall determine whether any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09 Protection of Accounts.

      The Company may transfer the Custodial Account, Subsidy Account or the Escrow Account to a different Qualified Depository from time to time, provided that the Company shall give notice to the Purchaser of such transfer.

Section 4.10 Maintenance of Hazard Insurance.

      The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

      If the related Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with the applicable law and pursuant to the Fannie Mae or Freddie Mac guide, that the Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall force place the required flood insurance on the Mortgagor's behalf.

      If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

      In the event that the Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property and if the Mortgagor does not obtain such coverage, the Company shall immediately force place the required coverage on the Mortgagor's behalf.

      All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage.

      The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

      Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11 Maintenance of Mortgage Impairment Insurance.

      In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section
4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of the Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to such Purchaser.

Section 4.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

      The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.13 Inspections.

      The Company shall inspect the Mortgaged Property as often as deemed necessary by the Company in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer, to assure itself that the value of the Mortgaged Property is being preserved. The Company shall keep a record of each such inspection and, upon request, shall provide the Purchaser with an electronic report of each such inspection.

Section 4.14 Restoration of Mortgaged Property.

      The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

      (i) the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

      (ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

      (iii) the Company shall verify that the Mortgage Loan is not in default;
      and

      (iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

      If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15 Maintenance of PMI Policy; Claims.

      Except as indicated on the related Data File, with respect to each Mortgage Loan with an LTV in excess of 80% at the time of origination, the Company shall, without any cost to the Purchaser maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy insuring the portion of the unpaid principal balance of the Mortgage Loan as to payment defaults. If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 U.S.C ss.4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Company shall determine, in accordance with Accepted Servicing Practices, whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy as provided above.

      In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.16 Title, Management and Disposition of REO Property.

      In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser's designee, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

      The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

      The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event prior to the close of the third calendar year beginning after the year in which title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than three years is permitted under the foregoing sentence, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if a purchase money mortgage is taken in connection with such sale, such purchase money mortgage (1) shall name the Company as mortgagee, and (2) shall not be held pursuant to this Agreement.

      The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

      The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

      The Company shall withdraw from the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in this Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17 Real Estate Owned Reports.

      Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information available to the Company as the Purchaser shall reasonably request.

Section 4.18 Liquidation Reports.

      Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19 Reports of Foreclosures and Abandonments of Mortgaged Property.

      Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to
Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

Section 4.20 Application of Buydown Funds.

      With respect to each Buydown Mortgage Loan, the Company shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement). With respect to each Buydown Mortgage Loan, the Company will distribute to the Purchaser on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

      If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Company or the insurer under any related Primary Insurance Policy) the Company shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Purchaser all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account. Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Purchaser in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan. If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in its entirety during the related Buydown Period, the Company shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement. If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Company shall distribute to the Purchaser on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

Section 4.21 Notification of Adjustments.

      With respect to each Adjustable Rate Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Adjustment Date and shall adjust the Monthly Payment accordingly in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and Monthly Payment adjustments. Upon the discovery by the Company or the receipt of notice from the Purchaser that the Company has failed to adjust a Mortgage Interest Rate or Monthly Payment in accordance with the terms of the related Mortgage Note, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused the Purchaser thereby.

Section 4.22 Confidentiality/Protection of Customer Information.

      The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including maintaining security measures designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 (the "Interagency Guidelines"). For purposes of this Section, the term "Customer Information" shall have the meaning assigned to it in the Interagency Guidelines.

Section 4.23 Fair Credit Reporting Act

      The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 4.24 Establishment of and Deposits to Subsidy Account.

      The Company shall segregate and hold all Subsidy Funds collected and received pursuant to the Subsidy Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Subsidy Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A., in trust for the Purchaser, its successors or assigns, and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors." The Subsidy Account shall be an eligible deposit account established with an eligible institution.

      The Company shall, from time to time, withdraw funds from the Subsidy Account for the following purposes:

            (i) to deposit in the Custodial Account in the amounts and in the manner provided for in Section 4.04(xi);

            (ii) to transfer funds to another eligible institution in accordance with Section 4.09 hereof;

            (iii) to withdraw funds deposited in error; and

            (iv) to clear and terminate the Subsidy Account upon the termination of this Agreement.

      Notwithstanding anything to the contrary elsewhere in this Agreement, the Company may employ the Escrow Account as the Subsidy Account to the extent that the Company can separately identify any Subsidy Funds deposited therein.

Section 4.25 Use of Subservicers and Subcontractors.

      The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

      (a) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(d)(iii), 9.01(d)(v), 9.01(d)(vi), 9.01(d)(vii) and 9.01(e) of this
      Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under
      Section 9.01(d)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section
      6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section
      6.06 as and when required to be delivered.

      (b) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

      As a condition to the utilization of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(e) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and other certifications required to be delivered by such Subcontractor under Section 6.06, in each case as and when required to be delivered.

Section 4.26 Quality Control Procedures.

      The Company shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Company's loan production and the servicing activities of the Company in accordance with industry standards.

                                    ARTICLE V

                              PAYMENTS TO PURCHASER

Section 5.01 Remittances.

      On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, and minus (e) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

      With respect to any remittance received by the Purchaser after the second Business Day following the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to Purchaser.

      Not later than the Remittance Date, the Company shall furnish to the Purchaser a monthly remittance advice, with a trial balance report attached thereto, as to the remittance period ending on the last day of the preceding month.

Section 5.03 Monthly Advances by Company.

      On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, REO Disposition Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination. The Company shall not have an obligation to make such Monthly Advances as to any Mortgage Loan with respect to shortfalls relating to the Servicemembers Civil Relief Act or similar state and local laws.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

Section 6.01 Transfers of Mortgaged Property.

      The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

      If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other material terms shall be changed without Purchaser's consent.

      To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loan. If the credit worthiness of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

      Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the monthly remittance advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.

      If the Company satisfies or releases the lien of the Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage (other than as a result of a modification of the Mortgage pursuant to the terms of this Agreement or liquidation of the Mortgaged Property pursuant to the terms of this Agreement) or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within two
(2) Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03 Servicing Compensation.

      As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the unpaid principal balance and for the period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payments.

      Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 6.04 Annual Statements as to Compliance.

      On or before March 1 of each calendar year, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (a) a review of the Company's activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (b) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 6.05 [Reserved]

Section 6.06 Report on Assessment of Compliance and Attestation.

      On or before March 1 of each calendar year, the Company shall:

      (i) deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and
            Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company and shall address each of the "Applicable Servicing Criteria" specified on Exhibit F hereto delivered to the Purchaser at the time of any Securitization Transaction;

      (ii) deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

      (iii) cause each Subservicer and each Subcontractor, determined by the Company pursuant to Section 4.25(b) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and such Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and (ii) of this Section 6.06; and

      (iv) if requested by the Purchaser and any Depositor not later than February 1 of the calendar year in which such certification is to be delivered, deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit G.

      The Company acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. Neither the Purchaser nor any Depositor will request delivery of a certification under clause (iv) above unless a Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

      Each assessment of compliance provided by a Subservicer pursuant to
Section 6.06(i) shall address each of the Servicing Criteria specified substantially in the form of Exhibit F hereto delivered to the Purchaser at the time of any Securitization Transaction or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 6.06(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 4.25.

Section 6.07 Remedies.

      (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under Article IX,
Section 4.25, Section 6.04 or Section 6.06, or any breach by the Company of a representation or warranty set forth in Section 9.01(d)(vi)(A), or in a writing furnished pursuant to Section 9.01(d)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(d)(vi)(B) to the extent made as of a date subsequent to such closing date, shall, except as provided in sub-clause (ii) of this Section, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

      (ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants' letter when and as required under Section 6.04 or Section 6.06, including (except as provided below) any failure by the Company to identify any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants' letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

      Neither the Purchaser nor any Depositor shall be entitled to terminate the rights and obligations of the Company pursuant to this Section 6.07(ii) if a failure of the Company to identify a Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB was attributable solely to the role or function of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

      (iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser), any Master Servicer and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 6.08 Right to Examine Company Records.

      The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

Section 6.09 Compliance with REMIC Provisions.

      If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on (a) "prohibited transactions" or "income from non-permitted assets" as defined in Section 860F(a)(2) of the Code, (b) "contributions" to a REMIC set forth in Section 860G(d) of the Code, (c) "foreclosure" property as defined in Section 860G(a)(8) of the Code and (d) "net income from foreclosure property" which is subject to tax under the REMIC Provisions) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

                                   ARTICLE VII

                              COMPANY TO COOPERATE

Section 7.01 Provision of Information.

      During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser's expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

      The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 7.02 Financial Statements; Servicing Facility.

      In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser a Consolidated Statement of Operations of the Company for the most recently completed two (2) fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Company, upon request, also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

      The Company also shall make available to Purchaser or prospective purchasers a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                   THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

      The Company shall indemnify the Purchaser and their respective present and former directors, officers, employees and agents and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that such party may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company's indemnification pursuant to Section 3.03, or the failure of the Company to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement.

      The indemnification rights set forth in this Section 8.01 shall survive the termination of this Agreement or the resignation or removal of the Company for any reason.

Section 8.02 Merger or Consolidation of the Company.

      The Company shall keep in full effect its existence, rights and franchises, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

      Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved seller/servicer in good standing. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

Section 8.03 Limitation on Liability of Company and Others.

      Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 8.04 Limitation on Resignation and Assignment by Company.

      The Purchaser has entered into this Agreement with the Company and subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement nor the servicing rights hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

      The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in
Section 12.01.

      Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Purchaser or any third party.

                                   ARTICLE IX

     AGENCY TRANSFERS, SECURITIZATION TRANSACTIONS AND WHOLE LOAN TRANSFERS

Section 9.01 Agency Transfers, Securitization Transactions and Whole Loan Transfers

      The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers, Agency Transfers or Securitization Transactions, retaining the Company as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the Reconstitution Date, the Mortgage Loans transferred may cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section
9.01 is rejected by the transferee, the Company shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

      The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer, Agency Transfers or Securitization Transaction in accordance with this Section 9.01. In connection therewith:

      (a) The Company shall make all representations and warranties made herein with respect to the Mortgage Loans as of the Closing Date and all representations and warranties made herein with respect to the Company itself as of the closing date of each Whole Loan Transfer, Agency Transfer or Securitization Transaction. In the event of a Securitization Transaction or Agency Transfer for which Freddie Mac representations and warranties are required, the Company agrees to make the representations and warranties listed on Exhibit K, as of the related Closing Date, at the time of such Securitization Transaction or Agency Transfer, with respect to the Mortgage Loans included therein;

      (b) The Company shall negotiate in good faith and execute any (i) seller/servicer agreements required to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement or
            (ii) an Assignment, Assumption and Recognition Agreement, substantially in the form attached hereto as Exhibit H, or a pooling and servicing agreement in form and substance reasonably acceptable to the Purchaser and the Company, which shall not create any greater obligation upon the Company.

      (c) The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Company and Company's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a Servicing Fee for each Mortgage Loan at the Servicing Fee Rate; and

      (d)   In connection with any Securitization Transaction, the Company shall
            (1) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (i), (ii), (iii) and (vii) of this subsection (d), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this subsection (d).

            (i) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (1) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (2) each Third-Party Originator, and (3) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

            (A)   the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer; and

            (D) a description of any affiliation or relationship (of a type described in Item 1119 of Regulation AB) between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of a Securitization
                  Transaction:

                  (1)   the sponsor;
                  (2)   the depositor;
                  (3)   the issuing entity;
                  (4)   any servicer;
                  (5)   any trustee;
                  (6)   any originator;
                  (7)   any significant obligor;
                  (8)   any enhancement or support provider; and
                  (9)   any other material transaction party.

            (ii) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (1) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (2) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

            If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (iii) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

                  (A)   the Servicer's form of organization;

                  (B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                        (1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

                        (2)   the extent of outsourcing the Servicer utilizes;

                        (3) whether there has been previous disclosure of material noncompliance with the applicable Servicing Criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                        (4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                        (5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

                  (C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                  (D) information regarding the Servicer's financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                  (E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                  (F) a description of the Servicer's processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                  (G) a description of the Servicer's processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                  (H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience;

            (iv) If so requested by the Purchaser or any Depositor for the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (1) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(d)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            (v) As a condition to the succession to the Company or any Subservicer as servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or
                  (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least fifteen (15) calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

            (vi) (A) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under this
                  Section 9.01(d) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (1) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (2) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (3) no material noncompliance with the applicable Servicing Criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (4) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (5) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (6) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

                  (B) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under this Section 9.01(d), the Company shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in sub clause (A) above or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            (vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten (10) Business Days following such request.

      (e) The Company shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor (each, an "Indemnified Party"), in an Indemnification Agreement substantially in the form of Exhibit I attached hereto, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under Sections 4.25, 6.04, 6.06, 9.01(d) and (e) by or on behalf of the Company, or provided under Sections 4.25, 6.04, 6.06, 9.01(d) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the "Company Information"), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

            (ii)  any breach by the Company of its obligations under this
                  Section 9.01(e), including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under Sections 4.25, 6.04, 6.06 and 9.01(d), including any failure by the Company to identify any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB; or

            (iii) any breach by the Company of a representation or warranty set forth in Section 9.01(d)(vi)(A) or in a writing furnished pursuant to Section 9.01(d)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(d)(vi)(B) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in sub-clause
            (ii) of this Section 9.01(e), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

            If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

            In the case of any failure of performance described in sub-clause
            (ii) of this Section 9.01(e), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

            This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

      (f) The Purchaser and a credit-worthy parent of the Purchaser, reasonably acceptable to the Company shall indemnify the Company, each affiliate of the Company, each Person who controls any of such parties or the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Company, in an Indemnification Agreement substantially in the form of Exhibit I attached hereto, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) any untrue statement of a material fact contained or alleged to be contained in any offering materials related to a Securitization Transaction, including without limitation the registration statement, prospectus, prospectus supplement, any private placement memorandum, any free writing prospectuses, any ABS informational and computational material, and any amendments or supplements to the foregoing (collectively, the "Securitization Materials") or

            (ii) the omission or alleged omission to state in the Securitization Materials a material fact required to be stated in the Securitization Materials or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is other than a statement or omission arising out of, resulting from, or based upon the Company Information.

            If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Purchaser agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Purchaser on the other.

            This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

      The Purchaser and the Company acknowledge and agree that the purpose of
Section 9.01(d) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provisions of comparable disclosure in private offerings.

      Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

      The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

      In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date the Company shall prepare an Assignment of Mortgage in blank or to the trustee from the Company acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers, Agency Transfers or Securitization Transactions. The Purchaser shall pay all preparation and recording costs associated therewith, if such Assignments of Mortgage have been previously prepared and recorded in the name of the Purchaser or its designee. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements.

      All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfers or Securitization Transactions or (ii) that are subject to a Securitization Transaction for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

                                    ARTICLE X

                                     DEFAULT

Section 10.01 Events of Default.

      Each of the following shall constitute an Event of Default on the part of the Company:

      (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of five (5) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

      (ii) failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

      (iii) failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

      (iv) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

      (v) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

      (vi) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three (3) Business Days; or

      (vii) the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

      (viii) the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04; or

      (ix)  an Event of Default as defined in Section 6.07.

      If the Company obtains knowledge of an Event of Default, the Company shall promptly notify the Purchaser. In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate, without compensation to the Company, other than payments to the Company for services performed under this Agreement up to the date of such termination as provided for herein, all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

      Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02 Waiver of Defaults.

      By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

                                   ARTICLE XI

                                   TERMINATION

Section 11.01 Termination.

      This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02 Termination Without Cause.

      The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

      The Company shall be entitled to receive, as such liquidated damages, upon the transfer of the servicing rights, an amount equal to: (i) 2.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .25% is paid per annum, (ii) 3.25% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .375% is paid per annum, and (iii) 3.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .44% or greater is paid per annum.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.01 Successor to Company.

      Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01, 11.01 (ii) or pursuant to
Section 11.02 the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Sections 3.03 and 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

      Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsection (h) with respect to the sale of the Mortgage Loans and subsections (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

      The Company shall deliver promptly to the successor servicer the funds in the Custodial Account, Subsidy Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

      Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02 Amendment.

      This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

Section 12.03 Governing Law.

      This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

Section 12.04 Duration of Agreement.

      This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05 Notices.

      All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i) if to the Company with respect to servicing issues:

            Wells Fargo Bank, N.A.
            1 Home Campus
            Des Moines, IA  50328-0001
            Attention:  John B. Brown, MAC X2302-033
            Fax: 515/324-3118

      (ii) if to the Company with respect to all other issues:

            Wells Fargo Bank, N.A.
            7430 New Technology Way
            Frederick, MD  21703
            Attention:  Structured Finance Manager, MAC X3906-012
            Fax:  301/846-8152

      In each instance, with a copy to:

            Wells Fargo Bank, N.A.
            1 Home Campus
            Des Moines, Iowa  50328-0001
            Attention:  General Counsel MAC X2401-06T

            or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

      (ii) if to Purchaser:

            Barclays Bank PLC
            222 Broadway
            New York, New York 10038
            Attention:  Glenn Pearson
            Fax: 212-412-1006
            E-mail: glenn.pearson@barclayscapital.com

      In each instance, with a copy to:

            Barclays Bank PLC
            200 Park Avenue
            New York, New York 10166
            Attention:  Michael Dryden
            Fax: 212-412-1006
            E-mail: michael.dryden@barclayscapital.com

            or such other address as may hereafter be furnished to the Company in writing by the Purchaser;

Section 12.06 Severability of Provisions.

      If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07 Relationship of Parties.

      Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08 Execution; Successors and Assigns.

      This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns. The parties agree that this Agreement and signature pages thereof may be transmitted between them by facsimile and that faxed signatures may constitute original signatures and that a faxed signature page containing the signature (faxed or original) is binding on the parties.

Section 12.09 Recordation of Assignments of Mortgage.

      To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 12.10 Assignment by Purchaser.

      The Purchaser shall have the right, without the consent of the Company to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any Person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form attached as Exhibit H, and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11 Solicitation of Mortgagor.

      Neither party shall, after the Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither
(i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.

Section 12.12 Further Agreements.

      The Purchaser and the Company each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 12.13 General Interpretive Principles.

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

      (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

      (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

      (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

      (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

      (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

               [Intentionally Blank - Next Page Signature Page]

      IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BARCLAYS BANK PLC                         WELLS FARGO BANK, N.A.
Purchaser                                 Company

By:                                       By:
   --------------------------                 ---------------------------------

Name:                                          Name:
     ------------------------                       ----------------------------

Title:                                          Title:
      -----------------------                         --------------------------

STATE OF                )
                        ) ss:
COUNTY OF ___________   )

      On the _____ day of March, 2007 before me, a Notary Public in and for said State, personally appeared ______, known to me to be _________ of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

                                         ---------------------------------------
                                          Notary Public

                                          My Commission expires ________________

STATE OF                )
                        ) ss:
COUNTY OF               )

      On the _____ day of March, 2007 before me, a Notary Public in and for said State, personally appeared _______________________________, known to me to be the _____________________ of Barclays Bank PLC, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

                                         ---------------------------------------
                                          Notary Public

                                          My Commission expires ________________

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE
                             ----------------------
                               (WFHM 2007-PA06(A))

                                   EXHIBIT A-1

                             MORTGAGE LOAN SCHEDULE
                             ----------------------
                               (WFHM 2007-PA06(B))

                                   EXHIBIT A-2

                             MORTGAGE LOAN SCHEDULE
                             ----------------------
                               (WFHM 2007-PA06(C))

                                   EXHIBIT A-3

                             MORTGAGE LOAN SCHEDULE
                             ----------------------
                               (WFHM 2007-PA07(A))

                                   EXHIBIT A-4

                             MORTGAGE LOAN SCHEDULE
                             ----------------------
                               (WFHM 2007-PA07(B))

                                    EXHIBIT B

                               CUSTODIAL AGREEMENT
                               -------------------

                                    EXHIBIT C

                CONTENTS OF EACH MORTGAGE FILE AND SERVICING FILE
                -------------------------------------------------

      With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser prior to the Closing Date and any prospective purchaser after the Closing Date, and which shall be retained by the Company in the Mortgage File or Servicing File or delivered to the Custodian pursuant to Sections 2.01 and 2.03 of the Seller's Warranties and Servicing Agreement to which this Exhibit is attached (the "Agreement"):

With respect to each Mortgage File:
-----------------------------------

      1. (a) The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form:
            "[Company], formerly known as [previous name]").

            (b) A certified copy of the Mortgage Note (endorsed as provided above) together with a lost note affidavit, providing indemnification to the holder thereof for any losses incurred due to the fact that the original Mortgage Note is missing.

      2. The originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

      3. Except in the case of MERS Mortgage Loans, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]."

      4. The original of any guarantee executed in connection with the Mortgage Note.

      5.    Original or certified copy of power of attorney, if applicable.

      6. The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

            For each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN for that Mortgage Loan and either language indicating that the Mortgage Loan was originated in the name of MERS, or if the Mortgage Loan was not originated in the name of MERS, the original Mortgage and the assignment to MERS, with evidence of recording thereon. Further, with respect to MERS Mortgage Loans, (a) the Mortgage names MERS as the Mortgagee and (b) the requirements set forth in the Electronic Tracking Agreement have been satisfied, with a conformed recorded copy to follow as soon as the same is received by the Company.

      7. Except with respect to MERS Mortgage Loans, the originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with
            (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

      8. The electronic form of PMI Policy as identified by certificate number.

      9. The original mortgagee policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

      10. Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

      11.   For each Cooperative Loan, the original or a copy of the following:

            Pledge Agreement entered into by the Mortgagor with respect to such Cooperative Loan;

            UCC-3 assignment in blank (or equivalent instrument), sufficient under the laws of the jurisdiction where the related Cooperative Apartment is located to reflect of record the sale and assignment of the Cooperative Loan to the Purchaser;

            Assignment of Pledge Agreement in blank showing a complete chain of assignment from the originator of the related Cooperative Loan to the Company;

            Form UCC-1 and any continuation statements with evidence of filing thereon with respect to such Cooperative Loan;

            Cooperative Shares with a Stock Certificate in blank attached;

            Proprietary Lease;

            Assignment of Proprietary Lease, in blank, and all intervening assignments thereof;

            Recognition agreement of the interests of the mortgagee with respect to the Cooperative Loan by the Cooperative, the stock of which was pledged by the related Mortgagor to the originator of such Cooperative Loan; and

            Any assumption, consolidation or modification agreements relating to any of the items specified above.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company's agent(s):

      12. The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

      13.   Residential loan application.

      14.   Mortgage Loan closing statement.

      15. Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

      16. Verification of acceptable evidence of source and amount of down payment, including any related asset verification, if applicable.

      17.   Credit report on the Mortgagor.

      18. Residential appraisal report, including the related completion certificate, if applicable.

      19.   Photograph of the Mortgaged Property.

      20. Survey of the Mortgage property, if required by the title company or applicable law.

      21. Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

      22.   All required disclosure statements.

      23. If available, termite report, structural engineer's report, water potability and septic certification.

      24.   Sales contract, if applicable.

      25. Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

      26.   Amortization schedule, if available.

      27. Payment history for any Mortgage Loan that has been closed for more than 90 days.

      In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within one hundred eighty (180) days (successive thirty (30) day extensions may be obtained with the consent of the Purchaser, which consent shall not be unreasonably withheld, up to a maximum of two hundred forty (240) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

      Notwithstanding Paragraphs 1 and 3 above, the Purchaser acknowledges that the Company may deliver (i) a Mortgage Note for which the chain of endorsements is not identical to that of the intervening Assignments with respect to such Mortgage Note, which shall not affect the enforceability of such Mortgage Note, and/or (ii) intervening Assignments which are not identical to the chain of endorsements with respect to such Mortgage Note, which shall not affect the validity of such intervening Assignments; provided, however, that such acknowledgment shall in no way operate to negate the Purchaser's remedies for the Company's breach of the representations and warranties under this Agreement.

                                    EXHIBIT D

                               DATA FILE ELEMENTS

      (1)   the Mortgage Loan number;

      (2) the street address of the Mortgaged Property including the city, state, county and zip code;

      (3) a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a cooperative, a townhouse, manufactured housing or a unit in a condominium project;

      (4)   the Mortgage Interest Rate as of the Cut-off Date;

      (5)   the current Monthly Payment;

      (6)   the original loan term (in number of months);

      (7)   the stated maturity date;

      (8) the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

      (9)   the Loan-to-Value Ratio;

      (10) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan;

      (11) a code indicating whether the Mortgage Loan is a temporary buydown (Y or N);

      (12)  the Servicing Fee Rate;

      (13) a code indicating whether the Mortgage Loan is covered by lender-paid mortgage insurance (Y or N);

      (14) a code indicating whether the Mortgage Loan is a Time$aver(R) Mortgage Loan (Y or N);

      (15)  the Mortgagor's first and last name;

      (16)  a code indicating a Co-Borrower (Y or N);

      (17)  the Co-Borrower's first and last name, if applicable;

      (18) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investment property;

      (19) the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

      (20) the date on which the first Monthly Payment was due on the Mortgage Loan;

      (21) the last Due Date on which a Monthly Payment was actually applied to the actual principal balance;

      (22)  the original principal amount of the Mortgage Loan;

      (23) a code indicating the purpose of the loan (i.e., purchase, financing, rate/term refinancing, cash-out refinancing);

      (24)  the Mortgage Interest Rate at origination;

      (25) a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2's and current pay stub or 2 years 1040's for self employed borrowers), alternative or reduced);

      (26)  a code indicating if the Mortgage Loan is subject to a PMI Policy;

      (27)  the Appraised Value of the Mortgage Property;

      (28)  the sale price of the Mortgaged Property, if applicable;

      (29)  the Mortgagor's underwriting FICO score;

      (30)  term of Prepayment Penalty in years;

      (31)  a code indicating the product type;

      (32)  a code indicating the credit grade of the Mortgage Loan;

      (33) the unpaid balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of all payments of principal;

      (34)  the Mortgage Note date of the Mortgage Loan;

      (35) the mortgage insurance certificate number and percentage of coverage, if applicable;

      (36)  the Mortgagor's date of birth;

      (37) if the Mortgage Loan is a MERS Mortgage Loan, the MIN, if applicable;

      (38)  employer name;

      (39)  subsidy program code;

      (40)  servicer name;

      (41)  the combined Loan-to-Value Ratio at origination;

      (42)  the total Loan-to-Value Ratio;

      (43)  whether the Mortgage Loan is convertible (Y or N);

      (44) a code indicating whether the Mortgage Loan is a relocation loan (Y or N);

      (45) a code indicating whether the Mortgage Loan is a leasehold loan (Y or N);

      (46) a code indicating whether the Mortgage Loan is an Alt A loan (Y or N);

      (47) a code indicating whether the Mortgage Loan is a no ratio loan (Y or N);

      (48) a code indicating whether the Mortgage Loan is a Pledged Asset Mortgage Loan (Y or N);

      (49)  effective LTV percentage for Pledged Asset Mortgage Loan;

      (50)  citizenship type code;

      (51) a code indicating whether the Mortgage Loan is a conforming or non-conforming loan, based on the original loan balance;

      (52)  the name of the client for which the Mortgage Loan was originated;

      (53)  a code indicating amortization type (1= Full or 2=IO);

      (54) a code indicating interest-only terms in months for Interest Only Mortgage Loans;

      (55)  the remaining interest-only term for Interest-Only Mortgage Loans;

      (56) a date when first full payment is due after interest-only period is over for Interest Only Mortgage Loans;

      (57)  the current monthly tax and insurance payment;

      (58) a code indicating whether the Mortgage Loan was originated through the correspondent, retail or wholesale channel;

      (59)  front end debt-to-income ratio;

      (60)  back end debt-to-income ratio;

      (61) a code indicating borrower or lender verification of assets (B or L);

      (62) combined balance of the first lien and second lien mortgage loan balances, if applicable;

      (63)  a code indicating age of Mortgage Loan in months;

      (64) a code indicating delinquency status for last twelve (12) months (rolling);

      (65)  updated FICO score;

      (66)  a code indicating if borrower is self-employed (Y or N);

      (67) a policy number or certificate number of the physical document evidencing mortgage insurance;

      (68) a borrower's prior rent or mortgage payment history (not associated with subject Mortgage Loan);

      (69) the appraisal form used to document the Appraisal Value of the Mortgage Property;

      (70)  documentation type translated to Moody's definition;

      (71) type of asset verification utilized for decisioning the loan, translated to Moody's definitions;

      (72)  documentation type translated to Standard and Poor's definition;

      (73) type of asset verification utilized for decisioning the loan, translated to Standard and Poor's definitions;

      (74)  documentation type translated to Fitch's definition;

                      The Company shall provide the following
                    For the Home Mortgage Disclosure Act (HMDA):
                    --------------------------------------------

      (75)  the Mortgagor's and co-Mortgagor's (if applicable) ethnicity;

      (76)  the Mortgagor's and co-Mortgagor's (if applicable) race;

      (77)  lien status;

      (78)  for cash-out refinance loans, the cash purpose;

      (79)  the Mortgagor's and co-Mortgagor's (if applicable) gender;

      (80) the Mortgagor's and co-Mortgagor's (if applicable) social security numbers;

      (81)  the number of units for the property;

      (82)  the year in which the property was built;

      (83)  the qualifying monthly income of the Mortgagor;

      (84)  the number of bedrooms contained in the Mortgaged Property;

      (85)  a code indicating first time buyer (Y or N);

      (86)  the total rental income, if any;

                     The Seller shall provide the following
             for the Adjustable Rate Mortgage Loans (if applicable):
             -------------------------------------------------------

      (87) the maximum Mortgage Interest Rate under the terms of the Mortgage Note for Adjustable Rate Mortgage Loans;

      (88)  the Periodic Interest Rate Cap for Adjustable Rate Mortgage Loans;

      (89)  the Index for Adjustable Rate Mortgage Loans;

      (90)  the next Adjustment Date for Adjustable Rate Mortgage Loans;

      (91)  the Gross Margin for Adjustable Rate Mortgage Loans;

      (92)  the lifetime interest rate cap for Adjustable Rate Mortgage Loans;

      (93)  the initial rate cap for Adjustable Rate Mortgage Loans;

      (94)  the first adjustment cap for Adjustable Rate Mortgage Loans;

      (95) minimum interest rate allowed per Mortgage Note for Adjustable Rate Mortgage Loans;

      (96) look-back period for Adjustable Rate Mortgage Loans (to determine loan index);

      (97) minimum rate first adjustment period percent for Adjustable Rate Mortgage Loans;

      (98) maximum rate first adjustment period percent for Adjustable Rate Mortgage Loans.

                                    EXHIBIT E

                           FORM OF OPINION OF COUNSEL
                           --------------------------


@
@
@
@

Re:   Wells Fargo Bank, N.A.
      Mortgage Loan Series @

Dear Sir/Madam:

I am @ of Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. (the "Company"), with respect to certain matters in connection with the sale by the Company of the mortgage loans designated as Mortgage Loan Series @ (the "Mortgage Loans") pursuant to that certain Seller's Warranties and Servicing Agreement by and between the Company and @ (the "Purchaser"), dated as of @, 20__, (the "Agreement"), which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

I have examined the following documents:

1.    the Seller's Warranties and Servicing Agreement;

2.    the Custodial Agreement;

3.    the form of endorsement of the Mortgage Notes; and

4. such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Agreement. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is my opinion that;

1. The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

2. The Company has the power to engage in the transactions contemplated by the Agreement, the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Agreement, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

3.    Each person who, as an officer or attorney-in-fact of the Company, signed
      (a) the Agreements and (b) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Agreements was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4. Each of the Agreement, the Custodial Agreement, and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original or facsimile signature in order to complete the transactions contemplated by the Agreement and the Custodial Agreement and in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the Agreement, the Custodial Agreement, the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreement, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Agreement and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreement and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

8. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreement, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreement and the Custodial Agreement.

9. For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Agreement.

10. The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser's direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser's direction, to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

Sincerely,

@

@

@/@

                                    EXHIBIT F

                                                 SERVICING CRITERIA TO BE ADDRESSED
                                                     IN ASSESSMENT OF COMPLIANCE
                                                 ----------------------------------

                                The assessment of compliance to be delivered by [the Company][Name of
                             Subservicer] shall address, as a minimum, the criteria identified below as
                                                   "Applicable Servicing Criteria"

-----------------------------------------------------------------------------------------------------------------------------

                                             Servicing Criteria                              Applicable      Inapplicable
                                                                                             Servicing         Servicing
Reg AB Reference                                                                              Criteria         Criteria
-----------------------------------------------------------------------------------------------------------------------------
                                      General Servicing Considerations
-----------------------------------------------------------------------------------------------------------------------------

                    Policies and procedures are instituted to monitor any performance or         X
                    other triggers and events of default in accordance with the
1122(d)(1)(i)       transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   If any material servicing activities are outsourced to third parties,         X
                   policies and procedures are instituted to monitor the third party's
1122(d)(1)(ii)     performance and compliance with such servicing activities.
-----------------------------------------------------------------------------------------------------------------------------

                   Any requirements in the transaction agreements to maintain a back-up                            X
1122(d)(1)(iii)    servicer for the mortgage loans are maintained.
-----------------------------------------------------------------------------------------------------------------------------

                   A fidelity bond and errors and omissions policy is in effect on the           X
                   party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise
1122(d)(1)(iv)     in accordance with the terms of the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                                     Cash Collection and Administration
-----------------------------------------------------------------------------------------------------------------------------

                   Payments on mortgage loans are deposited into the appropriate                 X
                   custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of
1122(d)(2)(i)      days specified in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Disbursements made via wire transfer on behalf of an obligor or to an         X
1122(d)(2)(ii)     investor are made only by authorized personnel.
-----------------------------------------------------------------------------------------------------------------------------

                   Advances of funds or guarantees regarding collections, cash flows or          X
                   distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the
1122(d)(2)(iii)    transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   The related accounts for the transaction, such as cash reserve                X
                   accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash)
1122(d)(2)(iv)     as set forth in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Each custodial account is maintained at a federally insured                   X
                   depository institution as set forth in the transaction agreements.
                   For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
1122(d)(2)(v)      13k-1(b)(1) of the Securities Exchange Act.
-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized access.         X
-----------------------------------------------------------------------------------------------------------------------------

                   Reconciliations are prepared on a monthly basis for all asset-backed          X
                   securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A)
                   mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and
                   (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the
1122(d)(2)(vii)    transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                                     Investor Remittances and Reporting
-----------------------------------------------------------------------------------------------------------------------------

                   Reports to investors, including those to be filed with the                    X
                   Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number
1122(d)(3)(i)      of mortgage loans serviced by the Servicer.
-----------------------------------------------------------------------------------------------------------------------------

                   Amounts due to investors are allocated and remitted in accordance             X
                   with timeframes, distribution priority and other terms set forth in
1122(d)(3)(ii)     the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Disbursements made to an investor are posted within two business days         X
                   to the Servicer's investor records, or such other number of days
1122(d)(3)(iii)    specified in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Amounts remitted to investors per the investor reports agree with             X
                   cancelled checks, or other form of payment, or custodial bank
1122(d)(3)(iv)     statements.
-----------------------------------------------------------------------------------------------------------------------------

                                         Pool Asset Administration
-----------------------------------------------------------------------------------------------------------------------------

                   Collateral or security on mortgage loans is maintained as required by         X
1122(d)(4)(i)      the transaction agreements or related mortgage loan documents.
-----------------------------------------------------------------------------------------------------------------------------

                   Mortgage loan and related documents are safeguarded as required by            X
1122(d)(4)(ii)     the transaction agreements
-----------------------------------------------------------------------------------------------------------------------------

                   Any additions, removals or substitutions to the asset pool are made,          X
                   reviewed and approved in accordance with any conditions or
1122(d)(4)(iii)    requirements in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Payments on mortgage loans, including any payoffs, made in accordance         X
                   with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items
                   (e.g., escrow) in accordance with the related mortgage loan
1122(d)(4)(iv)     documents.
-----------------------------------------------------------------------------------------------------------------------------

                   The Servicer's records regarding the mortgage loans agree with the            X
                   Servicer's records with respect to an obligor's unpaid principal
1122(d)(4)(v)      balance.
-----------------------------------------------------------------------------------------------------------------------------

                   Changes with respect to the terms or status of an obligor's mortgage          X
                   loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction
1122(d)(4)(vi)     agreements and related pool asset documents.
-----------------------------------------------------------------------------------------------------------------------------

                   Loss mitigation or recovery actions (e.g., forbearance plans,                 X
                   modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established
1122(d)(4)(vii)    by the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Records documenting collection efforts are maintained during the              X
                   period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is
1122(d)(4)(viii)   deemed temporary (e.g., illness or unemployment).
-----------------------------------------------------------------------------------------------------------------------------

                   Adjustments to interest rates or rates of return for mortgage loans           X
                   with variable rates are computed based on the related mortgage loan
1122(d)(4)(ix)     documents.
-----------------------------------------------------------------------------------------------------------------------------

                   Regarding any funds held in trust for an obligor (such as escrow              X
                   accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                   interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                   and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other
1122(d)(4)(x)      number of days specified in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Payments made on behalf of an obligor (such as tax or insurance               X
                   payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such
1122(d)(4)(xi)     other number of days specified in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Any late payment penalties in connection with any payment to be made          X
                   on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late payment was due to the
1122(d)(4)(xii)    obligor's error or omission.
-----------------------------------------------------------------------------------------------------------------------------

                   Disbursements made on behalf of an obligor are posted within two              X
                   business days to the obligor's records maintained by the servicer, or
1122(d)(4)(xiii)   such other number of days specified in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Delinquencies, charge-offs and uncollectible accounts are recognized          X
1122(d)(4)(xiv)    and recorded in accordance with the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                   Any external enhancement or other support, identified in Item                                   X
                   1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)     as set forth in the transaction agreements.
-----------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT G

                             SARBANES CERTIFICATION

      Re: The [ ] agreement dated as of [ ], 200[ ] (the "Agreement"), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [Name of
Servicer] (the "Servicer"), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

      (1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Servicer's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and
      Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the "Servicer Servicing Information");

      (2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

      (3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

      (4) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Servicer pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Servicer and by any Subservicer or Subcontractor pursuant to the Agreement have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

                                         Date:

                                         By: ___________________________
                                         Name: _________________________
                                         Title: ________________________

                                    EXHIBIT H

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT
                ------------------------------------------------

            THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Barclays Bank PLC ("Assignor"), [____________________] ("Assignee") and Wells Fargo Bank, N.A., (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain mortgage loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans"), (b) except as described below, that certain Seller's Warranties and Servicing Agreement (the "Seller's Warranties and Servicing Agreement"), dated as of [_________], 200[_], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Seller's Warranties and Servicing Agreement relates to the Mortgage Loans and (c) that certain Custodial Agreement (the "Custodial Agreement"), dated as of [__________], 200[_], by and among the Company, the Purchaser and [_____________] (the "Custodian").

            The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Seller's Warranties and Servicing Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Seller's Warranties and Servicing Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Seller's Warranties and Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Article II of the Seller's Warranties and Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser or the Custodian under the Seller's Warranties and Servicing Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Seller's Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Seller's Warranties and Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Seller's Warranties and Servicing Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Seller's Warranties and Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Seller's Warranties and Servicing Agreement, and the Company is solvent.

            4. Pursuant to Section 9.01 of the Seller's Warranties and Servicing Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 3.01 of the Seller's Warranties and Servicing Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Section 3.03 of the Seller's Warranties and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Seller's Warranties and Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Seller's Warranties and Servicing Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Seller's Warranties and Servicing Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Seller's Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Seller's Warranties and Servicing Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       WELLS FARGO BANK, N.A.

                                       By:
                                          ___________________________
                                          Name:______________________
                                          Its: ______________________

                                       BARCLAYS BANK PLC

                                       By:  _________________________
                                          Name:______________________
                                          Its:_______________________

                                       By:  _________________________
                                          Name:______________________
                                          Its:_______________________

                                       [__________________________]

                                       By:  _________________________
                                          Name:______________________
                                          Its:_______________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                    EXHIBIT I

                             FORM OF INDEMNIFICATION
                             -----------------------
                                       AND
                                       ---
                             CONTRIBUTION AGREEMENT
                             ----------------------

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among Securitized Asset Backed Receivables LLC, a Delaware limited liability company (the "Depositor"), [______________], a [______________] (the "Underwriter"), and [______________], a
[______________] (the "Indemnifying Party").

                             W I T N E S S E T H:

            WHEREAS, the Indemnifying Party and the Depositor are parties to that certain Assignment, Assumption and Recognition Agreement (as defined herein);

            WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to ____________ (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            ABS Informational and Computational Material: Any written communication as defined in Item 1101(a) of Regulation AB, as may be amended from time to time.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: (A) All information in the Prospectus Supplement, the Offering Circular, the Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings ["___________ and ["_________"], (ii) the static pool information contained on Exhibit B attached hereto, which has been prepared by the Company with respect to mortgage loans originated by it that are of a type similar to the Mortgage Loans, and
(iii) any information or data regarding the Mortgage Loans provided by the Company or its affiliates to the Depositor or any of its affiliates for the purpose of disclosure in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus.

            Offering Circular: The offering circular, dated [ ], 200_, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

            Privately Offered Certificates: [_______] Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered
Certificates.

            Publicly Offered Certificates: [_______] Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, among the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party;

            (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party and

                                   ARTICLE III

                                 INDEMNIFICATION

            3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter, as the case may be, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information; provided, by way of clarification, that clause (ii) shall be construed to apply solely by reference to omissions from the Indemnifying Party Information and not to any other information. The Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this Section 3.1(a) shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            (b) Indemnification by the Depositor of the Indemnifying Party. (a) The Depositor shall indemnify and hold harmless the Indemnifying Party and its respective present and former directors, officers, employees, agents and each Person, if any, that controls the Indemnifying Party, within the meaning of either the 1933 Act or the 1934 Act, against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, to which each such Indemnifying Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, other than the Indemnifying Party Information. The Depositor shall in each case reimburse each Indemnifying Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnifying Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Depositor's liability under this Section 3.1(b) shall be in addition to any other liability that the Depositor may otherwise have.

            (c) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1, then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

            4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            4.5 Barclays Bank PLC Obligations. Barclays Bank PLC agrees with the Indemnifying Party, for the sole and exclusive benefit of the Indemnifying Party and each person who controls the Indemnifying Party within the meaning of either the 1933 Act or the 1934 Act and not for the benefit of any assignee thereof or any other person or persons dealing with the Indemnifying Party, to indemnify and hold harmless the Indemnifying Party and each person who controls the Indemnify Party within the meaning of either the 1933 Act or 1934 Act against any failure by the Depositor to perform any of its obligations under this Agreement. Barclays Bank PLC agrees that there are no conditions precedent to the obligations of Barclays Bank PLC hereunder other than written demand to the Depositor to perform its obligations under this Agreement.

            4.6 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

                  In the case of the Depositor:

                  Sutton Funding LLC
                  c/o Global Securitization Services, LLC
                  445 Broad Hollow Road, Suite 239
                  Melville, New York 11747
                  Attention:  Vice
                  President
                  Telephone:  (631) 587-4700

                  with a copy to:

                  c/o Barclays Bank PLC, as administrator
                  200 Park Avenue, 5th Floor
                  New York, New York 10166
                  Attention:
                  [__________]
                  Telephone: (212) ___-____

                  In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

                  In the case of the Indemnifying Party:

                  [______________]
                  [______________]
                  [______________]
                  Attention:

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                       [DEPOSITOR]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [UNDERWRITER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [INDEMNIFYING PARTY]

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT J

                          FORM OF COMPANY CERTIFICATION

I, ____________, hereby certify that I am the duly elected ____________ of Wells Fargo Bank, N.A., an institution organized under the laws of the United States (the "Company") and state as follows:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the articles of association of the Company which are in full force and effect on the date hereof.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof.

3. Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the Mortgage Banking Committee of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Master Seller's Warranties and Servicing Agreement dated as of _________ by and between the Company and the Purchaser (the "Seller's Warranties and Servicing Agreement") and the Custodial Agreement among the Purchaser, the Company and ____________ as ("Custodian"), collectively (the "Agreements"), by original signature, and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original or facsimile signature, and each such resolutions are in effect on the date hereof.

5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements or the sale of the Mortgage Loans or the consummation of the transactions contemplated by the Agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

6. To the best of my knowledge, neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements, conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default under, the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulation, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

7. There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against or affecting the Company that would materially and adversely affect the Company's ability to perform its obligations under the Agreements. No proceedings looking toward merger, consolidation or liquidation, dissolution or bankruptcy of the Company are pending or contemplated.

8. The Company is duly authorized to engage in the transactions described and contemplated by the Agreements.

9. Capitalized terms used but not defined herein shall have the meanings assigned in the Seller's Warranties and Servicing Agreement.

      IN WITNESS WHEREOF, I have hereunto signed by name and affixed the seal of the Company.

Dated:                                    By: _________________________________
                                              Name:____________________________
     [Seal]                                   Title: __________________________

      I, _____________, ______________ of Wells Fargo Bank, N.A., hereby certify that _____________ is the duly elected, qualified and acting _____________ of the Company and that the signature appearing above is his genuine signature.

      IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                    By: _________________________________
                                              Name:____________________________
     [Seal]                                   Title: __________________________

                                    EXHIBIT K

                   FREDDIE MAC REPRESENTATIONS AND WARRANTIES

1.    Eligible Products.

      With respect to each Mortgage Loan, the Mortgagor was not encouraged or required to select a mortgage loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, taking into account such facts as, without limitation, the Mortgage Loan's requirements and the borrower's credit history, income, assets and liabilities. For a borrower who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the borrower should be directed towards or offered the Mortgage Loan originator's prime mortgage line if the borrower is able to qualify for one of the prime products.

2.    Borrower's Ability to Repay.

      The methodology used in underwriting the extension of credit for each Mortgage Loan in the trust did not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan.

3.    Prepayment Penalties.

      With respect to any Mortgage Loan that contains a Prepayment Penalty: (a) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such Prepayment Penalty; (b) the Mortgage Loan's originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a Prepayment Penalty; (c) the Prepayment Penalty was adequately disclosed to the Mortgagor pursuant to applicable state and federal law; (d) no subprime Mortgagor Loan originated on or after October 1, 2002 will provide for Prepayment Penalties for a term in excess of three (3) years and any Mortgage Loans originated prior to such date, and any non-subprime loans, will not provide for Prepayment Penalties for a term in excess of five (5) years; in each case unless the Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the note and the Mortgagor was notified in writing of such reduction in prepayment period; and (e) such Prepayment Penalty may be imposed in any instance when the Mortgage Loan is accelerated or paid off in connection with the workout of a delinquent Mortgage Loan or due to the Mortgagor's default, notwithstanding that the terms of the Mortgage Loan or state or federal law might permit the imposition of such Prepayment Penalty.

4.    Manufactured Housing.

      No Mortgage Loan is secured by manufactured housing.

                                   EXHIBIT M-2

                           COUNTRYWIDE SALE AGREEMENT


                          COUNTRYWIDE HOME LOANS, INC.,
                                 as Countrywide

                                       and

                               BARCLAYS BANK PLC,
                                  as Purchaser

                    ----------------------------------------

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

                           dated as of August 30, 2006

                    ----------------------------------------

                     Conventional Residential Mortgage Loans

                              (SERVICING RETAINED)

ARTICLE I. DEFINITIONS

ARTICLE II. PRE-CLOSING AND CLOSING PROCEDURES

   Section 2.01  Due Diligence by the Purchaser.................................
   Section 2.02  Identification of Mortgage Loan Package........................
   Section 2.03  Post-Closing Due Diligence.....................................
   Section 2.04  Credit Document Deficiencies Identified During
                    Due Diligence...............................................
   Section 2.05  Delivery of Collateral Files...................................
   Section 2.06  Purchase Confirmation..........................................
   Section 2.07  Closing........................................................
   Section 2.08  Payment of the Purchase Proceeds...............................
   Section 2.09  Entitlement to Payments on the Mortgage Loans..................
   Section 2.10  Payment of Costs and Expenses..................................
   Section 2.11  MERS Mortgage Loans and the MERS System........................
   Section 2.12  Required Closing Documents.....................................

ARTICLE III. REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

   Section 3.01  Representations and Warranties Respecting
                    Countrywide.................................................
   Section 3.02  Representations and Warranties Regarding
                    Individual Mortgage Loans...................................
   Section 3.03  Remedies for Breach of Representations and
                    Warranties..................................................
   Section 3.04  Repurchase of Convertible Mortgage Loans.......................
   Section 3.05  Representations and Warranties Respecting the
                    Purchaser...................................................
   Section 3.06  Indemnification by the Purchaser...............................

ARTICLE IV. MISCELLANEOUS

   Section 4.01  Notices........................................................
   Section 4.02  Sale Treatment.................................................
   Section 4.03  Exhibits.......................................................
   Section 4.04  General Interpretive Principles................................
   Section 4.05  Reproduction of Documents......................................
   Section 4.06  Further Agreements.............................................
   Section 4.07  Assignment of Mortgage Loans by the Purchaser..................
   Section 4.08  Conflicts between Transaction Documents........................
   Section 4.09  Governing Law..................................................
   Section 4.10  Severability Clause............................................
   Section 4.11  Successors and Assigns.........................................
   Section 4.12  Confidentiality................................................
   Section 4.13  Entire Agreement...............................................
   Section 4.14  Counterparts...................................................
   Section 4.15  Waivers........................................................
   Section 4.16  No Solicitation................................................
   Section 4.17  Consent to Service of Process..................................

   Exhibit A   Schedule of Collateral Documents.................................
   Exhibit B   Form of Purchase Confirmation....................................
   Exhibit C   Form of Custodial Agreement......................................
   Exhibit D   Form of Trade Confirmation.......................................
   Exhibit E   Form of Countrywide's Officer's Certification....................
   Exhibit F   Form of Security Release Certification...........................

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

      This Master Mortgage Loan Purchase Agreement is made and entered into as of August 30, 2006 (the "Agreement"), between Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 ("Countrywide"), and Barclays Bank PLC, having an address at 200 Park Avenue New York, New York 10166 the ("Purchaser").

                                 R E C I T A L S

      The Purchaser has agreed to purchase from Countrywide and Countrywide has agreed to sell from time to time to the Purchaser all of Countrywide's right, title and interest, excluding servicing rights, in and to those certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by Countrywide and the Purchaser. This Agreement is intended to set forth the terms and conditions by which Countrywide shall transfer and the Purchaser shall acquire such mortgage loans.

      In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

      Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

      Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

      Agency: Either Fannie Mae or Freddie Mac.

      Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

      Agreement: This Master Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

      Appraised Value: The value of the related Mortgaged Property as set forth in an appraisal made in connection with the origination of a Mortgage Loan or the sale price of the related Mortgaged Property if the proceeds of such Mortgage Loan were used to purchase such Mortgaged Property, whichever is less.

      Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

      Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of New York, or the State of Texas are authorized or obligated by law or executive order to be closed.

      Closing: The consummation of the sale and purchase of each Mortgage Loan Package.

      Closing Documents: The documents required to be delivered on each Closing Date pursuant to Section 2.12.

      Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

      Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

      Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A hereto.

      Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

      Combined Loan-to-Value Ratio: As of any date and as to any Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan and (ii) the Stated Principal Balance (or the original principal balance, if so indicated) as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value of the related Mortgaged Property.

      Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

      Conventional Mortgage Loan: A Mortgage Loan that is not insured by the FHA or guaranteed by the VA.

      Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan that contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan in accordance with the terms of the related Mortgage Note.

      Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

      Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

      Custodial Account: The account or accounts created and maintained pursuant to Section 3.04 of the Servicing Agreement, each of which shall be an Eligible Account.

      Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

      Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

      Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

      Cut-off Date Balance: The aggregate scheduled unpaid principal balance of the Mortgage Loans in a Mortgage Loan Package as of the Cut-off Date, after application of (i) scheduled payments of principal due on such Mortgage Loans on or before such Cut-off Date, whether or not collected, and (ii) any Principal Prepayments received from the Mortgagor prior to the Cut-off Date.

      Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

      Determination Date: The Business Day immediately preceding the related Remittance Date.

      Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

      Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums, and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

      FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

      Fannie Mae: The Federal National Mortgage Association or any successor organization.

      Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

      First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

      Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

      Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

      Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

      Funding Deadline: With respect to each Closing Date, one o'clock (1:00) p.m. New York time.

      Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

      High Cost Loan: A Mortgage Loan (a) that is a Section 32 Mortgage Loan under the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) (classified as a "high cost" or similarly defined loan under any other applicable state, federal or local law or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary, as applicable at the time of origination of the Mortgage Loan.

      HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

      Index: With respect to any Adjustable Rate Mortgage Loan on each Interest Adjustment Date the applicable index as set forth in the related Mortgage Note.

      Interim Funder: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

      Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

      Investor: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

      Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

      Liquidation Proceeds: Amounts, other than PMI Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of the Servicing Agreement.

      LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

      LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

      LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

      MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

      MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

      MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

      MERS System: The electronic system of recording transfers of mortgages maintained by MERS.

      MIC: A mortgage insurance certificate issued by HUD.

      Missing Credit Documents: As defined in Section 2.04 hereof.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

      Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

      Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

      Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

      Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

      Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

      Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and zipcode of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty window - flag/term, and (xxi) interest-only term. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

      Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

      Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

      Mortgagor: The obligor on a Mortgage Note.

      Officer's Certificate: A certificate signed by (a) an assistant Vice President or higher ranking officer and (b) by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of Countrywide, and delivered to the Purchaser as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

      Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

      Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

      Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgaged-backed securities transaction.

      Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

      Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

      PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

      PMI Proceeds: Proceeds of any PMI Policy.

      Preliminary Mortgage Loan Package: The mortgage loans identified or described in a Trade Confirmation, which, subject to the Purchaser's due diligence as contemplated in Section 2.02 of this Agreement, are intended to be sold under this Agreement as a Mortgage Loan Package.

      Preliminary Mortgage Loans: The mortgage loans constituting a Preliminary Mortgage Loan Package.

      Prepayment Penalty:__With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full or part of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any prepayment penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Principal Prepayment Period: As to any Remittance Date, the second day of the calendar month preceding the month of such Remittance Date, through the first day of the calendar month of such Remittance Date.

      Purchase Confirmation: A letter agreement, substantially in the form of Exhibit B hereto, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

      Purchase Proceeds: The amount paid on the related Closing Date by the Purchaser to Countrywide in exchange for the Mortgage Loan Package purchased on such Closing Date as set forth in the applicable Purchase Confirmation.

      Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 4.07 hereof.

      Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided.

      Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 3.02 hereof; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

      Relief Act: The Servicemembers' Civil Relief Act.

      REMIC: A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

      REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in
Section 3.13 of the Servicing Agreement.

      REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of the Servicing Agreement.

      RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

      Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

      Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

      Servicing Agreement: The agreement dated as of August 30, 2006 and signed by the Purchaser and Servicing LP with respect to the administration and servicing of the Mortgage Loans.

      Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed, and shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

      Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

      Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

      Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary applicable at the time of origination of the Mortgage Loan.

      Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

      Trade Confirmation: A letter agreement substantially in the form of Exhibit D hereto executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

      Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Servicing Agreement.

      Underwriting Guidelines: The applicable underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Trade Confirmation.

      Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

      VA: The Department of Veterans Affairs.

      Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

                                   ARTICLE II.
                       PRE-CLOSING AND CLOSING PROCEDURES

      Section 2.01 Due Diligence by the Purchaser.

      (a) Review of Credit File. At least five (5) Business Days prior to the Closing Date, Countrywide shall make available to the Purchaser the Credit File for each Preliminary Mortgage Loan in the related Preliminary Mortgage Loan Package. The Purchaser shall have the right to review the Credit File for each such Preliminary Mortgage Loan, at Countrywide's offices or such other location agreed upon by the Purchaser and Countrywide, for the purpose of determining whether each Preliminary Mortgage Loan conforms in all material respects to the applicable terms contained in the Transaction Documents, which determination shall be made in the Purchaser's reasonable and good faith discretion. In the event that the Purchaser rejects any Preliminary Mortgage Loan based on such review, reasonable discretion that any Mortgage Loan is not in compliance in all material respects with the applicable terms of the Transaction Documents, such Mortgage Loan shall be deleted from the related Mortgage Loan Schedule and Countrywide shall have the right to substitute replacement Preliminary Mortgage Loans satisfying the requirements set forth above, and the Purchaser shall have the right to review any such replacement Preliminary Mortgage Loan(s) in the manner contemplated above. The Purchaser shall use its reasonable best efforts to conduct its due diligence, and to convey the results thereof to Countrywide, within the time and in the manner necessary to permit Countrywide to rebut or cure any Preliminary Mortgage Loan or to substitute replacement Preliminary Mortgage Loans as permitted herein.

      (b) Rejection of Preliminary Mortgage Loans. Without limiting the generality of the foregoing, in the event that the Purchaser rejects Preliminary Mortgage Loans (i) comprising more than ten percent (10%) of the related Preliminary Mortgage Loan Package (as measured by unpaid principal balance), or
(ii) for reasons other than as permitted under this Agreement or the Trade Confirmation, Countrywide may, in its sole discretion, rescind its offer to sell any of the Preliminary Mortgage Loans relating thereto to the Purchaser and Countrywide shall have no liability therefor.

      Section 2.02 Identification of Mortgage Loan Package.

      At least three (3) Business Days prior to the Closing Date, the Purchaser shall identify those Preliminary Mortgage Loans that the Purchaser intends to be included in the Mortgage Loan Package.

      Section 2.03 Post-Closing Due Diligence.

      In the event that the Purchaser fails to complete its due diligence, as contemplated in Section 2.01 of this Agreement, with respect to any Preliminary Mortgage Loan, the Purchaser and Countrywide may nonetheless mutually agree to the purchase and sale of such Mortgage Loan as contemplated hereunder, and upon such mutual agreement, if the Purchaser provides notice to Countrywide of such Mortgage Loan and such Mortgage Loan is identified as such in the Purchase Confirmation (as used therein, the "Pending Mortgage Loans"), the Purchaser shall have the right to review the related Credit File for such Mortgage Loan within ten (10) Business Days after the Closing Date and, based on such review and within such ten (10) Business Days period, request that Countrywide repurchase any Pending Mortgage Loan that the Purchaser reasonably and in good faith contends does not conform in all material respects to the applicable terms of the Transaction Documents. Countrywide shall have ten (10) Business Days from the date of its receipt of such request to either (a) repurchase such Mortgage Loan at the purchase price for such Mortgage Loan (as calculated under the related Transaction Documents, as applicable) plus accrued and unpaid interest, or (b) provide evidence reasonably satisfactory to the Purchaser that such Mortgage Loan does in fact conform to the terms of the Transaction Documents, as applicable. In the event that Countrywide must repurchase any Mortgage Loan in accordance with this Section 2.03 or pursuant to any other applicable term contained in the Transaction Documents, Countrywide may, at its option, substitute replacement Mortgage Loans conforming in all material respects to the applicable terms contained in the related Transaction Documents. The rights and remedies set forth in this Section 2.03 are in addition to those set forth in
Section 3.03 hereof.

      Section 2.04 Credit Document Deficiencies Identified During Due
Diligence.

      If, with respect to a Mortgage Loan Package, the related Purchase Confirmation identifies any Mortgage Loan for which the related Credit File is missing material documentation (as used therein, the "Missing Credit Documents"), Countrywide agrees to use its best efforts to procure each such Missing Credit Document within sixty (60) days following the related Closing Date. In the event of a default by a Mortgagor or any material impairment of the Mortgaged Property, in either case directly arising from a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified above, Countrywide shall repurchase such Mortgage Loan at the Repurchase Price.

      Section 2.05 Delivery of Collateral Files.

      (a) Custodial Agreement. Countrywide shall, on or before the Business Day prior to the related Closing Date, deliver to the Custodian the Collateral File for each Mortgage Loan in the Mortgage Loan Package. The parties hereto shall execute the Custodial Agreement on or prior to the initial Closing Date as required under Section 2.12. Countrywide shall comply with its obligations under the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

      (b) Missing Collateral Documents. In the event that any of the original Collateral Documents set forth in clauses (3) through (9) of Exhibit A hereto are not delivered to the Custodian on or before the Closing Date (each, a "Missing Collateral Document"), then Countrywide shall have (i) with respect to any Missing Collateral Document sent for recording, twelve (12) months from the related Closing Date, or (ii) with respect to all other Missing Collateral Documents, one-hundred twenty (120) days from the Closing Date, to deliver to the Purchaser such Missing Collateral Documents; provided, however, that with respect to any Government Mortgage Loan, Countrywide agrees to procure each such Missing Collateral Document within sixty (60) days following the FHA's or the VA's, as applicable, deadline for procuring such documents. Notwithstanding the foregoing, Countrywide shall not be deemed to be in breach of this Agreement if its failure to deliver to the Purchaser any Missing Collateral Document within the time specified above is due solely to (i) the failure of the applicable recorder's office to return a Missing Collateral Document that was sent for recording or (ii) the failure of the title insurer to issue and deliver the original mortgagee title policy, except where such refusal to issue the policy is based on a claim that the title insurer is under no obligation to issue such policy.

      (c) Other Documents. Countrywide shall forward to the Purchaser in a timely manner any original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement upon execution and, if applicable, recordation thereof.

      Section 2.06 Purchase Confirmation.

      Upon confirmation with the Purchaser of a Mortgage Loan Package, Countrywide shall prepare and deliver to the Purchaser for execution the related Purchase Confirmation, executed by an authorized signatory of Countrywide.

      Section 2.07 Closing.

      The Closing of each Mortgage Loan Package shall take place on the related Closing Date and shall be subject to the satisfaction of each of the following conditions, unless otherwise waived by the prejudiced party(ies):

      (a) All of the representations and warranties of Countrywide under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

      (b) All of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

      (c) Both parties shall have executed the related Trade Confirmation and Purchase Confirmation;

      (d) at least two Business Days prior to the related Closing Date, Countrywide shall deliver to the Purchaser a a listing on a loan level basis of the necessary information to compute the Purchase Proceeds of the Mortgage Loans delivered on such Closing Date (including accrued interest) in a format as mutually agreed upon by Countrywide and the Purchaser, and prepare a Mortgage Loan Schedule;

      (e) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 2.12 of this Agreement, in such forms as are agreed upon by the parties, duly executed by all signatories as required pursuant to the terms hereof; and

      (f) Countrywide shall have delivered to the Custodian all Collateral Documents required pursuant to Section 2.05 of this Agreement.

      Section 2.08 Payment of the Purchase Proceeds.

      Subject to the conditions set forth in Section 2.07 hereof, and in consideration for the Mortgage Loan Package to be purchased by the Purchaser on the related Closing Date, the Purchaser shall pay to Countrywide on such Closing Date the Purchase Proceeds by wire transfer of immediately available funds to the account designated by Countrywide on or before the Funding Deadline.

      Section 2.09 Entitlement to Payments on the Mortgage Loans.

      With respect to any Mortgage Loan purchased hereunder, the Purchaser shall be entitled to (a) all scheduled principal due after the related Cut-off Date;
(b) all other recoveries of principal collected after the related Cut-off Date, except for (i) recoveries of principal collected after the Cut-off Date and prior to the Closing Date that are reflected in the Mortgage Loan Schedule, and
(ii) all scheduled payments of principal due on or before the related Cut-off Date; and (c) all payments of interest on such Mortgage Loan net of interest at the Servicing Fee Rate and the LPMI Fee, if applicable (minus that portion of any such payment that is allocable to the period prior to the related Cut-off
Date).

      Section 2.10 Payment of Costs and Expenses.

      The Purchaser and Countrywide shall each bear its own costs and expenses in connection with the purchase and sale of the Mortgage Loans including any commissions due its sales personnel, the legal fees and expenses of its attorneys and any due diligence expenses. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, only the first of such recordation to be effected shall be at Countrywide's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option and all subsequent recordations shall be at the expense of the Purchaser.

      Section 2.11 MERS Mortgage Loans and the MERS System.

      (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to any MERS Mortgage Loan sold to the Purchaser by Countrywide pursuant to this Agreement, Countrywide shall cause the registration of such MERS Mortgage Loan to be changed on the MERS System to reflect the Purchaser as the beneficial owner of such MERS Mortgage Loan. The foregoing obligation of Countrywide shall be in lieu of Countrywide delivering to the Purchaser an Assignment of Mortgage for such MERS Mortgage Loan. With respect to the Mortgage and intervening assignments related to any MERS Mortgage Loan, Countrywide shall, in accordance with Section 2.05 of this Agreement, provide the Purchaser with the original Mortgage with evidence of registration with MERS and, as applicable, the originals of all intervening assignments of the Mortgage with evidence of recording thereon prior to the registration of the Mortgage Loan with the MERS System.

      With respect to each MERS Mortgage Loan, Countrywide shall designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System.

      In connection with the MERS System, Countrywide is hereby authorized and empowered, in its own name, to register, or change the registration of any MERS Mortgage Loan to effectuate such registration. Further, Countrywide is authorized to cause the removal of any MERS Mortgage Loan from such registration, and to execute and deliver on behalf of itself and the Purchaser, any and all instruments of assignment and comparable instruments with respect to any registration and/or removal of such MERS Mortgage Loan on or from the MERS System.

            Section 2.12 Required Closing Documents.

      The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

      (a) this Agreement (to be executed and delivered only for the initial Closing Date);

      (b) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

      (c) the related Mortgage Loan Schedule attached to the related Purchase Confirmation as the Mortgage Loan Schedule thereto;

      (d) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit E hereto with respect to Countrywide, including all attachments thereto;

      (e) a Security Release Certification, in the form of Exhibit F, as applicable, hereto executed by any person, if any of the Mortgage Loans are subject to a security interest, pledge or hypothecation for the benefit of such person; and

      Countrywide shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

                                 ARTICLE III.
             REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

      Section 3.01 Representations and Warranties Respecting Countrywide.

      Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

      (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement;

      (b) Due Authority. Countrywide has the full power and authority to (i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to sell each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

      (c) No Conflict. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by Countrywide, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's certificate of incorporation or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

      (d) Approved Seller. Countrywide is an approved seller/servicer for each Agency in good standing and is a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements;

      (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the sale of the Mortgage Loans to the Purchaser, the ability of Countrywide to service the Mortgage Loans hereunder in accordance with the terms hereof, or Countrywide's ability to perform its obligations under this Agreement, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Countrywide contemplated herein;

      (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

      (g) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Countrywide, , and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Countrywide pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

      (h) Ability to Perform; Solvency. Countrywide does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Countrywide is solvent and the sale of the Mortgage Loans will not cause Countrywide to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Countrywide's creditors;

      (i) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form or other document furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;

      (j) No Brokers. Countrywide has not dealt with any third party broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

      (k) Sale Treatment. Countrywide intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of Countrywide and Countrywide has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes; and

      (l) Reasonable Purchase Price. The consideration received by Countrywide upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

      Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

      With respect to each Mortgage Loan (unless otherwise specified below), Countrywide represents and warrants to the Purchaser as of the related Closing Date that:

      (a) Mortgage Loan Schedule. The information contained in the Mortgage Loan
Schedule is complete, true and correct in all material respects;

      (b) No Delinquencies or Advances. All payments required to be made prior to the related Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made; Countrywide has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and there has been no delinquency of more than thirty (30) days in any payment by the Mortgagor thereunder during the last twelve (12) months;

      (c) Taxes, Assessments, Insurance Premiums and Other Charges. With respect to each Mortgage Loan, there is no delinquent taxes and insurance premiums and, to the best of Countrywide's knowledge, there is no delinquent ground rents, water charges, sewer rents, assessments, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

      (d) No Modifications. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments that have been or will be recorded, if necessary to protect the interests of the Purchaser, and that have been or will be delivered to the Purchaser or its designee, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage insurer, if any, and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Collateral File and the terms of which are reflected in the Mortgage Loan Schedule if executed prior to the Closing Date;

      (e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceedings at the time the Mortgage Loan was originated;

      (f) Hazard and Flood Insurance. All buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable to an Agency against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, and such insurer is licensed to do business in the state where the Mortgaged Property is located. All such insurance policies contain a standard mortgagee clause naming Countrywide, its successors and assigns as mortgagee, and all premiums thereon have been paid. If, upon the origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy that meets the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) and conforms to the requirements of an Agency is in effect. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's expense and, upon the failure of the Mortgagor to do so, the holder of the Mortgage is authorized to maintain such insurance at the Mortgagor's expense and to seek reimbursement therefor from the Mortgagor;

      (g) Compliance with Applicable Law. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all anti-predatory and abusive laws applicable to the Mortgage Loan including, without limitation, any applicable law governing Prepayment Penalties, have been complied with;

      (h) No Release of Mortgage. The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

      (i) Enforceability of Mortgage Documents. The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws. All parties to the Mortgage Note, and the Mortgage had legal capacity to enter into the Mortgage Note and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties;

      (j) Valid First or Second Lien. Each related Mortgage is a valid, subsisting enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) on the related Mortgaged Property, including all improvements on the Mortgaged Property. The lien of the Mortgage is subject only to:

            (i) the lien of current real property taxes and assessments not yet due and payable;

            (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording that are acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and that do not adversely affect the Appraised Value (as evidenced by an appraisal referred to in such definition) of the Mortgaged Property set forth in such appraisal;

            (iii) with respect to a Second Lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property; and

            (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) and first priority (with respect to a First Lien Mortgage Loan) or second priority (with respect to a Second Lien Mortgage Loan) security interest on the property described therein and Countrywide has full right to sell and assign the same to the Purchaser (subject to (i)-(iv) above).

      (k) Disbursements of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and recording the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (l) Sole Owner. Countrywide is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Countrywide has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest not specifically set forth in the related Mortgage Loan Schedule and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the terms of this Agreement;

      (m) Title Insurance. Each Mortgage Loan that is a First Lien Mortgage Loan and each Mortgage Loan that is a Second Lien Mortgage Loan with an original principal balance greater than $100,000, in either case, is covered by a lender's title insurance policy acceptable to an Agency, issued by a title insurer acceptable to an Agency and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in Section 3.02(j)(i), (i) and (iv) above) Countrywide, its successors and assigns as to the first or second priority lien of the Mortgage, as applicable. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. Countrywide is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including Countrywide, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

      (n) No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Countrywide has not waived any default, breach, violation or event of acceleration, and with respect to any Second Lien Mortgage Loan, Countrywide has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

      (o) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

      (p) Origination and Collection Practices. The origination, servicing and collection practices used by Countrywide with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Countrywide and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due Countrywide have been capitalized under any Mortgage or the related Mortgage Note. With respect to Adjustable Rate Mortgage Loans, all Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to applicable state, federal and local law has been properly paid and credited;

      (q) No Condemnation or Damage. To the best of Countrywide's knowledge, the Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

      (r) Customary and Enforceable Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no homestead available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (s) Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage;

      (t) Appraisal. Unless the Mortgage Loan was underwritten pursuant to one of Countrywide's streamline documentation programs, the Credit File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of an Agency and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder for appraisers, duly appointed by the originator, that had no interest, direct or indirect in the Mortgaged Property, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to an Agency, with such riders as are acceptable to such Agency;

      (u) Trustee for Deed of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

      (v) CLTV and LTV, Private Mortgage Insurance, FHA Insurance and VA Guarantees. No Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV greater than 100%. No Mortgage Loan has an LTV greater than 100%. Each Conventional Mortgage Loan, except a Second Lien Mortgage Loan or a Mortgage Loan underwritten in accordance with sub-prime credit underwriting guidelines, with an LTV at origination in excess of eighty percent (80%) is and will be subject to a PMI Policy, which insures that portion of the Mortgage Loan over seventy-five percent (75%) of the Appraised Value of the related Mortgaged Property. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith or, in the case of a lender paid mortgage insurance policy, the premiums and charges are included in the Mortgage Interest Rate for the Mortgage Loan. Each Government Mortgage Loan either has, or will have in due course, a valid and enforceable MIC or LGC, as applicable and, in each case, all premiums due thereunder have been paid. []Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Note is net of any such insurance premium if the related PMI Policy is lender-paid;

      (w) Lawfully Occupied. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same including certificates of occupancy, have been made or obtained from the appropriate authorities;

      (x) Assignment of Mortgage. Except for the absence of recording information, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

      (y) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

      (z) Form of Mortgage Note and Mortgage. The Mortgage Note and Mortgage are on forms acceptable to an Agency;

      (aa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

      (bb) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is an accepted practice that consists of a single parcel of real property with a detached single family residence erected thereon, or a two to four residential dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform in all material respects with the Underwriting Guidelines. At the time of origination, no portion of the Mortgaged Property was used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes. None of the Mortgaged Properties are log homes, mobile homes, geodesic domes or any other properties not eligible for financing pursuant to the applicable Underwriting Guidelines;

      (cc) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten generally in accordance with the Underwriting Guidelines;

      (dd) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (ee) Due On Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

      (ff) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

      (hh) No Violation of Environmental Laws. There is no pending action or proceeding directly involving any Mortgaged Property of which Countrywide is aware in which compliance with any environmental law, rule or regulation is an issue;

      (ii) Servicemembers' Civil Relief Act. The Mortgagor has not notified Countrywide, and Countrywide has no knowledge of any relief requested to the Mortgagor under the Relief Act;

      (jj) Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of the Mortgage Loans;

      (kk) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct to perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property;

      (ll) Credit Information. For each Mortgage Loan, Countrywide or its designee has furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and requisite information on its borrower credit files to each of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC and Experian Information Solution, Inc., on a monthly basis;

      (mm) Leaseholds. If the Mortgage Loan is secured by a leasehold estate,
(1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; and (6) the use of leasehold estates for residential properties is an accepted practice in the jurisdiction in which the Mortgaged Property is located;

      (nn) Prepayment Penalty. With respect to each Mortgage Loan that has a Prepayment Penalty, each such Prepayment Penalty is enforceable and is permitted pursuant to applicable federal, state and local law. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination;

      (oo) Payment Terms. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Note. Except with respect to any Option ARM Mortgage Loan, the Mortgage Note is payable in monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than fourty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Except for Balloon Mortgage Loans, the Mortgage Loan does not require a balloon payment on its stated maturity date;

      (pp) Simple Interest Mortgage Loans. With respect to each Mortgage Loan that is a simple interest Mortgage Loan, the Mortgage Loan is identified on the related Mortgage Loan Schedule as a simple interest Mortgage Loan, the Mortgage Loan is required to be serviced as a simple interest Mortgage Loan pursuant to the terms of the related Mortgage Note, and the servicing and collection practices used in connection therewith have been in accordance with legal, proper, prudent and customary practices for servicing simple interest Mortgage Loans;

      (qq) Compliance with Anti-Money Laundering Laws. Countrywide has established an anti-money laundering compliance program to the extent required by applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2003, and the laws and regulations administered by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), which prohibit dealings with certain countries, territories, entities and individuals named in OFAC's Sanction Programs and on the Specially Designated Nationals and Blocked Persons List. The Mortgage Loans have been originated, and documentation related thereto shall be maintained, in material compliance with such program; and

      (rr) Fraud. No fraud, error, omission, misrepresentation or similar occurrence, with respect to a Mortgage Loan has taken place on the part of Countrywide or, to the best of Countrywide's knowledge, any other Person, including without limitation, the Mortgagor, any appraiser, or any builder or developer involved in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

      Section 3.03 Remedies for Breach of Representations and Warranties.

      (a) Notice of Breach. The representations and warranties set forth in Sections 3.01 and 3.02 of this Agreement shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Collateral Documents or Credit File. Upon discovery by either Countrywide or the Purchaser of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of one or more of the related Mortgage Loans, the party discovering such breach shall give prompt written notice to the other.

      (b) Cure or Repurchase. Within sixty (60) days from the earlier of either discovery by or notice to Countrywide of a breach of a representation or warranty that materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, or the Purchaser's interests therein, Countrywide shall use its best efforts to promptly cure such breach in all material respects, and, if such breach cannot be cured, Countrywide shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01 hereof and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Countrywide of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by Countrywide at the Repurchase Price.

      (c) Substitution or Repurchase. However, if the breach shall involve a representation or warranty set forth in Section 3.02, (Countrywide shall, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans. If Countrywide has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution. At the time of repurchase or substitution, the Purchaser and Countrywide shall arrange for the reassignment of the Deleted Mortgage Loan and release of the related Collateral File to Countrywide and the delivery to Countrywide of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event Countrywide determines to substitute a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Countrywide shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify the Qualified Substitute Mortgage Loan(s) and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, Countrywide shall be deemed to have made as to such Qualified Substitute Mortgage Loan(s) the representations and warranties except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. Countrywide shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing the Collateral Documents for such Qualified Substitute Mortgage Loan(s). Countrywide shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan(s) in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by Countrywide. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and Countrywide shall thereafter be entitled to retain all amounts subsequently received by Countrywide in respect of such Deleted Mortgage Loan.

      For any month in which Countrywide substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, Countrywide shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by Countrywide in the month of substitution pursuant to Section 4.01 of the Servicing Agreement. Accordingly, on the date of such substitution, Countrywide shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

      In addition to such repurchase or substitution obligation, Countrywide shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections
3.01 and 3.02 of this Agreement that materially and adversely affects the value of one or more Mortgage Loans or the Purchaser's interest therein.

       (d) Sole Remedy. With respect to the breach of a representation and warranty set forth in Section 3.01 and Section 3.02 hereof with respect to a Mortgage Loan, the obligation under this Section 3.03 of Countrywide to cure, repurchase, indemnify or replace such Mortgage Loan shall constitute the sole remedy against Countrywide respecting such breach available to the Purchaser.

       (e) Accrual of Cause of Action. Any cause of action against Countrywide relating to or arising out of the breach of any representations and warranties made in Sections 3.01 or 3.02 hereof shall accrue as to any Mortgage Loan upon
(i) discovery of such breach by the Purchaser or notice thereof by Countrywide to the Purchaser, (ii) failure by Countrywide to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon Countrywide by the Purchaser for compliance with the relevant provisions of this Agreement.

      Section 3.04 Repurchase of Convertible Mortgage Loans.

      In the event a Mortgagor exercises the option to convert a Convertible Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note, Countrywide shall repurchase such Convertible Mortgage Loan within thirty (30) days of such conversion taking effect at a price equal to on hundred percent (100%) of the unpaid principal balance of such Convertible Mortgage Loan at the time of such conversion plus accrued interest thereon through the last day of the month of repurchase at the Mortgage Loan Remittance Rate; provided, however, no interest shall be due and payable if a Convertible Mortgage Loan is repurchased on the first day of a month. Any repurchase of a Convertible Mortgage Loan(s) pursuant to the foregoing provisions of this
Section 3.04 shall be accomplished by deposit in the Custodial Account of the amount of said repurchase price for distribution to the Purchaser on the next scheduled Remittance Date.

      Section 3.05 Representations and Warranties Respecting the Purchaser.

      The Purchaser represents, warrants and covenants to Countrywide that, as of each Closing Date:

      (a) Organization and Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to transact business in and is in good standing under the laws of each state in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification;

      (b) Due Authority. The Purchaser has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement; the Purchaser has the full power and authority to purchase and hold each Mortgage Loan;

      (c) No Conflict. Neither the acquisition of the Mortgage Loans by the Purchaser pursuant to this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

      (d) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans by the Purchaser hereunder, or the Purchaser's ability to perform its obligations under this Agreement; and

      (e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

      Section 3.06 Indemnification by the Purchaser.

      The Purchaser shall indemnify Countrywide and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections 3.05. With respect to the breach of a representation and warranty set forth in Section 3.05 hereof, the obligation under this Section
3.06 of the Purchaser to indemnify Countrywide shall constitute the sole remedy against the Purchaser respecting such breach available to Countrywide.

                                   ARTICLE IV.
                                  MISCELLANEOUS

      Section 4.01 Notices.

      All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

      (i)   to Countrywide:

            Countrywide Home Loans, Inc.
            4500 Park Granada
            Calabasas, California 91302
            Attn: Mr. Josh Adler

            With copy to: General Counsel

      (ii)  the Purchaser:

            Barclays Bank PLC
            200 Park Avenue
            New York, New York 10166
            Attention: Mary Logan

            With a copy to:
            Barclays Bank PLC, as administrator
            200 Park Avenue
            New York, New York  10166
            Attention: Mary Logan
            Fax: (212) 412-3266
            E mail: mary.logan@barclayscapital.com

      To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

      Section 4.02 Sale Treatment.

      It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by Countrywide and not a pledge of the Mortgage Loans by Countrywide to the Purchaser to secure a debt or other obligation of Countrywide. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on Countrywide's business records, tax returns and financial statements. Accordingly, Countrywide and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by Countrywide, and a purchase by the Purchaser, of the Mortgage Loans.

      Section 4.03 Exhibits.

      The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

      Section 4.04 General Interpretive Principles.

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

      (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

      (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

      (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

      (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

      (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

      (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

      Section 4.05 Reproduction of Documents.

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      Section 4.06 Further Agreements.

      Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

      Section 4.07 Assignment of Mortgage Loans by the Purchaser.

      (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package.

      Section 4.08 Conflicts between Transaction Documents.

      In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Servicing Agreement, the terms of this Agreement shall control.

      Section 4.09 Governing Law.

      This Agreement shall be deemed in effect when fully executed and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by applicable federal law.

      Section 4.10 Severability Clause.

      Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

      Section 4.11 Successors and Assigns.

      This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide and the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in
Section 4.07 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

      Section 4.12 Confidentiality.

      Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

      Section 4.13 Entire Agreement.

      This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto with respect to the sale of each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or Purchase Confirmation. Neither this Agreement nor the related Trade Confirmation or Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

            Section 4.14 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 4.15 Waivers.

      No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            Section 4.16 No Solicitation

      The Purchaser shall not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Purchaser's behalf, to solicit any borrower in any manner whatsoever, including but not limited to, soliciting a borrower to prepay or refinance a Mortgage Loan. Furthermore, neither the Purchaser nor any of its affiliates shall directly or indirectly provide information to any third party for purposes of soliciting the borrowers related to the Mortgage Loans. It is understood that promotions undertaken by the Purchaser or its affiliates which are directed to the general public at large (i.e., newspaper advertisements, radio or T.V. ads, etc.) and not specifically directed to the borrowers related to the Mortgage Loans shall not constitute a breach of this section. Countrywide will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on Countrywide's behalf, to personally, by telephone or mail, solicit the borrower under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that Countrywide may solicit any borrower for whom Countrywide has received a request for verification of mortgage, a request for demand for payoff, a borrower initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the borrower initiates a title search, provided further, it is understood and agreed that promotions undertaken by Countrywide or any of its affiliates which concern optional insurance products or other additional products shall not constitute solicitation nor is Countrywide prohibited from responding to unsolicited requests or inquiries made by a borrower or an agent of a borrower. Notwithstanding the foregoing, the following solicitations, if undertaken by Countrywide or any affiliate of Countrywide, shall not be prohibited: (i) solicitations or promotions that are directed to the general public at large, including, without limitation, mass mailings based on mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to borrowers; provided, however, that similar messages and inserts are sent to all other borrowers of similar type mortgage loans serviced by Countrywide and such affiliates, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account; and (iii) solicitations made as a part of a campaign directed to borrowers with mortgage loans meeting certain defined parameters (other than parameters relating to the borrowers or Mortgage Loans specifically), provided, that such solicitations are made to all borrowers of mortgage loans serviced by Countrywide and such affiliates with respect to mortgage loans meeting such defined parameters, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account.

      Section 4.17 Consent to Service of Process.

      EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE SATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       COUNTRYWIDE HOME LOANS, INC.,

                                       Countrywide

                                       By:
                                          --------------------------------------
                                          Name: Darren Bigby
                                          Title:

                                       BARCLAYS BANK PLC,
                                       the Purchaser

                                       By:
                                          --------------------------------------
                                          Name
                                          Title:

                                    EXHIBIT A

                              COLLATERAL DOCUMENTS

1. Mortgage Note: The original Mortgage Note (or a lost note affidavit in a form acceptable to an Agency) bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed in the name of Countrywide by an authorized officer.

2.    Assignment of Mortgage: The original Assignment of Mortgage in blank.

3. Guarantee: The original of any guarantee executed in connection with the Mortgage Note.

4. Mortgage: The original Mortgage with evidence of recording thereon or, if such original Mortgage has not been returned to Countrywide on or prior to the Closing Date by the public recording office where such Mortgage has been delivered for recordation, a copy of such Mortgage certified by Countrywide to be a true and complete copy of the original Mortgage sent for recordation.

5. Modifications: The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon, if any.

6. Intervening Assignments: The originals of all intervening assignments of Mortgage with evidence of recording thereon, provided that such originals have been returned to Countrywide by the public recording office where such intervening assignment of Mortgage has been delivered for recordation.

7. Title Policy: If applicable, the original mortgagee title insurance policy (or the equivalent thereof with respect to any Mortgage Loan in which the related Mortgaged Property is located in a jurisdiction where such title insurance is not customarily provided) if such title insurance policy has been issued by the related title company on or prior to the Closing Date.

8. Loan Guaranty Certificate: The original Loan Guaranty Certificate, if applicable.

9. Mortgage Insurance Certificate: The original Mortgage Insurance Certificate, if applicable.

                                    EXHIBIT B

                          FORM OF PURCHASE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

      Barclays Bank PLC
      200 Park Avenue
      New York, New York 10166
      Attn: [CONTACT, TITLE]

      Re: Purchase Confirmation ($x.xmm) (Deal No. xxxx-xxx)
      Ladies and Gentlemen:

      This purchase confirmation (the "Purchase Confirmation") between Countrywide Home Loans, Inc. ("Countrywide") and Barclays Bank PLC ("Purchaser") sets forth our agreement pursuant to which Purchaser is purchasing, and Countrywide is selling those certain mortgage loans identified in Exhibit A hereto and more particularly described herein, excluding the servicing rights related thereto (the "Mortgage Loans").

      The purchase, sale and servicing of the Mortgage Loans as contemplated herein shall be governed by that certain Master Mortgage Loan Purchase Agreement dated as of [DATE], between Countrywide and Purchaser (as amended herein and otherwise, the "Purchase Agreement") and that certain Servicing Agreement dated as of [DATE] between Countrywide and Purchaser (both the Purchase Agreement and the Servicing Agreement shall be referred to herein, as applicable, as the "Agreement"). By executing this Purchase Confirmation, each of Countrywide and Purchaser again makes, with respect to itself and each Mortgage Loan, as applicable, all of the covenants, representations and warranties made by each such party in the Agreement, except as the same may be amended by this Purchase Confirmation.

      All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Purchase Confirmation, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

      1. Assignment and Conveyance of Mortgage Loans. Upon Purchaser's payment of the Purchase Proceeds in accordance with Section 2.08 of the Purchase Agreement, Countrywide shall sell, transfer, assign and convey to Purchaser, without recourse, but subject to the terms of the Purchase Confirmation and the Purchase Agreement, all of the right, title and interest of Countrywide in and to the Mortgage Loans, excluding the servicing rights relating thereto. Each Mortgage Loan shall be serviced by Countrywide pursuant to the terms of the Servicing Agreement.

      2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below with respect to the related Mortgage Loan Package.

      a. Closing Date: [DATE].

      b. Cut-off Date: [DATE].

      c. Cut-off Date Balance:

      [d. Index: On each Interest Adjustment Date, the applicable index rate shall be a rate per annum equal to [the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15] [the average of interbank offered rates for six-month U.S. dollar denominated deposits in the London market (LIBOR), as published [in the Wall Street Journal] [by Fannie Mae] [the 11th District Cost of Funds as made available by the Federal Home Loan Bank] [the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15 or a similar publication.]]

      e. Missing Credit Documents: As set forth in Exhibit [C] hereto.

Notwithstanding anything contained in Section 2.04 of the Purchase Agreement to the contrary, Countrywide's obligation to repurchase from the Purchaser the Mortgage Loan related to a Missing Credit Document shall occur only in the event of a default by a Mortgagor or any material impairment of the Mortgaged Property directly arising a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified in Section 2.04 of the Purchase Agreement.

      [f. Pending Mortgage Loans: As set forth in Exhibit [C] hereto.]

      g. Purchase Proceeds: With respect to [the Mortgage Loans] [each Mortgage Loan], and as set forth in Exhibit [A] and Exhibit [B] hereto, the sum of (a) the product of (i) the Cut-off Date Balance of [such Mortgage Loan] [such Mortgage Loans], and (ii) the purchase price percentage set forth in Exhibit [A] hereto for such [Mortgage Loan] [Mortgage Loans], and (b) accrued interest from the Cut-off Date through the day prior to the Closing Date, inclusive.

      h. Servicing Fee Rate: [0.25%] [0.375%] [With respect to the period prior to the initial Interest Adjustment Date, [0.25]% and, thereafter, [0.375]%].

      3. Description of Mortgage Loans. Each Mortgage Loan complies with the specifications set forth below in all material respects.

      a. Loan Type: Each Mortgage Loan is a [Conventional] [Government] Mortgage Loan and a [Adjustable Rate] [Balloon] [Convertible] [Fixed Rate] Mortgage Loan.

      b. Lien Position: Each Mortgage Loan is secured by a perfected [first] [second] lien Mortgage.

      c. Underwriting Criteria: Each Mortgage Loan [was underwritten generally in accordance with Countrywide's credit underwriting guidelines in effect at the time such Mortgage Loan was originated] [conforms to the Fannie Mae or Freddie Mac mortgage eligibility criteria (as such criteria applies to Countrywide) and is eligible for sale to, and securitization by, Fannie Mae or Freddie Mac] [conforms in all material respects to the GNMA mortgage eligibility criteria and is eligible for sale and securitization into a GNMA mortgage-backed security] [at the time of origination was underwritten to guidelines which are consistent with an institutional investor-quality mortgage loan].

      Kindly acknowledge your agreement to the terms of this Purchase Confirmation by signing in the appropriate space below and returning this Purchase Confirmation to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                              Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.            BARCLAYS BANK PLC

By:                                     By:
   -------------------------------         ---------------------------------
   Name: Darren Bigby                      Name:
   Title:                                  Title:

                                    EXHIBIT A

                                       to

                              PURCHASE CONFIRMATION

                             MORTGAGE LOAN SCHEDULE

                                   (attached)

                                    EXHIBIT B

                                       to

                              PURCHASE CONFIRMATION

                        CALCULATION OF PURCHASE PROCEEDS

                                   (attached)

                                    EXHIBIT C

                                       to

                              PURCHASE CONFIRMATION

                            MISSING CREDIT DOCUMENTS

      LOAN COUNT                   LOAN NUMBER                    DOCUMENT
      ----------                   -----------                    --------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT D

                                       to

                              PURCHASE CONFIRMATION

                             PENDING MORTGAGE LOANS

      LOAN COUNT                   LOAN NUMBER                    DOCUMENT
      ----------                   -----------                    --------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT C

                                   [RESERVED]

                                    EXHIBIT D

                           FORM OF TRADE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                [DATE]

      Barclays Bank PLC
      200 Park Avenue
      New York, New York 10166
      Attn: [CONTACT, TITLE]

      Re: Sale of $[AMOUNT] Million of Mortgage Loans to Barclays Bank PLC

          _____________________________________________
                        (Deal No. yrmm-xxx)

      Ladies and Gentlemen:

      This Trade Confirmation confirms the agreement between Barclays Bank PLC ("Purchaser") and Countrywide Home Loans, Inc. ("Countrywide") pursuant to which Purchaser has agreed to purchase, and Countrywide has agreed to sell, those certain mortgage loans [identified][summarized] in Exhibit A hereto (the "Mortgage Loans"), subject to the terms set forth herein.

      Closing Date: _________ __, [year][, provided, however, that the parties shall use their best efforts to consummate the transaction prior to [DATE].

      Commitment Amount:  $______________.

      Purchase Price:  $______________.

      Percentage: ____%, subject to adjustment as set forth in Exhibit A. [Loan-level pricing as set forth in Exhibit A.]

      Product: [Jumbo]["A"][A-"]["Alt A"] [Sub-prime] [Conforming] [Conventional] [Government] [Second Lien/HELOC] [[fixed][(x/1) Index adjustable] rate mortgage loans]. (undefined terms should not be capitalized)

      Underwriting Criteria:

      Servicing Rights: RETAINED: Retained by Countrywide and serviced on a [scheduled/scheduled] [actual/actual] [scheduled][actual] basis for the servicing fee rate [equal to FEE% per annum][set forth in Exhibit A [for each Mortgage Loan]]. [ With respect to the period prior to the initial Interest Adjustment Date, 0.25% and, thereafter, 0.375%].

      Prepayment Penalties: Barclays Bank PLC shall be entitled to any penalties resulting from the prepayment of any Mortgage Loans by the related mortgagor(s).

      Documentation: [Assignment of a [type of agreement]] [Industry standard purchase and servicing agreement.]

      Conditions: [Review of Mortgage Loans by Purchaser to confirm conformance with this Trade Confirmation. Countrywide may, at its option, elect to substitute comparable mortgage loans for any Mortgage Loans rejected by Purchaser pursuant to the preceding sentence.]

      [Countrywide's sale of the Mortgage Loans is expressly subject to (a) the review of the Mortgage Loans by Purchaser to confirm conformance with the Trade Confirmation, and (b) purchase of the Mortgage Loans by Countrywide on or before the Closing Date from the current owner of the Mortgage Loans (the "Current Owner"). If either of the foregoing conditions are not satisfied, Countrywide shall have no liability to Purchaser.]

      Non-Circumvent: Countrywide and Purchaser understand and agree that Countrywide may introduce the owner of the Mortgage Loans to Purchaser, that the Current Owner is a customer of Countrywide and that such relationship of Countrywide is confidential. Purchaser agrees, with respect to the Current Owner, Purchaser will not, for the purpose of purchasing other mortgage loans [for a period of one year from the Closing Date], communicate with or purchase such other mortgage loans from the Current Owner unless the Current Owner has had previous business dealings (other than any transactions involving Countrywide) with the Current Owner in a similar context.

      Please acknowledge your agreement to the terms and conditions of this Trade Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                              Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.            BARCLAYS BANK PLC

By:                                     By:
   --------------------------------        -------------------------------
   Name: Darren Bigby                      Name:
   Title:                                  Title:

                                    EXHIBIT A

                                       to

                               TRADE CONFIRMATION

                 MORTGAGE LOAN SCHEDULE AND PRICING INFORMATION

                                   (attached)

                                    EXHIBIT B

                                       to

                               TRADE CONFIRMATION

                             UNDERWRITING GUIDELINES

                                   (attached)

                                    EXHIBIT E

                          COUNTRYWIDE HOME LOANS, INC.

                              OFFICER'S CERTIFICATE

            I, [NAME], hereby certify that I am the duly elected [TITLE] of Countrywide Home Loans, Inc., a corporation organized under the laws of the State of New York ( "Countrywide") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Certificate of Incorporation of Countrywide which is in full force and effect on the date hereof.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the By-laws of Countrywide which are in effect on the date hereof.

            3. Attached hereto as Exhibit 3 is a Certificate of Good Standing of Countrywide issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of Countrywide authorizing Countrywide to execute and deliver each of the [Master Mortgage Loan Purchase Agreement and Servicing Agreement], dated as of [DATE], by and among [PARTY] (the "Purchaser"), and Countrywide (the "Sale and Servicing Agreement")] and to endorse the [Mortgage Notes and execute the Assignments of Mortgages by facsimile signature], and such resolutions are in effect on the date hereof.

            5. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of Countrywide, signed (a) the [Sale and Servicing Agreement], and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of Countrywide, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of Countrywide.

Dated:  [DATE]

By:
        ----------------------------

Name:   [NAME]

Title:  [TITLE]

[SEAL]

      I, [NAME OF ASSISTANT SECRETARY], an Assistant Secretary of Countrywide, hereby certify that [NAME] is the duly elected, qualified and acting [TITLE] of Countrywide and that the signature appearing above is her genuine signature.

      IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: [DATE]

By:
        ----------------------------

Name:   [NAME]

Title:  Assistant Secretary

[SEAL]

                                    EXHIBIT 1

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 2

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 3

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 4

                                       to

                              OFFICER'S CERTIFICATE

                             RESOLUTIONS ADOPTED BY
                            THE BOARD OF DIRECTORS OF
                          COUNTRYWIDE HOME LOANS, INC.
                                  AS OF [DATE]

                                    EXHIBIT 5

                                       to

                              OFFICER'S CERTIFICATE

           NAME                      TITLE                   SIGNATURE
           ----                      -----                   ---------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

      The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Barclays Bank PLC from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Barclays Bank PLC. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution


----------------------------------------
                (Name)


----------------------------------------
               (Address)


----------------------------------------

----------------------------------------

----------------------------------------


By:
   -------------------------------------

                          II. Certification of Release

      The Company named below hereby certifies to Barclays Bank PLC that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Barclays Bank PLC the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

By:
Title:
Date:

                          COUNTRYWIDE HOME LOANS, INC.,
                                 as Countrywide

                                       and

                               SUTTON FUNDING LLC,
                                  as Purchaser

                    ----------------------------------------

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

                          dated as of February 26, 2007

                    ----------------------------------------

                     Conventional Residential Mortgage Loans

                              (SERVICING RETAINED)

ARTICLE I. DEFINITIONS

ARTICLE II. PRE-CLOSING AND CLOSING PROCEDURES

   Section 2.01   Due Diligence by the Purchaser................................
   Section 2.02   Identification of Mortgage Loan Package.......................
   Section 2.03   Post-Closing Due Diligence....................................
   Section 2.04   Credit Document Deficiencies Identified During Due
                  Diligence.....................................................
   Section 2.05   Delivery of Collateral Files..................................
   Section 2.06   Purchase Confirmation.........................................
   Section 2.07   Closing.......................................................
   Section 2.08   Payment of the Purchase Proceeds..............................
   Section 2.09   Entitlement to Payments on the Mortgage Loans.................
   Section 2.10   Payment of Costs and Expenses.................................
   Section 2.11   MERS Mortgage Loans and the MERS System.......................
   Section 2.12   Required Closing Documents....................................

ARTICLE III. REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

   Section 3.01   Representations and Warranties Respecting Countrywide.........
   Section 3.02   Representations and Warranties Regarding Individual
                  Mortgage Loans................................................
   Section 3.03   Remedies for Breach of Representations and Warranties.........
   Section 3.04   Repurchase of Convertible Mortgage Loans......................
   Section 3.05   Representations and Warranties Respecting the
                  Purchaser.....................................................
   Section 3.06   Indemnification by the Purchaser..............................

ARTICLE IV. MISCELLANEOUS

   Section 4.01   Notices.......................................................
   Section 4.02   Sale Treatment................................................
   Section 4.03   Exhibits......................................................
   Section 4.04   General Interpretive Principles...............................
   Section 4.05   Reproduction of Documents.....................................
   Section 4.06   Further Agreements............................................
   Section 4.07   Assignment of Mortgage Loans by the Purchaser.................
   Section 4.08   Conflicts between Transaction Documents.......................
   Section 4.09   Governing Law.................................................
   Section 4.10   Severability Clause...........................................
   Section 4.11   Successors and Assigns........................................
   Section 4.12   Confidentiality...............................................
   Section 4.13   Entire Agreement..............................................
   Section 4.14   Counterparts..................................................
   Section 4.15   Waivers.......................................................
   Section 4.16   No Solicitation...............................................
   Section 4.17   Consent to Service of Process.................................

   Exhibit A   Schedule of Collateral Documents.................................
   Exhibit B   Form of Purchase Confirmation....................................
   Exhibit C   Form of Custodial Agreement......................................
   Exhibit D   Form of Trade Confirmation.......................................
   Exhibit E   Form of Countrywide's Officer's Certification....................
   Exhibit F   Form of Security Release Certification...........................

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

This Master Mortgage Loan Purchase Agreement is made and entered into as of February 26, 2007 (the "Agreement"), between Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 ("Countrywide"), and Sutton Funding, LLC c/o Global Securitization Services, LLC, having an address at 445 Broad Hollow Road, Suite 239, Melville, New York 11747 the ("Purchaser").

                                 R E C I T A L S

      The Purchaser has agreed to purchase from Countrywide and Countrywide has agreed to sell from time to time to the Purchaser all of Countrywide's right, title and interest, excluding servicing rights, in and to those certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by Countrywide and the Purchaser. This Agreement is intended to set forth the terms and conditions by which Countrywide shall transfer and the Purchaser shall acquire such mortgage loans.

      In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

Agency: Either Fannie Mae or Freddie Mac.

Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

Agreement: This Master Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

Appraised Value: The value of the related Mortgaged Property as set forth in an appraisal made in connection with the origination of a Mortgage Loan or the sale price of the related Mortgaged Property if the proceeds of such Mortgage Loan were used to purchase such Mortgaged Property, whichever is less.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of New York, or the State of Texas are authorized or obligated by law or executive order to be closed.

Closing: The consummation of the sale and purchase of each Mortgage Loan
Package.

Closing Documents: The documents required to be delivered on each Closing Date pursuant to Section 2.12.

Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A hereto.

Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

Combined Loan-to-Value Ratio: As of any date and as to any Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan and (ii) the Stated Principal Balance (or the original principal balance, if so indicated) as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value of the related Mortgaged Property.

Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

Conventional Mortgage Loan: A Mortgage Loan that is not insured by the FHA or guaranteed by the VA.

Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan that contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan in accordance with the terms of the related Mortgage Note.

Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

Custodial Account: The account or accounts created and maintained pursuant to
Section 3.04 of the Servicing Agreement, each of which shall be an Eligible Account.

Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

Cut-off Date Balance: The aggregate scheduled unpaid principal balance of the Mortgage Loans in a Mortgage Loan Package as of the Cut-off Date, after application of (i) scheduled payments of principal due on such Mortgage Loans on or before such Cut-off Date, whether or not collected, and (ii) any Principal Prepayments received from the Mortgagor prior to the Cut-off Date.

Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

Determination Date: The Business Day immediately preceding the related Remittance Date.

Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums, and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fannie Mae: The Federal National Mortgage Association or any successor organization.

Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

Funding Deadline: With respect to each Closing Date, one o'clock (1:00) p.m. New York time.

Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

High Cost Loan: A Mortgage Loan (a) that is a Section 32 Mortgage Loan under the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) (classified as a "high cost" or similarly defined loan under any other applicable state, federal or local law or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary, as applicable at the time of origination of the Mortgage Loan.

HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

Index: With respect to any Adjustable Rate Mortgage Loan on each Interest Adjustment Date the applicable index as set forth in the related Mortgage Note.

Interim Funder: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

Investor: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

Liquidation Proceeds: Amounts, other than PMI Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of the Servicing Agreement.

LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

MERS System: The electronic system of recording transfers of mortgages maintained by MERS.

MIC: A mortgage insurance certificate issued by HUD.

Missing Credit Documents: As defined in Section 2.04 hereof.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and zipcode of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty window - flag/term, and (xxi) interest-only term. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgagor: The obligor on a Mortgage Note.

Officer's Certificate: A certificate signed by (a) an assistant Vice President or higher ranking officer and (b) by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of Countrywide, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgaged-backed securities transaction.

Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

PMI Proceeds: Proceeds of any PMI Policy.

Preliminary Mortgage Loan Package: The mortgage loans identified or described in a Trade Confirmation, which, subject to the Purchaser's due diligence as contemplated in Section 2.02 of this Agreement, are intended to be sold under this Agreement as a Mortgage Loan Package.

Preliminary Mortgage Loans: The mortgage loans constituting a Preliminary Mortgage Loan Package.

Prepayment Penalty: With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full or part of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any prepayment penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: As to any Remittance Date, the calendar month preceding the month of distribution.

Purchase Confirmation: A letter agreement, substantially in the form of Exhibit B hereto, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

Purchase Proceeds: The amount paid on the related Closing Date by the Purchaser to Countrywide in exchange for the Mortgage Loan Package purchased on such Closing Date as set forth in the applicable Purchase Confirmation.

Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 4.07 hereof.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided.

Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 3.02 hereof; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

Relief Act: The Servicemembers' Civil Relief Act.

REMIC: A "real estate mortgage investment conduit" as defined in Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in
Section 3.13 of the Servicing Agreement.

REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of the Servicing Agreement.

RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

Servicing Agreement: The agreement dated as of February 26, 2007 and signed by the Purchaser and Servicing LP with respect to the administration and servicing of the Mortgage Loans.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and
(ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed, and shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary applicable at the time of origination of the Mortgage Loan.

Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Trade Confirmation: A letter agreement substantially in the form of Exhibit D hereto executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Servicing Agreement.

Underwriting Guidelines: The applicable underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Trade Confirmation.

Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

VA: The Department of Veterans Affairs.

Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

                                   ARTICLE II.
                       PRE-CLOSING AND CLOSING PROCEDURES

      Section 2.01 Due Diligence by the Purchaser.

      (a) Review of Credit File. At least five (5) Business Days prior to the Closing Date, Countrywide shall make available to the Purchaser the Credit File for each Preliminary Mortgage Loan in the related Preliminary Mortgage Loan Package. The Purchaser shall have the right to review the Credit File for each such Preliminary Mortgage Loan, at Countrywide's offices or such other location agreed upon by the Purchaser and Countrywide, for the purpose of determining whether each Preliminary Mortgage Loan conforms in all material respects to the applicable terms contained in the Transaction Documents, which determination shall be made in the Purchaser's reasonable and good faith discretion. In the event that the Purchaser rejects any Preliminary Mortgage Loan based on such review, reasonable discretion that any Mortgage Loan is not in compliance in all material respects with the applicable terms of the Transaction Documents, such Mortgage Loan shall be deleted from the related Mortgage Loan Schedule and Countrywide shall have the right to substitute replacement Preliminary Mortgage Loans satisfying the requirements set forth above, and the Purchaser shall have the right to review any such replacement Preliminary Mortgage Loan(s) in the manner contemplated above. The Purchaser shall use its reasonable best efforts to conduct its due diligence, and to convey the results thereof to Countrywide, within the time and in the manner necessary to permit Countrywide to rebut or cure any Preliminary Mortgage Loan or to substitute replacement Preliminary Mortgage Loans as permitted herein.

      (b) Rejection of Preliminary Mortgage Loans. Without limiting the generality of the foregoing, in the event that the Purchaser rejects Preliminary Mortgage Loans (i) comprising more than ten percent (10%) of the related Preliminary Mortgage Loan Package (as measured by unpaid principal balance), or
(ii) for reasons other than as permitted under this Agreement or the Trade Confirmation, Countrywide may, in its sole discretion, rescind its offer to sell any of the Preliminary Mortgage Loans relating thereto to the Purchaser and Countrywide shall have no liability therefor.

      Section 2.02 Identification of Mortgage Loan Package.

At least three (3) Business Days prior to the Closing Date, the Purchaser shall identify those Preliminary Mortgage Loans that the Purchaser intends to be included in the Mortgage Loan Package.

      Section 2.03 Post-Closing Due Diligence.

In the event that the Purchaser fails to complete its due diligence, as contemplated in Section 2.01 of this Agreement, with respect to any Preliminary Mortgage Loan, the Purchaser and Countrywide may nonetheless mutually agree to the purchase and sale of such Mortgage Loan as contemplated hereunder, and upon such mutual agreement, if the Purchaser provides notice to Countrywide of such Mortgage Loan and such Mortgage Loan is identified as such in the Purchase Confirmation (as used therein, the "Pending Mortgage Loans"), the Purchaser shall have the right to review the related Credit File for such Mortgage Loan within ten (10) Business Days after the Closing Date and, based on such review and within such ten (10) Business Days period, request that Countrywide repurchase any Pending Mortgage Loan that the Purchaser reasonably and in good faith contends does not conform in all material respects to the applicable terms of the Transaction Documents. Countrywide shall have ten (10) Business Days from the date of its receipt of such request to either (a) repurchase such Mortgage Loan at the purchase price for such Mortgage Loan (as calculated under the related Transaction Documents, as applicable) plus accrued and unpaid interest, or (b) provide evidence reasonably satisfactory to the Purchaser that such Mortgage Loan does in fact conform to the terms of the Transaction Documents, as applicable. In the event that Countrywide must repurchase any Mortgage Loan in accordance with this Section 2.03 or pursuant to any other applicable term contained in the Transaction Documents, Countrywide may, at its option, substitute replacement Mortgage Loans conforming in all material respects to the applicable terms contained in the related Transaction Documents. The rights and remedies set forth in this Section 2.03 are in addition to those set forth in
Section 3.03 hereof.

      Section 2.04 Credit Document Deficiencies Identified During Due
Diligence.

If, with respect to a Mortgage Loan Package, the related Purchase Confirmation identifies any Mortgage Loan for which the related Credit File is missing material documentation (as used therein, the "Missing Credit Documents"), Countrywide agrees to use its best efforts to procure each such Missing Credit Document within sixty (60) days following the related Closing Date. In the event of a default by a Mortgagor or any material impairment of the Mortgaged Property, in either case directly arising from a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified above, Countrywide shall repurchase such Mortgage Loan at the Repurchase Price.

      Section 2.05 Delivery of Collateral Files.

      (a) Custodial Agreement. Countrywide shall, on or before the Business Day prior to the related Closing Date, deliver to the Custodian the Collateral File for each Mortgage Loan in the Mortgage Loan Package. The parties hereto shall execute the Custodial Agreement on or prior to the initial Closing Date as required under Section 2.12. Countrywide shall comply with its obligations under the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

      (b) Missing Collateral Documents. In the event that any of the original Collateral Documents set forth in clauses (3) through (9) of Exhibit A hereto are not delivered to the Custodian on or before the Closing Date (each, a "Missing Collateral Document"), then Countrywide shall have (i) with respect to any Missing Collateral Document sent for recording, twelve (12) months from the related Closing Date, or (ii) with respect to all other Missing Collateral Documents, one-hundred twenty (120) days from the Closing Date, to deliver to the Purchaser such Missing Collateral Documents; provided, however, that with respect to any Government Mortgage Loan, Countrywide agrees to procure each such Missing Collateral Document within sixty (60) days following the FHA's or the VA's, as applicable, deadline for procuring such documents. Notwithstanding the foregoing, Countrywide shall not be deemed to be in breach of this Agreement if its failure to deliver to the Purchaser any Missing Collateral Document within the time specified above is due solely to (i) the failure of the applicable recorder's office to return a Missing Collateral Document that was sent for recording or (ii) the failure of the title insurer to issue and deliver the original mortgagee title policy, except where such refusal to issue the policy is based on a claim that the title insurer is under no obligation to issue such policy.

      (c) Other Documents. Countrywide shall forward to the Purchaser in a timely manner any original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement upon execution and, if applicable, recordation thereof.

      Section 2.06 Purchase Confirmation.

Upon confirmation with the Purchaser of a Mortgage Loan Package, Countrywide shall prepare and deliver to the Purchaser for execution the related Purchase Confirmation, executed by an authorized signatory of Countrywide.

      Section 2.07 Closing.

The Closing of each Mortgage Loan Package shall take place on the related Closing Date and shall be subject to the satisfaction of each of the following conditions, unless otherwise waived by the prejudiced party(ies):

      (a) All of the representations and warranties of Countrywide under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

      (b) All of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

      (c) Both parties shall have executed the related Trade Confirmation and Purchase Confirmation;

      (d) at least two Business Days prior to the related Closing Date, Countrywide shall deliver to the Purchaser a listing on a loan level basis of the necessary information to compute the Purchase Proceeds of the Mortgage Loans delivered on such Closing Date (including accrued interest) in a format as mutually agreed upon by Countrywide and the Purchaser, and prepare a Mortgage Loan Schedule;

      (e) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 2.12 of this Agreement, in such forms as are agreed upon by the parties, duly executed by all signatories as required pursuant to the terms hereof; and

      (f) Countrywide shall have delivered to the Custodian all Collateral Documents required pursuant to Section 2.05 of this Agreement.

      Section 2.08 Payment of the Purchase Proceeds.

Subject to the conditions set forth in Section 2.07 hereof, and in consideration for the Mortgage Loan Package to be purchased by the Purchaser on the related Closing Date, the Purchaser shall pay to Countrywide on such Closing Date the Purchase Proceeds by wire transfer of immediately available funds to the account designated by Countrywide on or before the Funding Deadline.

      Section 2.09 Entitlement to Payments on the Mortgage Loans.

      With respect to any Mortgage Loan purchased hereunder, the Purchaser shall be entitled to (a) all scheduled principal due after the related Cut-off Date;
(b) all other recoveries of principal collected after the related Cut-off Date, except for (i) recoveries of principal collected after the Cut-off Date and prior to the Closing Date that are reflected in the Mortgage Loan Schedule, and
(ii) all scheduled payments of principal due on or before the related Cut-off Date; and (c) all payments of interest on such Mortgage Loan net of interest at the Servicing Fee Rate and the LPMI Fee, if applicable (minus that portion of any such payment that is allocable to the period prior to the related Cut-off
Date).

      Section 2.10 Payment of Costs and Expenses.

      The Purchaser and Countrywide shall each bear its own costs and expenses in connection with the purchase and sale of the Mortgage Loans including any commissions due its sales personnel, the legal fees and expenses of its attorneys and any due diligence expenses. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, only the first of such recordation to be effected shall be at Countrywide's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option and all subsequent recordations shall be at the expense of the Purchaser.

      Section 2.11 MERS Mortgage Loans and the MERS System.

      (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to any MERS Mortgage Loan sold to the Purchaser by Countrywide pursuant to this Agreement, Countrywide shall cause the registration of such MERS Mortgage Loan to be changed on the MERS System to reflect the Purchaser as the beneficial owner of such MERS Mortgage Loan. The foregoing obligation of Countrywide shall be in lieu of Countrywide delivering to the Purchaser an Assignment of Mortgage for such MERS Mortgage Loan. With respect to the Mortgage and intervening assignments related to any MERS Mortgage Loan, Countrywide shall, in accordance with Section 2.05 of this Agreement, provide the Purchaser with the original Mortgage with evidence of registration with MERS and, as applicable, the originals of all intervening assignments of the Mortgage with evidence of recording thereon prior to the registration of the Mortgage Loan with the MERS System.

      With respect to each MERS Mortgage Loan, Countrywide shall designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System.

      In connection with the MERS System, Countrywide is hereby authorized and empowered, in its own name, to register, or change the registration of any MERS Mortgage Loan to effectuate such registration. Further, Countrywide is authorized to cause the removal of any MERS Mortgage Loan from such registration, and to execute and deliver on behalf of itself and the Purchaser, any and all instruments of assignment and comparable instruments with respect to any registration and/or removal of such MERS Mortgage Loan on or from the MERS System.

      Section 2.12 Required Closing Documents.

      The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

      (a) this Agreement (to be executed and delivered only for the initial Closing Date);

      (b) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

      (c) the related Mortgage Loan Schedule attached to the related Purchase Confirmation as the Mortgage Loan Schedule thereto;

      (d) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit E hereto with respect to Countrywide, including all attachments thereto;

      (e) a Security Release Certification, in the form of Exhibit F, as applicable, hereto executed by any person, if any of the Mortgage Loans are subject to a security interest, pledge or hypothecation for the benefit of such person; and

      Countrywide shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

                                 ARTICLE III.
             REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

      Section 3.01 Representations and Warranties Respecting Countrywide.

Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

      (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement;

      (b) Due Authority. Countrywide has the full power and authority to (i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to sell each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

      (c) No Conflict. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by Countrywide, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's certificate of incorporation or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

      (d) Approved Seller. Countrywide is an approved seller/servicer for each Agency in good standing and is a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements;

      (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the sale of the Mortgage Loans to the Purchaser, the ability of Countrywide to service the Mortgage Loans hereunder in accordance with the terms hereof, or Countrywide's ability to perform its obligations under this Agreement, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Countrywide contemplated herein;

      (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

      (g) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Countrywide, , and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Countrywide pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

      (h) Ability to Perform; Solvency. Countrywide does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Countrywide is solvent and the sale of the Mortgage Loans will not cause Countrywide to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Countrywide's creditors;

      (i) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form or other document furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;

      (j) No Brokers. Countrywide has not dealt with any third party broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

      (k) Sale Treatment. Countrywide intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of Countrywide and Countrywide has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

      (l) Reasonable Purchase Price. The consideration received by Countrywide upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

      Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

With respect to each Mortgage Loan (unless otherwise specified below), Countrywide represents and warrants to the Purchaser as of the related Closing Date that:

      (a) Mortgage Loan Schedule. The information contained in the Mortgage Loan
Schedule is complete, true and correct in all material respects;

      (b) No Delinquencies or Advances. All payments required to be made prior to the related Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made; Countrywide has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and there has been no delinquency of more than thirty (30) days in any payment by the Mortgagor thereunder during the last twelve (12) months;

      (c) Taxes, Assessments, Insurance Premiums and Other Charges. With respect to each Mortgage Loan, there is no delinquent taxes and insurance premiums and, to the best of Countrywide's knowledge, there is no delinquent ground rents, water charges, sewer rents, assessments, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

      (d) No Modifications. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments that have been or will be recorded, if necessary to protect the interests of the Purchaser, and that have been or will be delivered to the Purchaser or its designee, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage insurer, if any, and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Collateral File and the terms of which are reflected in the Mortgage Loan Schedule if executed prior to the Closing Date;

      (e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceedings at the time the Mortgage Loan was originated;

      (f) Hazard and Flood Insurance. All buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable to an Agency against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, and such insurer is licensed to do business in the state where the Mortgaged Property is located. All such insurance policies contain a standard mortgagee clause naming Countrywide, its successors and assigns as mortgagee, and all premiums thereon have been paid. If, upon the origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy that meets the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) and conforms to the requirements of an Agency is in effect. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's expense and, upon the failure of the Mortgagor to do so, the holder of the Mortgage is authorized to maintain such insurance at the Mortgagor's expense and to seek reimbursement therefor from the Mortgagor;

      (g) Compliance with Applicable Law. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all anti-predatory and abusive laws applicable to the Mortgage Loan including, without limitation, any applicable law governing Prepayment Penalties, have been complied with;

      (h) No Release of Mortgage. The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

      (i) Enforceability of Mortgage Documents. The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws. All parties to the Mortgage Note, and the Mortgage had legal capacity to enter into the Mortgage Note and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties;

      (j) Valid First or Second Lien. Each related Mortgage is a valid, subsisting enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) on the related Mortgaged Property, including all improvements on the Mortgaged Property. The lien of the Mortgage is subject only to:

         the lien of current real property taxes and assessments not yet due and payable;

         covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording that are acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and that do not adversely affect the Appraised Value (as evidenced by an appraisal referred to in such definition) of the Mortgaged Property set forth in such appraisal;

         with respect to a Second Lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property; and

         other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) and first priority (with respect to a First Lien Mortgage Loan) or second priority (with respect to a Second Lien Mortgage Loan) security interest on the property described therein and Countrywide has full right to sell and assign the same to the Purchaser (subject to (i)-(iv) above).

      (k) Disbursements of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and recording the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (l) Sole Owner. Countrywide is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Countrywide has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest not specifically set forth in the related Mortgage Loan Schedule and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the terms of this Agreement;

      (m) Title Insurance. Each Mortgage Loan that is a First Lien Mortgage Loan and each Mortgage Loan that is a Second Lien Mortgage Loan with an original principal balance greater than $100,000, in either case, is covered by a lender's title insurance policy acceptable to an Agency, issued by a title insurer acceptable to an Agency and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in Section 3.02(j)(i), (i) and (iv) above) Countrywide, its successors and assigns as to the first or second priority lien of the Mortgage, as applicable. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. Countrywide is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including Countrywide, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

      (n) No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Countrywide has not waived any default, breach, violation or event of acceleration, and with respect to any Second Lien Mortgage Loan, Countrywide has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

      (o) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

      (p) Origination and Collection Practices. The origination, servicing and collection practices used by Countrywide with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Countrywide and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due Countrywide have been capitalized under any Mortgage or the related Mortgage Note. With respect to Adjustable Rate Mortgage Loans, all Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to applicable state, federal and local law has been properly paid and credited;

      (q) No Condemnation or Damage. To the best of Countrywide's knowledge, the Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

      (r) Customary and Enforceable Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no homestead available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (s) Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage;

      (t) Appraisal. Unless the Mortgage Loan was underwritten pursuant to one of Countrywide's streamline documentation programs, the Credit File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of an Agency and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder for appraisers, duly appointed by the originator, that had no interest, direct or indirect in the Mortgaged Property, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to an Agency, with such riders as are acceptable to such Agency;

      (u) Trustee for Deed of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

      (v) CLTV and LTV, Private Mortgage Insurance, FHA Insurance and VA Guarantees. No Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV greater than 100%. No Mortgage Loan has an LTV greater than 100%. Each Conventional Mortgage Loan, except a Second Lien Mortgage Loan or a Mortgage Loan underwritten in accordance with sub-prime credit underwriting guidelines, with an LTV at origination in excess of eighty percent (80%) is and will be subject to a PMI Policy, which insures that portion of the Mortgage Loan over seventy-five percent (75%) of the Appraised Value of the related Mortgaged Property. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith or, in the case of a lender paid mortgage insurance policy, the premiums and charges are included in the Mortgage Interest Rate for the Mortgage Loan. Each Government Mortgage Loan either has, or will have in due course, a valid and enforceable MIC or LGC, as applicable and, in each case, all premiums due thereunder have been paid. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Note is net of any such insurance premium if the related PMI Policy is lender-paid;

      (w) Lawfully Occupied. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same including certificates of occupancy, have been made or obtained from the appropriate authorities;

      (x) Assignment of Mortgage. Except for the absence of recording information, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

      (y) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

      (z) Form of Mortgage Note and Mortgage. The Mortgage Note and Mortgage are on forms acceptable to an Agency;

      (aa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

      (bb) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is an accepted practice that consists of a single parcel of real property with a detached single family residence erected thereon, or a two to four residential dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform in all material respects with the Underwriting Guidelines. At the time of origination, no portion of the Mortgaged Property was used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes. None of the Mortgaged Properties are log homes, mobile homes, geodesic domes or any other properties not eligible for financing pursuant to the applicable Underwriting Guidelines;

      (cc) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten generally in accordance with the Underwriting Guidelines;

      (dd) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (ee) Due On Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

      (ff) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

      (hh) No Violation of Environmental Laws. There is no pending action or proceeding directly involving any Mortgaged Property of which Countrywide is aware in which compliance with any environmental law, rule or regulation is an issue;

      (ii) Servicemembers' Civil Relief Act. The Mortgagor has not notified Countrywide, and Countrywide has no knowledge of any relief requested to the Mortgagor under the Relief Act;

      (jj) Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of the Mortgage Loans;

      (kk) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct to perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property;

      (ll) Credit Information. For each Mortgage Loan, Countrywide or its designee has furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and requisite information on its borrower credit files to each of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC and Experian Information Solution, Inc., on a monthly basis;

      (mm) Leaseholds. If the Mortgage Loan is secured by a leasehold estate,
(1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; and (6) the use of leasehold estates for residential properties is an accepted practice in the jurisdiction in which the Mortgaged Property is located;

      (nn) Prepayment Penalty. With respect to each Mortgage Loan that has a Prepayment Penalty, each such Prepayment Penalty is enforceable and is permitted pursuant to applicable federal, state and local law. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination;

      (oo) Payment Terms. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Note. Except with respect to any Option ARM Mortgage Loan, the Mortgage Note is payable in monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than fourty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Except for Balloon Mortgage Loans, the Mortgage Loan does not require a balloon payment on its stated maturity date;

      (pp) Simple Interest Mortgage Loans. With respect to each Mortgage Loan that is a simple interest Mortgage Loan, the Mortgage Loan is identified on the related Mortgage Loan Schedule as a simple interest Mortgage Loan, the Mortgage Loan is required to be serviced as a simple interest Mortgage Loan pursuant to the terms of the related Mortgage Note, and the servicing and collection practices used in connection therewith have been in accordance with legal, proper, prudent and customary practices for servicing simple interest Mortgage Loans;

      (qq) Compliance with Anti-Money Laundering Laws. Countrywide has established an anti-money laundering compliance program to the extent required by applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2003, and the laws and regulations administered by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), which prohibit dealings with certain countries, territories, entities and individuals named in OFAC's Sanction Programs and on the Specially Designated Nationals and Blocked Persons List. The Mortgage Loans have been originated, and documentation related thereto shall be maintained, in material compliance with such program; and

      (rr) Fraud. No fraud, error, omission, misrepresentation or similar occurrence, with respect to a Mortgage Loan has taken place on the part of Countrywide or, to the best of Countrywide's knowledge, any other Person, including without limitation, the Mortgagor, any appraiser, or any builder or developer involved in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

      Section 3.03 Remedies for Breach of Representations and Warranties.

      (a) Notice of Breach. The representations and warranties set forth in Sections 3.01 and 3.02 of this Agreement shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Collateral Documents or Credit File. Upon discovery by either Countrywide or the Purchaser of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of one or more of the related Mortgage Loans, the party discovering such breach shall give prompt written notice to the other.

      (b) Cure or Repurchase. Within sixty (60) days from the earlier of either discovery by or notice to Countrywide of a breach of a representation or warranty that materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, or the Purchaser's interests therein, Countrywide shall use its best efforts to promptly cure such breach in all material respects, and, if such breach cannot be cured, Countrywide shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01 hereof and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Countrywide of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by Countrywide at the Repurchase Price.

      (c) Substitution or Repurchase. However, if the breach shall involve a representation or warranty set forth in Section 3.02, (Countrywide shall, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans. If Countrywide has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution. At the time of repurchase or substitution, the Purchaser and Countrywide shall arrange for the reassignment of the Deleted Mortgage Loan and release of the related Collateral File to Countrywide and the delivery to Countrywide of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event Countrywide determines to substitute a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Countrywide shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify the Qualified Substitute Mortgage Loan(s) and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, Countrywide shall be deemed to have made as to such Qualified Substitute Mortgage Loan(s) the representations and warranties except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. Countrywide shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing the Collateral Documents for such Qualified Substitute Mortgage Loan(s). Countrywide shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan(s) in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by Countrywide. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and Countrywide shall thereafter be entitled to retain all amounts subsequently received by Countrywide in respect of such Deleted Mortgage Loan.

      For any month in which Countrywide substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, Countrywide shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by Countrywide in the month of substitution pursuant to Section 4.01 of the Servicing Agreement. Accordingly, on the date of such substitution, Countrywide shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such repurchase or substitution obligation, Countrywide shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections
3.01 and 3.02 of this Agreement that materially and adversely affects the value of one or more Mortgage Loans or the Purchaser's interest therein.

      (d) Sole Remedy. With respect to the breach of a representation and warranty set forth in Section 3.01 and Section 3.02 hereof with respect to a Mortgage Loan, the obligation under this Section 3.03 of Countrywide to cure, repurchase, indemnify or replace such Mortgage Loan shall constitute the sole remedy against Countrywide respecting such breach available to the Purchaser.

      (e) Accrual of Cause of Action. Any cause of action against Countrywide relating to or arising out of the breach of any representations and warranties made in Sections 3.01 or 3.02 hereof shall accrue as to any Mortgage Loan upon
(i) discovery of such breach by the Purchaser or notice thereof by Countrywide to the Purchaser, (ii) failure by Countrywide to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon Countrywide by the Purchaser for compliance with the relevant provisions of this Agreement.

      Section 3.04 Repurchase of Convertible Mortgage Loans.

      In the event a Mortgagor exercises the option to convert a Convertible Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note, Countrywide shall repurchase such Convertible Mortgage Loan within thirty (30) days of such conversion taking effect at a price equal to on hundred percent (100%) of the unpaid principal balance of such Convertible Mortgage Loan at the time of such conversion plus accrued interest thereon through the last day of the month of repurchase at the Mortgage Loan Remittance Rate; provided, however, no interest shall be due and payable if a Convertible Mortgage Loan is repurchased on the first day of a month. Any repurchase of a Convertible Mortgage Loan(s) pursuant to the foregoing provisions of this
Section 3.04 shall be accomplished by deposit in the Custodial Account of the amount of said repurchase price for distribution to the Purchaser on the next scheduled Remittance Date.

      Section 3.05 Representations and Warranties Respecting the Purchaser.

The Purchaser represents, warrants and covenants to Countrywide that, as of each Closing Date:

      (a) Organization and Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to transact business in and is in good standing under the laws of each state in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification;

      (b) Due Authority. The Purchaser has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement; the Purchaser has the full power and authority to purchase and hold each Mortgage Loan;

      (c) No Conflict. Neither the acquisition of the Mortgage Loans by the Purchaser pursuant to this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

      (d) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans by the Purchaser hereunder, or the Purchaser's ability to perform its obligations under this Agreement; and

      (e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

      Section 3.06 Indemnification by the Purchaser.

      The Purchaser shall indemnify Countrywide and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections 3.05. With respect to the breach of a representation and warranty set forth in Section 3.05 hereof, the obligation under this Section
3.06 of the Purchaser to indemnify Countrywide shall constitute the sole remedy against the Purchaser respecting such breach available to Countrywide.

                                   ARTICLE IV.
                                  MISCELLANEOUS

      Section 4.01 Notices.

All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

      (i)   to Countrywide:

            Countrywide Home Loans, Inc.
            4500 Park Granada
            Calabasas, California 91302
            Attn: Mr. Josh Adler

            With copy to: General Counsel

      (ii)  the Purchaser:

            Sutton Funding LLC
            c/o Global Securitization Services, LLC
            445 Broad Hollow Road, Suite 239
            Melville, New York 11747
            Attention: Vice President
            Fax: (212) 302-8767

            With a copy to:
            Barclays Bank PLC, as administrator
            200 Park Avenue, 5th Floor
            New York, New York 10166
            Attention: Mary Logan
            Fax: (212) 412-3266
            E mail: mary.logan@barclayscapital.com

            and

            Attention: Michael Dryden
            Fax: 212-412-6846
            E mail: michael.dryden@barclayscapital.com

To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

      Section 4.02 Sale Treatment.

      It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by Countrywide and not a pledge of the Mortgage Loans by Countrywide to the Purchaser to secure a debt or other obligation of Countrywide. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on Countrywide's business records, tax returns and financial statements. Accordingly, Countrywide and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by Countrywide, and a purchase by the Purchaser, of the Mortgage Loans.

      Section 4.03 Exhibits.

      The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

      Section 4.04 General Interpretive Principles.

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

      (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

      (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

      (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

      (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

      (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

      (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

      Section 4.05 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      Section 4.06 Further Agreements.

      Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

      Section 4.07 Assignment of Mortgage Loans by the Purchaser.

      (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package.

      Section 4.08 Conflicts between Transaction Documents.

      In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Servicing Agreement, the terms of this Agreement shall control.

      Section 4.09 Governing Law.

      This Agreement shall be deemed in effect when fully executed and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by applicable federal law.

      Section 4.10 Severability Clause.

      Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

      Section 4.11 Successors and Assigns.

      This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide and the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in
Section 4.07 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

      Section 4.12 Confidentiality.

      Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

      Section 4.13 Entire Agreement.

      This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto with respect to the sale of each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or Purchase Confirmation. Neither this Agreement nor the related Trade Confirmation or Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

      Section 4.14 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

      Section 4.15 Waivers.

      No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      Section 4.16 No Solicitation

      The Purchaser shall not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Purchaser's behalf, to solicit any borrower in any manner whatsoever, including but not limited to, soliciting a borrower to prepay or refinance a Mortgage Loan. Furthermore, neither the Purchaser nor any of its affiliates shall directly or indirectly provide information to any third party for purposes of soliciting the borrowers related to the Mortgage Loans. It is understood that promotions undertaken by the Purchaser or its affiliates which are directed to the general public at large (i.e., newspaper advertisements, radio or T.V. ads, etc.) and not specifically directed to the borrowers related to the Mortgage Loans shall not constitute a breach of this section. Countrywide will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on Countrywide's behalf, to personally, by telephone or mail, solicit the borrower under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that Countrywide may solicit any borrower for whom Countrywide has received a request for verification of mortgage, a request for demand for payoff, a borrower initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the borrower initiates a title search, provided further, it is understood and agreed that promotions undertaken by Countrywide or any of its affiliates which concern optional insurance products or other additional products shall not constitute solicitation nor is Countrywide prohibited from responding to unsolicited requests or inquiries made by a borrower or an agent of a borrower. Notwithstanding the foregoing, the following solicitations, if undertaken by Countrywide or any affiliate of Countrywide, shall not be prohibited: (i) solicitations or promotions that are directed to the general public at large, including, without limitation, mass mailings based on mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to borrowers; provided, however, that similar messages and inserts are sent to all other borrowers of similar type mortgage loans serviced by Countrywide and such affiliates, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account; and (iii) solicitations made as a part of a campaign directed to borrowers with mortgage loans meeting certain defined parameters (other than parameters relating to the borrowers or Mortgage Loans specifically), provided, that such solicitations are made to all borrowers of mortgage loans serviced by Countrywide and such affiliates with respect to mortgage loans meeting such defined parameters, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account.

      Section 4.17 Consent to Service of Process.

      EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE SATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       COUNTRYWIDE HOME LOANS, INC.,
                                          Countrywide

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       SUTTON FUNDING LLC,
                                          the Purchaser

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT A

                              COLLATERAL DOCUMENTS

1. Mortgage Note: The original Mortgage Note (or a lost note affidavit in a form acceptable to an Agency) bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed in the name of Countrywide by an authorized officer.

2.    Assignment of Mortgage: The original Assignment of Mortgage in blank.

3. Guarantee: The original of any guarantee executed in connection with the Mortgage Note.

4. Mortgage: The original Mortgage with evidence of recording thereon or, if such original Mortgage has not been returned to Countrywide on or prior to the Closing Date by the public recording office where such Mortgage has been delivered for recordation, a copy of such Mortgage certified by Countrywide to be a true and complete copy of the original Mortgage sent for recordation.

5. Modifications: The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon, if any.

6. Intervening Assignments: The originals of all intervening assignments of Mortgage with evidence of recording thereon, provided that such originals have been returned to Countrywide by the public recording office where such intervening assignment of Mortgage has been delivered for recordation.

7. Title Policy: If applicable, the original mortgagee title insurance policy (or the equivalent thereof with respect to any Mortgage Loan in which the related Mortgaged Property is located in a jurisdiction where such title insurance is not customarily provided) if such title insurance policy has been issued by the related title company on or prior to the Closing Date.

8. Loan Guaranty Certificate: The original Loan Guaranty Certificate, if applicable.

9. Mortgage Insurance Certificate: The original Mortgage Insurance Certificate, if applicable.

                                    EXHIBIT B

                          FORM OF PURCHASE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

            Sutton Funding LLC
            c/o Global Securitization Services, LLC
            445 Broad Hollow Road, Suite 239
            Melville, New York 11747

Re: Purchase Confirmation ($x.xmm) (Deal No. xxxx-xxx)

Ladies and Gentlemen:

This purchase confirmation (the "Purchase Confirmation") between Countrywide Home Loans, Inc. ("Countrywide") and Sutton Funding LLC ("Purchaser") sets forth our agreement pursuant to which Purchaser is purchasing, and Countrywide is selling those certain mortgage loans identified in Exhibit A hereto and more particularly described herein, excluding the servicing rights related thereto (the "Mortgage Loans").

The purchase, sale and servicing of the Mortgage Loans as contemplated herein shall be governed by that certain Master Mortgage Loan Purchase Agreement dated as of February 26, 2007, between Countrywide and Purchaser (as amended herein and otherwise, the "Purchase Agreement") and that certain Servicing Agreement dated as of February 26, 2007 between Countrywide and Purchaser (both the Purchase Agreement and the Servicing Agreement shall be referred to herein, as applicable, as the "Agreement"). By executing this Purchase Confirmation, each of Countrywide and Purchaser again makes, with respect to itself and each Mortgage Loan, as applicable, all of the covenants, representations and warranties made by each such party in the Agreement, except as the same may be amended by this Purchase Confirmation.

All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Purchase Confirmation, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

1. Assignment and Conveyance of Mortgage Loans. Upon Purchaser's payment of the Purchase Proceeds in accordance with Section 2.08 of the Purchase Agreement, Countrywide shall sell, transfer, assign and convey to Purchaser, without recourse, but subject to the terms of the Purchase Confirmation and the Purchase Agreement, all of the right, title and interest of Countrywide in and to the Mortgage Loans, excluding the servicing rights relating thereto. Each Mortgage Loan shall be serviced by Countrywide pursuant to the terms of the Servicing Agreement.

2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below with respect to the related Mortgage Loan Package.

a. Closing Date: [DATE].

b. Cut-off Date: [DATE].

c. Cut-off Date Balance:

[d. Index: On each Interest Adjustment Date, the applicable index rate shall be a rate per annum equal to [the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15] [the average of interbank offered rates for six-month U.S. dollar denominated deposits in the London market (LIBOR), as published [in the Wall Street Journal] [by Fannie Mae] [the 11th District Cost of Funds as made available by the Federal Home Loan Bank] [the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15 or a similar publication.]]

Missing Credit Documents: As set forth in Exhibit [C] hereto.

Notwithstanding anything contained in Section 2.04 of the Purchase Agreement to the contrary, Countrywide's obligation to repurchase from the Purchaser the Mortgage Loan related to a Missing Credit Document shall occur only in the event of a default by a Mortgagor or any material impairment of the Mortgaged Property directly arising a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified in Section 2.04 of the Purchase Agreement.

[f. Pending Mortgage Loans: As set forth in Exhibit [C] hereto.]

g. Purchase Proceeds: With respect to [the Mortgage Loans] [each Mortgage Loan], and as set forth in Exhibit [A] and Exhibit [B] hereto, the sum of (a) the product of (i) the Cut-off Date Balance of [such Mortgage Loan] [such Mortgage Loans], and (ii) the purchase price percentage set forth in Exhibit [A] hereto for such [Mortgage Loan] [Mortgage Loans], and (b) accrued interest from the Cut-off Date through the day prior to the Closing Date, inclusive.

h. Servicing Fee Rate: [0.25%] [0.375%] [With respect to the period prior to the initial Interest Adjustment Date, [0.25]% and, thereafter, [0.375]%].

3. Description of Mortgage Loans. Each Mortgage Loan complies with the specifications set forth below in all material respects.

a. Loan Type: Each Mortgage Loan is a [Conventional] [Government] Mortgage Loan and a [Adjustable Rate] [Balloon] [Convertible] [Fixed Rate] Mortgage Loan.

b. Lien Position: Each Mortgage Loan is secured by a perfected [first] [second] lien Mortgage.

c. Underwriting Criteria: Each Mortgage Loan [was underwritten generally in accordance with Countrywide's credit underwriting guidelines in effect at the time such Mortgage Loan was originated] [conforms to the Fannie Mae or Freddie Mac mortgage eligibility criteria (as such criteria applies to Countrywide) and is eligible for sale to, and securitization by, Fannie Mae or Freddie Mac] [conforms in all material respects to the GNMA mortgage eligibility criteria and is eligible for sale and securitization into a GNMA mortgage-backed security] [at the time of origination was underwritten to guidelines which are consistent with an institutional investor-quality mortgage loan].

Kindly acknowledge your agreement to the terms of this Purchase Confirmation by signing in the appropriate space below and returning this Purchase Confirmation to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                              Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.            SUTTON FUNDING LLC

By:                                     By:
   --------------------------------        --------------------------------
   Name: Darren Bigby                      Name:
   Title:                                  Title:

                                    EXHIBIT A

                                       to

                              PURCHASE CONFIRMATION

                             MORTGAGE LOAN SCHEDULE

                                   (attached)

                                    EXHIBIT B

                                       to

                              PURCHASE CONFIRMATION

                        CALCULATION OF PURCHASE PROCEEDS

                                   (attached)

                                    EXHIBIT C

                                       to

                              PURCHASE CONFIRMATION

                            MISSING CREDIT DOCUMENTS

   LOAN COUNT                     LOAN NUMBER                    DOCUMENT
   ----------                     -----------                    --------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT D

                                       to

                              PURCHASE CONFIRMATION

                             PENDING MORTGAGE LOANS

   LOAN COUNT                     LOAN NUMBER                    DOCUMENT
   ----------                     -----------                    --------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT C

                                   [RESERVED]

                                    EXHIBIT D

                           FORM OF TRADE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

            Sutton Funding LLC
            c/o Global Securitization Services, LLC
            445 Broad Hollow Road, Suite 239
            Melville, New York  11747

Re: Sale of $[AMOUNT] Million of Mortgage Loans to Sutton Funding LLC (Deal No. yr-mm-xxx)

Ladies and Gentlemen:

      This Trade Confirmation confirms the agreement between Sutton Funding LLC ("Purchaser") and Countrywide Home Loans, Inc. ("Countrywide") pursuant to which Purchaser has agreed to purchase, and Countrywide has agreed to sell, those certain mortgage loans [identified][summarized] in Exhibit A hereto (the "Mortgage Loans"), subject to the terms set forth herein.

      Closing Date: _________ __, [year][, provided, however, that the parties shall use their best efforts to consummate the transaction prior to [DATE].

      Commitment Amount: $______________.

      Purchase Price: $______________.

      Percentage: ____%, subject to adjustment as set forth in Exhibit A. [Loan-level pricing as set forth in Exhibit A.]

      Product: [Jumbo]["A"][A-"]["Alt A"] [Sub-prime] [Conforming] [Conventional] [Government] [Second Lien/HELOC] [[fixed][(x/1) Index adjustable] rate mortgage loans]. (undefined terms should not be capitalized)

      Underwriting Criteria:

      Servicing Rights: RETAINED: Retained by Countrywide and serviced on a [scheduled/scheduled] [actual/actual] [scheduled][actual] basis for the servicing fee rate [equal to FEE% per annum][set forth in Exhibit A [for each Mortgage Loan]]. [ With respect to the period prior to the initial Interest Adjustment Date, 0.25% and, thereafter, 0.375%].

      Prepayment Penalties: Sutton Funding LLC shall be entitled to any penalties resulting from the prepayment of any Mortgage Loans by the related mortgagor(s).

      Documentation: [Assignment of a [type of agreement]] [Industry standard purchase and servicing agreement.]

      Conditions: [Review of Mortgage Loans by Purchaser to confirm conformance with this Trade Confirmation. Countrywide may, at its option, elect to substitute comparable mortgage loans for any Mortgage Loans rejected by Purchaser pursuant to the preceding sentence.]

      [Countrywide's sale of the Mortgage Loans is expressly subject to (a) the review of the Mortgage Loans by Purchaser to confirm conformance with the Trade Confirmation, and (b) purchase of the Mortgage Loans by Countrywide on or before the Closing Date from the current owner of the Mortgage Loans (the "Current Owner"). If either of the foregoing conditions are not satisfied, Countrywide shall have no liability to Purchaser.]

      Non-Circumvent: Countrywide and Purchaser understand and agree that Countrywide may introduce the owner of the Mortgage Loans to Purchaser, that the Current Owner is a customer of Countrywide and that such relationship of Countrywide is confidential. Purchaser agrees, with respect to the Current Owner, Purchaser will not, for the purpose of purchasing other mortgage loans [for a period of one year from the Closing Date], communicate with or purchase such other mortgage loans from the Current Owner unless the Current Owner has had previous business dealings (other than any transactions involving Countrywide) with the Current Owner in a similar context.

      Please acknowledge your agreement to the terms and conditions of this Trade Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                              Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.            SUTTON FUNDING LLC

By:                                     By:
   --------------------------------        --------------------------------
   Name: Darren Bigby                      Name:
   Title:                                  Title:

                                    EXHIBIT A

                                       to

                               TRADE CONFIRMATION

                 MORTGAGE LOAN SCHEDULE AND PRICING INFORMATION

                                   (attached)

                                    EXHIBIT B

                                       to

                               TRADE CONFIRMATION

                             UNDERWRITING GUIDELINES

                                   (attached)

                                    EXHIBIT E

                          COUNTRYWIDE HOME LOANS, INC.

                              OFFICER'S CERTIFICATE

      I, [NAME], hereby certify that I am the duly elected [TITLE] of Countrywide Home Loans, Inc., a corporation organized under the laws of the State of New York ( "Countrywide") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Certificate of Incorporation of Countrywide which is in full force and effect on the date hereof.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the By-laws of Countrywide which are in effect on the date hereof.

            3. Attached hereto as Exhibit 3 is a Certificate of Good Standing of Countrywide issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of Countrywide authorizing Countrywide to execute and deliver each of the [Master Mortgage Loan Purchase Agreement and Servicing Agreement], dated as of February 26, 2007, by and among Sutton Funding LLC (the "Purchaser"), and Countrywide (the "Sale and Servicing Agreement")] and to endorse the [Mortgage Notes and execute the Assignments of Mortgages by facsimile signature], and such resolutions are in effect on the date hereof.

            5. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of Countrywide, signed (a) the [Sale and Servicing Agreement], and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of Countrywide, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of Countrywide.

Dated: [DATE]

By:
   -----------------------------------

Name:  [NAME]

Title: [TITLE]

[SEAL]

      I, [NAME OF ASSISTANT SECRETARY], an Assistant Secretary of Countrywide, hereby certify that [NAME] is the duly elected, qualified and acting [TITLE] of Countrywide and that the signature appearing above is her genuine signature.

      IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: [DATE]

By:
   -----------------------------------

Name:  [NAME]

Title: Assistant Secretary

[SEAL]

                                    EXHIBIT 1

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 2

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 3

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 4

                                       to

                              OFFICER'S CERTIFICATE

                             RESOLUTIONS ADOPTED BY
                            THE BOARD OF DIRECTORS OF
                          COUNTRYWIDE HOME LOANS, INC.
                                  AS OF [DATE]

                                    EXHIBIT 5

                                       to

                              OFFICER'S CERTIFICATE

    NAME                              TITLE                       SIGNATURE
    ----                              -----                       ---------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

      The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Sutton Funding LLC from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Sutton Funding LLC. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution


----------------------------------------
                (Name)


----------------------------------------
               (Address)

----------------------------------------

----------------------------------------

----------------------------------------


By:
   -------------------------------------

                          II. Certification of Release

      The Company named below hereby certifies to Sutton Funding LLC that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Sutton Funding LLC the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

By:
Title:
Date:

                                    EXHIBIT N

                         COUNTRYWIDE SERVICING AGREEMENT


                               SERVICING AGREEMENT

                                     between

                           COUNTRYWIDE HOME LOANS INC.

                                  (Countrywide)

                                       and

                                BARCLAYS BANK PLC

                                   (Purchaser)

                          Dated as of August 30th, 2006

                     Conventional Residential Mortgage Loans

PRELIMINARY STATEMENT

ARTICLE I. DEFINITIONS

ARTICLE II.

   Section 2.01   Representations and Warranties Respecting
                  Countrywide...................................................

ARTICLE III. ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

   Section 3.01   Countrywide to Act as Servicer................................
   Section 3.02   Collection of Mortgage Loan Payments..........................
   Section 3.03   Realization Upon Defaulted Mortgage Loans.....................
   Section 3.04   Establishment of Custodial Accounts; Deposits
                  in Custodial Accounts.........................................
   Section 3.05   Permitted Withdrawals From the Custodial
                  Account.......................................................
   Section 3.06   Establishment of Escrow Accounts; Deposits in
                  Escrow Accounts...............................................
   Section 3.07   Permitted Withdrawals From Escrow Account.....................
   Section 3.08   Transfer of Accounts..........................................
   Section 3.09   Payment of Taxes, Insurance and Other Charges;
                  Maintenance of PMI Policies; Collections Thereunder...........
   Section 3.10   Maintenance of Hazard Insurance...............................
   Section 3.11   [Reserved]....................................................
   Section 3.12   Fidelity Bond; Errors and Omissions Insurance.................
   Section 3.13   Title, Management and Disposition of REO Property.............
   Section 3.14   Notification of Adjustments...................................
   Section 3.15   Notification of Maturity Date.................................
   Section 3.16   Assumption Agreements.........................................
   Section 3.17   Satisfaction of Mortgages and Release of Collateral Files.....
   Section 3.18   Servicing Compensation........................................
   Section 3.19   Restoration of Mortgaged Property.............................
   Section 3.20   Compliance with Gramm-Leach-Bliley Act of 1999................

ARTICLE IV. PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

   Section 4.01   Distributions.................................................
   Section 4.02   Periodic Reports to the Purchaser.............................
   Section 4.03   Monthly Advances by Countrywide...............................
   Section 4.04   Annual Statement as to Compliance.............................
   Section 4.05   Annual Independent Certified Public
                  Accountants' Servicing Report.................................
   Section 4.06   Purchaser's Access to Countrywide's Records...................

ARTICLE V.

   Section 5.01   Indemnification by Countrywide................................
   Section 5.02   Merger or Consolidation of Countrywide........................
   Section 5.03   Limitation on Liability of Countrywide and Others.............
   Section 5.04   No Transfer of Servicing......................................
   Section 5.05   Subservicing..................................................

ARTICLE VI. TERMINATION OF COUNTRYWIDE AS SERVICER

   Section 6.01   Termination Due to an Event of Default........................
   Section 6.02   Termination by Other Means....................................

ARTICLE VII. MISCELLANEOUS

   Section 7.01   Notices.......................................................
   Section 7.02   Exhibits......................................................
   Section 7.03   General Interpretive Principles...............................
   Section 7.04   Reproduction of Documents.....................................
   Section 7.05   Further Agreements............................................
   Section 7.06   Assignment of Mortgage Loans by the Purchaser;
                  Pass-Through Transfers........................................
   Section 7.07   Conflicts between Transaction Documents.......................
   Section 7.08   Governing Law.................................................
   Section 7.09   Severability Clause...........................................
   Section 7.10   Successors and Assigns........................................
   Section 7.11   Confidentiality...............................................
   Section 7.12   Entire Agreement..............................................
   Section 7.13   Counterparts..................................................
   Section 7.14   Waivers.......................................................
   Section 7.15   Waiver of Trial by Jury.......................................

                               SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this "Agreement") dated as of August 30th, 2006, is by and between COUNTRYWIDE HOME LOANS INC., in its capacity as servicer ("Countrywide"), and Barclays Bank PLC, and its permitted successors and assigns, as Purchaser (the "Purchaser").

                              PRELIMINARY STATEMENT

      WHEREAS, the Purchaser and Countrywide have entered into that certain Master Mortgage Loan Purchase Agreement dated as of August 30th, 2006 between the Purchaser and Countrywide, as seller (the "Purchase Agreement"), pursuant to which the Purchaser will purchase and Countrywide will sell from time to time, certain Mortgage Loans (as hereinafter defined) identified in a Purchase Confirmation;

      WHEREAS, Countrywide is in the business of providing primary servicing of mortgage loans and owns the right to service the Mortgage Loans listed on the Mortgage Loan Schedule (as hereinafter defined);

      WHEREAS, Countrywide has agreed to service the Mortgage Loans for the Purchaser on the terms and conditions set forth herein; and

      WHEREAS, Countrywide and the Purchaser desire to prescribe the terms and conditions regarding the management, servicing, and control of such Mortgage Loans.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

      Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

      Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

      Agency: Either Fannie Mae or Freddie Mac.

      Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

      Agreement: This Servicing Agreement, including all exhibits and supplements hereto, and all amendments hereof.

      Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California or the State of Texas are authorized or obligated by law or executive order to be closed.

      Cash Liquidation: Recovery of all cash proceeds by Countrywide with respect to the termination of any defaulted Mortgage Loan other than a Mortgage Loan which became an REO Property, including all PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, Liquidation Proceeds, Condemnation Proceeds and other payments or recoveries whether made at one time or over a period of time which Countrywide deems to be finally recoverable, in connection with the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

      Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

      Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

      Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A of the Purchase Agreement.

      Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

      Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

      Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

      Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

      Custodial Account: The account or accounts created and maintained pursuant to Section 3.04 herein, each of which shall be an Eligible Account.

      Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

      Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

      Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

      Determination Date: The Business Day immediately preceding the related Remittance Date.

      Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending on the first day of the month of the Remittance Date.

      Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

      Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 3.06 herein, each of which shall be an Eligible Account.

      Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

      Event of Default: Any one of the conditions or circumstances enumerated in
Section 6.01 of this Agreement.

      FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

      FHA: The Federal Housing Administration.

      Fannie Mae: The Federal National Mortgage Association or any successor organization.

      Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

      Fidelity Bond: A fidelity bond to be maintained by Countrywide pursuant to Section 3.12 of this Agreement.

      First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

      Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

      Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

      Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

      GNMA: The Government National Mortgage Association or any successor organization.

      Government Insurance Proceeds: With respect to each Government Mortgage Loan, payments made pursuant to a MIC or LGC.

      Government Mortgage Loan: A Mortgage Loan insured by the FHA or guaranteed by the VA.

      Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

      HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

      Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

      LGC: A loan guarantee certificate issued by the VA.

      LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

      Late Collections: With respect to any Mortgage Loan, all amounts received during any Due Period, whether as late payments of Monthly Payments or as Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, proceeds of any REO Disposition or otherwise, which represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

      Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

      Liquidation Proceeds: Amounts, other than PMI Proceeds, Government Insurance Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of this Agreement.

      LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

      LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

      MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

      MIC: A mortgage insurance certificate issued by HUD.

      Monthly Advance: The advances made or required to be made by Countrywide on any Remittance Date pursuant to this Agreement.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

      Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

      Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

      Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

      Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

      Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

      Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and ZIP Code of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty flag and term, and (xxi) interest-only term, if applicable. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

      Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

      Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

      Mortgagor: The obligor on a Mortgage Note.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

      Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

      Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

      Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage backed securities transaction.

      Payment Adjustment Date: As to each Mortgage Loan, the date on which an adjustment to the Monthly Payment on a Mortgage Note becomes effective.

      Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

      Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

      PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

      PMI Proceeds: Proceeds of any PMI Policy.

      Prepayment Interest Shortfall Amount: With respect to any Remittance Date and Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such calendar month, the amount of interest (at the Mortgage Loan Remittance Rate) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

      Prepayment Penalty: With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any Prepayment Penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Principal Prepayment Period: As to any Remittance Date, the calendar month preceding the month of distribution.

      Purchase Confirmation: A letter agreement, substantially in the form of an exhibit to the Purchase Agreement, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

      Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 7.06 of this Agreement.

      Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

      Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in the related mortgage loan purchase agreement; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

      Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Pass-Through Transfer or an Agency Transfer pursuant to
Section 7.06.

      Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate. On such date, the Mortgage Loans transferred shall cease to be covered by this Agreement and Countrywide's servicing responsibilities shall cease under this Agreement with respect to the related transferred Mortgage Loans.

      Relief Act: The Servicemembers' Civil Relief Act.

      REMIC: A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

      REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in
Section 3.13 of this Agreement.

      REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of this Agreement.

      Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

      Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

      Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses incurred in the performance by Countrywide of its servicing obligations, including the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the REO Property, (iv) with respect to Government Mortgage Loans, amounts advanced to the Purchaser for which Countrywide may be entitled to receive reimbursement from a government agency and (v) compliance with the obligations under this Agreement including Section 3.09 hereof.

      Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. Solely in the event Countrywide is terminated as servicer of the Mortgage Loans, the Servicing Fee shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

      Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

      Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

      Servicing Officer: Any officer of Countrywide involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by Countrywide to Purchaser upon request, as such list may from time to time be amended.

      Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

      Trade Confirmation: A letter agreement substantially in the form of an exhibit attached to the Purchase Agreement executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

      Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Purchase Agreement.

      Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

      VA: The Department of Veterans Affairs.

      Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

      Section 2.01 Representations and Warranties Respecting
Countrywide.

      Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

      (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement;

      (b) Due Authority. Countrywide has the full power and authority to (i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to service each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

      (c) No Conflict. Neither the servicing of the Mortgage Loans for the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's organizational documents or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

      (d) Approved Servicer. Countrywide is an approved servicer for each Agency in good standing. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac eligibility requirements;

      (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the servicing of the Mortgage Loans to the Purchaser or Countrywide's ability to perform its obligations under this Agreement;

      (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date; and

      (g) Reasonable Servicing Fee. Countrywide acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by Countrywide, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

                                  ARTICLE III.
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

      Section 3.01 Countrywide to Act as Servicer.

      Countrywide shall service and administer Mortgage Loans sold pursuant to this Agreement in accordance with the terms of this Agreement and shall have full power and authority, acting alone, to do or cause to be done any and all things, in connection with such servicing and administration, that Countrywide may deem necessary or desirable and consistent with the terms of this Agreement. In servicing and administering the Mortgage Loans, Countrywide shall employ procedures in accordance with the customary and usual standards of practice of prudent mortgage servicers. Notwithstanding anything to the contrary contained herein, in servicing and administering Government Mortgage Loans, Countrywide shall not take, or fail to take, any action that would result in the denial of coverage under any LGC or MIC, as applicable. Without limiting the generality of the foregoing, with respect to any Government Mortgage Loan, Countrywide shall be permitted to deviate from the servicing practices set forth herein if such deviation would be consistent with the servicing practices employed in connection with any similar mortgage loan constituting a part of a GNMA mortgage-backed security.

      In accordance with the terms of the related mortgage loan purchase agreement, Countrywide may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in Countrywide's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser; provided, however, that Countrywide shall not permit any modification with respect to any Mortgage Loan that would decrease the Mortgage Interest Rate (other than by adjustments required by the terms of the Mortgage Note), result in the denial of coverage under a PMI Policy, LGC or MIC, reduce the outstanding principal amount (except for actual payments of principal) forgive the payment of principal or interest, or extend the final maturity date on such Mortgage Loan without the Purchaser's consent. Countrywide may permit forbearance or allow for suspension of Monthly Payments for up to one hundred and eighty (180) days if the Mortgagor is in default or Countrywide determines in its reasonable discretion, that default is imminent and if Countrywide determines that granting such forbearance or suspension is in the best interest of the Purchaser. If any modification, forbearance or suspension permitted hereunder allows the deferral of interest or principal payments on any Mortgage Loan, Countrywide shall include in each remittance for any month in which any such principal or interest payment has been deferred (without giving effect to such modification, forbearance or suspension) an amount equal to such month's principal and one (1) month's interest at the Mortgage Loan Remittance Rate on the then unpaid principal balance of the Mortgage Loan and shall be entitled to reimbursement for such advances only to the same extent as for Monthly Advances made pursuant to Section 4.03 of this Agreement. Without limiting the generality of the foregoing, Countrywide shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Property. If reasonably required by Countrywide, the Purchaser shall furnish Countrywide with any powers of attorney and other documents necessary or appropriate to enable Countrywide to carry out its servicing and administrative duties under this Agreement.

      If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, Countrywide shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action, that under the REMIC Provisions, if taken or not taken, as the case may be, could (i) materially and adversely affect the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860D of the Code) unless Countrywide has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not materially and adversely affect such REMIC status or result in the imposition of any tax on the REMIC.

      Section 3.02 Collection of Mortgage Loan Payments.

      Countrywide shall make reasonable efforts, in accordance with the customary and usual standards of practice of prudent mortgage servicers, to collect all payments due under each Mortgage Loan to the extent such procedures shall be consistent with this Agreement, the terms and provisions of any related PMI Policy, MIC or LGC, and applicable law. Countrywide shall take special care in ascertaining and estimating Escrow Payments in accordance with Accepted Servicing Practices.

      Section 3.03 Realization Upon Defaulted Mortgage Loans.

      (a) Foreclosure. Countrywide shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. Countrywide shall use reasonable efforts to realize upon defaulted Mortgage Loans, in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, Countrywide shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by Countrywide through PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property. Countrywide shall notify the Purchaser in writing of the commencement of foreclosure proceedings. Such notice may be contained in the reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. Countrywide shall be responsible for all costs and expenses incurred by it in any foreclosure proceedings; provided, however, that it shall be entitled to reimbursement thereof from proceeds from the related Mortgaged Property.

      Section 3.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

      Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "[Countrywide] in trust for Barclays Bank PLC as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) within thirty (30) days of the Initial Closing Date.

      Countrywide shall deposit in the Custodial Account within two (2) Business Days following receipt thereof, and retain therein, the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

      (a) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

      (b) all payments on account of interest on the Mortgage Loans, adjusted to the Mortgage Loan Remittance Rate;

      (c) all proceeds from a Cash Liquidation;

      (d) all PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds, including amounts required to be deposited pursuant to Sections 3.08 and 3.10 of this Agreement, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

      (e) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

      (f) all Monthly Advances;

      (g) all proceeds of any Mortgage Loan repurchased in accordance with
Section 3.03 or 3.04 of the Purchase Agreement, and any amount required to be deposited by Countrywide in connection with any shortfall in principal amount of the Qualified Substitute Mortgage Loans and the repurchased Mortgage Loans as required pursuant to Section 3.03 of the Purchase Agreement;

      (h) any amounts required to be deposited by Countrywide pursuant to
Section 3.10 of this Agreement in connection with the deductible clause in any blanket hazard insurance policy (such deposit shall be made from Countrywide's own funds, without reimbursement therefor);

      (i) the Prepayment Interest Shortfall Amount, if any, for the month of distribution (such deposit shall be made from Countrywide's own funds, without reimbursement therefor up to a maximum amount per month equal to the lesser of one half of (a) one-twelfth of the product of (i) the Servicing Fee Rate and
(ii) the Stated Principal Balance of such Mortgage Loans, or (b) the aggregate Servicing Fee actually received for such month for the Mortgage Loans); and

      (j) any amounts required to be deposited by Countrywide in connection with any REO Property pursuant to Section 3.13 of this Agreement.

      The foregoing requirements for deposit in the Custodial Account are exclusive. The Purchaser understands and agrees that, without limiting the generality of the foregoing, payments in the nature of late payment charges, Prepayment Penalties and assumption fees (to the extent permitted by Section
3.16 of this Agreement) need not be deposited by Countrywide in the Custodial Account. Any interest paid by the depository institution on funds deposited in the Custodial Account shall accrue to the benefit of Countrywide and Countrywide shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 3.05(d) of this Agreement.

      Section 3.05 Permitted Withdrawals From the Custodial Account.

      Countrywide may, from time to time, withdraw funds from the Custodial Account for the following purposes:

      (a) to make payments to the Purchaser in the amounts and in the manner provided for in Sections 4.01 and 4.03 of this Agreement;

      (b) to reimburse itself for Monthly Advances (Countrywide's reimbursement for Monthly Advances shall be limited to amounts received on the related Mortgage Loan (or to amounts received on the Mortgage Loans as a whole if the Monthly Advance is made due to a shortfall in a Monthly Payment made by a Mortgagor entitled to relief under the Relief Act) which represent Late Collections, net of the related Servicing Fee and LPMI Fee, if applicable. Countrywide's right to reimbursement hereunder shall be prior to the rights of the Purchaser, except that, where Countrywide is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 3.04 of the Purchase Agreement, Countrywide's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loans. Notwithstanding the foregoing, Countrywide may reimburse itself for Monthly Advances from any funds in the Custodial Account if it has determined that such funds are nonrecoverable advances or if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser);

      (c) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (Countrywide's reimbursement for Servicing Advances and/or Servicing Fees hereunder with respect to any Mortgage Loan shall be limited to proceeds from Cash Liquidation, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds; provided, however, that Countrywide may reimburse itself for Servicing Advances and Servicing Fees from any funds in the Custodial Account if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser. Notwithstanding the foregoing, with respect to each Government Mortgage Loan, Countrywide shall not be entitled to reimbursement of any Servicing Advances that constitute losses and expenses for which an issuer of GNMA securities would be responsible, pursuant to Chapter 4 of the GNMA Handbook 5500.2, if such Government Mortgage Loan had been included in a GNMA security);

      (d) to pay to itself as servicing compensation (i) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (ii) the Servicing Fee and the LPMI Fee, if applicable, from that portion of any payment or recovery of interest on a particular Mortgage Loan;

      (e) to pay to itself, with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or 3.04 of the Purchase Agreement, all amounts received but not distributed as of the date on which the related Repurchase Price is determined;

      (f) to reimburse itself for any amounts deposited in the Custodial Account in error; and

      (g) to clear and terminate the Custodial Account upon the termination of this Agreement.

      Section 3.06 Establishment of Escrow Accounts; Deposits in Escrow
Accounts.

      Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Escrow Accounts in the form of time deposit or demand accounts, which accounts shall be Eligible Accounts. Countrywide shall provide the Purchaser with written evidence of the creation of such Escrow Account(s) within thirty (30) days of the Initial Closing Date.

      Countrywide shall deposit in the Escrow Account(s) within two (2) Business Days following receipt thereof, and retain therein, (a) all Escrow Payments collected on account of the Mortgage Loans, and (b) all Other Insurance Proceeds that are to be applied to the restoration or repair of any Mortgaged Property. Countrywide shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes in accordance with
Section 3.07 of this Agreement. Countrywide shall be entitled to retain any interest paid by the depository institution on funds deposited in the Escrow Account except interest on escrowed funds required by law to be paid to the Mortgagor or the related Mortgage. Countrywide shall pay Mortgagor interest on the escrowed funds at the rate required by law notwithstanding that the Escrow Account is non-interest bearing or the interest paid by the depository institution thereon is insufficient to pay the Mortgagor interest at the rate required by law.

      Section 3.07 Permitted Withdrawals From Escrow Account.

      Countrywide may, from time to time, withdraw funds from the Escrow Account(s) for the following purposes: (a) to effect timely payments of the following items, if applicable, ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, PMI Policy premiums, if applicable, and comparable items constituting Escrow Payments for the related Mortgage; (b) to reimburse Countrywide for any Servicing Advance made by Countrywide with respect to a related Mortgage Loan; provided, however, that such reimbursement shall only be made from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder; (c) to refund to the Mortgagor any funds as may be determined to be overages; (d) for transfer to the Custodial Account in accordance with the terms of this Agreement; (e) for application to restoration or repair of the Mortgaged Property; (f) to pay to Countrywide, or to the Mortgagors to the extent required by law, any interest paid on the funds deposited in the Escrow Account; (g) to reimburse itself for any amounts deposited in the Escrow Account in error; or
(h) to clear and terminate the Escrow Account on the termination of this Agreement.

      Section 3.08 Transfer of Accounts.

      Countrywide may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time provided that such Custodial Account and Escrow Account shall at all times be Eligible Accounts.

      Section 3.09 Payment of Taxes, Insurance and Other Charges; Maintenance of PMI Policies; Collections Thereunder.

      With respect to each Mortgage Loan, Countrywide shall maintain accurate records reflecting the status of (a) ground rents, taxes, assessments, water rates and other charges that are or may become a lien upon the Mortgaged Property; (b) primary mortgage insurance premiums; (c) with respect to Mortgage Loans insured by the FHA, mortgage insurance premiums, and (d) fire and hazard insurance premiums. Countrywide shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable using Escrow Payments which shall have been estimated and accumulated by Countrywide in amounts sufficient for such purposes. To the extent that the Mortgage does not provide for Escrow Payments, Countrywide shall determine that any such payments are made by the Mortgagor at the time they first become due. Countrywide assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills, irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and shall make advances from its own funds to effect such payments.

      Countrywide will maintain in full force and effect, a PMI Policy conforming in all respects to the description set forth in Section 3.02(v) of the Purchase Agreement, issued by an insurer described in that Section, with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the LTV or the Updated LTV of the related Mortgage Loan is reduced to 80% or less in the case of a Mortgage Loan having a LTV at origination in excess of 80%. or Countrywide, as applicable, will not cancel or refuse to renew any PMI Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement PMI Policy is obtained from and maintained with an insurer that is approved by an Agency. Countrywide shall not take any action that would result in non-coverage under any applicable PMI Policy of any loss that, but for the actions of Countrywide would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 3.16 herein, Countrywide shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions that may be required by such insurer as a condition to the continuation of coverage under the PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, Countrywide shall obtain a replacement PMI Policy as provided above.

      Unless otherwise provided in the related Purchase Confirmation, no Mortgage Loan has in effect as of the Closing Date any mortgage pool insurance policy or other credit enhancement, except for any PMI Policy, MIC or LGC and the insurance or guarantee relating thereto, as applicable (excluding such exception, the "Credit Enhancement"), and Countrywide shall not be required to take into consideration the existence of any such Credit Enhancement for the purposes of performing its servicing obligations hereunder. If the Purchaser shall at any time after the related Closing Date notify Countrywide in writing of its desire to obtain any such Credit Enhancement, the Purchaser and Countrywide shall thereafter negotiate in good faith for the procurement and servicing of such Credit Enhancement.

      Section 3.10 Maintenance of Hazard Insurance.

      Countrywide shall cause to be maintained, for each Mortgage Loan, fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan or
(b) the greater of (i) the unpaid principal balance of the Mortgage Loan, and
(ii) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and such flood insurance has been made available, Countrywide shall cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the National Flood Insurance Administration program (or any successor thereto) with a generally acceptable insurance carrier and with coverage in an amount not less than the lesser of (x) the unpaid principal balance of the Mortgage Loan; (y) the maximum insurable value of the improvements securing such Mortgage Loan; or
(z) the maximum amount of insurance which is available under the National Flood Insurance Reform Act of 1994. Countrywide shall also maintain on REO Property,
(1) fire and hazard insurance with extended coverage in an amount that is not less than the maximum insurable value of the improvements that are a part of such property; (2) liability insurance; and (3) to the extent required and available under the National Flood Insurance Reform Act of 1994, flood insurance in an amount as provided above. Countrywide shall deposit in the Custodial Account all amounts collected under any such policies except (A) amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property and (B) amounts to be released to the Mortgagor in accordance with Countrywide's normal servicing procedures. The Purchaser understands and agrees that no earthquake or other additional insurance on property acquired in respect of the Mortgage Loan shall be maintained by Countrywide or Mortgagor. All such policies shall be endorsed with standard mortgagee clauses with loss payable to Countrywide and shall provide for at least thirty (30) days prior written notice to Countrywide of any cancellation, reduction in the amount of coverage or material change in coverage. Countrywide shall not interfere with the Mortgagor's freedom of choice in selecting either the insurance carrier or agent; provided, however, that Countrywide shall only accept insurance policies from insurance companies acceptable to an Agency and licensed to do business in the state wherein the property subject to the policy is located.

      Section 3.11 [Reserved].

      Section 3.12 Fidelity Bond; Errors and Omissions Insurance.

      Countrywide shall cause to be maintained a blanket Fidelity Bond and an errors and omissions insurance policy with responsible companies, with broad coverage of all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan who handle funds, money, documents or papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure Countrywide against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of its officers, employees and agents. Such Fidelity Bond shall also protect and insure Countrywide against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 3.12 shall diminish or relieve Countrywide from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by an Agency for an approved seller/servicer. Upon the request of the Purchaser, Countrywide shall provide to the Purchaser a certificate of insurance which certifies coverage of such Fidelity Bond and errors and omissions insurance policy under this Section 3.12.

      Section 3.13 Title, Management and Disposition of REO Property.

      (a) Title. In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Countrywide for the benefit of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person(s) as shall be consistent with an Opinion of Counsel obtained by Countrywide from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person(s) holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

      (b) Management. Countrywide shall either itself or through an agent selected by Countrywide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account. Countrywide shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter or more frequently as required by the circumstances. Countrywide shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Credit File and copies thereof shall be forwarded by Countrywide to the Purchaser within five (5) days of the Purchaser's request therefor. Countrywide shall attempt to sell the REO Property (and may temporarily rent the same for a period not greater than one year except as otherwise provided below) on such terms and conditions as Countrywide deems to be in the best interest of the Purchaser. Countrywide shall deposit, or cause to be deposited, within two
(2) Business Days of following receipt receipt thereof, in the Custodial Account all revenues received with respect to each REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of each REO Property, including the cost of maintaining any hazard insurance pursuant to Section 3.10 hereof and the fees of any managing agent acting on behalf of Countrywide. Notwithstanding anything contained in this Agreement to the contrary, upon written notice to Countrywide, the Purchaser may elect to assume the management and control of any REO Property; provided, however, that prior to giving effect to such election, the Purchaser shall reimburse Countrywide for all previously unreimbursed or unpaid Monthly Advances, Servicing Advances and Servicing Fees related to such REO Property.

      If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO Property are held, Countrywide shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any "income from non permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code.

      (c) Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than one (1) year after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section 3.10 hereof.

      Each REO Disposition shall be carried out by Countrywide at such price and upon such terms and conditions as Countrywide deems to be in a manner that maximizes the net present value of the recovery to the Purchaser. If, as of the date title to any REO Property was acquired by Countrywide there were outstanding unreimbursed Servicing Advances, Monthly Advances or Servicing Fees with respect to the REO Property or the related Mortgage Loan, Countrywide upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances, Monthly Advances and Servicing Fees from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any payment to Countrywide as provided above, shall be promptly deposited in the Custodial Account and distributed to the Purchaser in accordance with Section 4.01 of this Agreement.

      Section 3.14 Notification of Adjustments.

      With respect to each Adjustable Rate Mortgage Loan, Countrywide shall adjust the Mortgage Interest Rate on the related Interest Adjustment Date and shall adjust the Monthly Payment on the related Payment Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate because the original index is no longer available, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. Countrywide shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Countrywide shall promptly, upon written request therefor, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by Countrywide or the Purchaser that Countrywide has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, Countrywide shall immediately deposit in the Custodial Account, from its own funds, the amount of any interest loss caused the Purchaser thereby without reimbursement therefor.

      Section 3.15 Notification of Maturity Date.

      With respect to each Balloon Mortgage Loan, Countrywide shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date and final balloon payment.

      Section 3.16 Assumption Agreements.

      Countrywide shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that Countrywide shall not exercise any such right if prohibited from doing so by law or the terms of the Mortgage Note or if the exercise of such right would impair or threaten to impair any recovery under the related PMI Policy, if any. If Countrywide reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Countrywide shall enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 3.16, the Purchaser authorizes Countrywide, with the prior written consent of the primary mortgage insurer, if any, to enter into a substitution of liability agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

      In connection with any such assumption or substitution of liability, Countrywide shall follow the underwriting practices and procedures employed by Countrywide for mortgage loans originated by Countrywide for its own account in effect at the time such assumption or substitution is made. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan and the outstanding principal amount of the Mortgage Loan shall not be changed. Countrywide shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser or its designee the original of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall, for all purposes, be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

      Notwithstanding anything to the contrary contained herein, Countrywide shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption that Countrywide may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.16, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

      Section 3.17 Satisfaction of Mortgages and Release of Collateral
Files.

      Upon the payment in full of any Mortgage Loan, or the receipt by Countrywide of a notification that payment in full will be escrowed in a manner customary for such purposes, Countrywide shall immediately notify the Purchaser after the Monthly Remittance Advice (as defined in Section 4.02) has been provided in accordance with Section 4.02 and Countrywide may request the release of any Mortgage Loan documents from the Purchaser in accordance with Section
3.17 hereof. Such notice shall include a statement to the effect that all amounts received or to be received in connection with such payment, which are required to be deposited in the Custodial Account pursuant to Section 3.04 of this Agreement, have been or will be so deposited and shall request delivery to it of the portion of the Collateral File held by the Purchaser. Upon receipt of such notice and request, the Purchaser shall within five (5) Business Days release or cause to be released to Countrywide the related Collateral Documents and Countrywide shall prepare and process any satisfaction or release. In the event that the Purchaser fails to release or cause to be released to Countrywide the related Collateral Documents within five (5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

      With respect to a Mortgage Loan paid in full as set forth in the above paragraph, if the Mortgage has been recorded in the name of MERS or its designee, Countrywide shall take all necessary action to effect the release of the Mortgage Loan on the records of MERS.

      In the event Countrywide satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, Countrywide, upon written demand of the Purchaser, shall promptly remit to the Purchaser the then unpaid principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Countrywide shall maintain the Fidelity Bond and errors and omissions insurance policy as provided for in Section 3.12 insuring Countrywide against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

      From time to time and as appropriate for the service or foreclosure of a Mortgage Loan, including for the purpose of collection under any PMI Policy, the Purchaser shall, within five (5) Business Days of Countrywide's request and delivery to the Purchaser, or the Purchaser's designee, of a servicing receipt signed by a Servicing Officer, release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee. Pursuant to the servicing receipt, Countrywide shall be obligated to return to the Purchaser the related Collateral File when Countrywide no longer needs such file, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Collateral File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially. In the event that the Purchaser fails to release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee within five
(5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. Upon receipt of notice from Countrywide stating that such Mortgage Loan was liquidated, the Purchaser shall release Countrywide from its obligations under the related servicing receipt.

      Section 3.18 Servicing Compensation.

      As compensation for its services hereunder, Countrywide shall be entitled to withdraw from the Custodial Account, or to retain from interest payments on the Mortgage Loans, the amounts provided for as Servicing Fees. Additional servicing compensation in the form of assumption fees (as provided in Section
3.16 of this Agreement), late payment charges, prepayment penalties or otherwise shall be retained by Countrywide e to the extent not required to be deposited in the Custodial Account. Countrywide shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

      Section 3.19 Restoration of Mortgaged Property

      Countrywide need not obtain the approval of the Purchaser prior to releasing any Other Insurance Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, Countrywide shall comply with the following conditions in connection with any such release of Other Insurance Proceeds.

      (a) Countrywide shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

      (b) Countrywide shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics'and materialmen's liens; and

      (c) Pending repairs and restoration, Countrywide shall place Other Insurance Proceeds in the Escrow Account.

      If the Purchaser is named as an additional loss payee, Countrywide is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

      Section 3.20 Compliance with Gramm-Leach-Bliley Act of 1999.

      With respect to each Mortgage Loan, Countrywide and the Purchaser shall comply with Title V of the Gramm-Leach-Bliley Act of 1999, as amended and as applicable, and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder.

                                   ARTICLE IV.
                 PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

      Section 4.01 Distributions.

      On each Remittance Date, Countrywide shall distribute to the Purchaser (a) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 3.05 hereof; plus (b) all Monthly Advances, if any, that Countrywide is obligated to distribute pursuant to
Section 4.03 of this Agreement; minus (c) any amounts attributable to Principal Prepayments received after the related Principal Prepayment Period; minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date. It is understood that, by operation of Section 3.04 hereof, the remittance on the first Remittance Date is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate, collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in (b), (c) and (d) above.

      Section 4.02 Periodic Reports to the Purchaser.

      (a) Monthly Reports. Not later than each Remittance Date, Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, a monthly report in a form reasonably acceptable to the parties ("a Monthly Remittance Advice"), which report shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable.

      (b) Miscellaneous Reports. Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, Countrywide shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property, which report may be included with any other reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. With respect to any REO Property, and upon the request of the Purchaser, Countrywide shall furnish to the Purchaser a statement describing Countrywide's efforts during the previous month in connection with the sale of such REO Property, including any rental of such REO Property incidental to the sale thereof and an operating statement. Following the foreclosure sale or abandonment of any Mortgaged Property, Countrywide shall report such foreclosure or abandonment as required pursuant to
Section 6050J of the Code or any successor provision thereof. Countrywide shall also provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time. The Purchaser agrees to pay for all reasonable out-of-pocket expenses incurred by Countrywide in connection with complying with any request made by the Purchaser hereunder if such information is not customarily provided by Countrywide in the ordinary course of servicing mortgage loans similar to the Mortgage Loans.

      Section 4.03 Monthly Advances by Countrywide.

      Not later than the close of business on the Determination Date preceding each Remittance Date, Countrywide shall deposit in the Custodial Account an amount equal to all payments not previously advanced by Countrywide, whether or not deferred pursuant to Section 4.01 of this Agreement, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent as of the close of business on the Business Day prior to the related Determination Date. Notwithstanding anything to the contrary herein, Countrywide may use amounts on deposit in the Custodial Account for future distribution to the Purchaser to satisfy its obligation, if any, to deposit delinquent amounts pursuant to the preceding sentence. To the extent Countrywide uses any funds being held for future distribution to the Purchaser to satisfy its obligations under this Section 4.03 hereof, Countrywide shall deposit in the Custodial Account an amount equal to such used funds no later than the Determination Date prior to the following Remittance Date to the extent that funds in the Custodial Account on such Remittance Date are less than the amounts to be remitted to the Purchaser pursuant to Section 4.01 of this Agreement.

      Countrywide's obligation to make such advances as to any Mortgage Loan will continue through the earliest of: (a) the last Monthly Payment due prior to the payment in full of the Mortgage Loan; (b) the Remittance Date prior to the Remittance Date for the distribution of any Liquidation Proceeds, Other Insurance Proceeds or Condemnation Proceeds which, in the case of Other Insurance Proceeds and Condemnation Proceeds, satisfy in full the indebtedness of such Mortgage Loan; or (c) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property; provided, however, with respect to any Government Mortgage Loan that is converted to REO Property, Countrywide's obligation to make such advances will continue in accordance with the applicable governmental agency's guidelines. In no event shall Countrywide be obligated to make an advance under this Section 4.03 of this Agreement if at the time of such advance it reasonably determines that such advance will be unrecoverable.

      Section 4.04 Annual Statement as to Compliance.

      Countrywide shall deliver to the Purchaser on or before March 5th of each calendar year, beginning in the year following the Closing Date, signed by a senior officer of Countrywide stating that (a) a review of the activities of Countrywide during the preceding fiscal year and of performance under this Agreement have been made under such officer's supervision, (b) based on such review, Countrywide has fulfilled all of its obligations under this Agreement throughout such fiscal year, or, if there has been a default in the fulfillment of any obligation, specifying each such default known to such officer and the nature and status thereof and the actions being taken by Countrywide to cure such default, and (iii) all reports and information provided to Purchaser by Countrywide, pursuant to Countrywide's reporting requirements under the Agreement, are accurate and complete in all material respects. Copies of such statement may be provided by Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans.

      Section 4.05 Annual Independent Certified Public Accountants' Servicing Report.

      Countrywide shall, on or before March 5th of each year, beginning in the year following the Closing Date, cause, at its sole cost and expense, a firm of independent public accountants, which is a member of the American Institute of Certified Public Accountants, to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records and performed certain other procedures relating to the servicing of the Mortgage Loans during the immediately preceding fiscal year of Countrywide and that such firm is of the opinion that, on the basis of such examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance therewith, except for such exceptions as shall be set forth in such statement.

      Section 4.06 Purchaser's Access to Countrywide's Records.

      The Purchaser shall have access upon reasonable notice to Countrywide, during regular business hours or at such other times as might be reasonable under applicable circumstances, to any and all of the books and records of Countrywide that relate to the performance or observance by Countrywide of the terms, covenants or conditions of this Agreement. Further, Countrywide hereby authorizes the Purchaser, in connection with a sale of the Mortgage Loans, to make available to prospective purchasers a Consolidated Statement of Operations of Countrywide, or its parent company, prepared by or at the request of Countrywide for the most recently completed three (3) fiscal years for which such a statement is available as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. Se also agrees to make available to any prospective purchaser, upon reasonable notice and during normal business hours, a knowledgeable financial or accounting officer for the purpose of answering questions respecting Countrywide's ability to perform under this Agreement. The Purchaser agrees to reimburse Countrywide for any out-of-pocket costs incurred by Countrywide in connection with its obligations under this Section 4.06.

                                   ARTICLE V.
                            COVENANTS BY COUNTRYWIDE

      Section 5.01 Indemnification by Countrywide.

      Countrywide shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary attorneys' fees and expenses and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to (a) a material breach of any of the representations or warranties made by Countrywide in Section 2.01 of this Agreement, or (b) the failure of Countrywide to perform its obligations hereunder including its obligations to service and administer the Mortgage Loans in compliance with the terms of this Agreement. Notwithstanding the foregoing, the Purchaser shall indemnify Countrywide and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Countrywide may sustain in any way related to (a) actions or inactions of Countrywide which were taken or omitted upon the instruction or direction of the Purchaser, (b) the failure of the Purchaser to perform its obligations hereunder, including subsections (i) and
(ii) in Section 5.03 of this Agreement, or (c) failure of the Purchaser to comply with Section 3.20 of this Agreement.

      The indemnification rights set forth in this Section 5.01 shall survive the termination of this Agreement or the resignation or removal of Countrywide for any reason.

      Section 5.02 Merger or Consolidation of Countrywide.

      Countrywide shall keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans, and to perform its duties under this Agreement.

      Notwithstanding anything to the contrary contained herein, any Person into which Countrywide may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Countrywide shall be a party, or any Person succeeding to the business of Countrywide, shall be the successor of Countrywide hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business is the servicing of mortgage loans, unless otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, and shall be qualified to service mortgage loans on behalf of an Agency.

      Section 5.03 Limitation on Liability of Countrywide and Others.

      Neither Countrywide nor any of the officers, employees or agents of Countrywide shall be under any liability to the Purchaser for any action taken, or for refraining from taking any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Countrywide or any such person against any breach of warranties or representations made herein, or the failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. Countrywide and any officer, employee or agent of Countrywide may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Notwithstanding anything to the contrary contained in this Agreement, unless one or more Event(s) of Default by Countrywide shall occur and shall not have been remedied within the time limits set forth in Section 6.01(a) of this Agreement, the Purchaser shall not record or cause to be recorded an Assignment of Mortgage with the recording office. To the extent the Purchaser records with the recording office as permitted herein an Assignment of Mortgage which designates the Purchaser as the holder of record of the Mortgage, the Purchaser agrees that it shall (i) provide Countrywide with immediate notice of any action with respect to the Mortgage or the related Mortgaged Property and ensure that the proper department or person at Countrywide receives such notice; and (ii) immediately complete, sign and return to Countrywide any document reasonably requested by Countrywide to comply with its servicing obligations, including without limitation, any instrument required to release the Mortgage upon payment in full of the obligation or take any other action reasonably required by Countrywide. The Purchaser further agrees that Countrywide shall have no liability for the Purchaser's failure to comply with the subsections (i) or (ii) in the foregoing sentence. Countrywide shall have no liability to the Purchaser and shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that Countrywide may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable to protect the Purchaser's interests in the Mortgage Loans. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and Countrywide shall be entitled to be reimbursed therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to Countrywide's indemnification under Section 5.01 of this Agreement.

      Section 5.04 No Transfer of Servicing.

      Countrywide acknowledges that the Purchaser acts in reliance upon Countrywide's independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, Countrywide shall not assign this Agreement or the servicing rights hereunder, without the prior written approval of the Purchaser, which consent may not be unreasonably withheld; provided, however, that nothing in this Agreement shall limit the right of Countrywide to assign the servicing rights hereunder to Servicing LP. In the event Countrywide assigns the servicing rights to Servicing LP as contemplated in this Section 5.04, the Servicing LP shall assume all obligations of Countrywide, as servicer, under this Agreement from and after the date of such assignment.

      Section 5.05 Subservicing.

      Countrywide may enter into subservicing agreements or arrangements for the servicing and administration of any or all of the Mortgage Loans. Countrywide will remain obligated and primarily liable to the Purchaser for the servicing of the Mortgage Loans in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of the subservicing agreements or arrangements or by virtue of indemnification from the subservicer, and to the same extent and under the same terms and conditions as if Countrywide alone were servicing the Mortgage Loans. Countrywide will be solely liable for all fees owed by it to any subservicer.

                                  ARTICLE VI.
                     TERMINATION OF COUNTRYWIDE AS SERVICER

      Section 6.01 Termination Due to an Event of Default.

      (a) Each of the following shall be an Event of Default by Countrywide if it shall occur and, if applicable, be continuing for the period of time set forth therein:

            (i) any failure by Countrywide to remit to the Purchaser any payment required to be made under the terms of this Agreement which such failure continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall be given to Countrywide by the Purchaser; or

            (ii) any failure on the part of Countrywide to duly observe or perform in any material respect any of the covenants or agreements on the part of Countrywide set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Countrywide by the Purchaser (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement; a failure on the part of Countrywide to deliver the statement or report, as applicable, required to be delivered under Section 4.04 or 4.05 of this Agreement, which continues unremedied for nine calendar days after receipt by Countrywide of written notice of such failure from the Purchaser (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 4.04 or 4.05 of this Agreement; provided, however, Countrywide shall have received such written notice of such failure at least 5 Business Days prior to such Due Date); or

            (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Countrywide and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

            (iv) Countrywide shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Countrywide or of or relating to all or substantially all of its property; or

            (v) Countrywide shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (vi) Countrywide ceases to meet the servicer eligibility qualifications of a Fannie Mae and Freddie Mac; or

            (vii) Countrywide fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located if such license is required, which failure continues unremedied for a period of sixty-five (65) days, or such other additional time as mutually agreed upon by the Purchaser and Countrywide; provided, however, that it is understood by the Purchaser that the failure to cure within the timeframe provided for herein (or such additional time as mutually agreed upon by the Purchaser and the Servicer) shall constitute an Event of Default solely for the affected Mortgage Loan.

      In case one or more Events of Default by Countrywide shall occur and shall not have been remedied, the Purchaser, by notice in writing to Countrywide may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate without compensation (however, Countrywide shall be reimbursed for all outstanding and unreimbursed Servicing Advances and Monthly Advances), all the rights and obligations of Countrywide under this Agreement, the Purchase Agreement and in and to the Mortgage Loans and the proceeds thereof. Upon the receipt by Countrywide of such written notice, all authority and power of Countrywide under this Agreement and the Purchase Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Purchaser. Upon written request from the Purchaser, Countrywide shall prepare, execute and deliver, any and all documents and other instruments and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at Countrywide's sole expense. Countrywide agrees to cooperate with the Purchaser in effecting the termination of Countrywide's responsibilities and rights hereunder, including without limitation, the transfer to the Purchaser, for administration by it, of all cash amounts which shall at the time be credited by Countrywide to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

      (b) Waiver of Event of Default. The Purchaser may waive any default by Countrywide in the performance of Countrywide's obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Events of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

      Section 6.02 Termination by Other Means.

      The respective obligations and responsibilities of Countrywide shall terminate with respect to any Mortgage Loan Package upon the first to occur of:
(a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property in such Mortgage Loan Package and the remittance of all funds due hereunder; (b) by mutual consent of Countrywide and the Purchaser in writing;
(c) the purchase by Countrywide of all outstanding Mortgage Loans and REO Property in a Mortgage Loan Package at a price mutually agreed upon by the parties; or (d) the Pass-Through Transfer of the last Mortgage Loan in such Mortgage Loan Package.

                                  ARTICLE VII.
                                  MISCELLANEOUS

      Section 7.01 Notices.

      All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

      (i)   to Countrywide:

            Countrywide Home Loans Inc.
            4500 Park Granada
            Calabasas, California 91302
            Attn: Darren Bigby

            With a copy to: General Counsel

      (ii)  the Purchaser:

            Barclays Bank PLC
            200 Cedar Knolls Road
            Whippany, New Jersey  07981
            Attn: Glenn Pearson
            Facsimile: (973) 576-3736
            E-Mail: glenn.pearson@barclayscapital.com

            With a copy to: Barclays Bank PLC
            200 Park Avenue
            New York, New York  10166
            Attn: Michael Dryden
            Facsimile: (212) 412-6846
            E-Mail: Michael.dryden@barclayscapital.com

      To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

      Section 7.02 Exhibits.

      The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

      Section 7.03 General Interpretive Principles.

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

      (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

      (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

      (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

      (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

      (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

      (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

      Section 7.04 Reproduction of Documents.

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      Section 7.05 Further Agreements.

      Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

      Section 7.06 Assignment of Mortgage Loans by the Purchaser;
   Pass-Through Transfers.

      (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer or Pass-Through Transfer and may assign this Agreement; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package. Any Person or trust to which Mortgage Loans may be transferred pursuant to this Section 7.06(a) or Section 7.06(b) hereunder shall constitute a single Purchaser for the purposes of the preceding sentence.

      (b) The Purchaser and Countrywide agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, but subject to the limitations set forth in Section 7.06(a) hereof, may effect Pass-Through Transfers, retaining Countrywide, as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the related Reconstitution Date, the Mortgage Loans transferred shall cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 7.06 is rejected by the related transferee, Countrywide shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement. Countrywide shall cooperate with the Purchaser in connection with each Pass-Through Transfer in accordance with this Section 7.06. In connection therewith Countrywide shall:

            (i) negotiate in good faith an AAR required to effectuate the Pass-Through Transfer, provided such AAR creates no greater obligation or cost on the part of Countrywide than otherwise set forth in this Agreement, and provided further that Countrywide shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate; and

            (ii) provide as applicable:

              (A) information pertaining to Countrywide of the type and scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

              (B) such opinions of counsel, letters from auditors, and certificates of public officials or officers of Countrywide as are reasonably believed necessary by the trustee, any rating agency or the Purchaser, as the case may be, in connection with such Pass-Through Transfer. The Purchaser shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause (ii)(B). Countrywide shall not be required to execute any AAR unless a draft of such AAR is provided to Countrywide at least 10 days before the Reconstitution Date, or such longer period as may reasonably be required for Countrywide and its counsel to review and comment on the agreement.

      (c) In connection with any Pass-Through Transfer, Countrywide shall not be required to "bring down" any of the representations and warranties in this Agreement (i.e., the representations and warranties only speak as of the applicable date set forth in the Purchase Agreement), or, except as provided in the following sentence, to make any other representations or warranties whatsoever. Upon request, Countrywide will bring down the representations and warranties in Section 2.01 of this Agreement to a date no later than the related Reconstitution Date.

      (d) Countrywide shall: (i) provide to the Purchaser any and all necessary information and appropriate verification of information which may be reasonably available to Countrywide, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and
(ii) execute an indemnity agreement agreed upon by the Purchaser and Countrywide such as an Indemnification and Contribution Agreement in a form to be mutually agreed upon by the parties. Moreover, Countrywide agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

      (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

      Section 7.07 Conflicts between Transaction Documents.

      In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement, the Purchase Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Purchase Agreement, the terms of this Agreement shall control.

      Section 7.08 Governing Law.

      This Agreement shall be deemed in effect when fully executed counterpart and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be deemed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles), except to the extent preempted by applicable federal Law.

      Section 7.09 Severability Clause.

      Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

      Section 7.10 Successors and Assigns.

      This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide, the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in
Section 7.06 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

      Section 7.11 Confidentiality.

      Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

      Section 7.12 Entire Agreement.

      This Agreement and Purchase Confirmation constitute the entire understanding between the Countrywide and the Purchaser with respect to each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Purchase Confirmation. Neither this Agreement nor the related Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

      Section 7.13 Counterparts.

      This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

      Section 7.14 Waivers.

      No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      Section 7.15 Waiver of Trial by Jury.

      COUNTRYWIDE AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 7.16 Consent to Service of Process.

      EACH OF THE PURCHASER AND COUNTRYWIDE IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER

                           (SIGNATURE PAGE TO FOLLOW)

      IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       COUNTRYWIDE HOME LOANS INC.,

                                       Countrywide

                                       By:
                                          --------------------------------------
                                       Name: Darren Bigby
                                       Title:

                                       BARCLAYS BANK PLC,
                                       the Purchaser

                                       By:
                                          --------------------------------------
                                          Name
                                          Title:

                               SERVICING AGREEMENT

                                     between

                           COUNTRYWIDE HOME LOANS INC.

                                  (Countrywide)

                                       and

                               SUTTON FUNDING LLC

                                   (Purchaser)

                         Dated as of February 26th, 2007

                     Conventional Residential Mortgage Loans

PRELIMINARY STATEMENT

ARTICLE I. DEFINITIONS

ARTICLE II. REPRESENTATIONS AND WARRANTIES

   Section 2.01   Representations and Warranties Respecting
                    Countrywide.................................................

ARTICLE III. ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

   Section 3.01   Countrywide to Act as Servicer................................
   Section 3.02   Collection of Mortgage Loan Payments..........................
   Section 3.03   Realization Upon Defaulted Mortgage Loans.....................
   Section 3.04   Establishment of Custodial Accounts; Deposits
                    in Custodial Accounts.......................................
   Section 3.05   Permitted Withdrawals From the Custodial
                    Account.....................................................
   Section 3.06   Establishment of Escrow Accounts; Deposits in
                    Escrow Accounts.............................................
   Section 3.07   Permitted Withdrawals From Escrow Account.....................
   Section 3.08   Transfer of Accounts..........................................
   Section 3.09   Payment of Taxes, Insurance and Other Charges;
                    Maintenance of PMI Policies; Collections
                    Thereunder..................................................
   Section 3.10   Maintenance of Hazard Insurance...............................
   Section 3.11   [Reserved]....................................................
   Section 3.12   Fidelity Bond; Errors and Omissions Insurance.................
   Section 3.13   Title, Management and Disposition of REO
                    Property....................................................
   Section 3.14   Notification of Adjustments...................................
   Section 3.15   Notification of Maturity Date.................................
   Section 3.16   Assumption Agreements.........................................
   Section 3.17   Satisfaction of Mortgages and Release of
                    Collateral Files............................................
   Section 3.18   Servicing Compensation........................................
   Section 3.19   Restoration of Mortgaged Property.............................
   Section 3.20   Compliance with Gramm-Leach-Bliley Act of 1999................

ARTICLE IV. PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

   Section 4.01   Distributions.................................................
   Section 4.02   Periodic Reports to the Purchaser.............................
   Section 4.03   Monthly Advances by Countrywide...............................
   Section 4.04   Annual Statement as to Compliance.............................
   Section 4.05   Annual Independent Certified Public
                    Accountants' Servicing Report...............................
   Section 4.06   Purchaser's Access to Countrywide's Records...................

ARTICLE V. COVENANTS BY COUNTRYWIDE

   Section 5.01   Indemnification by Countrywide................................
   Section 5.02   Merger or Consolidation of Countrywide........................
   Section 5.03   Limitation on Liability of Countrywide and
                    Others......................................................
   Section 5.04   No Transfer of Servicing......................................
   Section 5.05   Subservicing..................................................

ARTICLE VI. TERMINATION OF COUNTRYWIDE AS SERVICER

   Section 6.01   Termination Due to an Event of Default........................
   Section 6.02   Termination by Other Means....................................

ARTICLE VII. MISCELLANEOUS

   Section 7.01   Notices.......................................................
   Section 7.02   Exhibits......................................................
   Section 7.03   General Interpretive Principles...............................
   Section 7.04   Reproduction of Documents.....................................
   Section 7.05   Further Agreements............................................
   Section 7.06   Assignment of Mortgage Loans by the Purchaser;
                    Pass-Through Transfers......................................
   Section 7.07   Conflicts between Transaction Documents.......................
   Section 7.08   Governing Law.................................................
   Section 7.09   Severability Clause...........................................
   Section 7.10   Successors and Assigns........................................
   Section 7.11   Confidentiality...............................................
   Section 7.12   Entire Agreement..............................................
   Section 7.13   Counterparts..................................................
   Section 7.14   Waivers.......................................................
   Section 7.15   Waiver of Trial by Jury.......................................

                               SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this "Agreement") dated as of February 26th, 2007, is by and between COUNTRYWIDE HOME LOANS INC., in its capacity as servicer ("Countrywide"), and Sutton Funding LLC, and its permitted successors and assigns, as Purchaser (the "Purchaser").

                              PRELIMINARY STATEMENT

      WHEREAS, the Purchaser and Countrywide have entered into that certain Master Mortgage Loan Purchase Agreement dated as of February 26th, 2007 between the Purchaser and Countrywide, as seller (the "Purchase Agreement"), pursuant to which the Purchaser will purchase and Countrywide will sell from time to time, certain Mortgage Loans (as hereinafter defined) identified in a Purchase Confirmation;

      WHEREAS, Countrywide is in the business of providing primary servicing of mortgage loans and owns the right to service the Mortgage Loans listed on the Mortgage Loan Schedule (as hereinafter defined);

      WHEREAS, Countrywide has agreed to service the Mortgage Loans for the Purchaser on the terms and conditions set forth herein; and

      WHEREAS, Countrywide and the Purchaser desire to prescribe the terms and conditions regarding the management, servicing, and control of such Mortgage Loans.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

      Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

      Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

      Agency: Either Fannie Mae or Freddie Mac.

      Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

      Agreement: This Servicing Agreement, including all exhibits and supplements hereto, and all amendments hereof.

      Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California or the State of Texas are authorized or obligated by law or executive order to be closed.

      Cash Liquidation: Recovery of all cash proceeds by Countrywide with respect to the termination of any defaulted Mortgage Loan other than a Mortgage Loan which became an REO Property, including all PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, Liquidation Proceeds, Condemnation Proceeds and other payments or recoveries whether made at one time or over a period of time which Countrywide deems to be finally recoverable, in connection with the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

      Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

      Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

      Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A of the Purchase Agreement.

      Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

      Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

      Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

      Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

      Custodial Account: The account or accounts created and maintained pursuant to Section 3.04 herein, each of which shall be an Eligible Account.

      Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

      Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

      Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

      Determination Date: The Business Day immediately preceding the related Remittance Date.

      Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending on the first day of the month of the Remittance Date.

      Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

      Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 3.06 herein, each of which shall be an Eligible Account.

      Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

      Event of Default: Any one of the conditions or circumstances enumerated in
Section 6.01 of this Agreement.

      FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

      FHA: The Federal Housing Administration.

      Fannie Mae: The Federal National Mortgage Association or any successor organization.

      Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

      Fidelity Bond: A fidelity bond to be maintained by Countrywide pursuant to Section 3.12 of this Agreement.

      First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

      Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

      Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

      Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

      GNMA: The Government National Mortgage Association or any successor organization.

      Government Insurance Proceeds: With respect to each Government Mortgage Loan, payments made pursuant to a MIC or LGC.

      Government Mortgage Loan: A Mortgage Loan insured by the FHA or guaranteed by the VA.

      Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

      HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

      Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

      LGC: A loan guarantee certificate issued by the VA.

      LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

      Late Collections: With respect to any Mortgage Loan, all amounts received during any Due Period, whether as late payments of Monthly Payments or as Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, proceeds of any REO Disposition or otherwise, which represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

      Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

      Liquidation Proceeds: Amounts, other than PMI Proceeds, Government Insurance Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of this Agreement.

      LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

      LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

      MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

      MIC: A mortgage insurance certificate issued by HUD.

      Monthly Advance: The advances made or required to be made by Countrywide on any Remittance Date pursuant to this Agreement.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

      Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

      Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

      Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

      Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

      Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

      Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and ZIP Code of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty flag and term, and (xxi) interest-only term, if applicable. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

      Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

      Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

      Mortgagor: The obligor on a Mortgage Note.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

      Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

      Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

      Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage backed securities transaction.

      Payment Adjustment Date: As to each Mortgage Loan, the date on which an adjustment to the Monthly Payment on a Mortgage Note becomes effective.

      Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

      Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

      PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

      PMI Proceeds: Proceeds of any PMI Policy.

      Prepayment Interest Shortfall Amount: With respect to any Remittance Date and Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such calendar month, the amount of interest (at the Mortgage Loan Remittance Rate) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

      Prepayment Penalty: With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any Prepayment Penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Principal Prepayment Period: As to any Remittance Date, the calendar month preceding the month of distribution.

      Purchase Confirmation: A letter agreement, substantially in the form of an exhibit to the Purchase Agreement, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

      Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 7.06 of this Agreement.

      Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

      Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in the related mortgage loan purchase agreement; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

      Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Pass-Through Transfer or an Agency Transfer pursuant to
Section 7.06.

      Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate. On such date, the Mortgage Loans transferred shall cease to be covered by this Agreement and Countrywide's servicing responsibilities shall cease under this Agreement with respect to the related transferred Mortgage Loans.

      Relief Act: The Servicemembers' Civil Relief Act.

      REMIC: A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

      REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in
Section 3.13 of this Agreement.

      REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of this Agreement.

      Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

      Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

      Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses incurred in the performance by Countrywide of its servicing obligations, including the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the REO Property, (iv) with respect to Government Mortgage Loans, amounts advanced to the Purchaser for which Countrywide may be entitled to receive reimbursement from a government agency and (v) compliance with the obligations under this Agreement including Section 3.09 hereof.

      Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. Solely in the event Countrywide is terminated as servicer of the Mortgage Loans, the Servicing Fee shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

      Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

      Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

      Servicing Officer: Any officer of Countrywide involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by Countrywide to Purchaser upon request, as such list may from time to time be amended.

      Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

      Trade Confirmation: A letter agreement substantially in the form of an exhibit attached to the Purchase Agreement executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

      Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Purchase Agreement.

      Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

      VA: The Department of Veterans Affairs.

      Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

      Section 2.01 Representations and Warranties Respecting Countrywide.

      Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

      (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement;

      (b) Due Authority. Countrywide has the full power and authority to (i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to service each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

      (c) No Conflict. Neither the servicing of the Mortgage Loans for the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's organizational documents or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

      (d) Approved Servicer. Countrywide is an approved servicer for each Agency in good standing. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac eligibility requirements;

      (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the servicing of the Mortgage Loans to the Purchaser or Countrywide's ability to perform its obligations under this Agreement;

      (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date; and

      (g) Reasonable Servicing Fee. Countrywide acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by Countrywide, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

                                  ARTICLE III.
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

      Section 3.01 Countrywide to Act as Servicer.

      Countrywide shall service and administer Mortgage Loans sold pursuant to this Agreement in accordance with the terms of this Agreement and shall have full power and authority, acting alone, to do or cause to be done any and all things, in connection with such servicing and administration, that Countrywide may deem necessary or desirable and consistent with the terms of this Agreement. In servicing and administering the Mortgage Loans, Countrywide shall employ procedures in accordance with the customary and usual standards of practice of prudent mortgage servicers. Notwithstanding anything to the contrary contained herein, in servicing and administering Government Mortgage Loans, Countrywide shall not take, or fail to take, any action that would result in the denial of coverage under any LGC or MIC, as applicable. Without limiting the generality of the foregoing, with respect to any Government Mortgage Loan, Countrywide shall be permitted to deviate from the servicing practices set forth herein if such deviation would be consistent with the servicing practices employed in connection with any similar mortgage loan constituting a part of a GNMA mortgage-backed security.

      In accordance with the terms of the related mortgage loan purchase agreement, Countrywide may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in Countrywide's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser; provided, however, that Countrywide shall not permit any modification with respect to any Mortgage Loan that would decrease the Mortgage Interest Rate (other than by adjustments required by the terms of the Mortgage Note), result in the denial of coverage under a PMI Policy, LGC or MIC, reduce the outstanding principal amount (except for actual payments of principal) forgive the payment of principal or interest, or extend the final maturity date on such Mortgage Loan without the Purchaser's consent. Countrywide may permit forbearance or allow for suspension of Monthly Payments for up to one hundred and eighty (180) days if the Mortgagor is in default or Countrywide determines in its reasonable discretion, that default is imminent and if Countrywide determines that granting such forbearance or suspension is in the best interest of the Purchaser. If any modification, forbearance or suspension permitted hereunder allows the deferral of interest or principal payments on any Mortgage Loan, Countrywide shall include in each remittance for any month in which any such principal or interest payment has been deferred (without giving effect to such modification, forbearance or suspension) an amount equal to such month's principal and one (1) month's interest at the Mortgage Loan Remittance Rate on the then unpaid principal balance of the Mortgage Loan and shall be entitled to reimbursement for such advances only to the same extent as for Monthly Advances made pursuant to Section 4.03 of this Agreement. Without limiting the generality of the foregoing, Countrywide shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Property. If reasonably required by Countrywide, the Purchaser shall furnish Countrywide with any powers of attorney and other documents necessary or appropriate to enable Countrywide to carry out its servicing and administrative duties under this Agreement.

      If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, Countrywide shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action, that under the REMIC Provisions, if taken or not taken, as the case may be, could (i) materially and adversely affect the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860D of the Code) unless Countrywide has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not materially and adversely affect such REMIC status or result in the imposition of any tax on the REMIC.

      Section 3.02 Collection of Mortgage Loan Payments.

      Countrywide shall make reasonable efforts, in accordance with the customary and usual standards of practice of prudent mortgage servicers, to collect all payments due under each Mortgage Loan to the extent such procedures shall be consistent with this Agreement, the terms and provisions of any related PMI Policy, MIC or LGC, and applicable law. Countrywide shall take special care in ascertaining and estimating Escrow Payments in accordance with Accepted Servicing Practices.

      Section 3.03 Realization Upon Defaulted Mortgage Loans.

      (a) Foreclosure. Countrywide shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. Countrywide shall use reasonable efforts to realize upon defaulted Mortgage Loans, in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, Countrywide shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by Countrywide through PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property. Countrywide shall notify the Purchaser in writing of the commencement of foreclosure proceedings. Such notice may be contained in the reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. Countrywide shall be responsible for all costs and expenses incurred by it in any foreclosure proceedings; provided, however, that it shall be entitled to reimbursement thereof from proceeds from the related Mortgaged Property.

      Section 3.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

      Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "[Countrywide] in trust for Sutton Funding LLC as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) within thirty (30) days of the Initial Closing Date.

      Countrywide shall deposit in the Custodial Account within two (2) Business Days following receipt thereof, and retain therein, the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

      (a) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

      (b) all payments on account of interest on the Mortgage Loans, adjusted to the Mortgage Loan Remittance Rate;

      (c) all proceeds from a Cash Liquidation;

      (d) all PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds, including amounts required to be deposited pursuant to Sections 3.08 and 3.10 of this Agreement, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

      (e) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

      (f) all Monthly Advances;

      (g) all proceeds of any Mortgage Loan repurchased in accordance with
Section 3.03 or 3.04 of the Purchase Agreement, and any amount required to be deposited by Countrywide in connection with any shortfall in principal amount of the Qualified Substitute Mortgage Loans and the repurchased Mortgage Loans as required pursuant to Section 3.03 of the Purchase Agreement;

      (h) any amounts required to be deposited by Countrywide pursuant to
Section 3.10 of this Agreement in connection with the deductible clause in any blanket hazard insurance policy (such deposit shall be made from Countrywide's own funds, without reimbursement therefor);

      (i) the Prepayment Interest Shortfall Amount, if any, for the month of distribution (such deposit shall be made from Countrywide's own funds, without reimbursement therefor up to a maximum amount per month equal to the lesser of one half of (a) one-twelfth of the product of (i) the Servicing Fee Rate and
(ii) the Stated Principal Balance of such Mortgage Loans, or (b) the aggregate Servicing Fee actually received for such month for the Mortgage Loans); and

      (j) any amounts required to be deposited by Countrywide in connection with any REO Property pursuant to Section 3.13 of this Agreement.

      The foregoing requirements for deposit in the Custodial Account are exclusive. The Purchaser understands and agrees that, without limiting the generality of the foregoing, payments in the nature of late payment charges, Prepayment Penalties and assumption fees (to the extent permitted by Section
3.16 of this Agreement) need not be deposited by Countrywide in the Custodial Account. Any interest paid by the depository institution on funds deposited in the Custodial Account shall accrue to the benefit of Countrywide and Countrywide shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 3.05(d) of this Agreement.

      Section 3.05 Permitted Withdrawals From the Custodial Account.

      Countrywide may, from time to time, withdraw funds from the Custodial Account for the following purposes:

      (a) to make payments to the Purchaser in the amounts and in the manner provided for in Sections 4.01 and 4.03 of this Agreement;

      (b) to reimburse itself for Monthly Advances (Countrywide's reimbursement for Monthly Advances shall be limited to amounts received on the related Mortgage Loan (or to amounts received on the Mortgage Loans as a whole if the Monthly Advance is made due to a shortfall in a Monthly Payment made by a Mortgagor entitled to relief under the Relief Act) which represent Late Collections, net of the related Servicing Fee and LPMI Fee, if applicable. Countrywide's right to reimbursement hereunder shall be prior to the rights of the Purchaser, except that, where Countrywide is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 3.04 of the Purchase Agreement, Countrywide's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loans. Notwithstanding the foregoing, Countrywide may reimburse itself for Monthly Advances from any funds in the Custodial Account if it has determined that such funds are nonrecoverable advances or if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser);

      (c) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (Countrywide's reimbursement for Servicing Advances and/or Servicing Fees hereunder with respect to any Mortgage Loan shall be limited to proceeds from Cash Liquidation, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds; provided, however, that Countrywide may reimburse itself for Servicing Advances and Servicing Fees from any funds in the Custodial Account if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser. Notwithstanding the foregoing, with respect to each Government Mortgage Loan, Countrywide shall not be entitled to reimbursement of any Servicing Advances that constitute losses and expenses for which an issuer of GNMA securities would be responsible, pursuant to Chapter 4 of the GNMA Handbook 5500.2, if such Government Mortgage Loan had been included in a GNMA security);

      (d) to pay to itself as servicing compensation (i) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (ii) the Servicing Fee and the LPMI Fee, if applicable, from that portion of any payment or recovery of interest on a particular Mortgage Loan;

      (e) to pay to itself, with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or 3.04 of the Purchase Agreement, all amounts received but not distributed as of the date on which the related Repurchase Price is determined;

      (f) to reimburse itself for any amounts deposited in the Custodial Account in error; and

      (g) to clear and terminate the Custodial Account upon the termination of this Agreement.

      Section 3.06 Establishment of Escrow Accounts; Deposits in Escrow
Accounts.

      Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Escrow Accounts in the form of time deposit or demand accounts, which accounts shall be Eligible Accounts. Countrywide shall provide the Purchaser with written evidence of the creation of such Escrow Account(s) within thirty (30) days of the Initial Closing Date.

      Countrywide shall deposit in the Escrow Account(s) within two (2) Business Days following receipt thereof, and retain therein, (a) all Escrow Payments collected on account of the Mortgage Loans, and (b) all Other Insurance Proceeds that are to be applied to the restoration or repair of any Mortgaged Property. Countrywide shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes in accordance with
Section 3.07 of this Agreement. Countrywide shall be entitled to retain any interest paid by the depository institution on funds deposited in the Escrow Account except interest on escrowed funds required by law to be paid to the Mortgagor or the related Mortgage. Countrywide shall pay Mortgagor interest on the escrowed funds at the rate required by law notwithstanding that the Escrow Account is non-interest bearing or the interest paid by the depository institution thereon is insufficient to pay the Mortgagor interest at the rate required by law.

      Section 3.07 Permitted Withdrawals From Escrow Account.

      Countrywide may, from time to time, withdraw funds from the Escrow Account(s) for the following purposes: (a) to effect timely payments of the following items, if applicable, ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, PMI Policy premiums, if applicable, and comparable items constituting Escrow Payments for the related Mortgage; (b) to reimburse Countrywide for any Servicing Advance made by Countrywide with respect to a related Mortgage Loan; provided, however, that such reimbursement shall only be made from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder; (c) to refund to the Mortgagor any funds as may be determined to be overages; (d) for transfer to the Custodial Account in accordance with the terms of this Agreement; (e) for application to restoration or repair of the Mortgaged Property; (f) to pay to Countrywide, or to the Mortgagors to the extent required by law, any interest paid on the funds deposited in the Escrow Account; (g) to reimburse itself for any amounts deposited in the Escrow Account in error; or
(h) to clear and terminate the Escrow Account on the termination of this Agreement.

      Section 3.08 Transfer of Accounts.

      Countrywide may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time provided that such Custodial Account and Escrow Account shall at all times be Eligible Accounts.

      Section 3.09 Payment of Taxes, Insurance and Other Charges; Maintenance of PMI Policies; Collections Thereunder.

      With respect to each Mortgage Loan, Countrywide shall maintain accurate records reflecting the status of (a) ground rents, taxes, assessments, water rates and other charges that are or may become a lien upon the Mortgaged Property; (b) primary mortgage insurance premiums; (c) with respect to Mortgage Loans insured by the FHA, mortgage insurance premiums, and (d) fire and hazard insurance premiums. Countrywide shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable using Escrow Payments which shall have been estimated and accumulated by Countrywide in amounts sufficient for such purposes. To the extent that the Mortgage does not provide for Escrow Payments, Countrywide shall determine that any such payments are made by the Mortgagor at the time they first become due. Countrywide assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills, irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and shall make advances from its own funds to effect such payments.

      Countrywide will maintain in full force and effect, a PMI Policy conforming in all respects to the description set forth in Section 3.02(v) of the Purchase Agreement, issued by an insurer described in that Section, with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the LTV or the Updated LTV of the related Mortgage Loan is reduced to 80% or less in the case of a Mortgage Loan having a LTV at origination in excess of 80%. or Countrywide, as applicable, will not cancel or refuse to renew any PMI Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement PMI Policy is obtained from and maintained with an insurer that is approved by an Agency. Countrywide shall not take any action that would result in non-coverage under any applicable PMI Policy of any loss that, but for the actions of Countrywide would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 3.16 herein, Countrywide shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions that may be required by such insurer as a condition to the continuation of coverage under the PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, Countrywide shall obtain a replacement PMI Policy as provided above.

      Unless otherwise provided in the related Purchase Confirmation, no Mortgage Loan has in effect as of the Closing Date any mortgage pool insurance policy or other credit enhancement, except for any PMI Policy, MIC or LGC and the insurance or guarantee relating thereto, as applicable (excluding such exception, the "Credit Enhancement"), and Countrywide shall not be required to take into consideration the existence of any such Credit Enhancement for the purposes of performing its servicing obligations hereunder. If the Purchaser shall at any time after the related Closing Date notify Countrywide in writing of its desire to obtain any such Credit Enhancement, the Purchaser and Countrywide shall thereafter negotiate in good faith for the procurement and servicing of such Credit Enhancement.

      Section 3.10 Maintenance of Hazard Insurance.

      Countrywide shall cause to be maintained, for each Mortgage Loan, fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan or
(b) the greater of (i) the unpaid principal balance of the Mortgage Loan, and
(ii) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and such flood insurance has been made available, Countrywide shall cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the National Flood Insurance Administration program (or any successor thereto) with a generally acceptable insurance carrier and with coverage in an amount not less than the lesser of (x) the unpaid principal balance of the Mortgage Loan; (y) the maximum insurable value of the improvements securing such Mortgage Loan; or
(z) the maximum amount of insurance which is available under the National Flood Insurance Reform Act of 1994. Countrywide shall also maintain on REO Property,
(1) fire and hazard insurance with extended coverage in an amount that is not less than the maximum insurable value of the improvements that are a part of such property; (2) liability insurance; and (3) to the extent required and available under the National Flood Insurance Reform Act of 1994, flood insurance in an amount as provided above. Countrywide shall deposit in the Custodial Account all amounts collected under any such policies except (A) amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property and (B) amounts to be released to the Mortgagor in accordance with Countrywide's normal servicing procedures. The Purchaser understands and agrees that no earthquake or other additional insurance on property acquired in respect of the Mortgage Loan shall be maintained by Countrywide or Mortgagor. All such policies shall be endorsed with standard mortgagee clauses with loss payable to Countrywide and shall provide for at least thirty (30) days prior written notice to Countrywide of any cancellation, reduction in the amount of coverage or material change in coverage. Countrywide shall not interfere with the Mortgagor's freedom of choice in selecting either the insurance carrier or agent; provided, however, that Countrywide shall only accept insurance policies from insurance companies acceptable to an Agency and licensed to do business in the state wherein the property subject to the policy is located.

      Section 3.11 [Reserved].

      Section 3.12 Fidelity Bond; Errors and Omissions Insurance.

      Countrywide shall cause to be maintained a blanket Fidelity Bond and an errors and omissions insurance policy with responsible companies, with broad coverage of all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan who handle funds, money, documents or papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure Countrywide against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of its officers, employees and agents. Such Fidelity Bond shall also protect and insure Countrywide against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 3.12 shall diminish or relieve Countrywide from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by an Agency for an approved seller/servicer. Upon the request of the Purchaser, Countrywide shall provide to the Purchaser a certificate of insurance which certifies coverage of such Fidelity Bond and errors and omissions insurance policy under this Section 3.12. .

      Section 3.13 Title, Management and Disposition of REO Property.

      (a) Title. In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Countrywide for the benefit of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person(s) as shall be consistent with an Opinion of Counsel obtained by Countrywide from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person(s) holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

      (b) Management. Countrywide shall either itself or through an agent selected by Countrywide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account. Countrywide shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter or more frequently as required by the circumstances. Countrywide shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Credit File and copies thereof shall be forwarded by Countrywide to the Purchaser within five (5) days of the Purchaser's request therefor. Countrywide shall attempt to sell the REO Property (and may temporarily rent the same for a period not greater than one year except as otherwise provided below) on such terms and conditions as Countrywide deems to be in the best interest of the Purchaser. Countrywide shall deposit, or cause to be deposited, within two
(2) Business Days of following receipt thereof, in the Custodial Account all revenues received with respect to each REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of each REO Property, including the cost of maintaining any hazard insurance pursuant to
Section 3.10 hereof and the fees of any managing agent acting on behalf of Countrywide. Notwithstanding anything contained in this Agreement to the contrary, upon written notice to Countrywide, the Purchaser may elect to assume the management and control of any REO Property; provided, however, that prior to giving effect to such election, the Purchaser shall reimburse Countrywide for all previously unreimbursed or unpaid Monthly Advances, Servicing Advances and Servicing Fees related to such REO Property.

      If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO Property are held, Countrywide shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any "income from non permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code.

      (c) Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than one (1) year after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section 3.10 hereof.

      Each REO Disposition shall be carried out by Countrywide at such price and upon such terms and conditions as Countrywide deems to be in a manner that maximizes the net present value of the recovery to the Purchaser. If, as of the date title to any REO Property was acquired by Countrywide there were outstanding unreimbursed Servicing Advances, Monthly Advances or Servicing Fees with respect to the REO Property or the related Mortgage Loan, Countrywide upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances, Monthly Advances and Servicing Fees from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any payment to Countrywide as provided above, shall be promptly deposited in the Custodial Account and distributed to the Purchaser in accordance with Section 4.01 of this Agreement.

      Section 3.14 Notification of Adjustments.

      With respect to each Adjustable Rate Mortgage Loan, Countrywide shall adjust the Mortgage Interest Rate on the related Interest Adjustment Date and shall adjust the Monthly Payment on the related Payment Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate because the original index is no longer available, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. Countrywide shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Countrywide shall promptly, upon written request therefor, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by Countrywide or the Purchaser that Countrywide has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, Countrywide shall immediately deposit in the Custodial Account, from its own funds, the amount of any interest loss caused the Purchaser thereby without reimbursement therefor.

      Section 3.15 Notification of Maturity Date.

      With respect to each Balloon Mortgage Loan, Countrywide shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date and final balloon payment.

      Section 3.16 Assumption Agreements.

      Countrywide shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that Countrywide shall not exercise any such right if prohibited from doing so by law or the terms of the Mortgage Note or if the exercise of such right would impair or threaten to impair any recovery under the related PMI Policy, if any. If Countrywide reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Countrywide shall enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 3.16, the Purchaser authorizes Countrywide, with the prior written consent of the primary mortgage insurer, if any, to enter into a substitution of liability agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

      In connection with any such assumption or substitution of liability, Countrywide shall follow the underwriting practices and procedures employed by Countrywide for mortgage loans originated by Countrywide for its own account in effect at the time such assumption or substitution is made. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan and the outstanding principal amount of the Mortgage Loan shall not be changed. Countrywide shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser or its designee the original of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall, for all purposes, be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

      Notwithstanding anything to the contrary contained herein, Countrywide shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption that Countrywide may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.16, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

      Section 3.17 Satisfaction of Mortgages and Release of Collateral Files.

      Upon the payment in full of any Mortgage Loan, or the receipt by Countrywide of a notification that payment in full will be escrowed in a manner customary for such purposes, Countrywide shall immediately notify the Purchaser after the Monthly Remittance Advice (as defined in Section 4.02) has been provided in accordance with Section 4.02 and Countrywide may request the release of any Mortgage Loan documents from the Purchaser in accordance with Section
3.17 hereof. Such notice shall include a statement to the effect that all amounts received or to be received in connection with such payment, which are required to be deposited in the Custodial Account pursuant to Section 3.04 of this Agreement, have been or will be so deposited and shall request delivery to it of the portion of the Collateral File held by the Purchaser. Upon receipt of such notice and request, the Purchaser shall within five (5) Business Days release or cause to be released to Countrywide the related Collateral Documents and Countrywide shall prepare and process any satisfaction or release. In the event that the Purchaser fails to release or cause to be released to Countrywide the related Collateral Documents within five (5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

      With respect to a Mortgage Loan paid in full as set forth in the above paragraph, if the Mortgage has been recorded in the name of MERS or its designee, Countrywide shall take all necessary action to effect the release of the Mortgage Loan on the records of MERS.

      In the event Countrywide satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, Countrywide, upon written demand of the Purchaser, shall promptly remit to the Purchaser the then unpaid principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Countrywide shall maintain the Fidelity Bond and errors and omissions insurance policy as provided for in Section 3.12 insuring Countrywide against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

      From time to time and as appropriate for the service or foreclosure of a Mortgage Loan, including for the purpose of collection under any PMI Policy, the Purchaser shall, within five (5) Business Days of Countrywide's request and delivery to the Purchaser, or the Purchaser's designee, of a servicing receipt signed by a Servicing Officer, release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee. Pursuant to the servicing receipt, Countrywide shall be obligated to return to the Purchaser the related Collateral File when Countrywide no longer needs such file, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Collateral File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially. In the event that the Purchaser fails to release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee within five
(5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. Upon receipt of notice from Countrywide stating that such Mortgage Loan was liquidated, the Purchaser shall release Countrywide from its obligations under the related servicing receipt.

      Section 3.18 Servicing Compensation.

      As compensation for its services hereunder, Countrywide shall be entitled to withdraw from the Custodial Account, or to retain from interest payments on the Mortgage Loans, the amounts provided for as Servicing Fees. Additional servicing compensation in the form of assumption fees (as provided in Section
3.16 of this Agreement), late payment charges, prepayment penalties or otherwise shall be retained by Countrywide e to the extent not required to be deposited in the Custodial Account. Countrywide shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

      Section 3.19 Restoration of Mortgaged Property

      Countrywide need not obtain the approval of the Purchaser prior to releasing any Other Insurance Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, Countrywide shall comply with the following conditions in connection with any such release of Other Insurance Proceeds.

      (a) Countrywide shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

      (b) Countrywide shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens; and

      (c) Pending repairs and restoration, Countrywide shall place Other Insurance Proceeds in the Escrow Account.

      If the Purchaser is named as an additional loss payee, Countrywide is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

      Section 3.20 Compliance with Gramm-Leach-Bliley Act of 1999.

      With respect to each Mortgage Loan, Countrywide and the Purchaser shall comply with Title V of the Gramm-Leach-Bliley Act of 1999, as amended and as applicable, and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder.

                                   ARTICLE IV.
                 PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

      Section 4.01 Distributions.

      On each Remittance Date, Countrywide shall distribute to the Purchaser (a) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 3.05 hereof; plus (b) all Monthly Advances, if any, that Countrywide is obligated to distribute pursuant to
Section 4.03 of this Agreement; minus (c) any amounts attributable to Principal Prepayments received after the related Principal Prepayment Period; minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date. It is understood that, by operation of Section 3.04 hereof, the remittance on the first Remittance Date is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate, collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in (b), (c) and (d) above.

      Section 4.02 Periodic Reports to the Purchaser.

      (a) Monthly Reports. Not later than each Remittance Date, Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, a monthly report in a form reasonably acceptable to the parties ("a Monthly Remittance Advice"), which report shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable.

      (b) Miscellaneous Reports. Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, Countrywide shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property, which report may be included with any other reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. With respect to any REO Property, and upon the request of the Purchaser, Countrywide shall furnish to the Purchaser a statement describing Countrywide's efforts during the previous month in connection with the sale of such REO Property, including any rental of such REO Property incidental to the sale thereof and an operating statement. Following the foreclosure sale or abandonment of any Mortgaged Property, Countrywide shall report such foreclosure or abandonment as required pursuant to
Section 6050J of the Code or any successor provision thereof. Countrywide shall also provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time. The Purchaser agrees to pay for all reasonable out-of-pocket expenses incurred by Countrywide in connection with complying with any request made by the Purchaser hereunder if such information is not customarily provided by Countrywide in the ordinary course of servicing mortgage loans similar to the Mortgage Loans.

      Section 4.03 Monthly Advances by Countrywide.

      Not later than the close of business on the Determination Date preceding each Remittance Date, Countrywide shall deposit in the Custodial Account an amount equal to all payments not previously advanced by Countrywide, whether or not deferred pursuant to Section 4.01 of this Agreement, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent as of the close of business on the Business Day prior to the related Determination Date. Notwithstanding anything to the contrary herein, Countrywide may use amounts on deposit in the Custodial Account for future distribution to the Purchaser to satisfy its obligation, if any, to deposit delinquent amounts pursuant to the preceding sentence. To the extent Countrywide uses any funds being held for future distribution to the Purchaser to satisfy its obligations under this Section 4.03 hereof, Countrywide shall deposit in the Custodial Account an amount equal to such used funds no later than the Determination Date prior to the following Remittance Date to the extent that funds in the Custodial Account on such Remittance Date are less than the amounts to be remitted to the Purchaser pursuant to Section 4.01 of this Agreement.

      Countrywide's obligation to make such advances as to any Mortgage Loan will continue through the earliest of: (a) the last Monthly Payment due prior to the payment in full of the Mortgage Loan; (b) the Remittance Date prior to the Remittance Date for the distribution of any Liquidation Proceeds, Other Insurance Proceeds or Condemnation Proceeds which, in the case of Other Insurance Proceeds and Condemnation Proceeds, satisfy in full the indebtedness of such Mortgage Loan; or (c) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property; provided, however, with respect to any Government Mortgage Loan that is converted to REO Property, Countrywide's obligation to make such advances will continue in accordance with the applicable governmental agency's guidelines. In no event shall Countrywide be obligated to make an advance under this Section 4.03 of this Agreement if at the time of such advance it reasonably determines that such advance will be unrecoverable.

      Section 4.04 Annual Statement as to Compliance.

      Countrywide shall deliver to the Purchaser on or before March 5th of each calendar year, beginning in the year following the Closing Date, signed by a senior officer of Countrywide stating that (a) a review of the activities of Countrywide during the preceding fiscal year and of performance under this Agreement have been made under such officer's supervision, (b) based on such review, Countrywide has fulfilled all of its obligations under this Agreement throughout such fiscal year, or, if there has been a default in the fulfillment of any obligation, specifying each such default known to such officer and the nature and status thereof and the actions being taken by Countrywide to cure such default, and (iii) all reports and information provided to Purchaser by Countrywide, pursuant to Countrywide's reporting requirements under the Agreement, are accurate and complete in all material respects. Copies of such statement may be provided by Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans.

      Section 4.05 Annual Independent Certified Public Accountants' Servicing Report.

      Countrywide shall, on or before March 5th of each year, beginning in the year following the Closing Date, cause, at its sole cost and expense, a firm of independent public accountants, which is a member of the American Institute of Certified Public Accountants, to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records and performed certain other procedures relating to the servicing of the Mortgage Loans during the immediately preceding fiscal year of Countrywide and that such firm is of the opinion that, on the basis of such examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance therewith, except for such exceptions as shall be set forth in such statement.

      Section 4.06 Purchaser's Access to Countrywide's Records.

      The Purchaser shall have access upon reasonable notice to Countrywide, during regular business hours or at such other times as might be reasonable under applicable circumstances, to any and all of the books and records of Countrywide that relate to the performance or observance by Countrywide of the terms, covenants or conditions of this Agreement. Further, Countrywide hereby authorizes the Purchaser, in connection with a sale of the Mortgage Loans, to make available to prospective purchasers a Consolidated Statement of Operations of Countrywide, or its parent company, prepared by or at the request of Countrywide for the most recently completed three (3) fiscal years for which such a statement is available as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. Se also agrees to make available to any prospective purchaser, upon reasonable notice and during normal business hours, a knowledgeable financial or accounting officer for the purpose of answering questions respecting Countrywide's ability to perform under this Agreement. The Purchaser agrees to reimburse Countrywide for any out-of-pocket costs incurred by Countrywide in connection with its obligations under this Section 4.06.

                                   ARTICLE V.
                            COVENANTS BY COUNTRYWIDE

      Section 5.01 Indemnification by Countrywide.

      Countrywide shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary attorneys' fees and expenses and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to (a) a material breach of any of the representations or warranties made by Countrywide in Section 2.01 of this Agreement, or (b) the failure of Countrywide to perform its obligations hereunder including its obligations to service and administer the Mortgage Loans in compliance with the terms of this Agreement. Notwithstanding the foregoing, the Purchaser shall indemnify Countrywide and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Countrywide may sustain in any way related to (a) actions or inactions of Countrywide which were taken or omitted upon the instruction or direction of the Purchaser, (b) the failure of the Purchaser to perform its obligations hereunder, including subsections (i) and
(ii) in Section 5.03 of this Agreement, or (c) failure of the Purchaser to comply with Section 3.20 of this Agreement.

      The indemnification rights set forth in this Section 5.01 shall survive the termination of this Agreement or the resignation or removal of Countrywide for any reason.

      Section 5.02 Merger or Consolidation of Countrywide.

      Countrywide shall keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans, and to perform its duties under this Agreement.

      Notwithstanding anything to the contrary contained herein, any Person into which Countrywide may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Countrywide shall be a party, or any Person succeeding to the business of Countrywide, shall be the successor of Countrywide hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business is the servicing of mortgage loans, unless otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, and shall be qualified to service mortgage loans on behalf of an Agency.

      Section 5.03 Limitation on Liability of Countrywide and Others.

      Neither Countrywide nor any of the officers, employees or agents of Countrywide shall be under any liability to the Purchaser for any action taken, or for refraining from taking any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Countrywide or any such person against any breach of warranties or representations made herein, or the failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. Countrywide and any officer, employee or agent of Countrywide may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Notwithstanding anything to the contrary contained in this Agreement, unless one or more Event(s) of Default by Countrywide shall occur and shall not have been remedied within the time limits set forth in Section 6.01(a) of this Agreement, the Purchaser shall not record or cause to be recorded an Assignment of Mortgage with the recording office. To the extent the Purchaser records with the recording office as permitted herein an Assignment of Mortgage which designates the Purchaser as the holder of record of the Mortgage, the Purchaser agrees that it shall (i) provide Countrywide with immediate notice of any action with respect to the Mortgage or the related Mortgaged Property and ensure that the proper department or person at Countrywide receives such notice; and (ii) immediately complete, sign and return to Countrywide any document reasonably requested by Countrywide to comply with its servicing obligations, including without limitation, any instrument required to release the Mortgage upon payment in full of the obligation or take any other action reasonably required by Countrywide. The Purchaser further agrees that Countrywide shall have no liability for the Purchaser's failure to comply with the subsections (i) or (ii) in the foregoing sentence. Countrywide shall have no liability to the Purchaser and shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that Countrywide may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable to protect the Purchaser's interests in the Mortgage Loans. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and Countrywide shall be entitled to be reimbursed therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to Countrywide's indemnification under Section 5.01 of this Agreement.

      Section 5.04 No Transfer of Servicing.

      Countrywide acknowledges that the Purchaser acts in reliance upon Countrywide's independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, Countrywide shall not assign this Agreement or the servicing rights hereunder, without the prior written approval of the Purchaser, which consent may not be unreasonably withheld; provided, however, that nothing in this Agreement shall limit the right of Countrywide to assign the servicing rights hereunder to Servicing LP. In the event Countrywide assigns the servicing rights to Servicing LP as contemplated in this Section 5.04, the Servicing LP shall assume all obligations of Countrywide, as servicer, under this Agreement from and after the date of such assignment.

      Section 5.05 Subservicing.

      Countrywide may enter into subservicing agreements or arrangements for the servicing and administration of any or all of the Mortgage Loans. Countrywide will remain obligated and primarily liable to the Purchaser for the servicing of the Mortgage Loans in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of the subservicing agreements or arrangements or by virtue of indemnification from the subservicer, and to the same extent and under the same terms and conditions as if Countrywide alone were servicing the Mortgage Loans. Countrywide will be solely liable for all fees owed by it to any subservicer.

                                   ARTICLE VI.
                     TERMINATION OF COUNTRYWIDE AS SERVICER

      Section 6.01 Termination Due to an Event of Default.

      (a) Each of the following shall be an Event of Default by Countrywide if it shall occur and, if applicable, be continuing for the period of time set forth therein:

            (i) any failure by Countrywide to remit to the Purchaser any payment required to be made under the terms of this Agreement which such failure continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall be given to Countrywide by the Purchaser; or

            (ii) any failure on the part of Countrywide to duly observe or perform in any material respect any of the covenants or agreements on the part of Countrywide set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Countrywide by the Purchaser (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement; a failure on the part of Countrywide to deliver the statement or report, as applicable, required to be delivered under Section 4.04 or 4.05 of this Agreement, which continues unremedied for nine calendar days after receipt by Countrywide of written notice of such failure from the Purchaser (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 4.04 or 4.05 of this Agreement; provided, however, Countrywide shall have received such written notice of such failure at least 5 Business Days prior to such Due Date); or

            (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Countrywide and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

            (iv) Countrywide shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Countrywide or of or relating to all or substantially all of its property; or

            (v) Countrywide shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (vi) Countrywide ceases to meet the servicer eligibility qualifications of a Fannie Mae and Freddie Mac; or

            (vii) Countrywide fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located if such license is required, which failure continues unremedied for a period of sixty-five (65) days, or such other additional time as mutually agreed upon by the Purchaser and Countrywide; provided, however, that it is understood by the Purchaser that the failure to cure within the timeframe provided for herein (or such additional time as mutually agreed upon by the Purchaser and the Servicer) shall constitute an Event of Default solely for the affected Mortgage Loan.

      In case one or more Events of Default by Countrywide shall occur and shall not have been remedied, the Purchaser, by notice in writing to Countrywide may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate without compensation (however, Countrywide shall be reimbursed for all outstanding and unreimbursed Servicing Advances and Monthly Advances), all the rights and obligations of Countrywide under this Agreement, the Purchase Agreement and in and to the Mortgage Loans and the proceeds thereof. Upon the receipt by Countrywide of such written notice, all authority and power of Countrywide under this Agreement and the Purchase Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Purchaser. Upon written request from the Purchaser, Countrywide shall prepare, execute and deliver, any and all documents and other instruments and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at Countrywide's sole expense. Countrywide agrees to cooperate with the Purchaser in effecting the termination of Countrywide's responsibilities and rights hereunder, including without limitation, the transfer to the Purchaser, for administration by it, of all cash amounts which shall at the time be credited by Countrywide to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

      (b) Waiver of Event of Default. The Purchaser may waive any default by Countrywide in the performance of Countrywide's obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Events of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

      Section 6.02 Termination by Other Means.

      The respective obligations and responsibilities of Countrywide shall terminate with respect to any Mortgage Loan Package upon the first to occur of:
(a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property in such Mortgage Loan Package and the remittance of all funds due hereunder; (b) by mutual consent of Countrywide and the Purchaser in writing;
(c) the purchase by Countrywide of all outstanding Mortgage Loans and REO Property in a Mortgage Loan Package at a price mutually agreed upon by the parties; or (d) the Pass-Through Transfer of the last Mortgage Loan in such Mortgage Loan Package.

                                  ARTICLE VII.
                                  MISCELLANEOUS

            Section 7.01 Notices.

      All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

      (i)   to Countrywide:

            Countrywide Home Loans Inc.
            4500 Park Granada
            Calabasas, California 91302
            Attn: Darren Bigby
            With a copy to: General Counsel

      (ii)  the Purchaser:

            Sutton Funding LLC
            c/o Global Securitization Services, LLC
            445 Broad Hollow Road, Suite 239
            Melville, New York 11747
            Attn: Vice President

            Facsimile: (212) 302-8767

            With a copy to: Barclays Bank PLC, as administrator
            200 Park Avenue, 5th Floor
            New York, New York 10166
            Attn: Mary Logan
            Facsimile: (212) 412-3266
            E-Mail: mary.logan@barclayscapital.com

            and

            Attn: Michael Dryden
            Facsimile: (212) 412-6846
            E-Mail: michael.dryden@barclayscapital.com

      To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

      Section 7.02 Exhibits.

      The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

      Section 7.03 General Interpretive Principles.

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

      (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

      (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

      (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

      (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

      (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

      (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

      Section 7.04 Reproduction of Documents.

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      Section 7.05 Further Agreements.

      Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

      Section 7.06 Assignment of Mortgage Loans by the Purchaser;
      Pass-Through Transfers.

      (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer or Pass-Through Transfer and may assign this Agreement; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package. Any Person or trust to which Mortgage Loans may be transferred pursuant to this Section 7.06(a) or Section 7.06(b) hereunder shall constitute a single Purchaser for the purposes of the preceding sentence.

      (b) The Purchaser and Countrywide agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, but subject to the limitations set forth in Section 7.06(a) hereof, may effect Pass-Through Transfers, retaining Countrywide, as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the related Reconstitution Date, the Mortgage Loans transferred shall cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 7.06 is rejected by the related transferee, Countrywide shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement. Countrywide shall cooperate with the Purchaser in connection with each Pass-Through Transfer in accordance with this Section 7.06. In connection therewith Countrywide shall:

            (i) negotiate in good faith an AAR required to effectuate the Pass-Through Transfer, provided such AAR creates no greater obligation or cost on the part of Countrywide than otherwise set forth in this Agreement, and provided further that Countrywide shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate; and

            (ii) provide as applicable:

              (A) information pertaining to Countrywide of the type and scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

              (B) such opinions of counsel, letters from auditors, and certificates of public officials or officers of Countrywide as are reasonably believed necessary by the trustee, any rating agency or the Purchaser, as the case may be, in connection with such Pass-Through Transfer. The Purchaser shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause (ii)(B). Countrywide shall not be required to execute any AAR unless a draft of such AAR is provided to Countrywide at least 10 days before the Reconstitution Date, or such longer period as may reasonably be required for Countrywide and its counsel to review and comment on the agreement.

      (c) In connection with any Pass-Through Transfer, Countrywide shall not be required to "bring down" any of the representations and warranties in this Agreement (i.e., the representations and warranties only speak as of the applicable date set forth in the Purchase Agreement), or, except as provided in the following sentence, to make any other representations or warranties whatsoever. Upon request, Countrywide will bring down the representations and warranties in Section 2.01 of this Agreement to a date no later than the related Reconstitution Date.

      (d) Countrywide shall: (i) provide to the Purchaser any and all necessary information and appropriate verification of information which may be reasonably available to Countrywide, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and
(ii) execute an indemnity agreement agreed upon by the Purchaser and Countrywide such as an Indemnification and Contribution Agreement in a form to be mutually agreed upon by the parties. Moreover, Countrywide agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

      (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

      Section 7.07 Conflicts between Transaction Documents.

      In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement, the Purchase Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Purchase Agreement, the terms of this Agreement shall control.

      Section 7.08 Governing Law.

      This Agreement shall be deemed in effect when fully executed counterpart and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be deemed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles), except to the extent preempted by applicable federal Law.

      Section 7.09 Severability Clause.

      Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

      Section 7.10 Successors and Assigns.

      This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide, the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in
Section 7.06 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

      Section 7.11 Confidentiality.

      Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

      Section 7.12 Entire Agreement.

      This Agreement and Purchase Confirmation constitute the entire understanding between the Countrywide and the Purchaser with respect to each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Purchase Confirmation. Neither this Agreement nor the related Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

      Section 7.13 Counterparts.

      This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

      Section 7.14 Waivers.

      No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      Section 7.15 Waiver of Trial by Jury.

      COUNTRYWIDE AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 7.16 Consent to Service of Process.

      EACH OF THE PURCHASER AND COUNTRYWIDE IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER

                           (SIGNATURE PAGE TO FOLLOW)

      IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       COUNTRYWIDE HOME LOANS INC.,
                                          Countrywide

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       SUTTON FUNDING LLC,
                                          the Purchaser

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT O-1
                        WELLS FARGO ASSIGNMENT AGREEMENT


                      ASSIGNMENT AND RECOGNITION AGREEMENT

      THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated May 31, 2007 ("Agreement"), among Barclays Bank PLC ( the "Assignor"), BCAP LLC ("Assignee"), Wells Fargo Bank, National Association, as servicer (in such capacity, the "Servicer"), and as seller (in such capacity, the "Company") and Deutsche Bank National Trust Company , as trustee (the "Trustee"):

      For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance

      1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, the Seller's Warranties and Sale Agreement-WFHM 2007-PA06 (the "Sale and Servicing Agreement"), dated as of March 1, 2007, between the Assignor, as purchaser (the "Purchaser") and the Company, as seller/servicer, solely insofar as the Sale and Servicing Agreement relate to the Mortgage Loans.

      From and after the date hereof, the Servicer shall service the Mortgage Loans in accordance with the Sale and Servicing Agreement as modified by this Agreement.

      The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Sale and Servicing Agreement that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company

      2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign its rights under the Sale and Servicing Agreement (solely to the extent set forth herein) and this Agreement to BCAP LLC Trust 2007-AA3 (the "Trust") created pursuant to a Trust Agreement, dated as of May 1, 2007 (the "Trust Agreement"), among the Assignee, Wells Fargo Bank, National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Trust Agreement, the "Trustee"). Each of the Company, the Servicer and the Trustee on behalf of the Trust hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust shall have and assume all the rights, remedies and obligations available to the Assignor, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Article 2 of the Sale and Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage
Loan) in accordance with the Sale and Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Sale and Servicing Agreement with respect to the Mortgage Loans shall be Eligible Accounts as set forth in this Agreement.

Representations and Warranties of the Company and the Servicer

      3. Each of the Company and the Servicer warrants and represents to the Assignor, the Assignee, the Trustee and the Trust as of the date hereof that:

      (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

      (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreement to which it is a party. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreement, and it is solvent.

Amendments to Sale and Servicing Agreements for the Securitization

      4. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Sale and Servicing Agreement:

      (a) the first paragraph in Section 5.02 is deleted and replaced in entirety with the following:

      "Not later than the 10th Business Day of each month, the Company shall furnish to the Trustee a monthly remittance advice, with a trial balance report attached thereto, as to the remittance period ending on the last day of the preceding month."

      (b) in Section 6.04, the text "the Purchaser and any Depositor" and "the Purchaser and such Depositor" are deleted and replaced with "the Depositor."

      (c) in Section 6.06, the text "the Purchaser and any Depositor" and "the Purchaser and such Depositor" are deleted and replaced with "the Depositor."

      (d) in the first sentence of Section 4.13, add the words "or its agent" after the words "The Company."

Remedies for Breach of Representations and Warranties

      5. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Section 3.03 of the Sale and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

      6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

      8. For all purposes of the Company's obligations in connection with Regulation AB compliance and filings of the Purchaser, pursuant to the Sale and Servicing Agreement (including indemnifications in favor of the Purchaser under Section 9.01), the term "Purchaser" shall include the Trust and the Trustee.

      9. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which the Assignor, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee, the Servicer or Company, respectively, hereunder.

      10. Each of this Agreement and the Sale and Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreement (to the extent assigned hereunder) by the Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreement.

      11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      12. In the event that any provision of this Agreement conflicts with any provision of any Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

      13. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreement.

      14. All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of Barclays:

            Barclays Bank PLC
            200 Park Avenue, 5th Floor
            New York, New York  10166
            Attention: Michael Wade
            Telephone: (212) 412-2812

            In the case of the Depositor:

            BCAP LLC
            200 Park Avenue
            New York, New York  10166
            Attention: General Counsel
            Telephone: (212) 412-5271

            with a copy to:

            Barclays Bank PLC
            200 Park Avenue, 5th Floor
            New York, New York  10166
            Attention: Michael Wade
            Telephone: (212) 412-2812

            In the case of the Trustee

            for the purposes of notices and delivery of reports:
            Deutsche Bank Trust Company Americas
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Trust Administration - BC0703

            for the purposes of remittance:
            Deutsche Bank Trust Company Americas
            ABA #: 021 001 033
            Acct. #: 01419663
            Acct. Name: NYLTD Funds Control-Stars West
            Ref: Trust Administration - BCAP 2007-AA3

            In the case of the Company and Servicer:

            Wells Fargo Bank, National Association
            1 Home Campus
            MAC X2401-033
            Des Moines, Iowa 50328-0001
            Attention: John Brown
            Fax: 515-324-3118
            Copy to: General Counsel, 1 Home Campus,
            MAC X2302-033, Des Moines, Iowa 50328-0001

      Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by the Trustee (i) it is acknowledged and agreed to by Deutsche Bank National Trust Company in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made is intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and
(iii) Deutsche Bank National Trust Company in its individual capacity shall not be personally liable under any circumstance for the payment of any indebtedness or expenses or be personally liable for the breach of failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, as seller

                                       By: /s/ Gretchen E. Leff
                                          --------------------------------------
                                          Name: Gretchen E. Leff
                                          Its:  Assistant Vice President
                                                Wells Fargo Home Mortgage

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, as servicer

                                       By: /s/ Gretchen E. Leff
                                          --------------------------------------
                                          Name: Gretchen E. Leff
                                          Its:  Assistant Vice President
                                                Wells Fargo Home Mortgage

                                       BARCLAYS BANK PLC

                                       By: /s/ Jay Kim
                                          --------------------------------------
                                          Name: Jay Kim
                                          Its:  Managing Director

                                       BCAP LLC

                                       By: /s/ Scott Wede
                                          --------------------------------------
                                          Name: Scott Wede
                                          Its:  Vice President &
                                                Chief Accounting Officer

ACKNOWLEDGED AND AGREED:

DEUTSCHE BANK NATIONAL TRUST COMPANY,
   solely as Trustee and not in its individual capacity

By: /s/ Amy Stoddard
   -----------------------------------
   Name:  Amy Stoddard
   Title: Authorized Signer

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                   (Delivered to Trustee on the Closing Date)

                                   EXHIBIT O-2
                        COUNTRYWIDE ASSIGNMENT AGREEMENT


                      ASSIGNMENT AND RECOGNITION AGREEMENT

      THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated May 31, 2007 (the "Agreement"), among Barclays Bank PLC ("Barclays"), Sutton Funding LLC (together with Barclays, the "Assignors"), BCAP LLC ("Assignee"), Countrywide Home Loans Servicing LP (the "Servicer"), Countrywide Home Loans, Inc. (the "Company") and Deutsche Bank National Trust Company, as trustee (the "Trustee"):

      For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance

      1. The Assignors hereby convey, sell, grant, transfer and assign to the Assignee all of the rights, title, interest and obligations of the Assignors, as purchasers, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Master Mortgage Loan Purchase Agreement, dated as of August 30, 2006 (the "August 30 Sale Agreement"), between Barclays, as purchaser (the "Purchaser"), and the Company, as seller, that certain Master Mortgage Loan Purchase Agreement, dated as of February 26, 2007 (together with the August 30 Sale Agreement, the "Sales Agreements"), between Sutton Funding LLC, as purchaser, and the Company, as seller, the Servicing Agreement, dated as of August 30, 2006 (the "August 30 Servicing Agreement"), between the Purchaser, and the Company, as servicer, the Servicing Agreement, dated as of February 26, 2007 (together with the August 30 Servicing Agreement, the "Servicing Agreements") each as amended by Amendment Reg AB to the Master Loan Purchase and Servicing Agreement, dated as of August 30, 2006 (the August 30 Reg AB Amendment") among the Purchaser and the Company or by Amendment Reg AB to the Master Loan Purchase and Servicing Agreement, dated as of February 26, 2007 (together with the Sales Agreements and Servicing Agreement, the "Sale and Servicing Agreements"), among Sutton Funding LLC and the Company, solely insofar as the Sale and Servicing Agreements relate to the Mortgage Loans.

      From and after the date hereof, the Servicer shall service the Mortgage Loans in accordance with the Servicing Agreement as modified by this Agreement.

      The Assignors specifically reserve and do not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignors with respect to any mortgage loans subject to the Sale and Servicing Agreements that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company

      2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign its rights under the Sale and Servicing Agreements (solely to the extent set forth herein) and this Agreement to BCAP LLC Trust 2007-AA3 (the "Trust") created pursuant to a Trust Agreement, dated as of May 1, 2007 (the "Trust Agreement"), among the Assignee, Wells Fargo Bank, National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Trust Agreement, the "Trustee"). Each of the Company, the Servicer and the Trustee on behalf of the Trust hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignors insofar as they relate to the Mortgage Loans, (iii) the Trust shall have and assume all the rights, remedies and obligations available to the Assignors, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreements, including, without limitation, the enforcement of the document delivery requirements set forth in Section 2 of the Sales Agreements, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreements insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) in accordance with the Sale and Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Servicing Agreement with respect to the Mortgage Loans shall be Eligible Accounts as set forth in this Agreement.

Representations and Warranties of the Company and the Servicer

      3. Each of the Company and the Servicer warrants and represents to the Assignors, the Assignee and the Trust as of the date hereof that:

      (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

      (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreements to which it is a party. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignors and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreements, and it is solvent.

Remedies for Breach of Representations and Warranties

      4. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignors, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Subsection 3.03 of the Sales Agreements as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Amendments to Sale and Servicing Agreements for the Securitization

      5. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Servicing Agreement:

      (a) The following definitions set forth in the Servicing Agreement are amended and restated in their entirety as follows:

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of Maryland, the State of Minnesota or the State of Texas are authorized or obligated by law or executive order to be closed.

Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account at an institution acceptable to each Rating Agency. Each Eligible Account shall be a separate account.

Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations or other short-term deposits of which are rated at least "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Servicers).

Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Company, or any of their respective affiliates:

               (1) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

               (2) (A) such depository institution or trust company or its ultimate parent has a short-term uninsured debt rating in one of the two highest available rating categories of the Rating Agency and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

               (3) repurchase obligations with respect to any security described in clause (1) above and entered into with a depository institution or trust company (acting as principal) rated A or higher by the Rating Agency;

               (4) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America, the District of Columbia or any state thereof and that are rated by the Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

               (5) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) that is rated by the Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

               (6) units of money market funds, including money market funds (which may be 12b-1 funds, as contemplated by the Commission under the Investment Company Act of 1940) registered under the Investment Company Act of 1940 including funds managed or advised by the Servicer, the Company having the highest applicable rating from the Rating Agency; and

               (7) if previously confirmed in writing to the Assignee or its designee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agency in writing as a permitted investment of funds backing securities having ratings equivalent to its highest initial ratings of the senior certificates;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

Rating Agency: Any nationally recognized statistical rating agency rating the securities issued in the applicable Pass-Through Transfer.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be May 31, 2007.

      (b) The first paragraph of Section 3.04 of the Servicing Agreement is amended and restated in its entirety as follows:

Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "Countrywide in trust for BCAP LLC Trust 2007-AA3 as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) upon the request of the Purchaser.

      (c) The first paragraph of Section 3.13(c) of the Servicing Agreement is amended and restated in its entirety as follows:

Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than three (3) years after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in
Section 3.10 hereof.

      (d) The first paragraph of Section 4.02(a) of the Servicing Agreement is amended and restated in its entirety as follows:

Monthly Reports. Not later than no later than the fifteenth (15th) calendar day of each month (or if such fifteenth day is not a Business Day, the Business Day immediately preceding such fifteenth day), Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, monthly reports in form and substance reasonably acceptable to the parties ("Monthly Remittance Advice") with respect to monthly remittance advices, defaulted Mortgage Loans and realized loss calculations, respectively, attached hereto as Exhibits B and C which reports shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable; provided, however, it is understood that Countrywide shall not be obligated to report on any prepayment penalties or charges.

      (e) Exhibits B and C attached hereto, are hereby added to the Servicing Agreement as Exhibits B and C.

      (f) Sections 4.04 and 4.05 of the Servicing Agreement are hereby deleted.

      (g) Section 3.04 of the Servicing Agreement is hereby amended by adding the following paragraph to the end thereof:

      Funds in the Custodial Account shall, if invested, be invested in Permitted Investments; provided, however, that the Servicer shall be under no obligation or duty to invest (or otherwise pay interest on) amounts held in the Custodial Account. All Permitted Investments shall mature or be subject to redemption or withdrawal no later than one Business Day prior to the next succeeding Remittance Date (except that if such Permitted Investment is an obligation of the Servicer, then such Permitted Investment shall mature not later than such applicable Remittance Date). Any and all investment earnings from any such Permitted Investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time, and shall not be part of the Trust. The risk of loss of moneys required to be remitted to the Master Servicer resulting from such investments shall be borne by and be the risk of the Servicer. The Servicer shall promptly deposit the amount of any such loss in the Custodial Account, but in no event later than the related Remittance Date.

Miscellaneous

      6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee on behalf of the Trust.

      8. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which the Assignors, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignors, Assignee, the Servicer or Company, respectively, hereunder.

      9. Each of this Agreement and the Sale and Servicing Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreements (to the extent assigned hereunder) by the Assignors to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreements.

      10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      11. In the event that any provision of this Agreement conflicts with any provision of any Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

      12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreements

      13. All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of Barclays:

            Barclays Bank PLC
            200 Park Avenue, 5th Floor
            New York, New York  10166
            Attention: Jay Kim
            Telephone: (212) 412-7621
            j.kim@barcap.com

            In the case of the Depositor:

            BCAP LLC
            200 Park Avenue
            New York, New York  10166
            Attention: General Counsel
            Telephone: (212) 412-5271

            In the case of the Trustee

            for the purpose of notices:
            Deutsche Bank Trust Company Americas
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Trust Administration - BC BC0703

            for the purpose of remittance:
            Deutsche Bank Trust Company Americas
            ABA #: 021 001 033
            Acct. #: 01419663
            Acct. Name: NYLTD Funds Control-Stars West
            Ref: Trust Administration - BCAP 2007-AA3

            In the case of the Company and Servicer:

            Countrywide Home Loans, Inc.
            4500 Park Granada
            Calabasas, California 91302
            Attention: Darren Bigby

      Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by the Trustee (i) it is acknowledge and agreed to by Deutsche Bank National Trust Company in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made is intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and
(iii) Deutsche Bank National Trust Company in its individual capacity shall not be personally liable under any circumstance for the payment of any indebtedness or expenses or be personally liable for the breach of failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       COUNTRYWIDE HOME LOANS, INC.

                                       By: /s/ Monica Brudenell
                                          --------------------------------------
                                          Name: Monica Brudenell
                                          Its:  Senior Vice President

                                       COUNTRYWIDE HOME LOANS SERVICING LP

                                       By: Countrywide GP, Inc., its General
                                          Partner

                                       By: /s/ Monica Brudenell
                                          --------------------------------------
                                          Name: Monica Brudenell
                                          Its:  Senior Vice President

                                       BARCLAYS BANK PLC

                                       By: /s/ Jay Kim
                                          --------------------------------------
                                          Name: Jay Kim
                                          Its:  Managing Director

                                       BCAP LLC

                                       By: /s/ Levert Kahramas
                                          --------------------------------------
                                          Name: Levert Kahramas
                                          Its:  Vice President &
                                                Chief Financial Officer

ACKNOWLEDGED AND AGREED:

DEUTSCHE BANK NATIONAL TRUST COMPANY,
   solely as Trustee and not in its individual capacity

By: /s/ Amy Stoddard
   ----------------------------------
   Name:  Amy Stoddard
   Title: Authorized Signer

               EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                   (Delivered to Trustee on the Closing Date)

                                    EXHIBIT B

                              Standard File Layout

Column Name                 Description                                       Decimal     Format Comment                  Max Size
-----------                 -----------                                       -------     --------------                  --------
SER_INVESTOR_NBR            A value assigned by the Servicer to define a                  Text up to 10 digits                20
                            group of loans.
LOAN_NBR                    A unique identifier assigned to each loan by                  Text up to 10 digits                10
                            the investor.
SERVICER_LOAN_NBR           A unique number assigned to a loan by the                     Text up to 10 digits                10
                            Servicer.  This may be different than the
                            LOAN_NBR.
BORROWER_NAME               The borrower name as received in the file.  It                Maximum length of 30 (Last,         30
                            is not separated by first and last name.                      First)
SCHED_PAY_AMT               Scheduled monthly principal and scheduled             2       No commas(,) or dollar signs        11
                            interest payment that a borrower is expected to               ($)
                            pay, P&I constant.
NOTE_INT_RATE               The loan interest rate as reported by the             4       Max length of 6                      6
                            Servicer.
NET_INT_RATE                The loan gross interest rate less the service         4       Max length of 6                      6
                            fee rate as reported by the Servicer.
SERV_FEE_RATE               The servicer's fee rate for a loan as reported        4       Max length of 6                      6
                            by the Servicer.
SERV_FEE_AMT                The servicer's fee amount for a loan as               2       No commas(,) or dollar signs        11
                            reported by the Servicer.                                     ($)
NEW_PAY_AMT                 The new loan payment amount as reported by the        2       No commas(,) or dollar signs        11
                            Servicer.                                                     ($)
NEW_LOAN_RATE               The new loan rate as reported by the Servicer.        4       Max length of 6                      6
ARM_INDEX_RATE              The index the Servicer is using to calculate a        4       Max length of 6                      6
                            forecasted rate.
ACTL_BEG_PRIN_BAL           The borrower's actual principal balance at the        2       No commas(,) or dollar signs        11
                            beginning of the processing cycle.                            ($)
ACTL_END_PRIN_BAL           The borrower's actual principal balance at the        2       No commas(,) or dollar signs        11
                            end of the processing cycle.                                  ($)
BORR_NEXT_PAY_DUE_DATE      The date at the end of processing cycle that                  MM/DD/YYYY                          10
                            the borrower's next payment is due to the
                            Servicer, as reported by Servicer.
SERV_CURT_AMT_1             The first curtailment amount to be applied.           2       No commas(,) or dollar signs        11
                                                                                          ($)
SERV_CURT_DATE_1            The curtailment date associated with the first                MM/DD/YYYY                          10
                            curtailment amount.
CURT_ADJ_ AMT_1             The curtailment interest on the first                 2       No commas(,) or dollar signs        11
                            curtailment amount, if applicable.                            ($)
SERV_CURT_AMT_2             The second curtailment amount to be applied.          2       No commas(,) or dollar signs        11
                                                                                          ($)
SERV_CURT_DATE_2            The curtailment date associated with the second               MM/DD/YYYY                          10
                            curtailment amount.
CURT_ADJ_ AMT_2             The curtailment interest on the second                2       No commas(,) or dollar signs        11
                            curtailment amount, if applicable.                            ($)
SERV_CURT_AMT_3             The third curtailment amount to be applied.           2       No commas(,) or dollar signs        11
                                                                                          ($)
SERV_CURT_DATE_3            The curtailment date associated with the third                MM/DD/YYYY                          10
                            curtailment amount.
CURT_ADJ_AMT_3              The curtailment interest on the third                 2       No commas(,) or dollar signs        11
                            curtailment amount, if applicable.                            ($)
PIF_AMT                     The loan "paid in full" amount as reported by         2       No commas(,) or dollar signs        11
                            the Servicer.                                                 ($)
PIF_DATE                    The paid in full date as reported by the                      MM/DD/YYYY                          10
                            Servicer.
ACTION_CODE                 The standard FNMA numeric code used to indicate               Action Code Key:                     2
                            the default/delinquent status of a particular                 15=Bankruptcy,
                            loan.                                                         30=Foreclosure, , 60=PIF,
                                                                                          63=Substitution,
                                                                                          65=Repurchase,70=REO
INT_ADJ_AMT                 The amount of the interest adjustment as              2       No commas(,) or dollar signs        11
                            reported by the Servicer.                                     ($)
SOLDIER_SAILOR_ADJ_AMT      The Soldier and Sailor Adjustment amount, if          2       No commas(,) or dollar signs        11
                            applicable.                                                   ($)
NON_ADV_LOAN_AMT            The Non Recoverable Loan Amount, if applicable.       2       No commas(,) or dollar signs        11
                                                                                          ($)
LOAN_LOSS_AMT               The amount the Servicer is passing as a loss,         2       No commas(,) or dollar signs        11
                            if applicable.                                                ($)
SCHED_BEG_PRIN_BAL          The scheduled outstanding principal amount due        2       No commas(,) or dollar signs        11
                            at the beginning of the cycle date to be passed               ($)
                            through to investors.
SCHED_END_PRIN_BAL          The scheduled principal balance due to                2       No commas(,) or dollar signs        11
                            investors at the end of a processing cycle.                   ($)
SCHED_PRIN_AMT              The scheduled principal amount as reported by         2       No commas(,) or dollar signs        11
                            the Servicer for the current cycle -- only                    ($)
                            applicable for Scheduled/Scheduled Loans.
SCHED_NET_INT               The scheduled gross interest amount less the          2       No commas(,) or dollar signs        11
                            service fee amount for the current cycle as                   ($)
                            reported by the Servicer -- only applicable for
                            Scheduled/Scheduled Loans.
ACTL_PRIN_AMT               The actual principal amount collected by the          2       No commas(,) or dollar signs        11
                            Servicer for the current reporting cycle --                   ($)
                            only applicable for Actual/Actual Loans.
ACTL_NET_INT                The actual gross interest amount less the             2       No commas(,) or dollar signs        11
                            service fee amount for the current reporting                  ($)
                            cycle as reported by the Servicer -- only
                            applicable for Actual/Actual Loans.
PREPAY_PENALTY_ AMT         The penalty amount received when a borrower           2       No commas(,) or dollar signs        11
                            prepays on his loan as reported by the                        ($)
                            Servicer.
PREPAY_PENALTY_ WAIVED      The prepayment penalty amount for the loan            2       No commas(,) or dollar signs        11
                            waived by the servicer.                                       ($)

MOD_DATE                    The Effective Payment Date of the Modification                MM/DD/YYYY                          10
                            for the loan.
MOD_TYPE                    The Modification Type.                                        Varchar - value can be alpha        30
                                                                                          or numeric
DELINQ_P&I_ADVANCE_AMT      The current outstanding principal and interest        2       No commas(,) or dollar signs        11
                            advances made by Servicer.                                    ($)

            Exhibit C: Standard File Layout - Delinquency Reporting

Column/Header Name             Description                                   Decimal    Format
------------------             -----------                                   -------    ------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the
                               Servicer.  This may be different than the
                               LOAN_NBR
LOAN_NBR                       A unique identifier assigned to each loan
                               by the originator.
CLIENT_NBR                     Servicer Client Number
SERV_INVESTOR_NBR              Contains a unique number as assigned by an
                               external servicer to identify a group of
                               loans in their system.
BORROWER_FIRST_NAME            First Name of the Borrower.
BORROWER_LAST_NAME             Last name of the borrower.
PROP_ADDRESS                   Street Name and Number of Property
PROP_STATE                     The state where the  property located.
PROP_ZIP                       Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE         The date that the borrower's next payment                MM/DD/YYYY
                               is due to the servicer at the end of
                               processing cycle, as reported by Servicer.
LOAN_TYPE                      Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE          The date a particular bankruptcy claim was               MM/DD/YYYY
                               filed.
BANKRUPTCY_CHAPTER_CODE        The chapter under which the bankruptcy was
                               filed.
BANKRUPTCY_CASE_NBR            The case number assigned by the court to
                               the bankruptcy filing.
POST_PETITION_DUE_DATE         The payment due date once the bankruptcy                 MM/DD/YYYY
                               has been approved by the courts
BANKRUPTCY_DCHRG_DISM_DATE     The Date The Loan Is Removed From                        MM/DD/YYYY
                               Bankruptcy. Either by Dismissal,
                               Discharged and/or a Motion For Relief Was
                               Granted.
LOSS_MIT_APPR_DATE             The Date The Loss Mitigation Was Approved                MM/DD/YYYY
                               By The Servicer
LOSS_MIT_TYPE                  The Type Of Loss Mitigation Approved For A
                               Loan Such As;
LOSS_MIT_EST_COMP_DATE         The Date The Loss Mitigation /Plan Is                    MM/DD/YYYY
                               Scheduled To End/Close
LOSS_MIT_ACT_COMP_DATE         The Date The Loss Mitigation Is Actually                 MM/DD/YYYY
                               Completed
FRCLSR_APPROVED_DATE           The date DA Admin sends a letter to the                  MM/DD/YYYY
                               servicer with instructions to begin
                               foreclosure proceedings.
ATTORNEY_REFERRAL_DATE         Date File Was Referred To Attorney to                    MM/DD/YYYY
                               Pursue Foreclosure
FIRST_LEGAL_DATE               Notice of 1st legal filed by an Attorney                 MM/DD/YYYY
                               in a Foreclosure Action
FRCLSR_SALE_EXPECTED_DATE      The date by which a foreclosure sale is                  MM/DD/YYYY
                               expected to occur.
FRCLSR_SALE_DATE               The actual date of the foreclosure sale.                 MM/DD/YYYY
FRCLSR_SALE_AMT                The amount a property sold for at the            2       No commas(,) or dollar signs ($)
                               foreclosure sale.
EVICTION_START_DATE            The date the servicer initiates eviction                 MM/DD/YYYY
                               of the borrower.
EVICTION_COMPLETED_DATE        The date the court revokes legal                         MM/DD/YYYY
                               possession of the property from the
                               borrower.
LIST_PRICE                     The price at which an REO property is            2       No commas(,) or dollar signs ($)
                               marketed.
LIST_DATE                      The date an REO property is listed at a                  MM/DD/YYYY
                               particular price.
OFFER_AMT                      The dollar value of an offer for an REO          2       No commas(,) or dollar signs ($)
                               property.
OFFER_DATE_TIME                The date an offer is received by DA Admin                MM/DD/YYYY
                               or by the Servicer.
REO_CLOSING_DATE               The date the REO sale of the property is                 MM/DD/YYYY
                               scheduled to close.
REO_ACTUAL_CLOSING_DATE        Actual Date Of REO Sale                                  MM/DD/YYYY
OCCUPANT_CODE                  Classification of how the property is
                               occupied.
PROP_CONDITION_CODE            A code that indicates the condition of the
                               property.
PROP_INSPECTION_DATE           The date a  property inspection is                       MM/DD/YYYY
                               performed.
APPRAISAL_DATE                 The date the appraisal was done.                         MM/DD/YYYY
CURR_PROP_VAL                   The current "as is" value of the property       2
                               based on brokers price opinion or
                               appraisal.
REPAIRED_PROP_VAL              The amount the property would be worth if        2
                               repairs are completed pursuant to a
                               broker's price opinion or appraisal.
If applicable:
DELINQ_STATUS_CODE             FNMA Code Describing Status of Loan
DELINQ_REASON_CODE             The circumstances which caused a borrower
                               to stop paying on a loan.   Code indicates
                               the reason why the loan is in default for
                               this cycle.
MI_CLAIM_FILED_DATE            Date Mortgage Insurance Claim Was Filed                  MM/DD/YYYY
                               With Mortgage Insurance Company.
MI_CLAIM_AMT                   Amount of Mortgage Insurance Claim Filed                 No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE             Date Mortgage Insurance Company Disbursed                MM/DD/YYYY
                               Claim Payment
MI_CLAIM_AMT_PAID              Amount Mortgage Insurance Company Paid On        2       No commas(,) or dollar signs ($)
                               Claim
POOL_CLAIM_FILED_DATE          Date Claim Was Filed With Pool Insurance                 MM/DD/YYYY
                               Company
POOL_CLAIM_AMT                 Amount of Claim Filed With Pool Insurance        2       No commas(,) or dollar signs ($)
                               Company
POOL_CLAIM_PAID_DATE           Date Claim Was Settled and The Check Was                 MM/DD/YYYY
                               Issued By The Pool Insurer
POOL_CLAIM_AMT_PAID            Amount Paid On Claim By Pool Insurance           2       No commas(,) or dollar signs ($)
                               Company
FHA_PART_A_CLAIM_FILED_DATE    Date FHA Part A Claim Was Filed With HUD                 MM/DD/YYYY
FHA_PART_A_CLAIM_AMT           Amount of FHA Part A Claim Filed                 2       No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE     Date HUD Disbursed Part A Claim Payment                  MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT      Amount HUD Paid on Part A Claim                  2       No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE    Date FHA Part B Claim Was Filed With HUD                 MM/DD/YYYY
FHA_PART_B_CLAIM_AMT           Amount of FHA Part B Claim Filed                 2       No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE     Date HUD Disbursed Part B Claim Payment                  MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT      Amount HUD Paid on Part B Claim                  2       No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE            Date VA Claim Was Filed With the Veterans                MM/DD/YYYY
                               Admin
VA_CLAIM_PAID_DATE             Date Veterans Admin. Disbursed VA Claim                  MM/DD/YYYY
                               Payment
VA_CLAIM_PAID_AMT              Amount Veterans Admin. Paid on VA Claim          2       No commas(,) or dollar signs ($)

                      ASSIGNMENT AND RECOGNITION AGREEMENT

      THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated May 31, 2007 (the "Agreement"), among Barclays Bank PLC ("Barclays"), Sutton Funding LLC (together with Barclays, the "Assignors"), BCAP LLC ("Assignee"), Countrywide Home Loans Servicing LP (the "Servicer"), Countrywide Home Loans, Inc. (the "Company") and Deutsche Bank National Trust Company, as trustee (the "Trustee"):

      For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance

      1. The Assignors hereby convey, sell, grant, transfer and assign to the Assignee all of the rights, title, interest and obligations of the Assignors, as purchasers, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Master Mortgage Loan Purchase Agreement, dated as of August 30, 2006 (the "August 30 Sale Agreement"), between Barclays, as purchaser (the "Purchaser"), and the Company, as seller, that certain Master Mortgage Loan Purchase Agreement, dated as of February 26, 2007 (together with the August 30 Sale Agreement, the "Sales Agreements"), between Sutton Funding LLC, as purchaser, and the Company, as seller, the Servicing Agreement, dated as of August 30, 2006 (the "August 30 Servicing Agreement"), between the Purchaser, and the Company, as servicer, the Servicing Agreement, dated as of February 26, 2007 (together with the August 30 Servicing Agreement, the "Servicing Agreements") each as amended by Amendment Reg AB to the Master Loan Purchase and Servicing Agreement, dated as of August 30, 2006 (the August 30 Reg AB Amendment") among the Purchaser and the Company or by Amendment Reg AB to the Master Loan Purchase and Servicing Agreement, dated as of February 26, 2007 (together with the Sales Agreements and Servicing Agreement, the "Sale and Servicing Agreements"), among Sutton Funding LLC and the Company, solely insofar as the Sale and Servicing Agreements relate to the Mortgage Loans.

      From and after the date hereof, the Servicer shall service the Mortgage Loans in accordance with the Servicing Agreement as modified by this Agreement.

      The Assignors specifically reserve and do not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignors with respect to any mortgage loans subject to the Sale and Servicing Agreements that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company

      2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign its rights under the Sale and Servicing Agreements (solely to the extent set forth herein) and this Agreement to BCAP LLC Trust 2007-AA3 (the "Trust") created pursuant to a Trust Agreement, dated as of May 1, 2007 (the "Trust Agreement"), among the Assignee, Wells Fargo Bank, National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Trust Agreement, the "Trustee"). Each of the Company, the Servicer and the Trustee on behalf of the Trust hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignors insofar as they relate to the Mortgage Loans, (iii) the Trust shall have and assume all the rights, remedies and obligations available to the Assignors, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreements, including, without limitation, the enforcement of the document delivery requirements set forth in Section 2 of the Sales Agreements, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreements insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) in accordance with the Sale and Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Servicing Agreement with respect to the Mortgage Loans shall be Eligible Accounts as set forth in this Agreement.

Representations and Warranties of the Company and the Servicer

      3. Each of the Company and the Servicer warrants and represents to the Assignors, the Assignee and the Trust as of the date hereof that:

      (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

      (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreements to which it is a party. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignors and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreements, and it is solvent.

Remedies for Breach of Representations and Warranties

      4. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignors, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Subsection 3.03 of the Sales Agreements as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Amendments to Sale and Servicing Agreements for the Securitization

      5. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Servicing Agreement:

      (a) The following definitions set forth in the Servicing Agreement are amended and restated in their entirety as follows:

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of Maryland, the State of Minnesota or the State of Texas are authorized or obligated by law or executive order to be closed.

Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account at an institution acceptable to each Rating Agency. Each Eligible Account shall be a separate account.

Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations or other short-term deposits of which are rated at least "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Servicers).

Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Company, or any of their respective affiliates:

               (1) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

               (2) (A) such depository institution or trust company or its ultimate parent has a short-term uninsured debt rating in one of the two highest available rating categories of the Rating Agency and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

               (3) repurchase obligations with respect to any security described in clause (1) above and entered into with a depository institution or trust company (acting as principal) rated A or higher by the Rating Agency;

               (4) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America, the District of Columbia or any state thereof and that are rated by the Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

               (5) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) that is rated by the Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

               (6) units of money market funds, including money market funds (which may be 12b-1 funds, as contemplated by the Commission under the Investment Company Act of 1940) registered under the Investment Company Act of 1940 including funds managed or advised by the Servicer, the Company having the highest applicable rating from the Rating Agency; and

               (7) if previously confirmed in writing to the Assignee or its designee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agency in writing as a permitted investment of funds backing securities having ratings equivalent to its highest initial ratings of the senior certificates;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

Rating Agency: Any nationally recognized statistical rating agency rating the securities issued in the applicable Pass-Through Transfer.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be May 31, 2007.

      (b) The first paragraph of Section 3.04 of the Servicing Agreement is amended and restated in its entirety as follows:

Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "Countrywide in trust for BCAP LLC Trust 2007-AA3 as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) upon the request of the Purchaser.

      (c) The first paragraph of Section 3.13(c) of the Servicing Agreement is amended and restated in its entirety as follows:

Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than three (3) years after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in
Section 3.10 hereof.

      (d) The first paragraph of Section 4.02(a) of the Servicing Agreement is amended and restated in its entirety as follows:

Monthly Reports. Not later than no later than the fifteenth (15th) calendar day of each month (or if such fifteenth day is not a Business Day, the Business Day immediately preceding such fifteenth day), Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, monthly reports in form and substance reasonably acceptable to the parties ("Monthly Remittance Advice") with respect to monthly remittance advices, defaulted Mortgage Loans and realized loss calculations, respectively, attached hereto as Exhibits B and C which reports shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable; provided, however, it is understood that Countrywide shall not be obligated to report on any prepayment penalties or charges.

      (e) Exhibits B and C attached hereto, are hereby added to the Servicing Agreement as Exhibits B and C.

      (f) Sections 4.04 and 4.05 of the Servicing Agreement are hereby deleted.

      (g) Section 3.04 of the Servicing Agreement is hereby amended by adding the following paragraph to the end thereof:

      Funds in the Custodial Account shall, if invested, be invested in Permitted Investments; provided, however, that the Servicer shall be under no obligation or duty to invest (or otherwise pay interest on) amounts held in the Custodial Account. All Permitted Investments shall mature or be subject to redemption or withdrawal no later than one Business Day prior to the next succeeding Remittance Date (except that if such Permitted Investment is an obligation of the Servicer, then such Permitted Investment shall mature not later than such applicable Remittance Date). Any and all investment earnings from any such Permitted Investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time, and shall not be part of the Trust. The risk of loss of moneys required to be remitted to the Master Servicer resulting from such investments shall be borne by and be the risk of the Servicer. The Servicer shall promptly deposit the amount of any such loss in the Custodial Account, but in no event later than the related Remittance Date.

Miscellaneous

      6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee on behalf of the Trust.

      8. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which the Assignors, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignors, Assignee, the Servicer or Company, respectively, hereunder.

      9. Each of this Agreement and the Sale and Servicing Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreements (to the extent assigned hereunder) by the Assignors to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreements.

      10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      11. In the event that any provision of this Agreement conflicts with any provision of any Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

      12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreements

      13. All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of Barclays:

            Barclays Bank PLC
            200 Park Avenue, 5th Floor
            New York, New York  10166
            Attention: Jay Kim
            Telephone: (212) 412-7621
            j.kim@barcap.com

            In the case of the Depositor:

            BCAP LLC
            200 Park Avenue
            New York, New York  10166
            Attention: General Counsel
            Telephone: (212) 412-5271

            In the case of the Trustee

            for the purpose of notices:
            Deutsche Bank Trust Company Americas
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Trust Administration - BC BC0703

            for the purpose of remittance:
            Deutsche Bank Trust Company Americas
            ABA #: 021 001 033
            Acct. #: 01419663
            Acct. Name: NYLTD Funds Control-Stars West
            Ref: Trust Administration - BCAP 2007-AA3

            In the case of the Company and Servicer:

            Countrywide Home Loans, Inc.
            4500 Park Granada
            Calabasas, California 91302
            Attention: Darren Bigby

      Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by the Trustee (i) it is acknowledge and agreed to by Deutsche Bank National Trust Company in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made is intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and
(iii) Deutsche Bank National Trust Company in its individual capacity shall not be personally liable under any circumstance for the payment of any indebtedness or expenses or be personally liable for the breach of failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       COUNTRYWIDE HOME LOANS, INC.

                                       By: /s/ Monica Brudenell
                                          --------------------------------------
                                          Name: Monica Brudenell
                                          Its:

                                       COUNTRYWIDE HOME LOANS SERVICING LP

                                       By: Countrywide GP, Inc., its General
                                          Partner

                                       By: /s/ Monica Brudenell
                                          --------------------------------------
                                          Name: Monica Brudenell
                                          Its:  Senior Vice President

                                       BARCLAYS BANK PLC

                                       By: /s/ Levert Kahraman
                                          --------------------------------------
                                          Name: Levert Kahraman
                                          Its:  Vice President &
                                                Chief Financial Officer

                                       SUTTON FUNDING LLC

                                       By: /s/ Janette Lieu
                                          --------------------------------------
                                          Name:  Janette Lieu
                                          Title: Director

ACKNOWLEDGED AND AGREED:

DEUTSCHE BANK NATIONAL TRUST COMPANY,
   solely as Trustee and not in its individual capacity

By: /s/ Amy Stoddard
   ----------------------------------
   Name:  Amy Stoddard
   Title: Authorized Signer

               EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                   (Delivered to Trustee on the Closing Date)

                                    EXHIBIT B

                              Standard File Layout

Column Name                 Description                                       Decimal     Format Comment                  Max Size
-----------                 -----------                                       -------     --------------                  --------
SER_INVESTOR_NBR            A value assigned by the Servicer to define a                  Text up to 10 digits                20
                            group of loans.
LOAN_NBR                    A unique identifier assigned to each loan by                  Text up to 10 digits                10
                            the investor.
SERVICER_LOAN_NBR           A unique number assigned to a loan by the                     Text up to 10 digits                10
                            Servicer.  This may be different than the
                            LOAN_NBR.
BORROWER_NAME               The borrower name as received in the file.  It                Maximum length of 30 (Last,         30
                            is not separated by first and last name.                      First)
SCHED_PAY_AMT               Scheduled monthly principal and scheduled             2       No commas(,) or dollar signs        11
                            interest payment that a borrower is expected to               ($)
                            pay, P&I constant.
NOTE_INT_RATE               The loan interest rate as reported by the             4       Max length of 6                      6
                            Servicer.
NET_INT_RATE                The loan gross interest rate less the service         4       Max length of 6                      6
                            fee rate as reported by the Servicer.
SERV_FEE_RATE               The servicer's fee rate for a loan as reported        4       Max length of 6                      6
                            by the Servicer.
SERV_FEE_AMT                The servicer's fee amount for a loan as               2       No commas(,) or dollar signs        11
                            reported by the Servicer.                                     ($)
NEW_PAY_AMT                 The new loan payment amount as reported by the        2       No commas(,) or dollar signs        11
                            Servicer.                                                     ($)
NEW_LOAN_RATE               The new loan rate as reported by the Servicer.        4       Max length of 6                      6
ARM_INDEX_RATE              The index the Servicer is using to calculate a        4       Max length of 6                      6
                            forecasted rate.
ACTL_BEG_PRIN_BAL           The borrower's actual principal balance at the        2       No commas(,) or dollar signs        11
                            beginning of the processing cycle.                            ($)
ACTL_END_PRIN_BAL           The borrower's actual principal balance at the        2       No commas(,) or dollar signs        11
                            end of the processing cycle.                                  ($)
BORR_NEXT_PAY_DUE_DATE      The date at the end of processing cycle that                  MM/DD/YYYY                          10
                            the borrower's next payment is due to the
                            Servicer, as reported by Servicer.
SERV_CURT_AMT_1             The first curtailment amount to be applied.           2       No commas(,) or dollar signs        11
                                                                                          ($)
SERV_CURT_DATE_1            The curtailment date associated with the first                MM/DD/YYYY                          10
                            curtailment amount.
CURT_ADJ_ AMT_1             The curtailment interest on the first                 2       No commas(,) or dollar signs        11
                            curtailment amount, if applicable.                            ($)
SERV_CURT_AMT_2             The second curtailment amount to be applied.          2       No commas(,) or dollar signs        11
                                                                                          ($)
SERV_CURT_DATE_2            The curtailment date associated with the second               MM/DD/YYYY                          10
                            curtailment amount.
CURT_ADJ_ AMT_2             The curtailment interest on the second                2       No commas(,) or dollar signs        11
                            curtailment amount, if applicable.                            ($)
SERV_CURT_AMT_3             The third curtailment amount to be applied.           2       No commas(,) or dollar signs        11
                                                                                          ($)
SERV_CURT_DATE_3            The curtailment date associated with the third                MM/DD/YYYY                          10
                            curtailment amount.
CURT_ADJ_AMT_3              The curtailment interest on the third                 2       No commas(,) or dollar signs        11
                            curtailment amount, if applicable.                            ($)
PIF_AMT                     The loan "paid in full" amount as reported by         2       No commas(,) or dollar signs        11
                            the Servicer.                                                 ($)
PIF_DATE                    The paid in full date as reported by the                      MM/DD/YYYY                          10
                            Servicer.
ACTION_CODE                 The standard FNMA numeric code used to indicate               Action Code Key:                     2
                            the default/delinquent status of a particular                 15=Bankruptcy,
                            loan.                                                         30=Foreclosure, , 60=PIF,
                                                                                          63=Substitution,
                                                                                          65=Repurchase,70=REO
INT_ADJ_AMT                 The amount of the interest adjustment as              2       No commas(,) or dollar signs        11
                            reported by the Servicer.                                     ($)
SOLDIER_SAILOR_ADJ_AMT      The Soldier and Sailor Adjustment amount, if          2       No commas(,) or dollar signs        11
                            applicable.                                                   ($)
NON_ADV_LOAN_AMT            The Non Recoverable Loan Amount, if applicable.       2       No commas(,) or dollar signs        11
                                                                                          ($)
LOAN_LOSS_AMT               The amount the Servicer is passing as a loss,         2       No commas(,) or dollar signs        11
                            if applicable.                                                ($)
SCHED_BEG_PRIN_BAL          The scheduled outstanding principal amount due        2       No commas(,) or dollar signs        11
                            at the beginning of the cycle date to be passed               ($)
                            through to investors.
SCHED_END_PRIN_BAL          The scheduled principal balance due to                2       No commas(,) or dollar signs        11
                            investors at the end of a processing cycle.                   ($)
SCHED_PRIN_AMT              The scheduled principal amount as reported by         2       No commas(,) or dollar signs        11
                            the Servicer for the current cycle -- only                    ($)
                            applicable for Scheduled/Scheduled Loans.
SCHED_NET_INT               The scheduled gross interest amount less the          2       No commas(,) or dollar signs        11
                            service fee amount for the current cycle as                   ($)
                            reported by the Servicer -- only applicable for
                            Scheduled/Scheduled Loans.
ACTL_PRIN_AMT               The actual principal amount collected by the          2       No commas(,) or dollar signs        11
                            Servicer for the current reporting cycle --                   ($)
                            only applicable for Actual/Actual Loans.
ACTL_NET_INT                The actual gross interest amount less the             2       No commas(,) or dollar signs        11
                            service fee amount for the current reporting                  ($)
                            cycle as reported by the Servicer -- only
                            applicable for Actual/Actual Loans.
PREPAY_PENALTY_ AMT         The penalty amount received when a borrower           2       No commas(,) or dollar signs        11
                            prepays on his loan as reported by the                        ($)
                            Servicer.
PREPAY_PENALTY_ WAIVED      The prepayment penalty amount for the loan            2       No commas(,) or dollar signs        11
                            waived by the servicer.                                       ($)

MOD_DATE                    The Effective Payment Date of the Modification                MM/DD/YYYY                          10
                            for the loan.
MOD_TYPE                    The Modification Type.                                        Varchar - value can be alpha        30
                                                                                          or numeric
DELINQ_P&I_ADVANCE_AMT      The current outstanding principal and interest        2       No commas(,) or dollar signs        11
                            advances made by Servicer.                                    ($)

            Exhibit C: Standard File Layout - Delinquency Reporting

Column/Header Name             Description                                   Decimal    Format
------------------             -----------                                   -------    ------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the
                               Servicer.  This may be different than the
                               LOAN_NBR
LOAN_NBR                       A unique identifier assigned to each loan
                               by the originator.
CLIENT_NBR                     Servicer Client Number
SERV_INVESTOR_NBR              Contains a unique number as assigned by an
                               external servicer to identify a group of
                               loans in their system.
BORROWER_FIRST_NAME            First Name of the Borrower.
BORROWER_LAST_NAME             Last name of the borrower.
PROP_ADDRESS                   Street Name and Number of Property
PROP_STATE                     The state where the  property located.
PROP_ZIP                       Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE         The date that the borrower's next payment                MM/DD/YYYY
                               is due to the servicer at the end of
                               processing cycle, as reported by Servicer.
LOAN_TYPE                      Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE          The date a particular bankruptcy claim was               MM/DD/YYYY
                               filed.
BANKRUPTCY_CHAPTER_CODE        The chapter under which the bankruptcy was
                               filed.
BANKRUPTCY_CASE_NBR            The case number assigned by the court to
                               the bankruptcy filing.
POST_PETITION_DUE_DATE         The payment due date once the bankruptcy                 MM/DD/YYYY
                               has been approved by the courts
BANKRUPTCY_DCHRG_DISM_DATE     The Date The Loan Is Removed From                        MM/DD/YYYY
                               Bankruptcy. Either by Dismissal,
                               Discharged and/or a Motion For Relief Was
                               Granted.
LOSS_MIT_APPR_DATE             The Date The Loss Mitigation Was Approved                MM/DD/YYYY
                               By The Servicer
LOSS_MIT_TYPE                  The Type Of Loss Mitigation Approved For A
                               Loan Such As;
LOSS_MIT_EST_COMP_DATE         The Date The Loss Mitigation /Plan Is                    MM/DD/YYYY
                               Scheduled To End/Close
LOSS_MIT_ACT_COMP_DATE         The Date The Loss Mitigation Is Actually                 MM/DD/YYYY
                               Completed
FRCLSR_APPROVED_DATE           The date DA Admin sends a letter to the                  MM/DD/YYYY
                               servicer with instructions to begin
                               foreclosure proceedings.
ATTORNEY_REFERRAL_DATE         Date File Was Referred To Attorney to                    MM/DD/YYYY
                               Pursue Foreclosure
FIRST_LEGAL_DATE               Notice of 1st legal filed by an Attorney                 MM/DD/YYYY
                               in a Foreclosure Action
FRCLSR_SALE_EXPECTED_DATE      The date by which a foreclosure sale is                  MM/DD/YYYY
                               expected to occur.
FRCLSR_SALE_DATE               The actual date of the foreclosure sale.                 MM/DD/YYYY
FRCLSR_SALE_AMT                The amount a property sold for at the            2       No commas(,) or dollar signs ($)
                               foreclosure sale.
EVICTION_START_DATE            The date the servicer initiates eviction                 MM/DD/YYYY
                               of the borrower.
EVICTION_COMPLETED_DATE        The date the court revokes legal                         MM/DD/YYYY
                               possession of the property from the
                               borrower.
LIST_PRICE                     The price at which an REO property is            2       No commas(,) or dollar signs ($)
                               marketed.
LIST_DATE                      The date an REO property is listed at a                  MM/DD/YYYY
                               particular price.
OFFER_AMT                      The dollar value of an offer for an REO          2       No commas(,) or dollar signs ($)
                               property.
OFFER_DATE_TIME                The date an offer is received by DA Admin                MM/DD/YYYY
                               or by the Servicer.
REO_CLOSING_DATE               The date the REO sale of the property is                 MM/DD/YYYY
                               scheduled to close.
REO_ACTUAL_CLOSING_DATE        Actual Date Of REO Sale                                  MM/DD/YYYY
OCCUPANT_CODE                  Classification of how the property is
                               occupied.
PROP_CONDITION_CODE            A code that indicates the condition of the
                               property.
PROP_INSPECTION_DATE           The date a  property inspection is                       MM/DD/YYYY
                               performed.
APPRAISAL_DATE                 The date the appraisal was done.                         MM/DD/YYYY
CURR_PROP_VAL                   The current "as is" value of the property       2
                               based on brokers price opinion or
                               appraisal.
REPAIRED_PROP_VAL              The amount the property would be worth if        2
                               repairs are completed pursuant to a
                               broker's price opinion or appraisal.
If applicable:
DELINQ_STATUS_CODE             FNMA Code Describing Status of Loan
DELINQ_REASON_CODE             The circumstances which caused a borrower
                               to stop paying on a loan.   Code indicates
                               the reason why the loan is in default for
                               this cycle.
MI_CLAIM_FILED_DATE            Date Mortgage Insurance Claim Was Filed                  MM/DD/YYYY
                               With Mortgage Insurance Company.
MI_CLAIM_AMT                   Amount of Mortgage Insurance Claim Filed                 No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE             Date Mortgage Insurance Company Disbursed                MM/DD/YYYY
                               Claim Payment
MI_CLAIM_AMT_PAID              Amount Mortgage Insurance Company Paid On        2       No commas(,) or dollar signs ($)
                               Claim
POOL_CLAIM_FILED_DATE          Date Claim Was Filed With Pool Insurance                 MM/DD/YYYY
                               Company
POOL_CLAIM_AMT                 Amount of Claim Filed With Pool Insurance        2       No commas(,) or dollar signs ($)
                               Company
POOL_CLAIM_PAID_DATE           Date Claim Was Settled and The Check Was                 MM/DD/YYYY
                               Issued By The Pool Insurer
POOL_CLAIM_AMT_PAID            Amount Paid On Claim By Pool Insurance           2       No commas(,) or dollar signs ($)
                               Company
FHA_PART_A_CLAIM_FILED_DATE    Date FHA Part A Claim Was Filed With HUD                 MM/DD/YYYY
FHA_PART_A_CLAIM_AMT           Amount of FHA Part A Claim Filed                 2       No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE     Date HUD Disbursed Part A Claim Payment                  MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT      Amount HUD Paid on Part A Claim                  2       No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE    Date FHA Part B Claim Was Filed With HUD                 MM/DD/YYYY
FHA_PART_B_CLAIM_AMT           Amount of FHA Part B Claim Filed                 2       No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE     Date HUD Disbursed Part B Claim Payment                  MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT      Amount HUD Paid on Part B Claim                  2       No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE            Date VA Claim Was Filed With the Veterans                MM/DD/YYYY
                               Admin
VA_CLAIM_PAID_DATE             Date Veterans Admin. Disbursed VA Claim                  MM/DD/YYYY
                               Payment
VA_CLAIM_PAID_AMT              Amount Veterans Admin. Paid on VA Claim          2       No commas(,) or dollar signs ($)

                                   EXHIBIT P-1
                       GROUP I INTEREST RATE CAP AGREEMENT
[BARCLAY'S LOGO]

                                                Barclays Bank PLC
                                                5 The North Colonnade
                                                Canary Wharf
                                                London E14 4BB
                                                Tel +44 (0)20 7623 2323

DATE:                   May 31, 2007

TO:                     BCAP LLC Trust 2007-AA3 (the "Trust"), Mortgage
                        Pass-Through Certificates, Series 2007-AA3, Group I
                        Offered Certificates
                        Deutsche Bank National Trust Company, not
                        individually, but solely as Trustee
                        1761 East St. Andrew Place
                        Santa Ana, California 92705
ATTENTION:              Trust Administration - BC0703
TELEPHONE:              714-247-6000
FACSIMILE:              714-656-2622

FROM:                   Barclays Bank PLC

SUBJECT:                Fixed Income Derivatives Confirmation

REFERENCE NUMBER:       1765735B/1775632B (Class I-A-1B Certificates)

The purpose of this long-form confirmation ("Confirmation") is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between Barclays Bank PLC ("Party A") and Deutsche Bank National Trust Company, not individually, but solely as trustee (the "Trustee") on behalf of the trust with respect to the BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3, Group I Offered Certificates ("Party B") created under the Trust Agreement, dated as of May 1, 2007, among BCAP LLC, as Depositor, Deutsche Bank National Trust Company, as Trustee, and Wells Fargo Bank, National Association, as Custodian, (the "Base Agreement"). This Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation constitutes a "Confirmation" and also constitutes a "Schedule" as referred to in the ISDA Master Agreement, and Paragraph 13 of a Credit Support Annex to the Schedule.

1. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the "ISDA Master Agreement"), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the "Credit Support Annex"). For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement. In the event of any inconsistency among any of the following documents, the relevant document first listed shall govern: (i) this Confirmation, exclusive of the provisions set forth in
      Item 3 hereof and Annex A hereto; (ii) the provisions set forth in Item 3 hereof, which are incorporated by reference into the Schedule; (iii) the Credit Support Annex; (iv) the Definitions; and (v) the ISDA Master Agreement.

      Each reference herein to a "Section" (unless specifically referencing the Base Agreement) or to a "Section of this Agreement" will be construed as a reference to a Section of the ISDA Master Agreement; each reference herein to a "Part" will be construed as a reference to the provisions herein deemed incorporated in a Schedule to the ISDA Master Agreement; each reference herein to a "Paragraph" will be construed as a reference to a Paragraph of the Credit Support Annex.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

      Notional Amount:              In respect of the initial Calculation
                                    Period, USD 261,173,000, and in respect
                                    of each Calculation Period thereafter,
                                    the Class Certificate Balance of the
                                    Class I-A-1B Certificates on the
                                    Distribution Date falling on the first
                                    day of such Calculation Period after
                                    giving effect to distributions on such
                                    Distribution Date.

      Trade Date:                   May 31, 2007

      Effective Date:               May 31, 2007

      Termination Date:             The earlier of (a) the Distribution Date
                                    on which the Class Certificate Balance
                                    of the Class I-A-1B Certificates has
                                    been reduced to zero and (b) the
                                    Distribution Date in April 2037.

      Payment Dates:                Early Payment shall be applicable. For
                                    each Calculation Period, the Payment
                                    Date shall be the first Business Day
                                    prior to the related Period End Date.

      Period End Dates:             The 25th calendar day of each month during
                                    the Term of this Transaction, commencing
                                    June 25, 2007, subject to adjustment in
                                    accordance with the Business Day Convention.

      Floating Rate Day
      Count Fraction:               Actual/360

      Floating Amounts I:

            Floating Rate I Payer:  Party A

            Floating Rate Option:   USD-LIBOR-BBA

            Spread: 0.210% per annum in respect of each Calculation Period with a Payment Date falling in the period from and including the Effective Date to and including the Group I Optional Termination Date, and 0.420% per annum in respect of each Calculation Period (if any) with a Payment Date falling in the period from but excluding the Group I Optional Termination Date to but excluding the Termination Date.

            Designated Maturity:    One month

            Reset Dates:            The first day of each Calculation Period

      Floating Amounts II:

            Floating Rate II Payer: Party B

            Floating Amounts II:    In respect of each Calculation Period,
                                    the sum of:

                                    (a) the product of (i) the Fee Rate, (ii) the Notional Amount, and (iii) the Floating Rate Day Count Fraction,

                                    (b) the product of (i) the Pass-Through
                                    Rate, (ii) the Notional Amount, and (iii) the Floating Rate Day Count Fraction; and

                                    (c) the amount of Group I Basis Risk Carry
                                    Forward Amounts payable to Party A in
                                    respect of the Distribution Date
                                    corresponding to the related Payment Date pursuant to the Base Agreement.

            Fee Rate:               0.070% per annum in respect of each
                                    Calculation Period with a Payment Date
                                    falling in the period from and including the Effective Date to and including the Group I Optional Termination Date, and
                                    0.140% per annum in respect of each
                                    Calculation Period (if any) with a
                                    Payment Date falling in the period from
                                    but excluding the Group I Optional
                                    Termination Date to but excluding the
                                    Termination Date.

            Pass-Through Rate:      The Pass-Through Rate in respect of a
                                    Calculation Period is the lesser of:

                                    (1) LIBOR (as defined in the Base Agreement) for the Distribution Date corresponding to the related Payment Date plus (A) in respect of each Calculation Period with a Payment Date falling in the period from and including the Effective Date to and including the Group I Optional Termination Date, 0.210% per annum or (B) in respect of each Calculation Period (if any) with a Payment Date falling in the period from but excluding the Group I Optional Termination Date to but excluding the Termination Date, 0.420% per annum, and

                                    (2) the Group I WAC Cap for the Class I-A-1B
                                    Certificates.

      Compounding:                  Inapplicable

      Business Days:                New York

      Business Day Convention:      Modified Following

      Calculation Agent:            Party A

      Account Details and Settlement Information:

            Payments to Party A:    Correspondent: BARCLAYS BANK PLC NEW YORK
                                    FEED: 026002574
                                    Beneficiary: BARCLAYS SWAPS
                                    Beneficiary Account: 050-01922-8

            Payments to Party B:    Deutsche Bank National Trust Company
                                    ABA #: 021 001 033
                                    Acct #: 01419663
                                    Acct. Name: NYLTD Funds Control - Stars West
                                    Ref: Trust Administration - BCAP 2007-AA3

3.    Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.     Termination Provisions.

For the purposes of this Agreement:-

(a)   "Specified Entity" will not apply to Party A or Party B for any purpose.

(b) "Specified Transaction" will not apply to Party A or Party B for any purpose.

(c)   Events of Default.

      The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

      (i) The "Failure to Pay or Deliver" provisions of Section 5(a)(i) will apply to Party A and will apply to Party B.

      (ii) The "Breach of Agreement" provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(ii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(ii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iii) The "Credit Support Default" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in
            Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iv) The "Misrepresentation" provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

      (v) The "Default under Specified Transaction" provisions of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

      (vi) The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

            "Specified Indebtedness" will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A's banking business.

            "Threshold Amount" means with respect to Party A an amount equal to 3% of Party A's shareholders' equity (on a consolidated basis) determined in accordance with generally accepted accounting principles in Party A's jurisdiction of incorporation or organization as at the end of Party A's most recently completed fiscal year.

      (vii) The "Bankruptcy" provisions of Section 5(a)(vii) will apply to Party A and Party B; provided that clauses (2), (7) and (9) thereof shall not apply to Party B; provided further that clause (4) thereof shall not apply to Party B with respect to proceedings or petitions instituted or presented by Party A or any Affiliate of Party A; provided further that clause (6) shall not apply to Party B to the extent that it refers to (i) any appointment that is effected by or contemplated in connection with the Base Agreement (as defined above) or (ii) any appointment to which Party B has not become subject; and provided further that clause (8) shall not apply to Party B to the extent that clause (8) relates to clauses of Section 5(a)(vii) that are not applicable to Party B.

      (viii) The "Merger Without Assumption" provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)   Termination Events.

      The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to "Illegality" the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with
      Section 6 of this Agreement.

      (i) The "Illegality" provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

      (ii) The "Tax Event" provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B.

      (iii) The "Tax Event Upon Merger" provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

      (iv) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e) The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)   Payments on Early Termination. For the purpose of Section 6(e) of this
      Agreement:

      (i) If an Early Termination Date occurs (other than an Early Termination Date described in Part 1(f)(ii) below), no amounts will be payable by either party in respect of such Early Termination Date other than any Unpaid Amounts.

      (ii) If an Early Termination Date occurs due to a Derivative Provider Trigger Event and a Settlement Amount (calculated as provided below) would be payable by Party A to Party B, Market Quotation and the Second Method will apply, modified as follows:

            (A) The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

                  "Market Quotation" means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

            (B) The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

                  "Settlement Amount" means, with respect to any Early Termination Date, an amount equal to:

                  (a) If a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the day falling ten Local Business Days after the day on which the Early Termination Date is designated, or such later day as Party B may specify in writing to Party A, but in either case no later than one Local Business Day prior to the Early Termination Date (such day, the "Latest Settlement Amount Determination Day"), the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

                  (b) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value); or

                  (c) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement remains capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B's Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

            (C) Party A may obtain Market Quotations, and if Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

            (D) If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

                  "(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with
                  Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted-off against any amount payable by Party B under the immediately preceding clause (I)."

            (E) At any time on or before the Latest Settlement Amount Determination Day at which two or more Market Quotations from Approved Replacements remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value).

(g)   "Termination Currency" means USD.

(h) Additional Termination Events. Additional Termination Events will apply as provided in Part 5(c).

Part 2. Tax Matters.

(a)   Tax Representations.

      (i)   Payer Representations. For the purpose of Section 3(e) of this
            Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

      (ii) Payee Representations. For the purpose of Section 3(f) of this
      Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

(b)   Tax Provisions.

      (i) Indemnifiable Tax. Notwithstanding the definition of "Indemnifiable Tax" in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes unless (i) such Taxes are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14). In relation to payments by Party B, no Tax shall be an Indemnifiable Tax, unless the Tax is due to a Change in Tax Law and otherwise satisfies the definition of Indemnifiable Tax provided in Section 14.

Part 3. Agreement to Deliver Documents.

(a) For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to   Form/Document/                                Date by which to
deliver document    Certificate                                   be delivered
Party A             Any form or document required or reasonably   Promptly upon reasonable demand by Party B.
                    requested to allow Party B to make payments
                    under the Agreement without any deduction or
                    withholding for or on account of any Tax, or
                    with such deduction or withholding at a
                    reduced rate.
Party B             (i) A correct, complete and duly executed     In each case (i) upon entering into this
                    IRS Form W-9 (or any successor thereto) of    Agreement, (ii) in the case of a W-8ECI,
                    the Trust that eliminates U.S. federal        W-8IMY, and W-8BEN that does not include a
                    withholding and backup withholding tax on     U.S. taxpayer identification number in
                    payments under this Agreement, (ii) if        line 6, before December 31 of each third
                    requested by Party A, a correct, complete     succeeding calendar year, (iii) promptly
                    and executed Form W-8IMY of the Trust, and    upon reasonable demand by Party A, and
                    (iii) a complete and executed IRS Form W-9,   (iv) promptly upon actual knowledge that
                    W-8BEN, W-8ECI, or W-8IMY (with attachments)  any such Form previously provided by Party
                    (as appropriate) from each Certificateholder  B has become obsolete or incorrect.
                    that is not an "exempt recipient" as that
                    term is defined in Treasury regulations
                    section 1.6049-4(c)(1)(ii), that eliminates
                    U.S. federal withholding and backup
                    withholding tax on payments under this
                    Agreement.

(b)   For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required
to deliver       Form/Document/                                         Date by which to                  Covered by Section 3(d)
document         Certificate                                            be delivered                      Representation
Party A and      Any documents reasonably required by the receiving     Upon the execution and delivery   Yes
Party B          party to evidence the authority of the delivering      of this Agreement
                 party or its Credit Support Provider, if any, for
                 it to execute and deliver the Agreement, this
                 Confirmation, and any Credit Support Documents to
                 which it is a party, and to evidence the authority
                 of the delivering party or its Credit Support
                 Provider to perform its obligations under the
                 Agreement, this Confirmation and any Credit
                 Support Document, as the case may be

Party A and      A certificate of an authorized officer of the party    Upon the execution and delivery   Yes
Party B          (except, with respect to Party B, of the Trustee),     of this Agreement
                 as to the incumbency and authority of the respective
                 officers of the party signing the Agreement, this
                 Confirmation, and any relevant Credit Support
                 Document, as the case may be

Party A          An opinion of counsel to Party A reasonably            Upon the execution and delivery   No
                 satisfactory to Party B.                               of this Agreement

Party B          An opinion of counsel to Party B reasonably            Upon the execution and delivery   No
                 satisfactory to Party A.                               of this Agreement

Party B          An executed copy of the Base Agreement                 Within 30 days after the date     No
                                                                        of this Agreement

Part 4. Miscellaneous.

(a) Address for Notices: For the purposes of Section 12(a) of this Agreement:

      Address for notices or communications to Party A:

      Address:    The North Colonnade
                  Canary Wharf
                  London E14 4BB
      Facsimile:  44(20) 777 36461
      Phone:      44(20) 777 36810

      (For all purposes)

      Address for notices or communications to Party B:

      Address:    1761 East St. Andrew Place
                  Santa Ana, California 92705
      Attention:  Trust Administration - BC0703
      Facsimile:  (714) 656-2622
      Phone:      (714) 247 6000

      (For all purposes)

(b)   Process Agent. For the purpose of Section 13(c):

      Party A appoints as its Process Agent: Not applicable.

      Party B appoints as its Process Agent: Not applicable.

(c)   Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)   Multibranch Party. For the purpose of Section 10(c) of this Agreement:

      Party A is not a Multibranch Party.

      Party B is not a Multibranch Party.

(e)   Calculation Agent. The Calculation Agent is Party A.

(f)   Credit Support Document.

      Party A: The Credit Support Annex, and any guarantee in support of Party A's obligations under this Agreement.

      Party B: The Credit Support Annex, solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex.

(g)   Credit Support Provider.

      Party A: The guarantor under any guarantee in support of Party A's obligations under this Agreement.

      Party B:    None.

(h) Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i) Netting of Payments. The parties agree that subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j) Affiliate. "Affiliate" shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5. Other Provisions.

(a) Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the "Definitions"), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a "Swap Transaction" shall be deemed references to a "Transaction" for purposes of this Agreement, and (ii) references to a "Transaction" in this Agreement shall be deemed references to a "Swap Transaction" for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Base Agreement.

(b)   Amendments to ISDA Master Agreement.

      (i) Single Agreement. Section 1(c) is hereby amended by the adding the words "including, for the avoidance of doubt, the Credit Support Annex" after the words "Master Agreement".

      (ii) Change of Account. Section 2(b) is hereby amended by the addition of the following after the word "delivery" in the first line thereof:

            "to another account in the same legal and tax jurisdiction as the original account".

      (iii) Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

            "(g) Relationship Between Parties.

                  (1) Non-Reliance. Party A is acting for its own account, and with respect to Party B, the Trustee is executing this Agreement on behalf of Party B in its capacity as trustee of the Trust. Each party has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

                  (2) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

                  (3) Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

                  (4) Status of Parties. The other party is not acting as fiduciary for or advisor to it in respect of the Transaction.

                  (5) Eligible Contract Participant. It is an "eligible contract participant" as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended."

      (iv) Transfer to Avoid Termination Event. Section 6(b)(ii) is hereby amended by deleting the words "or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party."

      (v) Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word "non-" and (ii) deleting the final paragraph thereof.

(c) Additional Termination Events. The following Additional Termination Events will apply:

      (i) First Rating Trigger Collateral. If (A) it is not the case that a Moody's Second Trigger Ratings Event has occurred and been continuing for 30 or more Local Business Days and (B) Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (ii) Second Rating Trigger Replacement. If (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) (i) at least one Eligible Replacement has made a Firm Offer to be the transferee of all of Party A's rights and obligations under this Agreement (and such Firm Offer remains an offer that will become legally binding upon such Eligible Replacement upon acceptance by the offeree) and/or (ii) an Eligible Guarantor has made a Firm Offer to provide an Eligible Guarantee (and such Firm Offer remains an offer that will become legally binding upon such Eligible Guarantor immediately upon acceptance by the offeree), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (iii) Amendment of Base Agreement. If, without the prior written consent of Party A where such consent is required under the Base Agreement, an amendment is made to the Base Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A (excluding, for the avoidance of doubt, any amendment to the Base Agreement that is entered into solely for the purpose of appointing a successor servicer, master servicer, securities administrator, trustee or other service provider) under this Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (iv) Termination of Trust. If, the Trust is terminated pursuant to the Base Agreement and all rated certificates or notes, as applicable, have been paid in accordance with the terms of the Base Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (v) Securitization Unwind. If a Securitization Unwind (as hereinafter defined) occurs, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event. The Early Termination Date in respect of such Additional Termination Event shall not be earlier than the 10th day of the month of the Distribution Date upon which final distribution on the Certificates will be made. As used herein, "Securitization Unwind" means notice of the requisite amount of a party's intention to exercise its option to purchase the underlying mortgage loans pursuant the Base Agreement is given by the Trustee to certificateholders or noteholders, as applicable, pursuant to the Base Agreement.

(d) Required Ratings Downgrade Event. In the event that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold of each relevant Swap Rating Agency (such event, a "Required Ratings Downgrade Event"), then Party A shall, as soon as reasonably practicable and so long as a Required Ratings Downgrade Event is in effect, at its own expense, use commercially reasonable efforts to procure either (A) a Permitted Transfer or (B) an Eligible Guarantee from an Eligible Guarantor.

(e)   Transfers.

      (i)   Section 7 is hereby amended to read in its entirety as follows:

            "Subject to Section 6(b)(ii), neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under the Agreement or any Transaction without (a) the prior written consent of the other party and (b) satisfaction of the Rating Agency Condition, except that:

            (a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement);

            (b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e); and

            (c) Party A may transfer or assign this Agreement to any Person, including, without limitation, another of Party A's offices, branches or affiliates (any such Person, office, branch or affiliate, a "Transferee") on at least five Business Days' prior written notice to Party B and the Trustee; provided that, with respect to this clause (c), (A) as of the date of such transfer the Transferee will not be required to withhold or deduct on account of a Tax from any payments under this Agreement unless the Transferee will be required to make payments of additional amounts pursuant to Section 2(d)(i)(4) of this Agreement in respect of such Tax (B) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer; (C) such notice is accompanied by a written instrument pursuant to which the Transferee acquires and assumes the rights and obligations of Party A so transferred; (D) Party A will be responsible for any costs or expenses incurred in connection with such transfer and (E) Party A obtains in respect of such transfer a written acknowledgement of satisfaction of the Rating Agency Condition (except for Moody's). Party B will execute such documentation provided to it as is reasonably deemed necessary by Party A for the effectuation of any such transfer."

       (ii) If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A's written request and at Party A's expense, execute such documentation provided to it as is reasonably deemed necessary by Party A to effect such transfer.

      (iii) Upon any transfer of this Agreement by Party A, each of the transferee and the transferor must be a "dealer in notional principal contracts" for purposes of Treasury regulations section 1.1001-4(a). For the avoidance of doubt, the Trustee is not obligated to determine whether each of the transferee and the transferor are such "dealers in notional principal contracts."

(f) Non-Recourse. Party A acknowledges and agree that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Base Agreement and that Party A will not have any recourse to any of the directors, officers, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. The Trustee shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the account held by the Trust from the Trust created pursuant to the Base Agreement. This provision will survive the termination of this Agreement.

(g) Rating Agency Notifications. Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Swap Rating Agency has been given prior written notice of such designation or transfer.

(h) No Set-off. Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(ii)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. Section 6(e) shall be amended by deleting the following sentence: "The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.".

(i) Amendment. Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Swap Rating Agencies has been provided prior written notice of the same and each relevant Swap Rating Agency (other than Moody's) confirms in writing (including by facsimile transmission) that it will not downgrade, withdraw or otherwise modify its then-current ratings of the Certificates or the Notes.

(j) Notice of Certain Events or Circumstances. Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Swap Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(j) shall not constitute an Event of Default or a Termination Event.

(k) Proceedings. No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Trust, or the trust formed pursuant to the Base Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes; provided, however, that nothing will preclude, or be deemed to stop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by Party B or (B) any involuntary insolvency proceeding filed or commenced by a Person other than Party A, or (ii) from commencing against Party B or any of the Collateral any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. This provision will survive the termination of this Agreement.

(l) Trustee Liability Limitations. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Deutsche Bank National Trust Company ("DBNTC") not in its individual capacity, but solely as Trustee under the Base Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) DBNTC has been directed pursuant to the Base Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of DBNTC but is made and intended for the purpose of binding only the Trust; and
      (d) under no circumstances shall DBNTC in its individual capacity be personally liable for any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

(m) Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

      The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(n) Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

(o) Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(p) Regarding Party A. Party B acknowledges and agrees that Party A, in its capacity as cap provider, has had and will have no involvement in and, accordingly Party A accepts no responsibility for: (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as the Counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information (other than disclosure and information furnished by Party A) contained in any offering circular for the Certificates, the Base Agreement, or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Certificates; (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B's existence.

(q)   Additional Definitions.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Base Agreement. In addition, as used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

            "Approved Ratings Threshold" means each of the S&P Approved Ratings Threshold and the Moody's First Trigger Ratings Threshold.

            "Approved Replacement" means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), and (c) of the definition of Permitted Transfer if such entity were a Transferee, as defined in the definition of Permitted Transfer.

            "Derivative Provider Trigger Event" means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event (other than Illegality or Tax Event) with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

            "Eligible Guarantee" means an unconditional and irrevocable guarantee of all present and future obligations (for the avoidance of doubt, not limited to payment obligations) of Party A or an Eligible Replacement to Party B under this Agreement that is provided by an Eligible Guarantor as principal debtor rather than surety and that is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition, and either (A) a law firm has given a legal opinion confirming that none of the guarantor's payments to Party B under such guarantee will be subject to Tax collected by withholding or
            (B) such guarantee provides that, in the event that any of such guarantor's payments to Party B are subject to Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such withholding been required.

            "Eligible Guarantor" means an entity that (A) has credit ratings at least equal to the Approved Ratings Threshold or (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue.

            "Eligible Replacement" means an entity (A) that has credit ratings at least equal to the Approved Ratings Threshold, (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue, or (C) the present and future obligations (for the avoidance of doubt, not limited to payment obligations) of which entity to Party B under this Agreement (or any replacement agreement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by an Eligible Guarantor.

            "Firm Offer" means (A) with respect to an Eligible Replacement, a quotation from such Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B, and (B) with respect to an Eligible Guarantor, an offer by such Eligible Guarantor to provide an Eligible Guarantee that will become legally binding upon such Eligible Guarantor upon acceptance by the offeree.

            "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

            "Moody's First Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A2" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-1", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A1".

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Rating Threshold.

            "Moody's Second Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-2", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3".

            "Permitted Transfer" means a transfer by novation by Party A to a transferee (the "Transferee") of all, but not less than all, of Party A's rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement that is a recognized dealer in interest rate swaps, (b) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under
            Section 2(d)(i)(4), (c) an Event of Default or Termination Event would not occur as a result of such transfer, (d) pursuant to a written instrument (the "Transfer Agreement"), the Transferee acquires and assumes all rights and obligations of Party A under the Agreement and the relevant Transaction, (e) such Transfer Agreement is effective to transfer to the Transferee all, but not less than all, of Party A's rights and obligations under the Agreement and all relevant Transactions; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); (g) Moody's has been given prior written notice of such transfer and the Rating Agency Condition (except for Moody's) is satisfied; and (h) such transfer otherwise complies with the terms of the Base Agreement.

            "Rating Agency Condition" means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of the relevant Swap Rating Agencies and receive from each such Swap Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes; provided, however, with respect to Moody's, the Rating Agency Condition will be satisfied upon the delivery of written notice to Moody's of such proposed act or omission to act where consultation with each of the relevant Swap Rating Agencies is required.

            "Relevant Entity" means Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

            "Replacement Transaction" means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (i) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, and (ii) has terms which are substantially the same as this Agreement, including, without limitation, rating triggers, Regulation AB compliance, and credit support documentation, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions.

            "Required Ratings Downgrade Event" shall have the meaning assigned thereto in Part 5(d).

            "Required Ratings Threshold" means each of the S&P Required Ratings Threshold and the Moody's Second Trigger Ratings Threshold.

            "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

            "S&P Approved Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating from S&P of "A-1", or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating from S&P of "A+".

            "S&P Required Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from S&P of "BBB+".

            "Swap Rating Agencies" means, with respect to any date of determination, each of S&P and Moody's but only to the extent that each such rating agency is then providing a rating for any of the certificates or notes issued under the Base Agreement.

               [Remainder of this page intentionally left blank.]

 confirmed by Party A upon written request. Barclays is regulated by the Financial Services Authority. Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both
(i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operation. Your failure to respond within such period shall not affect the validity or enforceability of the Transaction against you. This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Party B requests such a copy.

--------------------------------------------------------------------------------
For and on behalf of            For and on behalf of
BARCLAYS BANK PLC               BCAP LLC Trust 2007-AA3
                                By: Deutsche Bank National Trust Company,  not
                                individually, but solely as trustee of the Trust
--------------------------------------------------------------------------------
/s/ Shain Kalmanowitz           /s/  Amy Stoddard
Name: Shain Kalmanowitz         Name: Amy Stoddard
Title: Authorized Signatory     Title: Authorized Signer
Date:                           Date:
--------------------------------------------------------------------------------

Barclays Bank PLC and its Affiliates, including Barclays Capital Inc., may share with each other information, including non-public credit information, concerning its clients and prospective clients. If you do not want such information to be shared, you must write to the Director of Compliance, Barclays Bank PLC, 200 Park Avenue, New York, NY 10166.

                                     Annex A

                    Paragraph 13 of the Credit Support Annex

                                                                         ANNEX A


                                     ISDA(R)
                              CREDIT SUPPORT ANNEX
                             to the Schedule to the
                              ISDA Master Agreement
                        dated as of May 31, 2007 between
      Barclays Bank PLC (hereinafter referred to as "Party A" or "Pledgor")
                                       and
  BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3, Group I Offered Certificates (the "Trust") (hereinafter referred to as "Party
       B" or "Secured Party") by Deutsche Bank National Trust Company, not individually, but solely as trustee (the "Trustee")

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Paragraph 13. Elections and Variables.

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes the following additional obligations:

      With respect to Party A: not applicable.

      With respect to Party B: not applicable.

(b)   Credit Support Obligations.

      (i)   Delivery Amount, Return Amount and Credit Support Amount.

            (A) "Delivery Amount" has the meaning specified in Paragraph 3(a) as amended (I) by deleting the words "upon a demand made by the Secured Party on or promptly following a Valuation Date" and inserting in lieu thereof the words "not later than the close of business on the next Local Business Day following a Valuation Date" and (II) by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party." and inserting in lieu thereof the following:

                  The "Delivery Amount" applicable to the Pledgor for any Valuation Date will equal the greatest of

                  (1) the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party,

                  (2) the amount by which (a) the Moody's First Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party, and

                  (3) the amount by which (a) the Moody's Second Trigger Credit Support Amount for such Valuation Date exceeds
                        (b) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party.

            (B) "Return Amount" has the meaning specified in Paragraph 3(b) as amended by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Credit Support Amount." and inserting in lieu thereof the following:

                  The "Return Amount" applicable to the Secured Party for any Valuation Date will equal the least of

                  (1) the amount by which (a) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date,

                  (2) the amount by which (a) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's First Trigger Credit Support Amount for such Valuation Date, and

                  (3) the amount by which (a) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's Second Trigger Credit Support Amount for such Valuation Date.

            (C) "Credit Support Amount" shall not apply. For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody's First Trigger Credit Support Amount, or the Moody's Second Trigger Credit Support Amount, in each case for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

      (ii) Eligible Collateral.

            On any date, the following items will qualify as "Eligible Collateral" (for the avoidance of doubt, all Eligible Collateral to be denominated in USD):


                                                                        Moody's               Moody's
                                                   S&P Valuation     First Trigger         Second Trigger
          Collateral                                 Percentage   Valuation Percentage  Valuation Percentage
          ----------                               -------------  --------------------  --------------------
      (A) Cash                                          100%              100%                  100%

      (B) Fixed-rate negotiable debt
          obligations issued by the U.S.
          Treasury Department having a                 98.9%              100%                  100%
          remaining maturity on such date of
          not more than one year

      (C) Fixed-rate negotiable debt obligations
          issued by the U.S. Treasury Department
          having a remaining maturity on such           92.5%              100%                  94%
          date of more than one year but not
          more than ten years

      (D) Fixed-rate negotiable debt obligations
          issued by the U.S. Treasury Department        88.6%              100%                  88%
          having a remaining maturity on such
          date of more than ten years

      Notwithstanding the Valuation Percentages set forth in the preceding table, upon the first Transfer of Eligible Collateral under this Annex, the Pledgor may, at the Pledgor's expense, agree the Valuation Percentages in relation to (B) through (D) above with the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates), and upon such agreement as evidenced in writing, such Valuation Percentages shall supersede those set forth in the preceding table.

      (iii) Other Eligible Support.

            The following items will qualify as "Other Eligible Support" for the party specified:

            Such Other Eligible Support as the Pledgor may designate; provided, at the expense of the Pledgor, the prior written consent of the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates) shall have been obtained. For the avoidance of doubt, there are no items that qualify as Other Eligible Support as of the date of this Annex.

      (iv)  Threshold.

            (A) "Independent Amount" means zero with respect to Party A and Party B.

            (B) "Threshold" means, with respect to Party A and any Valuation Date, zero if (i) no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or
                  (ii) a Collateral Event has occurred and has been continuing
                  (x) for at least 30 days or (y) since this Annex was executed; otherwise, infinity.

                  "Threshold" means, with respect to Party B and any Valuation Date, infinity.

            (C) "Minimum Transfer Amount" means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Class Certificate Balance of the Certificates rated by S&P ceases to be more than USD 50,000,000, "Minimum Transfer Amount" means USD 50,000, and provided further, with respect to the Secured Party at any time when the Secured Party is a Defaulting Party, "Minimum Transfer Amount" means zero.

            (D) Rounding: The Delivery Amount will be rounded up and the Return Amount will be rounded down to the nearest multiple of USD 1,000, respectively.

(c)   Valuation and Timing.

      (i) "Valuation Agent" means Party A. The Valuation Agent's calculations shall be made in accordance with standard market practices using commonly accepted third party sources such as Bloomberg or Reuters.

      (ii)  "Valuation Date" means each Local Business Day.

      (iii) "Valuation Time" means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

      (iv) "Notification Time" means 11:00 a.m., New York time, on a Local Business Day.

      (v) External Verification. Notwithstanding anything to the contrary in the definitions of Valuation Agent or Valuation Date, at any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall (A) calculate the Secured Party's Exposure and the S&P Value of Posted Credit Suppport on each Valuation Date based on internal marks and (B) verify such calculations with external marks monthly by obtaining on the last Local Business Day of each calendar month two external marks for each Transaction to which this Annex relates and for all Posted Credit Support; such verification of the Secured Party's Exposure shall be based on the higher of the two external marks. Each external mark in respect of a Transaction shall be obtained from an independent Reference Market-maker that would be eligible and willing to enter into such Transaction in the absence of the current derivative provider, provided that an external mark may not be obtained from the same Reference Market-maker more than four times in any 12-month period. The Valuation Agent shall obtain these external marks directly or through an independent third party, in either case at no cost to Party B. The Valuation Agent shall calculate on each Valuation Date (for purposes of this paragraph, the last Local Business Day in each calendar month referred to above shall be considered a Valuation Date) the Secured Party's Exposure based on the greater of the Valuation Agent's internal marks and the external marks received. If the S&P Value on any such Valuation Date of all Posted Credit Support then held by the Secured Party is less than the S&P Credit Support Amount on such Valuation Date (in each case as determined pursuant to this paragraph), Party A shall, within three Local Business Days of such Valuation Date, Transfer to the Secured Party Eligible Credit Support having an S&P Value as of the date of Transfer at least equal to such deficiency.

      (vi) Notice to S&P. At any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall provide to S&P not later than the Notification Time on the Local Business Day following each Valuation Date its calculations of the Secured Party's Exposure and the S&P Value of any Eligible Credit Support or Posted Credit Support for that Valuation Date. The Valuation Agent shall also provide to S&P any external marks received pursuant to the preceding paragraph.

(d) Conditions Precedent and Secured Party's Rights and Remedies. The following Termination Events will be a "Specified Condition" for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): None.

(e)   Substitution.

      (i)   "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

      (ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)   Dispute Resolution.

      (i) "Resolution Time" means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

      (ii) Value. Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value, on any date, of Eligible Collateral will be calculated as follows:

            For Eligible Collateral comprised of Cash, the amount of such Cash.

            For Eligible Collateral comprising securities, the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and
            (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

      (iii) Alternative. The provisions of Paragraph 5 will apply; provided, that the obligation of the appropriate party to deliver the undisputed amount to the other party will not arise prior to the time that would otherwise have applied to the Transfer pursuant to, or deemed made, under Paragraph 3 if no dispute had arisen.

(g)   Holding and Using Posted Collateral.

      (i)   Eligibility to Hold Posted Collateral; Custodians.

            Party B is not and will not be entitled to hold Posted Collateral. Party B's Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the Custodian for Party B shall be the same banking institution that acts as Trustee for the Certificates. The Custodian or its parent shall have a short-term unsecured and unsubordinated debt rating from S&P of at least "A-1."

            Initially, the Custodian for Party B is: the Trustee.

      (ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B; therefore, Party B will not have any of the rights specified in Paragraph 6(c)(i) or 6 (c)(ii); provided, however, that the Trustee shall invest Cash Posted Credit Support in such investments as designated by Party A, with losses (net of gains) incurred in respect of such investments to be for the account of Party A; provided further, that such investments designated by Party A shall be limited to money market funds rated "AAAm" or "AAAm-G" by S&P and from which such invested Cash Posted Credit Support may be withdrawn upon no more than 2 Local Business Day's notice of a request for withdrawal.

(h)   Distributions and Interest Amount.

      (i) Interest Rate. The "Interest Rate" will be the actual interest rate earned on Posted Collateral in the form of Cash pursuant to Paragraph 13(g)(ii).

      (ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.

      (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i) Additional Representation(s). There are no additional representations by either party.

(j)   Other Eligible Support and Other Posted Support.

      (i) "Value" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

      (ii) "Transfer" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

(k) Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

      If to Party A:

            5 The North Colonnade
            Canary Wharf
            London  E14 4BB, England
            Attention:  Swaps Documentation
            Facsimile No.:    0207-773-6857/6858
            Telephone No.:    0207-773-6915/6904

            with a copy to:

            General Counsel's Office
            200 Park Avenue
            New York, NY  10166

            Notices to Party A shall not be deemed effective unless delivered to the London address set forth above.

      If to Party B or Custodian:

            BCAP LLC Trust 2007-AA3
            c/o Deutsche Bank National Trust Company
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Trust Administration - BC0703

(l) Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

      If to Party A:

      For Cash:

      Barclays Bank PLC, NY
      ABA #026-002-574
      F/O Barclays Swaps & Options Group NY
      A/C #: 050019228
      REF: Collateral

      For Treasury Securities:

      Bank of NYC/BBPLCLDN
      ABA #021-000-018

      If to Party B:

      Deutsche Bank National Trust Company
      ABA #: 021 001 033
      Acct #: 01419663
      Acct. Name: NYLTD Funds Control - Stars West
      Ref: Trust Administration - BCAP 2007-AA3

(m)   Other Provisions.

      (i) Collateral Account. The Secured Party shall cause any Custodian appointed hereunder to open and maintain a segregated trust account and to hold, record and identify all the Posted Collateral in such segregated trust account and, subject to Paragraph 8(a), such Posted Collateral shall at all times be and remain the property of the Pledgor and shall at no time constitute the property of, or be commingled with the property of, the Secured Party or the Custodian.

      (ii) Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term "Secured Party" as used in this Annex means only Party B, (b) the term "Pledgor" as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

      (iii) Calculation of Value. Paragraph 4(c) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, Moody's Second Trigger Value". Paragraph 4(d)(ii) is hereby amended by (A) deleting the words "a Value" and inserting in lieu thereof "an S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value" and (B) deleting the words "the Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5 (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Paragraph 5(i) (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5(i)(C) is hereby amended by deleting the word "the Value, if" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value, as may be". Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words "the Value" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value" and (2) deleting the second instance of the words "the Value" and inserting in lieu thereof "such disputed S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word "Value" and inserting in lieu thereof "least of the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value".

      (iv) Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

      (v) Events of Default. Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex. Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (vi) Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer of Eligible Collateral.

      (vii) Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after "the Interest Amount" in the fourth line thereof the words "less any applicable withholding taxes."

      (viii) Additional Definitions. As used in this Annex:

            "Collateral Event" means that no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold.

            "Exposure" has the meaning specified in Paragraph 12, except that after the word "Agreement" the words "(assuming, for this purpose only, that Part 1(f) of the Schedule is deleted)" shall be inserted.

            "Local Business Day" means: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, New York and the location of the Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and such other places as the parties shall agree.

            "Moody's First Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, the product of the applicable Moody's First Trigger Factor set forth in Table 1 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's First Trigger Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's First Trigger Ratings Threshold.

            "Moody's First Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (I) a Moody's First
                        Trigger Event has occurred and has been continuing
                        (x) for at least 30 Local Business Days or (y) since this Annex was executed and (II) it is not the case that a Moody's Second Trigger Ratings Event has occurred and been continuing for at least 30 Local
                        Business Days, an amount equal to the greater of (a) zero and (b) sum of (i) the Secured Party's Exposure for such Valuation Date and (ii) the aggregate of Moody's First Trigger Additional Collateralized
                        Amounts for all Transactions; or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's First Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "Moody's Second Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, (A) if such Transaction is not a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 2 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date and (B) if such Transaction is a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 3 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Ratings Threshold.

            "Moody's Second Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which it is the case that a
                        Moody's Second Trigger Ratings Event has occurred and been continuing for at least 30 Local Business Days, an amount equal to the greatest of (a) zero, (b) the sum of the amounts of the next payment due to be paid by Party A under each Transaction to which this Annex relates, and (c) the sum of (x) the Secured Party's
                        Exposure for such Valuation Date and (y) the aggregate of Moody's Second Trigger Additional
                        Collateralized Amounts for all Transactions; or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's Second Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's Second Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "S&P Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (i) no Relevant
                        Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (ii) an S&P
                        Rating Threshold Event has occurred and been continuing for at least 30 days, an amount equal to the sum of (1) 100.0% of the Secured Party's Exposure for such Valuation Date and (2) the product of the S&P Volatility Buffer for each Transaction to which this Annex relates and the Notional Amount of each such Transaction for the Calculation Period which includes such Valuation Date, or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "S&P Rating Threshold Event" means, on any date, no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

            "S&P Value" means, on any date and with respect to any Eligible Collateral other than Cash, the product of (A) the bid price obtained by the Valuation Agent for such Eligible Collateral and (B) the S&P Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii).

            "S&P Volatility Buffer" means, for any Transaction, the related percentage set forth in the following table.

            The higher of  the S&P          Remaining       Remaining       Remaining        Remaining
            credit rating of (i) Party A    Weighted        Weighted         Weighted         Weighted
            and (ii) the Credit Support      Average         Average         Average          Average
            Provider of Party A, if         Maturity        Maturity         Maturity         Maturity
            applicable                    up to 3 years   up to 5 years   up to 10 years   up to 30 years
            ----------------------------  -------------   -------------   --------------   --------------
            At least "A-2"                    2.75%           3.25%           4.00%            4.75%
            ----------------------------  -------------   -------------   --------------   --------------
            "A-3"                             3.25%           4.00%           5.00%            6.25%
            ----------------------------  -------------   -------------   --------------   --------------
            "BB+" or lower                    3.50%           4.50%           6.75%            7.50%
            ----------------------------  -------------   -------------   --------------   --------------

            "Transaction-Specific Hedge" means any Transaction that is a cap, floor or swaption, or a Transaction in respect of which (x) the notional amount is "balance guaranteed" or (y) the notional amount for any Calculation Period otherwise is not a specific dollar amount that is fixed at the inception of the Transaction.

            "Valuation Percentage" shall mean, for purposes of determining the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage, Moody's First Trigger Valuation Percentage, or Moody's Second Trigger Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Paragraph 13(b)(ii).

            "Value" shall mean, in respect of any date, the related S&P Value, the related Moody's First Trigger Value, and the related Moody's Second Trigger Value.

              [Remainder of this page intentionally left blank]

                                     Table 1

                    Remaining
              Weighted Average Life
                of Hedge in Years            Moody's First Trigger Factor
      -------------------------------------------------------------------
      Equal to or less than 1                            0.15%
      Greater than 1 but less than or
      equal to 2                                         0.30%
      Greater than 2 but less than or
      equal to 3                                         0.40%
      Greater than 3 but less than or
      equal to 4                                         0.60%
      Greater than 4 but less than or
      equal to 5                                         0.70%
      Greater than 5 but less than or
      equal to 6                                         0.80%
      Greater than 6 but less than or
      equal to 7                                         1.00%
      Greater than 7 but less than or
      equal to 8                                         1.10%
      Greater than 8 but less than or
      equal to 9                                         1.20%
      Greater than 9 but less than or
      equal to 10                                        1.30%
      Greater than 10 but less than or
      equal to 11                                        1.40%
      Greater than 11 but less than or
      equal to 12                                        1.50%
      Greater than 12 but less than or
      equal to 13                                        1.60%
      Greater than 13 but less than or
      equal to 14                                        1.70%
      Greater than 14 but less than or
      equal to 15                                        1.80%
      Greater than 15 but less than or
      equal to 16                                        1.90%
      Greater than 16 but less than or
      equal to 17                                        2.00%
      Greater than 17 but less than or
      equal to 18                                        2.00%
      Greater than 18 but less than or
      equal to 19                                        2.00%
      Greater than 19 but less than or
      equal to 20                                        2.00%
      Greater than 20 but less than or
      equal to 21                                        2.00%
      Greater than 21 but less than or
      equal to 22                                        2.00%
      Greater than 22 but less than or
      equal to 23                                        2.00%
      Greater than 23 but less than or
      equal to 24                                        2.00%
      Greater than 24 but less than or
      equal to 25                                        2.00%
      Greater than 25 but less than or
      equal to 26                                        2.00%
      Greater than 26 but less than or
      equal to 27                                        2.00%
      Greater than 27 but less than or
      equal to 28                                        2.00%
      Greater than 28 but less than or
      equal to 29                                        2.00%
      Greater than 29                                    2.00%

                                           Table 2

                   Remaining
             Weighted Average Life           Moody's Second Trigger
               of Hedge in Years                     Factor
      Equal to or less than 1                         0.50%
      Greater than 1 but less than or                 1.00%
      equal to 2
      Greater than 2 but less than or                 1.50%
      equal to 3
      Greater than 3 but less than or                 1.90%
      equal to 4
      Greater than 4 but less than or                 2.40%
      equal to 5
      Greater than 5 but less than or                 2.80%
      equal to 6
      Greater than 6 but less than or                 3.20%
      equal to 7
      Greater than 7 but less than or                 3.60%
      equal to 8
      Greater than 8 but less than or                 4.00%
      equal to 9
      Greater than 9 but less than or                 4.40%
      equal to 10
      Greater than 10 but less than or                4.70%
      equal to 11
      Greater than 11 but less than or                5.00%
      equal to 12
      Greater than 12 but less than or                5.40%
      equal to 13
      Greater than 13 but less than or                5.70%
      equal to 14
      Greater than 14 but less than or                6.00%
      equal to 15
      Greater than 15 but less than or                6.30%
      equal to 16
      Greater than 16 but less than or                6.60%
      equal to 17
      Greater than 17 but less than or                6.90%
      equal to 18
      Greater than 18 but less than or                7.20%
      equal to 19
      Greater than 19 but less than or                7.50%
      equal to 20
      Greater than 20 but less than or                7.80%
      equal to 21
      Greater than 21 but less than or                8.00%
      equal to 22
      Greater than 22 but less than or                8.00%
      equal to 23
      Greater than 23 but less than or                8.00%
      equal to 24
      Greater than 24 but less than or                8.00%
      equal to 25
      Greater than 25 but less than or                8.00%
      equal to 26
      Greater than 26 but less than or                8.00%
      equal to 27
      Greater than 27 but less than or                8.00%
      equal to 28
      Greater than 28 but less than or                8.00%
      equal to 29
      Greater than 29                                 8.00%

                                     Table 3

                    Remaining
              Weighted Average Life
                of Hedge in Years           Moody's Second Trigger Factor
       ---------------------------------    -----------------------------
       Equal to or less than 1                          0.65%
       Greater than 1 but less than or                  1.30%
       equal to 2
       Greater than 2 but less than or                  1.90%
       equal to 3
       Greater than 3 but less than or                  2.50%
       equal to 4
       Greater than 4 but less than or                  3.10%
       equal to 5
       Greater than 5 but less than or                  3.60%
       equal to 6
       Greater than 6 but less than or                  4.20%
       equal to 7
       Greater than 7 but less than or                  4.70%
       equal to 8
       Greater than 8 but less than or                  5.20%
       equal to 9
       Greater than 9 but less than or                  5.70%
       equal to 10
       Greater than 10 but less than or                 6.10%
       equal to 11
       Greater than 11 but less than or                 6.50%
       equal to 12
       Greater than 12 but less than or                 7.00%
       equal to 13
       Greater than 13 but less than or                 7.40%
       equal to 14
       Greater than 14 but less than or                 7.80%
       equal to 15
       Greater than 15 but less than or                 8.20%
       equal to 16
       Greater than 16 but less than or                 8.60%
       equal to 17
       Greater than 17 but less than or                 9.00%
       equal to 18
       Greater than 18 but less than or                 9.40%
       equal to 19
       Greater than 19 but less than or                 9.70%
       equal to 20
       Greater than 20 but less than or                10.00%
       equal to 21
       Greater than 21 but less than or                10.00%
       equal to 22
       Greater than 22 but less than or                10.00%
       equal to 23
       Greater than 23 but less than or                10.00%
       equal to 24
       Greater than 24 but less than or                10.00%
       equal to 25
       Greater than 25 but less than or                10.00%
       equal to 26
       Greater than 26 but less than or                10.00%
       equal to 27
       Greater than 27 but less than or                10.00%
       equal to 28
       Greater than 28 but less than or                10.00%
       equal to 29
       Greater than 29                                 10.00%



  Copyright (C) 1994 by International Swaps and Derivatives Association, Inc.

                                   EXHIBIT P-2
                      GROUP II INTEREST RATE CAP AGREEMENT

[BARCLAY'S LOGO]

                                                Barclays Bank PLC
                                                5 The North Colonnade
                                                Canary Wharf
                                                London E14 4BB
                                                Tel +44 (0)20 7623 2323

DATE:                   May 31, 2007

TO:                     BCAP LLC Trust 2007-AA3 (the "Trust"), Mortgage
                        Pass-Through Certificates, Series 2007-AA3, Group II
                        Offered Certificates
                        Deutsche Bank National Trust Company, not
                        individually, but solely as Trustee
                        1761 East St. Andrew Place
                        Santa Ana, California 92705
ATTENTION:              Trust Administration - BC0703
TELEPHONE:              714-247-6000
FACSIMILE:              714-656-2622

FROM:                   Barclays Bank PLC

SUBJECT:                Fixed Income Derivatives Confirmation

REFERENCE NUMBER: 1776394B/1776430B (Class II-A-1B Certificates)

The purpose of this long-form confirmation ("Confirmation") is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between Barclays Bank PLC ("Party A") and Deutsche Bank National Trust Company, not individually, but solely as trustee (the "Trustee") on behalf of the trust with respect to the BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3, Group II Offered Certificates ("Party B") created under the Trust Agreement, dated as of May 1, 2007, among BCAP LLC, as Depositor, Deutsche Bank National Trust Company, as Trustee, and Wells Fargo Bank, National Association, as Custodian, (the "Base Agreement"). This Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation constitutes a "Confirmation" and also constitutes a "Schedule" as referred to in the ISDA Master Agreement, and Paragraph 13 of a Credit Support Annex to the Schedule.

1. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the "ISDA Master Agreement"), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the "Credit Support Annex"). For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement. In the event of any inconsistency among any of the following documents, the relevant document first listed shall govern: (i) this Confirmation, exclusive of the provisions set forth in
      Item 3 hereof and Annex A hereto; (ii) the provisions set forth in Item 3 hereof, which are incorporated by reference into the Schedule; (iii) the Credit Support Annex; (iv) the Definitions; and (v) the ISDA Master Agreement.

      Each reference herein to a "Section" (unless specifically referencing the Base Agreement) or to a "Section of this Agreement" will be construed as a reference to a Section of the ISDA Master Agreement; each reference herein to a "Part" will be construed as a reference to the provisions herein deemed incorporated in a Schedule to the ISDA Master Agreement; each reference herein to a "Paragraph" will be construed as a reference to a Paragraph of the Credit Support Annex.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

      Notional Amount:              In respect of the initial Calculation
                                    Period, USD 112,456,000, and in respect
                                    of each Calculation Period thereafter,
                                    the Class Certificate Balance of the
                                    Class II-A-1B Certificates on the
                                    Distribution Date falling on the first
                                    day of such Calculation Period after
                                    giving effect to distributions on such
                                    Distribution Date.

      Trade Date:                   May 31, 2007

      Effective Date:               May 31, 2007

      Termination Date:             The earlier of (a) the Distribution Date
                                    on which the Class Certificate Balance
                                    of the Class II-A-1B Certificates has
                                    been reduced to zero and (b) the
                                    Distribution Date in May 2047.

      Payment Dates:                Early Payment shall be applicable. For
                                    each Calculation Period, the Payment
                                    Date shall be the first Business Day
                                    prior to the related Period End Date.

      Period End Dates:             The 25th calendar day of each month during
                                    the Term of this Transaction, commencing
                                    June 25, 2007, subject to adjustment in
                                    accordance with the Business Day Convention.

      Floating Rate Day
      Count Fraction:               Actual/360

      Floating Amounts I:

            Floating Rate I Payer:  Party A

            Floating Rate Option:   USD-LIBOR-BBA

            Spread: 0.220% per annum in respect of each Calculation Period with a Payment Date falling in the period from and including the Effective Date to and including the Group II Optional Termination Date, and 0.440% per annum in respect of each Calculation Period (if any) with a Payment Date falling in the period from but excluding the Group II Optional Termination Date to but excluding the Termination Date.

            Designated Maturity:    One month

            Reset Dates:            The first day of each Calculation Period

      Floating Amounts II:

            Floating Rate II Payer: Party B

            Floating Amounts II:    In respect of each Calculation Period,
                                    the sum of:

                                    (a) the product of (i) the Fee Rate, (ii) the Notional Amount, and (iii) the Floating Rate Day Count Fraction,

                                    (b) the product of (i) the Pass-Through
                                    Rate, (ii) the Notional Amount, and (iii) the Floating Rate Day Count Fraction; and

                                    (c) the amount of Group II Basis Risk Carry
                                    Forward Amounts payable to Party A in
                                    respect of the Distribution Date
                                    corresponding to the related Payment Date pursuant to the Base Agreement.

            Fee Rate:               0.070% per annum in respect of each
                                    Calculation Period with a Payment Date
                                    falling in the period from and including the Effective Date to and including the Group II Optional Termination Date, and
                                    0.140% per annum in respect of each
                                    Calculation Period (if any) with a
                                    Payment Date falling in the period from
                                    but excluding the Group II Optional
                                    Termination Date to but excluding the
                                    Termination Date.

            Pass-Through Rate:      The Pass-Through Rate in respect of a
                                    Calculation Period is the lesser of:

                                    (1) LIBOR (as defined in the Base Agreement) for the Distribution Date corresponding to the related Payment Date plus (A) in respect of each Calculation Period with a Payment Date falling in the period from and including the Effective Date to and including the Group II Optional Termination Date, 0.220% per annum or (B) in respect of each Calculation Period (if any) with a Payment Date falling in the period from but excluding the Group II Optional Termination Date to but excluding the Termination Date, 0.440% per annum, and

                                    (2) the Group II WAC Cap for the Class
                                    II-A-1B Certificates.

      Compounding:                  Inapplicable

      Business Days:                New York

      Business Day Convention:      Modified Following

      Calculation Agent:            Party A

      Account Details and Settlement Information:

            Payments to Party A:    Correspondent: BARCLAYS BANK PLC NEW YORK
                                    FEED: 026002574
                                    Beneficiary: BARCLAYS SWAPS
                                    Beneficiary Account: 050-01922-8

            Payments to Party B:    Deutsche Bank National Trust Company
                                    ABA #: 021 001 033
                                    Acct #: 01419663
                                    Acct. Name: NYLTD Funds Control - Stars West
                                    Ref: Trust Administration - BCAP 2007-AA3


3.    Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1. Termination Provisions.

For the purposes of this Agreement:-

(a)   "Specified Entity" will not apply to Party A or Party B for any purpose.

(b) "Specified Transaction" will not apply to Party A or Party B for any purpose.

(c)   Events of Default.

      The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

      (i) The "Failure to Pay or Deliver" provisions of Section 5(a)(i) will apply to Party A and will apply to Party B.

      (ii) The "Breach of Agreement" provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(ii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(ii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iii) The "Credit Support Default" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in
            Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iv) The "Misrepresentation" provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

      (v) The "Default under Specified Transaction" provisions of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

      (vi) The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

            "Specified Indebtedness" will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A's banking business.

            "Threshold Amount" means with respect to Party A an amount equal to 3% of Party A's shareholders' equity (on a consolidated basis) determined in accordance with generally accepted accounting principles in Party A's jurisdiction of incorporation or organization as at the end of Party A's most recently completed fiscal year.

      (vii) The "Bankruptcy" provisions of Section 5(a)(vii) will apply to Party A and Party B; provided that clauses (2), (7) and (9) thereof shall not apply to Party B; provided further that clause (4) thereof shall not apply to Party B with respect to proceedings or petitions instituted or presented by Party A or any Affiliate of Party A; provided further that clause (6) shall not apply to Party B to the extent that it refers to (i) any appointment that is effected by or contemplated in connection with the Base Agreement (as defined above) or (ii) any appointment to which Party B has not become subject; and provided further that clause (8) shall not apply to Party B to the extent that clause (8) relates to clauses of Section 5(a)(vii) that are not applicable to Party B.

      (viii) The "Merger Without Assumption" provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)   Termination Events.

      The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to "Illegality" the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with
      Section 6 of this Agreement.

      (i) The "Illegality" provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

      (ii) The "Tax Event" provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B.

      (iii) The "Tax Event Upon Merger" provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

      (iv) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e) The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)   Payments on Early Termination. For the purpose of Section 6(e) of this
      Agreement:

      (i) If an Early Termination Date occurs (other than an Early Termination Date described in Part 1(f)(ii) below), no amounts will be payable by either party in respect of such Early Termination Date other than any Unpaid Amounts.

      (ii) If an Early Termination Date occurs due to a Derivative Provider Trigger Event and a Settlement Amount (calculated as provided below) would be payable by Party A to Party B, Market Quotation and the Second Method will apply, modified as follows:

            (A) The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

                  "Market Quotation" means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

            (B) The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

                  "Settlement Amount" means, with respect to any Early Termination Date, an amount equal to:

                  (a) If a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the day falling ten Local Business Days after the day on which the Early Termination Date is designated, or such later day as Party B may specify in writing to Party A, but in either case no later than one Local Business Day prior to the Early Termination Date (such day, the "Latest Settlement Amount Determination Day"), the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

                  (b) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value); or

                  (c) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement remains capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B's Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

            (C) Party A may obtain Market Quotations, and if Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

            (D) If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

                  "(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with
                  Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted-off against any amount payable by Party B under the immediately preceding clause (I)."

            (E) At any time on or before the Latest Settlement Amount Determination Day at which two or more Market Quotations from Approved Replacements remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value).

(g)   "Termination Currency" means USD.

(h) Additional Termination Events. Additional Termination Events will apply as provided in Part 5(c).


Part 2. Tax Matters.

(a)   Tax Representations.

      (i)   Payer Representations. For the purpose of Section 3(e) of this
            Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

      (ii)  Payee Representations. For the purpose of Section 3(f) of this
            Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

(b)   Tax Provisions.

      (i) Indemnifiable Tax. Notwithstanding the definition of "Indemnifiable Tax" in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes unless (i) such Taxes are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14). In relation to payments by Party B, no Tax shall be an Indemnifiable Tax, unless the Tax is due to a Change in Tax Law and otherwise satisfies the definition of Indemnifiable Tax provided in Section 14.


Part 3. Agreement to Deliver Documents.

(a) For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to   Form/Document/                                Date by which to
deliver document    Certificate                                   be delivered
Party A             Any form or document required or reasonably   Promptly upon reasonable demand by Party B.
                    requested to allow Party B to make payments
                    under the Agreement without any deduction or
                    withholding for or on account of any Tax, or
                    with such deduction or withholding at a
                    reduced rate.
Party B             (i) A correct, complete and duly executed     In each case (i) upon entering into this
                    IRS Form W-9 (or any successor thereto) of    Agreement, (ii) in the case of a W-8ECI,
                    the Trust that eliminates U.S. federal        W-8IMY, and W-8BEN that does not include a
                    withholding and backup withholding tax on     U.S. taxpayer identification number in
                    payments under this Agreement, (ii) if        line 6, before December 31 of each third
                    requested by Party A, a correct, complete     succeeding calendar year, (iii) promptly
                    and executed Form W-8IMY of the Trust, and    upon reasonable demand by Party A, and
                    (iii) a complete and executed IRS Form W-9,   (iv) promptly upon actual knowledge that
                    W-8BEN, W-8ECI, or W-8IMY (with attachments)  any such Form previously provided by Party
                    (as appropriate) from each Certificateholder  B has become obsolete or incorrect.
                    that is not an "exempt recipient" as that
                    term is defined in Treasury regulations
                    section 1.6049-4(c)(1)(ii), that eliminates
                    U.S. federal withholding and backup
                    withholding tax on payments under this
                    Agreement.

(b)   For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required
to deliver       Form/Document/                                         Date by which to                  Covered by Section 3(d)
document         Certificate                                            be delivered                      Representation
Party A and      Any documents reasonably required by the receiving     Upon the execution and delivery   Yes
Party B          party to evidence the authority of the delivering      of this Agreement
                 party or its Credit Support Provider, if any, for
                 it to execute and deliver the Agreement, this
                 Confirmation, and any Credit Support Documents to
                 which it is a party, and to evidence the authority
                 of the delivering party or its Credit Support
                 Provider to perform its obligations under the
                 Agreement, this Confirmation and any Credit
                 Support Document, as the case may be

Party A and      A certificate of an authorized officer of the party    Upon the execution and delivery   Yes
Party B          (except, with respect to Party B, of the Trustee),     of this Agreement
                 as to the incumbency and authority of the respective
                 officers of the party signing the Agreement, this
                 Confirmation, and any relevant Credit Support
                 Document, as the case may be

Party A          An opinion of counsel to Party A reasonably            Upon the execution and delivery   No
                 satisfactory to Party B.                               of this Agreement

Party B          An opinion of counsel to Party B reasonably            Upon the execution and delivery   No
                 satisfactory to Party A.                               of this Agreement

Party B          An executed copy of the Base Agreement                 Within 30 days after the date     No
                                                                        of this Agreement

Part 4. Miscellaneous.

(a)   Address for Notices: For the purposes of Section 12(a) of this Agreement:

      Address for notices or communications to Party A:

      Address:      The North Colonnade
                    Canary Wharf
                    London E14 4BB
      Facsimile:    44(20) 777 36461
      Phone:        44(20) 777 36810

      (For all purposes)

      Address for notices or communications to Party B:

      Address:      1761 East St. Andrew Place
                    Santa Ana, California 92705
      Attention:    Trust Administration - BC0703
      Facsimile:    (714) 656-2622
      Phone:        (714) 247 6000

      (For all purposes)

(b)   Process Agent. For the purpose of Section 13(c):

      Party A appoints as its Process Agent: Not applicable.

      Party B appoints as its Process Agent: Not applicable.

(c)   Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)   Multibranch Party. For the purpose of Section 10(c) of this Agreement:

      Party A is not a Multibranch Party.

      Party B is not a Multibranch Party.

(e)   Calculation Agent. The Calculation Agent is Party A.

(f)   Credit Support Document.

      Party A: The Credit Support Annex, and any guarantee in support of Party A's obligations under this Agreement.

      Party B: The Credit Support Annex, solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex.

(g)   Credit Support Provider.

      Party A: The guarantor under any guarantee in support of Party A's obligations under this Agreement.

      Party B:    None.

(h) Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i) Netting of Payments. The parties agree that subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j) Affiliate. "Affiliate" shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5. Other Provisions.

(a) Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the "Definitions"), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a "Swap Transaction" shall be deemed references to a "Transaction" for purposes of this Agreement, and (ii) references to a "Transaction" in this Agreement shall be deemed references to a "Swap Transaction" for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Base Agreement.

(b)   Amendments to ISDA Master Agreement.

      (i) Single Agreement. Section 1(c) is hereby amended by the adding the words "including, for the avoidance of doubt, the Credit Support Annex" after the words "Master Agreement".

      (ii) Change of Account. Section 2(b) is hereby amended by the addition of the following after the word "delivery" in the first line thereof:

            "to another account in the same legal and tax jurisdiction as the original account".

      (iii) Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

            "(g) Relationship Between Parties.

                  (1) Non-Reliance. Party A is acting for its own account, and with respect to Party B, the Trustee is executing this Agreement on behalf of Party B in its capacity as trustee of the Trust. Each party has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

                  (2) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

                  (3) Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

                  (4) Status of Parties. The other party is not acting as fiduciary for or advisor to it in respect of the Transaction.

                  (5) Eligible Contract Participant. It is an "eligible contract participant" as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended."

      (iv) Transfer to Avoid Termination Event. Section 6(b)(ii) is hereby amended by deleting the words "or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party."

      (v) Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word "non-" and (ii) deleting the final paragraph thereof.

(c) Additional Termination Events. The following Additional Termination Events will apply:

      (i) First Rating Trigger Collateral. If (A) it is not the case that a Moody's Second Trigger Ratings Event has occurred and been continuing for 30 or more Local Business Days and (B) Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (ii) Second Rating Trigger Replacement. If (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) (i) at least one Eligible Replacement has made a Firm Offer to be the transferee of all of Party A's rights and obligations under this Agreement (and such Firm Offer remains an offer that will become legally binding upon such Eligible Replacement upon acceptance by the offeree) and/or (ii) an Eligible Guarantor has made a Firm Offer to provide an Eligible Guarantee (and such Firm Offer remains an offer that will become legally binding upon such Eligible Guarantor immediately upon acceptance by the offeree), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (iii) Amendment of Base Agreement. If, without the prior written consent of Party A where such consent is required under the Base Agreement, an amendment is made to the Base Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A (excluding, for the avoidance of doubt, any amendment to the Base Agreement that is entered into solely for the purpose of appointing a successor servicer, master servicer, securities administrator, trustee or other service provider) under this Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (iv) Termination of Trust. If, the Trust is terminated pursuant to the Base Agreement and all rated certificates or notes, as applicable, have been paid in accordance with the terms of the Base Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (v) Securitization Unwind. If a Securitization Unwind (as hereinafter defined) occurs, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event. The Early Termination Date in respect of such Additional Termination Event shall not be earlier than the 10th day of the month of the Distribution Date upon which final distribution on the Certificates will be made. As used herein, "Securitization Unwind" means notice of the requisite amount of a party's intention to exercise its option to purchase the underlying mortgage loans pursuant the Base Agreement is given by the Trustee to certificateholders or noteholders, as applicable, pursuant to the Base Agreement.

(d) Required Ratings Downgrade Event. In the event that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold of each relevant Swap Rating Agency (such event, a "Required Ratings Downgrade Event"), then Party A shall, as soon as reasonably practicable and so long as a Required Ratings Downgrade Event is in effect, at its own expense, use commercially reasonable efforts to procure either (A) a Permitted Transfer or (B) an Eligible Guarantee from an Eligible Guarantor.

(e)   Transfers.

      (i) Section 7 is hereby amended to read in its entirety as follows:

            "Subject to Section 6(b)(ii), neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under the Agreement or any Transaction without (a) the prior written consent of the other party and (b) satisfaction of the Rating Agency Condition, except that:

            (a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement);

            (b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e); and

            (c) Party A may transfer or assign this Agreement to any Person, including, without limitation, another of Party A's offices, branches or affiliates (any such Person, office, branch or affiliate, a "Transferee") on at least five Business Days' prior written notice to Party B and the Trustee; provided that, with respect to this clause (c), (A) as of the date of such transfer the Transferee will not be required to withhold or deduct on account of a Tax from any payments under this Agreement unless the Transferee will be required to make payments of additional amounts pursuant to Section 2(d)(i)(4) of this Agreement in respect of such Tax (B) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer; (C) such notice is accompanied by a written instrument pursuant to which the Transferee acquires and assumes the rights and obligations of Party A so transferred; (D) Party A will be responsible for any costs or expenses incurred in connection with such transfer and (E) Party A obtains in respect of such transfer a written acknowledgement of satisfaction of the Rating Agency Condition (except for Moody's). Party B will execute such documentation provided to it as is reasonably deemed necessary by Party A for the effectuation of any such transfer."

       (ii) If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A's written request and at Party A's expense, execute such documentation provided to it as is reasonably deemed necessary by Party A to effect such transfer.

      (iii) Upon any transfer of this Agreement by Party A, each of the transferee and the transferor must be a "dealer in notional principal contracts" for purposes of Treasury regulations section 1.1001-4(a). For the avoidance of doubt, the Trustee is not obligated to determine whether each of the transferee and the transferor are such "dealers in notional principal contracts."

(f) Non-Recourse. Party A acknowledges and agree that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Base Agreement and that Party A will not have any recourse to any of the directors, officers, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. The Trustee shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the account held by the Trust from the Trust created pursuant to the Base Agreement. This provision will survive the termination of this Agreement.

(g) Rating Agency Notifications. Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Swap Rating Agency has been given prior written notice of such designation or transfer.

(h) No Set-off. Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(ii)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. Section 6(e) shall be amended by deleting the following sentence: "The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.".

(i) Amendment. Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Swap Rating Agencies has been provided prior written notice of the same and each relevant Swap Rating Agency (other than Moody's) confirms in writing (including by facsimile transmission) that it will not downgrade, withdraw or otherwise modify its then-current ratings of the Certificates or the Notes.

(j) Notice of Certain Events or Circumstances. Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Swap Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(j) shall not constitute an Event of Default or a Termination Event.

(k) Proceedings. No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Trust, or the trust formed pursuant to the Base Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes; provided, however, that nothing will preclude, or be deemed to stop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by Party B or (B) any involuntary insolvency proceeding filed or commenced by a Person other than Party A, or (ii) from commencing against Party B or any of the Collateral any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. This provision will survive the termination of this Agreement.

(l) Trustee Liability Limitations. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Deutsche Bank National Trust Company ("DBNTC") not in its individual capacity, but solely as Trustee under the Base Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) DBNTC has been directed pursuant to the Base Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of DBNTC but is made and intended for the purpose of binding only the Trust; and
      (d) under no circumstances shall DBNTC in its individual capacity be personally liable for any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

(m) Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

      The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(n) Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

(o) Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(p) Regarding Party A. Party B acknowledges and agrees that Party A, in its capacity as cap provider, has had and will have no involvement in and, accordingly Party A accepts no responsibility for: (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as the Counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information (other than disclosure and information furnished by Party A) contained in any offering circular for the Certificates, the Base Agreement, or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Certificates; (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B's existence.

(q)   Additional Definitions.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Base Agreement. In addition, as used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

            "Approved Ratings Threshold" means each of the S&P Approved Ratings Threshold and the Moody's First Trigger Ratings Threshold.

            "Approved Replacement" means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), and (c) of the definition of Permitted Transfer if such entity were a Transferee, as defined in the definition of Permitted Transfer.

            "Derivative Provider Trigger Event" means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event (other than Illegality or Tax Event) with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

            "Eligible Guarantee" means an unconditional and irrevocable guarantee of all present and future obligations (for the avoidance of doubt, not limited to payment obligations) of Party A or an Eligible Replacement to Party B under this Agreement that is provided by an Eligible Guarantor as principal debtor rather than surety and that is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition, and either (A) a law firm has given a legal opinion confirming that none of the guarantor's payments to Party B under such guarantee will be subject to Tax collected by withholding or
            (B) such guarantee provides that, in the event that any of such guarantor's payments to Party B are subject to Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such withholding been required.

            "Eligible Guarantor" means an entity that (A) has credit ratings at least equal to the Approved Ratings Threshold or (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue.

            "Eligible Replacement" means an entity (A) that has credit ratings at least equal to the Approved Ratings Threshold, (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue, or (C) the present and future obligations (for the avoidance of doubt, not limited to payment obligations) of which entity to Party B under this Agreement (or any replacement agreement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by an Eligible Guarantor.

            "Firm Offer" means (A) with respect to an Eligible Replacement, a quotation from such Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B, and (B) with respect to an Eligible Guarantor, an offer by such Eligible Guarantor to provide an Eligible Guarantee that will become legally binding upon such Eligible Guarantor upon acceptance by the offeree.

            "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

            "Moody's First Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A2" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-1", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A1".

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Rating Threshold.

            "Moody's Second Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-2", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3".

            "Permitted Transfer" means a transfer by novation by Party A to a transferee (the "Transferee") of all, but not less than all, of Party A's rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement that is a recognized dealer in interest rate swaps, (b) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under
            Section 2(d)(i)(4), (c) an Event of Default or Termination Event would not occur as a result of such transfer, (d) pursuant to a written instrument (the "Transfer Agreement"), the Transferee acquires and assumes all rights and obligations of Party A under the Agreement and the relevant Transaction, (e) such Transfer Agreement is effective to transfer to the Transferee all, but not less than all, of Party A's rights and obligations under the Agreement and all relevant Transactions; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); (g) Moody's has been given prior written notice of such transfer and the Rating Agency Condition (except for Moody's) is satisfied; and (h) such transfer otherwise complies with the terms of the Base Agreement.

            "Rating Agency Condition" means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of the relevant Swap Rating Agencies and receive from each such Swap Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes; provided, however, with respect to Moody's, the Rating Agency Condition will be satisfied upon the delivery of written notice to Moody's of such proposed act or omission to act where consultation with each of the relevant Swap Rating Agencies is required.

            "Relevant Entity" means Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

            "Replacement Transaction" means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (i) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, and (ii) has terms which are substantially the same as this Agreement, including, without limitation, rating triggers, Regulation AB compliance, and credit support documentation, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions.

            "Required Ratings Downgrade Event" shall have the meaning assigned thereto in Part 5(d).

            "Required Ratings Threshold" means each of the S&P Required Ratings Threshold and the Moody's Second Trigger Ratings Threshold.

            "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

            "S&P Approved Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating from S&P of "A-1", or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating from S&P of "A+".

            "S&P Required Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from S&P of "BBB+".

            "Swap Rating Agencies" means, with respect to any date of determination, each of S&P and Moody's but only to the extent that each such rating agency is then providing a rating for any of the certificates or notes issued under the Base Agreement.

               [Remainder of this page intentionally left blank.]

The time of dealing will be confirmed by Party A upon written request. Barclays is regulated by the Financial Services Authority. Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both
(i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operation. Your failure to respond within such period shall not affect the validity or enforceability of the Transaction against you. This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Party B requests such a copy.

--------------------------------------------------------------------------------
For and on behalf of            For and on behalf of
BARCLAYS BANK PLC               BCAP LLC Trust 2007-AA3
                                By: Deutsche Bank National Trust Company,  not
                                individually, but solely as trustee of the Trust
--------------------------------------------------------------------------------
/s/ Shain Kalmanowitz           /s/ Amy Stoddard
Name: Shain Kalmanowitz         Name: Amy Stoddard
Title: Authorized Signatory     Title: Authorized signer
Date:                           Date:
--------------------------------------------------------------------------------

Barclays Bank PLC and its Affiliates, including Barclays Capital Inc., may share with each other information, including non-public credit information, concerning its clients and prospective clients. If you do not want such information to be shared, you must write to the Director of Compliance, Barclays Bank PLC, 200 Park Avenue, New York, NY 10166.

                                     Annex A

                    Paragraph 13 of the Credit Support Annex

                                                                         ANNEX A


                                     ISDA(R)
                              CREDIT SUPPORT ANNEX
                             to the Schedule to the
                              ISDA Master Agreement
                        dated as of May 31, 2007 between
      Barclays Bank PLC (hereinafter referred to as "Party A" or "Pledgor")
                                       and
  BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3, Group II Offered Certificates (the "Trust") (hereinafter referred to as "Party
       B" or "Secured Party") by Deutsche Bank National Trust Company, not individually, but solely as trustee (the "Trustee")

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Paragraph 13. Elections and Variables.

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes the following additional obligations:

      With respect to Party A: not applicable.

      With respect to Party B: not applicable.

(b)   Credit Support Obligations.

      (i)   Delivery Amount, Return Amount and Credit Support Amount.

            (A) "Delivery Amount" has the meaning specified in Paragraph 3(a) as amended (I) by deleting the words "upon a demand made by the Secured Party on or promptly following a Valuation Date" and inserting in lieu thereof the words "not later than the close of business on the next Local Business Day following a Valuation Date" and (II) by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party." and inserting in lieu thereof the following:

                  The "Delivery Amount" applicable to the Pledgor for any Valuation Date will equal the greatest of

                  (1) the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party,

                  (2) the amount by which (a) the Moody's First Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party, and

                  (3) the amount by which (a) the Moody's Second Trigger Credit Support Amount for such Valuation Date exceeds
                        (b) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party.

            (B) "Return Amount" has the meaning specified in Paragraph 3(b) as amended by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Credit Support Amount." and inserting in lieu thereof the following:

                  The "Return Amount" applicable to the Secured Party for any Valuation Date will equal the least of

                  (1) the amount by which (a) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date,

                  (2) the amount by which (a) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's First Trigger Credit Support Amount for such Valuation Date, and

                  (3) the amount by which (a) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's Second Trigger Credit Support Amount for such Valuation Date.

            (C) "Credit Support Amount" shall not apply. For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody's First Trigger Credit Support Amount, or the Moody's Second Trigger Credit Support Amount, in each case for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

      (ii)  Eligible Collateral.

            On any date, the following items will qualify as "Eligible Collateral" (for the avoidance of doubt, all Eligible Collateral to be denominated in USD):

                                                                     Moody's               Moody's
                                                S&P Valuation     First Trigger         Second Trigger
          Collateral                              Percentage   Valuation Percentage  Valuation Percentage
          ----------                            -------------  --------------------  --------------------
      (A) Cash                                       100%              100%                  100%
      (B) Fixed-rate negotiable debt
          obligations issued by the U.S.
          Treasury Department having a              98.9%              100%                  100%
          remaining maturity on such date of
          not more than one year
      (C) Fixed-rate negotiable debt
          obligations issued by the U.S.
          Treasury Department having a
          remaining maturity on such date of        92.5%              100%                  94%
          more than one year but not more than
          ten years
      (D) Fixed-rate negotiable debt
          obligations issued by the U.S.
          Treasury Department having a              88.6%              100%                  88%
          remaining maturity on such date of
          more than ten years

      Notwithstanding the Valuation Percentages set forth in the preceding table, upon the first Transfer of Eligible Collateral under this Annex, the Pledgor may, at the Pledgor's expense, agree the Valuation Percentages in relation to (B) through (D) above with the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates), and upon such agreement as evidenced in writing, such Valuation Percentages shall supersede those set forth in the preceding table.

      (iii) Other Eligible Support.

            The following items will qualify as "Other Eligible Support" for the party specified:

            Such Other Eligible Support as the Pledgor may designate; provided, at the expense of the Pledgor, the prior written consent of the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates) shall have been obtained. For the avoidance of doubt, there are no items that qualify as Other Eligible Support as of the date of this Annex.

      (iv)  Threshold.

            (A) "Independent Amount" means zero with respect to Party A and Party B.

            (B) "Threshold" means, with respect to Party A and any Valuation Date, zero if (i) no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or
                  (ii) a Collateral Event has occurred and has been continuing
                  (x) for at least 30 days or (y) since this Annex was executed; otherwise, infinity.

                  "Threshold" means, with respect to Party B and any Valuation Date, infinity.

            (C) "Minimum Transfer Amount" means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Class Certificate Balance of the Certificates rated by S&P ceases to be more than USD 50,000,000, "Minimum Transfer Amount" means USD 50,000, and provided further, with respect to the Secured Party at any time when the Secured Party is a Defaulting Party, "Minimum Transfer Amount" means zero.

            (D) Rounding: The Delivery Amount will be rounded up and the Return Amount will be rounded down to the nearest multiple of USD 1,000, respectively.

(c)   Valuation and Timing.

      (i) "Valuation Agent" means Party A. The Valuation Agent's calculations shall be made in accordance with standard market practices using commonly accepted third party sources such as Bloomberg or Reuters.

      (ii)  "Valuation Date" means each Local Business Day.

      (iii) "Valuation Time" means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

      (iv) "Notification Time" means 11:00 a.m., New York time, on a Local Business Day.

      (v) External Verification. Notwithstanding anything to the contrary in the definitions of Valuation Agent or Valuation Date, at any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall (A) calculate the Secured Party's Exposure and the S&P Value of Posted Credit Suppport on each Valuation Date based on internal marks and
            (B) verify such calculations with external marks monthly by obtaining on the last Local Business Day of each calendar month two external marks for each Transaction to which this Annex relates and for all Posted Credit Support; such verification of the Secured Party's Exposure shall be based on the higher of the two external marks. Each external mark in respect of a Transaction shall be obtained from an independent Reference Market-maker that would be eligible and willing to enter into such Transaction in the absence of the current derivative provider, provided that an external mark may not be obtained from the same Reference Market-maker more than four times in any 12-month period. The Valuation Agent shall obtain these external marks directly or through an independent third party, in either case at no cost to Party B. The Valuation Agent shall calculate on each Valuation Date (for purposes of this paragraph, the last Local Business Day in each calendar month referred to above shall be considered a Valuation Date) the Secured Party's Exposure based on the greater of the Valuation Agent's internal marks and the external marks received. If the S&P Value on any such Valuation Date of all Posted Credit Support then held by the Secured Party is less than the S&P Credit Support Amount on such Valuation Date (in each case as determined pursuant to this paragraph), Party A shall, within three Local Business Days of such Valuation Date, Transfer to the Secured Party Eligible Credit Support having an S&P Value as of the date of Transfer at least equal to such deficiency.

      (vi) Notice to S&P. At any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall provide to S&P not later than the Notification Time on the Local Business Day following each Valuation Date its calculations of the Secured Party's Exposure and the S&P Value of any Eligible Credit Support or Posted Credit Support for that Valuation Date. The Valuation Agent shall also provide to S&P any external marks received pursuant to the preceding paragraph.

(d) Conditions Precedent and Secured Party's Rights and Remedies. The following Termination Events will be a "Specified Condition" for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): None.

(e)   Substitution.

      (i)   "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

      (ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f) Dispute Resolution.

      (i) "Resolution Time" means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

      (ii) Value. Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value, on any date, of Eligible Collateral will be calculated as follows:

            For Eligible Collateral comprised of Cash, the amount of such Cash.

            For Eligible Collateral comprising securities, the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and
            (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

      (iii) Alternative. The provisions of Paragraph 5 will apply; provided, that the obligation of the appropriate party to deliver the undisputed amount to the other party will not arise prior to the time that would otherwise have applied to the Transfer pursuant to, or deemed made, under Paragraph 3 if no dispute had arisen.

(g)   Holding and Using Posted Collateral.

      (i)   Eligibility to Hold Posted Collateral; Custodians.

            Party B is not and will not be entitled to hold Posted Collateral. Party B's Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the Custodian for Party B shall be the same banking institution that acts as Trustee for the Certificates. The Custodian or its parent shall have a short-term unsecured and unsubordinated debt rating from S&P of at least "A-1."

            Initially, the Custodian for Party B is: the Trustee.

      (ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B; therefore, Party B will not have any of the rights specified in Paragraph 6(c)(i) or 6 (c)(ii); provided, however, that the Trustee shall invest Cash Posted Credit Support in such investments as designated by Party A, with losses (net of gains) incurred in respect of such investments to be for the account of Party A; provided further, that such investments designated by Party A shall be limited to money market funds rated "AAAm" or "AAAm-G" by S&P and from which such invested Cash Posted Credit Support may be withdrawn upon no more than 2 Local Business Day's notice of a request for withdrawal.

(h)   Distributions and Interest Amount.

      (i) Interest Rate. The "Interest Rate" will be the actual interest rate earned on Posted Collateral in the form of Cash pursuant to Paragraph 13(g)(ii).

      (ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.

      (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i) Additional Representation(s). There are no additional representations by either party.

(j)   Other Eligible Support and Other Posted Support.

      (i) "Value" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

      (ii) "Transfer" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

(k) Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

      If to Party A:

            5 The North Colonnade
            Canary Wharf
            London  E14 4BB, England
            Attention:        Swaps Documentation
            Facsimile No.:    0207-773-6857/6858
            Telephone No.:    0207-773-6915/6904

            with a copy to:

            General Counsel's Office
            200 Park Avenue
            New York, NY  10166

            Notices to Party A shall not be deemed effective unless delivered to the London address set forth above.

      If to Party B or Custodian:

            BCAP LLC Trust 2007-AA3
            c/o Deutsche Bank National Trust Company
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Trust Administration - BC0703

(l) Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

      If to Party A:

      For Cash:

      Barclays Bank PLC, NY
      ABA #026-002-574
      F/O Barclays Swaps & Options Group NY
      A/C #: 050019228
      REF: Collateral

      For Treasury Securities:

      Bank of NYC/BBPLCLDN
      ABA #021-000-018

      If to Party B:

      Deutsche Bank National Trust Company
      ABA #: 021 001 033
      Acct #: 01419663
      Acct. Name: NYLTD Funds Control - Stars West
      Ref: Trust Administration - BCAP 2007-AA3

(m)   Other Provisions.

      (i) Collateral Account. The Secured Party shall cause any Custodian appointed hereunder to open and maintain a segregated trust account and to hold, record and identify all the Posted Collateral in such segregated trust account and, subject to Paragraph 8(a), such Posted Collateral shall at all times be and remain the property of the Pledgor and shall at no time constitute the property of, or be commingled with the property of, the Secured Party or the Custodian.

      (ii) Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term "Secured Party" as used in this Annex means only Party B, (b) the term "Pledgor" as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

      (iii) Calculation of Value. Paragraph 4(c) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, Moody's Second Trigger Value". Paragraph 4(d)(ii) is hereby amended by (A) deleting the words "a Value" and inserting in lieu thereof "an S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value" and (B) deleting the words "the Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5 (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Paragraph 5(i) (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5(i)(C) is hereby amended by deleting the word "the Value, if" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value, as may be". Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words "the Value" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value" and (2) deleting the second instance of the words "the Value" and inserting in lieu thereof "such disputed S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word "Value" and inserting in lieu thereof "least of the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value".

      (iv) Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

      (v) Events of Default. Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex. Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (vi) Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer of Eligible Collateral.

      (vii) Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after "the Interest Amount" in the fourth line thereof the words "less any applicable withholding taxes."

      (viii) Additional Definitions. As used in this Annex:

            "Collateral Event" means that no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold.

            "Exposure" has the meaning specified in Paragraph 12, except that after the word "Agreement" the words "(assuming, for this purpose only, that Part 1(f) of the Schedule is deleted)" shall be inserted.

            "Local Business Day" means: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, New York and the location of the Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and such other places as the parties shall agree.

            "Moody's First Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, the product of the applicable Moody's First Trigger Factor set forth in Table 1 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's First Trigger Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's First Trigger Ratings Threshold.

            "Moody's First Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (I) a Moody's First
                        Trigger Event has occurred and has been continuing (x) for at least 30 Local Business Days or (y) since this Annex was executed and (II) it is not the case that a Moody's Second Trigger Ratings Event has occurred and been continuing for at least 30 Local Business Days, an amount equal to the greater of (a) zero and (b) sum of (i) the Secured Party's Exposure for such Valuation
                        Date and (ii) the aggregate of Moody's First Trigger
                        Additional Collateralized Amounts for all
                        Transactions; or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's First Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "Moody's Second Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, (A) if such Transaction is not a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 2 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date and (B) if such Transaction is a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 3 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Ratings Threshold.

            "Moody's Second Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which it is the case that a
                        Moody's Second Trigger Ratings Event has occurred and been continuing for at least 30 Local Business Days, an amount equal to the greatest of (a) zero, (b) the sum of the amounts of the next payment due to be paid by Party A under each Transaction to which this Annex relates, and (c) the sum of (x) the Secured Party's
                        Exposure for such Valuation Date and (y) the aggregate of Moody's Second Trigger Additional Collateralized
                        Amounts for all Transactions; or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's Second Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's Second Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "S&P Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (i) no Relevant Entity
                        has credit ratings from S&P at least equal to the S&P
                        Required Ratings Threshold or (ii) an S&P Rating
                        Threshold Event has occurred and been continuing for at least 30 days, an amount equal to the sum of (1)
                        100.0% of the Secured Party's Exposure for such Valuation Date and (2) the product of the S&P
                        Volatility Buffer for each Transaction to which this Annex relates and the Notional Amount of each such Transaction for the Calculation Period which includes such Valuation Date, or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "S&P Rating Threshold Event" means, on any date, no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

            "S&P Value" means, on any date and with respect to any Eligible Collateral other than Cash, the product of (A) the bid price obtained by the Valuation Agent for such Eligible Collateral and (B) the S&P Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii).

            "S&P Volatility Buffer" means, for any Transaction, the related percentage set forth in the following table.

            The higher of  the S&P          Remaining      Remaining      Remaining       Remaining
            credit rating of (i) Party A    Weighted       Weighted        Weighted        Weighted
            and (ii) the Credit Support      Average        Average        Average         Average
            Provider of Party A, if         Maturity       Maturity        Maturity        Maturity
            applicable                    up to 3 years  up to 5 years  up to 10 years  up to 30 years
            ----------------------------  -------------  -------------  --------------  --------------
            At least "A-2"                    2.75%          3.25%          4.00%           4.75%
            "A-3"                             3.25%          4.00%          5.00%           6.25%
            "BB+" or lower                    3.50%          4.50%          6.75%           7.50%

            "Transaction-Specific Hedge" means any Transaction that is a cap, floor or swaption, or a Transaction in respect of which (x) the notional amount is "balance guaranteed" or (y) the notional amount for any Calculation Period otherwise is not a specific dollar amount that is fixed at the inception of the Transaction.

            "Valuation Percentage" shall mean, for purposes of determining the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage, Moody's First Trigger Valuation Percentage, or Moody's Second Trigger Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Paragraph 13(b)(ii).

            "Value" shall mean, in respect of any date, the related S&P Value, the related Moody's First Trigger Value, and the related Moody's Second Trigger Value.

               [Remainder of this page intentionally left blank]

                                     Table 1

                     Remaining
               Weighted Average Life
                 of Hedge in Years            Moody's First Trigger Factor
       --------------------------------------------------------------------
       Equal to or less than 1                            0.15%
       Greater than 1 but less than or
       equal to 2                                         0.30%
       Greater than 2 but less than or
       equal to 3                                         0.40%
       Greater than 3 but less than or
       equal to 4                                         0.60%
       Greater than 4 but less than or
       equal to 5                                         0.70%
       Greater than 5 but less than or
       equal to 6                                         0.80%
       Greater than 6 but less than or
       equal to 7                                         1.00%
       Greater than 7 but less than or
       equal to 8                                         1.10%
       Greater than 8 but less than or
       equal to 9                                         1.20%
       Greater than 9 but less than or
       equal to 10                                        1.30%
       Greater than 10 but less than or
       equal to 11                                        1.40%
       Greater than 11 but less than or
       equal to 12                                        1.50%
       Greater than 12 but less than or
       equal to 13                                        1.60%
       Greater than 13 but less than or
       equal to 14                                        1.70%
       Greater than 14 but less than or
       equal to 15                                        1.80%
       Greater than 15 but less than or
       equal to 16                                        1.90%
       Greater than 16 but less than or
       equal to 17                                        2.00%
       Greater than 17 but less than or
       equal to 18                                        2.00%
       Greater than 18 but less than or
       equal to 19                                        2.00%
       Greater than 19 but less than or
       equal to 20                                        2.00%
       Greater than 20 but less than or
       equal to 21                                        2.00%
       Greater than 21 but less than or
       equal to 22                                        2.00%
       Greater than 22 but less than or
       equal to 23                                        2.00%
       Greater than 23 but less than or
       equal to 24                                        2.00%
       Greater than 24 but less than or
       equal to 25                                        2.00%
       Greater than 25 but less than or
       equal to 26                                        2.00%
       Greater than 26 but less than or
       equal to 27                                        2.00%
       Greater than 27 but less than or
       equal to 28                                        2.00%
       Greater than 28 but less than or
       equal to 29                                        2.00%
       Greater than 29                                    2.00%

                                            Table 2

                    Remaining
              Weighted Average Life           Moody's Second Trigger
                of Hedge in Years                     Factor
       -------------------------------------------------------------
       Equal to or less than 1                         0.50%
       Greater than 1 but less than or                 1.00%
       equal to 2
       Greater than 2 but less than or                 1.50%
       equal to 3
       Greater than 3 but less than or                 1.90%
       equal to 4
       Greater than 4 but less than or                 2.40%
       equal to 5
       Greater than 5 but less than or                 2.80%
       equal to 6
       Greater than 6 but less than or                 3.20%
       equal to 7
       Greater than 7 but less than or                 3.60%
       equal to 8
       Greater than 8 but less than or                 4.00%
       equal to 9
       Greater than 9 but less than or                 4.40%
       equal to 10
       Greater than 10 but less than or                4.70%
       equal to 11
       Greater than 11 but less than or                5.00%
       equal to 12
       Greater than 12 but less than or                5.40%
       equal to 13
       Greater than 13 but less than or                5.70%
       equal to 14
       Greater than 14 but less than or                6.00%
       equal to 15
       Greater than 15 but less than or                6.30%
       equal to 16
       Greater than 16 but less than or                6.60%
       equal to 17
       Greater than 17 but less than or                6.90%
       equal to 18
       Greater than 18 but less than or                7.20%
       equal to 19
       Greater than 19 but less than or                7.50%
       equal to 20
       Greater than 20 but less than or                7.80%
       equal to 21
       Greater than 21 but less than or                8.00%
       equal to 22
       Greater than 22 but less than or                8.00%
       equal to 23
       Greater than 23 but less than or                8.00%
       equal to 24
       Greater than 24 but less than or                8.00%
       equal to 25
       Greater than 25 but less than or                8.00%
       equal to 26
       Greater than 26 but less than or                8.00%
       equal to 27
       Greater than 27 but less than or                8.00%
       equal to 28
       Greater than 28 but less than or                8.00%
       equal to 29
       Greater than 29                                 8.00%

                                     Table 3

                    Remaining
              Weighted Average Life
                of Hedge in Years           Moody's Second Trigger Factor
       -----------------------------------  -----------------------------
       Equal to or less than 1                          0.65%
       Greater than 1 but less than or                  1.30%
       equal to 2
       Greater than 2 but less than or                  1.90%
       equal to 3
       Greater than 3 but less than or                  2.50%
       equal to 4
       Greater than 4 but less than or                  3.10%
       equal to 5
       Greater than 5 but less than or                  3.60%
       equal to 6
       Greater than 6 but less than or                  4.20%
       equal to 7
       Greater than 7 but less than or                  4.70%
       equal to 8
       Greater than 8 but less than or                  5.20%
       equal to 9
       Greater than 9 but less than or                  5.70%
       equal to 10
       Greater than 10 but less than or                 6.10%
       equal to 11
       Greater than 11 but less than or                 6.50%
       equal to 12
       Greater than 12 but less than or                 7.00%
       equal to 13
       Greater than 13 but less than or                 7.40%
       equal to 14
       Greater than 14 but less than or                 7.80%
       equal to 15
       Greater than 15 but less than or                 8.20%
       equal to 16
       Greater than 16 but less than or                 8.60%
       equal to 17
       Greater than 17 but less than or                 9.00%
       equal to 18
       Greater than 18 but less than or                 9.40%
       equal to 19
       Greater than 19 but less than or                 9.70%
       equal to 20
       Greater than 20 but less than or                10.00%
       equal to 21
       Greater than 21 but less than or                10.00%
       equal to 22
       Greater than 22 but less than or                10.00%
       equal to 23
       Greater than 23 but less than or                10.00%
       equal to 24
       Greater than 24 but less than or                10.00%
       equal to 25
       Greater than 25 but less than or                10.00%
       equal to 26
       Greater than 26 but less than or                10.00%
       equal to 27
       Greater than 27 but less than or                10.00%
       equal to 28
       Greater than 28 but less than or                10.00%
       equal to 29
       Greater than 29                                 10.00%



   Copyright (C) 1994 by International Swaps and Derivatives Association, Inc.

                                   EXHIBIT P-3
                      GROUP I INTEREST RATE SWAP AGREEMENT


[BARCLAYS CAPITAL LOGO]

                                                Barclays Bank PLC
                                                5 The North Colonnade
                                                Canary Wharf
                                                London E14 4BB
                                                Tel +44 (0)20 7623 2323

DATE:                   May 31, 2007

TO:               BCAP LLC Trust 2007-AA3 (the "Trust"), Mortgage Pass-Through
                  Certificates, Series 2007-AA3, Group I Offered Certificates
                  Deutsche Bank National Trust Company, not individually, but solely as Trustee
                  1761 East St. Andrew Place
                  Santa Ana, California 92705
ATTENTION:        Trust Administration - BC0703
TELEPHONE:        714-247-6000
FACSIMILE:        714-656-2622

FROM:             Barclays Bank PLC

SUBJECT:          Fixed Income Derivatives Confirmation

REFERENCE NUMBER: 1751771B/Group I Interest Rate Swap Agreement

The purpose of this long-form confirmation ("Confirmation") is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between Barclays Bank PLC ("Party A") and Deutsche Bank National Trust Company, not individually, but solely as trustee (the "Trustee") on behalf of the trust with respect to the BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3, Group I Offered Certificates ("Party B") created under the Trust Agreement, dated as of May 1, 2007, among BCAP LLC, as Depositor, Deutsche Bank National Trust Company, as Trustee, and Wells Fargo Bank, National Association, as Custodian, (the "Base Agreement"). This Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation constitutes a "Confirmation" and also constitutes a "Schedule" as referred to in the ISDA Master Agreement, and Paragraph 13 of a Credit Support Annex to the Schedule.

1. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the "ISDA Master Agreement"), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the "Credit Support Annex"). For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement. In the event of any inconsistency among any of the following documents, the relevant document first listed shall govern: (i) this Confirmation, exclusive of the provisions set forth in Item 3 hereof and Annex A hereto; (ii) the provisions set forth in Item 3 hereof, which are incorporated by reference into the Schedule; (iii) the Credit Support Annex; (iv) the Definitions; and (v) the ISDA Master Agreement.

      Each reference herein to a "Section" (unless specifically referencing the Base Agreement) or to a "Section of this Agreement" will be construed as a reference to a Section of the ISDA Master Agreement; each reference herein to a "Part" will be construed as a reference to the provisions herein deemed incorporated in a Schedule to the ISDA Master Agreement; each reference herein to a "Paragraph" will be construed as a reference to a Paragraph of the Credit Support Annex.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

      Notional Amount:              With respect to any Calculation Period, the
                                    amount set forth for such period on Schedule
                                    I attached hereto.

      Trade Date:                   May 31, 2007

      Effective Date:               May 31, 2007

      Termination Date:             January 25, 2017, which for the purpose of
                                    the final Fixed Rate Payer Calculation
                                    Period is subject to No Adjustment, and for the purpose of the final Floating Rate Payer
                                    Calculation Period is subject to adjustment in accordance with the Business Day
                                    Convention.

      Fixed Amounts:

            Fixed Rate Payer:       Party B

            Fixed Rate Payer
            Period End Dates:       The 25th calendar day of each month during
                                    the Term of this Transaction, commencing
                                    June 25, 2007, subject to No Adjustment.

            Fixed Rate Payer
            Payment Dates:          Early Payment shall be applicable. For each
                                    Calculation Period, the Fixed Rate Payer
                                    Payment Date shall be the first Business Day prior to the related Fixed Rate Payer Period
                                    End Date.

            Fixed Rate:             5.000%

            Fixed Rate Day
            Count Fraction:         30/360

      Floating Amounts:

            Floating Rate Payer:    Party A

            Floating Rate Payer
            Period End Dates:       The 25th calendar day of each month during
                                    the Term of this Transaction, commencing
                                    June 25, 2007, subject to adjustment in
                                    accordance with the Business Day Convention.

            Floating Rate Payer
            Payment Dates:          Early Payment shall be applicable. For each
                                    Calculation Period, the Floating Rate Payer
                                    Payment Date shall be the first Business Day prior to the related Floating Rate Payer
                                    Period End Date.

            Floating Rate Option:   USD-LIBOR-BBA

            Designated Maturity:    One month

            Floating Rate Day
            Count Fraction:         Actual/360

            Reset Dates:            The first day of each Calculation Period.

            Compounding:            Inapplicable

            Business Days:          New York

            Business Day
            Convention:             Modified Following

            Calculation Agent:      Party A

            Upfront Payment:        USD 209,000 to be paid by Party B to Party A
                                    on May 31, 2007 (such amount to be paid on behalf of Party B by Barclays Capital Inc.).

      Account Details and Settlement Information:

            Payments to Party A:    Correspondent: BARCLAYS BANK PLC NEW YORK
                                    FEED: 026002574
                                    Beneficiary: BARCLAYS SWAPS
                                    Beneficiary Account: 050-01922-8

            Payments to Party B:    Deutsche Bank National Trust Company
                                    ABA #: 021 001 033
                                    Acct #: 01419663
                                    Acct. Name: NYLTD Funds Control - Stars West
                                    Ref: Trust Administration - BCAP 2007-AA3

3. Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1. Termination Provisions.

For the purposes of this Agreement:-

(a)   "Specified Entity" will not apply to Party A or Party B for any purpose.

(b) "Specified Transaction" will not apply to Party A or Party B for any purpose.

(c)   Events of Default.

      The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

      (i) The "Failure to Pay or Deliver" provisions of Section 5(a)(i) will apply to Party A and will apply to Party B.

      (ii) The "Breach of Agreement" provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(ii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(ii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iii) The "Credit Support Default" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in
            Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iv) The "Misrepresentation" provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

      (v) The "Default under Specified Transaction" provisions of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

      (vi) The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

            "Specified Indebtedness" will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A's banking business.

            "Threshold Amount" means with respect to Party A an amount equal to 3% of Party A's shareholders' equity (on a consolidated basis) determined in accordance with generally accepted accounting principles in Party A's jurisdiction of incorporation or organization as at the end of Party A's most recently completed fiscal year.

      (vii) The "Bankruptcy" provisions of Section 5(a)(vii) will apply to Party A and Party B; provided that clauses (2), (7) and (9) thereof shall not apply to Party B; provided further that clause (4) thereof shall not apply to Party B with respect to proceedings or petitions instituted or presented by Party A or any Affiliate of Party A; provided further that clause (6) shall not apply to Party B to the extent that it refers to (i) any appointment that is effected by or contemplated in connection with the Base Agreement (as defined above) or (ii) any appointment to which Party B has not become subject; and provided further that clause (8) shall not apply to Party B to the extent that clause (8) relates to clauses of Section 5(a)(vii) that are not applicable to Party B.

     (viii) The "Merger Without Assumption" provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)   Termination Events.

      The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to "Illegality" the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with
      Section 6 of this Agreement.

      (i) The "Illegality" provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

      (ii) The "Tax Event" provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B.

      (iii) The "Tax Event Upon Merger" provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

      (iv) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e) The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)   Payments on Early Termination. For the purpose of Section 6(e) of this
      Agreement:

      (i) Market Quotation will apply, provided, however, that, in the event of a Derivative Provider Trigger Event, the following provisions will apply:

            (A) The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

                  "Market Quotation" means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

            (B) The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

                  "Settlement Amount" means, with respect to any Early Termination Date, an amount equal to:

                  (a) If a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the day falling ten Local Business Days after the day on which the Early Termination Date is designated, or such later day as Party B may specify in writing to Party A, but in either case no later than one Local Business Day prior to the Early Termination Date (such day, the "Latest Settlement Amount Determination Day"), the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

                  (b) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value); or

                  (c) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement remains capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B's Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

            (C) Party A may obtain Market Quotations, and if Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

            (D) If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

                  "(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with
                  Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted-off against any amount payable by Party B under the immediately preceding clause (I)."

            (E) At any time on or before the Latest Settlement Amount Determination Day at which two or more Market Quotations from Approved Replacements remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value).

      (ii)  The Second Method will apply.

(g)   "Termination Currency" means USD.

(h) Additional Termination Events. Additional Termination Events will apply as provided in Part 5(c).

Part 2. Tax Matters.

(a)   Tax Representations.

      (i)   Payer Representations. For the purpose of Section 3(e) of this
            Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

      (ii)  Payee Representations. For the purpose of Section 3(f) of this
            Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

(b)   Tax Provisions.

      (i) Indemnifiable Tax. Notwithstanding the definition of "Indemnifiable Tax" in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes unless (i) such Taxes are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in
            Section 14). In relation to payments by Party B, no Tax shall be an Indemnifiable Tax, unless the Tax is due to a Change in Tax Law and otherwise satisfies the definition of Indemnifiable Tax provided in
            Section 14.

Part 3. Agreement to Deliver Documents.

(a) For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to   Form/Document/                                Date by which to
deliver document    Certificate                                   be delivered

Party A             Any form or document required or reasonably   Promptly upon reasonable demand by Party B.
                    requested to allow Party B to make payments
                    under the Agreement without any deduction or
                    withholding for or on account of any Tax, or
                    with such deduction or withholding at a
                    reduced rate.

Party B             (i) A correct, complete and duly executed     In each case (i) upon entering into this
                    IRS Form W-9 (or any successor thereto) of    Agreement, (ii) in the case of a W-8ECI,
                    the Trust that eliminates U.S. federal        W-8IMY, and W-8BEN that does not include a
                    withholding and backup withholding tax on     U.S. taxpayer identification number in
                    payments under this Agreement, (ii) if        line 6, before December 31 of each third
                    requested by Party A, a correct, complete     succeeding calendar year, (iii) promptly
                    and executed Form W-8IMY of the Trust, and    upon reasonable demand by Party A, and
                    (iii) a complete and executed IRS Form W-9,   (iv) promptly upon actual knowledge that
                    W-8BEN, W-8ECI, or W-8IMY (with attachments)  any such Form previously provided by Party
                    (as appropriate) from each Certificateholder  B has become obsolete or incorrect.
                    that is not an "exempt recipient" as that
                    term is defined in Treasury regulations
                    section 1.6049-4(c)(1)(ii), that eliminates
                    U.S. federal withholding and backup
                    withholding tax on payments under this
                    Agreement.

(b)   For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver   Form/Document/                                         Date by which to          Covered by Section 3(d)
document                    Certificate                                            be delivered              Representation
Party A and                 Any documents  reasonably required by the receiving    Upon the execution and    Yes
Party B                     party to evidence the  authority of the  delivering    delivery of this
                            party or its Credit Support  Provider,  if any, for    Agreement
                            it to  execute  and  deliver  the  Agreement,  this
                            Confirmation,  and any Credit Support  Documents to
                            which it is a party,  and to evidence the authority
                            of  the  delivering  party  or its  Credit  Support
                            Provider  to  perform  its  obligations  under  the
                            Agreement,   this   Confirmation   and  any  Credit
                            Support Document, as the case may be

Party A and                 A certificate  of an authorized  officer of the party  Upon the execution and    Yes
Party B                     (except,  with  respect to Party B, of the  Trustee),  delivery of this as to the  incumbency and authority of the respective  Agreement officers  of the party  signing the  Agreement,  this
                            Confirmation,   and  any  relevant   Credit   Support
                            Document, as the case may be

Party A                     An opinion of counsel to Pary A reasonably             Upon the execution and    No
                            satisfactory to Party B.                               delivery of this
                                                                                   Agreement

Party B                     An opinion of counsel to Party B reasonably            Upon the execution and    No
                            satisfactory to Party A.                               delivery of this
                                                                                   Agreement

Party B                     An executed copy of the Base Agreement                 Within 30 days after      No
                                                                                   the date of this
                                                                                   Agreement.

Part 4. Miscellaneous.

(a)   Address for Notices: For the purposes of Section 12(a) of this Agreement:

      Address for notices or communications to Party A:

      Address:    The North Colonnade
                  Canary Wharf
                  London E14 4BB
      Facsimile:  44(20) 777 36461
      Phone:      44(20) 777 36810
      (For all purposes)

      Address for notices or communications to Party B:

      Address:    1761 East St. Andrew Place
                  Santa Ana, California 92705
      Attention:  Trust Administration - BC0703
      Facsimile:  (714) 656-2622
      Phone:      (714) 247 6000

      (For all purposes)

(b)   Process Agent. For the purpose of Section 13(c):

      Party A appoints as its Process Agent: Not applicable.

      Party B appoints as its Process Agent: Not applicable.

(c)   Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)   Multibranch Party. For the purpose of Section 10(c) of this Agreement:

      Party A is not a Multibranch Party.

      Party B is not a Multibranch Party.

(e)   Calculation Agent. The Calculation Agent is Party A.

(f)   Credit Support Document.

      Party A: The Credit Support Annex, and any guarantee in support of Party A's obligations under this Agreement.

      Party B: The Credit Support Annex, solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex.

(g)   Credit Support Provider.

      Party A: The guarantor under any guarantee in support of Party A's obligations under this Agreement.

      Party B:    None.

(h) Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i) Netting of Payments. The parties agree that subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j) Affiliate. "Affiliate" shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5. Other Provisions.

(a) Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the "Definitions"), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a "Swap Transaction" shall be deemed references to a "Transaction" for purposes of this Agreement, and (ii) references to a "Transaction" in this Agreement shall be deemed references to a "Swap Transaction" for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Base Agreement.

(b)   Amendments to ISDA Master Agreement.

      (i) Single Agreement. Section 1(c) is hereby amended by the adding the words "including, for the avoidance of doubt, the Credit Support Annex" after the words "Master Agreement".

      (ii) Change of Account. Section 2(b) is hereby amended by the addition of the following after the word "delivery" in the first line thereof:

            "to another account in the same legal and tax jurisdiction as the original account".

      (iv) Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

            "(g)  Relationship Between Parties.

                  (1) Non-Reliance. Party A is acting for its own account, and with respect to Party B, the Trustee is executing this Agreement on behalf of Party B in its capacity as trustee of the Trust. Each party has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

                  (2) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

                  (3) Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

                  (4) Status of Parties. The other party is not acting as fiduciary for or advisor to it in respect of the Transaction.

                  (5) Eligible Contract Participant. It is an "eligible contract participant" as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended."

      (v) Transfer to Avoid Termination Event. Section 6(b)(ii) is hereby amended by deleting the words "or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party."

      (vi) Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word "non-" and (ii) deleting the final paragraph thereof.

(c) Additional Termination Events. The following Additional Termination Events will apply:

      (i) First Rating Trigger Collateral. If (A) it is not the case that a Moody's Second Trigger Ratings Event has occurred and been continuing for 30 or more Local Business Days and (B) Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (ii) Second Rating Trigger Replacement. If (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) (i) at least one Eligible Replacement has made a Firm Offer to be the transferee of all of Party A's rights and obligations under this Agreement (and such Firm Offer remains an offer that will become legally binding upon such Eligible Replacement upon acceptance by the offeree) and/or (ii) an Eligible Guarantor has made a Firm Offer to provide an Eligible Guarantee (and such Firm Offer remains an offer that will become legally binding upon such Eligible Guarantor immediately upon acceptance by the offeree), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (iii) Amendment of Base Agreement. If, without the prior written consent of Party A where such consent is required under the Base Agreement, an amendment is made to the Base Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A (excluding, for the avoidance of doubt, any amendment to the Base Agreement that is entered into solely for the purpose of appointing a successor servicer, master servicer, securities administrator, trustee or other service provider) under this Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (iv) Termination of Trust. If, the Trust is terminated pursuant to the Base Agreement and all rated certificates or notes, as applicable, have been paid in accordance with the terms of the Base Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (v) Securitization Unwind. If a Securitization Unwind (as hereinafter defined) occurs, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event. The Early Termination Date in respect of such Additional Termination Event shall not be earlier than the 10th day of the month of the Distribution Date upon which final distribution on the Certificates will be made. As used herein, "Securitization Unwind" means notice of the requisite amount of a party's intention to exercise its option to purchase the underlying mortgage loans pursuant the Base Agreement is given by the Trustee to certificateholders or noteholders, as applicable, pursuant to the Base Agreement.

(d) Required Ratings Downgrade Event. In the event that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold of each relevant Swap Rating Agency (such event, a "Required Ratings Downgrade Event"), then Party A shall, as soon as reasonably practicable and so long as a Required Ratings Downgrade Event is in effect, at its own expense, use commercially reasonable efforts to procure either (A) a Permitted Transfer or (B) an Eligible Guarantee from an Eligible Guarantor.

(e)   Transfers.

      (i)   Section 7 is hereby amended to read in its entirety as follows:

            "Subject to Section 6(b)(ii), neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under the Agreement or any Transaction without (a) the prior written consent of the other party and (b) satisfaction of the Rating Agency Condition, except that:

            (a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement);

            (b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e); and

            (c) Party A may transfer or assign this Agreement to any Person, including, without limitation, another of Party A's offices, branches or affiliates (any such Person, office, branch or affiliate, a "Transferee") on at least five Business Days' prior written notice to Party B and the Trustee; provided that, with respect to this clause (c), (A) as of the date of such transfer the Transferee will not be required to withhold or deduct on account of a Tax from any payments under this Agreement unless the Transferee will be required to make payments of additional amounts pursuant to Section 2(d)(i)(4) of this Agreement in respect of such Tax (B) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer; (C) such notice is accompanied by a written instrument pursuant to which the Transferee acquires and assumes the rights and obligations of Party A so transferred; (D) Party A will be responsible for any costs or expenses incurred in connection with such transfer and (E) Party A obtains in respect of such transfer a written acknowledgement of satisfaction of the Rating Agency Condition (except for Moody's). Party B will execute such documentation provided to it as is reasonably deemed necessary by Party A for the effectuation of any such transfer."

      (ii) If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A's written request and at Party A's expense, execute such documentation provided to it as is reasonably deemed necessary by Party A to effect such transfer.

      (iii) Upon any transfer of this Agreement by Party A, each of the transferee and the transferor must be a "dealer in notional principal contracts" for purposes of Treasury regulations section 1.1001-4(a). For the avoidance of doubt, the Trustee is not obligated to determine whether each of the transferee and the transferor are such "dealers in notional principal contracts."

(f) Non-Recourse. Party A acknowledges and agree that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Base Agreement and that Party A will not have any recourse to any of the directors, officers, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. The Trustee shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the account held by the Trust from the Trust created pursuant to the Base Agreement. This provision will survive the termination of this Agreement.

(g) Rating Agency Notifications. Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Swap Rating Agency has been given prior written notice of such designation or transfer.

(h)   No Set-off. Except as expressly provided for in Section 2(c), Section 6 or
      Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.
      Section 6(e) shall be amended by deleting the following sentence: "The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.".

(i) Amendment. Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Swap Rating Agencies has been provided prior written notice of the same and each relevant Swap Rating Agency (other than Moody's) confirms in writing (including by facsimile transmission) that it will not downgrade, withdraw or otherwise modify its then-current ratings of the Certificates or the Notes.

(j) Notice of Certain Events or Circumstances. Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Swap Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(j) shall not constitute an Event of Default or a Termination Event.

(k) Proceedings. No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Trust, or the trust formed pursuant to the Base Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes; provided, however, that nothing will preclude, or be deemed to stop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by Party B or (B) any involuntary insolvency proceeding filed or commenced by a Person other than Party A, or (ii) from commencing against Party B or any of the Collateral any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. This provision will survive the termination of this Agreement.

(l) Trustee Liability Limitations. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Deutsche Bank National Trust Company ("DBNTC") not in its individual capacity, but solely as Trustee under the Base Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) DBNTC has been directed pursuant to the Base Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of DBNTC but is made and intended for the purpose of binding only the Trust; and (d) under no circumstances shall DBNTC in its individual capacity be personally liable for any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

(m) Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

      The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(n) Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

(o) Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(p) Regarding Party A. Party B acknowledges and agrees that Party A, in its capacity as swap provider, has had and will have no involvement in and, accordingly Party A accepts no responsibility for: (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as the Counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information (other than disclosure and information furnished by Party A) contained in any offering circular for the Certificates, the Base Agreement, or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Certificates;
      (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B's existence.

(q)   Additional Definitions.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Base Agreement. In addition, as used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

            "Approved Ratings Threshold" means each of the S&P Approved Ratings Threshold and the Moody's First Trigger Ratings Threshold.

            "Approved Replacement" means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), and (c) of the definition of Permitted Transfer if such entity were a Transferee, as defined in the definition of Permitted Transfer.

            "Derivative Provider Trigger Event" means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event (other than Illegality or Tax Event) with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

            "Eligible Guarantee" means an unconditional and irrevocable guarantee of all present and future obligations (for the avoidance of doubt, not limited to payment obligations) of Party A or an Eligible Replacement to Party B under this Agreement that is provided by an Eligible Guarantor as principal debtor rather than surety and that is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition, and either (A) a law firm has given a legal opinion confirming that none of the guarantor's payments to Party B under such guarantee will be subject to Tax collected by withholding or
            (B) such guarantee provides that, in the event that any of such guarantor's payments to Party B are subject to Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such withholding been required.

            "Eligible Guarantor" means an entity that (A) has credit ratings at least equal to the Approved Ratings Threshold or (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue.

            "Eligible Replacement" means an entity (A) that has credit ratings at least equal to the Approved Ratings Threshold, (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue, or (C) the present and future obligations (for the avoidance of doubt, not limited to payment obligations) of which entity to Party B under this Agreement (or any replacement agreement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by an Eligible Guarantor.

            "Firm Offer" means (A) with respect to an Eligible Replacement, a quotation from such Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B, and (B) with respect to an Eligible Guarantor, an offer by such Eligible Guarantor to provide an Eligible Guarantee that will become legally binding upon such Eligible Guarantor upon acceptance by the offeree.

            "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

            "Moody's First Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A2" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-1", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A1".

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Rating Threshold.

            "Moody's Second Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-2", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3".

            "Permitted Transfer" means a transfer by novation by Party A to a transferee (the "Transferee") of all, but not less than all, of Party A's rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement that is a recognized dealer in interest rate swaps, (b) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under
            Section 2(d)(i)(4), (c) an Event of Default or Termination Event would not occur as a result of such transfer, (d) pursuant to a written instrument (the "Transfer Agreement"), the Transferee acquires and assumes all rights and obligations of Party A under the Agreement and the relevant Transaction, (e) such Transfer Agreement is effective to transfer to the Transferee all, but not less than all, of Party A's rights and obligations under the Agreement and all relevant Transactions; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); (g) Moody's has been given prior written notice of such transfer and the Rating Agency Condition (except for Moody's) is satisfied; and (h) such transfer otherwise complies with the terms of the Base Agreement.

            "Rating Agency Condition" means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of the relevant Swap Rating Agencies and receive from each such Swap Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes; provided, however, with respect to Moody's, the Rating Agency Condition will be satisfied upon the delivery of written notice to Moody's of such proposed act or omission to act where consultation with each of the relevant Swap Rating Agencies is required.

            "Relevant Entity" means Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

            "Replacement Transaction" means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (i) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, and (ii) has terms which are substantially the same as this Agreement, including, without limitation, rating triggers, Regulation AB compliance, and credit support documentation, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions.

            "Required Ratings Downgrade Event" shall have the meaning assigned thereto in Part 5(d).

            "Required Ratings Threshold" means each of the S&P Required Ratings Threshold and the Moody's Second Trigger Ratings Threshold

            "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

            "S&P Approved Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating from S&P of "A-1", or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating from S&P of "A+".

            "S&P Required Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from S&P of "BBB+".

            "Swap Rating Agencies" means, with respect to any date of determination, each of S&P and Moody's, but only to the extent that each such rating agency is then providing a rating for any of the certificates or notes issued under the Base Agreement.

               [Remainder of this page intentionally left blank.]

The time of dealing will be confirmed by Party A upon written request. Barclays is regulated by the Financial Services Authority. Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both
(i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operation. Your failure to respond within such period shall not affect the validity or enforceability of the Transaction against you. This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Party B requests such a copy.

For and on behalf of          For and on behalf of
BARCLAYS BANK PLC             BCAP LLC Trust 2007-AA3
                              By: Deutsche Bank National Trust Company,  not
                              individually, but solely as trustee of the Trust

/s/ Shain Kalmanowitz         /s/ Amy Stoddard
Name: Shain Kalmanowitz       Name: Amy Stoddard
Title: Authorized Signatory   Title: Authorized Signer
Date:                         Date:

Barclays Bank PLC and its Affiliates, including Barclays Capital Inc., may share with each other information, including non-public credit information, concerning its clients and prospective clients. If you do not want such information to be shared, you must write to the Director of Compliance, Barclays Bank PLC, 200 Park Avenue, New York, NY 10166.

                                   SCHEDULE I

         From and including   To but excluding   Notional Amount (USD)
         ------------------   ----------------   ---------------------
             31-May-07           25-Jun-07              576,263,000.00
             25-Jun-07           25-Jul-07              565,093,851.00
             25-Jul-07           25-Aug-07              551,633,698.90
             25-Aug-07           25-Sep-07              538,493,748.79
             25-Sep-07           25-Oct-07              525,666,390.86
             25-Oct-07           25-Nov-07              513,144,196.03
             25-Nov-07           25-Dec-07              500,919,911.65
             25-Dec-07           25-Jan-08              488,986,457.30
             25-Jan-08           25-Feb-08              477,336,920.71
             25-Feb-08           25-Mar-08              465,964,553.77
             25-Mar-08           25-Apr-08              454,862,768.65
             25-Apr-08           25-May-08              444,025,133.96
             25-May-08           25-Jun-08              433,445,371.06
             25-Jun-08           25-Jul-08              423,117,350.45
             25-Jul-08           25-Aug-08              413,035,088.19
             25-Aug-08           25-Sep-08              403,192,742.47
             25-Sep-08           25-Oct-08              393,584,610.24
             25-Oct-08           25-Nov-08              384,205,123.91
             25-Nov-08           25-Dec-08              375,048,848.10
             25-Dec-08           25-Jan-09              366,110,476.59
             25-Jan-09           25-Feb-09              357,384,829.16
             25-Feb-09           25-Mar-09              348,866,848.63
             25-Mar-09           25-Apr-09              340,551,598.00
             25-Apr-09           25-May-09              332,434,257.48
             25-May-09           25-Jun-09              324,510,121.81
             25-Jun-09           25-Jul-09              316,774,597.50
             25-Jul-09           25-Aug-09              309,223,200.15
             25-Aug-09           25-Sep-09              301,851,551.92
             25-Sep-09           25-Oct-09              294,655,378.98
             25-Oct-09           25-Nov-09              287,630,508.99
             25-Nov-09           25-Dec-09              280,772,868.76
             25-Dec-09           25-Jan-10              274,078,481.86
             25-Jan-10           25-Feb-10              267,543,466.32
             25-Feb-10           25-Mar-10              261,164,032.43
             25-Mar-10           25-Apr-10              254,936,480.47
             25-Apr-10           25-May-10              248,857,198.66
             25-May-10           25-Jun-10              242,922,661.01
             25-Jun-10           25-Jul-10              237,129,425.31
             25-Jul-10           25-Aug-10              231,474,131.14
             25-Aug-10           25-Sep-10              225,953,497.93
             25-Sep-10           25-Oct-10              220,564,323.05
             25-Oct-10           25-Nov-10              215,303,479.97
             25-Nov-10           25-Dec-10              210,167,916.43
             25-Dec-10           25-Jan-11              205,154,652.75
             25-Jan-11           25-Feb-11              200,260,780.00
             25-Feb-11           25-Mar-11              195,483,458.40
             25-Mar-11           25-Apr-11              190,819,915.66
             25-Apr-11           25-May-11              186,267,445.34
             25-May-11           25-Jun-11              181,823,405.34
             25-Jun-11           25-Jul-11              177,485,216.33
             25-Jul-11           25-Aug-11              173,250,360.31
             25-Aug-11           25-Sep-11              169,116,379.08
             25-Sep-11           25-Oct-11              165,080,872.89
             25-Oct-11           25-Nov-11              161,141,499.02
             25-Nov-11           25-Dec-11              157,186,912.00
             25-Dec-11           25-Jan-12              148,249,053.52
             25-Jan-12           25-Feb-12              127,992,131.87
             25-Feb-12           25-Mar-12              101,153,508.57
             25-Mar-12           25-Apr-12               98,737,639.95
             25-Apr-12           25-May-12               96,379,359.38
             25-May-12           25-Jun-12               94,077,296.11
             25-Jun-12           25-Jul-12               91,830,111.98
             25-Jul-12           25-Aug-12               89,636,500.66
             25-Aug-12           25-Sep-12               87,495,186.85
             25-Sep-12           25-Oct-12               85,404,925.64
             25-Oct-12           25-Nov-12               83,364,501.64
             25-Nov-12           25-Dec-12               81,372,728.42
             25-Dec-12           25-Jan-13               79,428,447.73
             25-Jan-13           25-Feb-13               77,530,528.87
             25-Feb-13           25-Mar-13               75,677,868.03
             25-Mar-13           25-Apr-13               73,869,387.67
             25-Apr-13           25-May-13               72,104,035.83
             25-May-13           25-Jun-13               70,380,785.62
             25-Jun-13           25-Jul-13               68,698,634.51
             25-Jul-13           25-Aug-13               67,056,603.88
             25-Aug-13           25-Sep-13               65,453,738.34
             25-Sep-13           25-Oct-13               63,889,105.24
             25-Oct-13           25-Nov-13               62,361,794.10
             25-Nov-13           25-Dec-13               57,006,492.06
             25-Dec-13           25-Jan-14               49,515,832.36
             25-Jan-14           25-Feb-14               43,456,912.19
             25-Feb-14           25-Mar-14               42,418,156.53
             25-Mar-14           25-Apr-14               41,404,177.62
             25-Apr-14           25-May-14               40,414,385.46
             25-May-14           25-Jun-14               39,448,204.03
             25-Jun-14           25-Jul-14               38,505,071.05
             25-Jul-14           25-Aug-14               37,584,437.58
             25-Aug-14           25-Sep-14               36,685,767.76
             25-Sep-14           25-Oct-14               35,808,538.48
             25-Oct-14           25-Nov-14               34,952,239.06
             25-Nov-14           25-Dec-14               34,116,370.98
             25-Dec-14           25-Jan-15               33,300,447.55
             25-Jan-15           25-Feb-15               32,503,993.71
             25-Feb-15           25-Mar-15               31,726,545.64
             25-Mar-15           25-Apr-15               30,967,650.60
             25-Apr-15           25-May-15               30,226,866.62
             25-May-15           25-Jun-15               29,503,762.22
             25-Jun-15           25-Jul-15               28,797,916.18
             25-Jul-15           25-Aug-15               28,108,917.34
             25-Aug-15           25-Sep-15               27,436,364.31
             25-Sep-15           25-Oct-15               26,779,865.22
             25-Oct-15           25-Nov-15               26,139,037.56
             25-Nov-15           25-Dec-15               25,513,507.90
             25-Dec-15           25-Jan-16               24,902,911.71
             25-Jan-16           25-Feb-16               24,306,893.12
             25-Feb-16           25-Mar-16               23,725,104.76
             25-Mar-16           25-Apr-16               23,157,207.49
             25-Apr-16           25-May-16               22,602,870.24
             25-May-16           25-Jun-16               22,061,769.85
             25-Jun-16           25-Jul-16               21,533,590.84
             25-Jul-16           25-Aug-16               21,018,025.21
             25-Aug-16           25-Sep-16               20,514,772.34
             25-Sep-16           25-Oct-16               20,023,538.72
             25-Oct-16           25-Nov-16               19,544,037.85
             25-Nov-16           25-Dec-16               17,147,751.35
             25-Dec-16           25-Jan-17               16,737,187.32

                                     Annex A

                    Paragraph 13 of the Credit Support Annex

                                                                         ANNEX A

                                     ISDA(R)

                              CREDIT SUPPORT ANNEX

                             to the Schedule to the
                              ISDA Master Agreement
                        dated as of May 31, 2007 between
      Barclays Bank PLC (hereinafter referred to as "Party A" or "Pledgor")
                                       and
 BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3, Group I Offered Certificates (the "Trust") (hereinafter referred to as "Party
       B" or "Secured Party") by Deutsche Bank National Trust Company, not individually, but solely as trustee (the "Trustee")

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Paragraph 13. Elections and Variables.

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes the following additional obligations:

      With respect to Party A: not applicable.

      With respect to Party B: not applicable.

(b)   Credit Support Obligations.

      (i)   Delivery Amount, Return Amount and Credit Support Amount.

            (A) "Delivery Amount" has the meaning specified in Paragraph 3(a) as amended (I) by deleting the words "upon a demand made by the Secured Party on or promptly following a Valuation Date" and inserting in lieu thereof the words "not later than the close of business on the next Local Business Day following a Valuation Date" and (II) by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party." and inserting in lieu thereof the following:

                  The "Delivery Amount" applicable to the Pledgor for any Valuation Date will equal the greatest of

                  (1) the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party,

                  (2) the amount by which (a) the Moody's First Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party, and

                  (3) the amount by which (a) the Moody's Second Trigger Credit Support Amount for such Valuation Date exceeds
                        (b) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party.

            (B) "Return Amount" has the meaning specified in Paragraph 3(b) as amended by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Credit Support Amount." and inserting in lieu thereof the following:

                  The "Return Amount" applicable to the Secured Party for any Valuation Date will equal the least of

                  (1) the amount by which (a) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date,

                  (2) the amount by which (a) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's First Trigger Credit Support Amount for such Valuation Date, and

                  (3) the amount by which (a) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's Second Trigger Credit Support Amount for such Valuation Date.

            (C) "Credit Support Amount" shall not apply. For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody's First Trigger Credit Support Amount, or the Moody's Second Trigger Credit Support Amount, in each case for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

      (ii)  Eligible Collateral.

            On any date, the following items will qualify as "Eligible Collateral" (for the avoidance of doubt, all Eligible Collateral to be denominated in USD):

                                                                                    Moody's                         Moody's
                                                           S&P Valuation    First Trigger Valuation         Second Trigger Valuation
      Collateral                                            Percentage             Percentage                      Percentage
      ----------                                           -------------    -----------------------         ------------------------
(A)   Cash                                                     100%                   100%                            100%

(B)   Fixed-rate negotiable debt obligations issued by
      the U.S. Treasury Department having a remaining          98.9%                  100%                            100%
      maturity on such date of not more than one year

(C)   Fixed-rate negotiable debt obligations issued by
      the U.S. Treasury Department having a remaining
      maturity on such date of more than one year but not      92.5%                  100%                            94%
      more than ten years

(D)   Fixed-rate negotiable debt obligations issued by
      the U.S. Treasury Department having a remaining          88.6%                  100%                            88%
      maturity on such date of more than ten years

      Notwithstanding the Valuation Percentages set forth in the preceding table, upon the first Transfer of Eligible Collateral under this Annex, the Pledgor may, at the Pledgor's expense, agree the Valuation Percentages in relation to (B) through (D) above with the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates), and upon such agreement as evidenced in writing, such Valuation Percentages shall supersede those set forth in the preceding table.

      (iii) Other Eligible Support.

            The following items will qualify as "Other Eligible Support" for the party specified:

            Such Other Eligible Support as the Pledgor may designate; provided, at the expense of the Pledgor, the prior written consent of the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates) shall have been obtained. For the avoidance of doubt, there are no items that qualify as Other Eligible Support as of the date of this Annex.

      (iv)  Threshold.

            (A) "Independent Amount" means zero with respect to Party A and Party B.

            (B) "Threshold" means, with respect to Party A and any Valuation Date, zero if (i) no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or
                  (ii) a Collateral Event has occurred and has been continuing
                  (x) for at least 30 days or (y) since this Annex was executed; otherwise, infinity.

                  "Threshold" means, with respect to Party B and any Valuation Date, infinity.

            (C) "Minimum Transfer Amount" means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Class Certificate Balance of the Certificates rated by S&P ceases to be more than USD 50,000,000, "Minimum Transfer Amount" means USD 50,000, and provided further, with respect to the Secured Party at any time when the Secured Party is a Defaulting Party, "Minimum Transfer Amount" means zero.

            (D) Rounding: The Delivery Amount will be rounded up and the Return Amount will be rounded down to the nearest multiple of USD 1,000, respectively.

(c)   Valuation and Timing.

      (i) "Valuation Agent" means Party A. The Valuation Agent's calculations shall be made in accordance with standard market practices using commonly accepted third party sources such as Bloomberg or Reuters.

      (ii)  "Valuation Date" means each Local Business Day.

      (iii) "Valuation Time" means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

      (iv) "Notification Time" means 11:00 a.m., New York time, on a Local Business Day.

      (v) External Verification. Notwithstanding anything to the contrary in the definitions of Valuation Agent or Valuation Date, at any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall (A) calculate the Secured Party's Exposure and the S&P Value of Posted Credit Suppport on each Valuation Date based on internal marks and
            (B) verify such calculations with external marks monthly by obtaining on the last Local Business Day of each calendar month two external marks for each Transaction to which this Annex relates and for all Posted Credit Support; such verification of the Secured Party's Exposure shall be based on the higher of the two external marks. Each external mark in respect of a Transaction shall be obtained from an independent Reference Market-maker that would be eligible and willing to enter into such Transaction in the absence of the current derivative provider, provided that an external mark may not be obtained from the same Reference Market-maker more than four times in any 12-month period. The Valuation Agent shall obtain these external marks directly or through an independent third party, in either case at no cost to Party B. The Valuation Agent shall calculate on each Valuation Date (for purposes of this paragraph, the last Local Business Day in each calendar month referred to above shall be considered a Valuation Date) the Secured Party's Exposure based on the greater of the Valuation Agent's internal marks and the external marks received. If the S&P Value on any such Valuation Date of all Posted Credit Support then held by the Secured Party is less than the S&P Credit Support Amount on such Valuation Date (in each case as determined pursuant to this paragraph), Party A shall, within three Local Business Days of such Valuation Date, Transfer to the Secured Party Eligible Credit Support having an S&P Value as of the date of Transfer at least equal to such deficiency.

      (vi) Notice to S&P. At any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall provide to S&P not later than the Notification Time on the Local Business Day following each Valuation Date its calculations of the Secured Party's Exposure and the S&P Value of any Eligible Credit Support or Posted Credit Support for that Valuation Date. The Valuation Agent shall also provide to S&P any external marks received pursuant to the preceding paragraph.

(d) Conditions Precedent and Secured Party's Rights and Remedies. The following Termination Events will be a "Specified Condition" for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): None.

(e)   Substitution.

      (i)   "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

      (ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)   Dispute Resolution.

      (i) "Resolution Time" means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

      (ii) Value. Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value, on any date, of Eligible Collateral will be calculated as follows:

            For Eligible Collateral comprised of Cash, the amount of such Cash.

            For Eligible Collateral comprising securities, the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and
            (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

      (iii) Alternative. The provisions of Paragraph 5 will apply; provided, that the obligation of the appropriate party to deliver the undisputed amount to the other party will not arise prior to the time that would otherwise have applied to the Transfer pursuant to, or deemed made, under Paragraph 3 if no dispute had arisen.

(g)   Holding and Using Posted Collateral.

      (i)   Eligibility to Hold Posted Collateral; Custodians.

            Party B is not and will not be entitled to hold Posted Collateral. Party B's Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the Custodian for Party B shall be the same banking institution that acts as Trustee for the Certificates. The Custodian or its parent shall have a short-term unsecured and unsubordinated debt rating from S&P of at least "A-1."

            Initially, the Custodian for Party B is: the Trustee.

      (ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B; therefore, Party B will not have any of the rights specified in Paragraph 6(c)(i) or 6 (c)(ii); provided, however, that the Trustee shall invest Cash Posted Credit Support in such investments as designated by Party A, with losses (net of gains) incurred in respect of such investments to be for the account of Party A; provided further, that such investments designated by Party A shall be limited to money market funds rated "AAAm" or "AAAm-G" by S&P and from which such invested Cash Posted Credit Support may be withdrawn upon no more than 2 Local Business Day's notice of a request for withdrawal.

(h)   Distributions and Interest Amount.

      (i) Interest Rate. The "Interest Rate" will be the actual interest rate earned on Posted Collateral in the form of Cash pursuant to Paragraph 13(g)(ii).

      (ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.

      (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i) Additional Representation(s). There are no additional representations by either party.

(j)   Other Eligible Support and Other Posted Support.

      (i) "Value" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

      (ii) "Transfer" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

(k) Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

      If to Party A:

            5 The North Colonnade
            Canary Wharf
            London  E14 4BB, England
            Attention:  Swaps Documentation
            Facsimile No.:    0207-773-6857/6858
            Telephone No.:    0207-773-6915/6904

            with a copy to:

            General Counsel's Office
            200 Park Avenue
            New York, NY  10166

            Notices to Party A shall not be deemed effective unless delivered to the London address set forth above.

      If to Party B or Custodian:

            BCAP LLC Trust 2007-AA3
            c/o Deutsche Bank National Trust Company
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Trust Administration - BC0703

(l) Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

      If to Party A:

      For Cash:

      Barclays Bank PLC, NY
      ABA #026-002-574
      F/O Barclays Swaps & Options Group NY
      A/C #: 050019228
      REF: Collateral

      For Treasury Securities:

      Bank of NYC/BBPLCLDN
      ABA #021-000-018

      If to Party B:

      Deutsche Bank National Trust Company

      ABA #: 021 001 033
      Acct #: 01419663
      Acct. Name: NYLTD Funds Control - Stars West
      Ref: Trust Administration - BCAP 2007-AA3

(m)   Other Provisions.

      (i) Collateral Account. The Secured Party shall cause any Custodian appointed hereunder to open and maintain a segregated trust account and to hold, record and identify all the Posted Collateral in such segregated trust account and, subject to Paragraph 8(a), such Posted Collateral shall at all times be and remain the property of the Pledgor and shall at no time constitute the property of, or be commingled with the property of, the Secured Party or the Custodian.

      (ii) Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term "Secured Party" as used in this Annex means only Party B, (b) the term "Pledgor" as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

      (iii) Calculation of Value. Paragraph 4(c) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, Moody's Second Trigger Value". Paragraph 4(d)(ii) is hereby amended by (A) deleting the words "a Value" and inserting in lieu thereof "an S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value" and (B) deleting the words "the Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5 (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Paragraph 5(i) (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5(i)(C) is hereby amended by deleting the word "the Value, if" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value, as may be". Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words "the Value" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value" and (2) deleting the second instance of the words "the Value" and inserting in lieu thereof "such disputed S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word "Value" and inserting in lieu thereof "least of the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value".

      (iv) Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

      (v) Events of Default. Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex. Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and
            (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (vi) Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer of Eligible Collateral.

      (vii) Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after "the Interest Amount" in the fourth line thereof the words "less any applicable withholding taxes."

     (viii) Additional Definitions. As used in this Annex:

            "Collateral Event" means that no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold.

            "Exposure" has the meaning specified in Paragraph 12, except that after the word "Agreement" the words "(assuming, for this purpose only, that Part 1(f) of the Schedule is deleted)" shall be inserted.

            "Local Business Day" means: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, New York and the location of the Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and such other places as the parties shall agree.

            "Moody's First Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, the product of the applicable Moody's First Trigger Factor set forth in Table 1 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's First Trigger Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's First Trigger Ratings Threshold.

            "Moody's First Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (I) a Moody's First
                        Trigger Event has occurred and has been continuing
                        (x) for at least 30 Local Business Days or (y) since this Annex was executed and (II) it is not the case that a Moody's Second Trigger Ratings Event has occurred and been continuing for at least 30 Local
                        Business Days, an amount equal to the greater of (a) zero and (b) sum of (i) the Secured Party's Exposure for such Valuation Date and (ii) the aggregate of Moody's First Trigger Additional Collateralized
                        Amounts for all Transactions; or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's First Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "Moody's Second Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, (A) if such Transaction is not a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 2 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date and (B) if such Transaction is a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 3 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Ratings Threshold.

            "Moody's Second Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which it is the case that a
                        Moody's Second Trigger Ratings Event has occurred and been continuing for at least 30 Local Business Days, an amount equal to the greatest of (a) zero, (b) the sum of the amounts of the next payment due to be paid by Party A under each Transaction to which this Annex relates, and (c) the sum of (x) the Secured Party's
                        Exposure for such Valuation Date and (y) the aggregate of Moody's Second Trigger Additional
                        Collateralized Amounts for all Transactions; or

                  (B) for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's Second Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's Second Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "S&P Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (i) no Relevant
                        Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (ii) an S&P
                        Rating Threshold Event has occurred and been continuing for at least 30 days, an amount equal to the sum of (1) 100.0% of the Secured Party's Exposure for such Valuation Date and (2) the product of the S&P Volatility Buffer for each Transaction to which this Annex relates and the Notional Amount of each such Transaction for the Calculation Period which includes such Valuation Date, or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "S&P Rating Threshold Event" means, on any date, no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

            "S&P Value" means, on any date and with respect to any Eligible Collateral other than Cash, the product of (A) the bid price obtained by the Valuation Agent for such Eligible Collateral and (B) the S&P Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii).

            "S&P Volatility Buffer" means, for any Transaction, the related percentage set forth in the following table.

The higher of the S&P            Remaining       Remaining       Remaining        Remaining
credit rating of (i) Party A     Weighted        Weighted         Weighted         Weighted
and (ii) the Credit Support       Average         Average         Average          Average
Provider of Party A, if          Maturity        Maturity         Maturity         Maturity
applicable                     up to 3 years   up to 5 years   up to 10 years   up to 30 years
----------------------------   -------------   -------------   --------------   --------------
At least "A-2"                          2.75%           3.25%            4.00%            4.75%
"A-3"                                   3.25%           4.00%            5.00%            6.25%
"BB+" or lower                          3.50%           4.50%            6.75%            7.50%

            "Transaction-Specific Hedge" means any Transaction that is a cap, floor or swaption, or a Transaction in respect of which (x) the notional amount is "balance guaranteed" or (y) the notional amount for any Calculation Period otherwise is not a specific dollar amount that is fixed at the inception of the Transaction.

            "Valuation Percentage" shall mean, for purposes of determining the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage, Moody's First Trigger Valuation Percentage, or Moody's Second Trigger Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Paragraph 13(b)(ii).

            "Value" shall mean, in respect of any date, the related S&P Value, the related Moody's First Trigger Value, and the related Moody's Second Trigger Value.

                [Remainder of this page intentionally left blank]

                                     Table 1

              Remaining
        Weighted Average Life
          of Hedge in Years            Moody's First Trigger Factor
--------------------------------------------------------------------------------
Equal to or less than 1                            0.15%
Greater than 1 but less than or
equal to 2                                         0.30%
Greater than 2 but less than or
equal to 3                                         0.40%
Greater than 3 but less than or
equal to 4                                         0.60%
Greater than 4 but less than or
equal to 5                                         0.70%
Greater than 5 but less than or
equal to 6                                         0.80%
Greater than 6 but less than or
equal to 7                                         1.00%
Greater than 7 but less than or
equal to 8                                         1.10%
Greater than 8 but less than or
equal to 9                                         1.20%
Greater than 9 but less than or
equal to 10                                        1.30%
Greater than 10 but less than or
equal to 11                                        1.40%
Greater than 11 but less than or
equal to 12                                        1.50%
Greater than 12 but less than or
equal to 13                                        1.60%
Greater than 13 but less than or
equal to 14                                        1.70%
Greater than 14 but less than or
equal to 15                                        1.80%
Greater than 15 but less than or
equal to 16                                        1.90%
Greater than 16 but less than or
equal to 17                                        2.00%
Greater than 17 but less than or
equal to 18                                        2.00%
Greater than 18 but less than or
equal to 19                                        2.00%
Greater than 19 but less than or
equal to 20                                        2.00%
Greater than 20 but less than or
equal to 21                                        2.00%
Greater than 21 but less than or
equal to 22                                        2.00%
Greater than 22 but less than or
equal to 23                                        2.00%
Greater than 23 but less than or
equal to 24                                        2.00%
Greater than 24 but less than or
equal to 25                                        2.00%
Greater than 25 but less than or
equal to 26                                        2.00%
Greater than 26 but less than or
equal to 27                                        2.00%
Greater than 27 but less than or
equal to 28                                        2.00%
Greater than 28 but less than or
equal to 29                                        2.00%
Greater than 29                                    2.00%

                                     Table 2

             Remaining
       Weighted Average Life           Moody's Second Trigger
         of Hedge in Years                     Factor
--------------------------------------------------------------------------------
Equal to or less than 1                         0.50%
Greater than 1 but less than or                 1.00%
equal to 2
Greater than 2 but less than or                 1.50%
equal to 3
Greater than 3 but less than or                 1.90%
equal to 4
Greater than 4 but less than or                 2.40%
equal to 5
Greater than 5 but less than or                 2.80%
equal to 6
Greater than 6 but less than or                 3.20%
equal to 7
Greater than 7 but less than or                 3.60%
equal to 8
Greater than 8 but less than or                 4.00%
equal to 9
Greater than 9 but less than or                 4.40%
equal to 10
Greater than 10 but less than or                4.70%
equal to 11
Greater than 11 but less than or                5.00%
equal to 12
Greater than 12 but less than or                5.40%
equal to 13
Greater than 13 but less than or                5.70%
equal to 14
Greater than 14 but less than or                6.00%
equal to 15
Greater than 15 but less than or                6.30%
equal to 16
Greater than 16 but less than or                6.60%
equal to 17
Greater than 17 but less than or                6.90%
equal to 18
Greater than 18 but less than or                7.20%
equal to 19
Greater than 19 but less than or                7.50%
equal to 20
Greater than 20 but less than or                7.80%
equal to 21
Greater than 21 but less than or                8.00%
equal to 22
Greater than 22 but less than or                8.00%
equal to 23
Greater than 23 but less than or                8.00%
equal to 24
Greater than 24 but less than or                8.00%
equal to 25
Greater than 25 but less than or                8.00%
equal to 26
Greater than 26 but less than or                8.00%
equal to 27
Greater than 27 but less than or                8.00%
equal to 28
Greater than 28 but less than or                8.00%
equal to 29
Greater than 29                                 8.00%

                                     Table 3

             Remaining
       Weighted Average Life
         of Hedge in Years           Moody's Second Trigger Factor
--------------------------------------------------------------------------------
Equal to or less than 1                          0.65%
Greater than 1 but less than or                  1.30%
equal to 2
Greater than 2 but less than or                  1.90%
equal to 3
Greater than 3 but less than or                  2.50%
equal to 4
Greater than 4 but less than or                  3.10%
equal to 5
Greater than 5 but less than or                  3.60%
equal to 6
Greater than 6 but less than or                  4.20%
equal to 7
Greater than 7 but less than or                  4.70%
equal to 8
Greater than 8 but less than or                  5.20%
equal to 9
Greater than 9 but less than or                  5.70%
equal to 10
Greater than 10 but less than or                 6.10%
equal to 11
Greater than 11 but less than or                 6.50%
equal to 12
Greater than 12 but less than or                 7.00%
equal to 13
Greater than 13 but less than or                 7.40%
equal to 14
Greater than 14 but less than or                 7.80%
equal to 15
Greater than 15 but less than or                 8.20%
equal to 16
Greater than 16 but less than or                 8.60%
equal to 17
Greater than 17 but less than or                 9.00%
equal to 18
Greater than 18 but less than or                 9.40%
equal to 19
Greater than 19 but less than or                 9.70%
equal to 20
Greater than 20 but less than or                10.00%
equal to 21
Greater than 21 but less than or                10.00%
equal to 22
Greater than 22 but less than or                10.00%
equal to 23
Greater than 23 but less than or                10.00%
equal to 24
Greater than 24 but less than or                10.00%
equal to 25
Greater than 25 but less than or                10.00%
equal to 26
Greater than 26 but less than or                10.00%
equal to 27
Greater than 27 but less than or                10.00%
equal to 28
Greater than 28 but less than or                10.00%
equal to 29
Greater than 29                                 10.00%

                                   EXHIBIT P-4
                      GROUP II INTEREST RATE SWAP AGREEMENT


[BARCLAYS CAPITAL LOGO]

                                                Barclays Bank PLC
                                                5 The North Colonnade
                                                Canary Wharf
                                                London E14 4BB
                                                Tel +44 (0)20 7623 2323

DATE:             May 31, 2007

TO:               BCAP LLC Trust 2007-AA3 (the "Trust"), Mortgage
                  Pass-Through Certificates, Series 2007-AA3,
                  Group II Offered Certificates
                  Deutsche Bank National Trust Company, not
                  individually, but solely as Trustee
                  1761 East St. Andrew Place
                  Santa Ana, California 92705
ATTENTION:        Trust Administration - BC0703
TELEPHONE:        714-247-6000
FACSIMILE:        714-656-2622

FROM:             Barclays Bank PLC

SUBJECT:          Fixed Income Derivatives Confirmation

REFERENCE NUMBER: 1766709B/Group II Interest Rate Swap Agreement

The purpose of this long-form confirmation ("Confirmation") is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between Barclays Bank PLC ("Party A") and Deutsche Bank National Trust Company, not individually, but solely as trustee (the "Trustee") on behalf of the trust with respect to the BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3, Group II Offered Certificates ("Party B") created under the Trust Agreement, dated as of May 1, 2007, among BCAP LLC, as Depositor, Deutsche Bank National Trust Company, as Trustee, and Wells Fargo Bank, National Association, as Custodian, (the "Base Agreement"). This Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation constitutes a "Confirmation" and also constitutes a "Schedule" as referred to in the ISDA Master Agreement, and Paragraph 13 of a Credit Support Annex to the Schedule.

1. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the "ISDA Master Agreement"), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the "Credit Support Annex"). For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement. In the event of any inconsistency among any of the following documents, the relevant document first listed shall govern: (i) this Confirmation, exclusive of the provisions set forth in Item 3 hereof and Annex A hereto; (ii) the provisions set forth in Item 3 hereof, which are incorporated by reference into the Schedule; (iii) the Credit Support Annex; (iv) the Definitions; and (v) the ISDA Master Agreement.

      Each reference herein to a "Section" (unless specifically referencing the Base Agreement) or to a "Section of this Agreement" will be construed as a reference to a Section of the ISDA Master Agreement; each reference herein to a "Part" will be construed as a reference to the provisions herein deemed incorporated in a Schedule to the ISDA Master Agreement; each reference herein to a "Paragraph" will be construed as a reference to a Paragraph of the Credit Support Annex.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

      Notional Amount:              With respect to any Calculation
                                    Period, the amount set forth for such period on Schedule I attached hereto.

      Trade Date:                   May 31, 2007

      Effective Date:               May 31, 2007

      Termination Date:             April 25, 2014, which for the
                                    purpose of the final Fixed Rate
                                    Payer Calculation Period is
                                    subject to No Adjustment, and for
                                    the purpose of the final Floating
                                    Rate Payer Calculation Period is
                                    subject to adjustment in
                                    accordance with the Business Day
                                    Convention.

      Fixed Amounts:

            Fixed Rate Payer:       Party B

            Fixed Rate Payer

            Period End Dates:       The 25th calendar day of each
                                    month during the Term of this
                                    Transaction, commencing June 25,
                                    2007, subject to No Adjustment.

            Fixed Rate Payer
            Payment Dates:          Early Payment shall be applicable.
                                    For each Calculation Period, the
                                    Fixed Rate Payer Payment Date
                                    shall be the first Business Day
                                    prior to the related Fixed Rate
                                    Payer Period End Date.

            Fixed Rate:             5.100%

            Fixed Rate Day
            Count Fraction:         30/360

      Floating Amounts:

            Floating Rate Payer:    Party A

            Floating Rate Payer
            Period End Dates:       The 25th calendar day of each month during
                                    the Term of this Transaction, commencing
                                    June 25, 2007, subject to adjustment in
                                    accordance with the Business Day Convention.

            Floating Rate Payer
            Payment Dates:          Early Payment shall be applicable.
                                    For each Calculation Period, the
                                    Floating Rate Payer Payment Date
                                    shall be the first Business Day
                                    prior to the related Floating Rate
                                    Payer Period End Date.

            Floating Rate Option:   USD-LIBOR-BBA

            Designated Maturity:    One month

            Floating Rate Day
            Count Fraction:         Actual/360

            Reset Dates:            The first day of each Calculation
                                    Period.

            Compounding:            Inapplicable

            Business Days:          New York

            Business Day
            Convention:             Modified Following

            Calculation Agent:      Party A

            Upfront Payment:        USD 1,099,000 to be paid by Party B to Party
                                    A on May 31, 2007 (such amount to be paid on behalf of Party B by Barclays Capital Inc.).

      Account Details and Settlement Information:

            Payments to Party A:    Correspondent: BARCLAYS BANK PLC NEW YORK
                                    FEED: 026002574
                                    Beneficiary: BARCLAYS SWAPS
                                    Beneficiary Account: 050-01922-8

            Payments to Party B:    Deutsche Bank National Trust Company
                                    ABA #: 021 001 033
                                    Acct #: 01419663
                                    Acct. Name: NYLTD Funds Control - Stars West
                                    Ref: Trust Administration - BCAP 2007-AA3

3.    Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1. Termination Provisions.

For the purposes of this Agreement:-

(a)   "Specified Entity" will not apply to Party A or Party B for any purpose.

(b) "Specified Transaction" will not apply to Party A or Party B for any purpose.

(c)   Events of Default.

      The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

      (i) The "Failure to Pay or Deliver" provisions of Section 5(a)(i) will apply to Party A and will apply to Party B.

      (ii) The "Breach of Agreement" provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(ii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(ii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iii) The "Credit Support Default" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in
            Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (iv) The "Misrepresentation" provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

      (v) The "Default under Specified Transaction" provisions of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

      (vi) The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

            "Specified Indebtedness" will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A's banking business.

            "Threshold Amount" means with respect to Party A an amount equal to 3% of Party A's shareholders' equity (on a consolidated basis) determined in accordance with generally accepted accounting principles in Party A's jurisdiction of incorporation or organization as at the end of Party A's most recently completed fiscal year.

      (vii) The "Bankruptcy" provisions of Section 5(a)(vii) will apply to Party A and Party B; provided that clauses (2), (7) and (9) thereof shall not apply to Party B; provided further that clause (4) thereof shall not apply to Party B with respect to proceedings or petitions instituted or presented by Party A or any Affiliate of Party A; provided further that clause (6) shall not apply to Party B to the extent that it refers to (i) any appointment that is effected by or contemplated in connection with the Base Agreement (as defined above) or (ii) any appointment to which Party B has not become subject; and provided further that clause (8) shall not apply to Party B to the extent that clause (8) relates to clauses of Section 5(a)(vii) that are not applicable to Party B.

     (viii) The "Merger Without Assumption" provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)   Termination Events.

      The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to "Illegality" the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with
      Section 6 of this Agreement.

      (i) The "Illegality" provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

      (ii) The "Tax Event" provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B.

      (iii) The "Tax Event Upon Merger" provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

      (iv) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e) The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)   Payments on Early Termination. For the purpose of Section 6(e) of this
      Agreement:

      (i) Market Quotation will apply, provided, however, that, in the event of a Derivative Provider Trigger Event, the following provisions will apply:

            (A) The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

                  "Market Quotation" means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

            (B) The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

                  "Settlement Amount" means, with respect to any Early Termination Date, an amount equal to:

                  (a) If a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the day falling ten Local Business Days after the day on which the Early Termination Date is designated, or such later day as Party B may specify in writing to Party A, but in either case no later than one Local Business Day prior to the Early Termination Date (such day, the "Latest Settlement Amount Determination Day"), the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

                  (b) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value); or

                  (c) If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement remains capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B's Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

            (C) Party A may obtain Market Quotations, and if Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

            (D) If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

                  "(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with
                  Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted-off against any amount payable by Party B under the immediately preceding clause (I)."

            (E) At any time on or before the Latest Settlement Amount Determination Day at which two or more Market Quotations from Approved Replacements remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value).

      (ii)  The Second Method will apply.

(g)   "Termination Currency" means USD.

(h) Additional Termination Events. Additional Termination Events will apply as provided in Part 5(c).

Part 2. Tax Matters.

(a)   Tax Representations.

      (i)   Payer Representations. For the purpose of Section 3(e) of this
            Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

      (ii)  Payee Representations. For the purpose of Section 3(f) of this
            Agreement:

            (A)   Party A makes the following representation(s):

                  None.

            (B)   Party B makes the following representation(s):

                  None.

(b)   Tax Provisions.

      (i) Indemnifiable Tax. Notwithstanding the definition of "Indemnifiable Tax" in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes unless (i) such Taxes are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in
            Section 14). In relation to payments by Party B, no Tax shall be an Indemnifiable Tax, unless the Tax is due to a Change in Tax Law and otherwise satisfies the definition of Indemnifiable Tax provided in
            Section 14.

Part 3. Agreement to Deliver Documents.

(a) For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to   Form/Document/                                Date by which to
deliver document    Certificate                                   be delivered
-------------------------------------------------------------------------------------------------------------
Party A             Any form or document required or reasonably   Promptly upon reasonable demand by Party B.
                    requested to allow Party B to make payments
                    under the Agreement without any deduction or
                    withholding for or on account of any Tax, or
                    with such deduction or withholding at a
                    reduced rate.

Party B             (i) A correct, complete and duly executed     In each case (i) upon entering into this
                    IRS Form W-9 (or any successor thereto) of    Agreement, (ii) in the case of a W-8ECI,
                    the Trust that eliminates U.S. federal        W-8IMY, and W-8BEN that does not include a
                    withholding and backup withholding tax on     U.S. taxpayer identification number in
                    payments under this Agreement, (ii) if        line 6, before December 31 of each third
                    requested by Party A, a correct, complete     succeeding calendar year, (iii) promptly
                    and executed Form W-8IMY of the Trust, and    upon reasonable demand by Party A, and
                    (iii) a complete and executed IRS Form W-9,   (iv) promptly upon actual knowledge that
                    W-8BEN, W-8ECI, or W-8IMY (with attachments)  any such Form previously provided by Party
                    (as appropriate) from each Certificateholder  B has become obsolete or incorrect.
                    that is not an "exempt recipient" as that
                    term is defined in Treasury regulations
                    section 1.6049-4(c)(1)(ii), that eliminates
                    U.S. federal withholding and backup
                    withholding tax on payments under this
                    Agreement.

(b)   For the purpose of Section 4(a)(ii), other documents to be delivered are:

                                                                                                                     Covered by
Party required to deliver     Form/Document/                                         Date by which to                Section 3(d)
document                      Certificate                                            be delivered                    Representation
------------------------------------------------------------------------------------------------------------------------------------
Party A and                   Any documents  reasonably required by the receiving    Upon the execution and          Yes
Party B                       party to evidence the  authority of the  delivering    delivery of this Agreement
                              party or its Credit Support  Provider,  if any, for
                              it to  execute  and  deliver  the  Agreement,  this
                              Confirmation,  and any Credit Support  Documents to
                              which it is a party,  and to evidence the authority
                              of  the  delivering  party  or its  Credit  Support
                              Provider  to  perform  its  obligations  under  the
                              Agreement,   this   Confirmation   and  any  Credit
                              Support Document, as the case may be

Party A and                   A certificate  of an authorized  officer of the party  Upon the execution and          Yes
Party B                       (except,  with  respect to Party B, of the  Trustee),  delivery of this Agreement as to the  incumbency and authority of the respective
                              officers  of the party  signing the  Agreement,  this
                              Confirmation,   and  any  relevant   Credit   Support
                              Document, as the case may be

Party A                       An opinion of counsel to Party A reasonably            Upon the execution and          No
                              satisfactory to Party B.                               delivery of this Agreement
------------------------------------------------------------------------------------------------------------------------------------
Party B                       An opinion of counsel to Party B reasonably            Upon the execution and          No
                              satisfactory to Party A.                               delivery of this Agreement
------------------------------------------------------------------------------------------------------------------------------------
Party B                       An executed copy of the Base Agreement                 Within 30 days after the date   No
                                                                                     of this Agreement.

Part 4. Miscellaneous.

(a)   Address for Notices: For the purposes of Section 12(a) of this Agreement:

      Address for notices or communications to Party A:

      Address:    The North Colonnade
                  Canary Wharf
                  London E14 4BB
      Facsimile:  44(20) 777 36461
      Phone:      44(20) 777 36810

      (For all purposes)

      Address for notices or communications to Party B:

      Address:    1761 East St. Andrew Place
                  Santa Ana, California 92705
      Attention:  Trust Administration - BC0703
      Facsimile:  (714) 656-2622
      Phone:      (714) 247 6000

      (For all purposes)

(b)   Process Agent. For the purpose of Section 13(c):

      Party A appoints as its Process Agent: Not applicable.

      Party B appoints as its Process Agent: Not applicable.

(c)   Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)   Multibranch Party. For the purpose of Section 10(c) of this Agreement:

      Party A is not a Multibranch Party.

      Party B is not a Multibranch Party.

(e)   Calculation Agent. The Calculation Agent is Party A.

(f)   Credit Support Document.

      Party A: The Credit Support Annex, and any guarantee in support of Party A's obligations under this Agreement.

      Party B: The Credit Support Annex, solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex.

(g)   Credit Support Provider.

      Party A: The guarantor under any guarantee in support of Party A's obligations under this Agreement.

      Party B:    None.

(h) Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i) Netting of Payments. The parties agree that subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j) Affiliate. "Affiliate" shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5. Other Provisions.

(a) Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the "Definitions"), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a "Swap Transaction" shall be deemed references to a "Transaction" for purposes of this Agreement, and (ii) references to a "Transaction" in this Agreement shall be deemed references to a "Swap Transaction" for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Base Agreement.

(b)   Amendments to ISDA Master Agreement.

      (i) Single Agreement. Section 1(c) is hereby amended by the adding the words "including, for the avoidance of doubt, the Credit Support Annex" after the words "Master Agreement".

      (ii) Change of Account. Section 2(b) is hereby amended by the addition of the following after the word "delivery" in the first line thereof:

            "to another account in the same legal and tax jurisdiction as the original account".

      (iv) Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

            "(g)  Relationship Between Parties.

                  (1) Non-Reliance. Party A is acting for its own account, and with respect to Party B, the Trustee is executing this Agreement on behalf of Party B in its capacity as trustee of the Trust. Each party has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

                  (2) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

                  (3) Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

                  (4) Status of Parties. The other party is not acting as fiduciary for or advisor to it in respect of the Transaction.

                  (5) Eligible Contract Participant. It is an "eligible contract participant" as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended."

      (v) Transfer to Avoid Termination Event. Section 6(b)(ii) is hereby amended by deleting the words "or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party."

      (vi) Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word "non-" and (ii) deleting the final paragraph thereof.

(c) Additional Termination Events. The following Additional Termination Events will apply:

      (i) First Rating Trigger Collateral. If (A) it is not the case that a Moody's Second Trigger Ratings Event has occurred and been continuing for 30 or more Local Business Days and (B) Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (ii) Second Rating Trigger Replacement. If (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) (i) at least one Eligible Replacement has made a Firm Offer to be the transferee of all of Party A's rights and obligations under this Agreement (and such Firm Offer remains an offer that will become legally binding upon such Eligible Replacement upon acceptance by the offeree) and/or (ii) an Eligible Guarantor has made a Firm Offer to provide an Eligible Guarantee (and such Firm Offer remains an offer that will become legally binding upon such Eligible Guarantor immediately upon acceptance by the offeree), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

      (iii) Amendment of Base Agreement. If, without the prior written consent of Party A where such consent is required under the Base Agreement, an amendment is made to the Base Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A (excluding, for the avoidance of doubt, any amendment to the Base Agreement that is entered into solely for the purpose of appointing a successor servicer, master servicer, securities administrator, trustee or other service provider) under this Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (iv) Termination of Trust. If, the Trust is terminated pursuant to the Base Agreement and all rated certificates or notes, as applicable, have been paid in accordance with the terms of the Base Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

      (v) Securitization Unwind. If a Securitization Unwind (as hereinafter defined) occurs, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event. The Early Termination Date in respect of such Additional Termination Event shall not be earlier than the 10th day of the month of the Distribution Date upon which final distribution on the Certificates will be made. As used herein, "Securitization Unwind" means notice of the requisite amount of a party's intention to exercise its option to purchase the underlying mortgage loans pursuant the Base Agreement is given by the Trustee to certificateholders or noteholders, as applicable, pursuant to the Base Agreement.

(d) Required Ratings Downgrade Event. In the event that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold of each relevant Swap Rating Agency (such event, a "Required Ratings Downgrade Event"), then Party A shall, as soon as reasonably practicable and so long as a Required Ratings Downgrade Event is in effect, at its own expense, use commercially reasonable efforts to procure either (A) a Permitted Transfer or
      (B) an Eligible Guarantee from an Eligible Guarantor.

(e)   Transfers.

      (i)   Section 7 is hereby amended to read in its entirety as follows:

            "Subject to Section 6(b)(ii), neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under the Agreement or any Transaction without (a) the prior written consent of the other party and (b) satisfaction of the Rating Agency Condition, except that:

            (a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement);

            (b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e); and

            (c) Party A may transfer or assign this Agreement to any Person, including, without limitation, another of Party A's offices, branches or affiliates (any such Person, office, branch or affiliate, a "Transferee") on at least five Business Days' prior written notice to Party B and the Trustee; provided that, with respect to this clause (c), (A) as of the date of such transfer the Transferee will not be required to withhold or deduct on account of a Tax from any payments under this Agreement unless the Transferee will be required to make payments of additional amounts pursuant to Section 2(d)(i)(4) of this Agreement in respect of such Tax (B) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer; (C) such notice is accompanied by a written instrument pursuant to which the Transferee acquires and assumes the rights and obligations of Party A so transferred; (D) Party A will be responsible for any costs or expenses incurred in connection with such transfer and (E) Party A obtains in respect of such transfer a written acknowledgement of satisfaction of the Rating Agency Condition (except for Moody's). Party B will execute such documentation provided to it as is reasonably deemed necessary by Party A for the effectuation of any such transfer."

      (ii) If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A's written request and at Party A's expense, execute such documentation provided to it as is reasonably deemed necessary by Party A to effect such transfer.

      (iii) Upon any transfer of this Agreement by Party A, each of the transferee and the transferor must be a "dealer in notional principal contracts" for purposes of Treasury regulations section 1.1001-4(a). For the avoidance of doubt, the Trustee is not obligated to determine whether each of the transferee and the transferor are such "dealers in notional principal contracts."

(f) Non-Recourse. Party A acknowledges and agree that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Base Agreement and that Party A will not have any recourse to any of the directors, officers, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. The Trustee shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the account held by the Trust from the Trust created pursuant to the Base Agreement. This provision will survive the termination of this Agreement.

(g) Rating Agency Notifications. Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Swap Rating Agency has been given prior written notice of such designation or transfer.

(h)   No Set-off. Except as expressly provided for in Section 2(c),
      Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. Section 6(e) shall be amended by deleting the following sentence: "The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.".

(i) Amendment. Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Swap Rating Agencies has been provided prior written notice of the same and each relevant Swap Rating Agency (other than Moody's) confirms in writing (including by facsimile transmission) that it will not downgrade, withdraw or otherwise modify its then-current ratings of the Certificates or the Notes.

(j) Notice of Certain Events or Circumstances. Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Swap Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(j) shall not constitute an Event of Default or a Termination Event.

(k) Proceedings. No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Trust, or the trust formed pursuant to the Base Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes; provided, however, that nothing will preclude, or be deemed to stop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by Party B or (B) any involuntary insolvency proceeding filed or commenced by a Person other than Party A, or (ii) from commencing against Party B or any of the Collateral any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. This provision will survive the termination of this Agreement.

(l) Trustee Liability Limitations. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Deutsche Bank National Trust Company ("DBNTC") not in its individual capacity, but solely as Trustee under the Base
      Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) DBNTC has been directed pursuant to the Base Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of DBNTC but is made and intended for the purpose of binding only the Trust; and
      (d) under no circumstances shall DBNTC in its individual capacity be personally liable for any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

(m) Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of
      Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

      The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(n) Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

(o) Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(p) Regarding Party A. Party B acknowledges and agrees that Party A, in its capacity as swap provider, has had and will have no involvement in and, accordingly Party A accepts no responsibility for: (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as the Counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information (other than disclosure and information furnished by Party A) contained in any offering circular for the Certificates, the Base Agreement, or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Certificates;
      (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B's existence.

(q)   Additional Definitions.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Base Agreement. In addition, as used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

            "Approved Ratings Threshold" means each of the S&P Approved Ratings Threshold and the Moody's First Trigger Ratings Threshold.

            "Approved Replacement" means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), and (c) of the definition of Permitted Transfer if such entity were a Transferee, as defined in the definition of Permitted Transfer.

            "Derivative Provider Trigger Event" means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event (other than Illegality or Tax Event) with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

            "Eligible Guarantee" means an unconditional and irrevocable guarantee of all present and future obligations (for the avoidance of doubt, not limited to payment obligations) of Party A or an Eligible Replacement to Party B under this Agreement that is provided by an Eligible Guarantor as principal debtor rather than surety and that is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition, and either (A) a law firm has given a legal opinion confirming that none of the guarantor's payments to Party B under such guarantee will be subject to Tax collected by withholding or
            (B) such guarantee provides that, in the event that any of such guarantor's payments to Party B are subject to Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such withholding been required.

            "Eligible Guarantor" means an entity that (A) has credit ratings at least equal to the Approved Ratings Threshold or (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue.

            "Eligible Replacement" means an entity (A) that has credit ratings at least equal to the Approved Ratings Threshold, (B) has credit ratings at least equal to the Required Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Approved Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue, or (C) the present and future obligations (for the avoidance of doubt, not limited to payment obligations) of which entity to Party B under this Agreement (or any replacement agreement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by an Eligible Guarantor.

            "Firm Offer" means (A) with respect to an Eligible Replacement, a quotation from such Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B, and (B) with respect to an Eligible Guarantor, an offer by such Eligible Guarantor to provide an Eligible Guarantee that will become legally binding upon such Eligible Guarantor upon acceptance by the offeree.

            "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

            "Moody's First Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A2" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-1", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A1".

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Rating Threshold.

            "Moody's Second Trigger Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3" and a short-term unsecured and unsubordinated debt rating from Moody's of "Prime-2", or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody's, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody's of "A3".

            "Permitted Transfer" means a transfer by novation by Party A to a transferee (the "Transferee") of all, but not less than all, of Party A's rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement that is a recognized dealer in interest rate swaps, (b) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under
            Section 2(d)(i)(4), (c) an Event of Default or Termination Event would not occur as a result of such transfer, (d) pursuant to a written instrument (the "Transfer Agreement"), the Transferee acquires and assumes all rights and obligations of Party A under the Agreement and the relevant Transaction, (e) such Transfer Agreement is effective to transfer to the Transferee all, but not less than all, of Party A's rights and obligations under the Agreement and all relevant Transactions; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); (g) Moody's has been given prior written notice of such transfer and the Rating Agency Condition (except for Moody's) is satisfied; and (h) such transfer otherwise complies with the terms of the Base Agreement.

            "Rating Agency Condition" means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of the relevant Swap Rating Agencies and receive from each such Swap Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes; provided, however, with respect to Moody's, the Rating Agency Condition will be satisfied upon the delivery of written notice to Moody's of such proposed act or omission to act where consultation with each of the relevant Swap Rating Agencies is required.

            "Relevant Entity" means Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

            "Replacement Transaction" means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (i) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, and (ii) has terms which are substantially the same as this Agreement, including, without limitation, rating triggers, Regulation AB compliance, and credit support documentation, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions.

            "Required Ratings Downgrade Event" shall have the meaning assigned thereto in Part 5(d).

            "Required Ratings Threshold" means each of the S&P Required Ratings Threshold and the Moody's Second Trigger Ratings Threshold

            "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

            "S&P Approved Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating from S&P of "A-1", or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating from S&P of "A+".

            "S&P Required Ratings Threshold" means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from S&P of "BBB+".

            "Swap Rating Agencies" means, with respect to any date of determination, each of S&P and Moody's, but only to the extent that each such rating agency is then providing a rating for any of the certificates or notes issued under the Base Agreement.

               [Remainder of this page intentionally left blank.]

The time of dealing will be confirmed by Party A upon written request. Barclays is regulated by the Financial Services Authority. Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both
(i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operation. Your failure to respond within such period shall not affect the validity or enforceability of the Transaction against you. This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Party B requests such a copy.

For and on behalf of          For and on behalf of
BARCLAYS BANK PLC             BCAP LLC Trust 2007-AA3
                              By: Deutsche Bank National Trust Company,  not
                              individually, but solely as trustee of the Trust

/s/ Shain Kalmanowitz         /s/ Amy Stoddard
Name: Shain Kalmanowitz       Name: Amy Stoddard
Title: Authorized Signatory   Title: Authorized Signer
Date:                         Date:

Barclays Bank PLC and its Affiliates, including Barclays Capital Inc., may share with each other information, including non-public credit information, concerning its clients and prospective clients. If you do not want such information to be shared, you must write to the Director of Compliance, Barclays Bank PLC, 200 Park Avenue, New York, NY 10166.

                                   SCHEDULE I

         From and including   To but excluding   Notional Amount (USD)
         ------------------   ----------------   ---------------------
             31-May-07           25-Jun-07              641,740,713.00
             25-Jun-07           25-Jul-07              631,496,382.53
             25-Jul-07           25-Aug-07              616,417,199.91
             25-Aug-07           25-Sep-07              601,696,009.69
             25-Sep-07           25-Oct-07              587,324,317.07
             25-Oct-07           25-Nov-07              573,293,828.73
             25-Nov-07           25-Dec-07              559,596,448.11
             25-Dec-07           25-Jan-08              546,224,270.66
             25-Jan-08           25-Feb-08              533,169,579.35
             25-Feb-08           25-Mar-08              520,424,840.20
             25-Mar-08           25-Apr-08              507,982,697.94
             25-Apr-08           25-May-08              495,835,971.77
             25-May-08           25-Jun-08              483,977,651.24
             25-Jun-08           25-Jul-08              472,400,892.17
             25-Jul-08           25-Aug-08              461,099,012.77
             25-Aug-08           25-Sep-08              450,065,489.71
             25-Sep-08           25-Oct-08              439,293,954.44
             25-Oct-08           25-Nov-08              428,778,189.47
             25-Nov-08           25-Dec-08              418,512,124.81
             25-Dec-08           25-Jan-09              408,489,834.45
             25-Jan-09           25-Feb-09              398,705,532.97
             25-Feb-09           25-Mar-09              389,153,572.19
             25-Mar-09           25-Apr-09              379,828,437.93
             25-Apr-09           25-May-09              370,724,746.83
             25-May-09           25-Jun-09              361,837,243.21
             25-Jun-09           25-Jul-09              353,160,796.10
             25-Jul-09           25-Aug-09              344,690,396.25
             25-Aug-09           25-Sep-09              336,421,153.24
             25-Sep-09           25-Oct-09              328,348,292.69
             25-Oct-09           25-Nov-09              320,467,153.46
             25-Nov-09           25-Dec-09              312,773,185.02
             25-Dec-09           25-Jan-10              305,261,944.78
             25-Jan-10           25-Feb-10              297,929,095.57
             25-Feb-10           25-Mar-10              290,770,403.09
             25-Mar-10           25-Apr-10              283,781,733.53
             25-Apr-10           25-May-10              276,959,051.13
             25-May-10           25-Jun-10              270,298,415.91
             25-Jun-10           25-Jul-10              263,795,981.35
             25-Jul-10           25-Aug-10              257,447,992.19
             25-Aug-10           25-Sep-10              251,250,782.27
             25-Sep-10           25-Oct-10              245,200,772.44
             25-Oct-10           25-Nov-10              239,294,468.43
             25-Nov-10           25-Dec-10              233,528,458.90
             25-Dec-10           25-Jan-11              227,899,413.47
             25-Jan-11           25-Feb-11              222,404,080.74
             25-Feb-11           25-Mar-11              217,039,286.48
             25-Mar-11           25-Apr-11              211,801,931.79
             25-Apr-11           25-May-11              206,688,991.27
             25-May-11           25-Jun-11              201,697,511.34
             25-Jun-11           25-Jul-11              196,824,608.47
             25-Jul-11           25-Aug-11              192,067,467.58
             25-Aug-11           25-Sep-11              187,423,340.37
             25-Sep-11           25-Oct-11              182,889,543.77
             25-Oct-11           25-Nov-11              178,305,163.67
             25-Nov-11           25-Dec-11              173,987,981.96
             25-Dec-11           25-Jan-12              169,773,368.80
             25-Jan-12           25-Feb-12              159,202,088.72
             25-Feb-12           25-Mar-12              145,829,763.20
             25-Mar-12           25-Apr-12               65,388,294.23
             25-Apr-12           25-May-12               49,155,700.74
             25-May-12           25-Jun-12               47,910,325.52
             25-Jun-12           25-Jul-12               46,694,523.99
             25-Jul-12           25-Aug-12               45,507,594.26
             25-Aug-12           25-Sep-12               44,348,851.10
             25-Sep-12           25-Oct-12               43,217,625.50
             25-Oct-12           25-Nov-12               42,113,264.36
             25-Nov-12           25-Dec-12               41,035,130.05
             25-Dec-12           25-Jan-13               39,982,600.08
             25-Jan-13           25-Feb-13               38,955,066.73
             25-Feb-13           25-Mar-13               37,951,936.68
             25-Mar-13           25-Apr-13               36,972,630.71
             25-Apr-13           25-May-13               36,016,583.32
             25-May-13           25-Jun-13               35,083,242.45
             25-Jun-13           25-Jul-13               34,172,069.11
             25-Jul-13           25-Aug-13               33,282,537.13
             25-Aug-13           25-Sep-13               32,414,132.80
             25-Sep-13           25-Oct-13               31,566,354.61
             25-Oct-13           25-Nov-13               30,738,712.93
             25-Nov-13           25-Dec-13               29,858,634.35
             25-Dec-13           25-Jan-14               29,071,665.23
             25-Jan-14           25-Feb-14               28,192,904.75
             25-Feb-14           25-Mar-14               27,387,750.66
             25-Mar-14           25-Apr-14                1,802,666.81

                                     Annex A

                    Paragraph 13 of the Credit Support Annex

                                                                         ANNEX A

                                     ISDA(R)

                              CREDIT SUPPORT ANNEX

                             to the Schedule to the
                              ISDA Master Agreement
                        dated as of May 31, 2007 between
      Barclays Bank PLC (hereinafter referred to as "Party A" or "Pledgor")
                                       and
  BCAP LLC Trust 2007-AA3, Mortgage Pass-Through Certificates, Series 2007-AA3,
            Group II Offered Certificates (the "Trust") (hereinafter referred to as "Party B" or "Secured Party") by Deutsche Bank National Trust
        Company, not individually, but solely as trustee (the "Trustee")

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Paragraph 13. Elections and Variables.

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes the following additional obligations:

      With respect to Party A: not applicable.

      With respect to Party B: not applicable.

(b)   Credit Support Obligations.

      (i)   Delivery Amount, Return Amount and Credit Support Amount.

            (A) "Delivery Amount" has the meaning specified in Paragraph 3(a) as amended (I) by deleting the words "upon a demand made by the Secured Party on or promptly following a Valuation Date" and inserting in lieu thereof the words "not later than the close of business on the next Local Business Day following a Valuation Date" and (II) by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party." and inserting in lieu thereof the following:

                  The "Delivery Amount" applicable to the Pledgor for any Valuation Date will equal the greatest of

                  (1) the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party,

                  (2) the amount by which (a) the Moody's First Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party, and

                  (3) the amount by which (a) the Moody's Second Trigger Credit Support Amount for such Valuation Date exceeds
                        (b) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party.

            (B) "Return Amount" has the meaning specified in Paragraph 3(b) as amended by deleting in its entirety the sentence beginning "Unless otherwise specified in Paragraph 13" and ending "(ii) the Credit Support Amount." and inserting in lieu thereof the following:

                  The "Return Amount" applicable to the Secured Party for any Valuation Date will equal the least of

                  (1) the amount by which (a) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date,

                  (2) the amount by which (a) the Moody's First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's First Trigger Credit Support Amount for such Valuation Date, and

                  (3) the amount by which (a) the Moody's Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody's Second Trigger Credit Support Amount for such Valuation Date.

            (C) "Credit Support Amount" shall not apply. For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody's First Trigger Credit Support Amount, or the Moody's Second Trigger Credit Support Amount, in each case for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

      (ii)  Eligible Collateral.

            On any date, the following items will qualify as "Eligible Collateral" (for the avoidance of doubt, all Eligible Collateral to be denominated in USD):

                                                                                       Moody's                      Moody's
                                                          S&P Valuation        First Trigger Valuation     Second Trigger Valuation
      Collateral                                           Percentage                 Percentage                   Percentage
      ----------                                          -------------        -----------------------     ------------------------
(A)   Cash                                                    100%                       100%                         100%
-----------------------------------------------------------------------------------------------------------------------------------
(B)   Fixed-rate negotiable debt obligations issued by
      the U.S. Treasury Department having a remaining
      maturity on such date of not more than one year         98.9%                      100%                         100%
-----------------------------------------------------------------------------------------------------------------------------------
(C)   Fixed-rate negotiable debt obligations issued by
      the U.S. Treasury Department having a remaining
      maturity on such date of more than one year but not     92.5%                      100%                         94%
      more than ten years
-----------------------------------------------------------------------------------------------------------------------------------
(D)   Fixed-rate negotiable debt obligations issued by
      the U.S. Treasury Department having a remaining         88.6%                      100%                         88%
      maturity on such date of more than ten years

      Notwithstanding the Valuation Percentages set forth in the preceding table, upon the first Transfer of Eligible Collateral under this Annex, the Pledgor may, at the Pledgor's expense, agree the Valuation Percentages in relation to (B) through (D) above with the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates), and upon such agreement as evidenced in writing, such Valuation Percentages shall supersede those set forth in the preceding table.

      (iii) Other Eligible Support.

            The following items will qualify as "Other Eligible Support" for the party specified:

            Such Other Eligible Support as the Pledgor may designate; provided, at the expense of the Pledgor, the prior written consent of the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates) shall have been obtained. For the avoidance of doubt, there are no items that qualify as Other Eligible Support as of the date of this Annex.

      (iv)  Threshold.

            (A) "Independent Amount" means zero with respect to Party A and Party B.

            (B) "Threshold" means, with respect to Party A and any Valuation Date, zero if (i) no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or
                  (ii) a Collateral Event has occurred and has been continuing
                  (x) for at least 30 days or (y) since this Annex was executed; otherwise, infinity.

                  "Threshold" means, with respect to Party B and any Valuation Date, infinity.

            (C) "Minimum Transfer Amount" means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Class Certificate Balance of the Certificates rated by S&P ceases to be more than USD 50,000,000, "Minimum Transfer Amount" means USD 50,000, and provided further, with respect to the Secured Party at any time when the Secured Party is a Defaulting Party, "Minimum Transfer Amount" means zero.

            (D) Rounding: The Delivery Amount will be rounded up and the Return Amount will be rounded down to the nearest multiple of USD 1,000, respectively.

(c)   Valuation and Timing.

      (i) "Valuation Agent" means Party A. The Valuation Agent's calculations shall be made in accordance with standard market practices using commonly accepted third party sources such as Bloomberg or Reuters.

      (ii)  "Valuation Date" means each Local Business Day.

      (iii) "Valuation Time" means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

      (iv) "Notification Time" means 11:00 a.m., New York time, on a Local Business Day.

      (v) External Verification. Notwithstanding anything to the contrary in the definitions of Valuation Agent or Valuation Date, at any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall (A) calculate the Secured Party's Exposure and the S&P Value of Posted Credit Suppport on each Valuation Date based on internal marks and
            (B) verify such calculations with external marks monthly by obtaining on the last Local Business Day of each calendar month two external marks for each Transaction to which this Annex relates and for all Posted Credit Support; such verification of the Secured Party's Exposure shall be based on the higher of the two external marks. Each external mark in respect of a Transaction shall be obtained from an independent Reference Market-maker that would be eligible and willing to enter into such Transaction in the absence of the current derivative provider, provided that an external mark may not be obtained from the same Reference Market-maker more than four times in any 12-month period. The Valuation Agent shall obtain these external marks directly or through an independent third party, in either case at no cost to Party B. The Valuation Agent shall calculate on each Valuation Date (for purposes of this paragraph, the last Local Business Day in each calendar month referred to above shall be considered a Valuation Date) the Secured Party's Exposure based on the greater of the Valuation Agent's internal marks and the external marks received. If the S&P Value on any such Valuation Date of all Posted Credit Support then held by the Secured Party is less than the S&P Credit Support Amount on such Valuation Date (in each case as determined pursuant to this paragraph), Party A shall, within three Local Business Days of such Valuation Date, Transfer to the Secured Party Eligible Credit Support having an S&P Value as of the date of Transfer at least equal to such deficiency.

      (vi) Notice to S&P. At any time at which neither Party A nor, to the extent applicable, its Credit Support Provider has a long-term unsubordinated and unsecured debt rating of at least "BBB+" from S&P, the Valuation Agent shall provide to S&P not later than the Notification Time on the Local Business Day following each Valuation Date its calculations of the Secured Party's Exposure and the S&P Value of any Eligible Credit Support or Posted Credit Support for that Valuation Date. The Valuation Agent shall also provide to S&P any external marks received pursuant to the preceding paragraph.

(d) Conditions Precedent and Secured Party's Rights and Remedies. The following Termination Events will be a "Specified Condition" for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): None.

(e)   Substitution.

      (i)   "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

      (ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)   Dispute Resolution.

      (i) "Resolution Time" means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

      (ii) Value. Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value, on any date, of Eligible Collateral will be calculated as follows:

            For Eligible Collateral comprised of Cash, the amount of such Cash.

            For Eligible Collateral comprising securities, the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and
            (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

      (iii) Alternative. The provisions of Paragraph 5 will apply; provided, that the obligation of the appropriate party to deliver the undisputed amount to the other party will not arise prior to the time that would otherwise have applied to the Transfer pursuant to, or deemed made, under Paragraph 3 if no dispute had arisen.

(g)   Holding and Using Posted Collateral.

      (i)   Eligibility to Hold Posted Collateral; Custodians.

            Party B is not and will not be entitled to hold Posted Collateral. Party B's Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the Custodian for Party B shall be the same banking institution that acts as Trustee for the Certificates. The Custodian or its parent shall have a short-term unsecured and unsubordinated debt rating from S&P of at least "A-1."

            Initially, the Custodian for Party B is: the Trustee.

      (ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B; therefore, Party B will not have any of the rights specified in Paragraph 6(c)(i) or 6 (c)(ii); provided, however, that the Trustee shall invest Cash Posted Credit Support in such investments as designated by Party A, with losses (net of gains) incurred in respect of such investments to be for the account of Party A; provided further, that such investments designated by Party A shall be limited to money market funds rated "AAAm" or "AAAm-G" by S&P and from which such invested Cash Posted Credit Support may be withdrawn upon no more than 2 Local Business Day's notice of a request for withdrawal.

(h)   Distributions and Interest Amount.

      (i) Interest Rate. The "Interest Rate" will be the actual interest rate earned on Posted Collateral in the form of Cash pursuant to Paragraph 13(g)(ii).

      (ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.

      (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i) Additional Representation(s). There are no additional representations by either party.

(j)   Other Eligible Support and Other Posted Support.

      (i) "Value" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

      (ii) "Transfer" with respect to Other Eligible Support and Other Posted Support shall have such meaning as the parties shall agree in writing from time to time pursuant to Paragraph 13(b)(iii).

(k) Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

      If to Party A:

            5 The North Colonnade
            Canary Wharf
            London  E14 4BB, England
            Attention:  Swaps Documentation
            Facsimile No.:    0207-773-6857/6858
            Telephone No.:    0207-773-6915/6904

            with a copy to:

            General Counsel's Office
            200 Park Avenue
            New York, NY  10166

            Notices to Party A shall not be deemed effective unless delivered to the London address set forth above.

      If to Party B or Custodian:

            BCAP LLC Trust 2007-AA3
            c/o Deutsche Bank National Trust Company
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Trust Administration - BC0703

(l) Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

      If to Party A:

      For Cash:

      Barclays Bank PLC, NY
      ABA #026-002-574
      F/O Barclays Swaps & Options Group NY
      A/C #: 050019228
      REF: Collateral

      For Treasury Securities:

      Bank of NYC/BBPLCLDN
      ABA #021-000-018

      If to Party B:

      Deutsche Bank National Trust Company
      ABA #: 021 001 033
      Acct #: 01419663
      Acct. Name: NYLTD Funds Control - Stars West
      Ref: Trust Administration - BCAP 2007-AA3

(m)   Other Provisions.

      (i) Collateral Account. The Secured Party shall cause any Custodian appointed hereunder to open and maintain a segregated trust account and to hold, record and identify all the Posted Collateral in such segregated trust account and, subject to Paragraph 8(a), such Posted Collateral shall at all times be and remain the property of the Pledgor and shall at no time constitute the property of, or be commingled with the property of, the Secured Party or the Custodian.

      (ii) Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term "Secured Party" as used in this Annex means only Party B, (b) the term "Pledgor" as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

      (iii) Calculation of Value. Paragraph 4(c) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, Moody's Second Trigger Value". Paragraph 4(d)(ii) is hereby amended by (A) deleting the words "a Value" and inserting in lieu thereof "an S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value" and (B) deleting the words "the Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5 (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Paragraph 5(i) (flush language) is hereby amended by deleting the word "Value" and inserting in lieu thereof "S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value". Paragraph 5(i)(C) is hereby amended by deleting the word "the Value, if" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value, as may be". Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words "the Value" and inserting in lieu thereof "any one or more of the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value" and (2) deleting the second instance of the words "the Value" and inserting in lieu thereof "such disputed S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value". Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word "Value" and inserting in lieu thereof "least of the S&P Value, Moody's First Trigger Value, and Moody's Second Trigger Value".

      (iv) Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

      (v) Events of Default. Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B's obligations under Paragraph 3(b) of the Credit Support Annex. Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and
            (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

      (vi) Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer of Eligible Collateral.

      (vii) Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after "the Interest Amount" in the fourth line thereof the words "less any applicable withholding taxes."

      (viii) Additional Definitions. As used in this Annex:

            "Collateral Event" means that no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold.

            "Exposure" has the meaning specified in Paragraph 12, except that after the word "Agreement" the words "(assuming, for this purpose only, that Part 1(f) of the Schedule is deleted)" shall be inserted.

            "Local Business Day" means: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, New York and the location of the Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and such other places as the parties shall agree. "Moody's First Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, the product of the applicable Moody's First Trigger Factor set forth in Table 1 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's First Trigger Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's First Trigger Ratings Threshold.

            "Moody's First Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (I) a Moody's
                        First Trigger Event has occurred and has been continuing (x) for at least 30 Local Business
                        Days or (y) since this Annex was executed and
                        (II) it is not the case that a Moody's Second
                        Trigger Ratings Event has occurred and been continuing for at least 30 Local Business
                        Days, an amount equal to the greater of (a) zero and (b) sum of (i) the Secured Party's
                        Exposure for such Valuation Date and (ii) the aggregate of Moody's First Trigger Additional
                        Collateralized Amounts for all Transactions; or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's First Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "Moody's Second Trigger Additional Collateralized Amount" means, with respect to any Transaction and any Valuation Date, (A) if such Transaction is not a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 2 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date and (B) if such Transaction is a Transaction-Specific Hedge, the product of the applicable Moody's Second Trigger Factor set forth in Table 3 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

            "Moody's Second Trigger Ratings Event" means that no Relevant Entity has credit ratings from Moody's at least equal to the Moody's Second Trigger Ratings Threshold.

            "Moody's Second Trigger Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which it is the case
                        that a Moody's Second Trigger Ratings Event has occurred and been continuing for at least 30
                        Local Business Days, an amount equal to the greatest of (a) zero, (b) the sum of the amounts of the next payment due to be paid by Party A under each Transaction to which this Annex relates, and (c) the sum of (x) the Secured Party's Exposure for such Valuation
                        Date and (y) the aggregate of Moody's Second
                        Trigger Additional Collateralized Amounts for all Transactions; or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "Moody's Second Trigger Value" means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody's Second Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

            "S&P Credit Support Amount" means, for any Valuation Date, the excess, if any, of

            (I)   (A)   for any Valuation Date on which (i) no Relevant
                        Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or
                        (ii) an S&P Rating Threshold Event has occurred and been continuing for at least 30 days, an amount equal to the sum of (1) 100.0% of the Secured Party's Exposure for such Valuation
                        Date and (2) the product of the S&P Volatility
                        Buffer for each Transaction to which this Annex relates and the Notional Amount of each such Transaction for the Calculation Period which includes such Valuation Date, or

                  (B)   for any other Valuation Date, zero, over

            (II)  the Threshold for Party A for such Valuation Date.

            "S&P Rating Threshold Event" means, on any date, no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

            "S&P Value" means, on any date and with respect to any Eligible Collateral other than Cash, the product of (A) the bid price obtained by the Valuation Agent for such Eligible Collateral and (B) the S&P Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii).

            "S&P Volatility Buffer" means, for any Transaction, the related percentage set forth in the following table.

The higher of the S&P            Remaining       Remaining       Remaining        Remaining
credit rating of (i) Party A     Weighted        Weighted         Weighted         Weighted
and (ii) the Credit Support       Average         Average         Average          Average
Provider of Party A, if          Maturity        Maturity         Maturity         Maturity
applicable                     up to 3 years   up to 5 years   up to 10 years   up to 30 years
----------------------------   -------------   -------------   --------------   --------------
At least "A-2"                          2.75%           3.25%            4.00%            4.75%
"A-3"                                   3.25%           4.00%            5.00%            6.25%
"BB+" or lower                          3.50%           4.50%            6.75%            7.50%

            "Transaction-Specific Hedge" means any Transaction that is a cap, floor or swaption, or a Transaction in respect of which (x) the notional amount is "balance guaranteed" or (y) the notional amount for any Calculation Period otherwise is not a specific dollar amount that is fixed at the inception of the Transaction.

            "Valuation Percentage" shall mean, for purposes of determining the S&P Value, Moody's First Trigger Value, or Moody's Second Trigger Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage, Moody's First Trigger Valuation Percentage, or Moody's Second Trigger Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Paragraph 13(b)(ii).

            "Value" shall mean, in respect of any date, the related S&P Value, the related Moody's First Trigger Value, and the related Moody's Second Trigger Value.

                [Remainder of this page intentionally left blank]

                                     Table 1

              Remaining
        Weighted Average Life
          of Hedge in Years            Moody's First Trigger Factor
--------------------------------------------------------------------------------
Equal to or less than 1                            0.15%
Greater than 1 but less than or
equal to 2                                         0.30%
Greater than 2 but less than or
equal to 3                                         0.40%
Greater than 3 but less than or
equal to 4                                         0.60%
Greater than 4 but less than or
equal to 5                                         0.70%
Greater than 5 but less than or
equal to 6                                         0.80%
Greater than 6 but less than or
equal to 7                                         1.00%
Greater than 7 but less than or
equal to 8                                         1.10%
Greater than 8 but less than or
equal to 9                                         1.20%
Greater than 9 but less than or
equal to 10                                        1.30%
Greater than 10 but less than or
equal to 11                                        1.40%
Greater than 11 but less than or
equal to 12                                        1.50%
Greater than 12 but less than or
equal to 13                                        1.60%
Greater than 13 but less than or
equal to 14                                        1.70%
Greater than 14 but less than or
equal to 15                                        1.80%
Greater than 15 but less than or
equal to 16                                        1.90%
Greater than 16 but less than or
equal to 17                                        2.00%
Greater than 17 but less than or
equal to 18                                        2.00%
Greater than 18 but less than or
equal to 19                                        2.00%
Greater than 19 but less than or
equal to 20                                        2.00%
Greater than 20 but less than or
equal to 21                                        2.00%
Greater than 21 but less than or
equal to 22                                        2.00%
Greater than 22 but less than or
equal to 23                                        2.00%
Greater than 23 but less than or
equal to 24                                        2.00%
Greater than 24 but less than or
equal to 25                                        2.00%
Greater than 25 but less than or
equal to 26                                        2.00%
Greater than 26 but less than or
equal to 27                                        2.00%
Greater than 27 but less than or
equal to 28                                        2.00%
Greater than 28 but less than or
equal to 29                                        2.00%
Greater than 29                                    2.00%

                                     Table 2

             Remaining
       Weighted Average Life           Moody's Second Trigger
         of Hedge in Years                     Factor
--------------------------------------------------------------------------------
Equal to or less than 1                         0.50%
Greater than 1 but less than or                 1.00%
equal to 2
Greater than 2 but less than or                 1.50%
equal to 3
Greater than 3 but less than or                 1.90%
equal to 4
Greater than 4 but less than or                 2.40%
equal to 5
Greater than 5 but less than or                 2.80%
equal to 6
Greater than 6 but less than or                 3.20%
equal to 7
Greater than 7 but less than or                 3.60%
equal to 8
Greater than 8 but less than or                 4.00%
equal to 9
Greater than 9 but less than or                 4.40%
equal to 10
Greater than 10 but less than or                4.70%
equal to 11
Greater than 11 but less than or                5.00%
equal to 12
Greater than 12 but less than or                5.40%
equal to 13
Greater than 13 but less than or                5.70%
equal to 14
Greater than 14 but less than or                6.00%
equal to 15
Greater than 15 but less than or                6.30%
equal to 16
Greater than 16 but less than or                6.60%
equal to 17
Greater than 17 but less than or                6.90%
equal to 18
Greater than 18 but less than or                7.20%
equal to 19
Greater than 19 but less than or                7.50%
equal to 20
Greater than 20 but less than or                7.80%
equal to 21
Greater than 21 but less than or                8.00%
equal to 22
Greater than 22 but less than or                8.00%
equal to 23
Greater than 23 but less than or                8.00%
equal to 24
Greater than 24 but less than or                8.00%
equal to 25
Greater than 25 but less than or                8.00%
equal to 26
Greater than 26 but less than or                8.00%
equal to 27
Greater than 27 but less than or                8.00%
equal to 28
Greater than 28 but less than or                8.00%
equal to 29
Greater than 29                                 8.00%

                                     Table 3

             Remaining
       Weighted Average Life
         of Hedge in Years           Moody's Second Trigger Factor
--------------------------------------------------------------------------------
Equal to or less than 1                          0.65%
Greater than 1 but less than or                  1.30%
equal to 2
Greater than 2 but less than or                  1.90%
equal to 3
Greater than 3 but less than or                  2.50%
equal to 4
Greater than 4 but less than or                  3.10%
equal to 5
Greater than 5 but less than or                  3.60%
equal to 6
Greater than 6 but less than or                  4.20%
equal to 7
Greater than 7 but less than or                  4.70%
equal to 8
Greater than 8 but less than or                  5.20%
equal to 9
Greater than 9 but less than or                  5.70%
equal to 10
Greater than 10 but less than or                 6.10%
equal to 11
Greater than 11 but less than or                 6.50%
equal to 12
Greater than 12 but less than or                 7.00%
equal to 13
Greater than 13 but less than or                 7.40%
equal to 14
Greater than 14 but less than or                 7.80%
equal to 15
Greater than 15 but less than or                 8.20%
equal to 16
Greater than 16 but less than or                 8.60%
equal to 17
Greater than 17 but less than or                 9.00%
equal to 18
Greater than 18 but less than or                 9.40%
equal to 19
Greater than 19 but less than or                 9.70%
equal to 20
Greater than 20 but less than or                10.00%
equal to 21
Greater than 21 but less than or                10.00%
equal to 22
Greater than 22 but less than or                10.00%
equal to 23
Greater than 23 but less than or                10.00%
equal to 24
Greater than 24 but less than or                10.00%
equal to 25
Greater than 25 but less than or                10.00%
equal to 26
Greater than 26 but less than or                10.00%
equal to 27
Greater than 27 but less than or                10.00%
equal to 28
Greater than 28 but less than or                10.00%
equal to 29
Greater than 29                                 10.00%

                                    EXHIBIT Q

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [each Custodian], [each Servicer], [each Subservicer] and [each Subcontractor] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria." The responsibilities set forth herein may be amended without amending the Trust Agreement upon mutual agreement among the applicable party requesting such amendment and the other parties to the Agreement.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       APPLICABLE
                                                                                                                       SERVICING
                                                       SERVICING CRITERIA                                              CRITERIA
------------------------------------------------------------------------------------------------------------------------------------
   Reference                                               Criteria
------------------------------------------------------------------------------------------------------------------------------------
                                                General Servicing Considerations
------------------------------------------------------------------------------------------------------------------------------------
                   Policies and procedures are instituted to monitor any performance or other triggers and              Trustee
1122(d)(1)(i)      events of default in accordance with the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   If any material servicing activities are outsourced to third parties, policies and                   Trustee
                   procedures are instituted to monitor the third party's performance and compliance with
1122(d)(1)(ii)     such servicing activities.
------------------------------------------------------------------------------------------------------------------------------------
                   Any requirements in the transaction agreements to maintain a back-up servicer for the                  N/A
1122(d)(1)(iii)    mortgage loans are maintained.
------------------------------------------------------------------------------------------------------------------------------------
                   A fidelity bond and errors and omissions policy is in effect on the party participating in             N/A
                   the servicing function throughout the reporting period in the amount of coverage required
1122(d)(1)(iv)     by and otherwise in accordance with the terms of the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                                               Cash Collection and Administration
------------------------------------------------------------------------------------------------------------------------------------
                   Payments on pool assets are deposited into the appropriate custodial bank accounts and               Trustee
                   related bank clearing accounts no more than two business days following receipt, or such
1122(d)(2)(i)      other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Disbursements made via wire transfer on behalf of an obligor or to an investor are made              Trustee
1122(d)(2)(ii)     only by authorized personnel.
------------------------------------------------------------------------------------------------------------------------------------
                   Advances of funds or guarantees regarding collections, cash flows or distributions, and                N/A
                   any interest or other fees charged for such advances, are made, reviewed and approved as
1122(d)(2)(iii)    specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   The related accounts for the transaction, such as cash reserve accounts or accounts                  Trustee
                   established as a form of overcollateralization, are separately maintained (e.g., with
1122(d)(2)(iv)     respect to commingling of cash) as set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Each custodial account is maintained at a federally insured depository institution as set            Trustee
                   forth in the transaction agreements.  For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
1122(d)(2)(v)      Exchange Act.
------------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized access.                                Trustee
------------------------------------------------------------------------------------------------------------------------------------
                   Reconciliations are prepared on a monthly basis for all asset-backed securities related              Trustee
                   bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification,
1122(d)(2)(vii)    or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                                               Investor Remittances and Reporting
------------------------------------------------------------------------------------------------------------------------------------
                   Reports to investors, including those to be filed with the Commission, are maintained in             Trustee
                   accordance with the transaction agreements and applicable Commission requirements.
                   Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by
1122(d)(3)(i)      the Servicer.
------------------------------------------------------------------------------------------------------------------------------------
                   Amounts due to investors are allocated and remitted in accordance with timeframes,                   Trustee
1122(d)(3)(ii)     distribution priority and other terms set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Disbursements made to an investor are posted within two business days to the Servicer's              Trustee
1122(d)(3)(iii)    investor records, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Amounts remitted to investors per the investor reports agree with cancelled checks, or               Trustee
1122(d)(3)(iv)     other form of payment, or custodial bank statements.
------------------------------------------------------------------------------------------------------------------------------------
                                                    Pool Asset Administration
------------------------------------------------------------------------------------------------------------------------------------
                   Collateral or security on pool assets is maintained as required by the transaction                  Custodian
1122(d)(4)(i)      agreements or related mortgage loan documents.
------------------------------------------------------------------------------------------------------------------------------------
                   Mortgage loan and related documents are safeguarded as required by the transaction                  Custodian
1122(d)(4)(ii)     agreements
------------------------------------------------------------------------------------------------------------------------------------
                   Any additions, removals or substitutions to the asset pool are made, reviewed and approved           Trustee
1122(d)(4)(iii)    in accordance with any conditions or requirements in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Payments on mortgage loans, including any payoffs, made in accordance with the related                 N/A
                   mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow)
1122(d)(4)(iv)     in accordance with the related mortgage loan documents.
------------------------------------------------------------------------------------------------------------------------------------
                   The Servicer's records regarding the mortgage loans agree with the Servicer's records with             N/A
1122(d)(4)(v)      respect to an obligor's unpaid principal balance.
------------------------------------------------------------------------------------------------------------------------------------
                   Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan                 N/A
                   modifications or re-agings) are made, reviewed and approved by authorized personnel in
1122(d)(4)(vi)     accordance with the transaction agreements and related pool asset documents.
------------------------------------------------------------------------------------------------------------------------------------
                   Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements
1122(d)(4)(vii)    established by the transaction agreements.                                                             N/A
------------------------------------------------------------------------------------------------------------------------------------
                   Records documenting collection efforts are maintained during the period a mortgage loan is             N/A
                   delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where
1122(d)(4)(viii)   delinquency is deemed temporary (e.g., illness or unemployment).
------------------------------------------------------------------------------------------------------------------------------------
                   Adjustments to interest rates or rates of return for mortgage loans with variable rates                N/A
1122(d)(4)(ix)     are computed based on the related mortgage loan documents.
------------------------------------------------------------------------------------------------------------------------------------
                   Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds             N/A
                   are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of
1122(d)(4)(x)      days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Payments made on behalf of an obligor (such as tax or insurance payments) are made on or               N/A
                   before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the
1122(d)(4)(xi)     transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Any late payment penalties in connection with any payment to be made on behalf of an                   N/A
                   obligor are paid from the servicer's funds and not charged to the obligor, unless the late
1122(d)(4)(xii)    payment was due to the obligor's error or omission.
------------------------------------------------------------------------------------------------------------------------------------
                   Disbursements made on behalf of an obligor are posted within two business days to the
                   obligor's records maintained by the servicer, or such other number of days specified in                N/A
1122(d)(4)(xiii)   the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in                   N/A
1122(d)(4)(xiv)    accordance with the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------------
                   Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or              Trustee,
1122(d)(4)(xv)     Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.              if applicable.
------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT R

                         Additional Form 10-D Disclosure

------------------------------------------------------------------------------------------------------------------------------------
                                                   ADDITIONAL FORM 10-D DISCLOSURE
------------------------------------------------------------------------------------------------------------------------------------
                             Item on Form 10-D                                                     Party Responsible
------------------------------------------------------------------------------------------------------------------------------------
           Item 1: Distribution and Pool Performance Information
------------------------------------------------------------------------------------------------------------------------------------
             Information included in the Distribution Statement                                          Trustee
------------------------------------------------------------------------------------------------------------------------------------
 Any information required by 1121 which is NOT included on the Distribution                             Depositor
                                 Statement
------------------------------------------------------------------------------------------------------------------------------------
                         Item 2: Legal Proceedings

Any legal proceeding pending against the following entities or their respective property, that is material to Certificateholders, including any proceeding known to be contemplated by governmental authorities:
------------------------------------------------------------------------------------------------------------------------------------
Issuing Entity                                                                                           Trustee
                                                                                                        Depositor
------------------------------------------------------------------------------------------------------------------------------------
Depositor                                                                                               Depositor
------------------------------------------------------------------------------------------------------------------------------------
Trustee                                                                                                  Trustee
------------------------------------------------------------------------------------------------------------------------------------
Custodian                                                                                               Custodian
------------------------------------------------------------------------------------------------------------------------------------
Sponsors                                                                                                Depositor
------------------------------------------------------------------------------------------------------------------------------------
1110(b) Originator                                                                                         N/A
------------------------------------------------------------------------------------------------------------------------------------
Any 1108(a)(2) Servicer (other than the Trustee)                                                           N/A
------------------------------------------------------------------------------------------------------------------------------------
Any other party contemplated by 1100(d)(1)                                                              Depositor
------------------------------------------------------------------------------------------------------------------------------------
Item 3: Sale of Securities and Use of Proceeds Depositor
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsors, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
------------------------------------------------------------------------------------------------------------------------------------
    Item 4: Defaults Upon Senior Securities                                                              Trustee

Information from Item 3 of Part II of Form 10-Q:

Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)
------------------------------------------------------------------------------------------------------------------------------------
    Item 5: Submission of Matters to a Vote of Security Holders                                          Trustee

Information from Item 4 of Part II of Form 10-Q
------------------------------------------------------------------------------------------------------------------------------------
    Item 6: Significant Obligors of Pool Assets                                                            N/A

Item 1112(b) - Significant Obligor Financial Information*
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
------------------------------------------------------------------------------------------------------------------------------------
    Item 7: Significant Enhancement Provider Information

Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
------------------------------------------------------------------------------------------------------------------------------------
Determining applicable disclosure threshold                                                             Depositor
------------------------------------------------------------------------------------------------------------------------------------
Requesting required financial information (including any required accountants'                          Depositor
   consent to the use thereof) or effecting incorporation by reference
------------------------------------------------------------------------------------------------------------------------------------
       Item 1115(b) - Derivative Counterparty Financial Information*
------------------------------------------------------------------------------------------------------------------------------------
Determining current maximum probable exposure                                                           Depositor
------------------------------------------------------------------------------------------------------------------------------------
Determining current significance percentage                                                             Depositor
------------------------------------------------------------------------------------------------------------------------------------
Requesting required financial information (including any required accountants'                          Depositor
  consent to the use thereof) or effecting incorporation by reference
------------------------------------------------------------------------------------------------------------------------------------
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
------------------------------------------------------------------------------------------------------------------------------------
                         Item 8: Other Information

Disclose any information required to be reported on Form 8-K during the period            Any party to the Agreement responsible
covered by the Form 10-D but not reported                                              for the applicable Form 8-K  Disclosure item
------------------------------------------------------------------------------------------------------------------------------------
                             Item 9: Exhibits
------------------------------------------------------------------------------------------------------------------------------------
               Distribution Statement to Certificateholders                                              Trustee
------------------------------------------------------------------------------------------------------------------------------------
     Exhibits required by Item 601 of Regulation S-K, such as material                                  Depositor
                                agreements
------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT S

------------------------------------------------------------------------------------------------------------------------------------
                                                   ADDITIONAL FORM 10-K DISCLOSURE
------------------------------------------------------------------------------------------------------------------------------------
                             Item on Form 10-k                                                     Party Responsible
------------------------------------------------------------------------------------------------------------------------------------
                        Item 9B: Other Information                                     Any party to this Agreement responsible for
Disclose any information required to be reported on Form 8-K during the fourth               disclosure items on Form 8-K
quarter covered by the Form 10-K but not reported
------------------------------------------------------------------------------------------------------------------------------------
             Item 15: Exhibits, Financial Statement Schedules                                        Trustee
                                                                                                    Depositor
------------------------------------------------------------------------------------------------------------------------------------
         Reg AB Item 1112(b): Significant Obligors of Pool Assets

Significant Obligor Financial Information*                                                             N/A
------------------------------------------------------------------------------------------------------------------------------------
*This information need only be reported on the Form 10-K if updated information is required pursuant to Item 1112(b).

 Reg AB Item 1114(b)(2): Credit Enhancement Provider Financial Information
------------------------------------------------------------------------------------------------------------------------------------
Determining applicable disclosure threshold                                                         Depositor
------------------------------------------------------------------------------------------------------------------------------------
Requesting required financial information (including any required                                   Depositor
accountants' consent to the use thereof) or effecting incorporation by reference
------------------------------------------------------------------------------------------------------------------------------------
* This information need only be reported on the Form 10-K if updated information is required pursuant to the Item.
------------------------------------------------------------------------------------------------------------------------------------
    Reg AB Item 1115(b): Derivative Counterparty Financial Information
------------------------------------------------------------------------------------------------------------------------------------
Determining current maximum probable exposure                                                       Depositor
------------------------------------------------------------------------------------------------------------------------------------
Determining current significance percentage                                                         Depositor
------------------------------------------------------------------------------------------------------------------------------------
Requesting required financial information (including any required                                   Depositor
accountants' consent to the use thereof) or effecting incorporation by reference
------------------------------------------------------------------------------------------------------------------------------------
* This information need only be reported on the Form 10-K if updated information is required pursuant to the Item.
------------------------------------------------------------------------------------------------------------------------------------
                    Reg AB Item 1117: Legal Proceedings

Any legal proceeding pending against the following entities or their respective property, that is material to Certificateholders, including any proceeding known to be contemplated by governmental authorities:
------------------------------------------------------------------------------------------------------------------------------------
Issuing Entity                                                                                Trustee and Depositor
------------------------------------------------------------------------------------------------------------------------------------
Depositor                                                                                           Depositor
------------------------------------------------------------------------------------------------------------------------------------
Custodian                                                                                           Custodian
------------------------------------------------------------------------------------------------------------------------------------
Trustee                                                                                              Trustee
------------------------------------------------------------------------------------------------------------------------------------
Sponsors                                                                                            Depositor
------------------------------------------------------------------------------------------------------------------------------------
Servicer                                                                                             Servicer
------------------------------------------------------------------------------------------------------------------------------------
1110(b) Originator                                                                                  Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1108(a)(2) Servicer (other than the Servicer or Trustee)                                         Servicer
------------------------------------------------------------------------------------------------------------------------------------
Any other party contemplated by 1100(d)(1)                                                          Depositor
------------------------------------------------------------------------------------------------------------------------------------
             Reg AB Item 1119: Affiliations and Relationships
------------------------------------------------------------------------------------------------------------------------------------
Whether (a) the Sponsors (Seller), Depositor or Issuing Entity is an affiliate                   Depositor as to (a)
of the following parties, and (b) to the extent known and material, any of the                   Custodian as to (a)
following parties are affiliated with one another:
------------------------------------------------------------------------------------------------------------------------------------
Servicer                                                                                             Servicer
------------------------------------------------------------------------------------------------------------------------------------
Trustee                                                                                          Trustee as to (a)
------------------------------------------------------------------------------------------------------------------------------------
Any other 1108(a)(3) servicer                                                                        Servicer
------------------------------------------------------------------------------------------------------------------------------------
Any 1110 Originator                                                                                 Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1112(b) Significant Obligor                                                                     Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1114 Credit Enhancement Provider                                                                Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1115 Derivative Counterparty Provider                                                           Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any other 1101(d)(1) material party                                                                 Depositor
------------------------------------------------------------------------------------------------------------------------------------
Whether there are any "outside the ordinary course business arrangements" other                  Depositor as to (a)
than would be obtained in an arm's length transaction between (a) the Sponsors
(Seller), Depositor or Issuing Entity on the one hand, and (b) any of the following parties (or their affiliates) on the other hand, that exist currently or within the past two years and that are material to a Certificateholder's understanding of the Certificates:
------------------------------------------------------------------------------------------------------------------------------------
Servicer                                                                                             Servicer
------------------------------------------------------------------------------------------------------------------------------------
Trustee                                                                                             Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any other 1108(a)(3) servicer                                                                        Servicer
------------------------------------------------------------------------------------------------------------------------------------
Any 1110 Originator                                                                                 Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1112(b) Significant Obligor                                                                     Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1114 Credit Enhancement Provider                                                                Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1115 Derivative Counterparty Provider                                                           Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any other 1101(d)(1) material party                                                                 Depositor
------------------------------------------------------------------------------------------------------------------------------------
Whether there are any specific relationships involving the transaction or the                   Depositor as to (a)
pool assets between (a) the Sponsors (Seller), Depositor or Issuing Entity on
the one hand, and (b) any of the following parties (or their affiliates) on the other hand, that exist currently or within the past two years and that are material:
------------------------------------------------------------------------------------------------------------------------------------
Servicer                                                                                             Servicer
------------------------------------------------------------------------------------------------------------------------------------
Trustee                                                                                             Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any other 1108(a)(3) servicer                                                                        Servicer
------------------------------------------------------------------------------------------------------------------------------------
Any 1110 Originator                                                                                 Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1112(b) Significant Obligor                                                                     Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1114 Credit Enhancement Provider                                                                Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any 1115 Derivative Counterparty Provider                                                           Depositor
------------------------------------------------------------------------------------------------------------------------------------
Any other 1101(d)(1) material party                                                                 Depositor
------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT T

                         FORM 8-K DISCLOSURE INFORMATION

------------------------------------------------------------------------------------------------------------------------------------
                                                   FORM 8-K DISCLOSURE INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
                             Item on Form 8-K                                                     Party Responsible
------------------------------------------------------------------------------------------------------------------------------------
           Item 1.01- Entry into a Material Definitive Agreement                       The party to this Agreement entering into
                                                                                          such material definitive agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
------------------------------------------------------------------------------------------------------------------------------------
         Item 1.02- Termination of a Material Definitive Agreement                       The party to this Agreement requesting
                                                                                      termination of a material definitive agreement
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.
------------------------------------------------------------------------------------------------------------------------------------
                   Item 1.03- Bankruptcy or Receivership                                               Depositor

Disclosure is required regarding the bankruptcy or receivership, with respect to any of the following:

------------------------------------------------------------------------------------------------------------------------------------
Sponsors (Seller)                                                                                      Depositor
------------------------------------------------------------------------------------------------------------------------------------
Depositor                                                                                              Depositor
------------------------------------------------------------------------------------------------------------------------------------
Trustee                                                                                                 Trustee
------------------------------------------------------------------------------------------------------------------------------------
Significant Obligor                                                                                    Depositor
------------------------------------------------------------------------------------------------------------------------------------
Credit Enhancer (10% or more)                                                                          Depositor
------------------------------------------------------------------------------------------------------------------------------------
Derivative Counterparty                                                                                Depositor
------------------------------------------------------------------------------------------------------------------------------------
     Item 2.04- Triggering Events that Accelerate or Increase a Direct                                 Depositor
     Financial Obligation or an Obligation under an Off-Balance Sheet                                   Trustee
                                Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.
------------------------------------------------------------------------------------------------------------------------------------
      Item 3.03- Material Modification to Rights of Security Holders                              Trustee/Depositor

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Trust Agreement.
------------------------------------------------------------------------------------------------------------------------------------
  Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of                              Depositor
                                Fiscal Year
Disclosure is required of any amendment "to the governing documents of the issuing entity."
------------------------------------------------------------------------------------------------------------------------------------
          Item 6.01- ABS Informational and Computational Material                                      Depositor
------------------------------------------------------------------------------------------------------------------------------------
                 Item 6.02- Change of Servicer or Trustee                                         Depositor/Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.
------------------------------------------------------------------------------------------------------------------------------------
Reg AB disclosure about any new servicer or master servicer is also                                    Depositor
required.
------------------------------------------------------------------------------------------------------------------------------------
Reg AB disclosure about any new Trustee is also required.                                               Trustee
------------------------------------------------------------------------------------------------------------------------------------
Item 6.03- Change in Credit Enhancement or External Support Covers termination                    Depositor/Trustee
of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
------------------------------------------------------------------------------------------------------------------------------------
Reg AB disclosure about any new enhancement provider is also required.                                 Depositor
------------------------------------------------------------------------------------------------------------------------------------
            Item 6.04- Failure to Make a Required Distribution                                          Trustee
------------------------------------------------------------------------------------------------------------------------------------
               Item 6.05- Securities Act Updating Disclosure                                           Depositor
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
------------------------------------------------------------------------------------------------------------------------------------
If there are any new servicers or originators required to be disclosed                                 Depositor
under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.
------------------------------------------------------------------------------------------------------------------------------------
                       Item 7.01- Reg FD Disclosure                                                    Depositor
------------------------------------------------------------------------------------------------------------------------------------
                          Item 8.01- Other Events                                                      Depositor

Any event, with respect to which information is not otherwise called for in
Form 8-K, that the registrant deems of importance to certificateholders.
------------------------------------------------------------------------------------------------------------------------------------
               Item 9.01- Financial Statements and Exhibits                           Party responsible for reporting/disclosing
                                                                                          the financial statement or exhibit
------------------------------------------------------------------------------------------------------------------------------------

                                  EXHIBIT U

                      ADDITIONAL DISCLOSURE NOTIFICATION

BCAP LLC
200 Park Avenue
New York, New York  10166
Attention:  [_________]

**SEND VIA EMAIL TO DBSec.Notifications@db.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW

Deutsche Bank National Trust Company, as trustee
1761 St. Andrew Place
Santa Ana, California  92705
Email: DBSec.Notifications@db.com

Attn.: Trust & Securities Services- BCAP 2007-AA3

      Re:   RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required
            -------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 8.15 of the Trust Agreement, dated as of May 1, 2007, between BCAP LLC, as depositor, Wells Fargo Bank, N.A., as custodian and Deutsche Bank National Trust Company, as trustee. The undersigned, as [____], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:
------------------------------------------------------------




List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:
--------------------------------------------------------------------




            Any inquiries related to this notification should be directed to [____], phone number: [____]; email address: [____].


                                       [NAME OF PARTY],
                                          as [role]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT V

                                AMENDMENT REG AB


                                AMENDMENT REG AB
   TO THE MASTER MORTGAGE LOAN PURCHASE AGREEMENT AND THE SERVICING AGREEMENT

            This is Amendment Reg AB ("Amendment Reg AB"), dated as of August 30, 2006, by and between Barclays Bank PLC (the "Purchaser") and Countrywide Home Loans, Inc. (the "Company"), to that certain Master Mortgage Loan Purchase Agreement (the "Purchase Agreement") and that certain Servicing Agreement (the "Servicing Agreement"), each dated as of August 30, 2006 and each by and between the Company and the Purchaser (as amended, modified or supplemented, the "Existing Agreements").

                              W I T N E S S E T H:

            WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreements be amended to reflect agreed upon revisions to the terms of the Existing Agreements.

            Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreements are hereby amended as follows:

            1. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreements. The Existing Agreements are hereby amended by adding the following definitions in their proper alphabetical order:

            Commission: The United States Securities and Exchange Commission.

            Company Information: As defined in Section 2(g)(i)(A)(1).

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Master Servicer: With respect to any Securitization Transaction, the "master servicer," if any, identified in the related transaction documents.

            Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were either (x) originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines or (y) individually re-underwritten by the Company to the Designated Guidelines at the time such Mortgage Loans were acquired by the Company; (ii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iii) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that either Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company or the Mortgage Loans purchased by the Company substantially comply with the Designated Guidelines.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreement: An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated mortgage-backed securities or (2) an issuance of publicly offered, rated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Servicer: As defined in Section 2(c)(iii).

            Servicing Criteria: The "servicing criteria" set forth in
Item 1122(d) of Regulation AB, as such may be amended from time to time.

            Static Pool Information: Static pool information as described in
Item 1105.

            Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

            Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term "Subservicer" shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any "back-up servicer" or trustee performing servicing functions on behalf of a Securitization Transaction.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            2. The Purchaser and the Company agree that the Existing Agreements is hereby amended by adding the following provisions:

            (a) Intent of the Parties; Reasonableness. The Purchaser and the Company acknowledge and agree that the purpose of Article 2 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, and agrees to negotiate in good faith with the Purchaser or any Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, and any parties or items identified in writing by the Purchaser, including, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans necessary in order to effect such compliance.

            The Purchaser agrees that it will cooperate with the Company and provide sufficient and timely notice of any information requirements pertaining to a Securitization Transaction. The Purchaser will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

            (b) Additional Representations and Warranties of the Company.

                  (i) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2(c) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;
            (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions required to be disclosed under Item 1119 between the Company and any of the parties listed in Section 2(c)(i)(D)(1)-(9) which are identified in writing by the Purchaser or Depositor in advance of the Securitization Transaction pursuant to Section 2(c)(i)(D) of this Amendment Reg AB.

                  (ii) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2(c), the Company shall, within ten Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            (c) Information to Be Provided by the Company. In connection with any Securitization Transaction the Company shall (1) within ten Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraphs (i), (ii),
(iii) and (vi) of this Section 2(c), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

                  (i) If so requested by the Purchaser or any Depositor, the
            Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), or
            (y) as applicable, each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                        (A) the originator's form of organization;

                        (B) to the extent material, a description of the
                  originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; if material, information regarding the size and composition of the originator's origination portfolio; and information that may be material to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                        (C) a brief description of any material legal or
                  governmental proceedings pending (or known to be contemplated by a governmental authority) against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

                        (D) a description of any affiliation or relationship
                  between the Company, each Third-Party Originator, if applicable, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing within ten days in advance of such Securitization
                  Transaction:

                              (1) any servicer;
                              (2) any trustee;
                              (3) any originator;
                              (4) any significant obligor;
                              (5) any enhancement or support provider; and
                              (6) any other material transaction party.

                  (ii) If so requested by the Purchaser or any Depositor, and required by Regulation AB, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), and/or (b) as applicable, each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or, if applicable, the Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator, as applicable) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format mutually agreed upon by the Purchaser and the Company; provided, however, that to the extent the Company provides Static Pool Information via weblink, the Company agrees to comply with the applicable provisions of Rule 312(a)(2),
            (a)(3), and (a)(4) of Regulation S-T under the Act.

                  Promptly following notice or discovery of a material error, as determined in the Company's judgment, in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph) during the applicable offering period for the securities, the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

                  If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), procedures letters of certified public accountants pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or, if applicable, Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which shall be limited to any Sponsor, any Depositor, any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction or any other party that is reasonably and customarily entitled to receive such statements and letters in a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

                  (iii) If reasonably requested by the Purchaser or any
            Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

                        (A) the Servicer's form of organization;

                        (B) a description of how long the Servicer has been
                  servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                              (1) whether any prior securitizations of mortgage
                        loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

                              (2) the extent of outsourcing the Servicer
                        utilizes;

                              (3) whether there has been previous disclosure of
                        material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                              (4) whether the Servicer has been terminated as
                        servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                              (5) such other information as the Purchaser or any
                        Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

                        (C) a description of any material changes during the
                  three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                        (D) information regarding the Servicer's financial
                  condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                        (E) information regarding advances made by the Servicer
                  on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                        (F) a description of the Servicer's processes and
                  procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                        (G) a description of the Servicer's processes for
                  handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                        (H) information as to how the Servicer defines or
                  determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

                  (iv) For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and, if applicable, any Third-Party Originator to) (a) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of the Company, (2) the Company's entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company's obligations under the Agreement or any Reconstitution Agreement that qualifies as an "entry into a material definitive agreement" under Item 1.01 of the form 8-K, (3) any Event of Default under the terms of the Agreement or any Reconstitution Agreement to the extent not known by such Purchaser, Master Servicer or Depositor and (4) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third Party Originator.

                  (v) As a condition to the succession to the Company or any
            Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person
            (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

                  (vi) The Company shall provide to the Purchaser and any
            Depositor a description of any affiliation or relationship required to be disclosed under Item 1119 of Regulation AB between the Company and any of the parties listed in Items 1119 (a)(1)-(6) of Regulation AB that develops following the closing date of a Securitization Transaction (other than an affiliation or relationship that the Purchaser, the Depositor or the issuing entity is required to disclose under Item 1119 of Regulation AB) no later than 15 calendar days prior to the date the Depositor is required to file its Form 10 K disclosing such affiliation or relationship. For purposes of the foregoing, the Company (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to the Company pursuant to clause (D) of paragraph
            (i) of this Section 2(c), and (3) shall be entitled to rely upon any written identification of parties provided by the Depositor, the Purchaser or any master servicer.

                  (vii) Not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D :

                  (a) any material modifications, extensions or waivers of
            Mortgage Loan terms, fees, penalties or payments during the distribution period;

                  (b) material breaches of Mortgage Loan representations or
            warranties or transaction covenants under the Existing Agreements, as amended herein; and

                  (c) information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases) and with respect to a mortgage loan that the Company has substituted as a replacement for a Mortgage Loan ("Substituted Mortgage Loan"), the origination, underwriting and, if applicable, other Company criteria for the acquisition or selection of such Substituted Mortgage Loan.

            (d) Servicer Compliance Statement. On or before March 5 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, the Master Servicer and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company's servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and
      (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its servicing obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

            (e) Report on Assessment of Compliance and Attestation.

                  (i) On or before March 5 of each calendar year, commencing in
            2007, the Company shall:

                        (A) deliver to the Purchaser, the Master Servicer and
                  any Depositor a report regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer);

                        (B) deliver to the Purchaser, the Master Servicer and
                  any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

                        (C) if required by Regulation AB, cause each Subservicer
                  and each Subcontractor determined by the Company pursuant to
                  Section 2(f)(ii) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (each, a "Participating Entity"), to deliver to the Purchaser, the Master Servicer and any Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and (ii) of this Section 2(e); and

                        (D) deliver or cause each Subservicer and Subcontractor
                  described in Section 2(e)(i)(C) above to deliver to the Purchaser, the Master Servicer, Depositor or any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction, a certification signed by an appropriate officer of the Company, in the form attached hereto as Exhibit B; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

            The Company acknowledges that the party identified in clause (i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

                  (ii) Each assessment of compliance provided by a Subservicer pursuant to Section 2(e)(i)(A) shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer) delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2(f).

            If reasonably requested by the Purchaser or the Master Servicer, the Company shall provide to the Purchaser or the Master Servicer, evidence of the authorization of the person signing any certification or statement provided pursuant to this Amendment Reg AB.

            (f) Use of Subservicers and Subcontractors.

            The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (i) of this Subsection (f). The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

                  (i) It shall not be necessary for the Company to seek the
            consent of the Purchaser, the Master Servicer or any Depositor to the utilization of any Subservicer. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Agreement, and to provide the information required with respect to such Subservicer under Section 2(c)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2(e) as and when required to be delivered.

                  (ii) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall promptly upon request provide to the Purchaser or any Depositor (or any designee of the Depositor, such as a master servicer or administrator) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor,
            (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B)of this paragraph.

            The Company shall cause any such Participating Entity used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 2(e) of this Agreement. The Company shall be responsible for obtaining from each Participating Entity and delivering to the Purchaser, the Master Servicer and any Depositor any assessment of compliance and attestation and certificate required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

            (g) Indemnification; Remedies.

                  (i) The Company shall indemnify the Purchaser and the
            Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                        (A)(1) any untrue statement of a material fact contained
                  or alleged to be contained in any information, report, certification or other material provided in written or electronic form under this Amendment Reg AB by or on behalf of the Company (including any Static Pool Information provided by the Company pursuant to Section 2(c)(ii)), or provided under this Amendment Reg AB by or on behalf of any Subservicer, Participating Entity or, if applicable, Third-Party Originator (collectively, the "Company Information"), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                        (B) any failure by the Company, any Subservicer, any
                  Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to Section 2(f)(ii) any Participating Entity; or

                        (C) any breach by the Company of a representation or
                  warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to Section 2(b)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing pursuant to under
                  Section 2(b)(ii) to the extent made as of a date subsequent to such closing date; or

                        (D) the Company's failure to comply with applicable
                  provisions of Rule 312(a)(2), (a)(3), and (a)(4) of Regulation S-T under the Act.

            In the case of any failure of performance described in clause (i)(B) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Participating Entity or any Third-Party Originator.

                  (ii) (A) Any failure by the Company, any Subservicer, any
            Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, which continues unremedied for three Business Days after receipt by the Company and the applicable Subservicer, Subcontractor, or Third-Party Originator, so long as their addresses for notices have been provided in writing previously to the Purchaser or the Depositor, of written notice of such failure from the Purchaser or Depositor shall, except as provided in clause (B) of this paragraph, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement related thereto without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement related thereto to the contrary) of any compensation to the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                        (B) Any failure by the Company, any Subservicer or any
                  Participating Entity to deliver any information, report, certification or accountants' letter required under Regulation AB when and as required under Section 2(d) or 2(e), including any failure by the Company to identify a Participating Entity, which continues unremedied for nine calendar days after receipt by the Company of written notice of such failure from the Purchaser or Depositor (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 2(d) or 2(e); provided, however the Company shall have received such written notice of such failure at least 5 Business Days prior to such Due Date) shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                        (C) The Company shall promptly reimburse the Purchaser
                  (or any affected designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Company, the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

                  (iii) The Purchaser agrees to indemnify and hold harmless the
            Company, any Subservicer, any Participating Entity, and, if applicable, any Third-Party Originator, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers and employees of each of the foregoing from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the Commission or the omission or alleged omission to state in any filing with the Commission a material fact required to be stated or necessary to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission relates to any filing with the Commission other than the Company Information. [Still open]

                  (iv) The indemnification obligations provided for in Section
            2(g) shall survive the termination of this Amendment Reg AB or the termination of any party to this Amendment Reg AB.

            3. Notwithstanding any other provision of this Amendment Reg AB, the Company shall seek the consent of the Purchaser for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the Existing Agreements.

            4. The Servicing Agreement is hereby amended by adding the Exhibit attached hereto as Exhibit A to the end thereto. References in this Amendment Reg AB to "this Agreement" or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreements as amended by this Amendment Reg AB. Except as expressly amended and modified by this Amendment Reg AB, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the Existing Agreements, this Amendment Reg AB shall control.

            5. This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement. This Amendment Reg AB will become effective as of the date first mentioned above. This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       BARCLAYS BANK PLC
                                          Purchaser

                                       By:____________________________________
                                          Name:
                                          Title:



                                       COUNTRYWIDE HOME LOANS, INC.
                                          Company

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

            The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as "Applicable Servicing Criteria":

                                                                                        Applicable
                                Servicing Criteria                                  Servicing Criteria

    Reference                                 Criteria

                                  General Servicing Considerations
1122(d)(1)(i)      Policies and procedures are instituted to monitor any
                   performance or other triggers and events of default in
                   accordance with the transaction agreements.                              X

1122(d)(1)(ii)     If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing
                   activities.                                                              X

1122(d)(1)(iii)    Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

1122(d)(1)(iv)     A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function
                   throughout the reporting period in the amount of coverage
                   required by and otherwise in accordance with the terms of the            X
                   transaction agreements.

                                 Cash Collection and Administration

1122(d)(2)(i)      Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other
                   number of days specified in the transaction agreements.                  X

1122(d)(2)(ii)     Disbursements made via wire transfer on behalf of an obligor             X
                   or to an investor are made only by authorized personnel.

1122(d)(2)(iii)    Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as
                   specified in the transaction agreements.                                 X

1122(d)(2)(iv)     The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                   overcollateralization, are separately maintained (e.g., with             X
                   respect to commingling of cash) as set forth in the
                   transaction agreements.

1122(d)(2)(v)      Each custodial account is maintained at a federally insured depository institution as set forth in the transaction
                   agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets
                   the requirements of Rule 13k-1(b)(1) of the Securities                   X
                   Exchange Act.

1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized            X
                   access.

1122(d)(2)(vii)    Reconciliations are prepared on a monthly basis for all
                   asset-backed securities related bank accounts, including
                   custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction
                   agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items
                   are resolved within 90 calendar days of their original                   X
                   identification, or such other number of days specified in the transaction agreements.

                                 Investor Remittances and Reporting

1122(d)(3)(i)      Reports to investors, including those to be filed with the
                   Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.
                   Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction
                   agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C)
                   are filed with the Commission as required by its rules and
                   regulations; and (D) agree with investors' or the trustee's              X
                   records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)     Amounts due to investors are allocated and remitted in
                   accordance with timeframes, distribution priority and other
                   terms set forth in the transaction agreements.                           X

1122(d)(3)(iii)    Disbursements made to an investor are posted within two
                   business days to the Servicer's investor records, or such                X
                   other number of days specified in the transaction agreements.

1122(d)(3)(iv)     Amounts remitted to investors per the investor reports agree
                   with cancelled checks, or other form of payment, or custodial            X
                   bank statements.

                                      Pool Asset Administration

1122(d)(4)(i)      Collateral or security on mortgage loans is maintained as
                   required by the transaction agreements or related mortgage
                   loan documents.                                                          X

1122(d)(4)(ii)     Mortgage loan and related documents are safeguarded as                   X
                   required by the transaction agreements

1122(d)(4)(iii)    Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions
                   or requirements in the transaction agreements.                           X

1122(d)(4)(iv)     Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days
                   specified in the transaction agreements, and allocated to
                   principal, interest or other items (e.g., escrow) in                     X
                   accordance with the related mortgage loan documents.

1122(d)(4)(v)      The Servicer's records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid
                   principal balance.                                                       X

1122(d)(4)(vi)     Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in
                   accordance with the transaction agreements and related pool              X
                   asset documents.

1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and
                   concluded in accordance with the timeframes or other                     X
                   requirements established by the transaction agreements.

1122(d)(4)(viii)   Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for
                   example, phone calls, letters and payment rescheduling plans             X
                   in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)     Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related
                   mortgage loan documents.                                                 X

1122(d)(4)(x)      Regarding any funds held in trust for an obligor (such as
                   escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the
                   transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned
                   to the obligor within 30 calendar days of full repayment of              X
                   the related mortgage loans, or such other number of days
                   specified in the transaction agreements.

1122(d)(4)(xi)     Payments made on behalf of an obligor (such as tax or
                   insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to
                   these dates, or such other number of days specified in the               X
                   transaction agreements.

1122(d)(4)(xii)    Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment
                   was due to the obligor's error or omission.                              X

1122(d)(4)(xiii)   Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the
                   servicer, or such other number of days specified in the                  X
                   transaction agreements.

1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are
                   recognized and recorded in accordance with the transaction
                   agreements.                                                              X

1122(d)(4)(xv)     Any external enhancement or other support, identified in Item
                   1114(a)(1) through (3) or Item 1115 of Regulation AB, is
                   maintained as set forth in the transaction agreements.

                                    [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                    Date:_______________________________________

                                       By:______________________________________
                                          Name:
                                          Title:

                                    EXHIBIT B

                          FORM OF ANNUAL CERTIFICATION

      Re: The [__] agreement dated as of [__], 200[_] (the "Agreement"), among [IDENTIFY PARTIES]

            I, ________________________________, the _______________________ of
Countrywide Home Loans, Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

            (1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and
      Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[_] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Agreement (collectively, the "Company Servicing Information");

            (2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

            (3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

            (4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

                           [Intentionally Left Blank]

            (5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by each Subservicer and Participating Entity pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

                                       Date:__________________________________

                                       By:____________________________________
                                          Name:
                                          Title:

                                AMENDMENT REG AB
   TO THE MASTER MORTGAGE LOAN PURCHASE AGREEMENT AND THE SERVICING AGREEMENT

            This is Amendment Reg AB ("Amendment Reg AB"), dated as of February 26, 2007, by and between Sutton Funding LLC (the "Purchaser") and Countrywide Home Loans, Inc. (the "Company"), to that certain Master Mortgage Loan Purchase Agreement (the "Purchase Agreement") and that certain Servicing Agreement (the "Servicing Agreement"), each dated as of February 26, 2007 and each by and between the Company and the Purchaser (as amended, modified or supplemented, the "Existing Agreements").

                              W I T N E S S E T H:

            WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreements be amended to reflect agreed upon revisions to the terms of the Existing Agreements.

            Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreements are hereby amended as follows:

            1. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreements. The Existing Agreements are hereby amended by adding the following definitions in their proper alphabetical order:

            Commission: The United States Securities and Exchange Commission.

            Company Information: As defined in Section 2(g)(i)(A)(1).

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Master Servicer: With respect to any Securitization Transaction, the "master servicer," if any, identified in the related transaction documents.

            Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were either (x) originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines or (y) individually re-underwritten by the Company to the Designated Guidelines at the time such Mortgage Loans were acquired by the Company; (ii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iii) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that either Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company or the Mortgage Loans purchased by the Company substantially comply with the Designated Guidelines.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreement: An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated mortgage-backed securities or (2) an issuance of publicly offered, rated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Servicer: As defined in Section 2(c)(iii).

            Servicing Criteria: The "servicing criteria" set forth in
Item 1122(d) of Regulation AB, as such may be amended from time to time.

            Static Pool Information: Static pool information as described in
Item 1105.

            Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

            Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term "Subservicer" shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any "back-up servicer" or trustee performing servicing functions on behalf of a Securitization Transaction.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            2. The Purchaser and the Company agree that the Existing Agreements is hereby amended by adding the following provisions:

            (a) Intent of the Parties; Reasonableness. The Purchaser and the Company acknowledge and agree that the purpose of Article 2 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, and agrees to negotiate in good faith with the Purchaser or any Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, and any parties or items identified in writing by the Purchaser, including, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans necessary in order to effect such compliance.

            The Purchaser agrees that it will cooperate with the Company and provide sufficient and timely notice of any information requirements pertaining to a Securitization Transaction. The Purchaser will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

            (b) Additional Representations and Warranties of the Company.

                  (i) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2(c) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;
            (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions required to be disclosed under Item 1119 between the Company and any of the parties listed in Section 2(c)(i)(D)(1)-(9) which are identified in writing by the Purchaser or Depositor in advance of the Securitization Transaction pursuant to Section 2(c)(i)(D) of this Amendment Reg AB.

                  (ii) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2(c), the Company shall, within ten Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            (c) Information to Be Provided by the Company. In connection with any Securitization Transaction the Company shall (1) within ten Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraphs (i), (ii),
(iii) and (vi) of this Section 2(c), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

                  (i) If so requested by the Purchaser or any Depositor, the
            Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), or
            (y) as applicable, each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                        (A) the originator's form of organization;

                        (B) to the extent material, a description of the
                  originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; if material, information regarding the size and composition of the originator's origination portfolio; and information that may be material to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                        (C) a brief description of any material legal or
                  governmental proceedings pending (or known to be contemplated by a governmental authority) against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

                        (D) a description of any affiliation or relationship
                  between the Company, each Third-Party Originator, if applicable, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing within ten days in advance of such Securitization
                  Transaction:

                              (1) any servicer;
                              (2) any trustee;
                              (3) any originator;
                              (4) any significant obligor;
                              (5) any enhancement or support provider; and
                              (6) any other material transaction party.

                  (ii) If so requested by the Purchaser or any Depositor, and required by Regulation AB, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), and/or (b) as applicable, each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or, if applicable, the Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator, as applicable) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format mutually agreed upon by the Purchaser and the Company; provided, however, that to the extent the Company provides Static Pool Information via weblink, the Company agrees to comply with the applicable provisions of Rule 312(a)(2),
            (a)(3), and (a)(4) of Regulation S-T under the Act.

                  Promptly following notice or discovery of a material error, as determined in the Company's judgment, in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph) during the applicable offering period for the securities, the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

                  If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), procedures letters of certified public accountants pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or, if applicable, Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which shall be limited to any Sponsor, any Depositor, any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction or any other party that is reasonably and customarily entitled to receive such statements and letters in a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

                  (iii) If reasonably requested by the Purchaser or any
            Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

                        (A) the Servicer's form of organization;

                        (B) a description of how long the Servicer has been
                  servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                              (1) whether any prior securitizations of mortgage
                        loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

                              (2) the extent of outsourcing the Servicer
                        utilizes;

                              (3) whether there has been previous disclosure of
                        material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                              (4) whether the Servicer has been terminated as
                        servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                              (5) such other information as the Purchaser or any
                        Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

                        (C) a description of any material changes during the
                  three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                        (D) information regarding the Servicer's financial
                  condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                        (E) information regarding advances made by the Servicer
                  on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                        (F) a description of the Servicer's processes and
                  procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                        (G) a description of the Servicer's processes for
                  handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                        (H) information as to how the Servicer defines or
                  determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

                  (iv) For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and, if applicable, any Third-Party Originator to) (a) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of the Company, (2) the Company's entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company's obligations under the Agreement or any Reconstitution Agreement that qualifies as an "entry into a material definitive agreement" under Item 1.01 of the form 8-K, (3) any Event of Default under the terms of the Agreement or any Reconstitution Agreement to the extent not known by such Purchaser, Master Servicer or Depositor and (4) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third Party Originator.

                  (v) As a condition to the succession to the Company or any
            Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person
            (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

                  (vi) The Company shall provide to the Purchaser and any
            Depositor a description of any affiliation or relationship required to be disclosed under Item 1119 of Regulation AB between the Company and any of the parties listed in Items 1119 (a)(1)-(6) of Regulation AB that develops following the closing date of a Securitization Transaction (other than an affiliation or relationship that the Purchaser, the Depositor or the issuing entity is required to disclose under Item 1119 of Regulation AB) no later than 15 calendar days prior to the date the Depositor is required to file its Form 10 K disclosing such affiliation or relationship. For purposes of the foregoing, the Company (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to the Company pursuant to clause (D) of paragraph
            (i) of this Section 2(c), and (3) shall be entitled to rely upon any written identification of parties provided by the Depositor, the Purchaser or any master servicer.

                  (vii) Not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D :

                  (a) any material modifications, extensions or waivers of
            Mortgage Loan terms, fees, penalties or payments during the distribution period;

                  (b) material breaches of Mortgage Loan representations or
            warranties or transaction covenants under the Existing Agreements, as amended herein; and

                  (c) information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases) and with respect to a mortgage loan that the Company has substituted as a replacement for a Mortgage Loan ("Substituted Mortgage Loan"), the origination, underwriting and, if applicable, other Company criteria for the acquisition or selection of such Substituted Mortgage Loan.

            (d) Servicer Compliance Statement. On or before March 5 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, the Master Servicer and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company's servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its servicing obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

            (e) Report on Assessment of Compliance and Attestation.

                  (i) On or before March 5 of each calendar year, commencing in
            2007, the Company shall:

                        (A) deliver to the Purchaser, the Master Servicer and
                  any Depositor a report regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer);

                        (B) deliver to the Purchaser, the Master Servicer and
                  any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

                        (C) if required by Regulation AB, cause each Subservicer
                  and each Subcontractor determined by the Company pursuant to
                  Section 2(f)(ii) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (each, a "Participating Entity"), to deliver to the Purchaser, the Master Servicer and any Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and (ii) of this Section 2(e); and

                        (D) deliver or cause each Subservicer and Subcontractor
                  described in Section 2(e)(i)(C) above to deliver to the Purchaser, the Master Servicer, Depositor or any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction, a certification signed by an appropriate officer of the Company, in the form attached hereto as Exhibit B; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

            The Company acknowledges that the party identified in clause (i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

                  (ii) Each assessment of compliance provided by a Subservicer pursuant to Section 2(e)(i)(A) shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer) delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2(f).

            If reasonably requested by the Purchaser or the Master Servicer, the Company shall provide to the Purchaser or the Master Servicer, evidence of the authorization of the person signing any certification or statement provided pursuant to this Amendment Reg AB.

            (f) Use of Subservicers and Subcontractors.

            The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (i) of this Subsection (f). The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

                  (i) It shall not be necessary for the Company to seek the
            consent of the Purchaser, the Master Servicer or any Depositor to the utilization of any Subservicer. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Agreement, and to provide the information required with respect to such Subservicer under Section 2(c)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2(e) as and when required to be delivered.

                  (ii) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall promptly upon request provide to the Purchaser or any Depositor (or any designee of the Depositor, such as a master servicer or administrator) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor,
            (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B)of this paragraph.

            The Company shall cause any such Participating Entity used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 2(e) of this Agreement. The Company shall be responsible for obtaining from each Participating Entity and delivering to the Purchaser, the Master Servicer and any Depositor any assessment of compliance and attestation and certificate required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

            (g) Indemnification; Remedies.

                  (i) The Company shall indemnify the Purchaser and the
            Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                        (A)(1) any untrue statement of a material fact contained
                  or alleged to be contained in any information, report, certification or other material provided in written or electronic form under this Amendment Reg AB by or on behalf of the Company (including any Static Pool Information provided by the Company pursuant to Section 2(c)(ii)), or provided under this Amendment Reg AB by or on behalf of any Subservicer, Participating Entity or, if applicable, Third-Party Originator (collectively, the "Company Information"), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                        (B) any failure by the Company, any Subservicer, any
                  Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to Section 2(f)(ii) any Participating Entity; or

                        (C) any breach by the Company of a representation or
                  warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to Section 2(b)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing pursuant to under
                  Section 2(b)(ii) to the extent made as of a date subsequent to such closing date; or

                        (D) the Company's failure to comply with applicable
                  provisions of Rule 312(a)(2), (a)(3), and (a)(4) of Regulation S-T under the Act.

            In the case of any failure of performance described in clause (i)(B) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Participating Entity or any Third-Party Originator.

                  (ii) (A) Any failure by the Company, any Subservicer, any
            Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, which continues unremedied for three Business Days after receipt by the Company and the applicable Subservicer, Subcontractor, or Third-Party Originator, so long as their addresses for notices have been provided in writing previously to the Purchaser or the Depositor, of written notice of such failure from the Purchaser or Depositor shall, except as provided in clause (B) of this paragraph, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement related thereto without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement related thereto to the contrary) of any compensation to the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                        (B) Any failure by the Company, any Subservicer or any
                  Participating Entity to deliver any information, report, certification or accountants' letter required under Regulation AB when and as required under Section 2(d) or 2(e), including any failure by the Company to identify a Participating Entity, which continues unremedied for nine calendar days after receipt by the Company of written notice of such failure from the Purchaser or Depositor (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 2(d) or 2(e); provided, however the Company shall have received such written notice of such failure at least 5 Business Days prior to such Due Date) shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                        (C) The Company shall promptly reimburse the Purchaser
                  (or any affected designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Company, the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

                  (iii) The Purchaser agrees to indemnify and hold harmless the
            Company, any Subservicer, any Participating Entity, and, if applicable, any Third-Party Originator, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers and employees of each of the foregoing from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the Commission or the omission or alleged omission to state in any filing with the Commission a material fact required to be stated or necessary to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission relates to any filing with the Commission other than the Company Information.

                  (iv) The indemnification obligations provided for in Section
            2(g) shall survive the termination of this Amendment Reg AB or the termination of any party to this Amendment Reg AB.

            3. Notwithstanding any other provision of this Amendment Reg AB, the Company shall seek the consent of the Purchaser for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the Existing Agreements.

            4. The Servicing Agreement is hereby amended by adding the Exhibit attached hereto as Exhibit A to the end thereto. References in this Amendment Reg AB to "this Agreement" or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreements as amended by this Amendment Reg AB. Except as expressly amended and modified by this Amendment Reg AB, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the Existing Agreements, this Amendment Reg AB shall control.

            5. This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement. This Amendment Reg AB will become effective as of the date first mentioned above. This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

                           [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       SUTTON FUNDING LLC
                                          Purchaser

                                       By:____________________________________
                                          Name:
                                          Title:

                                       COUNTRYWIDE HOME LOANS, INC.
                                          Company

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

            The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as "Applicable Servicing Criteria":

                                                                                        Applicable
                                Servicing Criteria                                  Servicing Criteria

    Reference                                 Criteria

                                  General Servicing Considerations
1122(d)(1)(i)      Policies and procedures are instituted to monitor any
                   performance or other triggers and events of default in
                   accordance with the transaction agreements.                              X

1122(d)(1)(ii)     If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing
                   activities.                                                              X

1122(d)(1)(iii)    Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

1122(d)(1)(iv)     A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function
                   throughout the reporting period in the amount of coverage
                   required by and otherwise in accordance with the terms of the            X
                   transaction agreements.

                                 Cash Collection and Administration

1122(d)(2)(i)      Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other
                   number of days specified in the transaction agreements.                  X

1122(d)(2)(ii)     Disbursements made via wire transfer on behalf of an obligor             X
                   or to an investor are made only by authorized personnel.

1122(d)(2)(iii)    Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as
                   specified in the transaction agreements.                                 X

1122(d)(2)(iv)     The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                   overcollateralization, are separately maintained (e.g., with             X
                   respect to commingling of cash) as set forth in the
                   transaction agreements.

1122(d)(2)(v)      Each custodial account is maintained at a federally insured depository institution as set forth in the transaction
                   agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets
                   the requirements of Rule 13k-1(b)(1) of the Securities                   X
                   Exchange Act.

1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized            X
                   access.

1122(d)(2)(vii)     Reconciliations are prepared on a monthly basis for all
                   asset-backed securities related bank accounts, including
                   custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction
                   agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items
                   are resolved within 90 calendar days of their original                   X
                   identification, or such other number of days specified in the transaction agreements.

                                 Investor Remittances and Reporting

1122(d)(3)(i)      Reports to investors, including those to be filed with the
                   Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.
                   Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction
                   agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C)
                   are filed with the Commission as required by its rules and
                   regulations; and (D) agree with investors' or the trustee's              X
                   records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)     Amounts due to investors are allocated and remitted in
                   accordance with timeframes, distribution priority and other
                   terms set forth in the transaction agreements.                           X

1122(d)(3)(iii)    Disbursements made to an investor are posted within two
                   business days to the Servicer's investor records, or such                X
                   other number of days specified in the transaction agreements.

1122(d)(3)(iv)     Amounts remitted to investors per the investor reports agree
                   with cancelled checks, or other form of payment, or custodial            X
                   bank statements.

                                      Pool Asset Administration

1122(d)(4)(i)       Collateral or security on mortgage loans is maintained as
                   required by the transaction agreements or related mortgage
                   loan documents.                                                          X

1122(d)(4)(ii)     Mortgage loan and related documents are safeguarded as                   X
                   required by the transaction agreements

1122(d)(4)(iii)    Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions
                   or requirements in the transaction agreements.                           X

1122(d)(4)(iv)     Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days
                   specified in the transaction agreements, and allocated to
                   principal, interest or other items (e.g., escrow) in                     X
                   accordance with the related mortgage loan documents.

1122(d)(4)(v)      The Servicer's records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid
                   principal balance.                                                       X

1122(d)(4)(vi)     Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in
                   accordance with the transaction agreements and related pool              X
                   asset documents.

1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and
                   concluded in accordance with the timeframes or other                     X
                   requirements established by the transaction agreements.

1122(d)(4)(viii)   Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for
                   example, phone calls, letters and payment rescheduling plans             X
                   in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)     Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related
                   mortgage loan documents.                                                 X

1122(d)(4)(x)      Regarding any funds held in trust for an obligor (such as
                   escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the
                   transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned
                   to the obligor within 30 calendar days of full repayment of              X
                   the related mortgage loans, or such other number of days
                   specified in the transaction agreements.

1122(d)(4)(xi)     Payments made on behalf of an obligor (such as tax or
                   insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to
                   these dates, or such other number of days specified in the               X
                   transaction agreements.

1122(d)(4)(xii)    Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment
                   was due to the obligor's error or omission.                              X

1122(d)(4)(xiii)   Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the
                   servicer, or such other number of days specified in the                  X
                   transaction agreements.

1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are
                   recognized and recorded in accordance with the transaction
                   agreements.                                                              X

1122(d)(4)(xv)     Any external enhancement or other support, identified in Item
                   1114(a)(1) through (3) or Item 1115 of Regulation AB, is
                   maintained as set forth in the transaction agreements.

                                       [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                       Date:__________________________________

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT B

                          FORM OF ANNUAL CERTIFICATION

      Re: The [__] agreement dated as of [__], 200[_] (the "Agreement"), among [IDENTIFY PARTIES]

            I, ________________________________, the _______________________ of
Countrywide Home Loans, Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

            (1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and
      Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[_] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Agreement (collectively, the "Company Servicing Information");

            (2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

            (3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

            (4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

                           [Intentionally Left Blank]

            (5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by each Subservicer and Participating Entity pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

                                       Date:__________________________________

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT W

                              REPRESENTATION LETTER


                                   SIDE LETTER

            THIS AGREEMENT, dated as of May 31, 2007 (the "Agreement") is entered into between Barclays Bank PLC ("BBPLC") and BCAP LLC (the "Depositor").

                                    RECITALS

            WHEREAS, reference is made to the Trust Agreement, dated as of May 1, 2007 (the "Trust Agreement"), among the Depositor, Deutsche Bank National Trust Company, as trustee (the "Trustee"), and Wells Fargo Bank, N. A., as custodian.

            WHEREAS, pursuant to the Seller's Warranties and Servicing Agreement, dated as of March 1, 2007, between BBPLC, as purchaser, and Wells Fargo Bank, N. A. ("Wells Fargo"), as seller, Wells Fargo has made representations and warranties regarding the Group I Mortgage Loans (as defined in the Trust Agreement) as of the date specified therein (the "Wells Fargo Original Sale Date").

            WHEREAS, pursuant to the Master Mortgage Loan Purchase Agreement, dated as of August 30, 2006, between BBPLC, as purchaser, and Countrywide Home Loans, Inc. ("CHL"), as seller (the "Countrywide August Agreement"), CHL has made representations and warranties regarding the Group II Mortgage Loans (as defined in the Trust Agreement) as of the date specified therein (the "Countrywide Original Sale Date").

            WHEREAS, pursuant to the Master Mortgage Loan Purchase Agreement, dated as of February 26, 2007, between Sutton Funding LLC ("Sutton"), as purchaser, and CHL, as seller (together with the Countrywide August Agreement, the "Countrywide Agreements"), CHL has made representations and warranties regarding the Group II Mortgage Loans (as defined in the Trust Agreement) as of the Countrywide Original Sale Date.

            WHEREAS, pursuant to the Bill of Sale, dated as of May 31, 2007 (the "BPPLC Bill of Sale"), between the Depositor and BPPLC and the Bill of Sale, dated as of May 31, 2007 (the "Sutton Bill of Sale"), between the Depositor and Sutton, BPPLC and Sutton sold the Mortgage Loans to the Depositor.

            WHEREAS, BBPLC is the administrator of Sutton.

            NOW, THEREFORE, the parties hereto agree as follows:

                                   Definitions

            Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Trust Agreement.

                     Representations and Warranties of BBPLC

            With respect to the Group I Mortgage Loans, BBPLC hereby represents to the Depositor that, to the best of its knowledge, no event has occurred since the applicable Wells Fargo Original Sale Date that would render the representations and warranties made by Wells Fargo in paragraphs (a) through
(j), (l), (m), (n), (o) (aa), (bb) and (mm) of Section 3.02 of the Wells Fargo Agreement to be untrue in any material respect as of the Closing Date.

            With respect to the Group II Mortgage Loans, BBPLC hereby represents to the Depositor that, to the best of its knowledge, no event has occurred since the applicable Countrywide Original Sale Date that would render the representations and warranties made by CHL in paragraphs (a) through (j), (l),
(m), (n), (o), (aa), (bb) and (mm) of Section 3.02 of the Countrywide Agreements to be untrue in any material respect as of the Closing Date.

            In addition, BBPLC hereby represents to the Depositor that:

            (i) No Mortgage Loan is a Mortgage Loan categorized as "High Cost" or "Covered" pursuant to Appendix E of Standard & Poor's Glossary. No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

            (ii) Each loan at the time it was made complied in all material respects with applicable local, state and federal laws, including, but not limited to, all applicable predatory and abusive lending laws.

                          Repurchase of Mortgage Loans

            In the event of a breach by BBPLC of its representations and warranties above that materially and adversely affects Certificateholders, BBPLC shall repurchase each such Mortgage Loan within 60 days of the earlier of discovery or receipt of notice of breach with respect to each such Mortgage Loan at the Repurchase Price set forth in the Trust Agreement.

                             Third-Party Beneficiary

            This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Trustee and its successors and assigns under the Trust Agreement shall be a third-party beneficiary to the provisions of this Agreement, and shall be entitled to rely upon and directly to enforce such provisions of this Agreement, except as expressly limited by the terms hereof. Except as expressly stated otherwise herein or in the Trust Agreement, any right of the Trustee to direct, appoint, consent to, approve of, or take any action under this Agreement, shall be a right exercised by the Trustee in its sole and absolute discretion.

                                  Governing Law

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                                  Counterparts

            This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

                                   Amendments

            This Agreement may be amended from time to time by BBPLC and the Depositor, with the prior written consent of the Trustee.

                            [SIGNATURE PAGE FOLLOWS]

            Executed as of the day and year first above written.

                                       BARCLAY BANK PLC

                                       By: /s/ Jay Kim
                                          ------------------------------------
                                          Name:  Jay Kim
                                          Title: Managing Director

                                       BCAP LLC

                                       By: /s/ Scott Wede
                                          ------------------------------------
                                          Name:  Scott Wede
                                          Title: Vice President &
                                                 Chief Accounting Officer